As filed with the Securities and Exchange Commission on May
13
, 2026.
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IQM Finland Oy
(Exact Name of Registrant as Specified in Its Charter)

N/A
(Translation of Registrant’s Name into English)

Republic of Finland	7374	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Keilaranta 19
FI-02150 Espoo
Finland
Tel: +358 505 696 439
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Office)

IQM US Inc.
800 North State Street, Suite 304
Dover,
DE
19901
Tel: +358
505 696 439
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eric Blanchard Peter Byrne Courtney T. Thorne Rita Sobral Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 Tel: (617) 937-2300	Juha Koponen Eino Järnroos Borenius Attorneys Ltd Eteläesplanadi 2 FI-00130 Helsinki Finland Tel: (358) 20 713 33	Elliott Smith Sarah Ross Jordan Leon Perkins Coie LLP 1155 Avenue of the Americas New York, New York 10036 Tel: (212) 262-6900

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

•

Primary Offering Prospectus. A primary offering prospectus of IQM Finland Oy with respect to the issuance of up to 21,625,000 IQM Shares (including IQM Shares represented by IQM ADSs) and 14,075,000 IQM Warrants in connection with the completion of the Business Combination, and 14,075,000 IQM Shares represented by IQM ADSs issuable upon exercise of such IQM Warrants; and

•	Resale Prospectus. A resale prospectus with respect to the resale by the Selling Shareholders named therein of up to 4,375,000 IQM Shares (including IQM Shares represented by IQM ADSs).

The resale prospectus is substantively identical to the primary offering prospectus, except for the following:

•	the resale prospectus contains a different cover page;

•	a “Selling Shareholders” section is included in the resale prospectus; and

•	an alternate “Plan of Distribution” section is included in the resale prospectus.

This registration statement includes a set of alternate pages after the end of the primary offering prospectus (the “Alternate Pages”) that form a part of the resale prospectus and not the primary offering prospectus. The primary offering prospectus excludes the Alternate Pages and will be used for the primary offering by IQM Finland Oy. The resale prospectus adds and substitutes the Alternate Pages and will be used for the resale offering by the Selling Shareholders named therein.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED    , 2026
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
Real Asset Acquisition Corp.
and
PROSPECTUS FOR UP TO 21,625,000 IQM SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES,
14,075,000 IQM WARRANTS AND
14,075,000 IQM SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES UPON EXERCISE OF IQM WARRANTS
OF

IQM Finland Oy

The board of directors of Real Asset Acquisition Corp., a Cayman Islands exempted company (“RAAQ”), has approved the Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of February 22, 2026, by and among RAAQ, IQM Finland Oy, a limited liability company (Fi.
osakeyhtiö
) incorporated under the laws of Finland (“IQM”), IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of IQM (“Merger Sub”), and ECLIPSE QC S.à r.l., a private limited liability company (
société à responsabilité limitée
) incorporated under the laws of the Grand Duchy of Luxembourg and a direct, wholly owned subsidiary of IQM. Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) IQM will effectuate certain internal capital restructuring steps (the “IQM Capital Restructuring”) immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM (collectively, the “Business Combination”). The closing of the Business Combination is herein referred to as the “Closing” and the date on which the Closing takes place is herein referred to as the “Closing Date.” The IQM Capital Restructuring, the Merger and the other transactions contemplated by the Business Combination Agreement or other transaction documents are collectively referred to as the “Transactions.”
In connection with the Merger: (i) immediately prior to the Merger Effective Time, all issued and outstanding Class B ordinary shares of RAAQ, par value $0.0001 per share (“RAAQ Class B Ordinary Shares”), other than those subject to the Sponsor Forfeiture (as described below) will automatically be converted, on a one-for-one
basis, into Class A ordinary shares of RAAQ, par value $0.0001 per share (“RAAQ Class A Ordinary Shares”), in accordance with the terms of RAAQ’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (“Cayman Constitutional Documents”); (ii) each issued and outstanding unit of RAAQ immediately prior to the Merger Effective Time will be automatically separated (the “Unit Separation”) into its components of one RAAQ Class A Ordinary Share and one-half
of one warrant to

purchase one RAAQ Class A Ordinary Share at a price of $11.50 per share (the “RAAQ Public Warrants”); (iii) immediately following the Unit Separation and the IQM Capital Restructuring, each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including those issued in connection with the RAAQ Class B Conversion (as defined below)) will automatically be cancelled in exchange for the right to receive one American depositary share (“ADS”) of IQM (each, an “IQM ADS”), with each IQM ADS representing one ordinary share of IQM, with no nominal value (each, an “IQM Share”) (such IQM ADSs, the “Merger Consideration”); and (iv) each warrant of RAAQ (including the RAAQ Public Warrants and Private Placement Warrants issued by RAAQ, collectively referred to herein as the “RAAQ Warrants”) outstanding immediately prior to the Merger Effective Time will be assumed by IQM and become a warrant to purchase one IQM ADS representing one IQM Share (each, an “IQM Warrant”) at an exercise price of $11.50 per share.
Concurrently with the execution of the Business Combination Agreement, IQM entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with institutional and other accredited investors, including certain RAAQ Insiders (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, substantially concurrently with the Closing, an aggregate of approximately 13.4 million ordinary shares, including in the form of IQM ADSs (collectively, the “PIPE Shares”), for a purchase price of $10.00 per ADS in a private placement, for an aggregate amount of approximately $134 million (the “PIPE Investment Amount”).
Prior to the Merger Effective Time, IQM will establish and sponsor an ADS facility with     , in its capacity as depositary for the IQM ADSs (the “Depositary”) and cause a registration statement on Form
F-6
to be filed with the SEC for the issuance of the IQM ADSs.
At or prior to the Merger Effective Time, IQM will (i) allot and issue to the Depositary (or its custodian) such number of IQM Shares as are necessary to deliver the IQM ADSs constituting the Merger Consideration to the shareholders of RAAQ entitled thereto, and (ii) instruct the Depositary to issue and distribute the IQM ADSs to the shareholders of RAAQ entitled thereto, in each case in accordance with the Business Combination Agreement. Additionally, after the Closing, IQM will allot and issue IQM Shares for deposit with the Depositary for delivery as IQM ADSs upon exercise of IQM Warrants by the holders thereof.
Proposals to approve the Business Combination Agreement, the Transactions and the other matters discussed in this proxy statement/prospectus shall be presented at the extraordinary general meeting of RAAQ shareholders scheduled to be held on    , 2026.
The RAAQ board of directors (the “RAAQ Board”) has unanimously approved and adopted the Business Combination Agreement and determined that each of the proposals is fair to and in the best interest of RAAQ and its shareholders, and unanimously recommends that the RAAQ shareholders vote “FOR” all of the proposals presented to the shareholders at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of RAAQ, as permitted under the Cayman Constitutional Documents and the Companies Act of the Cayman Islands (As Revised). When you consider the RAAQ Board’s recommendation of these proposals, you should keep in mind that the Sponsor and RAAQ’s directors, officers and advisors have interests in the Business Combination that may conflict with your interests as a shareholder.
These interests include, among other things, the interests listed below:

•
The RAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares (as defined in the accompanying proxy statement/prospectus) that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO (as defined in the accompanying proxy statement/prospectus). In January 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (comprising an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (comprising an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share, resulting in the Sponsor holding 5,615,000 Founder Shares.

The IQM ADSs that the RAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $     million based upon the closing price of $     per RAAQ Ordinary Share on The Nasdaq Stock Market LLC (“Nasdaq”) on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that 70% of such IQM ADSs will be subject to lock-up restrictions,
we believe such shares have less value.

•
The Sponsor purchased 3,725,000 Private Placement Warrants for $3,725,000, or $1.00 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The 3,725,000 IQM Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $     million based upon the closing price of $     per RAAQ Public Warrant on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such IQM Warrants will be subject to lock-up restrictions,
we believe such warrants have less value.

•
Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the RAAQ Class A Ordinary Shares included in the RAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the IQM ADSs trade below $10.00 per share and the RAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of RAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while RAAQ Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the RAAQ Public Shares for a per-share
price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 to pay liquidation expenses), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the RAAQ Warrants may be worthless. In such event, the 5,750,000 RAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,725,000 Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

•	The RAAQ Insiders have agreed not to redeem any of the Founder Shares or RAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

•
Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•
The anticipated appointment of Jeff Tuder, RAAQ’s Co-Chairman and Chief Financial Officer as a director of IQM following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the IQM Board determines to pay to its directors.

•
In connection with the Closing, the Sponsor and RAAQ’s officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to RAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, no such working capital loans are currently outstanding.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor and RAAQ’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses
related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by RAAQ from time to time, made by the Sponsor or certain of RAAQ’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $     of reimbursable
out-of-pocket expenses
were outstanding.

•
Pursuant to the form of Registration Rights Agreement, the RAAQ Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions
with respect to the IQM ADSs and IQM Warrants held by such parties following the consummation of the Business Combination.

For a further discussion of potential sources of conflicts of interests, see “
Proposal One — The Business Combination Proposal — Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
.”
The Sponsor is controlled by Peter Ort and Jeff Tuder, who have voting and investment discretion in respect of the shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the shares held by the Sponsor. Each of Peter Ort and Jeff Tuder disclaims beneficial ownership of the RAAQ Class B Ordinary Shares held by the Sponsor, directly or indirectly. The Sponsor currently holds 5,615,000 RAAQ Class B Ordinary Shares and 3,750,000 Private Placement Warrants.
Concurrently with the execution and delivery of the Business Combination Agreement, RAAQ, IQM and the RAAQ Insiders entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which each RAAQ Insider, among other things, agreed to vote or cause to be voted the RAAQ Ordinary Shares held by such RAAQ Insider in favor of the RAAQ Shareholders’ Approval (as defined herein). In addition, effective as of and conditioned upon the Closing, the Sponsor agreed to forfeit (i) 1,375,000 Founder Shares for no consideration and (ii) up to 3,725,000 Private Placement Warrants held by the Sponsor, with the number of Private Placement Warrants forfeited determined by the amount of remaining Trust Account proceeds at Closing, such that (x) if remaining proceeds are less than or equal to $100,000,000, all such RAAQ Warrants are forfeited, and (y) if remaining proceeds exceed $100,000,000, the Sponsor retains a number of such RAAQ Warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining proceeds and the denominator of which is $175,000,000 (such forfeitures, the “Sponsor Forfeitures”). The RAAQ Insiders also agreed to transfer restrictions with respect to 70% of the IQM ADSs received at Closing, ending on the earlier of (a) one year after Closing, (b) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for any 20 trading days within a 30 trading day period commencing at least 150 days after Closing, or (c) the completion of a liquidation, merger, share exchange, reorganization or similar transaction.
At the Closing and following the Sponsor Forfeitures, the Sponsor is expected to hold 4,240,000 IQM ADSs to be exchanged from Founder Shares and up to 3,725,000 IQM Warrants to purchase up to 3,725,000 IQM

Shares, which are to be converted from Private Placement Warrants (assuming none are forfeited in the Sponsor Forfeiture). The Sponsor did not, and will not, receive any cash compensation during the ordinary course of managing RAAQ or in connection with the Business Combination.
The independent directors of RAAQ currently hold an aggregate of 75,000 Founder Shares and the advisors of RAAQ currently hold an aggregate of 60,000 Founder Shares. None of the officers, directors or advisors of RAAQ have received any cash compensation for services rendered to RAAQ or in connection with the Business Combination. At the Closing, the independent directors of RAAQ are expected to hold an aggregate of 75,000 IQM ADSs and the advisors of RAAQ are expected to hold an aggregate of 60,000 IQM ADSs.
The following table sets forth the amount of consideration received or to be received by (1) the existing IQM shareholders, (2) the RAAQ Public Shareholders, (3) the RAAQ Public Warrantholders, (4) the Sponsor, (5) the RAAQ Insiders (other than the Sponsor), (6) the IPO Underwriters (as defined herein), and (7) the PIPE Investors in connection with the Business Combination, in each case, assuming no redemptions, 50% redemptions and maximum redemptions. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “
Frequently Used Terms and Basis of Presentation
.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.
Q: What is the value of the equity stake to be received by RAAQ Shareholders in connection with the Business Combination?
A:
 The following table sets forth the amount of consideration received or to be received by (1) the existing IQM shareholders, (2) the Public Shareholders, (3) the holders of RAAQ Public Warrants, (4) the Sponsor, (5) the RAAQ Insiders (other than the Sponsor), (6) the IPO Underwriters, and (7) the PIPE Investors in connection with the Business Combination, in each case, assuming no redemption, 50% of contractual maximum redemption and contractual maximum redemption. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.

	Assuming No Redemptions		Assuming 50% of Contractual Maximum Redemptions		Assuming Contractual Maximum Redemptions
(In thousands, except share amounts)	Number of IQM Shares	Value ($)	Number of IQM Shares	Value ($)	Number of IQM Shares	Value ($)
Existing IQM shareholders (1)	179,999,956	1,800,000	179,999,956	1,800,000	179,999,956	1,800,000
PIPE Investors (2)	13,433,000	134,330	13,433,000	134,330	13,433,000	134,330
Public Shareholders	17,250,000	172,500	10,048,385	100,484	2,846,770	28,468
Holders of RAAQ Public Warrants (3)	8,625,000	86,250	8,625,000	86,250	8,625,000	86,250
Sponsor (4)
– Share consideration	4,240,000	42,400	4,240,000	42,400	4,240,000	42,400
– Warrant consideration	3,725,000	37,250	2,196,210	21,962	—	—
RAAQ Insiders (other than the Sponsor)	135,000	1,350	135,000	1,350	135,000	1,350
RAAQ private placement warrants held by IPO Underwriters	1,725,000	17,250	1,725,000	17,250	1,725,000	17,250

Total	229,132,956	$2,291,330	220,402,551	$2,204,026	211,004,726	$2,110,048

(1)
Represents IQM Shares held by existing IQM shareholders immediately following the Business Combination and the subsequent application of the Share Split Ratio of 94.13 applied to 1,656,601 IQM Shares expected to be outstanding immediately prior to Closing and the conversion of IQM’s 1,354,764 preferred shares as of such date into ordinary shares on a one to one basis, and does not reflect any additional issuances of IQM share capital or equity awards after such date. The 1,656,601 pre-share split IQM Shares (i) reflects the exercise of the IQM Series B warrants for 43,092 pre-share split IQM Series B Shares in May 2026, which are then converted on a one-for-one basis into IQM Shares and (ii) assumes the conversion of the Aalto University Convertible Loans into 27,208 pre-share split IQM Series B Shares which are then converted on a one-for-one basis into pre-share split IQM Shares. Further, the IQM Shares reflect the shares underlying the IQM Options and the Kreos Capital warrants. The value of the consideration is calculated based on a deemed value of $10.00 per share.
(2)
Represents IQM Shares (or IQM ADSs) to be issued to PIPE Investors pursuant to the PIPE Subscription Agreements at $10.00 per share, including 50,000 IQM ADSs to be issued to Peter Ort, the Co-Chairman and Principal Executive Officer of RAAQ, as a PIPE Investor.

(3)	Represents the number of IQM Shares issuable upon the exercise of IQM Warrants converted from the RAAQ Public Warrants at an exercise price of $11.50 per share.
(4)
Includes 4,240,000 IQM Shares represented by 4,240,000 IQM ADSs issuable upon (i) the exchange from RAAQ Class A Ordinary Shares that are converted from the RAAQ Class B Ordinary Shares held by the Sponsor and (ii) issuable upon (ii) the exercise of IQM Warrants that are converted from Private Placement Warrants held by the Sponsor. In accordance with the terms of the Sponsor Support Agreement, the Sponsor has agreed to forfeit up to all of its Private Placement Warrants based on the amount of funds remaining in the Trust Account following redemptions.

We estimate that, immediately after the Closing, assuming none of the RAAQ Public Shareholders exercise their redemption rights, (i) the existing shareholders of IQM will own  % of the issued and outstanding IQM Shares (including through ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing; (ii) RAAQ Public Shareholders will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing, (iii) the RAAQ Insiders will own  % of the issued and outstanding IQM Shares (including through ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing and (iv) the PIPE Investors will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing.
In addition, we estimate that, immediately after the Closing, assuming holders of 50% of RAAQ Public Shareholders exercise their redemption rights, (i) the existing shareholders of IQM will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing; (ii) RAAQ Public Shareholders will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing, (iii) the RAAQ Insiders will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing and (iv) the PIPE Investors will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing.
We estimate that, immediately after the Closing, assuming the maximum number of RAAQ Public Shareholders exercise their redemption rights, (i) the existing shareholders of IQM will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing; (ii) RAAQ Public Shareholders will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing, (iii) the RAAQ Insiders will own  % of the issued and outstanding IQM Shares (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing and (iv) the PIPE Investors will own  % of the issued and (including through their ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the Closing.

The foregoing numbers of percentage ownership have been determined under the assumptions set forth under the section titled “
Frequently Used Terms and Basis of Presentation
.” If actual facts are different from the assumptions set forth therein, the percentage ownership numbers will be different. Shareholders will experience additional dilution to the extent that IQM issue additional IQM Shares after the Closing. The potential source of dilution includes (i) the issuance of up to      IQM Shares reserved for issuance under the IQM long-term incentive plan, and (ii) the full exercise of the IQM Warrants.
 For details of the source of dilution and its impact, see “
Questions and Answers About the Business Combination and the Extraordinary General Meeting — Q: What equity stake will holders of RAAQ Class
 A Ordinary Shares, RAAQ Class
 B Ordinary Shares and IQM Shares have upon completion of the Business Combination, and what effect will the potential sources of dilution have on the same?
”
The RAAQ Units, RAAQ Class A Ordinary Shares, and RAAQ Warrants are currently listed on Nasdaq under the symbols “RAAQU,” “RAAQ” and “RAAQW,” respectively. Although IQM is not currently a public reporting company, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the Closing, IQM will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). IQM intends to apply for the listing of the IQM ADSs and IQM Warrants on Nasdaq under the proposed symbols “IQMX” and “IQMX WS,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation to the Business Combination that IQM ADSs and IQM Warrants to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). The Listing Condition may be waived in accordance with the terms of the Business Combination Agreement, or IQM and RAAQ may agree to satisfy the Listing Condition through a listing of IQM ADSs on the New York Stock Exchange rather than Nasdaq. While trading on Nasdaq is expected to begin on the first business day following the Closing Date of the Business Combination, there can be no assurance that IQM’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “
Risk Factors — Risks Relating to RAAQ and the Business Combination — The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all
.”
In addition, IQM intends to apply for listing of the IQM Shares on Nasdaq Helsinki Ltd (“Nasdaq Helsinki”) following the Business Combination under the proposed symbol “IQMX”. In the event that the Listing Condition is waived in accordance with the terms of the Business Combination Agreement and such listings are not approved, there may be lack of liquidity available to holders of IQM Shares and IQM Warrants, and an active trading market of IQM Shares and IQM Warrants may not develop immediately upon the consummation of the Business Combination. See “
Risk Factors — Risks Relating to IQM — Risks Relating to Being a Public Company, Ownership of Our Securities and Other General Matters — The market price of the IQM ADSs or IQM Warrants may be volatile, which could cause the value of your investment to decline
.”
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of RAAQ Shareholders. We encourage you to carefully read this entire document.
 You should, in particular, carefully consider the risk factors described in the section titled “
Risk Factors
” starting on page 25 of this proxy statement/prospectus.
IQM is an “emerging growth company” under applicable U.S. federal securities laws and is eligible for reduced public company reporting requirements. IQM is also a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, is exempt from certain disclosure requirements applicable to companies organized within the United States. In addition, as a foreign private issuer, IQM is permitted to follow the corporate governance practices of its home country, Finland, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. See “
Summary of the Proxy Statement/Prospectus — Implications of Being an Emerging
Growth Company
” and “
Summary of the Proxy Statement/Prospectus — Implications of Being a Foreign Private
Issuer
” for additional information.
This proxy statement/prospectus covers the issuance by IQM of up to 21,625,000 IQM Shares represented by IQM ADSs and 14,075,000 IQM Warrants in connection with the completion of the Business Combination and the issuance of up to 14,075,000 IQM Shares represented by IQM ADSs issuable upon the exercise of such IQM Warrants. It does not cover the issuance by IQM of      IQM Shares represented by IQM ADSs that will be issued to the PIPE Investors in a private placement at the Closing.
This proxy statement/prospectus also covers the resale by the RAAQ Insiders as described in the section titled “
Selling Shareholders
,” of up to 4,375,000 IQM Shares represented by IQM ADSs to be received by such RAAQ Insiders in the Business Combination. The RAAQ Insiders are each deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Each RAAQ Insider may sell all, some or none of such IQM Shares to be received by such RAAQ Insiders in the Business Combination. IQM will not receive any proceeds from any such offer or sale by the RAAQ Insiders.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated    , 2026 and is first being mailed to RAAQ shareholders on or about    , 2026.

Real Asset Acquisition Corp.
174 Nassau Street, Suite 2100
Princeton, New Jersey 08542
Notice of Extraordinary General Meeting to be held on     , 2026
TO THE SHAREHOLDERS OF REAL ASSET ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Real Asset Acquisition Corp. (“RAAQ”), a Cayman Islands exempted company, will be held at    , Eastern Time, at    on    , 2026 (the “extraordinary general meeting”). You are also cordially invited to attend and participate in the extraordinary general meeting online by visiting https://
____
/

or in person at    . The extraordinary general meeting will be held for the following purposes:

1.
Proposal
 One
 — The Business Combination Proposal — to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of February 22, 2026, by and among RAAQ, IQM Finland Oy (“IQM”), IQM US LLC (“Merger Sub”) and ECLIPSE QC S.à r.l., a copy of which is included as
Annex A
to the accompanying proxy statement/prospectus, pursuant to which, among other things, (i) IQM will effectuate certain internal capital restructuring steps (the “IQM Capital Restructuring”) immediately prior to the effective time of the Merger (as defined below), and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM (collectively, the “Business Combination”);

2.
Proposal
 Two
 — The Merger Proposal — to consider and vote upon a proposal (the “Merger Proposal”) to approve, by special resolution, the Merger and the Plan of Merger, substantially in the form attached to this proxy statement/prospectus as
Annex B
;

3.
Proposal
 Three
 — The Adjournment Proposal — to consider and vote upon a proposal (the “Adjournment Proposal”) to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if RAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Business Combination, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

RAAQ also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The items of business listed above are more fully described elsewhere in this proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THIS PROXY STATEMENT/PROSPECTUS TITLED “RISK FACTORS.”
Only holders of record of RAAQ Ordinary Shares at the close of business on    , 2026 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.
After careful consideration, the board of directors of RAAQ (the “RAAQ Board”) has unanimously approved the Business Combination and determined that each of the proposals listed is fair to and in the best interests of RAAQ and its shareholders and recommends that you vote or give instruction to vote “
FOR
” each of the proposals set forth above. When you consider the recommendations of RAAQ Board, you should keep in mind that RAAQ’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of RAAQ. See the section of this proxy statement/prospectus titled “
Proposal
 One
 —
 The Business Combination Proposal
 —
 Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”). If any of the Condition Precedent Proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote and RAAQ will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
All RAAQ shareholders at the close of business on the Record Date are cordially invited to attend the extraordinary general meeting, which will be held at    , Eastern Time, at    on    , 2026 and virtually over the Internet at
 https://
____
/

. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of RAAQ Ordinary Shares on the record date, you may also cast your vote at the extraordinary general meeting. If your RAAQ Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.
Holders of RAAQ Units must elect to separate the RAAQ Units into the underlying RAAQ Class A Ordinary Shares and RAAQ Public Warrants prior to exercising redemption rights with respect to the RAAQ Public Shares. If RAAQ Public Shareholders hold their RAAQ Units in an account at a brokerage firm or bank, such RAAQ Public Shareholders must notify their broker or bank that they elect to separate the RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants, or if a holder holds RAAQ Units registered in its own name, the holder must contact Lucky Lucko, Inc. d/b/a Efficiency (“Efficiency”), RAAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to RAAQ in order to validly redeem its shares. RAAQ Public Shareholders may elect to exercise their redemption rights with respect to their RAAQ Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the RAAQ Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a RAAQ Public Shareholder properly exercises its redemption right with respect to all or a portion of the RAAQ Public Shares that it holds and timely delivers its shares (together with any applicable share certificates and redemption forms) to Efficiency, RAAQ will redeem the related RAAQ Public Shares for a per-share price,
payable in cash, equal to the
pro-rata portion
of the Trust Account established at the consummation of the IPO, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $    per issued and outstanding RAAQ Public Share. If a RAAQ Public Shareholder exercises its redemption rights in full, then it will not own RAAQ Public Shares or IQM Shares following the redemption. See “
Extraordinary General Meeting of RAAQ Shareholders — Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your RAAQ Public Shares.
Notwithstanding the foregoing, a RAAQ Public Shareholder, together with any affiliate of such RAAQ Public Shareholder or any other person with whom such RAAQ Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding or disposing of RAAQ Public Shares may exercise their redemption rights with respect to more than 15% of the RAAQ Public Shares without the prior consent of RAAQ.
RAAQ Sponsor LLC (the “Sponsor”), a Delaware limited liability company, and the directors, officers and advisors of RAAQ (together with the Sponsor, the “RAAQ Insiders”) have agreed to, among other things, vote all of their RAAQ Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive their redemption rights with respect to their RAAQ Ordinary Shares in connection with the consummation of the Business Combination.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution. Approval of the Merger Proposal requires a special resolution under Cayman Islands law and the Cayman Constitutional Documents, being a resolution passed by holders of a majority of at least two-thirds of
RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes,
while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.
If you have any questions or need assistance voting your RAAQ Ordinary Shares, please contact    . Questions can also be sent by email to    . This notice of extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://______/

.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Peter Ort
Principal Executive Officer,
Co-Chairman
and Director
   , 2026
ALL HOLDERS OF RAAQ CLASS A ORDINARY SHARES ISSUED IN RAAQ’S INITIAL PUBLIC OFFERING, EXCLUDING THE SPONSOR AND RAAQ’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES (THE “RAAQ PUBLIC SHAREHOLDERS”), HAVE THE RIGHT TO HAVE THEIR RAAQ PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. RAAQ PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.
THIS MEANS THAT ANY RAAQ PUBLIC SHAREHOLDER HOLDING RAAQ PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES (TOGETHER WITH ANY APPLICABLE SHARE CERTIFICATES AND REDEMPTION FORMS) TO LUCKY LUCKO, INC. D/B/A EFFICIENCY, RAAQ’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF RAAQ SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the Securities and Exchange Commission (the “SEC”) by IQM, constitutes a primary offering prospectus of IQM under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the IQM Shares represented by IQM ADSs and IQM Warrants to be issued under the Business Combination Agreement if the Business Combination described herein is consummated, as well as the IQM Shares represented by IQM ADSs issuable upon the exercise of such IQM Warrants.

This document also contains a resale prospectus with respect to the resale by the Selling Shareholders from time to time of up to 4,375,000 IQM Shares represented by IQM ADSs to be received by it in the Business Combination. The Selling Shareholders may sell all, some or none of such IQM Shares represented by IQM ADSs. IQM will not receive any proceeds from any such offer or sale by the Selling Shareholders.

The two prospectuses contained in this registration statement (i.e., the primary offering prospectus and the resale prospectus) are substantively identical in all respects, except that the resale prospectus contains a different cover page, a “Selling Shareholders” section and an alternate “Plan of Distribution” section, each of which is set forth in the Alternate Pages.

This document also constitutes a notice of meeting and a proxy statement of RAAQ under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of RAAQ at which RAAQ shareholders will be asked to consider and vote upon proposals to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to RAAQ shareholders nor the issuance by IQM of IQM Shares represented by IQM ADSs and IQM Warrants in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding RAAQ has been provided by RAAQ and information contained in this proxy statement/prospectus regarding IQM has been provided by IQM.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning IQM’s industry and the regions in which it operates, including IQM’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to IQM. In some cases, IQM does not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

IQM has not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research, which IQM believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While IQM believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of IQM’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and “IQM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

IQM owns or has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that IQM or the applicable owner or licensor will not assert, to the fullest extent permitted under applicable law, its rights or the right to these trademarks, trade names and service marks. IQM does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of IQM by, any other parties.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

“Amended IQM Articles” means the articles of association of IQM as in effect upon Closing, the form of which is attached to this proxy statement/prospectus as Annex C.

“Aggregate Transaction Proceeds” has the meaning specified in the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

“Business Combination” means, collectively, (i) the IQM Capital Restructuring and (ii) the Merger of RAAQ with and into Merger Sub, with Merger Sub surviving as an indirect wholly owned subsidiary of IQM, and (iii) the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated as of February 22, 2026, by and between, among others, RAAQ and IQM, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Cayman Constitutional Documents” means RAAQ’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs.

“Cayman Companies Act” means the Companies Act of the Cayman Islands (As Revised).

“Founder Shares” means an aggregate of 5,750,000 RAAQ Ordinary Shares, initially issued to the Sponsor as 5,750,000 RAAQ Class B Ordinary Shares, and the RAAQ Class A Ordinary Shares issued upon conversion thereof.

“IPO” means RAAQ’s initial public offering of 17,250,000 RAAQ Units pursuant to a registration statement on Form S-1 declared effective by the SEC on April 28, 2025 (SEC File No. 333-284777).

“IPO Underwriters” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, and Clear Street LLC.

“IQM ADSs” means the American Depositary Shares of IQM, each representing one IQM Share.

“IQM Board” means the IQM board of directors.

“IQM Shares” means the ordinary shares of IQM, with no nominal value.

“IQM Warrants” means each warrant to purchase one IQM Share represented by one IQM ADS, at an exercise price of $11.50 per share, resulting from the assumption by IQM of a RAAQ Warrant outstanding immediately prior to the Merger Effective Time pursuant to the terms of the Agreement.

“Merger” has the meaning specified in the section titled “The Business Combination Agreement — Structure of the Business Combination.”

“Nasdaq” means the Nasdaq Stock Market LLC.

“Private Placement Warrants” means the sale, simultaneously with the closing of RAAQ’s Initial Public Offering, of 5,450,000 Private Placement Warrants sold at $1.00 per warrant.

“RAAQ” means Real Asset Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands.

“RAAQ Board” means the board of directors of RAAQ.

“RAAQ Class A Ordinary Shares” means the Class A ordinary shares of RAAQ, par value $0.0001 per share.

“RAAQ Class B Ordinary Shares” means the Class B ordinary shares of RAAQ, par value $0.0001 per share.

“RAAQ Insiders” means the Sponsor and the directors, officers and advisors of RAAQ, collectively.

“RAAQ Ordinary Shares” means collectively, the RAAQ Class A Ordinary Shares and the RAAQ Class B Ordinary Shares.

“RAAQ Public Shareholder” means a holder of RAAQ Public Shares.

“RAAQ Public Shares” means RAAQ Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the RAAQ Units, or thereafter in the open market).

“RAAQ Public Warrantholder” means a holder of RAAQ Public Warrants.

“RAAQ Public Warrants” means the RAAQ Warrants included in the RAAQ Units sold in the IPO (whether they were purchased in the IPO as part of the RAAQ Units or thereafter in the open market).

“RAAQ Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one RAAQ Class A Ordinary Share and one-half of one RAAQ Public Warrant.

“RAAQ Warrant” means a redeemable warrant exercisable for a RAAQ Class A Ordinary Share, which includes the Private Placement Warrants and the RAAQ Public Warrants.

“Record Date” means     , 2026.

“Redemption” means the redemption of RAAQ Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each RAAQ Class A Ordinary Share may be redeemed pursuant to the Redemption, which price will be the per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of amounts not previously released to RAAQ for permitted withdrawals), divided by the number of then issued RAAQ Public Shares.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholder Proposals” means, collectively (i) the Business Combination Proposal, (ii) the Merger Proposal and (iii) the Adjournment Proposal (if presented), each as more fully described in this proxy statement/prospectus.

“Sponsor” means RAAQ Sponsor LLC, a Delaware limited liability company.

“Trust Account” means the trust account of RAAQ, which holds the remaining net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less permitted withdrawals.

Any forfeiture of shares, and all references to forfeiture of shares, described in this proxy statement/prospectus shall take effect as a surrender of shares for no consideration as a matter of Cayman Islands law.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to RAAQ shareholders. RAAQ shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: RAAQ and IQM have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and RAAQ encourages its shareholders to read it in its entirety. RAAQ shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, pursuant to which, among other things, RAAQ will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect, wholly-owned subsidiary of IQM, and in connection therewith, each RAAQ Class A Ordinary Share will be automatically cancelled and exchanged for the right to receive one IQM ADS, with each IQM ADS representing one IQM Share, and each RAAQ Warrant will be assumed by IQM and become an IQM Warrant exercisable for one IQM ADS representing one IQM Share represented at an exercise price of $11.50 per share, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to shareholders at the extraordinary general meeting?

A: In addition to voting on the Business Combination Proposal, the RAAQ shareholders will vote on the following proposals:

•	To approve the Merger and the Plan of Merger by special resolution. See the section of this proxy statement/prospectus titled “Proposal Two — the Merger Proposal”; and

•

To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. See the section of this proxy statement/prospectus titled “Proposal Three — The Adjournment Proposal.”

The Business Combination cannot be completed unless RAAQ shareholders approve the Business Combination Proposal and the Merger Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

The approval of the Business Combination Proposal and the Adjournment Proposal is being proposed as an ordinary resolution under the Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

The approval of the Merger Proposal is being proposed as a special resolution under the Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a majority of at least two-thirds of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

RAAQ will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. RAAQ shareholders should read it carefully.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Are the Proposals conditioned on one another?

A: RAAQ may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each Condition Precedent Proposal is cross-conditioned on the approval and adoption of the other Condition Precedent Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q: Why is RAAQ providing shareholders with the opportunity to vote on the Business Combination?

A: Pursuant to the Cayman Constitutional Documents, RAAQ is required to provide shareholders with an opportunity to have their RAAQ Public Shares redeemed for cash upon the consummation of its initial business combination, either through a general shareholder meeting or tender offer. Due to the structure of the Transactions, RAAQ is providing this opportunity through a shareholder vote.

Q: What will happen to RAAQ’s securities upon consummation of the Business Combination?

A: The RAAQ Units, RAAQ Class A Ordinary Shares, and RAAQ Warrants are currently listed on Nasdaq under the symbols “RAAQU,” “RAAQ” and “RAAQW,” respectively. In connection with the Business Combination, each RAAQ Class A Ordinary Share will be automatically cancelled and exchanged for the right to receive one IQM ADS, with each IQM ADS representing IQM Share, and each RAAQ Warrant will be assumed by IQM and become an IQM Warrant exercisable for one IQM ADS representing one IQM Share at an exercise price of $11.50 per share, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby. Upon the consummation of the Business Combination, RAAQ’s securities will cease trading and will be delisted from Nasdaq and deregistered under the Exchange Act.

Q: Following the Business Combination, will IQM’s securities trade on a stock exchange?

A: IQM intends to apply for listing of the IQM ADSs and IQM Warrants on Nasdaq under the proposed symbols “IQMX” and “IQMX WS,” respectively, to be effective upon the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the IQM ADSs to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). The Listing Condition may be waived in accordance with the terms of the Business Combination Agreement, or IQM and RAAQ may agree to satisfy the Listing Condition through a listing of IQM ADSs on the New York Stock Exchange rather than Nasdaq. In addition, IQM intends to apply for listing of the IQM Shares on Nasdaq Helsinki following the Business Combination under the proposed symbol “IQMX”.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that IQM’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Relating to IQM — Risks Relating to Being a Public Company, Ownership of Our Securities and Other General Matters — The market price of the IQM ADSs or IQM Warrants may be volatile, which could cause the value of your investment to decline.”

Q: What is an American Depositary Share?

A: An American Depositary Share, or ADS, is issued by a depositary bank to represent a specified number of securities of a non-U.S. company deposited with a custodian bank. Each IQM ADS will be issued by     , in its capacity as depositary for the IQM ADSs (the “Depositary”), to represent one IQM Share. IQM ADSs will be issued in book-entry form or in certificated form, in which case they will be evidenced by American Depositary Receipts (an “IQM ADR”). The IQM ADSs will be issued pursuant to the terms of a deposit agreement (the “Deposit Agreement”) between IQM and the Depositary.

Q: What are the important differences between IQM Shares and IQM ADSs?

A: While IQM ADSs will represent IQM Shares, there are some differences between these types of securities. These differences include, but are not limited to, the following:

•	Only the IQM ADSs will be listed on Nasdaq, and we intend to apply to list the underlying IQM Shares on Nasdaq Helsinki;

•	IQM ADSs will be subject to depositary fees payable by the holders of IQM ADSs, while no such fees are payable by holders of IQM Shares;

•

Holders of IQM ADSs vote the underlying IQM Shares indirectly only by instructing the Depositary how to vote the corresponding IQM Shares, while direct holders of IQM Shares vote directly at the applicable shareholder meetings;

•

Certain shareholders’ rights, such as the right to propose resolutions or the right to convene a general meeting, may not be exercised by holders of IQM ADSs unless they first surrender their IQM ADSs and withdraw the corresponding IQM Shares;

•

Holders of IQM Shares are entitled to receive mailed copies of proxy materials and documents from IQM, while, in lieu of distributing such materials, the Depositary may distribute to holders of IQM ADSs instructions on how to retrieve such materials upon request; and

•

The terms and conditions of the IQM ADSs may be amended by agreement between IQM and the Depositary (with notice to the applicable IQM ADS holders), while any amendment of the IQM Shares requires approval of a specified percentage of the holders thereof.

A holder of IQM ADSs may at any time surrender such IQM ADSs in exchange for the corresponding IQM Shares, subject to certain limitations and fees. For a more detailed discussion about IQM Shares and IQM ADSs, see “Description of Share Capital and Articles of Association” and “Description of IQM American Depositary Shares.”

Q: Can I sell the IQM ADSs and IQM Warrants that I may receive in the Business Combination?

A: Yes, as long as there is sufficient market demand for the IQM ADSs and IQM Warrants. The IQM ADSs and IQM Warrants being issued in the Business Combination will be transferable (subject to applicable restrictions under the U.S. securities laws) and will be registered with the SEC. It is a condition to the consummation of the Business Combination that the IQM ADSs to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance). However, following the Business Combination, there can be no assurance that the IQM ADSs or IQM Warrants will continue to satisfy the listing requirements of Nasdaq or that a trading market in the IQM ADSs or IQM Warrants will develop or exist at any time. Further, no prediction can be made regarding the liquidity of any such market or the prices at which the IQM ADSs or IQM Warrants may trade at any point in time.

Q: Can I elect to receive IQM Shares instead of IQM ADSs?

A: No. In connection with the Closing, all RAAQ Units will be separated into their components, and all holders of RAAQ Ordinary Shares will only be entitled to receive IQM ADSs. Such shareholders may not elect to receive IQM Shares in lieu of IQM ADSs. However, once IQM ADSs are issued to you, you will have the right to surrender those IQM ADSs for the corresponding IQM Shares that have been deposited at Closing with the Depositary, subject to the payment of any fees charged by the Depositary relating to such surrender of IQM ADSs in exchange for IQM Shares. For a more detailed discussion about the conversion of IQM ADSs into IQM Shares and the fees and charges that may be charged by the Depositary in relation to the IQM ADSs, see “Description of IQM American Depositary Shares.”

Q: How do holders of IQM ADSs vote?

A: Holders of IQM ADSs may instruct the Depositary how to vote the IQM Shares underlying their IQM ADSs. The Depositary will endeavor, insofar as practicable, to vote or cause to be voted the IQM Shares deposited with the Depositary in accordance with voting instructions received from holders of IQM ADSs. If no instructions are received by the Depositary from any holder of IQM ADSs with respect to any of the deposited IQM Shares on or before the date established by the Depositary for such purpose, the Depositary will deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by IQM to vote such deposited IQM Shares, unless (i) IQM has informed the Depositary in writing (and the Depositary has notified the holders of IQM ADSs in accordance with the Deposit Agreement) that (A) IQM does not wish such proxy to be given, (B) substantial opposition exists with respect to the matter to be voted upon, or (C) the matter materially affects the rights of holders of IQM Shares, or (ii) the effect of giving such discretionary proxy would be to cause the approval of the matter not to occur. For a more detailed discussion about voting procedures applicable to holders of IQM ADSs, see “Description of IQM American Depositary Shares — Voting Rights.”

	Assuming No Redemptions		Assuming 50% of Contractual Maximum Redemptions		Assuming Contractual Maximum Redemptions
(In thousands, except share amounts)	Number of IQM Shares	Value ($)	Number of IQM Shares	Value ($)	Number of IQM Shares	Value ($)
Existing IQM shareholders(1)	179,999,956	$1,800,000	179,999,956	$1,800,000	179,999,956	$1,800,000
PIPE Investors(2)	13,433,000	134,330	13,433,000	134,330	13,433,000	134,330
Public Shareholders	17,250,000	172,500	10,048,385	77,984	2,846,770	28,468
RAAQ Public Warrant holders (3)	8,625,000	86,250	8,625,000	86,250	8,625,000	86,250
Sponsor(4)
– Share consideration	4,240,000	42,400	4,240,000	42,400	4,240,000	42,400
– Warrant consideration	3,725,000	37,250	2,196,210	21,962	—	—
RAAQ Insiders (other than the Sponsor)	135,000	1,350	135,000	1,350	135,000	1,350
RAAQ private placement warrants held by IPO Underwriters	1,725,000	17,250	1,725,000	17,250	1,725,000	17,250

Total	229,132,956	$2,291,330	220,402,551	$2,204,026	211,004,726	$2,110,048

(1)

Represents IQM Shares held by existing IQM shareholders immediately following the Business Combination and the subsequent application of the Share Split Ratio of 94.13 applied to 1,656,601 IQM Shares expected to be outstanding immediately prior to Closing and the conversion of IQM’s 1,354,764 preferred shares as of such date into ordinary shares on a one to one basis, and does not reflect any additional issuances of IQM share capital or equity awards after such date. The 1,656,601 pre-share split IQM Shares (i) reflects the exercise of the IQM Series B warrants for 43,092 pre-share split IQM Series B Shares in May 2026, which are then converted on a one-for-one basis into pre-share split IQM Shares and (ii) assumes the conversion of the Aalto University Convertible Loans into 27,208 pre-share split IQM Series B Shares which are then converted on a one-for-one basis into pre-share split IQM Shares. Further, the IQM Shares reflects the shares underlying the IQM Options and the Kreos Capital warrants. The value of the consideration is calculated based on a deemed value of $10.00 per share.

(2)

Represents IQM Shares (or IQM ADSs) to be issued to PIPE Investors pursuant to the PIPE Subscription Agreements at $10.00 per share, including 50,000 IQM ADSs to be issued to Peter Ort, the Co-Chairman and Principal Executive Officer of RAAQ, as a PIPE Investor.

(3)	Represents the number of IQM Shares issuable upon the exercise of IQM Warrants converted from the RAAQ Public Warrants at an exercise price of $11.50 per share.
(4)

Includes 4,240,000 IQM Shares represented by 4,240,000 IQM ADSs issuable upon (i) the exchange from RAAQ Class A Ordinary Shares that are converted from the RAAQ Class B Ordinary Shares held by the Sponsor and (ii) issuable upon (ii) the exercise of IQM Warrants that are converted from Private Placement Warrants held by the Sponsor. In accordance with the terms of the Sponsor Support Agreement, the Sponsor has agreed to forfeit up to all of its Private Placement Warrants based on the amount of funds remaining in the Trust Account following redemptions.

Q: What equity stake will holders of RAAQ Class A Ordinary Shares, RAAQ Class B Ordinary Shares and IQM Shares have upon completion of the Business Combination, and what effect will the potential sources of dilution have on the same?

A: Upon consummation of the Business Combination, IQM will become a public company. The existing holders of RAAQ Ordinary Shares and RAAQ Warrants will become holders of IQM ADSs (representing IQM Shares) and IQM Warrants. It is anticipated that, upon completion of the Business Combination, the ownership of IQM Shares will be set forth in the tables below, excluding 155,931,734 IQM Shares held by existing IQM shareholders, assuming no redemptions, 50% redemptions and contractual maximum redemptions. The potential sources of dilution include (i) the issuance of up to 34,369,950 IQM Shares reserved for issuance under the IQM long-term incentive plan and (ii) the full exercise of the IQM Warrants. Unless otherwise specified, the share amounts and percentage ownership numbers have been determined under the assumptions set forth under the section of this proxy statement/prospectus titled “Frequently Used Terms and Basis of Presentation.” If the actual facts are different from the foregoing assumptions, the share amounts and percentage ownership numbers set forth below will be different.

	Assuming No Redemptions		Assuming 50% of Contractual Maximum Redemptions		Assuming Contractual Maximum Redemptions
	Shares	% ownership	Shares	% ownership	Shares	% ownership
IQM Shares held by Public Shareholders	17,250,000	49.2%	10,048,385	36.1%	2,846,770	13.8%
IQM Shares held by RAAQ Insiders	4,375,000	12.5%	4,375,000	15.7%	4,375,000	21.2%
IQM Shares held by PIPE Investors	13,433,000	38.3%	13,433,000	48.2%	13,433,000	65.0%

	35,058,000	100.0%	27,856,385	100.0%	20,654,770	100.0%

Dilution per share to the original investors in RAAQ is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on RAAQ’s net tangible book value per share, from the IPO price per share paid by original investors in RAAQ as set forth as follows under three redemption scenarios.

x

The following table presents the net tangible book value per share at specified redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination itself) (in thousands, except per share data):

	Assuming No Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
RAAQ’s historical net tangible book value as of December 31, 2025	$171,292	$171,292	$171,292
RAAQ’s historical ordinary shares issued and outstanding as of December 31, 2025	23,000,000	23,000,000	23,000,000

RAAQ’s historical net tangible book value per share	$7.45	$7.45	$7.45
RAAQ’s net tangible book value, as adjusted(1)	$292,186	$221,778	$151,655
RAAQ’s ordinary shares issued and outstanding, as adjusted(1)	35,058,000	27,856,385	20,654,770

RAAQ’s net tangible book value per share, as adjusted	$8.33	$7.96	$7.34
Decrease in net tangible book value per share attributable to RAAQ’s shareholders	$0.88	$0.51	$(0.11)
RAAQ IPO price per share	$10.00	$10.00	$10.00
Dilution per share to RAAQ Public Shareholders	$(1.67)	$(2.04)	$(2.66)

(1)

Net tangible book value, as adjusted, depicts the amount of net assets that RAAQ will contribute to the post-combination entity, while excluding the effect of the consummation of the de-SPAC transaction itself. RAAQ Ordinary Shares issued and outstanding, as adjusted, depicts the number of shares that RAAQ will contribute to the post-combination entity, while excluding the effect of the consummation of the de-SPAC transaction itself. The historical RAAQ net tangible book value and the historical RAAQ Ordinary Shares issued and outstanding as of December 31, 2025 have been adjusted for: (A) the assumed redemptions in each redemption scenario presented below, (B) material probable or consummated transactions other than the consummation of the de-SPAC transaction itself, and (C) other material effects of the de-SPAC transaction on the historical RAAQ net tangible book value but excluding the de-SPAC transaction itself. Net tangible book value, as adjusted, and RAAQ Ordinary Shares issued and outstanding, as adjusted, are calculated as follows (in thousands, except for share data):

	Assuming No Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
Numerator:
RAAQ’s historical net tangible book value as of December 31, 2025(1)	$171,292	$171,292	$171,292
Adjustments to numerator:
Less: Cash payment for redemption of Public Shares(2)	$—	$(73,947)	$(147,894)
Less: Expected and actual transaction and other costs incurred by RAAQ subsequent to December 31, 2025	$(7,436)	$(7,436)	$(7,436)
Plus: adjustment to net tangible book value for changes in Deferred Underwriting Commissions under varying redemption scenarios(3)	$—	$2,881	$5,761
Plus: Net proceeds from PIPE Financing	$128,330	$128,330	$128,330

	Assuming No Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
Plus: adjustment to net tangible book value for Sponsor warrant forfeitures under varying redemption scenarios(4)	$—	$658	$1,602

Total adjustments to numerator	120,894	50,486	(19,637)

RAAQ net tangible book value, as adjusted	$292,186	$221,778	$151,655

Denominator:
Shares subject to possible redemption held by Public Shareholders as of December 31, 2025	17,250,000	17,250,000	17,250,000
Shares held by Sponsor as of December 31, 2025	5,615,000	5,615,000	5,615,000
Shares held by RAAQ Directors and Advisors as of December 31, 2025	135,000	135,000	135,000

Shares issued and outstanding as of December 31, 2025	23,000,000	23,000,000	23,000,000
Adjustments to denominator:
Redemptions of RAAQ Public Shares(2)	—	(7,201,615)	(14,403,230)
Shares issued in PIPE Financing	13,433,000	13,433,000	13,433,000
Forfeiture of Class B Ordinary Shares held by Sponsor	(1,375,000)	(1,375,000)	(1,375,000)

Total adjustments to denominator:	12,058,000	4,856,385	(2,345,230)
Shares held by Public Shareholders	17,250,000	10,048,385	2,846,770
Shares held by PIPE Investors	13,433,000	13,433,000	13,433,000
Shares held by Sponsor	4,240,000	4,240,000	4,240,000
Shares held by RAAQ Directors and Advisors	135,000	135,000	135,000

Shares issued and outstanding, as adjusted	35,058,000	27,856,385	20,654,770

(1)	RAAQ’s historical net tangible book value is calculated as RAAQ’s total historical tangible assets less total historical liabilities as of December 31, 2025.
(2)

Represents a decrease in net tangible book value from aggregate cash payments in the amount of $73.9 million, and $147.9 million in the 50% of Contractual Maximum Redemptions Scenario and Contractual Maximum Redemptions Scenario, respectively, as a result of the respective redemptions of 7,201,615 and 14,403,230 Public Shares at an assumed redemption price of $10.27 per share.

(3)

Pursuant to the terms of the underwriting agreement, the deferred underwriting commission will be reduced by $0.40 for each Public Share that Public Shareholders elect to redeem in connection with the Business Combination. The redemption of 7,201,615 and 14,403,230 Public Shares in the 50% of Contractual Maximum Redemptions Scenario and Contractual Maximum Redemptions Scenario, respectively results in an increase in net tangible book value of $2.9 million and $5.7 million, respectively.

(4)

To reflect, pursuant to the terms of the Sponsor Support Agreement, the forfeiture for no consideration of RAAQ Warrants held by Sponsor. The number RAAQ Warrants forfeited in the 50% of Contractual Maximum Redemptions and Contractual Maximum Redemptions is 1,528,790 and 3,725,000, respectively, resulting in an increase in net tangible book value of $0.7 million and $1.6 million, respectively.

The following table illustrates what the valuation of IQM would need to equal in order for non-redeeming shareholders’ interest per share to equal the $10.00 price per share from RAAQ’s IPO under each redemption scenario below (in thousands, except for share data):

	Assuming No Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
IQM Shares held by IQM Shareholders	155,931,734	155,931,734	155,931,734
IQM Shares held by PIPE Investors	13,433,000	13,433,000	13,433,000
IQM Shares held by Public Shareholders	17,250,000	10,048,385	2,846,770
IQM Shares held by RAAQ Insiders	4,375,000	4,375,000	4,375,000

Total Post-Combination IQM Shares outstanding upon Closing of the Business Combination	190,989,734	183,788,119	176,586,504
RAAQ IPO price per share	$10.00	$10.00	$10.00

Value of Post-Combination IQM upon Closing of the Business Combination based on offering price of the securities in the RAAQ IPO of $10.00 per share	$1,909,897,340	$1,837,881,190	$1,765,865,040

The above discussion and table also exclude potential dilutive effects associated with any exercise or conversion of RAAQ private placement warrants, RAAQ public warrants, IQM Options, IQM Warrants, and IQM Shares reserved for issuance under the IQM Equity Incentive Plan.

The following table illustrates potential sources of dilution under each scenario that may occur:

	Assuming No Redemptions		Assuming 50% of Contractual Maximum Redemptions		Assuming Contractual Maximum Redemptions
IQM Shares underlying the RAAQ private placement warrants	5,450,000	(1)	3,921,210	(2)	1,725,000	(3)
IQM Shares underlying the RAAQ public warrants(4)	8,625,000		8,625,000		8,625,000
IQM Shares underlying the IQM Options(5)	23,077,060		23,077,060		23,077,060
IQM Shares underlying the IQM Warrants(5)	991,162		991,162		991,162
IQM Shares reserved for issuance under the IQM Equity Incentive Plan(6)	34,369,943		34,369,943		34,369,943

Total anti-dilutive shares of IQM Shares	72,513,165		70,984,375		68,788,165

(1)

Represents, in the No Redemptions Scenario, 5,450,000 RAAQ private placement warrants issued and outstanding immediately prior to the Closing held by the Sponsor and Underwriters which will be assumed by IQM at the Closing and become exercisable for 5,450,000 IQM Shares.

(2)

Represents, in the 50% of Contractual Maximum Redemptions Scenario, 3,921,210 RAAQ private placement warrants issued and outstanding immediately prior to the Closing following the forfeiture of 1,528,790 private placement warrants held by the Sponsor in accordance with the Business Combination Agreement and Sponsor Support Agreement. These 3,921,210 RAAQ private placement warrants will be assumed by IQM at the Closing and become exercisable for 3,921,210 IQM Shares.

(3)

Represents, in the Contractual Maximum Redemptions Scenario, 1,725,000 RAAQ private placement warrants issued and outstanding immediately prior to the Closing following the forfeiture of 3,725,000 private placement warrants held by the Sponsor in accordance with the Business Combination Agreement and Sponsor Support Agreement. These 1,725,000 RAAQ private placement warrants will be assumed by IQM at the Closing and become exercisable for 1,725,000 IQM Shares.

(4)

Represents 8,625,000 RAAQ public warrants issued and outstanding immediately prior to the Closing held by Public Shareholders which will be assumed by IQM at the Closing and become exercisable for 8,625,000 IQM Shares.

(5)

Represents 23,077,061 and 991,163 IQM Shares underlying the IQM Options and Kreos Capital warrants, respectively, assumed to be outstanding immediately prior to the Closing following the Share Split each exercisable for one IQM Share. Immediately prior to the Share Split, there were 245,168 and 10,530 IQM Shares underlying the IQM Options and Kreos Capital warrants, respectively.

(6)	Represents IQM Shares reserved for issuance under IQM’s 2026 Long Term Incentive Plan.

Q: When will the RAAQ Insiders be entitled to transfer the IQM ADSs, IQM Shares and IQM Warrants?

A: Pursuant to the Sponsor Support Agreement, the RAAQ Insiders have agreed to certain transfer restrictions with respect to the IQM ADSs and IQM Warrants they will receive in connection with the Business Combination. Specifically, 70% of the IQM ADSs held by each RAAQ Insider immediately after the Merger Effective Time will be subject to a lock-up, for a period starting on the Closing Date and ending on the earliest to occur of: (a) one year after the Closing Date; and (b) subsequent to the Closing, (x) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (y) the date on which IQM completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of IQM’s shareholders having the right to exchange their IQM Shares for cash, securities or other property. In addition, all IQM Warrants and any IQM Shares issued upon exercise of such warrants held by the RAAQ Insiders are subject to transfer restrictions for 30 days after the Closing Date. See “Agreements Entered into in Connection with the Business Combination — Sponsor Support Agreement.”

Q: Why is RAAQ proposing the Business Combination?

A: RAAQ is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On April 30, 2025, RAAQ consummated its initial public offering of 17,250,000 RAAQ Units, including the issuance of 2,250,000 RAAQ Units as a result of the underwriters’ exercise of their over-allotment option in full. Each RAAQ Unit consisted of one RAAQ Class A Ordinary Share and one-half of one RAAQ Public Warrant at $10.00 per unit, generating gross proceeds of $172.5 million. Simultaneously with the closing of the IPO, RAAQ closed the private placement of an aggregate of 5,450,000 Private Placement Warrants, at a price of $1.00 per warrant to the Sponsor, Cohen and Clear Street, generating proceeds of $5.45 million. Since the IPO, RAAQ’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of IQM and the industries in which IQM operates, including the financial and other information provided by IQM in the course of RAAQ’s due diligence investigations, the RAAQ Board believes that the Business Combination with IQM is in the best interests of RAAQ and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal.”

Q: Why is IQM proposing the Business Combination?

A: The IQM Board considered a wide variety of factors in connection with its evaluation of the Business Combination. The IQM Board concluded that a transaction with SPAC would result in a fund-raising transaction in which IQM’s Ordinary Shares (including in the form of IQM ADSs) would be listed on a U.S. stock exchange and the Nasdaq Helsinki and should result in an increase in value for IQM. Please see the subsection entitled “Proposal One — The Business Combination Proposal — The IQM Board’s Reasons for the Approval of the

Business Combination.” IQM Shareholder approval of the Business Combination is required by the Business Combination Agreement and IQM’s articles of association.

Q: Did RAAQ Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No, the RAAQ Board did not obtain a third-party valuation or fairness opinion with respect to the consideration to be received by RAAQ shareholders in connection with the Business Combination Agreement.

The officers and directors of RAAQ have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the quantum computing industry, and the RAAQ Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The factors and information considered by the RAAQ Board, as further described under the heading “Proposal One — The Business Combination Proposal — RAAQ Board’s Reasons for the Business Combination” below, included advice and sector experience provided by RAAQ’s financial advisor, TD Cowen. The lack of a third-party valuation or fairness opinion may lead an increased number of shareholders to vote against the proposed Business Combination or seek to redeem their RAAQ Public Shares for cash, which could potentially impact RAAQ’s ability to consummate the Business Combination or adversely affect IQM’s liquidity following the consummation of the Business Combination. The risks related to the RAAQ Board not obtaining a third-party valuation or fairness opinion or any similar report or appraisal in connection with the determination to approve the Business Combination are further described under the heading “Risks Relating to the Business Combination” below, under the subheading “Neither the RAAQ Board nor any committee thereof obtained a third-party valuation or fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, you have no assurance from an independent source that the consideration RAAQ shareholders are receiving in connection with IQM is fair to RAAQ — and, by extension, its securityholders — from a financial point of view.”

Q: Do I have redemption rights?

A: RAAQ Public Shareholders, excluding the RAAQ Insiders, have the right to demand that RAAQ redeem their RAAQ Public Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the RAAQ Public Shares as “redemption rights.”

Notwithstanding the foregoing, a RAAQ Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the RAAQ Public Shares without RAAQ’s prior consent. Accordingly, a RAAQ Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the RAAQ Public Shares.

Q: How do I exercise my redemption rights?

A: If you are a RAAQ Public Shareholder and wish to exercise your right to have your RAAQ Public Shares redeemed, you must:

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submit a written request to Efficiency, RAAQ’s transfer agent, in which you (i) request that RAAQ redeem all or a portion of your RAAQ Public Shares for cash, and (ii) identify yourself as the beneficial holder of the RAAQ Public Shares and provide your legal name, phone number and address; and

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deliver your RAAQ Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through The Depository Trust Company (“DTC”).

RAAQ Public Shareholders must complete the procedures for electing to redeem their RAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2026, two (2) business days prior to the initially scheduled date of the extraordinary general meeting in order for their RAAQ Public Shares to be redeemed.

The address of Efficiency is listed under the question “Who can help answer my questions?” below.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

If you hold the RAAQ Public Shares in “street name,” you will have to coordinate with your broker or bank to have the RAAQ Public Shares you beneficially own certificated and delivered electronically.

Holders of RAAQ Units must elect to separate the RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants prior to exercising redemption rights with respect to the RAAQ Public Shares. If holders hold their RAAQ Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants, or if a holder holds RAAQ Units registered in its own name, the holder must contact Efficiency directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Efficiency in order to validly redeem its RAAQ Public Shares.

If the Business Combination is not consummated, the RAAQ Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, RAAQ shareholders may only share in the assets of the Trust Account upon the liquidation of RAAQ. This may result in RAAQ shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

If a RAAQ Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the RAAQ Public Shares he, she or it holds and the Business Combination is consummated, RAAQ will redeem such RAAQ Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to RAAQ (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of  , 2026, the Record Date, this would have amounted to approximately $   per issued and outstanding RAAQ Public Share. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of RAAQ’s creditors, if any, which would have priority over the claims of RAAQ shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to RAAQ Public Shareholders electing to redeem their RAAQ Public Shares shall be distributed promptly after the consummation of the Business Combination.

Any request to redeem RAAQ Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with RAAQ’s consent. If a RAAQ Public Shareholder delivers its Shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that RAAQ instruct Efficiency to return the shares (physically or electronically). The holder can make such request by contacting Efficiency, at the address or email address listed elsewhere in this proxy statement/prospectus.

No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Efficiency, in the manner described above, at least two (2) business days prior to the initially scheduled date of the extraordinary general meeting.

If you exercise your redemption rights, then you shall be exchanging your RAAQ Public Shares for cash and shall not be entitled to receive any IQM ADSs in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of RAAQ Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any RAAQ Warrants that you may hold.

The closing price of RAAQ Public Shares on the Record Date was $    . The cash held in the Trust Account on such date was approximately $    million (approximately $    per RAAQ Public Share). Prior to exercising redemption rights, RAAQ Public Shareholders should verify the market price of RAAQ Public Shares as they may receive higher proceeds from the sale of their RAAQ Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. RAAQ cannot assure its shareholders that they shall be able to sell their RAAQ Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

For the procedures to be followed if you wish to redeem your shares for cash, see the section of this proxy statement/prospectus titled “Extraordinary General Meeting of RAAQ Shareholders — Redemption Rights.”

Q: If I am a holder of RAAQ Public Warrants, can I exercise redemption rights with respect to my warrants?

A: No. The RAAQ Public Warrantholders have no redemption rights with respect to such securities.

Q: What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A: A holder of RAAQ Public Shares who is a U.S. Holder (as defined below under the section titled “Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — U.S. Holders”) and who exercises its redemption rights will receive cash in exchange for the tendered RAAQ Public Shares. For U.S. federal income tax purposes, depending on whether the redemption qualifies as a sale of stock under Section 302 of the Code, such U.S. Holder will either be considered to have made a sale or exchange of such shares, or to have received a distribution with respect to such shares, which, subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” generally will be treated as a (i) dividend to the extent paid from current or accumulated earnings and profits of RAAQ, as determined under U.S. federal income tax principles, (ii) return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s RAAQ Public Shares, and then (iii) gain from the sale or exchange of such RAAQ Public Shares. See the section of this proxy statement/prospectus titled “Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to RAAQ Public Shares.”

Q: What are the U.S. federal income tax consequences of the Business Combination to me?

A: The tax treatment of the Business Combination will depend on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). The parties to the Business Combination Agreement intend the Merger to qualify as a Reorganization. However, legal counsel to RAAQ on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a Reorganization because there are significant factual and legal uncertainties as to whether the Merger will so qualify. For example, for the Merger to qualify as a Reorganization, the acquiring corporation must either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as RAAQ, or how redemptions by RAAQ would impact this analysis. Moreover, for the Merger to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in RAAQ be preserved in the Merger. If a significant number of RAAQ shareholders redeem their RAAQ Public Shares, this requirement may not be satisfied, in which case the Merger may not qualify as a Reorganization. Because the qualification of the Merger as a Reorganization is based on certain facts that will not be known until or following the Closing and the legal uncertainties described above, the qualification of the Merger as a Reorganization is subject to significant uncertainty. In addition, neither RAAQ nor IQM intends to request a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination and the Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a Reorganization.

Accordingly, no assurance can be given that the Merger qualifies as a Reorganization, that the IRS will not challenge the Merger’s qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.

If the Merger qualifies as a Reorganization, U.S. Holders of RAAQ Public Shares and RAAQ Warrants generally will not recognize gain or loss on the exchange of RAAQ Public Shares and RAAQ Warrants for IQM ADSs and IQM Warrants. However, if the Business Combination does not qualify as a Reorganization, then a U.S. Holder of RAAQ Public Shares and/or RAAQ Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of IQM ADSs and IQM Warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding RAAQ Public Shares and/or RAAQ Warrants surrendered by such U.S. Holder in the Business Combination. Even if the Business Combination otherwise qualifies as a Reorganization, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Treatment of the Merger — Application of the PFIC Rules to the Merger.”

U.S. Holders of RAAQ Public Shares and/or RAAQ Warrants should consult their tax advisors to determine the tax consequences of the redemption and the Business Combination, and the application of the PFIC rules to their specific situation in connection with the redemption and the Business Combination.

Q: Do I have dissenters’ rights if I object to the proposed Business Combination?

A: Holders of record of RAAQ Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of RAAQ Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its RAAQ Ordinary Shares must give written objection to the Merger to RAAQ prior to the initially scheduled date of the extraordinary general meeting to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. RAAQ believes that such fair value would equal the amount that RAAQ shareholders would obtain if they exercised their redemption rights as described herein. A RAAQ shareholder which elects to exercise dissenters’ rights must do so in respect of all of the RAAQ Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of RAAQ Shareholders — Dissenters’ Rights under the Cayman Companies Act.”

RAAQ shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Cayman Companies Act. RAAQ Public Shareholders who elect to exercise dissenters’ rights will lose their right to exercise their redemption rights as described herein.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: As of the Record Date, the cash held in the Trust Account on such date was approximately $    million. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, RAAQ Public Shareholders who exercise redemption rights. Any remaining cash will be transferred to a segregated bank account designated by IQM for its immediate use.

Q: What happens if a substantial number of RAAQ Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: RAAQ Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of RAAQ Public Shareholders are substantially reduced as a result of redemptions by RAAQ Public Shareholders. To the extent that there are fewer RAAQ Public Shares and RAAQ Public Shareholders, the trading market for the IQM ADSs may be less liquid than the market was for the RAAQ Class A Ordinary Shares prior to the Transactions, and IQM may not be able to meet the listing standards of Nasdaq. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to IQM to be used in its business following the consummation of the Business Combination.

Q: What happens if the Business Combination is not consummated?

A: If RAAQ does not complete the Business Combination with IQM for whatever reason, RAAQ would search for another target business with which to complete a business combination. In accordance with the Cayman Constitutional Documents, if RAAQ has not consummated an initial business combination by January 30, 2027 (or such later date as may be approved by RAAQ shareholders in an amendment to the Cayman Constitutional Documents), RAAQ will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the RAAQ Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less permitted withdrawals and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding RAAQ Public Shares, which redemption will completely extinguish RAAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RAAQ’s remaining shareholders and RAAQ Board, liquidate and dissolve, subject in each case, to RAAQ’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to RAAQ Warrants, which will expire worthless if RAAQ fails to consummate an initial business combination prior to January 30, 2027 (or such later date as may be approved by RAAQ shareholders in an amendment to the Cayman Constitutional Documents). The Cayman Constitutional Documents provide that, if RAAQ winds up for any other reason prior to the consummation of an initial business combination, RAAQ will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Q: How do the RAAQ Insiders intend to vote on the proposals?

A: The RAAQ Insiders beneficially own and are entitled to vote an aggregate of approximately    % of the outstanding RAAQ Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding RAAQ Ordinary Shares are voted, in addition to the RAAQ Ordinary Shares held by the RAAQ Insiders, RAAQ would need (i)     RAAQ Public Shares, or approximately    %, of the    RAAQ Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii)    , or approximately    %, of the    RAAQ Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved. Assuming the minimum number of RAAQ Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal and the Merger Proposal will be approved without any additional vote from RAAQ Public Shareholders, because the RAAQ Insiders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal and the Merger Proposal, and their presence would constitute a quorum under the Cayman Constitutional Documents and be sufficient to approve the Proposals.

The RAAQ Insiders have also agreed, prior to the IPO, to waive their redemption rights. The RAAQ Insiders did not receive any consideration for their waiver of redemption rights.

Q: What interests do the Sponsor and the current officers and directors of RAAQ have in the Business Combination?

A: When you consider the recommendation of the RAAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the RAAQ Insiders have interests in such Shareholder Proposals that are different from, or in addition to and/or in conflict with, those of the RAAQ shareholders generally. Further, RAAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to RAAQ — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RAAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RAAQ shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

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The RAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, or approximately $0.004 per share. As a result of the Underwriters’ election to exercise their over-allotment option in full on April 30, 2025, none of the Founder Shares were forfeited, resulting in the Sponsor holding 5,615,000 Founder Shares. The IQM ADSs that the RAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $    million based upon the closing price of $     per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such IQM ADSs will be subject to lock-up restrictions, we believe such shares have less value.

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The Sponsor purchased 3,725,000 Private Placement Warrants for $3,725,000, or $1.00 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The 3,725,000 IQM Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $    million based upon the Closing price of $     per RAAQ Public Warrant on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such IQM Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

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Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the RAAQ Class A Ordinary Shares included in the RAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the IQM ADSs trade below $10.00 per share and the RAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of RAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while RAAQ Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

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The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the RAAQ Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 to pay liquidation expenses), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the RAAQ Warrants may be worthless. In such event, the 5,750,000 RAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,725,000 Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

•	The RAAQ Insiders have agreed not to redeem any of the Founder Shares or RAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

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Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

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The anticipated appointment of Jeff Tuder, RAAQ’s Co-Chairman and Chief Financial Officer as a director of IQM following the Closing. As such, in the future he may receive any cash fees, stock options or share awards that the IQM Board determines to pay to its directors.

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In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to RAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $     was outstanding under such working capital loans.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by RAAQ from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $     of reimbursable out-of-pocket expenses were outstanding.

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Pursuant to the form of Registration Rights Agreement, the RAAQ Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the IQM ADSs and IQM Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and RAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to RAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $    million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $    million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $     per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

In connection with the Business Combination, there may be any actual or potential material conflict of interest between, on one hand, IQM’s officers or directors and, on the other hand, unaffiliated shareholders of RAAQ. Shareholders should also be aware that interests of IQM and its officers and directors may be inherently different from the interests of unaffiliated shareholders of RAAQ, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to RAAQ’s shareholders.

The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as RAAQ’s directors and officers, may have influenced their motivation in identifying and selecting IQM as a business combination target, completing an initial business combination with IQM and influencing the operation of the business following the initial business combination. In considering the recommendations of the RAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the RAAQ extraordinary general meeting, which is set for    , 2026; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Agreement.”

Q: What do I need to do now?

A: RAAQ urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of RAAQ. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the extraordinary general meeting take place?

A: The extraordinary general meeting will be held on    , 2026, at    , Eastern Time, at    and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://    and following the instructions set forth below. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

•	vote via the web portal during the extraordinary general meeting webcast; and

•	submit questions or comments to RAAQ’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box. Please note that questions will only be answered after the extraordinary general meeting and will be sent to you via the email you provided when registering for the extraordinary general meeting.

Q: How do I attend the extraordinary general meeting?

A: You are encouraged to attend the extraordinary general meeting virtually or in person. To register for and attend the extraordinary general meeting virtually, please follow these instructions as applicable to the nature of your ownership of RAAQ Ordinary Shares:

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Shares Held of Record. If you are a record holder, and you wish to attend the extraordinary general meeting virtually, you may attend in person at    or go to https://    , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

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Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to      no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Efficiency on or before     , 2026.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

•	Within the U.S. and Canada: + (toll-free)

•	Outside of the U.S. and Canada: + (standard rates apply)

The passcode for telephone access:     . You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of RAAQ Ordinary Shares on the Record Date, you may vote by attending the extraordinary general meeting in person, or by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The proposals to be presented at the extraordinary general meeting are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to Efficiency at the address set forth below so that it is received prior to the vote at the extraordinary general meeting, attending the extraordinary general meeting in person, or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Efficiency, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the extraordinary general meeting?

A: A quorum is the minimum number of RAAQ Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the RAAQ Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The RAAQ Class A Ordinary Shares and RAAQ Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.

Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

•

Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

•

Merger Proposal — The approval of the Merger and the Plan of Merger will require a special resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a majority of at least two-thirds of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

•

The Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?

A: If you fail to take any action with respect to the meeting and fail to redeem your RAAQ Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the RAAQ shareholders and consummated, you will become a holder of IQM ADSs.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of RAAQ, as applicable, and RAAQ will continue to search for another target business with which to complete an initial business combination. If RAAQ does not complete an initial business combination by January 30, 2027 (or such later date as may be approved by RAAQ shareholders in an amendment to the Cayman Constitutional Documents), RAAQ must cease all operations except for the purpose of winding up, redeem 100% of the outstanding RAAQ Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of RAAQ’s remaining shareholders and RAAQ Board, liquidate and dissolve.

Q: What should I do with my share certificates?

A: Shareholders who do not elect to have their RAAQ Public Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Efficiency regarding what to do with their certificates. RAAQ shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to Efficiency (either physically or electronically) no later than two (2) business days prior to the initially scheduled date of the extraordinary general meeting as described above.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your RAAQ

Ordinary Shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RAAQ Ordinary Shares.

Q: What happens if I sell my RAAQ Ordinary Shares before the extraordinary general meeting?

A: The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your RAAQ Ordinary Shares after the applicable Record Date, but before the extraordinary general meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the extraordinary general meeting.

Q: Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A: RAAQ will pay the cost of soliciting proxies for the extraordinary general meeting. RAAQ has engaged      to assist in the solicitation of proxies for the extraordinary general meeting. RAAQ has agreed to reimburse      for certain out-of-pocket expenses incurred on RAAQ’s behalf, and to indemnify      against certain losses, claims and liabilities arising from such engagement. RAAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of RAAQ Public Shares for their expenses in forwarding soliciting materials to beneficial owners of RAAQ Public Shares and in obtaining voting instructions from those owners. RAAQ’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Where can I find the voting results of the extraordinary general meeting?

A: The preliminary voting results will be announced at the extraordinary general meeting. RAAQ will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) business days after the extraordinary general meeting.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

Individuals call toll-free:

Banks and brokers call:

Email:

You may also obtain additional information about RAAQ from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a RAAQ Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to Efficiency at the address below at least two (2) business days prior to the initially scheduled date of the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Efficiency

Email:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the principal legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “Proposal One — The Business Combination Proposal — The Business Combination Agreement.
The Parties to the Business Combination
Real Asset Acquisition Corp.
Real Asset Acquisition Corp. is a blank check company incorporated on December 9, 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.
RAAQ consummated its initial public offering on April 30, 2025. The RAAQ Units, the RAAQ Public Shares and the RAAQ Public Warrants are each traded on Nasdaq under the symbols “RAAQU,” “RAAQ” and “RAAQW,” respectively.
RAAQ’s business address is 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542, and its telephone number is (609)
924-0759.
IQM
IQM is a global leader in superconducting quantum computers. IQM provides both on-premises
full-stack quantum computers and a cloud platform to access its systems. IQM partners with a diverse range of customers globally, representing the largest known on-premises customer base in the quantum computing market. IQM’s customers include leading high-performance computing centers, research laboratories, universities, and enterprises that require full access to quantum hardware and software.
IQM was founded in 2018 as a spin-out from Aalto University in Espoo, Finland, by a group of researchers with extensive experience in quantum computing and the development of quantum research laboratories. From its inception, IQM has focused on the development of superconducting quantum computers. IQM’s early work included research and development related to qubit reset, readout technologies and thermal management, which are important components in the design and operation of scalable quantum processors. Since then, IQM has continued to advance its hardware architecture and related technologies, including the development of approaches involving digital-analog quantum computing.
Today, IQM offers an
on-premises
and cloud offerings via an open and collaborative approach. IQM’s on-premises
products include the IQM Spark, a five-qubit quantum computer designed primarily for education and research environments, and the IQM Radiance, a robust, field-tested quantum platform spanning configurations from approximately 20 to 150 qubits. IQM is also designing the IQM Halocene, its next-generation quantum computer designed to scale beyond 150 qubits and support advanced quantum applications. IQM also makes access to its quantum computers available to customers through its IQM Resonance cloud service, as well as through Amazon Web Services’ (“AWS”) Braket. IQM supplements these offerings with professional services, including training, maintenance and technical support, to empower its customers to turn quantum computing into real-world solutions.
IQM is a Finnish limited liability company (Fi.
osakeyhtiö
) organized under the laws of Finland and domiciled in Espoo, Finland. IQM is registered in the trade register maintained by the Finnish Patent and Registration Office (the

“Finnish Trade Register”) under business identity code
2912625-6
and LEI 743700MUXIBO64XQUT02. The mailing address of IQM is Keilaranta 19, FI-02150 Espoo, Finland. IQM’s telephone number in the United States is (650)
798-5469.
IQM’s corporate website address is
https://IQM.tech/
. IQM’s website and the information contained on or accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
IQM US LLC (“Merger Sub”) is a Delaware limited liability company and an indirect wholly owned subsidiary of IQM. Merger Sub was incorporated for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. The address and telephone number of Merger Sub’s principal executive offices are the same as those of IQM.
LuxCo
Eclipse QC S.à r.l. (“LuxCo” and, together with Merger Sub, “Merger Subs”) is a Luxembourg private limited liability company (
société à responsabilité limitée
) and a direct wholly owned subsidiary of IQM. LuxCo was acquired for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. The address and telephone number of LuxCo’s principal executive offices are the same as those of IQM.
Corporate History and Structure of IQM
IQM is a Finnish limited liability company that was founded in 2018 as a spin-out
from Aalto University in Espoo, Finland, by a group of researchers with extensive experience in quantum computing and the development of quantum research laboratories.

The following diagram illustrates IQM’s corporate structure, including subsidiaries as of the date of this proxy statement/prospectus:

IQM Finland Ltd
(Finland; 2912625-6)
100 %
IQM Germany GmbH
(Germany; 254108)
IQM Polska Sz.o.o
(Poland; 525993411)
IQM France SAS
(France; 908239858)
IQM Quantum Computers Spain SL
(Spain; B06968093)
IQM Italy SRL
(Italy; 14139870969)
IQM US Inc.
(US Delaware; 254108)
IQM Singapore PTE
(Singapore; 202306515W)
IQM Japan KK
(Japan; 0104-01-188502)
Eclipse QC Sarl
(Luxembourg; B299105)
100 %
IQM US LLC
(US Delaware; 10507669)
IQM U.K. Ltd
(UK: 17086699)

The Business Combination Proposal
The Business Combination Agreement
The RAAQ shareholders will vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of February 22, 2026, by and among RAAQ, IQM, Merger Sub and LuxCo (the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as
Annex
 A
, and the transactions contemplated therein. The Business Combination Agreement provides that (i) IQM will effectuate certain internal capital restructuring steps (the “IQM Capital Restructuring”) immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM.
In connection with the Merger:

(i)
immediately prior to the Merger Effective Time, all issued and outstanding RAAQ Class B Ordinary Shares other than those subject to the Sponsor Forfeiture (as described below) will automatically be converted, on a one-for-one
basis, into RAAQ Class A Ordinary Shares, in accordance with the terms of the Cayman Constitutional Documents;

(ii)
each issued and outstanding unit of RAAQ immediately prior to the Merger Effective Time will be automatically separated (the “Unit Separation”) into its components of one RAAQ Class A Ordinary Share and one-half
of one warrant to purchase one RAAQ Class A Ordinary Share at a price of $11.50 per share (the “RAAQ Public Warrants”);

(iii)
immediately following the Unit Separation and the IQM Capital Restructuring, each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including those issued in connection with the RAAQ Class B Conversion) will automatically be cancelled in exchange for the right to receive one IQM ADS, with each IQM ADS representing one IQM Share (such IQM ADSs, the “Merger Consideration”); and

(iv)	each RAAQ Warrant outstanding immediately prior to the Merger Effective Time will be assumed by IQM and become an IQM Warrant.
Prior to the Merger Effective Time, IQM will establish and sponsor an ADS facility with the Depositary and cause a registration statement on Form
F-6
to be filed with the SEC for the issuance of the IQM ADSs.
Prior to the Merger Effective Time, IQM will appoint an exchange agent reasonably acceptable to RAAQ and enter into an exchange agent agreement to facilitate (i) the exchange of RAAQ Ordinary Shares for the Merger Consideration in accordance with the Plan of Merger, Certificate of Merger, and the Business Combination Agreement, and (ii) the delivery of the Merger Consideration to RAAQ shareholders.
At or prior to the Merger Effective Time, IQM will (i) allot and issue to the Depositary (or its custodian) such number of IQM Shares as are necessary to deliver the IQM ADSs constituting the Merger Consideration to the shareholders of RAAQ entitled thereto, and (ii) instruct the Depositary to issue and distribute the IQM ADSs to the shareholders of RAAQ entitled thereto, in each case in accordance with the Business Combination Agreement. Additionally, after the Closing, IQM will allot and issue IQM Shares for deposit with the Depositary for delivery as ADSs upon exercise of IQM Warrants by the holders thereof. For more information, see the section of this proxy statement/prospectus titled “
Proposal One — The Business Combination Proposal
.”
Conditions Precedent to Consummate the Business Combination
The obligations of the parties to consummate the Transactions are subject to satisfaction or waiver of certain closing conditions of the respective parties, including, among others: (i) the Aggregate Transaction Proceeds (as defined in the Business Combination Agreement) being equal to or greater than $150,000,000 (the “Minimum Cash Condition”); (ii) receipt of the required approval by the shareholders of RAAQ (the “RAAQ Shareholders’ Approval”); (iii) receipt of the IQM Shareholders’ Approval; (iv) effectiveness of the Registration Statement under the Securities Act and the absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement; (v) the approval for listing of the IQM ADSs to be issued in connection with the Transactions on The Nasdaq Stock Market LLC, subject only to official notice of issuance thereof; and (vi) the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Transactions.
For details of conditions to which the obligations of RAAQ and IQM to consummate the Business Combination are subject, see “
The Business Combination Agreement — Conditions Precedent to Consummate the Business Combination
.”
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Merger Effective Time, including, among others: (i) by mutual written consent of IQM and RAAQ; (ii) by IQM or RAAQ if any law or governmental order is in effect that has become final and non-appealable
and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (iii) if the RAAQ Shareholders’ Approval or the IQM Shareholders’ Approval has not been obtained; and (iv) by IQM or RAAQ upon a breach of or failure to perform any representations, warranties, covenants or other agreements set forth in the Business Combination Agreement by the other party if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot or has not been cured.
For details of circumstances under which RAAQ or IQM may elect to terminate the Business Combination Agreement, see “
The Business Combination Agreement — Termination
.”
Agreements Entered into in Connection with the Business Combination
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, RAAQ, IQM and the RAAQ Insiders entered into the Sponsor Support Agreement, pursuant to which, each RAAQ Insider, among other things, (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause any RAAQ Ordinary Shares held by such RAAQ Insider to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the RAAQ Ordinary Shares held by such RAAQ Insider in favor of the RAAQ Shareholders’ Approval or, if there are insufficient votes, in favor of adjournment. Each of the RAAQ Insiders also agreed, subject to the exceptions set forth in the Sponsor Support Agreement, to subject to certain transfer restrictions (i) 70% of IQM ADSs held by such RAAQ Insider immediately after the Merger Effective Time, for a period starting on the Closing Date and ending on the earliest to occur of (a) one year after the Closing Date and (b) subsequent to the Closing, (x) the date on which the last sale of IQM ADSs equals or exceeds $12.00 per IQM ADS (as adjusted for share sub-divisions,
share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period commencing at least 150 days after the Closing Date and (y) the date on which IQM completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in IQM’s shareholders having the right to exchange their IQM Shares for cash, securities or other property, and (ii) all IQM Warrants and any IQM Shares issued upon exercise of such warrants held by such RAAQ Insider immediately after the Merger Effective Time for 30 days after the Closing Date.
In addition, the Sponsor agreed to, effective as of and conditioned upon the Closing, forfeit for no consideration (i) 1,375,000 RAAQ Class B Ordinary Shares, and (ii) up to 3,725,000 RAAQ Warrants held by the Sponsor, with the number of warrants forfeited determined based on the amount of remaining trust fund proceeds at Closing, such that (x) if remaining trust fund proceeds are less than or equal to $100,000,000, all such warrants are forfeited, and (y) if remaining trust fund proceeds exceed $100,000,000, the Sponsor retains a number of such warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining trust fund proceeds and the denominator of which is $175,000,000 (the “Sponsor Forfeiture”).
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is included as
Annex D
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
IQM
Shareholder Lock-up Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, IQM, RAAQ and certain shareholders of IQM entered into shareholder lock-up
agreements (each, an “IQM Shareholder
Lock-up
Agreement”), pursuant to which each such shareholder of IQM agreed, among other things, (a) during the period beginning on the date of the IQM Shareholder Lock-up Agreement and ending upon the termination of the IQM

Shareholder Lock-up Agreement, not to Transfer (as defined in the IQM Shareholder Lockup Agreement) any shares of IQM currently held by it or received by it after the date of the IQM Shareholder Lock-up Agreement and during the term of the IQM Shareholder Lock-up Agreement (collectively, the “Subject Shares”); and (b) during the period beginning on the date of the IQM Shareholder Lock-up Agreement and ending on the earlier of (x) one year after the Closing and (y) subsequent to the Closing, (A) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, or (B) the date on which IQM completes a liquidation, merger, share exchange, reorganization or other similar change-of-control
transaction (such period, the “Lock-Up Period”), to subject any Subject Shares held by the shareholder or issued to the shareholder in connection with the Business Combination (including, as applicable, IQM ADSs), other than any Subject Shares issued to the shareholder in the PIPE Financing (the “Locked-Up Securities”) to certain transfer restrictions, in each case subject to customary permitted transfers.
The foregoing description of IQM Shareholder
Lock-up
Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of IQM Shareholder
Lock-up
Agreement, the form of which is included as
Annex E
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
IQM Shareholder Voting Support Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, IQM, RAAQ and certain shareholders of IQM entered into shareholder voting and support agreements (each, a “IQM Shareholder Voting Support Agreement”), pursuant to which each such shareholder of IQM agreed, among other things: (i) not to transfer any shares of IQM currently held by it or received by it in connection with IQM Capital Restructuring until the Closing, subject to customary exceptions; and (ii) at any meeting of IQM shareholders called to seek IQM Shareholders’ Approval, or in connection with any written consent of IQM shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions is sought, (a) if a meeting is held, to appear at such meeting or otherwise cause any shares of IQM held by such shareholder to be counted as present at such meeting for purposes of establishing a quorum, and (b) vote or cause to be voted the shares of IQM held by it in favor of the IQM Shareholders’ Approval or, if there are insufficient votes, in favor of adjournment.
The restrictions set forth in the IQM Shareholder Lock-Up Agreements shall not apply to transfer of the Subject Shares (a) pursuant to the IQM Shareholder Lock-up Agreement, (b) prior to the Closing, upon the consent of IQM and RAAQ, and following the Closing, upon the consent of the IQM Board, and (c) if the shareholder is an entity, by virtue of the shareholder’s organization documents upon liquidation or dissolution of the shareholder, so long as, in each case of clauses (a) through (c), the power to fulfill the shareholders’ obligations under the IQM Shareholder Lock-up Agreement and the Business Combination Agreement is not relinquished and prior to and as a condition to the effectiveness of any such transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to IQM and RAAQ prior to the Closing, and to the IQM Board following the Closing, agreeing to be bound by the IQM Shareholder Lock-up Agreement to the same extent as the shareholder was with respect to such transferred Subject Shares.
The restrictions set forth in the IQM Shareholder Lock-Up Agreements shall not apply to certain transfers of the Locked-Up Shares during the Lock-Up Period, including: transfers for estate planning purposes; transfers by bona fide
gift, bequest, inheritance or operation of law; transfers upon dissolution or liquidation of an entity shareholder; pledges of Locked-Up Securities to financial institutions as security for bona fide
loan transactions; transactions relating to IQM Shares or other securities convertible into or exercisable or exchangeable for IQM Shares acquired in open market transactions after the Closing; the exercise of options or warrants to purchase IQM Shares, provided that any IQM Shares received upon such exercise shall be subject to the terms of the IQM

Shareholder Lock-up Agreement; transfers to satisfy tax withholding obligations under IQM’s equity incentive arrangements; transfers to IQM from IQM employees upon death, disability or termination of employment, in each case, of such employee; the establishment of a trading plan complying with Rule 10b5-1(c) under the Exchange Act, provided no sales are made thereunder during the Lock-Up Period; transfers into any pro rata share buyback or redemption offer made by IQM on identical terms to all shareholders; and transfers made in connection with a post-closing merger, tender offer or similar transaction pursuant to which all of IQM’s shareholders may exchange their shares for cash, securities or other property. In each case where a transfer is made to a permitted transferee, the applicable transferee is required to enter into a written agreement agreeing to be bound by the lock-up restrictions for the remainder of the Lock-Up Period.
The foregoing description of IQM Shareholder Voting Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of IQM Shareholder Voting Support Agreement, the form of which is included as
Annex F
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
PIPE Subscription Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, IQM entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with institutional and other accredited investors, including certain RAAQ Insiders (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of approximately 13.4 million ordinary shares, including in the form of IQM ADSs (collectively, the “PIPE Shares”), for a purchase price of $10.00 per PIPE Share in a private placement, for an aggregate amount of approximately $134 million (the “PIPE Investment Amount”).
The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, IQM agreed to file with the SEC (at IQM’s sole cost and expense), within 30 calendar days after the Closing Date, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.
The foregoing description of the PIPE Subscription Agreements do not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Subscription Agreements, the forms of which is included as
Annex G-1
and
Annex G-2
, respectively, to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
Form of Registration Rights Agreement
Prior to the Merger Effective Time, the RAAQ Insiders, IQM and certain shareholders of IQM will enter into a registration rights agreement (the “Registration Rights Agreement”), effective upon the Closing, pursuant to which IQM will grant the RAAQ Insiders and certain applicable shareholders of IQM, registration rights and commit to use its commercially reasonable efforts to file a resale shelf registration statement on Form
F-1
within 30 calendar days following the Closing.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, the form of which is included as
Annex H
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.

Form of Warrant Assignment Agreement
Prior to the Closing, IQM, RAAQ, Lucky Lucko, Inc. d/b/a Efficiency (the “Existing Warrant Agent”) and a successor warrant agent to be appointed in connection with the Closing (the “New Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assignment Agreement”), pursuant to which, among other things, RAAQ will assign to IQM, and IQM will assume, all of RAAQ’s rights, interests and obligations under the Warrant Agreement dated April 28, 2025, by and between RAAQ and the Existing Warrant Agent (the “RAAQ Warrant Agreement”), New Warrant Agent will be appointed as successor warrant agent under the Warrant Agreement, and the terms and conditions of the RAAQ Warrant Agreement will be amended and restated to, among other things, reflect the assumption of the RAAQ Warrants by IQM and the appointment of the successor warrant agent as described therein.
The foregoing description of the Warrant Assignment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Assignment Agreement, the form of which is included as
Annex I
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
The Merger Proposal
The RAAQ shareholders will vote upon a separate proposal to authorize the Merger and the Plan of Merger by way of special resolutions under the Cayman Companies Act. For more information, see the section of this proxy statement/prospectus titled “
Proposal Two — The Merger Proposal
.”
The Adjournment Proposal
The RAAQ shareholders will vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the Approval of one or more proposals at the extraordinary general meeting, (ii) if RAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Business Combination, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. For more information, see the section of this proxy statement/prospectus titled “
Proposal Three — The Adjournment Proposal
.”
RAAQ Board’s Reasons for Approval of the Business Combination
Before reaching its unanimous decisions that the Business Combination Agreement, each ancillary agreement, and the Business Combination are fair, advisable and in the best interests of RAAQ and its shareholders, the RAAQ Board consulted with the RAAQ management team, its legal counsel and other advisors. The RAAQ Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the RAAQ Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their decision. Different individual members of the RAAQ Board may have given different weight to different factors in their evaluation of the Business Combination.
The RAAQ Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to IQM’s position as a leading full-stack quantum computing company in Europe, its proven track record of delivering operational quantum computers to market, its experienced and proven management team and the compelling market opportunity presented by quantum computers. The RAAQ Board also considered the potential detriments of the Business Combination to RAAQ, including IQM’s historical losses, limited operating history, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, and the risks and costs to RAAQ if the Business Combination is not achieved, including the risk that it may result in RAAQ being unable to complete a business combination and force RAAQ to liquidate, along with the other risks set forth in the section titled “
Risk Factors.
”
For more information about the RAAQ Board’s reasons for the approval of the Business Combination, see “
Proposal One — The Business Combination Proposal — RAAQ Board’s Reasons for Approval of the Business Combination.
”
Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
When you consider the recommendation of the RAAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the RAAQ Insiders have interests in such Shareholder Proposals that are different from, or in addition to and/or in conflict with, those of the RAAQ shareholders generally. Further, RAAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “
Other Information Related to RAAQ
 —
 Conflicts of Interest
.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RAAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RAAQ shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•
The RAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share, resulting in the Sponsor holding 5,615,000 Founder Shares. The IQM ADSs that the RAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $    million based upon the closing price of $     per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that 70% of such IQM ADSs will be subject to lock-up restrictions,
we believe such shares have less value.

•
The Sponsor purchased 3,725,000 Private Placement Warrants for $3,725,000, or $1.00 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The 3,725,000 IQM Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $    million based upon the closing price of $     per RAAQ Public Warrant on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such IQM Warrants will be subject to lock-up restrictions,
we believe such warrants have less value.

•
Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the RAAQ Class A Ordinary Shares included in the RAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the IQM ADSs trade below $10.00 per share and the RAAQ Public Shareholders experience a negative rate of return following the

Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of RAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while RAAQ Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or if such date is
extended at a duly called meeting of the RAAQ shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the RAAQ Public Shares for a per-share
price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 to pay liquidation expenses), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the RAAQ Warrants may be worthless. In such event, the 5,750,000 RAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,725,000 Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

•	The RAAQ Insiders have agreed not to redeem any of the Founder Shares or RAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

•
Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•
In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to RAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, no such working capital loans are currently outstanding.

•
The anticipated appointment of Jeff Tuder, RAAQ’s Co-Chairman and Chief Financial Officer as a director of IQM following the Closing. As such, in the future he may receive any cash fees, stock options or share awards that the IQM Board determines to pay to its directors.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses
related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by RAAQ from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $     of reimbursable
out-of-pocket expenses
were outstanding.

•
Pursuant to the form of Registration Rights Agreement, the RAAQ Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions
with respect to the IQM ADSs and IQM Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and RAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to RAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $    million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $     million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $     per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).
In connection with the Business Combination, there may be any actual or potential material conflict of interest between, on one hand, IQM’s officers or directors and, on the other hand, unaffiliated shareholders of RAAQ. Shareholders should also be aware that interests of IQM and its officers and directors may be inherently different from the interests of unaffiliated shareholders of RAAQ, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to RAAQ’s shareholders.
The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
The financial and personal interests of the Sponsor, as well as RAAQ’s directors and officers, may have influenced their motivation in identifying and selecting IQM as a business combination target, completing an initial business combination with IQM and influencing the operation of the business following the initial business combination. In considering the recommendations of the RAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.
For additional information, see the section of this proxy statement/prospectus titled “
The Business Combination Proposal
 —

Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
” and “
Related Party Transactions
 —
 IQM Relationships and Related Party Transactions
.”
Compensation to be Received by the Sponsor and RAAQ’s Directors, Officers and Advisors in Connection with the Business Combination
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and RAAQ’s directors, officers, advisors and their affiliates in connection with the

Business Combination and related transactions. The amounts below assume that no Private Placement Warrants are forfeited in the Sponsor Forfeiture.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

RAAQ Sponsor LLC	4,240,000 IQM ADSs upon the conversion of 4,240,000 RAAQ Class B Ordinary Shares following the Sponsor Forfeiture.	$25,000.

RAAQ Sponsor LLC	3,750,000 IQM Warrants upon the conversion of 3,750,000 Private Placement Warrants.	$3,750,000.

Independent directors	75,000 IQM ADSs upon the conversion of 75,000 RAAQ Class B Ordinary Shares.	$300.

Advisors	60,000 IQM ADSs upon the conversion of 60,000 RAAQ Class B Ordinary Shares.	$240 (approximately $0.004 per RAAQ Class B Ordinary Share).

RAAQ Sponsor LLC, Officers, Directors, or their respective affiliates	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination.	Expenses incurred in connection with identifying, investigating, negotiating and completing an initial business combination.
RAAQ’s independent directors are not members of the Sponsor. None of RAAQ’s executive officers or directors have received any cash compensation for services rendered to RAAQ as of the date of this proxy statement/prospectus. None of the funds in the Trust Account will be used to compensate the Sponsor, officers, directors or their affiliates. However, these individuals will be reimbursed for any out-of-pocket expenses
incurred in connection with RAAQ’s activities of identifying, investigating, negotiating and completing an initial business combination, as discussed above. Non-redeeming RAAQ Public Shareholders may experience material dilution as a result of the reimbursement of expenses and advances to the Sponsor and RAAQ’s officers and directors and the issuances of the IQM ADSs and IQM Warrants in exchange for the outstanding securities of RAAQ described above.
Potential Purchases of RAAQ Public Shares
The Sponsor and RAAQ’s officers and directors do not have any plans at this time to purchase RAAQ Public Shares from RAAQ Public Shareholders or to take any other actions to incentivize non-redemption.
However, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding RAAQ or its securities, the Sponsor and RAAQ’s officers and directors or their affiliates may purchase RAAQ Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of RAAQ Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase RAAQ Public Shares in such transactions. Such purchases of RAAQ Public Shares may include a contractual acknowledgment that such shareholder, although still the record holder of RAAQ’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor and RAAQ’s officers and directors or their affiliates purchase RAAQ Public Shares in privately negotiated transactions from RAAQ Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such transaction could be to increase the likelihood of obtaining shareholder approval of the Business Combination or satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. RAAQ expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In the event the Sponsor and RAAQ’s officers and directors or their affiliates were to purchase RAAQ Public Shares from RAAQ Public Shareholders, such purchases would be structured in compliance with the requirements of
Rule 14e-5 under
the Exchange Act. To the extent that the Sponsor and RAAQ’s officers and directors or their affiliates purchase RAAQ Public Shares in compliance with the requirements of
Rule 14e-5 under
the Exchange Act, such shares would not be voted in favor of approving the Business Combination. Please see the section of this proxy statement/prospectus titled “
Extraordinary General
Meeting of RAAQ Shareholders — Potential Purchases of RAAQ Public Shares
” for additional information.
Recommendation to RAAQ Shareholders
The RAAQ Board submits each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal for approval by its shareholders and recommends that its shareholders vote “
FOR
” each such Proposal being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see sections of this proxy statement/prospectus titled “
Proposal
 One
 —
 The Business Combination Proposal
,” “
Proposal
 Two
 —
 The Merger Proposal
” and “
Proposal
 Three
 —
 Adjournment Proposal
.”
When you consider the recommendation of the RAAQ Board in favor of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and RAAQ’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), your interests as a shareholder or a warrant holder. Please see the section of this proxy statement/prospectus titled “
Proposal One — The Business Combination Proposal
 —
 Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
.”
Date, Time and Place of Extraordinary General Meeting of RAAQ Shareholders
The extraordinary general meeting will be held on      at     , Eastern Time, at the offices of     , and virtually via live webcast at
https://
    . Shareholders may attend and vote in person or by visiting      and entering the control number found on their proxy card, voting instruction form or notice they previously received.
The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
RAAQ shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned RAAQ Ordinary Shares at the close of business on     , 2026, which is the record date for the extraordinary general meeting (“Record Date”).

As of the close of business on the Record Date, there were      RAAQ Ordinary Shares issued and outstanding, of which      were issued and outstanding RAAQ Public Shares.
Shareholders will have one vote for each RAAQ Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such RAAQ Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RAAQ Warrants do not have voting rights.
The Sponsor and each director, officer and advisor of RAAQ have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any RAAQ Ordinary Shares held by them. None of the RAAQ Insiders received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share
Redemption Price. As of the Record Date, the Sponsor owned approximately  % of the issued and outstanding RAAQ Ordinary Shares.
Quorum
A quorum of RAAQ shareholders is necessary to hold a valid shareholder meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third
of the RAAQ Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy or by duly authorized representative of proxy (if a corporation or other non-natural
person). As of the Record Date for the extraordinary general meeting,      RAAQ Ordinary Shares would be required to achieve a quorum.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a RAAQ Public Shareholder may request to redeem all or a portion of its RAAQ Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any RAAQ Public Shares to be redeemed only if you:

•
(i) hold RAAQ Public Shares or (ii) hold RAAQ Public Shares through RAAQ Units and elect to separate your RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants prior to exercising your redemption rights with respect to the RAAQ Public Shares;

•
submit a written request to Efficiency, RAAQ’s transfer agent, including the legal name, phone number and address of the beneficial owner of the RAAQ Public Shares for which redemption is requested, that RAAQ redeem all or a portion of your RAAQ Public Shares for cash; and

•	deliver your share certificates for RAAQ Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their RAAQ Public Shares in th
e man
ner described above prior to 5:00 p.m., Eastern Time, on    (two business days before the initially scheduled date of the extraordinary general meeting) in order for their RAAQ Public Shares to be redeemed.
RAAQ Public Shareholders may elect to redeem all or a portion of the RAAQ Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the RAAQ Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a RAAQ Public Shareholder properly exercises its right to redeem all or a portion of the RAAQ Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, RAAQ will redeem such RAAQ Public Shares for a per-share
price, payable in

cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals), calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of amounts not previously released to RAAQ for permitted withdrawals), divided by the number of then issued RAAQ Public Shares. For illustrative purposes, as of the Record Date, this would have amounted to approximately $     per issued and outstanding RAAQ Public Share. If a RAAQ Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its RAAQ Public Shares for cash and will no longer own RAAQ Public Shares. See the section of the proxy statement/prospectus titled “
Extraordinary General Meeting of RAAQ Shareholders — Redemption Rights
” for a detailed description of the procedures to be followed if you wish to redeem your RAAQ Public Shares for cash.
Any request to redeem RAAQ Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with RAAQ’s consent. If a RAAQ Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that RAAQ instruct Efficiency to return the shares (physically or electronically). The holder can make such request by contacting Efficiency, at the address or email address listed elsewhere in this proxy statement/prospectus.
Notwithstanding the foregoing, a RAAQ Public Shareholder, together with any affiliate of such RAAQ Public Shareholder or any other Person with whom such RAAQ Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its RAAQ Public Shares with respect to more than an aggregate of 15% of the then issued RAAQ Public Shares without the prior written consent of RAAQ. Accordingly, if a RAAQ Public Shareholder, alone or acting in concert or as a group for the purposes of acquiring, holding or disposing of shares, seeks to redeem more than 15% of the then issued RAAQ Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the RAAQ Public Shareholders vote. As of the Record Date, the Sponsor owned     % of the issued and outstanding RAAQ Ordinary Shares.
Holders of the RAAQ Public Warrants will not have redemption rights with respect to the RAAQ Public Warrants.
Dissenters’ Rights under the Cayman Companies Act
Holders of RAAQ Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their RAAQ Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice of their intention to exercise their statutory dissenter rights to RAAQ prior to the extraordinary general meeting and follow the process prescribed in Section 238 of the Cayman Companies Act.
Further details of the statutory appraisal rights are set out below the section titled “
Appraisal Rights
.” If you are contemplating the possibility of objecting to the Merger, you should seek advice from a suitably qualified Cayman lawyer. If you do not follow the procedural requirements of the Cayman Companies Act, you will lose your appraisal rights.
These statutory appraisal rights are separate to, and mutually exclusive of, the right of RAAQ Public Shareholders to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Cayman Constitutional Documents, which are discussed elsewhere in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences
For a description of certain material U.S. federal income tax considerations of the Business Combination, the exercise of redemption rights in respect of RAAQ Public Shares and the ownership and disposition of IQM ADSs and IQM Warrants, please see the information set forth in “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders
.”
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reorganization and recapitalization transaction. RAAQ will be treated as the “acquired” company and IQM will be treated as the “legal acquirer” and “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IQM issuing IQM Shares at the Closing for the net assets of RAAQ as of the Closing Date.
IQM has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	IQM’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and maximum redemption scenarios;

•	IQM’s operations will substantially comprise the ongoing operations of the combined company;

•	IQM’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•	IQM’s senior management will comprise the senior management of the combined company.
Comparison of Corporate Governance and Shareholder Rights
If the Business Combination is completed, holders of RAAQ Ordinary Shares will become holders of IQM Shares and their rights as shareholders will be governed by IQM’s amended and restated articles of association (the “Amended IQM Articles”). Please see “
Comparison of Shareholders
’
Rights
” for more information.
Regulatory Matters
The Business Combination Agreement and Transactions are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) filings and registration with the Registrar of Companies of the Cayman Islands and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Mergers contemplated by the Business Combination Agreement, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to RAAQ and IQM, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to RAAQ shareholders. RAAQ and IQM must comply with applicable United States federal and state securities laws in connection with the PIPE Financing, and with stock exchange continued listing requirements.
Conditions Precedent to Consummate the Business Combination
Consummation of the Transactions is conditioned on the approval of the Condition Precedent Proposals by RAAQ shareholders described in this proxy statement/prospectus (the “RAAQ Shareholders’ Approval”), and the adoption and approval of the Business Combination Agreement and the approval of the Merger and the other Transactions by the requisite consent of IQM’s shareholders (the “Company Shareholders’ Approval”).

In addition, the consummation of the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	the proxy/registration statement having become effective under the Securities Act and no stop order with respect thereto having been issued and remaining in effect;

•	the approval for listing of the IQM ADSs to be issued in connection with the Transactions on Nasdaq, subject only to official notice of issuance thereof; and

•	the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Transactions.
The obligation of RAAQ to consummate the Transactions is subject to the satisfaction (or waiver by RAAQ) of the following additional conditions:

•	the accuracy of the representations and warranties of IQM and Merger Subs as of the Closing Date, subject to applicable materiality standards as set forth in the Business Combination Agreement;

•
the obligations and covenants of IQM, LuxCo and Merger Sub having been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

•	the absence of any Company Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured.
The obligations of IQM, LuxCo, and Merger Sub to consummate the Transactions are subject to the satisfaction (or waiver by IQM) of the following additional conditions:

•	the accuracy of the representations and warranties of RAAQ as of the Closing Date, subject to applicable materiality standards set forth in the Business Combination Agreement;

•
RAAQ having performed and complied in all material respects with all of its covenants and obligations under the Business Combination Agreement required to be performed as of or prior to the Closing, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

•	the absence of any SPAC Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured; and

•	the Minimum Cash Condition.
Summary of Risk Factors
Unless the context otherwise requires, references in this subsection to “we,” “us” or “our” refer to the business of IQM and its subsidiaries.
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the section titled “
Risk Factors
” of this proxy statement/prospectus. Such risks include, but are not limited to:

•	We are in our early stages and have a limited operating history, which makes it difficult to forecast our future prospects and results of operations.

•	We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•
We may not be able to scale our business quickly enough to meet customer and market demand, which could adversely affect our financial condition and results of operations or cause us to fail to execute on our business strategies.

•
We will require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances as they arise, and we cannot be sure that additional financing will be available on acceptable terms, if at all.

•	We could experience difficulties manufacturing or installing our quantum computing systems.

•
The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum computing solutions, if it encounters negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

•
The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

•
We have not produced quantum computers with high qubit counts or at volume and we face significant barriers in our attempts to produce quantum computers at high volume, including the need to scale, fragment and standardize existing or invent and develop new technology.

•	If our computers fail to achieve quantum advantage, our business, financial condition and future prospects may be harmed.

•	We may be unable to reduce the cost of developing our quantum computers, which may prevent us from pricing our quantum systems competitively.

•	Our business and growth are dependent on the success of our strategic relationships with third parties.

•
A significant portion of our revenue currently depends on contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

•
System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of our products and services could harm our reputation or subject us to significant liability, and adversely affect our business, financial condition and operating results.

•	Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.

•	Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

•	Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

•
Any failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.

•	If we were to qualify as a passive foreign investment company, it could result in adverse U.S. tax consequences to certain U.S. holders of IQM Shares.

•	The market price of IQM ADSs or IQM Warrants may be volatile, which could cause the value of your investment to decline.

•
We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

•
As a foreign private issuer, we are permitted, and we expect, to follow certain home country corporate governance instead of otherwise applicable Nasdaq requirements, and we will not be subject to certain U.S. securities laws including, but not limited to, U.S. proxy rules and the filing of certain Exchange Act reports.

•	Purchasers of IQM ADSs are not holders of our IQM Shares.

•	The rights of shareholders in companies subject to Finnish corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.

•	U.S. investors may have difficulty enforcing civil liabilities against our company and directors and senior management and the experts named in this proxy statement/prospectus.
Implications of Being an Emerging Growth Company
Following the Business Combination, IQM will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, IQM will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and, to the extent IQM no longer qualifies as a foreign private issuer, exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find IQM’s securities less attractive as a result, there may be a less active trading market for IQM’s securities and the prices of IQM’s securities may be more volatile.
IQM will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which IQM has total annual gross revenue of at least $1.235 billion, or (c) in which IQM is deemed to be a large accelerated filer, which means the market value of IQM’s common equity that is held by non-affiliates
exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which IQM has issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Implications of Being a Foreign Private Issuer
IQM is also a “foreign private issuer” under SEC rules. In its capacity as a foreign private issuer, IQM is exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. IQM will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, IQM’s executive officers, directors and principal shareholders will be exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act.
IQM may take advantage of these exemptions until such time as it is no longer a foreign private issuer. IQM will remain a foreign private issuer until the end of the fiscal year following the last date of its second fiscal quarter when more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of IQM’s board of directors or executive officers are U.S. citizens or residents; (ii) more than 50% of IQM’s assets are located in the United States; or (iii) IQM’s business is administered principally in the United States.
IQM has taken advantage of certain reduced reporting and other requirements in this proxy statement/prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies.

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative per share information for IQM and RAAQ on a stand-alone basis and the unaudited pro forma combined comparative per share information, after giving effect to the Business Combination, using the assumptions below, in each case for the year ended December 31, 2025:
Scenario 1 — Assuming No Redemptions:

This presentation assumes that no RAAQ Public Shareholders exercises redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
Scenario 2 — Assuming Maximum Redemptions:

This presentation assumes that RAAQ Public Shareholders holding 14,403,230 RAAQ Public Shares will exercise their redemption rights for approximately $147.9 million of funds in the Trust Account.

	As of and for the Year Ended December 31, 2025
	IQM (Historical)	RAAQ (Historical)	Pro Forma Combined Assuming No Redemptions (1)(2)	Pro Forma Combined Assuming Maximum Redemptions (1)(2)
Book value (deficit) per share (3)	$801.50	$(0.25)	$3.17	$2.64
Weighted average number of shares outstanding – basic	316,617		190,989,734	176,586,504
Net loss per share attributable to ordinary shareholders
Basic (5)	$(194.10)		$(1.66)	$(0.94)

Diluted (5)	$(194.10)		$(1.66)	$(0.94)

Weighted average shares outstanding, Class A ordinary shares		11,626,027

Basic and diluted net income per share, Class A ordinary shares		$0.25

Basic weighted average shares outstanding, Class B ordinary shares (4)		5,505,479

Diluted weighted average shares outstanding, Class B ordinary shares (4)		5,565,068

Net income per share, Class B ordinary shares – basic		$0.25

Net income per share, Class B ordinary shares – diluted		$0.25

(1)
Pro forma combined share amounts and per share data are based upon all the IQM Shares to be issued on a pro forma basis assuming the Business Combination occurred on January 1, 2025, under a no redemptions and a maximum redemptions scenario.

(2)	Refer to Note 5 within the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for adjustments made to the weighted average number of shares outstanding.
(3)
The historical book value per share for IQM is calculated as (a) total shareholders (deficit) equity divided by (b) the total number of common shares outstanding as of December 31, 2025 divided by (c) 0.8511, the December 31, 2025 Euro/USD exchange rate. The historical book value per share for RAAQ is calculated as

(a) total shareholders (deficit) equity divided by (b) the total number of shares of common stock outstanding, inclusive of shares subject to possible redemption as of December 31, 2025. Pro forma book value per share is based on all the IQM Shares to be issued and outstanding on a pro forma basis immediately after the Business Combination, under a no redemptions and a maximum redemptions scenario and is adjusted by 0.8511, the December 31, 2025 Euro/USD exchange rate.
(4)
The calculation of RAAQ basic and diluted net income (loss) per ordinary share for the year ended December 31, 2025 excluded up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters of RAAQ’s initial public offering. On April 30, 2025, the underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

(5)	The calculation of the IQM historical and pro forma net loss per share have been adjusted by 0.8850, the average Euro/USD translation rate for the year ended December 31, 2025.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express RAAQ’s and IQM’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements include all matters that are not historical facts and can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “is/are likely to,” “potential,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding RAAQ’s and IQM’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which IQM operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the ability of RAAQ and IQM to consummate the Business Combination;

•	the anticipated timing of the Business Combination;

•	the expected benefits of the Business Combination;

•	the combined company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	IQM’s mission, goals and strategies;

•	IQM’s future business development, financial condition and results of operations;

•	expected changes in IQM’s revenues, costs or expenditures;

•	IQM’s expectations regarding demand for and market acceptance of IQM’s products;

•	IQM’s expectations regarding its relationships with customers and third-party business partners;

•	competition in IQM’s industry;

•	IQM’s future capital requirements and sources and uses of cash;

•	IQM’s ability to obtain funding for its operations and future growth;

•	relevant government policies and regulations relating to IQM’s industry;

•	IQM’s estimates of the market opportunity for its products and forecasts of market growth;

•	general economic and business conditions globally and in jurisdictions where IQM operates; and

•	assumptions underlying or related to any of the foregoing.
RAAQ and IQM caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. RAAQ and IQM will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In the event that any forward-looking statement is updated, no inference should be made that RAAQ or IQM will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in RAAQ’s public filings with the SEC or, upon and following the consummation of the Business Combination, in IQM’s public filings with the SEC, which are or will be (as appropriate) accessible at
www.sec.gov
, and which you are advised to consult. For additional information, please see the section of this proxy statement/prospectus titled “
Where You Can Find More Information
.”
In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement, such as the receipt of required regulatory approval and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for IQM.

RISK FACTORS
If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this Proxy Statement/Prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this Proxy Statement/Prospectus.
The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of IQM following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by RAAQ and IQM, which later may prove to be incorrect or incomplete. RAAQ and IQM may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of IQM Shares or, if the Business Combination is not consummated, RAAQ Public Shares, could decline, and you may lose part or all of the value of any IQM Shares or RAAQ Public Shares that you hold.
Risks Relating to IQM
In this section, “we,” “us” or “our” refer to IQM and its subsidiaries.
Risks Relating to Our Financial Condition and Status as an Early-Stage Company
We are in our early stages and have a limited operating history, which makes it difficult to forecast our future prospects and results of operations.
We were founded upon our registration with the Finnish Trade Register in May 2018. As a result of our limited operating history, our ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth and revenues. Our ability to generate revenues will largely be dependent on our ability to develop and produce quantum computers with increasing numbers of quantum bits (“qubits”) and with increasing levels of performance. We have not yet established a scalable business model, and there is a risk that our technology roadmap may be delayed or may not be achieved as anticipated, if at all. The development of our scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while our revenues will not substantially increase unless and until we produce more powerful, scalable, higher performing computers, which requires a number of technological advancements that may not occur on our currently anticipated timetable or at all. As a result, our historical results should not be considered indicative of our future performance. Further, in future periods, our growth could slow or decline for a number of reasons, including, but not limited to, slowing demand for sales of our on-premise
quantum computers, increased competition, technological challenges in the development of our superconducting modality, limitations in manufacturing capacity, inability to scale up or improve performance of our technology, a decrease in the growth of the market, or our failure, for any reason, to continue to take advantage of growth opportunities.
We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred net losses of €54.4 million and €54.1 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, we had an accumulated deficit of €232.2 million. We expect to continue to incur operating and net losses annually until we generate significant revenue from sales of our quantum computers. Even if our systems achieve narrow or broad quantum advantage, we may never achieve profitability.
We may incur significantly higher losses in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our quantum computers; expand our research and development activities; invest in manufacturing capabilities; invest in infrastructure to deploy the technology through the cloud; build up inventories of components for our quantum computers; increase our sales and marketing activities; further develop our infrastructure to account for geographical, political and regulatory considerations; and increase our general and administrative functions to support our growing operations and as a public company.
These initiatives may prove more costly than we currently anticipate or may fail to generate revenue, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we fail to recognize the expected growth from our investments, our business, financial condition or results of operations could be materially adversely affected. Our business model is unproven and may never enable us to cover our costs.
We may not be able to scale our business quickly enough to meet customer and market demand, which could adversely affect our financial condition and results of operations or cause us to fail to execute on our business strategies.
In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. The evolution and scaling of our business and operations place increased demands on our management and our financial and operational resources to:

•	attract new customers and grow our customer base;

•	sell additional products and services to our existing customers, maintain and increase the rates at which existing customers adopt our technology, thereby extending our product roadmap;

•	invest in our product offerings and platform;

•	effectively manage organizational change;

•	accelerate and/or refocus research and development activities;

•	expand manufacturing and supply chain capacity;

•	increase sales and marketing efforts;

•	broaden customer support and services capabilities;

•	maintain or increase operational efficiencies;

•	implement appropriate operational and financial systems; and

•	establish and maintain effective financial disclosure controls and procedures.
Large-scale commercial traction of quantum computing technology may never occur. There are significant technological challenges associated with developing, producing, marketing and selling products and services in the advanced technology industry, such as our products and services, and we may not be able to resolve all of the difficulties that could arise in a timely or cost-effective manner, or at all. We may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economic manner.

Our ability to scale is dependent also upon components we must source from multiple industries including from the electronics and semi-conductor industries with low-noise
microwave components, CPUs, GPUs, FPGAs; from the cryogenic industry with dilution refrigerators and associated helium gas products; and from the semiconductor industry with silicon wafers and other specialty materials, tooling and measurement equipment. Shortages or supply interruptions in any of these components would have an adverse impact on our ability to deliver our products, which would impact our revenues.
If large-scale development of our quantum computers commences, our computers may contain defects in design and manufacture that may cause our products to not perform as expected or may require repair and design changes to be up to scale. Our quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when the systems are first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our computers and anticipate growth. There can be no assurance that we will be able to detect and fix any defects in our quantum computers in a timely manner that does not disrupt our sales of products and services to our customers.
If our technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations. If defects in our technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that we will be liable to those third parties.
If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.
We will require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances as they arise, and we cannot be sure that additional financing will be available on acceptable terms, if at all.
Our business and future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. We will require a significant amount of cash for expenditures as we invest in expanding our research and development activities, manufacturing capabilities and business operations. Our operating plan may change because of known and unknown factors, and we may also need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or other transactions. In addition, we may seek additional capital even if we believe that we have sufficient funds for current or future operating plans. Such financings may result in dilution to shareholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than the IQM Shares underlying the IQM ADSs, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by worsening global economic conditions, including those caused by disruptions to and volatility in the credit and financial markets in the United States and Europe, current and future military conflicts and wars and related sanctions and tariffs and trade protection measures. There can be no assurance that deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for our products and services and our ability to raise additional capital when needed on acceptable terms, if at all. If the international equity and credit markets deteriorate, it may make any necessary financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair our ability to achieve our growth strategy, could harm our financial performance and stock price, could require us to delay or abandon our business plans, and could require us to delay, limit, or substantially reduce our quantum computing development efforts.

If we are unable to obtain sufficient capital, we may be unable to fund our operations and may be required to evaluate strategic alternatives, which could result in a complete or partial loss of your investment in our securities. There can be no assurance that financing will be available to us on favorable terms, or at all. In addition, our ability to raise additional capital through the sale of securities could be significantly impacted by the resale of our securities by holders of our securities which could result in a significant decline in the trading price of our securities and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.
Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves its anticipated growth levels, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts, including those we have generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. We have relied on market reports data published by third-party research and consulting firms to estimate the size of our market opportunity and growth forecasts, which may not prove to be accurate and which we have not independently verified. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to quantum computing may present themselves, which could substantially reduce the market for quantum computing services. Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with quantum computing solutions.
Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our ability to successfully scale our commercial operations and sell quantum computers, which are subject to many risks and uncertainties. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could have a negative impact on our business, financial condition and results of operations.
Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available, and may never be available. If we experience delays in adding such support capacity or servicing our customers efficiently or experience unforeseen issues with the reliability of our technology, we could overburden our servicing and support capabilities. Similarly, increasing the number of our products and services would require us to rapidly increase the availability of our support and service capabilities. Failure to adequately support and service our customers may inhibit our growth and ability to expand.
There is no assurance that we will be able to ramp our business to meet our sales, manufacturing, installation, servicing and quantum computing targets globally, that expected growth levels will prove accurate or that the pace of growth or coverage of our customer infrastructure network will meet customer expectations. For example, our competitors may achieve certain narrow and/or broad quantum milestones faster than us, which may negatively impact our business and prospects. Failure to grow at rates similar to that of the quantum computing industry may adversely affect our operating results and ability to effectively compete within the industry.
Risks Relating to Our Business and Industry
We could experience difficulties manufacturing or installing our quantum computing systems.
Our business depends on our ability to manufacture and install quantum computing systems on our customers’ premises. Our ability to deliver our quantum computing systems may be impacted by a variety of factors, including failed introductions of new functionality, manufacturing defects or delays, issues with open-source
software or third-party hardware components, human error or misconduct, capacity constraints or design limitations. Any failure to perform our obligations to our customers could result in reduced use of our systems and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.
The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum computing solutions, if it encounters negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.
The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If demand for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.
In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit acceptance of our solutions. Negative publicity concerning our solutions, or the quantum computing industry or quantum technology as a whole could limit acceptance of our solutions. We believe quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology.
If our clients and partners do not perceive the benefits of our solutions, or if our solutions do not drive member engagement, then demand for our products may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.
The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.
The markets in which we operate are rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Our current competitors primarily include other quantum computing and large technology companies building superconducting quantum computers, including Google, IBM, Microsoft and Rigetti Computing. We also compete with quantum computers utilizing other modalities, including trapped ions (IonQ and Quantinuum), photonics (Xanadu Quantum Technologies), neutral atoms (Pasqal and Atom Computing) and cat qubits (Alice & Bob), in our objective to develop quantum computers that reach quantum advantage.
We compete based on various factors, including technology, performance, open architecture, multi-cloud availability, software, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of our competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and customer service organization and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner such that we do not lose ground to competitors, including competing technologies. For example, our competitors may achieve certain narrow and/or broad quantum milestones faster than us, which may negatively impact our business and prospects. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.
For any of the foregoing reasons, competition may have a negative impact on our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition.
We have not produced quantum computers with high qubit counts and we face significant barriers in our attempts to produce quantum computers at high volume, including the need to scale, fragment and standardize existing or invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.
Producing quantum computers with high qubit counts at high volume is a difficult undertaking. There are significant research, development, manufacturing, engineering and scaling challenges that we must overcome to build and manufacture our quantum computers at high volume. It requires advances in both science and engineering, and we may not have the ability to deliver those advances. We are still in the development stage and face significant challenges in completing development of our quantum computers and in producing quantum computers in sufficient volumes. Some of the development challenges that could prevent the introduction of our quantum computers include, but are not limited to, failure to find scalable ways to manipulate qubits, failure to reduce error rates, failure to transition quantum systems to leverage low-cost
components, and failure to realize multi-chip quantum computer technology.
Even if we complete development and achieve volume production of our quantum computers, if the cost, accuracy, performance characteristics or other specifications of our quantum computers fall short of our expectations, our business, financial condition and results of operations would be adversely affected.
An element of our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers at a meaningful scale from our relationships with cloud providers.
We currently offer access to our quantum computing systems through our own cloud service IQM Resonance and through Amazon Braket, which allows users to write quantum code and run it on quantum computing hardware. In addition, we may partner with additional public cloud providers in connection with our IQM Resonance cloud platform.
Amazon and other public cloud providers have internal quantum computing efforts that are competitive to our services. There is risk that one or more of these public cloud providers could use their respective control of their public clouds to control market pricing of the services, restrict access, embed innovations or privileged interoperating capabilities in competing products, bundle competing products and leverage their public cloud customer relationships to exclude us from opportunities. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.
Further, if our contractual and other business relationships with our partners are terminated, either by the counterparty or by us, suspended or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we would be unable to provide our cloud service at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider. Any material change in our contractual and other business relationships with our partners could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.
If our computers fail to achieve quantum advantage, our business, financial condition and future prospects may be harmed.
“Quantum advantage” refers to the moment when a quantum computer can compute faster than traditional computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. “Narrow quantum advantage” is when a quantum computer is able to solve practical problems in production workloads with improved accuracy, speed or cost. “Broad quantum advantage” is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including our quantum hardware, have reached broad quantum advantage, and may never reach such advantage. Achieving narrow and broad quantum advantage will be critical to the success of any quantum computing company, including ours. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. In addition, the definitions and expectations with respect to what constitutes quantum advantage, including the anticipated stages of quantum technology maturation, may continue to evolve and may also diverge from others in the industry. Quantum computing technology, including narrow and broad quantum advantage, may take years or decades to be realized, if ever.
If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If other companies’ quantum computers reach narrow quantum advantage or broad quantum advantage prior to the time we reach such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.
If our quantum computing systems are not compatible with some or all industry-standard software and hardware in the future, our business could be harmed.
Programming for quantum computing requires unique tools, software, hardware, and development environments. We have focused our efforts on creating quantum computing hardware, the system control platform for such hardware and a suite of low-level
software programs that optimize execution of quantum algorithms on our hardware. Further up the stack, we, in part or entirely, rely on third parties to create and advance software, standards, specifications, applications, hardware and services that enable these systems to integrate into various environments and be utilized towards various customer use cases. Full utilization of our quantum computing solutions may depend on these third-party software, standards, specifications, applications, hardware and services, which may not be compatible with our quantum computing solutions and their development, or may not be available to us or our customers on commercially reasonable terms, or at all, which could harm our business.
If our customers are unable to achieve compatibility between other software and hardware and our hardware, it could impact our relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum computing solutions could adversely affect our business, operating results and financial condition.

We may be unable to reduce the cost of developing our quantum computers, which may prevent us from pricing our quantum systems competitively.
The success of our business is dependent upon the cost per qubit decreasing over the next several years as our quantum computers advance, which is based on achieving anticipated economies of scale related to demand for our computer systems, technological innovation and negotiations with third-party parts suppliers. If we do not achieve economies of scale or if the anticipated cost savings do not materialize, we may be unable to achieve a lower cost per qubit, which would make our quantum computing solution less competitive than those produced by our competitors and could have a material adverse effect on our business, financial condition or results of operations. Our ability to reduce the cost of developing our quantum computers may also be adversely affected by macroeconomic headwinds, including as a result of the impact of inflation on the cost of labor and products. The failure to price our offerings competitively could adversely affect our business, operating results and financial condition.
If we cannot successfully execute our strategy, including in response to evolving customer needs and new technologies and other market requirements, or achieve our objectives in a timely manner, our business, financial condition and results of operations could be harmed.
The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. We believe that the pace of innovation will continue to accelerate as technology changes and different approaches to quantum computing mature on a broad range of factors, including system architecture, error correction, performance and scale, ease of programming, user experience, markets addressed, types of data processed, and data governance and regulatory compliance. Our future success depends on our ability to continue to innovate and increase customer adoption of our quantum solutions. If we are unable to enhance our quantum computing systems to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more securely than our platform, our business, financial condition and results of operations could be adversely affected.
Our business and growth are dependent on the success of our strategic relationships with third parties.
We depend on, and anticipate that we will continue to depend on, various third-party suppliers in order to sustain and grow our business. Failure of any of these suppliers to continue to provide products and services to maintain, support or secure their technology platforms or our integrations, or errors or defects in their technologies, products or services, could adversely affect our relationships with our customers, damage our brand and reputation and may result in delays or difficulties in our ability to provide our platform. Our ability to produce and scale our quantum computers is dependent also upon components we must source from the electronics and semiconductor industries. Shortages or supply interruptions in any of these components will adversely impact our financial performance.
For example, our current and further-developed quantum processors require operating in the millikelvin temperature range, which is currently achieved by being placed in cryostats that are provided by third parties. In particular, we have developed our systems to integrate certain third-party cryostats. If we choose or are required to change cryostat providers or integrate across multiple cryostat providers, we will incur costs to develop and manufacture our products with the new or multiple providers and may experience delivery interruptions during a change of provider. Furthermore, certain software used in the operation of our products rely on open-source code managed by third parties and the open-source software we receive from the third-party cloud providers may no longer be developed or maintained to support future product development. Any changes or modifications to the third-party cryostat providers or the open source provided could negatively impact the functionality of, or require us to make changes to, our products, which would need to occur quickly to avoid interruptions in service for our customers.
Solutions that utilize our products and services may compete with other quantum or classical-computing based solutions developed and/or marketed by other suppliers and our solutions may lose favor with our partners.

As we scale our business, we may also seek to build relationships with consulting and service partners and assist them in establishing or expanding their business by developing solutions that utilize our products and services, as well as distribution partners, and any failure to establish and maintain such relationships may adversely affect our growth plans. If any of our current or potential partners elect to not utilize our products or services, or reduce their current or potential use of our technology in favor of competing products, we may have to change our product strategies, which could have a material and adverse effect on our business, operating results and financial condition.
We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and results of operations.
We are reliant on third-party suppliers for components necessary to develop and manufacture our quantum computing solutions. We do not currently have long-term supply agreements with all of our suppliers. As our business grows, we must continue to scale and adapt our supply chain or it could potentially have an adverse impact on our business. Any of the following factors (and others) could have an adverse impact on the availability of these components necessary to our business:

•	our inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	our inability to license intellectual property from our suppliers, on commercially reasonable terms, if at all;

•	the inability of suppliers to mature their operations in line with our growth and to meet our evolving requirements;

•
a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•
any reductions or interruptions in supply, including disruptions on our global supply chain as a result of the global chip shortage, geopolitical tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world and any indirect effects thereof;

•	financial problems of either contract manufacturers or component suppliers;

•	intentional sabotage by a malicious actor or actors;

•	significantly increased raw material costs and other expenses associated with our business;

•	difficulty obtaining raw materials that meet our quality standards;

•	significantly increased freight charges, disruptions in shipping or reduced availability of freight transportation;

•
proposals to impose, imposition of, or increase in, tariffs, trade protection measures, or import and export controls by the United States or other countries and countermeasures proposed or imposed thereto;

•	reduced access to raw materials due to suppliers entering into exclusivity arrangements with our competitors;

•	significant costs and resources required to facilitate a change in one or more of our current suppliers;

•	other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver components to us on a timely basis;

•	a failure to develop our supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory by our contract manufacturers; or

•	a failure to appropriately cancel, reschedule, or adjust our requirements based on our business needs.

If any of the aforementioned factors were to materialize, it could cause us to halt production of our quantum computing solutions and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships. Additionally, other factors beyond our control or which we do not presently anticipate could also affect our suppliers’ ability to deliver components to us on a timely basis.
A significant portion of our revenue currently depends on contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.
We derive a significant portion of our revenue from contracts with the public sector, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. We have historically derived, and expect to continue to derive, a significant portion of our revenue from contracts with universities, national research institutions and other public sources, including the European Union’s EuroHPC Joint Undertaking funding program, either directly by us, as part of a consortium or through resellers. For the years ended December 31, 2025 and 2024, sales to the public sector comprised   % and   % of our total revenue, respectively.
Contracts with the public sector are subject to a number of challenges and risks. The tender process for government contracts in Europe is subject to varying requirements, can be highly competitive, may be appealed and requires significant lead-time for market education, often requiring significant upfront time and expense without any assurance that these efforts will generate revenue. We may incur additional costs to satisfy eligibility and other criteria in connection with the tender process, which may not be successful. Any failure to comply with legislation governing tenders or to fulfill the criteria related to procurements could lead to our submissions being disqualified. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers with rights, many of which are not typically found in commercial contracts. In addition, our perceived relationship with the European or EU national entities could adversely affect our business prospects in certain non-European
geographies.
Accordingly, our business, financial condition, results of operations, and growth prospects may be adversely affected by certain events or activities, including, but not limited to:

•	Changes in, and differences between, government fiscal or procurement policies, or decreases in government funding available for procurement of goods and services generally;

•	Changes in government programs or applicable requirements;

•	Restrictions in the grant of personnel security clearances to our employees;

•	Requirement to secure facility clearances to perform classified contracts;

•
Changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•	Changes in the government’s attitude towards the capabilities that we offer;

•	Changes in the government’s attitude towards us as a company or our platforms;

•
Appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•	The adoption of new laws or regulations or changes to existing laws or regulations;

•	Budgetary constraints;

•	Influence by, or competition from, third parties with respect to pending, new or existing contracts with government customers;

•	Changes in political or social attitudes with respect to security or sovereignty;

•
Potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters and public health concerns or epidemics; and

•	Increased or unexpected costs or unanticipated delays caused by other factors outside of our control.
Any of the foregoing events or activities, among others, could cause public sector customers to delay or refrain from entering into contracts with us and/or purchasing our computers in the future, reduce the size or timing of payments with respect to our services to, or purchases from, existing or new customers, or otherwise have an adverse effect on our business, results of operations, financial condition, and growth prospects.
Our future growth and success depends in part on our ability to sell effectively to the public sector and high performance computing (“HPC”) centers.
Our customers and potential customers include the public sector and HPC centers. Therefore, our future success will depend on our ability to effectively sell our products and services to such customers and strategic partners. Sales to these end-customers involve
risks that may not be present (or that are present to a lesser extent) with sales to non-public
sector or commercial customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales or service cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that
elects not to purchase our solutions.
Public sector agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. Our contracts with public sector customers are typically structured in phases, with each phase subject to satisfaction of certain conditions. As a result, the actual scope of work performed pursuant to any such contracts, in addition to related contract revenue, could be less than total contract value. In addition, product purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers and could lead to lower revenue than originally anticipated.
As part of our business, we participate in tenders for public procurement and we expect to acquire an increasing number of our new customers and projects through tenders for public procurement. As such, success in public tenders is important for us and the importance of public tenders is expected to grow in line with the expected growth in our business. Compliance with the rules and procedures set out in regulations governing tenders and requirements concerning individual tenders is a precondition for participating in tenders, and furthermore, the companies participating in tenders must satisfy the criteria set by the organizer of the tender process. If the legislation applicable to tenders or the criteria used in tenders change significantly in the future, it is possible that we will not be able to respond sufficiently quickly, or at all, to the requirements set by amended legislation or new requirements used in tenders. Efforts to satisfy eligibility and other criteria related to tenders may also incur additional costs to us, and through this, weaken our profitability.
Failure to comply with legislation governing tenders or to fulfil the criteria related to procurements could lead to our submissions being disqualified from tenders. Large-scale problems in compliance with regulations governing tenders could thus lead to a significant decline in the number or value of project contracts received through tenders. Furthermore, it cannot be ruled out that committing violations of the law or contracts or engaging in other procedures deemed professional malpractice could, in the future, lead to us being excluded from some public procurements. If we do not comply with the rules of tenders or do not fulfil the criteria set as a prerequisite for participating in such tenders, or if our competitiveness deteriorates, there is a risk that the number of our public sector customers and projects will not grow as expected or will decrease in the future.
Additionally, reductions in government spending in any jurisdiction in which we do or seek to do business could have adverse consequences on our financial position, results of operations and business. The funding of our programs may be subject to the overall government budget and appropriation decisions and processes, which are driven by numerous factors, including geo-political
events and macroeconomic conditions. Similar factors may be relevant to our anticipated future revenues from other governments. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition. Any risk related to the acquisition of customers and projects and retaining them described above, if materialized, could have a material adverse effect on our business, financial position, results of operations and future prospects.
System failures, interruptions, delays in service, catastrophic events, inadequate infrastructure and resulting interruptions in the availability or functionality of our products and services could harm our reputation or subject us to significant liability, and adversely affect our business, financial condition and operating results.
Our brand, reputation and ability to attract, retain and serve our customers are also dependent upon the reliable performance of our platform, including our underlying technical infrastructure. Our systems and those of our third-party data center facilities may experience service interruptions, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, or other events. Our systems are also subject to break-ins, sabotage, and acts of vandalism. Our platform and technical infrastructure may not be adequately designed with sufficient reliability and redundancy and our disaster recovery planning, which includes using geographically distinct and multi-region data centers, may not be sufficient to avoid performance delays or outages that could be harmful to the businesses of our customers and our business.
We may in the future experience service interruptions which disrupt the availability or reduce the speed or functionality of our platform. These events may result in loss of revenue and could result in significant expense to remedy resultant data loss or corruption and/or recover from the interruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our platform could materially harm our reputation and business. Frequent or persistent interruptions in access to functionality of our platform could cause our customers to believe that our platform is unreliable. If our platform is unavailable when our customers attempt to access it, or if it does not perform to expected levels, our customers may cease to use our platform entirely. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly to address. While we have implemented measures intended to prevent or mitigate such interruptions, such measures may not be successful in preventing service interruptions in the future.
Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.
Our results of operations could be materially affected by economic and political conditions in the European Union and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Potential customers may delay or decrease spending as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for our services may adversely affect our earnings and cash flows.

General economic, political and financial market conditions in Europe have fluctuated significantly in recent years due to factors such as Russia’s invasion of Ukraine, the conflict in the Middle East and the COVID-19 pandemic. Further, the applicable sanctions and related countermeasures by North Atlantic Treaty Organization members, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of materials, component manufacturing and deliveries. In addition, the ongoing tensions between the United States and its other trading partners including the European Union, have resulted in the implementation of tariffs across various sectors and among various countries. The European Union has also been involved in trade disputes with China, implementing retaliatory measures and facing tariffs on export sectors. Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.
We are highly dependent on our ability to attract and retain senior executive leadership and other key employees, such as quantum physicists, software engineers and other key technical employees, which is critical to our success. If we fail to retain talented, highly qualified senior management, engineers and other key employees or attract them when needed, such a failure could negatively impact our business.
Our future success and growth plans are highly dependent on our ability to attract and retain our executive officers, key employees and other qualified personnel. In particular, hiring qualified personnel with relevant experience in engineering, supply chain management and sales, as well as other technical staff and research and development personnel, is critical to our business and the development of our quantum computing systems. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive, and many of the companies with which we compete for qualified personnel have greater financial and other resources than we do. As we build our brand and become more well known, there is an increased risk that competitors or other companies may seek to hire our personnel. The loss of the services provided by these individuals will have an adverse impact on the achievement of our business strategy. These individuals could leave our employment with limited prior notice. A loss of a member of senior management or other key employee particularly to a competitor, could also place us at a competitive disadvantage. Our ability to adequately incentivize and retain the services of our executive officers and key employees may depend on our ability to offer satisfactory compensation to such personnel. We can provide no assurances that we will be able to retain the services of any executive officers or other key employees, or that we would be able to timely replace such individuals should any of them depart.
Effective succession planning is also important to our long-term success and may cause disruption to our business due to, among other things, diverting management’s attention away from the operations of the business or causing a deterioration in morale. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.
Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel in this competitive environment, we may experience delays in the development of our quantum computing technologies and otherwise be unable to develop and grow our business as projected, or even at all.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to achieve broader market acceptance of our products.
As we scale our commercial organization, our ability to increase our customer base and achieve broader market acceptance of our quantum computers will significantly depend on our ability to expand our marketing and sales operations. We plan to dedicate significant resources to our sales and marketing activities. These efforts will require us to invest significant financial and other resources and if they fail to attract additional customers or do not result in broader market acceptance of our quantum computers, we will not achieve our growth plans and our business and prospects will be harmed.
We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend in large part on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. These individuals may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers, our business will be harmed.
We may expend our resources to pursue particular products, designs, sectors or investments and we may fail to capitalize on such products, designs, sectors or investments and/or forego other products, designs, sectors or investments that may have been more profitable or for which there may have been a greater likelihood of success.
Because we have limited financial and operational resources, we must prioritize our research and development for use of quantum computing within certain products, designs, sectors or investments. Correctly prioritizing our research and development activities is particularly important for us due to the breadth of companies building or seeking to build universal, gate-model quantum computing systems that can meet the requirements for solving commercial problems.
As a result, we may forego or delay pursuit of opportunities in other products, designs, sectors or investments that later prove to have greater commercial potential and ability to achieve quantum superiority. For example, although we currently believe that quantum machine learning for artificial intelligence-based uses is poised to be a valuable domain of quantum advantage through rapid value capture from quick integration, the risks associated with developing a product that can compute algorithms that scale efficiently to real-world size applications and will be applicable to multiple use cases and competition in creating such a product, among others, could outweigh the benefits.
We may fail to capitalize on the products, designs, sectors, or investments we choose to pursue, and our resource allocation decisions may cause us to forego viable or more profitable products, designs, sectors or investments, which would have an adverse effect on our business, prospects and financial results.
If our information technology systems or data, or those of third parties upon which we rely, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; loss of intellectual property or other confidential business information; and other adverse consequences, which may adversely affect our business.
In the ordinary course of our business, we and the third parties upon which we rely, collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”), proprietary, confidential, and sensitive data, including personal data, intellectual property, controlled unclassified information and trade secrets (collectively, “sensitive information”). Cybersecurity incidents such as malicious internet-based activity, online and offline fraud, denial-of-service
attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including through deep fakes or other attacks using artificial intelligence which may be increasingly more difficult to identify as fake, and phishing attacks) as well as natural disasters and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely.
Such threats are prevalent in the technology industry and our customers’ industries and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. The techniques may be used to sabotage or to obtain unauthorized access to our platform, systems, networks, or physical facilities where our quantum computers are stored, and we may be unable to implement adequate preventative measures or stop cybersecurity incidents from occurring or expanding in scope. Finnish law enforcement agencies have indicated to us that quantum computing technology is of particular interest to certain malicious cyber threat actors, including nation-state-supported
actors. In addition, our cybersecurity risk could be increased as a result of the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia.
During times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of cybersecurity incidents, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, our third-party information systems, supply chain, and ability to produce, sell and distribute our goods and services. We and the third parties upon which we rely are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service
attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations. In addition, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
We rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts. We offer access to our technology through third-party public cloud providers such as AWS. These providers may also experience cybersecurity incidents and attacks on their products which may impact our systems. Cybersecurity incidents may also result from non-technical
means, such as actions by an employee with access to our systems. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a cybersecurity incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award.

We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures to protect our information technology systems and sensitive information. While we and our third-party cloud providers have implemented security measures designed to protect against cybersecurity incidents, there can be no assurance that these measures will be effective and these measures could fail or may be insufficient. Although we take steps designed to detect, mitigate, and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties upon which we rely), we may not be able to detect and remediate all vulnerabilities on a timely basis because the threats and techniques used to exploit the vulnerability change frequently and are often sophisticated in nature. Therefore, such vulnerabilities could be exploited but may not be detected until after a cybersecurity incident has occurred.
In addition, applicable data privacy and security obligations may require us to notify relevant stakeholders, including affected individuals, customers, regulators, and investors of cybersecurity incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. In particular, applicable data protection laws impose strict breach notification timelines, and failure to meet these deadlines—including, for example, the
72-hour
notification window under the GDPR—could exacerbate regulatory penalties and reputational harm. Actual or perceived cybersecurity incidents affecting sensitive information about the Company, our partners, our customers or third parties could expose us and the parties affected to a risk of loss or misuse of this information, resulting in litigation and potential liability, paying damages, regulatory inquiries or actions, damage to our brand and reputation or other harm to our business. Our efforts to prevent and overcome these challenges could increase our expenses and may not be successful. If we fail to detect or remediate a cybersecurity incident in a timely manner, or it otherwise affects our customers or impacts our ability to operate our platform, we may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; material damage to our reputation; monetary fund diversions; diversions of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms.
Cybersecurity incidents and attendant consequences may cause customers to stop using our services, deter new customers from using our services, and negatively impact our ability to grow and operate our business. Cybersecurity incidents also may result in current or future competitors obtaining sensitive information, including proprietary information.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
In addition to experiencing a cybersecurity incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveal competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.
Furthermore, to remain competitive, we must continue to integrate artificial intelligence (“AI”) into our product development and operations. However, the rapidly evolving nature of AI technology exposes us to unique and new security risks. The security of AI systems is not yet fully understood or standardized, and traditional cybersecurity measures may not be sufficient to detect or prevent
AI-specific
threats. As a result, our AI systems, as well as our traditional systems, may be vulnerable to adversarial attacks, data manipulation, or other novel forms of exploitation. A cyber incident or security breach stemming from the use of AI could compromise our systems or data, leading to significant financial loss, regulatory penalties, loss of competitive advantage, and reputational harm. Moreover, the global regulatory landscape for AI, including the European Union’s AI Act and other potential future regulations, remains uncertain. Compliance with these evolving and complex regulations could increase our costs of doing business, limit our ability to use AI in certain jurisdictions, or require us to modify our business operations.
Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.
Our operations are global in scope, with our headquarters in Finland, and a sales presence in other countries. We expect to continue to expand our international operations by developing our sales and operations presence internationally, which may include opening offices in new jurisdictions. Any additional international expansion efforts that we are undertaking and may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in the countries where we currently operate. These risks include, among other things:

•
lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

•	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

•
an evolving legal framework and additional legal or regulatory requirements for privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee privacy documentation (including locally compliant privacy notices and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	difficulties in managing systems integrators and partners;

•	increased or unexpected supply chain challenges or delays;

•	differing technology standards;

•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

•
difficulties in managing and staffing international operations including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships and local employment laws;

•
increased costs involved with recruiting and retaining an expanded employee population, including highly skilled workers and leaders in the quantum computing industry, outside the United States through cash and equity-based incentive programs, and legal costs and regulatory restrictions in issuing our shares to employees outside the United States;

•	global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;

•	fluctuations in exchange rates that may decrease the value of our foreign-based revenue or increase the cost of our foreign operations;

•	global public health threats or geopolitical events such as tensions in and around Ukraine, Israel and other areas of the world;

•	degradation in EU relationships with targeted countries that could result in those countries disfavoring doing business with EU companies;

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings, and transfer pricing requirements; and

•	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.
Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.
Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our platform outside of the European Union. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.
Our international sales and operations subject us to additional risks, costs, and exposure to foreign currency exchange rate fluctuations, which can adversely affect our business, financial condition, revenues, results of operations or cash flows.
We are continuing to expand our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the sales or use of quantum computers, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our quantum computers will be accepted in international markets by potential customers.
We believe our ability to attract new customers to subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with potential customers due to limited sales force capacity in jurisdictions in which we do not currently operate, we may be unable to effectively grow in international markets.
As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers in Euros historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future.

Additionally, fluctuations in the value of the Euro and other currencies may make our products and services more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses in the local currency for such locations. Fluctuations in the exchange rates between the Euro and other currencies could result in an increase to the Euro equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations. We may attempt to mitigate a portion of these risks through foreign currency hedging based on our judgment of the appropriate trade-offs among risk, opportunity, and exposure. Any future hedging activities may not offset the full, or in some cases any, adverse financial impact resulting from unfavorable movement in foreign currency exchange rates, which could adversely affect our financial condition and results of operations.
Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business and dilute shareholder value.
We may in the future make acquisitions of other companies, products and technologies that we believe could complement, expand or enhance the features and functionality of our product offerings and technical capabilities, broaden our service offerings or provide growth opportunities. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and any acquisitions we complete could be viewed negatively by customers, developers or investors. In addition, we may not be able to integrate acquired businesses or assets successfully or effectively manage our company following an acquisition. If we fail to successfully integrate our acquisitions, or the people or technologies associated with those acquisitions, into our company, the results of operations of the combined company could be adversely affected. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business and we may not be able to manage the process successfully, which could harm our business. Any such transactions or enhancements also may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges.
We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our share capital. The sale of equity to finance any such acquisitions could result in dilution to our shareholders. If we incur debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.
Risks Relating to Litigation and Government Regulation
Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.
We may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving shareholder, consumer, competition and/or other issues relating to our business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on recoverable amounts. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.
We are subject to requirements relating to environmental and safety regulations and environmental remediation matters, which could adversely affect our business, results of operations and reputation.
We are subject to numerous environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.
Authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases in the cost of production.
Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. Our manufacturing process utilizes certain chemicals that have been found to adversely impact climate change. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.
We are subject to stringent and evolving privacy, data use, and security laws, regulations and rules in Finland, the European Union, the United States, and other jurisdictions in which we operate, as well as related contractual obligations, industry standards, policies and other obligations. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and otherwise, could adversely affect us and our business.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) proprietary, confidential, and sensitive data, including personal data, intellectual property, controlled unclassified information and trade secrets (collectively, “sensitive information”). We are, therefore, subject to numerous data privacy and security obligations, such as the European Union’s General Data Protection Regulation (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR”) (collectively, “GDPR”), the Data Protection Act of Finland, and various U.S. state and federal laws and regulations, including the California Consumer Privacy Act amended by the California Privacy Rights Act of 2020 (“CCPA”). We are also subject to evolving guidance, industry standards as appropriate to our business and the nature of the data we process, external and internal privacy and security policies, contractual requirements, and other obligations related to privacy, data use and security.
Globally, an increasing number of laws, regulations, and industry standards govern data privacy and security. Many such laws require controllers of personal data to implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk, maintain detailed records of processing activities, and provide specific disclosures in privacy notices. Furthermore, these regimes afford data subjects with certain rights, including the right to access, correct, or delete certain personal data, and to object to or restrict certain data processing activities. Complying with these requirements may increase our legal and compliance costs and impact our business operations. For example, under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages, while violations of Section 5 of the Federal Trade Commission Act may result in restrictions in personal data processing activities pursuant to decades-long consent decrees and fines. While these laws contain many similar types of obligations, every law contains unique obligations and timelines, making compliance difficult to ascertain and operationalize, and some such obligations conflict with obligations under other laws. Variations across various global privacy or data protection laws further complicate compliance efforts, and increase legal risk and compliance costs for us, and the third parties upon whom we rely.
Our employees and personnel use AI technologies to perform their work, and the disclosure and use of personal information in generative AI technologies is subject to various privacy laws and other privacy obligations. Our use of AI could result in additional compliance costs, regulatory investigations and actions, and lawsuits. The regulatory framework for AI technologies is rapidly evolving, as several jurisdictions around the globe, including Europe, and foreign government bodies and agencies have proposed, enacted, or are considering laws governing the development and use of AI, such as the European Union Artificial Intelligence Act (the “EU AI Act”). The EU AI Act—which entered into force in August 2024 and applies on a phased basis—introduces a tiered, risk-based regulatory framework that designates certain AI systems as “high-risk” and subjects them to significant compliance obligations. We may become subject to such obligations, and we expect other jurisdictions to adopt similar laws.
In parallel, industry standards in respect of AI are also developing quickly and may be difficult to interpret or implement consistently across jurisdictions. Additionally, existing laws and regulations may be interpreted in ways that would affect our use of AI technologies, or could be rescinded or amended as new administrations take differing approaches to evolving AI technologies. Compliance with these obligations may make it harder for us to conduct our business using AI, require us to change our business practices, lead to regulatory fines or penalties (including fines of up to €35 million or 7% of global annual turnover under the EU AI Act for the most serious violations), or prevent or limit our use of AI. In addition, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet completely determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.
In the ordinary course of business, we may transfer personal data from the European Economic Area (“EEA”), the United Kingdom, Canada, Australia and other jurisdictions to the United States or other countries. These jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the United Kingdom have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws they believe are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and the United Kingdom to the United States in compliance with law, such as the EEA standard contractual clauses, the United Kingdom’s International Data Transfer Agreement/Addendum, and the
EU-U.S.
Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.
If there is no lawful manner for us to transfer personal data from the EEA, United Kingdom or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA or United Kingdom to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups.
We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. For example, certain privacy laws, such as the GDPR and CCPA, require our customers to impose specific contractual restrictions on their service providers. We publish privacy policies, marketing materials and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.
Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. In addition, these obligations may require us to change our business model. We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties on whom we rely may fail to comply with such obligations, which could negatively impact our business operations.
If we or the third parties on which we rely fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials.
Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations; interruptions or stoppages of data collection needed to train our algorithms; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance
with such laws can subject us to criminal or civil liability and harm our business.
We are subject to the anti-corruption laws of the jurisdictions in which we conduct business, including Chapter 30, Sections 7, 7 a, 8 and 8 a of the Finnish Criminal Code (39/1889), the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in other countries in which we conduct activities. Anti-corruption and anti-bribery laws are interpreted broadly to generally prohibit individuals and companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly through third parties, improper payments, benefits, or anything of value to or from any person whether in the public or private sector. In addition, the FCPA requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.
We may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.
We are subject to government export and import controls and economic sanctions that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.
Our products and technologies are subject to export control laws and regulations applicable in the European Union and Finland, including Regulation (EU) 2021/821 on the Export Controls Applicable to
Dual-Use
items and Finnish Act on the Export Control of
Dual-Use
Items (500/2024). Such export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to sanctioned countries, governments, persons and entities. In addition, certain of our products and technology are subject to export licensing or approval requirements. In several jurisdictions, export controls on quantum computing are quickly evolving and tightening. Many jurisdictions, including EU member states and the United States, have adopted targeted controls on certain types of quantum technologies, advanced semiconductors, and other related hardware and components. These controls may require licensing or other approvals and/or reporting requirements prior to export of such items and their related technology. In addition, export controls on quantum computing may continue to evolve and expand over time. Exports of our products and technology must be made in compliance with export control and sanctions laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to penalties, and fines.
Further, the operation of our products within a fully operational quantum system may depend on products and technologies supplied by third parties. Changes in third party products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and technologies to customers or, in some cases, prevent sales of our products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and technologies, or in our decreased ability to sell our products and technologies to existing or potential customers. Any decreased use of our products and technologies or limitation on our ability to sell our products and technologies would likely adversely affect our business, financial condition and results of operations.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results, and financial condition. We may face an inherent risk of exposure to claims in the event our quantum computers do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our quantum computers and business and inhibit or prevent the commercialization of other future quantum computers, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.
Governmental decisions with respect to perceived national security risks associated with quantum computing technology could impede the selling of our products and services.
Political challenges between the European Union and countries in which our suppliers are located and changes to trade policies, including tariff rates and customs duties, trade relations and other macroeconomic issues could adversely impact our business. For example, quantum computing has been designated as a technology with national security implications in many countries. International trade conflict has contributed to (i) increased pressure on the supply chain and could further result in increased energy costs; (ii) inflation, which could result in increases in the cost of manufacturing products, reduced purchasing power, increased price pressure and reduced or cancelled orders; (iii) increased risk of cybersecurity attacks; and (iv) general market instability, all of which could adversely impact our business, operating results and financial condition.
There is also a possibility that future tariffs, trade protection measures or other restrictions are imposed on our products or on our customers, which could have a material adverse effect on our business. To the extent our technology is deemed a matter of national security, our business could be subject to increased restrictions or regulations, our customer and supplier base may be restricted and our business, prospects, operating results and financial condition could be harmed.
Risks Relating to Our Intellectual Property
Any failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.
Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend our intellectual property rights, including patents and trade secrets. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in various jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure
agreements with business partners, research collaborators and other third parties; however, our employees and consultants may not abide by their obligations under their nondisclosure and invention assignment agreements.
However, we may not be able to prevent unauthorized use of our intellectual property. In addition, where intellectual property has been or may be conceived or developed in the course of research activities funded in whole or in part by the European Commission or governmental funding bodies of the European Union Member States, such intellectual property may be subject to certain rights retained by those funding bodies, including rights of access, use or ownership over results generated under the relevant funding arrangements.
Our trade secrets may also be compromised, particularly in cross-border situations where different legal standards apply, which could cause us to lose our competitive advantage. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain, use or infringe our intellectual property. If a competitor were to independently develop or successfully reverse engineer technology that is substantially equivalent to our proprietary trade secrets, our competitive advantage could be materially diminished. Moreover, a competitor that independently develops the same information may seek patent protection on such technology, which could result in our being restricted from using our own proprietary processes or, at a minimum, require us to incur the cost and uncertainty of asserting a prior use defense.

Monitoring and detecting unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent infringement or misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations, and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio, and third parties may develop competitive offerings in a manner that leaves us with limited means to enforce our intellectual property rights against them.
Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.
Our inability to secure patent protection or enforce our patent rights could have a material adverse effect on our ability to prevent others from commercializing similar products or technology.
The application and registration of patents involves complex legal and factual questions. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any future patents that do issue will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, and this may make it difficult for us to obtain certain patent coverage on our own. Any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications, and the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that require license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.
We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards, or limit our ability to use certain key technologies in the future or require development of non-infringing
products, which could result in a significant expenditure and otherwise harm our business.
Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation.
For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. Also, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Moreover, in recent years, individuals and groups that are non-practicing
entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. The strength of our defenses will depend on the rights asserted, the interpretation of these rights, and our ability to invalidate the asserted rights. However, we could be unsuccessful in advancing non-infringement
and/or invalidity arguments in our defense. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one, requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.
Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand third-party claims against their use. In addition, as compared to us, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Moreover, vendors from whom we purchase hardware or software may not indemnify us in the event that such hardware or software is accused of infringing a third-party’s patent or trademark or of misappropriating a third-party’s
trade secret, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims.
If a third party is able to obtain an injunction preventing us from using or accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Further, there could be public announcements of the intellectual property litigation, and if securities analysts, investors or others perceive the potential impact to be negative or risks to be substantial, it could have an adverse effect on the price of the IQM ADSs or IQM Warrants.
Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify third parties using our products or services.
The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Our intellectual property often results from complex arrangements that are subject to interpretation, and we may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.
We are a party to many agreements under which our employees, contractors, collaborators and consultants create intellectual property. Examples include negotiated research and license agreements and European government grants. Each of these relationships may include complex contractual provisions, which allocate intellectual property rights between us and our contractual counterparties. Such allocations of intellectual property rights often result from the interpretations of these provisions based on, among other factors, what funds or resources were used, the subject matter of the intellectual property, and whether new intellectual property is derived from or reliant on one of the parties’ background rights. From time to time, we may enter into discussions or, in some cases, formal contractual disputes with our counterparties regarding the proper allocation of such rights. If our interpretation of the agreements, the relevant policies and/or the operative facts, under applicable law, were deemed incorrect or to otherwise vest ownership of intellectual property rights in a third party, the relevant intellectual property that is the subject of the dispute could be re-allocated
to such third party, converted to a joint ownership structure, or otherwise reduced in value to our business. In such cases, our ability to successfully enforce our intellectual property portfolio, or even to commercialize our portfolio without having to share revenue, could be negatively impacted.
We may also become subject to claims that collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor.
In the latter two cases, the failure to name the proper inventor or co-inventors
on a patent application could result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership
of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could adversely affect our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Some of our intellectual property has been or may be conceived or developed through third party research collaborations, including through research collaborations that may be funded by governmental entities, and thus may be subject to third party rights. If we fail to secure sufficient license rights to intellectual property owned by these third parties, or if we fail to comply with our obligations under our agreements with these third parties, or if these third parties exercise their rights in a way that negatively impacts our business, it could delay, prevent, or increase our costs of development and commercialization of our product.
Collaboration with third parties to develop intellectual property is of critical importance to our business and our product development and commercialization plans and we are a party to research and collaboration agreements with third parties, including certain universities, government laboratories or other HPC centers, and other third parties. Our current and future plans may be heavily reliant upon these collaborations to develop patents, technology and other intellectual property that may be important or necessary to the development, manufacture and commercialization of our products. In some cases, these collaborations use certain intellectual property that may not be owned by us, and which intellectual property is not currently licensed to us under terms that would permit us to commercialize such intellectual property in our products. We expect that we will also need to enter into additional license agreements in the future to secure sufficient license rights that would enable us to commercialize our products. There is no guarantee that these counterparties will be willing to enter into such agreements on commercially advantageous terms, if at all.

For example, some of our existing agreements with collaborators impose, and we expect that future license agreements with counterparties will impose, various financial and other obligations on us related to various commercial and development obligations. If we fail to comply with our obligations under our agreements with these collaborators, or if we fail to secure sufficient license rights to intellectual property owned by these collaborators, or if these third party collaborators otherwise have a right to terminate their current or future agreements with us, it could subject us to liability and substantially delay, prevent, or increase our costs of development, manufacturing, marketing and commercialization of our products, which could affect the competitive landscape for our products.
Some of our collaboration agreements, particularly those involving participation by more than one organization, may also result in joint ownership of intellectual property arising from the collaboration, or require us to negotiate the allocation of intellectual property rights. There is no guarantee that we will be able to reach consensus on such allocation on terms that are favorable to us, or at all. Additionally, these agreements may expire and the collaborators may be unwilling to extend such agreements on acceptable terms, if at all. Our business could significantly suffer, for example, if current or future license agreements terminate or expire, if the licensors or collaborators fail to abide by the terms of the agreement, or if we are unable to enter into, extend rights under, or renew necessary agreements on acceptable terms.
Collaboration with third parties to develop intellectual property and our future licensing of such intellectual property involves complex legal, business and scientific issues, and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our counterparties regarding intellectual property subject to a current or future agreement, including:

•	the scope of rights granted under the relevant agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties;

•	our obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product and technology, and what activities satisfy those obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors;

•	our right to transfer or assign the license; and

•	the effects of termination.
The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition and results of operations. We may not be able to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under such agreements in a timely manner, at an acceptable cost or at all. Moreover, if disputes over intellectual property impair our ability to maintain or expand our current collaboration relationships or future licenses on acceptable terms, we may be forced to invest further time, effort and funds into development of replacement or alternative intellectual property or technology with different partners, or in some cases, we may be unable to successfully develop and commercialize our products or technology.
We have also been, and intend to continue to be in the future, a U.S. federal government subcontractor, and as a result, the U.S. government may have certain rights to intellectual property embodied in certain of our current or future products pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendments Act. These U.S. government rights include a non-exclusive,
non-transferable,
irrevocable worldwide license to use inventions for any governmental purpose.

In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive
licenses to any of these inventions to a third party if it determines that (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as
“march-in”
rights).
The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States, and some of our license agreements require that we comply with this requirement.
This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of our owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.
Elements of our products use, or are developed using, open-source software, which could negatively affect our ability to offer and sell our solutions and subject us to possible litigation.
Our products incorporate, or are developed using, software licensed under open-source licenses, and we expect to continue to incorporate, or use for development, software or other materials licensed under open-source licenses in the future. From time to time, companies that use third-party open-source software have faced claims challenging the use of such open-source software and requesting compliance with the open-source license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance
with the applicable licensing terms. Some open-source software licenses require users who use, distribute or make available across a network software and services that include open-source
software to offer aspects of the technology that incorporates the open-source software for no cost or for a limited cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) we create based upon incorporating or using the open-source software for modifications or derivative works or to license such modifications or derivative works under the terms of the particular open-source license. While we try to mitigate the likelihood of such risks, we may inadvertently use third-party open-source software in a manner that exposes us to claims of non-compliance
with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open-source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance
with the terms of any of these open-source licenses, we could be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer
some of our solutions. Any of the foregoing could disrupt and harm our business.
We also make some of our source code available under open-source licenses. Because the source code we distribute under open-source licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code may be limited or lost entirely, and we may be limited in our ability to prevent our competitors or others from using such contributed source code, in each case, for the reasons discussed above. While we take steps to mitigate the risk that employees or contractors may submit proprietary source code that is not intended to be open-sourced to open-source projects, we cannot guarantee that such practices will be effective.

In addition, the use of third-party open-source software typically exposes us to greater risks than the use of third-party commercial software or data because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software or data. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our systems. Any of the foregoing could harm our business and could help our competitors develop products that are similar to or better than ours.
Making portions of our software products or technology “open source” could reduce barriers to entry for competitors, adversely affect our revenue model, and result in a loss of proprietary advantage.
We have made, or may in the future make, certain portions of our software, source code, or other proprietary software-based technology available under open-source licenses. While open sourcing components of our products may facilitate broader developer adoption, enhance interoperability, and foster community-driven innovation, this strategy involves significant risks. By making portions of our technology openly available, we may reduce barriers to entry for existing or potential competitors, who could use our openly licensed code to develop competing products or services at a lower cost and with shorter development timelines than if they had to develop such technology independently. In addition, making technology available under open-source licenses may limit our ability to generate revenue from those components in the future, and we may be unable to recapture the commercial value of the technology we have disclosed. Open sourcing may also reduce or eliminate certain proprietary advantages we currently have in the marketplace, including our ability to differentiate our products on the basis of features or functionality derived from such technology. Furthermore, third parties may identify security vulnerabilities in our open-sourced code, which could expose us to cybersecurity risks or reputational harm. We may also become subject to increased scrutiny, criticism, or demands from the open-source
community regarding our licensing practices, contribution policies, or other matters. There can be no assurance that the anticipated benefits of open sourcing will be realized or that the risks associated with this strategy will not materially and adversely affect our business, results of operations, financial condition, or competitive position.
The failure of third parties to meet their contractual, regulatory and other obligations could adversely affect our business.
We rely on suppliers, distributors, vendors, outsourcing partners, consultants, alliance partners and other third parties to research, develop, manufacture and commercialize our products and manage certain parts of our business. Using these third parties poses a number of risks, such as: (i) they may not perform to our standards or legal requirements; (ii) they may not produce reliable results; (iii) they may not perform in a timely manner; (iv) they may not maintain confidentiality of our proprietary information; (v) disputes may arise with respect to ownership of rights to technology developed with our partners; and (vi) disagreements could cause delays in, or termination of, the research, development or commercialization of our products or result in litigation or arbitration. Moreover, some third parties are located in markets subject to political and social risk, corruption, infrastructure problems and natural disasters, in addition to country-specific privacy and data security risk given current legal and regulatory environments. Failure of third parties to meet their contractual, regulatory and other obligations may materially affect our business.
Our use of AI may result in reputational harm, legal liability, competitive risks, and regulatory concerns that could adversely affect our business, operating results, and financial condition.
We use AI tools to support internal business operations, and we may in the future integrate AI into our products and services. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks, and liabilities still unknown. Recent decisions of certain governmental entities and courts interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. We are therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and our ability to obtain U.S. copyright and patent protection for source code, text, images, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, we may have little or no insight into and no control over the content and materials used by our vendors or other third parties to train the AI tools that we use. There is ongoing litigation over whether the use of copyrighted materials to train certain third-party AI models is lawful, and the impact of decisions in such litigation on our use of generative AI tools is unknown. Furthermore, our vendors who use AI tools in their own offerings may not meet existing or rapidly evolving regulatory or industry standards, including with respect to the rights of others, privacy and data security. Additionally, our use of third-party generative AI tools to develop materials may expose us to greater risks than utilizing contracted human developers, as third-party vendors of generative AI tools typically do not provide warranties with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous. Furthermore, some generative AI tools may be offered under terms that do not protect the confidentiality of the prompts or inputs that users submit to such tools and may use prompts or inputs to train shared AI models, potentially resulting in third-party users receiving outputs containing information from prompts or inputs (including confidential, competitive, proprietary, or personal data) that we submitted to the tool.
Our use of AI tools may inadvertently violate a third-party’s rights, be non-compliant
with the applicable terms of use or our other legal obligations, or result in a security or privacy risk or data leakage. Our use of AI tools could also result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, we may face new or enhanced governmental scrutiny, or claims from third parties claiming infringement of their intellectual property rights. Any of these claims could result in legal investigations or proceedings. Our use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, any of these vendors of AI tools may fail to comply with their contractual obligations to us regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their AI tools. Our sensitive information or that of our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of third-party generative AI tools.
Jurisdictions around the world are developing and passing new regulations that apply specifically to the use of AI. For example, the U.S. AI regulatory framework remains in development and has been introduced at the federal level through executive orders and legislation has been introduced and enacted at the state level. Additionally, obligations under the EU AI Act have gone into effect and will continue to be implemented in phases through 2030, and other jurisdictions have passed or are considering similarly focused legislation. Some of our operations are subject to the EU AI Act and depending on how the EU AI Act is implemented and interpreted, we may have to adapt our business practices, contractual arrangements and services to comply with such obligations.
Non-compliant
companies under the EU AI Act may be subject to administrative fines. Additionally, existing laws and regulations may be interpreted in ways that would affect our use of AI technologies, or could be rescinded or amended as new administrations take differing approaches to evolving AI technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet completely determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.
Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect our business, financial condition, operating results, and growth prospects.
Risks Relating to Tax Matters
Changes in tax laws or regulations that are applied adversely to us may have a material adverse effect on our business, cash flow, financial condition, or results of operations.
Our tax treatment is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, as well as tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or, in the specific context of withholding tax, dividends paid.
The European Union has proposed or adopted legislative measures that may affect groups operating in or through EU Member States. The Council Directive (EU) 2025/50 of 10 December 2024 on faster and safer relief of excess withholding taxes (the “FASTER directive”) introduces new withholding tax relief procedures and digital residence certificates, with expedited refund mechanisms potentially restricted in higher-risk scenarios, while the proposed Council Directive on Business in Europe: Framework for Income Taxation (the “BEFIT”) would introduce a common corporate tax base for groups with results aggregated and reallocated among Member States under a transitional formula. Based on our current understanding of the proposed minimum revenue thresholds, we currently expect to be outside the scope of the BEFIT rules, but could fall within their scope in the future, which could increase our tax obligations and compliance costs. The BEFIT remains subject to ongoing negotiation and transposition, and its final form may differ from current proposal. Implementation of these measures could increase our compliance costs, affect our effective tax rate, and require additional administrative resources.
Finland has enacted, and is expected to continue to enact, amendments to the Act on Excise Duty on Electricity and Certain Fuels (1260/1996), which governs the taxation of electricity consumed in Finland. The specific data center provisions under Section 4a of the Act have been repealed with effect from 1 July 2026, pursuant to legislation enacted on 22 December 2025. The difference between category I and category II rates constitutes state aid subject to EU state aid rules under the General Block Exemption Regulation (Commission Regulation (EU) No 651/2014). Based on our current understanding of the eligibility criteria and the applicable tax categories, we currently expect some of our operations to possibly qualify for the reduced category II electricity tax rate (until the amendment enters into force), but changes in applicable legislation, EU state aid rules, or in our operational profile (including energy efficiency metrics) could affect this assessment in the future, which could increase our electricity tax obligations and compliance costs.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our domestic and foreign earnings. In the United States, on July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law, introducing significant changes to U.S. federal tax law. The OBBBA includes a broad range of changes to existing U.S. tax law, including but not limited to the reinstatement of current expensing of domestic research and development costs and one hundred percent bonus depreciation for certain qualified business property. Any new taxes could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses could have a material impact on the value of our deferred tax assets, could result in significant one-time
charges, and could increase our future tax expenses.
If we were to qualify as a passive foreign investment company, it could result in adverse U.S. tax consequences to certain U.S. holders of IQM Shares.
A
non-U.S.
corporation will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which such entity owns, directly or indirectly, at least 25% (by value) of the stock.
Based on the composition of our income and assets, we believe that we were not classified as a PFIC for the taxable year ended December 31, 2025. However, no assurances can be given that we will not be classified as a

PFIC for any taxable year because the determination of PFIC status for any taxable year is a fact intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of the IQM ADSs could cause us to be or become classified as a PFIC for the current or future taxable years because the value of any assets for purposes of the asset test, including the value of any goodwill, may be determined by reference to the market price of the IQM ADSs. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the law applicable to determinations of PFIC status is complex, uncertain and subject to varying interpretation, and the IRS may not agree with the PFIC determinations that we make or have made and their application of the PFIC rules. Even if we determine that we are not (or were not) a PFIC for a particular tax year, the IRS is not bound by that determination and could take a different view. In light of the foregoing, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.
If we are classified as a PFIC for any year during which a U.S. holder holds IQM Shares or the IQM ADSs, we would typically continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds such shares. See “
Taxation — Certain
 Material U.S.
 Federal Income Tax Considerations
for U.S. Holders —

Ownership and Disposition of IQM Securities by U.S. Holders — Passive
Foreign Investment Company
Rules
” for a further discussion of the PFIC rules.
Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization
of expected benefits.
The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including Finland and the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable nexus, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. Contesting such a challenge or disagreement could be costly and if our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time
tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.
Our
non-Finnish
shareholders are required to provide detailed information to obtain advantageous withholding tax treatment for dividends.
As described in more detail under the section titled “Taxation — Certain Material Finnish Tax Considerations,”
Our
non-Finnish
shareholders are required to provide certain information in order to benefit from the reduced dividend withholding tax rates set out in the applicable tax treaties. Furthermore, custodians are required to fulfill certain strict requirements, take over certain responsibilities and assume liability for incorrectly applied withholding tax, or a higher withholding tax rate will apply. Such requirements will likely impose an additional administrative burden on shareholders or result in the higher withholding rate becoming applicable for non-Finnish
shareholders.
In addition, there is a general risk that Finnish tax legislation, applicable tax treaties or the interpretation thereof may change in a manner that adversely affects the tax treatment of dividends received by non-resident
shareholders. The benefits available under Finland’s bilateral tax treaties may be affected by renegotiation, termination or amendment of those treaties, or by changes to the OECD Model Tax Convention or its Commentary on the basis of which Finland’s tax treaties are interpreted. Further, ongoing EU and OECD-level initiatives aimed at strengthening dividend withholding tax compliance and enforcement may result in further legislative action imposing additional requirements on non-resident
shareholders or their custodians, and there can be no assurance that applicable tax laws, tax treaties or tax practice will not change in a manner that adversely affects non-resident
shareholders.
Risks Relating to Being a Public Company, Ownership of Our Securities and Other General Matters
The market price of the IQM ADSs or IQM Warrants may be volatile, which could cause the value of your investment to decline.
No public market for our securities currently exists. If you purchase the IQM ADSs or IQM Warrants, you may not be able to resell those ADSs or public warrants at or above the price you paid. The market price of the IQM ADSs or IQM Warrants may be highly volatile and may fluctuate or decline significantly in response to numerous factors, some of which are beyond our control. It is possible that an active trading market will not be sustained. The securities markets have experienced and continue to experience significant volatility. Market volatility, as well as general economic, market or political conditions, could reduce the market price of the IQM ADSs or IQM Warrants regardless of our operating performance. Our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	variations in quarterly operating results or dividends, if any, to shareholders;

•	additions or departures of key management personnel;

•	publication of research reports about our industry;

•	rumors and market speculation involving us or other companies in our industry, which may include short seller reports;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;

•	the impact of any geopolitical events such as the military conflicts in Ukraine, the Middle East and other areas of the world; and

•	the impact of any of the foregoing on our management, employees, partners, customers, and operating results.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the      in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of the IQM ADSs or IQM Warrants regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. If the market price of the IQM ADSs or IQM Warrants is volatile, we may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Our management team has limited experience in operating a public company.
Our management team has limited experience managing a publicly traded company, interacting with public company investors and securities analysts and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day
management of our business, which could harm our business, results of operations and financial condition. We have and we may be required to continue to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses is not effective, or we fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. We may identify additional material weaknesses in our internal controls over financial reporting which we may not be able to remedy in a timely manner.
Neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the
Sarbanes-Oxley
Act of 2002 (“Sarbanes-Oxley Act”) because no such evaluation has been required. We will not be required, pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting in the future, we will be unable to certify that our internal control over financial reporting is effective.
In the course of preparing our audited consolidated financial statements for the years ended December 31, 2025 and 2024, we identified material weaknesses in our internal controls over financial reporting. Specifically, the material weaknesses in our internal controls pertain to (i) the design and operating effectiveness of information technology general controls (“ITGCs”), including IT operations, user access, and change management, for information systems that are relevant to the preparation of our consolidated financial statements, (ii) design and operating effectiveness of controls related to the financial reporting process, including lack of sufficient financial reporting and accounting personnel with knowledge of IFRS and SEC reporting requirements, and (iii) lack of segregation of duties in both business and IT processes.
We have initiated a remediation plan with respect to the identified material weakness described above. Those remediation measures are ongoing and include the following:

•	hiring experienced IT staff to implement, formalize and strengthen our ITGCs;

•	hiring additional finance and accounting staff with IFRS and SEC reporting qualifications and work experience to implement, formalize and strengthen key internal controls over financial reporting; and

•	establishing defined policies for approval of transactions, access control and the segregation of duties.
We cannot assure you that the measures we are taking to remediate the material weaknesses will be sufficient or that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the IQM ADSs or IQM Warrants could decline. We could become subject to investigations by the Nasdaq, Nasdaq Helsinki, the SEC, the Finnish Financial Supervisory Authority (the
“FIN-FSA”)
or other regulatory authorities, which could require additional financial and management resources.
We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. The process of designing, implementing, and testing the internal controls over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. There can be no assurance that the controls put in place will remain effective or that any additional controls needed will be designed and implemented timely to prevent material misstatements in our consolidated financial statements in future periods.
Further, upon becoming a public company, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results, financial condition, and future prospects.
As a foreign private issuer, we are permitted, and we expect, to follow certain home country corporate governance instead of otherwise applicable Nasdaq requirements, and we will not be subject to certain U.S. securities laws including, but not limited to, U.S. proxy rules and the filing of certain Exchange Act reports.
We are a “foreign private issuer” as defined in the SEC’s rules and regulations. As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of Nasdaq’s corporate governance standards, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on exemptions for foreign private issuers and follow Finnish corporate governance practices in lieu of the Nasdaq corporate governance standards for domestic U.S. Companies. We may in the future elect to follow home country practices with regard to other matters. As a result, our corporate governance practices may differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq, and our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
In addition, as a foreign private issuer, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, including the applicable compensation disclosure requirements. Our officers, directors and principal shareholders are also exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are exempt from filing quarterly reports with the SEC under the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information, although we have voluntarily adopted a corporate disclosure policy substantially similar to Regulation FD. These exemptions and leniencies reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic issuer.

We are an “emerging growth company” under the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make the IQM ADSs less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and, to the extent we no longer qualify as a foreign private issuer pursuant to which standards we are not required to provide detailed compensation disclosures or file proxy statements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the completion of the offering; (3) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We cannot predict if investors will find the IQM ADSs less attractive because we may rely on these exemptions. If some investors find the IQM ADSs less attractive as a result, there may be a less active trading market for the IQM ADSs and the price of the IQM ADSs may be more volatile.
We will incur substantial costs as a result of operating as a public company, and our management will continue to devote substantial time to new compliance initiatives.
As a dual-listed public company, we will incur substantial legal, accounting, and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the listing standards of Nasdaq. We will also incur additional expenses in connection with our planned dual-listing on Nasdaq Helsinki. As a company listed on Nasdaq Helsinki, we will be subject to reporting requirements under the stock exchange rules and various EU regulations. This includes, but is not limited to, Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014, on market abuse (“MAR”) and the Directive 2004/109/EC of the European Parliament and of the Council of 15 December 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market. The foregoing regulations impose obligations relating to, among other things, the disclosure of inside information, the publication of financial reports and the reporting of corporate events.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition and results of operations. Compliance with these rules and regulations increase our legal and financial compliance costs and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to shareholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of the disclosure of information in this Proxy Statement/Prospectus and in filings required of a public company, our business and financial condition are more visible, which may result in threatened or actual litigation, including by competitors.
Our management team may not successfully or efficiently manage the significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day
management of the business, which could adversely affect our business, financial condition, and results of operations.

We do not intend to pay cash dividends for the foreseeable future.
According to the Finnish Companies Act, the payment of dividend or repayment of capital and their amounts are resolved by the general meeting of shareholders in accordance with the proposal made by the IQM Board. Additionally, under the Finnish Companies Act the distribution of dividends is not permitted if it would jeopardize the company’s solvency. We currently intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends or distribute other unrestricted equity in the foreseeable future. Any future determination to pay dividends or distribute other unrestricted equity will also depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
We may issue additional IQM Shares, IQM ADSs, IQM Warrants or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our IQM ADSs and IQM Warrants.
As of    , we had warrants outstanding to issue an aggregate of     IQM Shares. Pursuant to our employee benefit plans, we may issue an aggregate of up to    IQM Shares, which amount may be subject to increase from time to time. We may also issue additional IQM Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing shareholders or IQM ADS or IQM Warrant holders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends, if any, may decrease;

•	the relative voting strength of each previously outstanding ordinary share may be diminished; and

•	the market price of our IQM ADSs and IQM Warrants may decline.
Sales of our securities, or the perception of such sales, by us or holders of our securities in the public market or otherwise could cause the market price for our securities to decline, and even in such case, certain holders of our securities may still have an incentive to sell our securities.
The sale of our securities in the public market or otherwise, or the perception that such sales could occur, could harm the prevailing market price of shares of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell securities in the future at a time and price which we deem appropriate. Resales of our securities may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the IQM Shareholder Lock-up Agreement, certain existing IQM shareholders will be restricted, subject to certain exceptions, from selling any IQM Shares or securities convertible into IQM Shares that they receive as a result of the Business Combination. Additionally, pursuant to the Sponsor Support Agreement, 70% of IQM ADSs held by each RAAQ Insider immediately after the Merger Effective Time will be restricted from resale, subject to certain exceptions. Such restrictions will expire, and therefore the IQM securities held by them will be eligible for resale on the earlier of (a) one year after Closing, (b) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for any 20 trading days within a 30 trading day period commencing at least 150 days after Closing, or (c) the date on which IQM completes a liquidation, merger, share exchange, reorganization or similar transaction. As of     , 2026,     IQM Shares (including IQM Shares underlying IQM ADSs) and     IQM Warrants are expected to be subject to the transfer restrictions in the IQM Shareholder Lock-up Agreements and Sponsor Support Agreement after the Business Combination.

This proxy statement/prospectus also covers the resale by the Selling Shareholders as described in the section entitled “Selling Shareholders,” of up to 4,375,000 IQM Shares (including IQM Shares underlying IQM ADSs) to be received by such RAAQ Insiders in the Business Combination, including     IQM Shares held by RAAQ Insiders that are exempt from the transfer restrictions in the Sponsor Support Agreement, as described in the preceding paragraph. Each RAAQ Insider may sell all, some or none of such IQM ADSs to be received by such RAAQ Insider in the Business Combination. IQM will not receive any proceeds from any such offer or sale by the RAAQ Insiders.
Upon expiration or waiver of applicable lock-up periods, and upon effectiveness of the registration statement of which this proxy statement/prospectus forms a part or upon satisfaction of the requirements of Rule 144 under the Securities Act, the RAAQ Insider and certain other significant shareholders of IQM may sell large amounts of IQM ADSs or IQM Warrants in the open market or in privately negotiated transactions. The market price of the IQM ADSs or IQM Warrants could decline if holders of the IQM ADSs sell them, including pursuant to resale registration statements, or are perceived by the market as intending to sell them. As such, sales of a substantial number of the IQM ADSs or IQM Warrants in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell the IQM ADSs or IQM Warrants, could reduce the market price of the IQM ADSs or IQM Warrants.
The dual listing of the IQM ADSs and IQM Shares may adversely affect the liquidity and value of the IQM ADSs.
We intend to list the IQM Shares on Nasdaq Helsinki. Trading of the IQM ADSs or IQM Shares in these markets will take place in different currencies (U.S. dollars on Nasdaq and euros on Nasdaq Helsinki), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Finland). The trading prices of the IQM ADSs and IQM Shares on these two markets may differ due to these and other factors. Any decrease in the price of IQM Shares on Nasdaq Helsinki could cause a decrease in the trading price of the IQM ADSs on Nasdaq. Investors could seek to sell or buy IQM Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the IQM Shares available for trading on the other exchange. In addition, holders of IQM ADSs will not be immediately able to surrender their IQM ADSs and withdraw the underlying IQM Shares for trading on the other market without effecting necessary procedures with the depositary. This could result in time delays and additional cost for holders of IQM ADSs. We cannot predict the effect of this dual listing on the value of IQM Shares and the IQM ADSs. However, the dual listing the IQM Shares and the IQM ADSs may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the IQM ADSs in the United States.
You may not be able to exercise your right to vote the IQM Share underlying your IQM ADS.
Holders of IQM ADSs may exercise voting rights with respect to the IQM Shares represented by the IQM ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of IQM Shares, the depositary will fix a record date for the determination of IQM ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon timely receipt of notice from us, if we so request, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us and (ii) a statement as to the manner in which instructions may be given by the holders.
Purchasers of IQM ADSs may instruct the depositary of their IQM ADSs to vote the IQM Shares underlying their IQM ADSs. Otherwise, purchasers of IQM ADSs will not be able to exercise voting rights unless they withdraw the IQM shares underlying the IQM ADSs they hold. However, a holder of IQM ADSs may not know about the meeting far enough in advance to withdraw those IQM Shares. If we ask for a holder of ADSs’ instructions, the depositary, upon timely notice from us, will notify him or her of the upcoming vote and arrange to deliver our voting materials to him or her. We cannot guarantee to any holder of IQM ADSs that he or she will receive the voting materials in time to ensure that he or she can instruct the depositary to vote his or her IQM Shares or to withdraw his or her IQM Shares so that he or she can vote them. If the depositary does not receive timely voting instructions from a holder of IQM ADSs, it may give a proxy to a person designated by us to vote the IQM Shares underlying his or her IQM ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that a holder of IQM ADSs may not be able to exercise his or her right to vote, and there may be nothing he or she can do if the IQM Shares underlying his or her IQM ADSs are not voted as he or she requested.
Purchasers of IQM ADSs are not holders of IQM Shares.
A holder of IQM ADSs will not be treated as one of our shareholders and will not have direct shareholder rights. Finnish law, especially the Finnish Companies Act, governs our shareholder rights, e.g., the right to vote in our general meeting. The depositary will be the holder of the IQM Shares underlying IQM ADSs held by purchasers of IQM ADSs. Purchasers of IQM ADSs will have IQM ADS holder rights. The deposit agreement among us, the depositary and purchasers of IQM ADSs, as IQM ADS holders, and all other persons directly and indirectly holding IQM ADSs, sets out IQM ADS holder rights, as well as the rights and obligations of the depositary. As a result, the rights of holders of IQM ADSs may differ materially from the rights of holders of IQM Shares, which could have a material adverse effect on the value of an investment in our IQM ADSs.
The right as a holder of IQM ADSs or as a foreign shareholder to participate in any future preferential subscription rights or to elect to receive dividends in shares may be limited, which may cause dilution to the holdings of purchasers of IQM ADSs or to the holdings of foreign shareholders.
According to Finnish Companies Act, if we issue additional securities for cash, current shareholders will have preferential subscription rights for these securities on a pro rata
 basis. However, a general meeting of shareholders may vote, by a majority which represents at least two-thirds
of the votes cast and
two-thirds
of the shares represented at the meeting, to waive this
pre-emptive
right provided that, from the company’s perspective, there is a weighty financial reason for the waiver. IQM ADS holders will not be entitled to exercise or sell such rights unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to purchasers of IQM ADSs unless the distribution to IQM ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Further, if we offer holders of IQM Shares the option to receive dividends in either cash or shares, under the deposit agreement the depositary may require satisfactory assurances from us that extending the offer to holders of IQM ADSs does not require registration of any securities under the Securities Act before making the option available to holders of IQM ADSs. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, IQM ADS holders may be unable to participate in our rights offerings or to elect to receive dividends in shares and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.
Furthermore, certain of our shareholders who reside or will reside or whose registered address is in certain countries outside Finland may not necessarily be able to exercise their pre-emptive
subscription rights in possible future share issues, unless the shares have been registered according to the securities legislation in effect in the relevant country or in another corresponding way or the applicable legislation offers an exception from registration or other similar requirement. This may dilute such shareholders’ ownership.

Purchasers of IQM ADSs may be subject to limitations on the transfer of IQM ADSs and the withdrawal of the underlying IQM Shares.
IQM ADSs are transferable on the books of the depositary. However, the depositary may also refuse to deliver, transfer or register transfers of IQM ADSs under any provision of the deposit agreement, or for any other reason, subject to the right to cancel IQM ADSs and withdraw the underlying IQM Shares. Temporary delays in the cancellation of IQM ADSs and withdrawal of the underlying IQM Shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on the IQM Shares. In addition, a holder of IQM ADSs may not be able to cancel his or her IQM ADSs and withdraw the underlying IQM Shares when he or she owes money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to IQM ADSs or to the withdrawal of ordinary shares or other deposited securities. See the section of this prospectus titled “
Description of American Depositary Shares
.”
IQM ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in any such action.
The deposit agreement governing the IQM ADSs representing the IQM Shares provides that, to the fullest extent permitted by law, IQM ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the IQM Shares, the IQM ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury
trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury
trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction
over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury
trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the IQM ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.
If you or any other holders or beneficial owners of IQM ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the IQM ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.
Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or IQM ADSs serves as a waiver by any holder or beneficial owner of IQM ADSs or by us or the depositary of compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Risks Relating to Our Organization under the Laws of Finland
The rights of shareholders in companies subject to Finnish corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.
We are a Finnish company with limited liability. Our corporate affairs after the Business Combination will be governed by the Amended IQM Articles and by the laws governing companies incorporated in Finland, including Finnish Companies Act. The rights of shareholders and the responsibilities of members of our Board are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. For example, in the performance of its duties, our Board is required by Finnish law to act with due care and promote the interest of the company, rather than solely our shareholders and/or creditors. A director does not represent the interests of the parties who have proposed his or her election as director. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder or holder of ADSs. See the sections of this prospectus titled “
Management Following the Business Combination
” and “
Description of Share Capital and Articles of Association
.”
Certain foreign shareholders may not be able to exercise their pre-emptive
subscription rights in the future share offerings.
According to Finnish legislation, shareholders have certain
pre-emptive
subscription rights pro rata to their shareholdings, when we issue new shares or securities entitling subscription for new shares. Certain of our shareholders who reside or will reside or whose registered address is in certain countries outside Finland may not necessarily be able to exercise their pre-emptive
subscription rights in possible future share issues, unless the shares have been registered according to the securities legislation in effect in the relevant country or in another corresponding way or the applicable legislation offers an exception from registration or other similar requirement. This may dilute such shareholders’ ownership in us. Furthermore, if the number of shareholders who cannot exercise their subscription rights is large and their subscription rights are sold on the market, this may have an adverse effect on the price of the subscription rights. In addition, the legislation of the relevant country may limit the right of a foreign shareholder to receive information on share issues and other important transactions.
U.S. investors may have difficulty enforcing civil liabilities against our company and directors and senior management and the experts named in this prospectus.
Certain members of our Board and senior management and certain experts named in this prospectus are non-residents of
the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Courts outside the United States may refuse to hear a U.S. securities law claim because non-U.S. courts
may not be the most appropriate forums in which to bring such a claim. Even if a court outside the United States agrees to hear a claim, it may determine that the law of the jurisdiction in which the non-U.S. court
resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the non-U.S. court
resides. In particular, there is some doubt as to whether Finnish courts would recognize and enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Finland. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered but is intended to punish the defendant. Finnish law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.
The enforceability of any judgment in Finland will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and Finland do not currently have a treaty providing for recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. See “
Enforcement of Civil Liabilities
.”

You may face difficulties protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of Finland, substantially all of our assets are in the European Union and a majority of our directors and executive officers reside outside the United States.
We are incorporated under the laws of Finland. A majority of our officers and directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Finland against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Finnish corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.
As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
Under Finnish corporate law, certain measures are possible and permissible that may reduce the likelihood of a company becoming subject to a public tender offer and limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
Under Finnish law, certain measures are possible and permissible that may reduce the likelihood of a company becoming subject to a public tender offer. These may include provisions in the articles of association concerning, for example, the maximum number of votes that a shareholder can cast at a shareholders’ meeting, increased majority voting requirements for certain types of shareholder decisions, or a duty to make an offer to purchase outstanding shares at a price specified in the articles of association to all other shareholders upon exceeding a certain ownership threshold. In addition, the Finnish Securities Markets Act contains provisions requiring a mandatory tender offer for all outstanding shares of a company if a shareholder’s ownership exceeds certain thresholds. We have not currently adopted any specific provisions in our articles of association that may have the effect of making a takeover of us more difficult or less attractive but there is no guarantee that our shareholders will not adopt such provisions in the future which may delay or discourage a takeover attempt.
Existing and potential investors in the IQM ADSs may have to request the prior authorization from Finnish authorities prior to acquiring a significant ownership position in the IQM Shares or IQM ADSs.
Under Finnish law, certain acquisitions of significant ownership interests in Finnish companies may be subject to regulatory review in order to safeguard critical national interests. If an existing or potential investor seeks to acquire more than one-tenth
of the voting rights or equivalent influence in our company, such investor may be required to file an application for approval or submit a notification to the relevant Finnish authorities prior to completing the transaction. We cannot give assurances that any such approval will be granted or that the review process will be completed in a timely manner. As a result, the completion of such an acquisition could be materially delayed, and the relevant authorities may impose conditions on, or ultimately deny authorization for, the proposed transaction, which could adversely affect the ability of investors to acquire or increase their holdings in the IQM Shares or IQM ADSs.

Risks Relating to RAAQ and the Business Combination
RAAQ Insiders and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the RAAQ shareholders generally.
When you consider the recommendation of the RAAQ Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the RAAQ Insiders have interests in such proposals that are different from, in addition to and/or in conflict with, those of the RAAQ Shareholders generally. These interests include, among other things:

•
RAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025 and March 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share, resulting in the Sponsor holding 5,615,000 Founder Shares. The Sponsor is controlled by Peter Ort, RAAQ’s Principal Executive Officer and
Co-Chairman,
and Jeff Tuder, RAAQ’s Chief Financial Officer and
Co-Chairman.
Further, in accordance with the terms of the Sponsor Support Agreement, the Sponsor agreed to forfeit 1,375,000 Founder Shares held by it in connection with the Closing, which will result in the Sponsor holding 4,240,000 Founder Shares. After taking this forfeiture into account, IQM ADSs that the RAAQ Insiders and their respective permitted transferees will hold following the Business Combination would have had an aggregate market value of approximately $    million based upon the closing price of $    per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given 70% of such IQM ADSs will be subject to lock-up restrictions,
we believe such shares have less value.

•
The Sponsor purchased 3,725,000 Private Placement Warrants for $3,725,000, or $1.00 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Peter Ort, RAAQ’s Principal Executive Officer and
Co-Chairman,
and Jeff Tuder, RAAQ’s Chief Financial Officer and
Co-Chairman.
In accordance with the terms of the Sponsor Support Agreement, the Sponsor agreed to subject up to all of the Private Placement Warrants held by it to forfeiture depending on the amount remaining in the Trust Account following redemptions. Assuming no such forfeiture occurs, the 3,725,000 IQM Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $    million based upon the closing price of $ per Public Warrant on Nasdaq on    , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such IQM Warrants will be subject to lock-up restrictions,
we believe such warrants have less value.

•
Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the RAAQ Class A Ordinary Shares included in the RAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the IQM Shares trade below $10.00 per share and RAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
The Sponsor will lose its entire investment in RAAQ if RAAQ does not complete a business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date). If RAAQ does not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, RAAQ will redeem the

RAAQ Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 to pay liquidation expenses), subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 RAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, RAAQ would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if RAAQ fails to complete a business combination within the required period. Additionally, in such event, the 3,725,000 Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

•	RAAQ Insiders have agreed not to redeem any of the Founder Shares or RAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to RAAQ if and to the extent any claims by a third party for services rendered or products sold to RAAQ (except for RAAQ’s independent registered public accounting firm), or a prospective target business with which RAAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under RAAQ’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

•
RAAQ’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•
The anticipated appointment of Jeff Tuder, RAAQ’s Co-Chairman and Chief Financial Officer as a director of IQM following the Closing. As such, in the future he may receive any cash fees, stock options or share awards that the IQM Board determines to pay to its directors.

•
In connection with the Closing, the RAAQ Insiders would be entitled to the repayment of any outstanding working capital loan and advances that have been made to RAAQ. If RAAQ does not complete an initial business combination within the required period, RAAQ may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $   was outstanding under such working capital loans.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the RAAQ Insiders and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses
related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by RAAQ from time to time, made by Sponsor or certain of RAAQ’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $    of reimbursable
out-of-pocket expenses
were outstanding.

•
Pursuant to the Registration Rights Agreement, RAAQ Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the IQM Shares and IQM Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and RAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $    million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $    million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $    per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).
In connection with the Business Combination, there may be any actual or potential material conflict of interest between, on one hand, IQM’s officers or directors and, on the other hand, unaffiliated shareholders of RAAQ. Shareholders should also be aware that interests of IQM and its officers and directors may be inherently different from the interests of unaffiliated shareholders of RAAQ, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to RAAQ’s shareholders.
The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
The financial and personal interests of the Sponsor, as well as RAAQ’s directors and officers, may have influenced their motivation in identifying and selecting IQM as a business combination target, completing an initial business combination with IQM and influencing the operation of the business following the initial business combination. In considering the recommendations of the RAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for IQM’s unaffiliated investors.
A conventional initial public offering, or IPO, involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of IQM’s and RAAQ’s respective finances and operations typically performed in an initial public securities offering. Going public via a business combination with a special purpose acquisition company, such as RAAQ, may therefore result in less careful vetting of information that is presented to the public.
In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for IQM’s securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility. Specifically, IQM has discretion to waive certain closing conditions that are negotiated between the parties to the Business Combination Agreement and are not otherwise mandated by regulatory requirements, and as a result, IQM may not be able to reap the benefits of such negotiations.
The RAAQ Insiders have agreed to vote in favor of the Business Combination, regardless of how RAAQ Public Shareholders vote.
As of the Record Date, the RAAQ Insiders owned an aggregate of approximately  % of the issued and outstanding RAAQ Ordinary Shares. RAAQ Insiders also may from time to time purchase Public Shares prior to RAAQ’s initial business combination. The Cayman Constitutional Documents provide that, if RAAQ seeks shareholder approval of an initial business combination, such initial business combination will be approved if RAAQ receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of RAAQ including the Founder Shares. As a result, in addition to the Founder Shares, RAAQ would need 5,750,001, or 33.3%, of the 17,250,000 Public Shares to be voted in favor of an initial business combination in order to have RAAQ’s initial Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any RAAQ Class A Ordinary Shares. Assuming that only the holders of one-third
of the issued and outstanding RAAQ Ordinary Shares, representing a quorum under the Cayman Constitutional Documents, vote their RAAQ Ordinary Shares at a general meeting of RAAQ, RAAQ will not need any Public Shares in addition to the Founder Shares to be voted in favor of an initial business combination in order to approve an initial business combination. Accordingly, if RAAQ seeks shareholder approval of the Business Combination, the agreement by the RAAQ Insiders to vote in favor of the Business Combination will increase the likelihood that an ordinary resolution will be passed, being the requisite shareholder approval for the Business Combination. As a result, no affirmative votes from other Public Shareholders would be required to approve the Business Combination. Accordingly, the agreement by the RAAQ Insiders will cause  RAAQ to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination.
The ability of RAAQ Public Shareholders to exercise redemption rights with respect to a large number of RAAQ Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.
We do not know how many RAAQ Public Shareholders may exercise their redemption rights. If a larger number of RAAQ Public Shares are submitted for the Redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to IQM following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until RAAQ completes an alternate initial business combination or until RAAQ liquidates the Trust Account if RAAQ are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your RAAQ Public Shares in the open market; however, at such time RAAQ Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until RAAQ liquidates or you are able to sell your RAAQ Public Shares in the open market.

RAAQ anticipates that it will be treated as a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem the RAAQ Public Shares.
Based upon the composition of its income and assets, RAAQ believes that it will likely be considered a PFIC for its current taxable year that ends as a result of the Business Combination. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder that exercises its redemption rights will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a QEF Election (as defined below) or mark-to-market election with respect to its RAAQ Public Shares. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to RAAQ Public Shares
.”
The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates may elect to purchase RAAQ Public Shares or RAAQ Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of RAAQ Public Shares or RAAQ Public Warrants.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information
regarding RAAQ or its securities, RAAQ’s officers and directors and/or their affiliates may enter into a written plan to purchase RAAQ’s securities pursuant to
Rule 10b5-1 of
the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire RAAQ Public Shares, vote their RAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their RAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase RAAQ Public Shares or RAAQ Warrants in such transactions.
The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of RAAQ Public Warrants outstanding or (3) increase the amount of cash available to IQM following the Business Combination. Any such purchases of RAAQ securities may result in the completion of the Business Combination which may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of RAAQ and IQM securities may be reduced and the number of beneficial holders of RAAQ and IQM securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting RAAQ or IQM directly or by RAAQ’s receipt of redemption requests submitted by shareholders (in the case of RAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates purchase RAAQ Public Shares in compliance with the requirements of
Rule 14e-5 under
the Exchange Act, such shares would not be voted in favor of approving the Business Combination.
The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or
Rule 10b-5 of
the

Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates were to purchase RAAQ Public Shares or RAAQ Public Warrants, such purchases would be structured in compliance with the requirements of
Rule 14e-5 under
the Exchange Act including, in pertinent part, through adherence to the following:

•
this proxy statement/prospectus discloses the possibility that the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates may purchase RAAQ Public Shares or RAAQ Public Warrants outside the redemption process, along with the purpose of such purchases;

•
if the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates were to purchase RAAQ Public Shares from RAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

•
this proxy statement/prospectus includes a representation that any additional securities purchased by the Sponsor RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•
the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

o	the amount of securities purchased outside of the redemption offer by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

o	the purpose of the purchases by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates;

o	the impact, if any, of the purchases by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

o
the identities of the security holders who sold to the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates; and

o	the number of RAAQ Public Shares for which RAAQ has received redemption requests pursuant to its Redemption offer.
Entering into any such arrangements may have a depressive effect on the price of the IQM ADSs. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of RAAQ Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.
Past performance by RAAQ’s management team, RAAQ’s advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in IQM.
Information regarding RAAQ’s management team, RAAQ’s advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. You should not rely on the historical experiences of

RAAQ’s management team, its advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in IQM or as indicative of every prior investment by each of the members of RAAQ’s management team, its advisors or their respective affiliates.
RAAQ cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to IQM’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.
Even though RAAQ conducted due diligence on IQM, this diligence may not have surfaced all material issues with IQM, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of IQM’s and outside of RAAQ’s control may later arise.
Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event IQM pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the IQM ADSs that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on IQM’s financial condition, results of operations and the price of IQM ADSs, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
RAAQ will not have any right to make damage claims against IQM for the breach of any representation, warranty or covenant made by IQM in the Business Combination Agreement.
The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, RAAQ will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by IQM at the time of the Business Combination.
Subsequent to the consummation of the Business Combination, IQM may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on IQM’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although RAAQ has conducted due diligence on IQM, RAAQ cannot assure you that this diligence revealed all material issues that may be present in IQM, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of RAAQ’s or IQM’s control will not later arise. As a result, IQM may be forced to later write-down or write-off assets,
restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RAAQ’s preliminary risk analysis. Even though these charges may be non-cash items
and not have an immediate impact

on liquidity, the fact that IQM reports charges of this nature could contribute to negative market perceptions about IQM or its securities. In addition, charges of this nature may cause IQM to violate net worth or other covenants to which it may be subject. Accordingly, any RAAQ shareholder who chooses to remain a stockholder of IQM following the Business Combination could suffer a reduction in the value of their shares.
Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by RAAQ’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
IQM’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what IQM’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of IQM.
RAAQ’s dependence on its directors and officers, together with their other business commitments, may create conflicts of interest and could adversely affect RAAQ’s ability to complete the Business Combination prior to the Closing.
RAAQ’s operations prior to the Closing are dependent upon a relatively small group of individuals and, in particular, its directors and officers. RAAQ believes that its success through the Closing depends on the continued service and attention of these individuals. However, RAAQ’s directors and officers are not required to commit any specified amount of time to RAAQ’s affairs and may allocate their time among various business activities, including service as officers, directors or advisors of other entities. This may create actual or perceived conflicts of interest in determining the amount of time and attention to devote to identifying, negotiating and consummating the Business Combination and to related due diligence and transaction matters. RAAQ does not maintain employment agreements with, or key-man insurance on the life of, any of its directors or officers. The unexpected loss of the services of one or more of these individuals, or their decision to devote less time to RAAQ’s affairs due to other commitments, could have a detrimental effect on RAAQ and could negatively impact RAAQ’s ability to complete the Business Combination within the required timeframe.
There is substantial doubt about RAAQ’s ability to continue as a going concern.
As of December 31, 2025, RAAQ had $1,077,837 in its operating bank account, and working capital surplus of $1,046,139. Further, RAAQ has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of RAAQ
”. If RAAQ is unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date), then RAAQ will be forced to, as promptly as reasonably possible but not more than ten business days thereafter, redeem RAAQ Public Shares for a pro rata portion of the funds held in the Trust Account, subject to RAAQ’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the RAAQ Warrants may be worthless. RAAQ’s liquidity condition raises substantial doubt about its ability to continue as a going concern. The financial statements of RAAQ contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against RAAQ, the proceeds held in the Trust Account could be reduced and the per-share redemption
amount received by shareholders may be less than $10.00 per share.
RAAQ’s placing of funds in the Trust Account may not protect those funds from third party claims against RAAQ. Although RAAQ seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of RAAQ Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against RAAQ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, RAAQ’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of RAAQ under the circumstances. WithumSmith+Brown, PC, RAAQ’s independent registered public accounting firm, and the Underwriters will not execute agreements with RAAQ waiving such claims to the monies held in the Trust Account.
Examples of possible instances where RAAQ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RAAQ and will not seek recourse against the Trust Account for any reason. Upon the Redemption, if RAAQ is unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, RAAQ will be required to provide for payment of claims of creditors that were not waived that may be brought against RAAQ within the 10 years following Redemption. Accordingly, the per-share redemption
amount received by RAAQ Public Shareholders could be less than the $10.00 per RAAQ Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to RAAQ if and to the extent any claims by a third party for services rendered or products sold to RAAQ (except for its independent auditors), or a prospective target business with which RAAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per RAAQ Public Share due to reductions in the value of the trust assets, less permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under RAAQ’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, RAAQ has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and RAAQ believes that the Sponsor’s only assets are securities of RAAQ. Therefore, RAAQ cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per RAAQ Public Share. In such event, RAAQ may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any Redemption. None of RAAQ’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

RAAQ’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to RAAQ Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per RAAQ Public Share; and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, RAAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While RAAQ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to RAAQ, it is possible that RAAQ’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If RAAQ’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to RAAQ’s Public Shareholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to RAAQ Public Shareholders, RAAQ files a bankruptcy or winding-up
petition or an involuntary bankruptcy or
winding-up
petition is filed against RAAQ that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of RAAQ shareholders and the per-share
amount that would otherwise be received by RAAQ shareholders in connection with RAAQ’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to RAAQ Public Shareholders, RAAQ files a bankruptcy or winding-up
petition or an involuntary bankruptcy or
winding-up
petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in RAAQ’s bankruptcy estate and subject to the claims of third parties with priority over the claims of RAAQ’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount
that would otherwise be received by RAAQ’s shareholders in connection with our liquidation may be reduced.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect RAAQ’s business, including its ability to negotiate and complete the Business Combination, or any other initial business combination, and results of operations.
RAAQ is subject to laws and regulations enacted by national, regional and local governments. In particular, RAAQ will be required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on RAAQ’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on RAAQ’s business, including its ability to complete the Business Combination, or any other initial business combination, and results of operations.
On January 24, 2024, the SEC adopted a series of new rules relating to SPACs (the “SPAC Rules”) requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and de-SPAC transactions;
(iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company’s status as co-registrants on
de-SPAC registration
statements.
In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination, or any other initial business combination, and may constrain the circumstances under which we could complete such transaction.
If RAAQ is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for RAAQ to complete the Business Combination or another initial business combination or force it to abandon its efforts to complete an initial business combination.
If RAAQ is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•	restrictions on the nature of its investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for it to complete the Business Combination, or any other initial business combination.
In addition, RAAQ may have imposed upon it burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that RAAQ is not currently subject to.
In order not to be regulated as an investment company under the Investment Company Act, unless RAAQ can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. RAAQ’s business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. RAAQ does not plan to buy businesses or assets with a view to resale or profit from their resale. RAAQ does not plan to buy unrelated businesses or assets or to be a passive investor.
In 2024, the SEC provided guidance that the determination of whether a SPAC, like RAAQ, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to RAAQ, it does not believe that its principal activities will subject it to the Investment Company Act. To this end, RAAQ was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with IQM. Since its inception, its business has been and will continue to be focused on identifying and completing the Business Combination with IQM, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, RAAQ does not plan to buy businesses or assets with a view to resale or profit from their resale and it does not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 promulgated
under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating its business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), RAAQ intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in RAAQ’s securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of its initial business combination; (ii) the redemption of any RAAQ Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of RAAQ Public Shares if it does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business
combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to RAAQ Public Shareholders as part of its redemption of RAAQ Public Shares. If RAAQ does not invest the proceeds as described above, it may be deemed to be subject to the Investment Company Act.
If RAAQ were deemed to be an investment company for purposes of the Investment Company Act, it would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which it has not allotted funds and may hinder its ability to complete the Business Combination or any other initial business combination. RAAQ may also be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, RAAQ investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of securities following such a transaction, and RAAQ Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, RAAQ Public Shareholders may receive only approximately $    per RAAQ Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our warrants may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that RAAQ could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.
RAAQ’s shareholders may be held liable for claims by third parties against RAAQ to the extent of distributions received by them upon redemption of their shares.
If RAAQ is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, RAAQ was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by RAAQ’s shareholders. Furthermore, RAAQ’s directors may be viewed as having breached their fiduciary duties to RAAQ or its creditors and/or may have acted in bad faith, thereby exposing themselves and RAAQ to claims, by paying RAAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. RAAQ cannot assure you that claims will not be brought against it for these reasons. RAAQ and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of RAAQ’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.
RAAQ’s Letter Agreement with the RAAQ Insiders may be amended without shareholder approval.
RAAQ’s Letter Agreement with the RAAQ Insiders contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While RAAQ does not expect the RAAQ Board to approve any amendments to the Letter Agreement prior to RAAQ’s initial Business Combination, it may be possible that the RAAQ Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from RAAQ’s shareholders and may have an adverse effect on the value of an investment in RAAQ’s securities. Concurrently with the execution of the Business Combination Agreement, RAAQ Insiders entered into the Sponsor Support Agreement with IQM, pursuant to which the RAAQ Insiders agreed to vote their shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from RAAQ, IQM, the RAAQ Insiders and the Sponsor, but would not require approval from RAAQ’s shareholders.
If you or a “group” of shareholders are deemed to hold in excess of 15% of RAAQ Public Shares, you may lose the ability to redeem all such shares in excess of 15% of RAAQ Public Shares.
The Cayman Constitutional Documents provide that a RAAQ Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming RAAQ Public Shares with respect to more than an aggregate of 15% of RAAQ Public Shares, which we refer to as the “Excess Shares”, without RAAQ’s prior consent. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if RAAQ completes the Business Combination. And as a result, you will continue to hold that number of RAAQ Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
However, the Cayman Constitutional Documents do not restrict RAAQ shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination Proposal and all other proposals presented at the extraordinary meeting.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your RAAQ Public Shares or RAAQ Public Warrants, potentially at a loss.
RAAQ Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) completion of an initial business combination, and then only in connection with those RAAQ Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any RAAQ Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with the initial business combination or to redeem 100% of RAAQ Public Shares if RAAQ does not complete its initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business
combination activity; and (iii) the redemption of RAAQ Public Shares if it is unable to complete an initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will RAAQ Public Shareholders have any right or interest of any kind in the Trust Account. Holders of RAAQ Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the RAAQ Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your RAAQ Public Shares or RAAQ Public Warrants, potentially at a loss.
A RAAQ Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.
The price at which a stockholder may be able to sell its IQM ADSs in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in IQM’s share price and may result in a lower value realized now than a RAAQ Public Shareholder might realize in the future had the shareholder redeemed their RAAQ Public Shares.

Similarly, if a RAAQ Public Shareholder does not redeem their RAAQ Public Shares, the shareholder will bear the risk of ownership of IQM ADSs after the consummation of the Business Combination, and a shareholder may not be able to sell its IQM ADSs in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A RAAQ Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If a RAAQ Public Shareholder fails to receive notice of our offer to redeem RAAQ Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its RAAQ Public Shares, such RAAQ Public Shares may not be redeemed.
Pursuant to the Cayman Constitutional Documents, a RAAQ Public Shareholder may request to redeem all or a portion of its RAAQ Public Shares for cash in connection with the completion of the Business Combination. As a RAAQ Public Shareholder, you will be entitled to receive cash for any RAAQ Public Shares to be redeemed only if you:

(a)
(i) hold RAAQ Public Shares or (ii) hold RAAQ Public Shares through RAAQ Units and elect to separate your RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants prior to exercising your redemption rights with respect to RAAQ Public Shares;

(b)
submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of RAAQ Public Shares for which redemption is requested, that RAAQ redeem all or a portion of your RAAQ Public Shares for cash; and

(c)	deliver your share certificates for RAAQ Public Shares (if any) along with the redemption forms to Efficiency physically or electronically through DTC.
RAAQ Public Shareholders must complete the procedures for electing to redeem their RAAQ Public Shares in the manner described above prior to     , Eastern Time, on      (two business days before the initially scheduled date of the extraordinary general meeting) in order for their RAAQ Public Shares to be redeemed. Any RAAQ Public Shareholders who fail to properly elect to redeem their RAAQ Public Shares and deliver their RAAQ Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section titled “
Extraordinary General Meetings of RAAQ
Shareholders —
 Redemption Rights
” for the procedures to be followed if you wish to have your RAAQ Public Shares redeemed for cash.
If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, RAAQ Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.
If RAAQ is unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts not previously released to us for permitted withdrawals and up to $100,000 of interest to pay liquidation expenses), will be used to fund the redemption of RAAQ Public Shares, as further described herein. Any redemption of RAAQ Public Shareholders from the Trust Account will be effected in accordance with the Cayman Constitutional Documents prior to any voluntary winding up. If RAAQ is required to wind-up,
liquidate the Trust Account and distribute such amount therein, pro rata, to RAAQ Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. RAAQ has no obligation to return funds to investors prior to the date of redemption or liquidation unless it consummates the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their RAAQ Public Shares.

The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by RAAQ’s shareholders is not obtained and failure to obtain approval for listing of IQM ADSs on a national securities exchange, in each case subject to certain terms specified in the Business Combination Agreement (as described under “
The Business Combination Agreement
 —
 Conditions to Closing
”), or that other Closing conditions are not satisfied.
If RAAQ does not complete the Business Combination, RAAQ could be subject to various risks, including:

•	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

•
negative reactions from the financial markets, including declines in the price of the RAAQ Public Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of RAAQ management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.
Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, RAAQ expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that RAAQ expects to achieve from the Business Combination.
The exercise of RAAQ’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the RAAQ shareholders’ best interest.
In the period leading up to the Closing, events may occur that may require RAAQ to agree to amend the Business Combination Agreement, to consent to certain actions taken by IQM, or to waive rights that RAAQ is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of IQM’s business, a request by IQM to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on IQM’s business. In any of such circumstances, it would be at RAAQ’s discretion, acting through the RAAQ Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for RAAQ and RAAQ’s shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, RAAQ does not believe there will be any changes or waivers that RAAQ management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of RAAQ’s shareholders, RAAQ will circulate a new or amended proxy statement/prospectus and re-solicit its
shareholders if changes to the terms of the transaction that would have a material impact on RAAQ’s shareholders are required prior to the vote on the Business Combination Proposal.

RAAQ may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on RAAQ’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect RAAQ’s and IQM’s respective businesses, financial condition and results of operation.
We may amend the terms of the RAAQ Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants.
The RAAQ Warrants were issued in registered form under the Warrant Agreement between Efficiency, as warrant agent, and RAAQ. The Warrant Agreement provides that the terms of the RAAQ Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable, provided that the approval by the holders of at least 50% of the then issued and outstanding Public Warrants is required to make any such change. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period, decrease the number of RAAQ Class A Ordinary Shares purchasable upon exercise of a warrant.
The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.
The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the RAAQ Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the

United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the RAAQ Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision
may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
A provision of the Warrant Agreement may make it more difficult for RAAQ to consummate the Business Combination.
If: (i) RAAQ issues additional RAAQ Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per RAAQ Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the RAAQ Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (iii) the volume weighted average trading price of RAAQ Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which RAAQ consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the RAAQ Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the RAAQ Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.
If, at the extraordinary general meeting, the RAAQ Board determines that it would be in the best interests of RAAQ to adjourn the extraordinary general meeting to give RAAQ more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the RAAQ Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the RAAQ Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.
If the Merger does not qualify as a “Reorganization” within the meaning of Section 368(a) of the Code, then the Merger generally will be taxable to U.S. Holders.
To qualify as a Reorganization, the Merger must satisfy certain requirements, some of which are based on factual determinations, and actions or events after the Business Combination could adversely affect such qualification. For example, under the “continuity of business enterprise” requirement under U.S. Treasury Regulations Section 1.368-1(d), the acquiring corporation must either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as RAAQ, or how redemptions by RAAQ in connection with the Merger (which will not be known until Closing) and prior to the date of signing the Business Combination Agreement would impact this analysis. Moreover, for the Merger to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in RAAQ be preserved in the Business Combination. If a significant number of RAAQ Shareholders decide to redeem their RAAQ Public Shares, this requirement may not be satisfied, in which case the Merger may not qualify as a Reorganization. Because the qualification of the Merger as a Reorganization is based on certain facts that will not be known until or following the Closing and the legal uncertainties described above, the qualification of the Merger as a Reorganization is subject to significant uncertainty, and is therefore not capable of being the subject of a representation regarding its tax treatment. Due to the foregoing uncertainties regarding the application of the “continuity of business enterprise” requirement, as well as the “continuity of interest” requirement, legal counsel to RAAQ on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a Reorganization under Section 368(a) of the Code. In addition, neither RAAQ nor IQM intends to request a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination and the Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a Reorganization. Accordingly, no assurance can be given that the Merger will qualify as a Reorganization, that the IRS will not challenge the Merger’s qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.
If the Merger does not qualify as a Reorganization, then a U.S. Holder (as defined below under “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — U.S. Holders
”) generally will recognize gain or loss in an amount equal to the difference between the fair market value (as of the Closing Date of the Merger) of the IQM Securities (as defined below under “
Taxation — Certain Material U.S. Federal
Income Tax Considerations for U.S. Holders
”), over such holder’s aggregate adjusted tax basis in the corresponding RAAQ Securities (as defined below under “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders
”) surrendered by such holder in the Merger. Even if the Merger otherwise qualifies as a Reorganization, U.S. Holders may be required to recognize gain (but not loss) in the Merger under the PFIC rules, as described in more detail below under the section titled “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders
 —
Tax Treatment of the Merger
 —
Application of the PFIC Rules to the Merger
.”
The tax consequences of the Merger are complex and will depend on each U.S. Holder’s particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Merger for U.S. Holders, see the section of this proxy statement/prospectus titled “
Taxation — Certain Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Treatment of the Merger
.” U.S. Holders exchanging their RAAQ Securities in the Merger should consult their tax advisors to determine the tax consequences thereof.
As RAAQ is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
RAAQ is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon RAAQ’s directors or officers, or enforce judgments obtained in the U.S. courts against RAAQ’s directors or officers.
RAAQ’s corporate affairs are governed by the Cayman Constitutional Documents, the Cayman Companies Act and the common law of the Cayman Islands. RAAQ is also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of RAAQ’s directors to RAAQ under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of RAAQ shareholders and the fiduciary responsibilities of RAAQ’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
RAAQ has been advised by Conyers Dill & Pearman LLP, RAAQ’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against RAAQ judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against RAAQ predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be (i) final and conclusive, (ii) given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of the Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction) and (iii) for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.
The Cayman Constitutional Documents provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit the ability of RAAQ shareholders to obtain a favorable judicial forum for complaints against RAAQ or RAAQ’s directors, officers or employees.
The Cayman Constitutional Documents provide that unless RAAQ consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each shareholder’s shareholding in RAAQ, including but not limited to: (i) any derivative action or proceeding brought on RAAQ’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of RAAQ’s current or former director, officer or other employee to RAAQ or RAAQ shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the Cayman Constitutional Documents; or (iv) any action asserting a claim against RAAQ governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

The Cayman Constitutional Documents also provide that, without prejudice to any other rights or remedies that RAAQ may have, each of RAAQ shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly RAAQ shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.
This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with RAAQ or RAAQ’s directors, officers or other employees, which may discourage lawsuits against RAAQ and RAAQ’s directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of RAAQ’s shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Cayman Constitutional Documents to be inapplicable or unenforceable in an action, RAAQ may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on RAAQ’s business and financial performance.

EXTRAORDINARY GENERAL MEETING OF RAAQ SHAREHOLDERS
RAAQ is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the RAAQ Board for use at the extraordinary general meeting to be held at , Eastern Time, at on , 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to RAAQ shareholders on or about    , 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
All RAAQ shareholders as of the Record Date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. RAAQ is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format, which is accessible at https://    .
To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you have pre-registered.
Date, Time and Place of Extraordinary General Meeting of RAAQ Shareholders
The extraordinary general meeting of the RAAQ shareholders shall be held at , Eastern Time, on , 2026 at and virtually at https://            , to consider and vote upon the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.
Purpose of the Extraordinary General Meeting
At the extraordinary general meeting, RAAQ is asking the holders of RAAQ Ordinary Shares to consider and vote upon the Shareholder Proposals set forth below. RAAQ also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The proposals to be voted on at the extraordinary general meeting are as follows:

•	the Business Combination Proposal;

•	the Merger Proposal; and

•	the Adjournment Proposal (if presented).
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned RAAQ Ordinary Shares at the close of business on , 2026, which is the Record Date for the extraordinary general meeting. You are entitled to one vote for each RAAQ Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. RAAQ Warrants do not have voting rights. As of the close of business on the Record Date, there were   RAAQ Class A Ordinary Shares and 5,750,000 Founder Shares outstanding in the aggregate, of which   were RAAQ Public Shares.
Vote of the Sponsor and the Directors and Officers of RAAQ
The RAAQ Insiders beneficially own and are entitled to vote an aggregate of approximately % of the outstanding RAAQ Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding RAAQ Ordinary Shares are voted, in addition to the RAAQ Ordinary Shares held by the RAAQ Insiders, RAAQ would need (i) RAAQ Public Shares, or approximately %, of the RAAQ Public Shares to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii)    , or approximately  %, of the    RAAQ Public Shares to be voted in favor of the Merger Proposal in order to have the Merger Proposal approved. Assuming the minimum number of RAAQ Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal and the Merger Proposal will be approved without any additional vote from RAAQ Public Shareholders, because the RAAQ Insiders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal and the Merger Proposal, and their presence would constitute a quorum under the Cayman Constitutional Documents and be sufficient to approve the Shareholder Proposals.
The RAAQ Insiders have also agreed, prior to the RAAQ IPO, to waive their redemption rights. The RAAQ Insiders did not receive any consideration for their waiver of redemption rights.
Quorum and Required Vote for Proposals for the Extraordinary General Meeting
A quorum is the minimum number of RAAQ Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third
of the RAAQ Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes
will count as present for the purposes of establishing a quorum. The RAAQ Class A Ordinary Shares and Founder Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of RAAQ, as permitted under the Cayman Constitutional Documents and the Cayman Companies Act. The shareholder vote thresholds required for the approval of each Proposal brought before the extraordinary general meeting are set forth below:

•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

•
Merger Proposal — The approval of the Merger and the Plan of Merger will require a special resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a majority of at least two-thirds
of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

•
The Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while
considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Voting Your Shares
Each RAAQ Ordinary Share that you own in your name entitles you to one vote on each of the Shareholder Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of RAAQ Ordinary Shares that you own. There are several ways to vote your RAAQ Ordinary Shares:

•
You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “
FOR
” each of the Shareholder Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote
will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

•
You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your RAAQ Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that RAAQ can be sure that the broker, bank, or nominee has not already voted your RAAQ Ordinary Shares.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RAAQ, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your RAAQ Ordinary Shares or the extraordinary shareholder meeting, you may call    , RAAQ’s proxy solicitor, toll-free at    or banks and brokers can call collect at    , or contact them via email at    .
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a RAAQ Public Shareholder may request that RAAQ redeem all or a portion of its RAAQ Public Shares for cash if the Business Combination is consummated. As a holder of RAAQ Public Shares, you will be entitled to receive cash for any RAAQ Public Shares to be redeemed only if you:

•
submit a written request to Efficiency, RAAQ’s transfer agent, in which you (i) request that RAAQ redeem all or a portion of your RAAQ Public Shares for cash, and (ii) identify yourself as the beneficial holder of the RAAQ Public Shares and provide your legal name, phone number and address; and

•	deliver your RAAQ Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through DTC.
RAAQ Public Shareholders must complete the procedures for electing to redeem their RAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on  , 2026 two (2) business days prior to the initially scheduled date of the extraordinary general meeting in order for their RAAQ Public Shares to be redeemed. If you hold the RAAQ Public Shares in “street name,” you will have to coordinate with your broker or bank to have the RAAQ Public Shares you beneficially own certificated and delivered electronically.
Holders of RAAQ Units must elect to separate the RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants prior to exercising redemption rights with respect to the RAAQ Public Shares. If holders hold their RAAQ Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the RAAQ Units into the underlying RAAQ Public Shares and RAAQ Public Warrants, or if a holder holds RAAQ Units registered in its own name, the holder must contact Efficiency directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Efficiency in order to validly redeem its RAAQ Public Shares.
If a RAAQ Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the RAAQ Public Shares he, she or it holds and the Business Combination is consummated, RAAQ will redeem such RAAQ Public Shares for a per-share
price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to RAAQ (less any permitted withdrawals). For illustrative purposes, as of the Record Date, this would have amounted to approximately $     per issued and outstanding RAAQ Public Share. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of RAAQ’s creditors, if any, which would have priority over the claims of RAAQ shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to RAAQ Public Shareholders electing to redeem their RAAQ Public Shares will be distributed promptly after the consummation of the Business Combination.
Any request to redeem RAAQ Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with RAAQ’s consent. If a RAAQ Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that RAAQ instruct Efficiency to return the shares (physically or electronically). The holder can make such request by contacting Efficiency, at the address or email address listed elsewhere in this proxy statement/prospectus.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
If you exercise your redemption rights, then you will be exchanging your RAAQ Public Shares for cash and will not be entitled to receive any IQM ADSs in respect of such redeemed shares upon consummation of the Business Combination.
If you are a holder of RAAQ Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any RAAQ Warrants that you may hold.

The closing price of RAAQ Public Shares on the Record Date was $ . The cash held in the Trust Account on such date was approximately $    million (approximately $    per RAAQ Public Share). Prior to exercising redemption rights, RAAQ Public Shareholders should verify the market price of RAAQ Public Shares as they may receive higher proceeds from the sale of their RAAQ Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. RAAQ cannot assure its shareholders that they shall be able to sell their RAAQ Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If the Business Combination is not consummated, the RAAQ Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, RAAQ shareholders may only share in the assets of the Trust Account upon the liquidation of RAAQ. This may result in RAAQ shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.
Dissenters’ Rights under the Cayman Companies Act
Holders of record of RAAQ Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of RAAQ Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its RAAQ Ordinary Shares must give written objection to the Merger to RAAQ prior to the shareholder vote at the extraordinary general meeting to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.
Proxy Solicitation Costs
RAAQ is soliciting proxies on behalf of the RAAQ Board. This solicitation is being made by mail but also may be made by telephone or in person. RAAQ and its directors, officers, and employees may also solicit proxies in person. RAAQ will file with the SEC all scripts and other electronic communications as proxy soliciting materials. RAAQ will bear the cost of the solicitation.
RAAQ has engaged    to assist in the solicitation of proxies for the extraordinary general meeting. RAAQ has agreed to pay    a fee of $ , plus disbursements. RAAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of RAAQ Public Shares for their expenses in forwarding soliciting materials to beneficial owners of RAAQ Public Shares and in obtaining voting instructions from those owners.
Potential Purchases of RAAQ Public Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public
information regarding RAAQ or its securities, RAAQ’s officers and directors and/or their affiliates may enter into a written plan to purchase RAAQ’s securities pursuant to Rule
10b5-1
of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire RAAQ

Public Shares, vote their RAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their RAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions; however, certain parties have entered into forward purchase and non-redemption
agreements in connection with the Extension Meeting as disclosed elsewhere in this proxy statement/prospectus. None of the funds in the Trust Account will be used to purchase RAAQ Public Shares or warrants in such transactions.
The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals or (2) increase the amount of cash available to IQM following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of RAAQ and IQM securities may be reduced and the number of beneficial holders of RAAQ and IQM securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting RAAQ or IQM directly or by RAAQ’s receipt of redemption requests submitted by securityholders (in the case of RAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination.
The Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates purchase RAAQ Public Shares in compliance with the requirements of Rule
14e-5
under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.
The Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule
10b-5
of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates were to purchase RAAQ Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule
14e-5
under the Exchange Act including, in pertinent part, through adherence to the following:

•
this proxy statement/prospectus discloses the possibility that the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates may purchase RAAQ Public Shares or warrants from RAAQ Public Shareholders outside the redemption process, along with the purpose of such purchases;

•
if the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates were to purchase RAAQ Public Shares from RAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

•
this proxy statement/prospectus includes a representation that any additional securities purchased by the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•
the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	RAAQ will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

o	the amount of securities purchased outside of the redemption offer by the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates, along with the purchase price;

o	the purpose of the purchases by the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates;

o	the impact, if any, of the purchases by the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

o
the identities of the security holders who sold to the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, RAAQ’s or IQM’s directors, officers, advisors and their affiliates; and

o	the number of RAAQ Public Shares for which RAAQ has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to carefully read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure letters referred to therein which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than for the purpose of establishing matters as facts. RAAQ and IQM do not believe that the disclosure letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RAAQ or IQM or any other matter. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.
The Business Combination Agreement
The material terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as
Annex A
to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure letters, which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to shareholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision.
Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about IQM, RAAQ, the Merger Subs or any other matter.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Sponsor Support Agreement, IQM Shareholder
Lock-up
Agreement, Registration Rights Agreement, Warrant Assignment Agreement, IQM Voting Support Agreement, and PIPE Subscription Agreements. See “
Agreements Entered into in Connection with the Business Combination
” for more information.
Structure of the Business Combination
Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) IQM will effectuate the IQM Capital Restructuring immediately prior to the Merger Effective Time, and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM. The IQM Capital Restructuring, the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Transactions.”
The following diagram depicts the current ownership structure of RAAQ:

The following diagram depicts the current ownership structure of IQM:

The following diagram depicts the structure of IQM immediately following the Transactions:

IQM Capital Restructuring
Immediately prior to the Merger Effective Time, the IQM Capital Restructuring is to be effectuated in the following specified order: first, each outstanding Company Preferred Share (as defined in the Business Combination Agreement) is converted into one pre-share
split ordinary share on a
one-for-one
basis in accordance with IQM’s current articles of association (the “Conversion”); second, IQM’s articles of association are amended and restated to read in their entirety in the form of the Amended IQM Articles (the “AoA Amendment”); and third, each pre-share
split ordinary share outstanding immediately after the Conversion is subdivided into a number of IQM Shares equal to the Share Split Factor, with any fractional entitlement rounded down to the nearest whole IQM Share (the “Share Split”).
The Share Split Factor is defined as a number equal to the quotient of (a) 180,000,000 divided by (b) the total number of pre-share
split ordinary shares outstanding immediately after the Conversion and immediately prior to the Merger Effective Time (calculated on a fully diluted basis assuming exercise or conversion of all outstanding securities exercisable for, or convertible into, pre-share
split ordinary shares, including the Aalto University Convertible Loans, IQM Series B warrants, the Kreos Capital warrants, and IQM Options).
Immediately following the Share Split, each outstanding IQM Option and Kreos Capital warrant will continue as a right to acquire IQM Shares on substantially the same terms and conditions, with the number of IQM Shares subject to such award and the applicable exercise price each adjusted appropriately by reference to the Share Split Factor. IQM is required to take all corporate and contractual actions reasonably necessary to implement these adjustments, including amending the terms of its ESOP and warrant instruments and related contracts as appropriate.
The Merger
At the Merger Effective Time (as defined below), (i) upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the Plan of Merger, the Certificate of Merger and the applicable provisions of the Cayman Companies Act and the Delaware Limited Liability Company Act (“DLLCA”), RAAQ shall, automatically and without any action on the part of any Party, be merged with and into Merger Sub, following which the separate corporate existence of RAAQ shall cease and RAAQ shall be struck off the Cayman Islands Register of Companies by the Cayman Registrar, and Merger Sub shall continue as the Surviving Company and as an indirect, wholly-owned subsidiary of IQM, and (ii) upon the terms and subject to the conditions of the Business Combination Agreement and the applicable provisions of the Finnish Companies Act, IQM shall issue to each RAAQ shareholder (other than any holder of RAAQ treasury shares or RAAQ shareholders who redeem their shares or who validly exercise their dissenters’ rights) the Merger

Consideration, which, for the avoidance of doubt, may consist of treasury shares held by IQM, for each
Non-Redeeming
RAAQ Share held by such RAAQ shareholder. The obligation to issue the Merger Consideration and IQM Warrants to the RAAQ shareholders, as set out in the Business Combination Agreement, rests with Merger Sub but will be fulfilled by IQM on behalf of the Merger Sub, as set out in the Business Combination Agreement. The Merger shall have the effects set forth in the Business Combination Agreement and the applicable provisions of the Cayman Companies Act and the DLLCA.
Subject to the terms and conditions set forth in the Business Combination Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by:

(i)
filing a certificate of merger (a “Certificate of Merger”) in substantially the form attached as Exhibit
E-1
to the Business Combination Agreement with the Secretary of State of the State of Delaware, which shall become effective upon the Merger Effective Time (as defined below); and

(ii)
executing a plan of merger (a “Plan of Merger”) in substantially the form attached as Exhibit
E-2
to the Business Combination Agreement and attached to this proxy statement/prospectus as Annex B, together with all other documents required by the Cayman Companies Act, each in form and substance acceptable to the Parties (such documents together with the Plan of Merger, the “Cayman Merger Filing Documents”), and the Parties shall cause the Merger to be consummated by filing the Cayman Merger Filing Documents with, and paying the applicable fees to, the Registrar of Companies in the Cayman Islands (“Cayman Registrar”) in accordance with the provisions of the Cayman Companies Act, together with such other documents or filings as may be requested or required by the Cayman Registrar for the purpose of the Merger. For purposes of the Business Combination Agreement, the “Merger Effective Time” shall mean the date on which the Plan of Merger is registered by the Cayman Registrar in accordance with section 237(15) of the Cayman Companies Act or on such later date as Merger Sub and RAAQ may agree and specify in the Plan of Merger pursuant to the Cayman Companies Act.

At the Merger Effective Time, the effect of the Merger shall be as provided in the Business Combination Agreement, the Certificate of Merger, the Plan of Merger, and the applicable provisions of the DLLCA and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, the property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of RAAQ and Merger Sub shall immediately vest in Merger Sub, and all the Contracts, Liabilities, duties and obligations of the RAAQ (including all rights and obligations with respect to the Trust Account) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of Merger Sub, and Merger Sub shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that Merger Sub shall observe and discharge all covenants, duties and obligations of RAAQ and Merger Sub set forth in the Business Combination Agreement to be performed after the Merger Effective Time.
Treatment of RAAQ Securities
In connection with the Merger:

(i)
immediately prior to the Merger Effective Time, all issued and outstanding RAAQ Class B Ordinary Shares other than those subject to the Sponsor Forfeiture (as defined below) will automatically be converted, on a one-for-one
basis, into RAAQ Class A Ordinary Shares, in accordance with the terms of the Cayman Constitutional Documents (the “RAAQ Class B Conversion”);

(ii)
at the Merger Effective Time, each issued and outstanding unit of RAAQ immediately prior to the Merger Effective Time will be automatically separated into its components of one RAAQ Class A Ordinary Share and one-half
of one RAAQ Public Warrants;

(iii)	immediately following the Unit Separation and the IQM Capital Restructuring, each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including those issued in connection with the RAAQ Class B Conversion) will automatically be cancelled in exchange for the right to receive one IQM ADS, with each IQM ADS representing one IQM Share; and

(iv)	each RAAQ Warrant outstanding immediately prior to the Merger Effective Time will be assumed by IQM and become an IQM Warrant.
ADS Facility, Exchange Agent and Delivery of Merger Consideration
Prior to the Merger Effective Time, IQM will establish and sponsor an ADS facility with the Depositary and cause a registration statement on Form
F-6
to be filed with the SEC for the issuance of the IQM ADSs.
Prior to the Merger Effective Time, IQM is required to appoint an exchange agent reasonably acceptable to RAAQ and enter into an exchange agent agreement to facilitate (i) the exchange of RAAQ Ordinary Shares for the Merger Consideration in accordance with the Plan of Merger, Certificate of Merger, and the Business Combination Agreement, and (ii) the delivery of the Merger Consideration to RAAQ shareholders.
At or prior to the Merger Effective Time, IQM must (i) allot and issue to the Depositary (or its custodian) such number of IQM Shares as are necessary to deliver the IQM ADSs constituting the Merger Consideration to the shareholders of RAAQ entitled thereto, and (ii) instruct the Depositary to issue and distribute the IQM ADSs to the shareholders of RAAQ entitled thereto, in each case in accordance with the Business Combination Agreement. Additionally, after the Closing, IQM must allot and issue IQM Shares for deposit with the Depositary for delivery as IQM ADSs upon exercise of IQM Warrants by the holders thereof. If required by the exchange agent, RAAQ shareholders are required to deliver letters of transmittal and evidence of the transfer of their RAAQ Ordinary Shares in order to receive Merger Consideration (upon which no interest shall be payable).
Dissent Rights
To the extent available under the Cayman Companies Act, holders of RAAQ Class A Ordinary Shares who have validly exercised their dissenters’ rights in accordance with Section 238 of the Cayman Companies Act prior to the Merger Effective Time will have their shares cancelled at the Merger Effective Time and will not be entitled to receive the Merger Consideration. Instead, such dissenting shareholders will be entitled only to receive payment of the fair value of their shares as determined in accordance with Section 238 of the Cayman Companies Act.
Prior to the Closing, RAAQ is required to promptly notify IQM in writing of any demands for dissenters’ rights received from RAAQ shareholders and any withdrawals of such demands, and to give IQM the opportunity to participate in all negotiations and proceedings with respect to any such demands. RAAQ may not make any offers or payments, or otherwise agree or commit to any payment or other consideration, with respect to any exercise of dissenters’ rights without the prior written consent of IQM (not to be unreasonably withheld, conditioned, delayed or denied). Any RAAQ shareholder who fails to perfect, validly withdraws, or otherwise loses their dissenters’ rights will be deemed to have participated in the Merger as a non-dissenting
holder and will be entitled to receive the Merger Consideration in respect of their shares.
Closing and Effective Time of the Business Combination
The Closing of the Business Combination will take place remotely by conference call and by exchange of the closing deliverables as promptly as reasonably practicable and, in no event, later than the third Business Day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under “
Proposal One — The Business Combination Proposal — Conditions Precedent to Consummate the Business Transaction
” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, date and/or time as RAAQ and IQM may agree in writing.

Representations and Warranties
The Business Combination Agreement contains a number of customary representations and warranties made by RAAQ, IQM and the Merger Subs as of the date of the Business Combination Agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure letters to the Business Combination Agreement. The representations and warranties of the respective parties to the Business Combination Agreement will not survive the closing of the Transactions (the “Closing,” and the day on which the Closing occurs, the “Closing Date”).
Representations and Warranties of IQM
The representations and warranties of IQM relate to, among other things: organization and qualification; subsidiaries; capitalization of IQM and its subsidiaries; authorization; consents and no conflicts; permits; sanctions laws, anti-corruption laws and anti-money laundering laws; tax matters; financial statements; absence of changes; actions; undisclosed liabilities; products and services; material contracts; real and personal property; environmental matters; intellectual property; labor and employee matters; insurance; brokers; data security; transactions with affiliates; insolvency; customers and suppliers; foreign private issuer status; subsidies and grants; and litigation and disputes.
The representations and warranties of RAAQ relate to, among other things: organization and qualification; capitalization; tax matters; brokers; corporate structure; authorization; consents and no conflicts; financial statements; absence of changes; actions; SEC filings; trust account; Investment Company Act and JOBS Act; business activities; Nasdaq quotation; and related party transactions.
The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Company Material Adverse Effect and SPAC Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure letters to the Business Combination Agreement.
The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing Date.
Conditions Precedent to Consummate the Business Combination
Consummation of the Transactions is conditioned on the approval of the Condition Precedent Proposals by RAAQ shareholders described in this proxy statement/prospectus (the “RAAQ Shareholders’ Approval”), and the adoption and approval of the Business Combination Agreement and the approval of the Merger and the other Transactions by the requisite consent of IQM’s shareholders (the “Company Shareholders’ Approval”).
In addition, the consummation of the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	the proxy/registration statement having become effective under the Securities Act and no stop order with respect thereto having been issued and remaining in effect;

•	the approval for listing of the IQM ADSs to be issued in connection with the Transactions on the , subject only to official notice of issuance thereof; and

•	the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Transactions.

The obligation of RAAQ to consummate the Transactions is subject to the satisfaction (or waiver by RAAQ) of the following additional conditions:

•	the accuracy of the representations and warranties of IQM and Merger Subs as of the Closing Date, subject to applicable materiality standards as set forth in the Business Combination Agreement;

•
the obligations and covenants of IQM, LuxCo and Merger Sub having been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

•	the absence of any Company Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured.
The obligations of IQM, LuxCo, and Merger Sub to consummate the Transactions are subject to the satisfaction (or waiver by IQM) of the following additional conditions:

•	the accuracy of the representations and warranties of RAAQ as of the Closing Date, subject to applicable materiality standards set forth in the Business Combination Agreement;

•
RAAQ having performed and complied in all material respects with all of its covenants and obligations under the Business Combination Agreement required to be performed as of or prior to the Closing, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

•	the absence of any SPAC Material Adverse Effect (as defined in the Business Combination Agreement) following the date of the Business Combination Agreement that is continuing and uncured; and

•	the Minimum Cash Condition.
Covenants
The parties to the Business Combination Agreement have each agreed to use their respective reasonable best efforts to cooperate in good faith with any Governmental Authority (as defined in the Business Combination Agreement) and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals and consents in connection with the Transactions.
During the Interim Period, unless expressly contemplated or permitted by the Transaction Documents, as required by applicable Laws or any relevant Governmental Authority, consented to by RAAQ in writing (such consent not to be unreasonably conditioned, withheld or delayed), or set forth in IQM’s disclosure letter, IQM has agreed (1) to use commercially reasonable efforts to operate its business and the business of its Subsidiaries in the Ordinary Course, (2) to use commercially reasonable efforts to maintain and preserve intact IQM’s business organization, assets, properties, and material business relationships (and those of IQM’s Subsidiaries) taken as a whole, and (3) shall not, and shall cause its Subsidiaries not to take the following actions:

•
amend its articles of association or other Organizational Documents, or liquidate, dissolve, reorganize, or otherwise wind up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than the liquidation or dissolution of any dormant Subsidiary);

•
incur, assume, guarantee, repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in a principal amount exceeding $500,000, other than borrowings or drawdowns disclosed in IQM’s disclosure letter or as otherwise required to consummate the Transactions;

•
transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (1) any Equity Securities of IQM or any of its Subsidiaries to a third party, or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of IQM or any of its Subsidiaries to purchase or obtain any Equity Securities of IQM or any of its Subsidiaries to a third party, other than (a) the grant of awards under the ESOP in the Ordinary Course, (b) the issuance of
Pre-Share
Split Ordinary Shares upon the exercise of (i) any Company Options outstanding on the date of the Business Combination Agreement, (ii) Aalto University Convertible Loans, (iii) IQM Series B Warrants and (iv) Kreos Capital Warrants, (c) the issuance of
Pre-Share
Split Ordinary Shares upon conversion of Company Preferred Shares in accordance with IQM’s current articles of association, (d) the issuance of Equity Securities by a Subsidiary to IQM or a wholly owned subsidiary of IQM and (e) the issuance of any Equity Securities of IQM pursuant to (i) the PIPE Subscription Agreements, or (ii) as part of a potential dual listing on Nasdaq Helsinki;

•
sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property Rights), in any single transaction or series of related transactions, other than (a) dispositions of obsolete, surplus, or worn-out
assets that are no longer useful in the conduct of the business of IQM or its Subsidiaries in the Ordinary Course, (b) transactions pursuant to Contracts entered into in the Ordinary Course, or (c) transactions not exceeding $200,000 individually and $500,000 in the aggregate;

•
sell, assign, transfer, lease, license, sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) upon any material Company Owned Intellectual Property, other than
(a) non-exclusive
licenses or
non-material
exclusive licences under material Company Owned Intellectual Property granted in the Ordinary Course or (b) the expiration of any Company Registered Intellectual Property at the end of its statutory term;

•	disclose any material trade secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

•
make any acquisition of, or investment in, a business by purchase of stock, securities, or assets, merger, consolidation, combination or amalgamation, or contributions to capital, or loans or advances, with a value or purchase price exceeding $200,000 individually and $500,000 in the aggregate;

•
compromise, waive, release, assign, or settle (including any offers or proposals to do any of the foregoing) any Action by any Governmental Authority or any other third party for an amount in excess of $200,000 individually and $500,000 in the aggregate, or that includes an admission of wrongdoing by or imposes, or by its terms will impose, any material non-monetary
obligations on any Group Company;

•
(1) split, combine, subdivide or reclassify its Equity Securities (other than the Share Split or any transaction by a wholly owned Subsidiary of IQM that remains so after consummation of such transaction), (2) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities (other than redemptions of Equity Securities issued under the ESOP or disclosed under the IQM’s disclosure letter), (3) declare, set aside, establish a record date for, make or pay any dividend or other distribution, with respect to any of its share capital other than dividends or distributions by any Subsidiary of IQM on a pro rata basis to its shareholders, or (4) amend any term or alter any rights of any of its outstanding Equity Securities (other than amendments to IQM Series B Warrants, Kreos Capital Warrants and the ESOP terms in accordance with the Business Combination Agreement);

•
authorize, make or incur any capital expenditures, obligations or liabilities in connection therewith, other than (1) in the Ordinary Course, or (2) where such capital expenditures, obligations or liabilities do not exceed $300,000 individually and $1,000,000 in aggregate;

•	except in the Ordinary Course, enter into, amend in any material respect, or transfer, terminate, or waive any rights or entitlement of material value under any Key Material Contract;

•	make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

•
except in the Ordinary Course or otherwise contemplated by the Business Combination Agreement, (1) make, change or revoke any election in respect of material Taxes, (2) adopt or change any material Tax accounting method, (3) file any material amended Tax Return, (4) enter into any material Tax “closing agreement,” (5) settle any income or other material Tax claim or assessment, (6) surrender any right to claim a refund of material Taxes, (7) consent to any extension or waiver of the limitation period applicable or relating to any material Tax claim or assessment (except where this would be in the benefit of the applicable Group Company to prevent a more adverse outcome), or (8) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with IFRS);

•
except as required by any Benefit Plan in effect on the date of the Business Combination Agreement and set out in IQM’s disclosure letter, (a) increase the compensation or benefits payable or provided, or to become payable or provided, to any current or former directors, officers or individual service providers of any Group Company whose total annual compensation opportunity exceeds $125,000, except for bonus (including bonus opportunity) increases, base salary increases or in connection with any promotions in the Ordinary Course not exceeding $25,000 on an individual basis, (b) grant or announce any cash, equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of IQM or any of its Subsidiaries outside the Ordinary Course of business, (c) accelerate the time of payment, vesting, or funding of any compensation or benefits under any material Benefit Plan due to any current or former directors, officers or individual service providers of IQM or any of its Subsidiaries, or (d) hire, engage or terminate (other than for cause), furlough or temporary layoff any employee of IQM or any of its Subsidiaries whose total annual cash compensation exceeds $150,000;

•
except as required by any Benefit Plan in effect on the date of the Business Combination Agreement and set out in IQM’s disclosure letter, or as required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of the Business Combination Agreement), except any changes to Benefit Plans in the Ordinary Course due to annual renewals which are excepted from this restriction;

•
unless required by Law or otherwise in the Ordinary Course, (1) negotiate, modify, extend, or enter into any CBA, or (2) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

•
enter into any Contract with any broker, finder, investment banker, or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee, or other commission in connection with the Transactions;

•
affirmatively waive or release any
non-competition
or
non-solicitation
obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $125,000) of IQM or any of its Subsidiaries;

•	engage in any new line of business; or

•	enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent permitted by a subsection of the foregoing paragraphs).
During the Interim Period, unless expressly contemplated by the Transaction Documents, required by applicable Laws or relevant Governmental Authorities, consented to by IQM in writing (such consent not to be unreasonably conditioned, withheld, or delayed), or set forth in the RAAQ Disclosure Letter, RAAQ has agreed that it shall operate its business in the Ordinary Course and will not take the following actions:

•	(1) except as contemplated by the RAAQ Transaction Proposals, seek approval from RAAQ shareholders to change, modify, or amend the Trust Agreement or the RAAQ Charter, or (2) except as expressly contemplated by the RAAQ Transaction Proposals, change, modify or amend the Trust Agreement or its Organizational Documents;

•
(1) declare, set aside, establish a record date for, make or pay any dividend or other distribution with respect to any of its share capital, (2) split, combine, subdivide, reclassify or amend any terms of its Equity Securities, or (3) redeem, repurchase, cancel, or otherwise acquire (or offer to do any of the foregoing) any of its Equity Securities, other than a redemption of RAAQ Class A Ordinary Shares in connection with the exercise of any RAAQ Shareholder Redemption Right or upon conversion of RAAQ Class B Ordinary Shares in accordance with the RAAQ Charter;

•
merge, consolidate, or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

•
except in the Ordinary Course or as otherwise contemplated by the Business Combination Agreement, (1) make, change or revoke any election in respect of material Taxes, (2) adopt or change any material Tax accounting method, (3) file any material amended Tax Return, (4) enter into any material Tax “closing agreement” with any Governmental Authority, (5) settle any material Tax claim or assessment, (6) surrender any right to claim a refund of material Taxes, (7) consent to any extension or waiver of the limitation period applicable or relating to any material Tax claim or assessment, or (8) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the RAAQ Financial Statements in accordance with U.S. GAAP);

•
(1) enter into, renew or materially amend any transaction or material Contract (other than material Contracts entered into in the Ordinary Course), (2) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a materially adverse manner to RAAQ, or (3) enter into any settlement, conciliation or similar Contract that would impose non-monetary
obligations of RAAQ or any of its Affiliates (or IQM or any of its Subsidiaries after the Closing); provided that notwithstanding anything to the contrary in the Business Combination Agreement, RAAQ shall not enter into, renew, or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of RAAQ, the Sponsor or any Affiliate of the Sponsor, except as expressly provided in the Transaction Documents;

•
incur, assume, guarantee, or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability in a principal amount or amount, as applicable, other than (a) Indebtedness or other Liabilities expressly set out in the RAAQ Disclosure Letter or (b) Liabilities that qualify as RAAQ Transaction Expenses;

•	make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

•
(1) issue any Equity Securities (other than the issuance of Equity Securities of RAAQ pursuant the Transaction Documents, or the issuance of RAAQ Class A Ordinary Shares upon conversion of RAAQ Class B Ordinary Shares in accordance with the RAAQ Charter), or (2) grant any equity-based awards or phantom equity;

•	settle or agree to settle any Action before any Governmental Authority or any other third party that imposes injunctive or other non-monetary relief on RAAQ;

•	form any Subsidiary;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of RAAQ, or propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reclassification, or similar change in capitalization or other reorganization of RAAQ;

•	amend, modify or waive any terms or rights set forth in any RAAQ Warrant, including any amendment, modification or reduction of the exercise price of any RAAQ Warrant; or

•	make any form of commitment to do any action prohibited under the foregoing.
The Business Combination Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

•
the parties to prepare and file the proxy/registration statement (on Form
F-4)
and to use their respective reasonable best efforts to cause the proxy/registration statement to be declared effective as promptly as practicable, with each party required to promptly provide any information regarding itself and its affiliates required for inclusion therein and to cooperate in responding to any SEC comments thereon;

•
RAAQ to establish a record date for, duly call, give notice of, convene, and hold the RAAQ Shareholders’ Meeting within thirty (30) days following the date the proxy/registration statement is declared effective under the Securities Act, and to use its reasonable best efforts to solicit proxies in favor of the RAAQ Transaction Proposals;

•
IQM to seek Company Shareholders’ Approval via an irrevocable unanimous written consent of all Company shareholders within thirty (30) calendar days following the date of the Business Combination Agreement, or, if such unanimous written consent is not obtained within sixty (60) calendar days after the date of the Business Combination Agreement, to establish a record date for and convene a Company Shareholders’ Meeting by April 30, 2026;

•
each of RAAQ and IQM to use their respective reasonable best efforts to cause the PIPE Investment to be consummated substantially concurrently with the Closing on the terms described in the PIPE Subscription Agreements, to satisfy all conditions and covenants applicable to them thereunder, and to enforce their respective rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms; each party to promptly notify the other of any actual or potential breach by any PIPE Investor or any indication that all or any portion of the PIPE Investment may not be received on the terms contemplated;

•
IQM to use its reasonable best efforts to (i) submit an initial listing application to      during the Interim Period, (ii) satisfy all applicable initial listing standards of requirements and obtain approval of its initial listing application, (iii) cause the Registrable Securities (as defined in the Business Combination Agreement) to be approved for listing on the     , subject to official notice of issuance, and (iv) issue the IQM Shares underlying the IQM ADSs constituting the Merger Consideration or issuable upon exercise of the IQM Warrants in book-entry form in the systems of Euroclear Finland Oy, in each case, as promptly as reasonable after the date of the Business Combination Agreement, and in any event prior to the Merger Effective Time;

•
RAAQ to use its reasonable best efforts to maintain the listing of the RAAQ Class A Ordinary Shares, RAAQ Warrants, and RAAQ Units on Nasdaq during the Interim Period and to cooperate with IQM to cause such securities to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Merger Effective Time;

•
IQM to cease and cause to be terminated any existing discussions or negotiations with any person (other than RAAQ) with respect to any Company Acquisition Proposal (as defined in the Business Combination Agreement), and not to, directly or indirectly, solicit, initiate, encourage, or engage in any discussions or negotiations regarding, or furnish any non-public
information in connection with, any Company Acquisition Proposal;

•
RAAQ not to solicit, initiate, encourage, or engage in any discussions or negotiations regarding any RAAQ Acquisition Proposal, and to promptly notify the Company of any RAAQ Acquisition Proposal received by RAAQ, including the identity of the relevant person and the material terms and conditions thereof;

•	the Company to take all actions reasonably necessary to effect the IQM Capital Restructuring in accordance with the Business Combination Agreement prior to the Closing, to provide RAAQ with drafts of all relevant documentation for review and comment at least five (5) Business Days in advance, and to bear all costs of the IQM Capital Restructuring;

•
the parties not to make any offer of securities in the European Economic Area in connection with the Transactions during the Interim Period, other than as may be required to satisfy the free float requirements in connection with a potential dual listing of the Company on Nasdaq Helsinki or in accordance with applicable exemptions under the Prospectus Regulation;

•
IQM to take all actions necessary to terminate the IQM Shareholders’ Agreements, effective as of and contingent upon the Closing, without any further liability or continuing obligation of, or restriction on, the Company or any of its affiliates;

•
IQM to take all corporate actions necessary to cause the composition of the IQM Board immediately following the Closing (a) to consist of such number and composition of directors as shall be reasonably determined by the Company in consultation with RAAQ, provided that RAAQ is entitled to designate one (1) director to the IQM Board and (ii) the parties shall agree on one (1) additional director with relevant semiconductor or quantum computing industry experience, and (b) unless IQM is eligible for and elects to follow the home country practice in accordance with the relevant stock exchange listing rules, the majority of directors shall satisfy the independence requirement and other qualifications for the applicable committee as required by applicable Laws or under the stock exchange listing rules;

•
from and after the Closing, IQM and IQM US LLC to jointly and severally indemnify, defend, and hold harmless all current and former directors and officers of RAAQ (the “D&O Indemnified Parties”) with respect to all claims, liabilities, losses, damages, expenses, and judgments arising out of facts or circumstances occurring at or prior to the Closing, to the fullest extent permitted by applicable law and its Organizational Documents; the Company to maintain in effect for six (6) years after the Closing either the existing directors’ and officers’ liability insurance policies for RAAQ or a “tail” directors’ and officers’ liability insurance policy covering the D&O Indemnified Parties for claims existing or occurring at or prior to the Closing, in each case subject to a maximum annual premium cap of 300% of the aggregate annual premium payable by RAAQ for such insurance for the year ended December 31, 2026; these indemnification and insurance obligations to expressly survive the Closing and to be directly enforceable by the D&O Indemnified Parties as intended third-party beneficiaries;

•	the parties to use commercially reasonable efforts to cooperate in connection with the filing of relevant tax returns and the defense of relevant tax audits or other similar proceedings;

•
it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each Party shall (if required to make any U.S. Tax Return filing) file all United States federal (and applicable U.S. state and local) Tax Returns consistent with, and take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise) unless otherwise required pursuant to applicable Law, and each Party will, and will cause its Affiliates to, use commercially reasonable efforts to avoid taking any action (other than any action contemplated by the Transaction Documents) that to the knowledge of such Party would be reasonably expected to cause the Merger to fail to so qualify;

•
prior to the Closing Date, IQM to approve and adopt a new equity incentive plan (the “LTIP”) on terms reasonably mutually agreed between RAAQ and the Company, effective upon the Closing, with an aggregate share reserve equal to up to fifteen percent (15%) of the total number of IQM Shares outstanding immediately following the Closing (calculated on a fully diluted basis); and as soon as practicable following the Closing, the Company to file an effective registration statement on Form
S-8
(or other applicable form) for IQM Shares issuable under the LTIP; and

•
RAAQ to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not to take any action that would cause RAAQ to cease to qualify as an “emerging growth company” within the meaning of the JOBS Act prior to the Closing.

Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Merger Effective Time, including, among others: (i) by mutual written consent of IQM and RAAQ; (ii) by IQM or RAAQ if any law or governmental order is in effect that has become final and non-appealable
and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (iii) by IQM if the RAAQ board or any of its committees has withheld, withdrawn, qualified, amended or modified, or publicly proposed to do any of the foregoing, with respect to the RAAQ board’s recommendation that RAAQ’s shareholders vote in favor of the RAAQ Transaction Proposals (as defined in the Business Combination Agreement) at the duly convened meeting of RAAQ shareholders; (iv) by IQM or RAAQ if the RAAQ Shareholders’ Approval has not been obtained at the meeting of RAAQ shareholders; (v) by IQM or RAAQ upon a breach of or failure to perform any representations, warranties, covenants or other agreements set forth in the Business Combination Agreement by the other party if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot or has not been cured; (vi) by IQM or RAAQ if the Transactions have not been consummated on or prior to the date that is 180 days following the date of the Business Combination Agreement, which may be extended by up to 120 additional days to the extent the Required IQM Financial Statements have not been delivered by the Financials Delivery Date (as defined in the Business Combination Agreement); (vii) by RAAQ if the IQM Shareholders’ Approval is not obtained on or before the date that is 2 Business Days following the date of the IQM Shareholders’ Meeting; and (viii) by RAAQ if the Closing Financial Statements have not been delivered by IQM to RAAQ on or before the Financials Delivery Date, subject to a 30 day cure period following written notice from RAAQ to IQM of such failure, in each case subject to specified exceptions.
Expenses
Immediately following the transfer of Remaining Trust Fund Proceeds to the Company’s designated account, the Company is required to pay (i) all unpaid RAAQ Transaction Expenses and (ii) all unpaid Company Transaction Expenses accrued or incurred through the Closing Date, each as set forth in the respective closing statements to be delivered by RAAQ and IQM prior to Closing, subject to the expense allocation and cap mechanics set forth in the Business Combination Agreement.
Upon Closing and release of Trust Account funds, transaction expenses are paid from the capital of the Surviving Company. Any “Excess RAAQ Transaction Expenses” (defined as RAAQ Transaction Expenses in excess of $7,500,000) are to be borne by the Sponsor, either through forfeiture of RAAQ Class B ordinary shares (valued at $10.00 per share) or through cash payment at the Sponsor’s election.
Governing Law
The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that (i) the fiduciary duties of the RAAQ Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall be governed by the laws of the Cayman Islands, and (ii) the fiduciary duties of the Company Board shall be governed by the laws of Finland.
Amendments
The Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by RAAQ, IQM and the Merger Subs.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.
The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, RAAQ, IQM, the Sponsor and certain directors, officers and advisors of RAAQ (collectively with the Sponsor, the “RAAQ Insiders”) entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which, each RAAQ Insider agreed, among other things, at any meeting of RAAQ shareholders called to seek the RAAQ Shareholders’ Approval, or in connection with any written consent of RAAQ shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions is sought, such RAAQ Insider (i) agreed to, if a meeting is held, appear at such meeting or otherwise cause any RAAQ Ordinary Shares held by such RAAQ Insider to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted the RAAQ Ordinary Shares held by such RAAQ Insider in favor of the RAAQ Shareholders’ Approval or, if there are insufficient votes, in favor of adjournment.
Each of the RAAQ Insiders also agreed, subject to the exceptions set forth in the Sponsor Support Agreement, to subject to certain transfer restrictions on (i) 70% of IQM ADSs held by such RAAQ Insider immediately after the Merger Effective Time, for a period starting on the Closing Date and ending on the earliest to occur of (a) one year after the Closing Date and (b) subsequent to the Closing, (x) the date on which the trading price of IQM ADSs equals or exceeds $12.00 per IQM ADS (as adjusted for share sub-divisions,
share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period commencing at least 150 days after the Closing Date and (y) the date on which IQM completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in IQM’s shareholders having the right to exchange their IQM Shares for cash, securities or other property, and (ii) all IQM Warrants and any IQM Shares issued upon exercise of such warrants held by such RAAQ Insider immediately after the Merger Effective Time for 30 days after the Closing Date.
In addition, the Sponsor agreed to, effective as of and conditioned upon the Closing, forfeit for no consideration (i) 1,375,000 RAAQ Class B Ordinary Shares, and (ii) up to 3,725,000 RAAQ Warrants held by the Sponsor, with the number of warrants forfeited determined by the amount of remaining trust fund proceeds at Closing, such that (x) if remaining trust fund proceeds are less than or equal to $100,000,000, all such warrants are forfeited, and (y) if remaining trust fund proceeds exceed $100,000,000, the Sponsor retains a number of such warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining trust fund proceeds and the denominator of which is $175,000,000 (the “Sponsor Forfeiture”).
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is included as
Annex D
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
IQM Shareholder
Lock-up
Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, IQM, RAAQ and certain shareholders of IQM entered into shareholder lock-up
agreements (each, a “IQM Shareholder
Lock-up

Agreement”), pursuant to which each such shareholder of IQM agreed, among other things, (a) during the period beginning on the date of the IQM Shareholder Lock-up Agreement and ending upon the termination of the IQM Shareholder Lock-up Agreement, not to Transfer (as defined in the IQM Shareholder Lock-up Agreement) any IQM Shares or securities convertible into IQM Shares currently held by it or received by it after the date of the IQM Shareholder Lock-up Agreement and during the term of the IQM Shareholder Lock-up Agreement (collectively, the “Subject Shares”); and (b) during the period beginning on the date of the IQM Shareholder Lock-up Agreement and ending on the earlier of (x) one year after the Closing and (y) subsequent to the Closing, (A) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, or (B) the date on which IQM completes a liquidation, merger, share exchange, reorganization or other similar change-of-control
transaction (such period, the “Lock-Up Period”), to subject any Subject Shares held by the shareholder or issued to the shareholder in connection with the Business Combination (including, as applicable, IQM ADSs), other than any Subject Shares issued to the shareholder in the PIPE Financing (the “Locked-Up Securities”) to certain transfer restrictions, in each case subject to customary permitted transfers.
The restrictions set forth in the IQM Shareholder Lock-Up Agreements shall not apply to transfer of the Subject Shares (a) pursuant to the IQM Shareholder Lock-up Agreement, (b) prior to the Closing, upon the consent of IQM and RAAQ, and following the Closing, upon the consent of the IQM Board, and (c) if the shareholder is an entity, by virtue of the shareholder’s organization documents upon liquidation or dissolution of the shareholder, so long as, in each case of clauses (a) through (c), the power to fulfill the shareholders’ obligations under the IQM Shareholder Lock-up Agreement and the Business Combination Agreement is not relinquished and prior to and as a condition to the effectiveness of any such transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to IQM and RAAQ prior to the Closing, and to the IQM Board following the Closing, agreeing to be bound by the IQM Shareholder Lock-up Agreement to the same extent as the shareholder was with respect to such transferred Subject Shares.
The restrictions set forth in the IQM Shareholder Lock-Up Agreements shall not apply to certain transfers of the Locked-Up Shares during the Lock-Up Period, including: transfers for estate planning purposes; transfers by bona fide gift, bequest, inheritance or operation of law; transfers upon dissolution or liquidation of an entity shareholder; pledges of Locked-Up Securities to financial institutions as security for bona fide loan transactions; transactions relating to IQM Shares or other securities convertible into or exercisable or exchangeable for IQM Shares acquired in open market transactions after the Closing; the exercise of options or warrants to purchase IQM Shares, provided that any IQM Shares received upon such exercise shall be subject to the terms of the IQM Shareholder Lock-up Agreement; transfers to satisfy tax withholding obligations under IQM’s equity incentive arrangements; transfers to IQM from IQM employees upon death, disability or termination of employment, in each case, of such employee; the establishment of a trading plan complying with Rule 10b5-1(c) under the Exchange Act, provided no sales are made thereunder during the Lock-Up Period; transfers into any pro rata share buyback or redemption offer made by IQM on identical terms to all shareholders; and transfers made in connection with a post-closing merger, tender offer or similar transaction pursuant to which all of IQM’s shareholders may exchange their shares for cash, securities or other property. In each case where a transfer is made to a permitted transferee, the applicable transferee is required to enter into a written agreement agreeing to be bound by the lock-up restrictions for the remainder of the Lock-Up Period.
The foregoing description of IQM Shareholder
Lock-up
Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of IQM Shareholder
Lock-up
Agreement, the form of which is included as
Annex E
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
IQM Shareholder Voting Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, IQM, RAAQ and certain shareholders of IQM entered into shareholder voting and support agreements (each, a “IQM Shareholder

Voting Support Agreement”), pursuant to which each such shareholder of IQM agreed, among other things: (i) not to transfer any IQM Shares or securities convertible into IQM Shares currently held by it or received by it in connection with IQM Capital Restructuring until the Closing, subject to customary exceptions; and (ii) at any meeting of IQM shareholders, or in connection with any written consent of IQM shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement and the Transactions is sought, (a) if a meeting is held, to appear at such meeting or otherwise cause any shares of IQM held by such shareholder to be counted as present at such meeting for purposes of establishing a quorum, and (b) vote or cause to be voted the shares of IQM held by it in favor of the Business Combination Agreement, the other Transaction Documents and the Transactions.
The foregoing description of IQM Shareholder Voting Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of IQM Shareholder Voting Support Agreement, the form of which is included as
Annex E
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
PIPE Subscription Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, IQM entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with institutional and other accredited investors, including certain RAAQ Insiders (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of approximately 13.4 million IQM Shares, including in the form of IQM ADSs (collectively, the “PIPE Shares”), for a purchase price of $10.00 per PIPE Share in a private placement, for an aggregate amount of approximately $134 million (the “PIPE Investment Amount”).
The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, IQM agreed to file with the SEC (at IQM’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.
The foregoing description of the PIPE Subscription Agreements do not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Subscription Agreements, the forms of which is included as
Annex F-1
and
Annex F-2
, respectively, to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
Form of Registration Rights Agreement
Prior to the Merger Effective Time, the RAAQ Insiders, IQM and certain shareholders of IQM will enter into a registration rights agreement (the “Registration Rights Agreement”), effective upon the Closing, pursuant to which IQM will grant the RAAQ Insiders and certain applicable shareholders of IQM, registration rights and commit to use its commercially reasonable efforts to file a resale shelf registration statement on Form
F-1
within 30 calendar days following the Closing.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, the form of which is included as
Annex G
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.
Form of Warrant Assignment Agreement
Prior to the Closing, IQM, RAAQ, Lucky Lucko, Inc. d/b/a Efficiency (the “Existing Warrant Agent”) and a successor warrant agent to be appointed in connection with the Closing (the “New Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assignment Agreement”), pursuant to which, among other things, RAAQ will assign to IQM, and IQM will assume, all of RAAQ’s rights, interests and obligations under the Warrant Agreement dated April 28, 2025, by and between RAAQ and the Existing Warrant Agent (the “RAAQ Warrant Agreement”), New Warrant Agent will be appointed as successor warrant agent under the Warrant Agreement, and the terms and conditions of the RAAQ Warrant Agreement will be amended and restated to, among other things, reflect the assumption of the RAAQ Warrants by IQM and the appointment of the successor warrant agent as described therein.
The foregoing description of the Warrant Assignment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Assignment Agreement, the form of which is included as
Annex I
to this proxy statement/prospectus and the terms of which are incorporated by reference herein.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL
General
Holders of RAAQ Ordinary Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the Business Combination. Holders of RAAQ Ordinary Shares should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as
Annex A
to this proxy statement/prospectus. For additional information and a summary of the material terms of the Business Combination Agreement, see sections titled “
The Business Combination Agreement
.” You are urged to carefully read the Business Combination Agreement in its entirety before voting on this Proposal.
RAAQ may consummate the Business Combination only if the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution, and the Business Combination Proposal is approved by a special resolution, being a resolution passed by holders of a majority of at least two-thirds
of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.
The Business Combination Agreement
Please see sections titled “
The Business Combination Agreement
” and “
Agreements Entered into in Connection with the Business Combination
” for additional information and a summary of certain terms of the Business Combination Agreement and the Related Agreements. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this Proposal.
Resale of IQM ADSs
The IQM ADSs to be issued to the RAAQ shareholders in connection with the Business Combination will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of RAAQ immediately prior to the Merger Effective Time or an “affiliate” of IQM following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, IQM or RAAQ (as appropriate) and may include the executive officers, directors and significant shareholders of IQM or RAAQ (as appropriate). In addition,      IQM ADSs held by RAAQ Insiders are subject to transfer restrictions for a period of up to one year pursuant to the Sponsor Support Agreement.
Stock Exchange Listing
IQM will use commercially reasonable efforts to cause, prior to the Merger Effective Time, the IQM ADSs and IQM Warrants issuable pursuant to the Business Combination Agreement to be approved for listing on Nasdaq under the symbols “IQMX” and “IQMX WS,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the IQM ADSs and IQM Warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.
Delisting and Deregistration of RAAQ Class A Ordinary Shares and RAAQ Warrants
If the Business Combination is completed, the RAAQ Class A Ordinary Shares and RAAQ Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.
Charter Documents of IQM Following the Business Combination
Pursuant to the Business Combination Agreement, immediately prior to the Merger Effective Time, IQM’s articles of association shall be amended and restated to read in their entirety in the form of Amended IQM

Articles attached as
Annex C
. For a description of the Amended IQM Articles, see the section of this proxy statement/prospectus titled “
Description of Share Capital and Articles of Association
.” For a comparison to the provisions of the Cayman Constitutional Documents, see the section of this proxy statement/prospectus titled “
Comparison of Shareholders’ Rights
.”
Background of the Business Combination
The terms of the Business Combination were the result of thorough negotiations among RAAQ’s directors and management team, the Sponsor, IQM’s management team and representatives of RAAQ and IQM. The following is a brief description of RAAQ’s formation, its previous engagements with potential target companies other than IQM, and its evaluation of, and negotiations with, IQM.
RAAQ Background and Initial Public Offering
RAAQ is a Nasdaq-listed blank check company, incorporated in the Cayman Islands as an exempted company on December 9, 2024, for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While RAAQ could pursue an acquisition opportunity in any industry, sector or geographic location, RAAQ intended to focus on targets in sectors underpinned by real assets.
Prior to the consummation of the IPO, neither RAAQ, nor anyone acting on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with RAAQ.
After the IPO, RAAQ’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of RAAQ were contacted by, and representatives of RAAQ contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. RAAQ’s officers and directors and their affiliates also brought to RAAQ’s attention potential target business candidates. During this search process, RAAQ management held numerous preliminary conversations with companies across a broad range of real asset sectors. RAAQ entered into substantive discussions with five potential business combination opportunities in addition to IQM, including entering into a non-binding
letter of intent with a potential business combination target described as Company D below. These potential targets were in several different segments of the real asset ecosystem and discussions occurred at various times following the IPO.
Other Potential Business Combination Candidates
The potential target companies (other than IQM) with which RAAQ’s management team engaged in substantive discussions consisted of the following:

•
RAAQ evaluated a potential business combination with a company in the quantum computing sector (“Company A”). RAAQ’s management team spent time researching the business and held several in-person and
virtual meetings with Company A’s representatives. RAAQ management believed Company A’s business model demonstrated considerable potential for future growth, and presented the company with a non-binding letter
of intent, which was never executed. During the course of their discussions, Company A separately hired advisors and embarked on a process by which it intended to select a business combination partner. The parties were unable to reach agreement on transaction terms and Company A’s owners ultimately decided to pursue another strategic transaction.

•
RAAQ also evaluated a potential business combination with a company in the semi-autonomous aircraft sector (“Company B”). Company B engaged advisors to conduct a limited process to select a SPAC partner. RAAQ’s management team spent substantial time investigating the sector and Company B’s business and had several in-person and
virtual meetings with Company B’s representatives.

Company B had a strong reputation in its industry and attractive agreements in place supporting its business. RAAQ management presented the company with a non-binding letter
of intent, which was never executed. Ultimately, Company B’s owners determined not to pursue a business combination with RAAQ in favor of another strategic transaction.

•
RAAQ also evaluated a potential business combination with a leading company in the critical minerals industry (“Company C”). In connection with this evaluation, RAAQ’s management team held several in-person and
virtual meetings with Company C’s representatives and spent considerable time assessing the sector, evaluating the resource and the associated capital requirements of the project. Company C had secured rights to a highly desirable asset in a unique segment of the market. Company C engaged advisors to run a limited process to select a SPAC partner. RAAQ management presented the company with a non-binding letter of intent, which was never executed. After considering RAAQ’s proposal and its alternatives, Company C selected a different SPAC partner.

•
RAAQ evaluated a business combination with a digital bank with a focus on crypto and digital assets (“Company D”). RAAQ management met with representatives of Company D during the fall of 2025 and, in October 2025, provided Company D with indicative terms for a potential business combination. The parties negotiated these terms over the remainder of October 2025, and signed a non-binding
letter of intent on October 31, 2025. As described below, RAAQ subsequently determined to assign the letter of intent with Company D to DAAQ, with Company D’s consent, to enable RAAQ to pursue a business combination with IQM.

•
RAAQ evaluated a business combination with a software company with relevant connectivity to quantum computing (“Company E”). RAAQ held a number of virtual meetings with representatives of Company E’s management team to discuss the company’s business and prospects, and the transaction process, including potential regulatory approval requirements and national security considerations. RAAQ submitted a
n
initial
non-binding
term sheet for a potential business combination. The parties ultimately determined not to pursue a business combination.

Background to Negotiations between RAAQ and IQM
On May 20, 2025, after learning that IQM was conducting a private financing round, Mr. Ort contacted Blair Robertson, IQM’s Vice President of Strategy & Corporate Development, to discuss the private financing and assess IQM’s interest in a potential business combination with RAAQ. Mr. Robertson responded that IQM would be open to discussing a potential transaction between IQM and RAAQ.
On May 28, 2025, RAAQ and IQM entered into a confidentiality agreement (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, IQM provided the representatives of RAAQ with access to marketing materials and an online data room for the purposes of RAAQ and its advisors conducting business, financial, tax and legal due diligence with respect to IQM.
On June 13, 2025, Messrs. Ort and Tuder and David Moehring, an advisor to RAAQ, held a follow-up
virtual meeting with members of IQM management, during which the parties discussed the current status of IQM’s financing round and IQM’s business. The parties also discussed IQM’s potential interest in accessing the U.S. public markets through a business combination with RAAQ.
Over the course of the next several days, Messrs. Ort and Tuder engaged with representatives of TD Securities (USA), LLC (“TD Cowen”), which was ultimately retained as a financial advisor and capital markets advisor to RAAQ, to assist RAAQ in establishing an appropriate valuation framework for IQM as part of a potential business combination.
During this same period, RAAQ and its representatives continued their due diligence on IQM, including reviewing its financial statements, product roadmap and other diligence materials. Over the subsequent weeks, representatives from IQM provided Messrs. Ort and Tuder with such additional information about IQM as was requested by Messrs. Ort and Tuder.

On June 23, 2025, RAAQ sent a
non-binding
letter of intent (the “June LOI”) to Jan Goetz,
Co-Founder
and then co-Chief Executive Officer of IQM, and Mr. Robertson and started negotiations on the terms and conditions of a potential business combination. The LOI provided for a valuation of IQM of $2.5 billion and a 15% earnout on the shares to be issued to certain IQM shareholders.
Over the next few weeks, RAAQ management met with a number of members of the IQM Board to discuss the company and its business. During this same period, TD Cowen advised RAAQ management regarding various U.S. capital markets considerations for the proposed transaction, including anticipated investor reception, trading dynamics and how IQM would be perceived as a public company.
In August 2025, Messrs. Ort and Tuder visited IQM’s headquarters in Espoo, Finland, where they conducted further due diligence and met in-person
with various members of IQM management and the IQM Board. In connection with such meetings on August 5, 2025, Borenius Attorneys Ltd (“Borenius”), legal counsel for IQM, presented various de-SPAC structure alternatives and related legal considerations to certain members of the IQM Board, management and Messrs. Ort and Tuder.
On August 11, 2025, RAAQ submitted a revised LOI and market update materials to IQM management. The revised LOI (“the August LOI”) provided for a valuation of IQM of $2.5 billion and a 25% earnout on the shares to be issued to certain IQM shareholders.
Over the course of the next few months, IQM engaged advisors, including J.P. Morgan SE, as financial advisor, and Rothschild & Co Nordic AB, as financial advisor, to assist it and the IQM Board in selecting a business combination partner.
On September 3, 2025, Cooley LLP, counsel to IQM (“Cooley”) provided preliminary comments to the revised LOI.
On September 22, 2025, IQM provided a full markup to the revised LOI, which removed the valuation amount and the earnout concept and proposed that the Sponsor forfeit an unspecified number of Founder Shares and Private Placement Warrants.
On October 9, 2025, Messrs. Ort and Tuder held an initial meeting with representatives from Company D regarding a potential business combination and thereafter, began a due diligence review of its business and industry.
On October 20, 2025, RAAQ submitted a further revised LOI to IQM management, which reflected a valuation of $2.5 billion for IQM and no earnout and proposed that the Sponsor forfeit 1,375,000 Founder Shares and all of its Private Placement Warrants; provided that such Private Placement Warrants could be earned back in full to the extent the amount remaining in the Trust Account after redemptions exceeded $100 million.
On October 31, 2025, RAAQ signed a
non-binding
letter of intent with Company D for a business combination. Thereafter, the parties began negotiating the terms of the definitive transaction agreements for the transaction.
On November 4, 2025, IQM sent a markup of the October LOI to RAAQ. IQM proposed a minimum condition of $300 million, a PIPE fundraising commitment in an amount to be decided upon at a later point in time in consultation with IQM’s capital markets advisors and a SPAC/Sponsor expense cap of $5 million.
On November 18, 2025, representatives from RAAQ, IQM and J.P. Morgan SE met in person to discuss the revised LOI. At the meeting, the parties came to agreement on the final terms and a proposed execution version (the “November LOI”) was prepared and circulated among the parties.
On November 19, 2025, IQM signed the November LOI.

On November 21, 2025, RAAQ management convened a meeting of the RAAQ Board at which Messrs. Ort and Tuder provided an update regarding the status of its conversations with IQM and the transaction with Company D. Messrs. Ort and Tuder explained to the board that RAAQ had been negotiating a potential transaction with IQM prior to meeting Company D but that such negotiations had stalled and so RAAQ moved forward with the transaction with Company D. The RAAQ Board discussed the business and industry of IQM and Company D and determined that a transaction with IQM aligned more closely with RAAQ’s IPO investment thesis of combining with a target in a sector underpinned by real assets than Company D, a digital bank focused on crypto and digital assets. Messrs. Ort and Tuder discussed with the RAAQ Board that the transaction with Company D may be better suited for Digital Asset Acquisition Corp. (“DAAQ”), a SPAC founded by Messrs. Ort and Tuder, given DAAQ’s investment thesis of pursuing a business combination partner in the digital asset sector. Following discussions with members of management of Company D and the management and board of directors of DAAQ, the RAAQ board unanimously determined to assign its non-binding
letter of intent with Company D to DAAQ. On November 25, 2025, RAAQ and DAAQ entered into an Assignment and Assumption Agreement whereby RAAQ assigned its non-binding
letter of intent with Company D to DAAQ and DAAQ accepted the assignment.
Following execution of the November LOI, IQM, RAAQ and representatives of each of J.P. Morgan Securities LLC and TD Cowen, each of which was ultimately retained by IQM as co-placement
agent (together, the “Placement Agents”) held discussions regarding the proposed structure and timeline for a potential PIPE financing to be consummated concurrently with the Business Combination. In addition, RAAQ and its representatives, including its outside counsel, Perkins Coie LLP (“Perkins”), and the Placement Agents and their respective representatives, conducted extensive legal, business and financial due diligence on IQM. IQM, RAAQ, the Placement Agents and their respective representatives held numerous legal and business diligence meetings and engaged in related communications. Legal due diligence efforts led by RAAQ’s legal counsel focused on, among other areas, IQM’s corporate structure and governing documents, regulatory matters, material contracts, intellectual property, employment and benefits arrangements, stock options and equity incentive plans, and litigation. Business and financial due diligence led by RAAQ’s representatives focused on, among other things, IQM’s business strategy, historical financial and operating results, revenue growth, industry positioning and competition, accounting and financial oversight functions, processes, security, and technology. Detailed discussions further included anticipated timelines, incremental expenses, critical vendors and other requirements to be satisfied in connection therewith.
On December 15 and 16, 2025, RAAQ management and David Moehring, an advisor to RAAQ, visited Espoo, Finland to continue RAAQ’s confirmatory due diligence, meet with additional members of IQM management and the IQM Board, and strategize regarding the path toward closing the business combination.
On January 9, 2026, Cooley sent an initial draft of the Business Combination Agreement to Perkins.
From January 9, 2026 until the date of execution of the Business Combination Agreement, RAAQ, Perkins, IQM and Cooley exchanged multiple drafts of the Business Combination Agreement and the ancillary documents to be entered into in connection therewith, including the PIPE Subscription Agreement. RAAQ, IQM, and their respective legal counsels also held regular meetings to discuss various terms of the proposed Business Combination Agreement, which were supplemented by additional meetings between the parties and their respective representatives to discuss particular topics, including, for example (and without limitation), allocation of responsibilities for preparing documents and disclosure information, status of the preparation and audit of financial statements and other matters.
In connection with the PIPE solicitation process, IQM, RAAQ and the Placement Agents developed marketing materials, including a confidential investor presentation describing IQM’s business, the quantum computing industry, the terms of the proposed Business Combination, and the terms of the proposed PIPE investment. The Placement Agents, together with representatives of IQM and RAAQ, conducted outreach to prospective PIPE investors and held investor meetings and calls with such prospective investors. During this period, representatives of IQM participated in investor presentations and responded to due diligence inquiries from prospective investors. For details on the fees payable to various advisors for their role in the Business Combination, see the subsection titled “
The Business Combination – Certain Engagements in Connection with the Business Combination and Related Transactions.
”
On February 22, 2026, IQM finalized the PIPE Subscription Agreements with the PIPE Investors. In the aggregate, the PIPE Investors committed to purchase approximately 13,400,000 PIPE Shares at a price of $10.00 per share, for aggregate gross proceeds to IQM of approximately $134 million.
In parallel with the PIPE marketing process, the parties and their respective counsel and advisors participated in various phone calls and video conferences and exchanged drafts to finalize the Business Combination Agreement and related ancillary documents.
On February 19, 2026, the IQM Board passed unanimous resolutions in writing without convening a meeting (the “IQM Board Resolution”). Prior to the IQM Board Resolution, members of the IQM Board were provided with the final form of the Business Combination Agreement and final forms of all of the ancillary documents. In the IQM Board Resolution, IQM Board unanimously determined that it is fair to, advisable and in the best interests of IQM to enter into the Business Combination Agreement and to consummate the Business Combination and approved and declared advisable the Business Combination Agreement and the execution, delivery and performance of the Business Combination Agreement and the consummation of the Business Combination. Further, the IQM Board approved and declared advisable the Sponsor Support Agreement, the IQM Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Registration Rights Agreement, each attached as exhibit to the Business Combination Agreement, and each other transaction document to which IQM is a party and the execution, delivery and performance thereof. In addition, the IQM Board resolved to approve the PIPE Investment and the form of the PIPE Subscription Agreement.
On February 20, 2026, the RAAQ Board convened a virtual meeting to consider the terms of the Business Combination Agreement and the transactions contemplated thereby (the “RAAQ Board Meeting”), which meeting was attended by all of the members of the RAAQ Board. Prior to the RAAQ Board Meeting, members of the RAAQ Board were provided with the final form of the Business Combination Agreement and final forms of all of the ancillary documents. They also received a brief overview of the fiduciary duties of directors in considering the proposed Business Combination relative to other potential opportunities, prepared by Conyers Dill & Pearman LLP, Cayman counsel to RAAQ (“Conyers”). The meeting was also attended, at RAAQ’s invitation, by representatives of Perkins, Conyers and Krogerus Attorneys Ltd, Finnish counsel to RAAQ (“Krogerus”). At the RAAQ Board Meeting, Messrs. Ort and Tuder, along with representatives from Perkins and other advisors, gave a detailed presentation to the RAAQ Board regarding (i) the terms of the Business Combination Agreement and the transactions contemplated thereby, (ii) the results of legal due diligence carried out by Perkins and Krogerus with respect to IQM, (iii) the results of business and technology due diligence carried out by RAAQ’s representatives with respect to IQM, (iv) the fiduciary duties of directors when considering whether to authorize a potential business combination transaction (incorporating the prior input on fiduciary duties provided by Conyers), and (v) the scope of the matters to be evaluated and approved by the RAAQ Board in connection with the proposed Business Combination as further described in draft resolutions circulated to the RAAQ Board members prior to the RAAQ Board Meeting. A representative from TD Cowen also joined the call to provide a capital markets overview of publicly traded quantum computing companies, discuss the PIPE process, and answer any questions from the RAAQ Board.
After further review and discussion, including questions from members of the RAAQ Board posed to legal counsel and to the RAAQ management team regarding the proposed Business Combination, the chairman of the RAAQ Board Meeting determined to call such meeting to a close, opting to approve the potential Business Combination and other matters connected therewith through the execution of a unanimous written consent. Following the RAAQ Board Meeting, the unanimous written consent approving the Business Combination, including the Business Combination Agreement and related ancillary documents, was signed and delivered by the RAAQ Board.

On February 22, 2026, the parties executed the Business Combination Agreement and certain related ancillary documents and IQM and RAAQ issued a joint press release announcing the transaction. Since the date that the Business Combination Agreement was executed, the parties have held, and expect to continue to hold, regular discussions regarding the timing of the Business Combination and various preparatory efforts in connection therewith, as well as discussions with potential financing transaction investors.
IQM Board’s Reasons for Approval of the Business Combination
The IQM Board, in evaluating the Business Combination, consulted with IQM’s management and legal and financial advisors. The IQM Board also received presentations from, and discussed with, IQM’s third-party legal and financial advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of IQM and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby and (iii) recommend that IQM Shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, the IQM Board considered a range of factors, including, but not limited to, the factors discussed below.
Retention of Control
.
IQM management will retain full operational and managerial control of IQM, and existing IQM Shareholders will retain majority voting control of IQM. Each of the current IQM Board members will remain on the IQM Board, which will provide for continuity in IQM’s ability to execute on its business plan. In addition, IQM Shareholders are expected to hold approximately    % of the IQM following the Business Combination (not including any IQM issued in the PIPE Investment and assuming the maximum Redemption scenario — see the section entitled “
Unaudited Pro Forma Condensed Consolidated Financial Information
” for more information).
IQM Considered Multiple Proposals
.
IQM evaluated numerous different opportunities to raise growth capital and continue to fund and expand its business operations. The IQM Board determined, based on the terms of the Business Combination, its review of letters of intent from numerous other potential business combination partners, the advice of its professional advisors, and a thorough canvassing of other financing opportunities reasonably available to IQM, that the proposed Business Combination represents the best potential option to fund the short and long term growth of IQM.
The IQM Board also gave consideration to a variety of risks and potentially negative factors, including the following: the possibility that the Transactions may not be completed on the terms or the timeline contemplated by IQM and RAAQ or at all; the risk that the completion of the Transactions (or the failure to complete the Transactions) could negatively affect IQM’s future business and financial results; the potential risk of diverting IQM’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the Transactions; and the additional costs and expenses that IQM will incur in connection with the Transactions and following the completion of the Transactions. The foregoing discussion of the factors considered by the IQM Board is not exhaustive and is intended only to reflect the principal factors considered by the IQM Board. After considering the various potentially positive and negative factors, including the foregoing, the IQM Board determined that, in the aggregate, the potential benefits of the Transactions outweigh the risks and uncertainties of the Transactions. The IQM Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The IQM Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
RAAQ Board’s Reasons for Approving the Business Combination
On February 20, 2026, the RAAQ Board unanimously (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby and (ii) determined that the

Business Combination is in the best interests of RAAQ and the RAAQ Shareholders. The RAAQ Board also recommended that the RAAQ Shareholders approve and adopt (i) the Business Combination Agreement, related transaction agreements and the transactions contemplated thereby and (ii) the other Shareholder Proposals to be presented at the extraordinary general meeting.
In evaluating the Business Combination and before making these determinations and recommendations, the RAAQ Board reviewed and discussed the results of the due diligence performed by RAAQ and its advisors on IQM, which included:

•
analysis of the quantum computing industry with a specific focus on industry trends and relevant differences between technological modalities being pursued by various competitors of IQM. This analysis focused largely on the merits of superconducting as compared to other quantum computing modalities and IQM’s relative positioning and capabilities versus its competitors;

•
extensive meetings (both virtually
and in-person) and
calls with members of IQM’s management regarding IQM’s operations, regulatory status, intellectual property, product roadmap, financial outlook, competition, current pipeline and go-to-market
strategies, among other customary due diligence matters;

•	consultation with TD Cowen to review the quantum computing public valuation landscape, PIPE process, and to assess the capital markets outlook for IQM;

•	discussion of operational due diligence and public company readiness;

•	legal review of IQM’s patents, trademarks, and other intellectual property; and

•	financial and accounting due diligence.
The RAAQ Board members considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of those factors, the RAAQ Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the RAAQ Board may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for the IPO (the “RAAQ IPO Prospectus”), RAAQ identified the following general criteria and guidelines, among others, that it believed would be important in evaluating prospective target businesses, although RAAQ indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines:

•	High-caliber Executive and Management Team;

•	Market-leading Product or Service Operating within Accepted Regulatory Frameworks;

•	Potential for Growth in Excess of Relevant Industry Average;

•	High Barriers to Entry;

•	Solid Base of Recurring Revenue;

•	Resilient to Economic Cycles;

•	Established, High-quality Customer Base;

•	Long-term Customer Relationships / Contracts;

•	Attractive Overall Financial Profile;

•	Opportunity for Operational Improvements;

•	Attractive Steady-state Margins and Free Cash Flow Characteristics; and

•	Will Benefit from RAAQ’s Long-term Sponsorship as It Seeks to Accelerate Growth in Public Markets.
These criteria were not intended to be exhaustive. RAAQ stated in the RAAQ IPO Prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that RAAQ management deemed relevant. In the event that RAAQ decided to enter into a business combination with a target business that did not meet the above criteria and guidelines, RAAQ indicated that it would disclose that such target business did not meet the above criteria in its communications with RAAQ shareholders relating to its initial business combination.
In considering the Business Combination with IQM, the RAAQ Board concluded that IQM generally satisfied the above criteria or had the potential to satisfy them as its business strategy is executed. With respect to the various financial-related criteria, the RAAQ Board noted that IQM has incurred historical losses. Based on these considerations, the RAAQ Board determined that IQM’s growth has been substantially limited by the capital-intensive nature of its business and its corresponding need for additional funding, and that IQM’s historical results were not necessarily indicative of its long-term growth potential. The RAAQ Board further considered that, with access to additional capital, IQM would be better positioned to scale production and deployment of its quantum computing systems and continue advancing higher-performance systems, which generally command higher average selling prices. The RAAQ Board ultimately concluded that IQM’s anticipated business model, together with the potential to increase system sales and improve margins over time, could enable IQM to grow into its existing cost structure and achieve profitability. The RAAQ Board considered the following positive factors, although not weighted or in any order of significance:
Leading European Quantum Computing Company with Global Expansion Potential.
 IQM is a leading full-stack quantum computing company in Europe, with what management represented to be more sales and deployments of its quantum systems than its competitors. As evidenced by over $200 million in public support for IQM, European sovereign states and companies have supported IQM’s emergence as a prominent quantum computing company in Europe. IQM also demonstrated its ability to operate outside of Europe, with offices in over 12 locations globally, having sold systems in Asia and in the U.S., including a recent sale to Oak Ridge National Lab. The RAAQ Board believed that IQM was positioned to continue to expand its global reach as it added new customers and released new and more powerful quantum computers in the future. Through its customer-centric partnerships, IQM was able not only to retain certain customers but also to sell additional systems to existing customers over time. The RAAQ Board believed that this combination of a strong European market position and a global expansion strategy could provide IQM with flexibility and competitive advantages, including the ability to maintain a continuous feedback loop with respect to real-world use cases for quantum computing.
Proven Track Record of Delivering Operational Quantum Computers to Market.
 IQM has demonstrated its ability to both sell and deliver its quantum systems on time and within cost specifications. IQM has built over 30 systems since inception and has delivered and successfully deployed 15 systems to it customers. With a current annual production capacity in excess of 30 systems, which is expected to grow, the RAAQ Board believed that IQM is well positioned to maintain and expand its market share as industry adoption accelerates. The RAAQ Board further believed that this track record could represent a competitive advantage over time, potentially supporting continued customer growth. Given IQM’s positioning, RAAQ management and the RAAQ Board considered that IQM could serve as a potential consolidator within the quantum computing ecosystem.
Vertical Integration Enables Platform Control and Accelerates Development Flywheel.
 IQM’s strategy is to be a fully vertically integrated quantum computing company, meaning it owns the key elements of the development life cycle, from chip development through computer hardware design and deployment. Controlling these elements is intended to allow IQM to iterate development cycles more efficiently than if it relied on third parties for such functions. The RAAQ Board believed that this approach could support faster innovation and enhance IQM’s competitive positioning over time.

Large Market Opportunity.
 Quantum computing has the potential to address certain fundamental limitations of classical computing. As traditional scaling trends, such as Moore’s Law, approach their limits, certain use cases may not be addressed by classical computing alone. Quantum computing has the potential to address many of these challenges and alleviate computational bottlenecks, potentially unlocking significant economic value. For example, a research study conducted by McKinsey & Company has estimated that quantum computing could unlock over $1 trillion in economic value by 2040. The RAAQ Board considered the size and potential growth of the addressable market in evaluating IQM’s long-term prospects.
Experienced and Proven Management Team.
 The RAAQ Board considered the experience of IQM’s management team, which has demonstrated an ability to develop and launch new quantum computing platforms and grow its customer base globally. Current members of IQM’s management are expected to remain as the management of IQM following the Closing. IQM’s Founder and Chief Executive Officer, Jan Goetz, has served in his role since founding IQM in 2018, and during which time, IQM has grown from a development-stage initiative at Aalto University to a leading designer, developer and deployer of quantum computers. IQM also has over 120 PhDs on staff with expertise in various disciplines critical to its business. Other members of IQM’s management team have also been integral to its growth and will bring relevant experience to IQM as a public company. For additional information on the management of IQM after the Closing, see the section titled “
Management Following the Business Combination
.”
Benefit from RAAQ’s Relationships and Experience.
 The RAAQ Board also considered that RAAQ’s founders, advisors, and certain members of the RAAQ Board have extensive experience as operators and investors in the quantum computing industry with deep familiarity with its evolving ecosystem. The RAAQ Board believed that this experience, together with RAAQ’s relationships with investors and prior SPAC transaction experience, could be beneficial to IQM as a public company.
The RAAQ Board also gave consideration to the following negative factors (which are more fully described in the “
Risk Factors
” section of this proxy statement/prospectus), although not weighted or in any order of significance:
Benefits Not Achieved
.
The risk that the potential benefits of the Business Combination or anticipated performance of IQM may not be fully realized, or may not be realized within the expected timeframe, and that the results of operations of IQM’s business following the Closing may differ materially from IQM’s historical growth.
Liquidation of RAAQ
.
The risks and costs to RAAQ if the Business Combination is not completed, including the potential diversion of management focus and resources from other business combination opportunities, which could result in RAAQ being unable to complete an initial business combination within the required timeframe under the RAAQ Articles, which would require RAAQ to liquidate, with the RAAQ Warrants expiring worthless.
Shareholder Vote
.
The risk that the RAAQ Shareholders may fail to approve the Business Combination.
Closing Conditions
.
The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control, including, among others, approval of the Business Combination and related agreements and transactions by the respective shareholders of RAAQ and IQM, satisfaction of the Minimum Cash Condition, the absence of certain regulatory actions, and the performance by each of RAAQ and IQM in all material respects of their respective obligations and covenants under the Business Combination Agreement.
Litigation
.
The possibility of litigation challenging the Business Combination or of an adverse judgment granting permanent injunctive relief that could indefinitely enjoin consummation of the Business Combination.
Fees and Expenses
.
The fees and expenses associated with completing the Business Combination.

RAAQ Public Shareholders Will Have a Minority Ownership Interest in IQM
.
Current RAAQ Shareholders will experience immediate dilution as a result of the issuance of the Merger Consideration in the Business Combination and, as a result, will collectively own a minority interest in IQM after the Closing. Such minority ownership may reduce the influence that current RAAQ Shareholders have over the management of IQM after the Closing.
Absence of Possible Structural Protections for Minority Shareholders.
The Business Combination does not require approval of a majority of unaffiliated security holders, and the RAAQ Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.
Other Risks
.
The various other risks associated with the Business Combination, RAAQ’s business and the businesses of IQM described in the “
Risk Factors
” section of this proxy statement/prospectus.
In addition to considering the factors described above, the RAAQ Board also recognized and considered that the Sponsor, its affiliates and some officers and directors of RAAQ may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the RAAQ shareholders, resulting in potential conflicts of interest, including those described elsewhere in this section and in the section titled “
The Business Combination — Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination.
”
After considering the foregoing factors, the RAAQ Board concluded that the potential benefits that they expected RAAQ and the RAAQ shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the RAAQ Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of RAAQ and its shareholders.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “
Proposal One — The Business Combination Proposal — RAAQ Board’s Reasons for Approval of the Business Combination
,” the RAAQ Board concluded that the Business Combination met the requirements disclosed in the prospectus of the RAAQ IPO with respect to RAAQ’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.
Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
When you consider the recommendation of the RAAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the RAAQ Insiders have interests in such Shareholder Proposals that are different from, or in addition to and/or in conflict with, those of the RAAQ shareholders generally. Further, RAAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “
Other Information Related to RAAQ
 —
 Conflicts of Interest
.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RAAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RAAQ shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•	The RAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share. As a result of the Underwriters’ election to exercise their over-allotment option in full on April 30, 2025, none of the Founder Shares were forfeited, resulting in the Sponsor holding 5,615,000 Founder Shares. The IQM ADSs that the RAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $   million based upon the closing price of $   per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that 70% of such IQM ADSs will be subject to lock-up restrictions,
we believe such shares have less value.

•
The Sponsor purchased 3,725,000 Private Placement Warrants for $3,725,000, or $1.00 per Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The 3,725,000 IQM Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $   million based upon the closing price of $   per RAAQ Public Warrant on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such IQM Warrants will be subject to lock-up restrictions,
we believe such warrants have less value.

•
Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the RAAQ Class A Ordinary Shares included in the RAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the IQM ADSs trade below $10.00 per share and the RAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of RAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while RAAQ Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the RAAQ shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the RAAQ Public Shares for a per-share
price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 to pay liquidation expenses), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the RAAQ Warrants may be worthless. In such event, the 5,750,000 RAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,725,000 Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

•	The RAAQ Insiders have agreed not to redeem any of the Founder Shares or RAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of

(i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

•
Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•
The anticipated appointment of Jeff Tuder, RAAQ’s Co-Chairman and Chief Financial Officer as a director of IQM following the Closing. As such, in the future he may receive any cash fees, stock options or share awards that the IQM Board determines to pay to its directors.

•
In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to RAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $   was outstanding under such working capital loans.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket
expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by RAAQ from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $   of reimbursable
out-of-pocket
expenses were outstanding.

•
Pursuant to the form of Registration Rights Agreement, the RAAQ Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back
provisions with respect to the IQM ADSs and IQM Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and RAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to RAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $   million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $   million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $   per RAAQ Ordinary Share on Nasdaq on     , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).
In connection with the Business Combination, there may be any actual or potential material conflict of interest between, on one hand, IQM’s officers or directors and, on the other hand, unaffiliated shareholders of RAAQ. Shareholders should also be aware that interests of IQM and its officers and directors may be inherently different from the interests of unaffiliated shareholders of RAAQ, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to RAAQ’s shareholders.

The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
The financial and personal interests of the Sponsor, as well as RAAQ’s directors and officers, may have influenced their motivation in identifying and selecting IQM as a business combination target, completing an initial business combination with IQM and influencing the operation of the business following the initial business combination. In considering the recommendations of the RAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.
Compensation to be Received by the Sponsor and RAAQ’s Directors, Officers and Advisors in Connection with the Business Combination
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and RAAQ’s directors, officers, advisors and their affiliates in connection with the Business Combination and related transactions. The amounts below assume that no Private Placement Warrants are forfeited in the Sponsor Forfeiture.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
RAAQ Sponsor LLC	4,240,000 IQM ADS upon the conversion of 4,240,000 RAAQ Class B Ordinary Shares following the Sponsor Forfeiture.	$25,000.

RAAQ Sponsor LLC	3,750,000 IQM Warrants upon the conversion of 3,750,000 Private Placement Warrants.	$3,750,000.

Independent directors	75,000 IQM ADS upon the conversion of 75,000 RAAQ Class B Ordinary Shares.	$300.

Advisors	60,000 IQM ADS upon the conversion of 60,000 RAAQ Class B Ordinary Shares.	$240 (approximately $0.004 per RAAQ Class B Ordinary Share).

RAAQ Sponsor LLC, Officers, Directors, or their respective affiliates	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination.	Expenses incurred in connection with identifying, investigating, negotiating and completing an initial business combination.
RAAQ’s independent directors are not members of the Sponsor. None of RAAQ’s executive officers or directors have received any cash compensation for services rendered to RAAQ as of the date of this proxy statement/prospectus. None of the funds in the Trust Account will be used to compensate the Sponsor, officers, directors or their affiliates. However, as detailed above, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with RAAQ’s activities of identifying, investigating, negotiating and completing an initial business combination, as discussed above. Non-redeeming RAAQ Public Shareholders may experience material dilution as a result of the reimbursement of expenses and advances to the Sponsor and RAAQ’s officers and directors and the issuances of the IQM ADSs and IQM Warrants in exchange for the outstanding securities of RAAQ described above.

Anticipated Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reorganization and recapitalization transaction. RAAQ will be treated as the “acquired” company and IQM will be treated as the “legal acquirer” and “accounting acquirer” for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IQM issuing IQM ADSs at the Closing for the net assets of RAAQ as of the Closing Date.
IQM has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	IQM’s shareholders will hold a majority of the voting power of the combined company under both the no redemption and maximum redemption scenarios;

•	IQM’s operations will substantially comprise the ongoing operations of the combined company;

•	IQM’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•	IQM’s senior management will comprise the senior management of the combined company.
Sources and Uses of Funds for the Business Combination
The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only, and the currency reported is U.S. dollars. Where actual amounts are not known or knowable, the figures below represent good-faith estimates of such amounts.

Sources	No Redemption (1)	Max Redemption (2)
Cash Held in Trust Account (3)	$177,124	$177,124
PIPE Financing (4)	128,330	128,330
Rollover Equity	1,559,318	1,559,318

Total Sources	$1,864,772	1,864,772

Uses
RAAQ Fees and Expenses	$14,440	8,638
IQM Fees & Expenses	6,071	6,071
Rollover Equity	1,559,318	1,559,318
Redemptions by RAAQ Public Shareholders	—	147,894
Cash to Balance Sheet (5)	284,983	142,851

Total Uses	$1,864,772	1,864,772

(1)	Assumes that none of the holders of RAAQ Class A Ordinary Shares exercise their redemption rights.
(2)
Assumes that holders of 14,403,230 RAAQ Class A Ordinary Shares exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Aggregate Transaction Proceeds Condition).

(3)	Represents the expected amount of the cash held in the Trust Account prior to the Closing (and prior to any redemption by RAAQ Shareholders), excluding any interest earned on the funds.
(4)	Represents the proceeds from the PIPE as of the consummation of the Business Combination.
(5)	Represents the sum of proceeds from the PIPE as of the consummation of the Business Combination, and cash held in the Trust Account prior to the Closing, less expenses.
Regulatory Matters
The Business Combination Agreement and Transactions are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) filings and registration with the Cayman Registrar and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Merger contemplated by the Business Combination Agreement, and (ii) the expiration or early termination of the waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act.
Dissenters’ Rights
Holders of record of RAAQ Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of RAAQ Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its RAAQ Ordinary Shares must give written objection to the Merger to RAAQ prior to the shareholder vote at the extraordinary general meeting to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. RAAQ believes that such fair value would equal the amount that RAAQ shareholders would obtain if they exercised their redemption rights as described herein. A RAAQ shareholder which elects to exercise dissenters’ rights must do so in respect of all of the RAAQ Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “
Extraordinary General Meeting of RAAQ Shareholders — Dissenters’ Rights under the Cayman Companies Act
.”
Holders of RAAQ Ordinary Shares are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Cayman Companies Act.
Resolutions to be Voted Upon
The full text of the resolution to be proposed is as follows:
“
RESOLVED
, as an ordinary resolution, that subject to approval of the Merger Proposal Real Asset Acquisition Corp. (“RAAQ”)’s entry into the Business Combination Agreement, dated as of February 22, 2026, by and among RAAQ, IQM Finland Oy (“IQM”), IQM US LLC (“Merger Sub”) and ECLIPSE QC S.à r.l., a copy of which is included as
 Annex
 A
 to the accompanying proxy statement/prospectus, pursuant to which, among other things, (i) IQM will effectuate certain internal capital restructuring steps (the “IQM Capital Restructuring”) immediately prior to the effective time of the Merger (as defined below), and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM, which will become the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all respects.”
Votes Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.
The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the holders of RAAQ Ordinary Shares for a vote.

An abstention or broker
non-vote will
be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.
Recommendation of the RAAQ Board
THE RAAQ BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RAAQ ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of RAAQ and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “
The Business Combination — Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
” for a further discussion.

PROPOSAL TWO — THE MERGER PROPOSAL
General
RAAQ is asking its shareholders to approve the Merger and the Plan of Merger, as contemplated by the Business Combination Agreement, pursuant to which, RAAQ will merge with and into Merger Sub with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM. A copy of the Plan of Merger is attached as
Annex B
to this proxy statement/prospectus. RAAQ shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as
Annex A
to this proxy statement/prospectus. Please see the section above titled “
The Business Combination Agreement
” for additional information regarding the Merger. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“
RESOLVED
, as a special resolution under Cayman Islands law, that subject to approval of the Business Combination Proposal, the Plan of Merger, substantially in the form attached to the accompanying proxy statement/prospectus as
Annex B
, as the same may be amended from time to time, be authorized, approved and confirmed in all respects, that Real Asset Acquisition Corp. (“RAAQ”) be and is hereby authorized to enter into the Plan of Merger, and that the consummation of the Merger of RAAQ with and into IQM US LLC (“Merger Sub”), with Merger Sub surviving the Merger as a direct wholly owned subsidiary of ECLIPSE QC S.à r.l., and an indirect wholly owned subsidiary of IQM, pursuant to the Companies Act of the Cayman Islands (As Revised) and the Delaware Limited Liability Company Act, is hereby authorized, approved and confirmed in all respects.”
Votes Required for Approval
If the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting. The approval of the Merger Proposal will require a special resolution under the Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a majority of at least two-thirds of
RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.
Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while
considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
The Merger Proposal is conditioned on the approval of the Business Combination Proposal, and vice versa. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.
Recommendation of the RAAQ Board
THE RAAQ BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RAAQ ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.
The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of RAAQ and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “
The Business Combination —
Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
” for a further discussion.

PROPOSAL THREE — ADJOURNMENT PROPOSAL
General
Holders of RAAQ Ordinary Shares are being asked to adopt the Adjournment Proposal, if presented.
The Adjournment Proposal, if adopted, shall allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event shall RAAQ solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under the Cayman Constitutional Documents and the Cayman Companies Act. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus titled “
Proposal One
 —
 The Business Combination Proposal
 —
 Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the RAAQ Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Business Combination would not be completed.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“
RESOLVED
, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if RAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Business Combination, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.
Votes Required for Approval
The approval of the Adjournment Proposal will require an ordinary resolution under the Cayman Companies Act and the Cayman Constitutional Documents, being a resolution passed by holders of a simple majority of RAAQ Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of RAAQ, and includes a unanimous written resolution.
Recommendation of the RAAQ Board
THE RAAQ BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF RAAQ ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of RAAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of RAAQ and its shareholders and what they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “
The Business Combination — Interests of RAAQ’s Directors, Officers and the Sponsor in the Business Combination
” for a further discussion.

INFORMATION ABOUT RAAQ
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to RAAQ prior to the consummation of the Business Combination.
General
RAAQ is a special purpose acquisition company that was incorporated on December 9, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RAAQ has neither engaged in any operations nor generated any operating revenues as of the date of this proxy statement/prospectus.
Initial Public Offering
On December 11, 2024, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration for 5,750,000 Founder Shares. In January 2025 and March 2025, the Sponsor transferred 25,000 Founder Shares to each of our three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of our six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share.
The registration statement for our IPO was declared effective on April 28, 2025. On April 30, 2025, we consummated our IPO of 17,250,000 RAAQ Units, including the issuance of 2,250,000 RAAQ Units as a result of the underwriters’ exercise of their over-allotment option in full. Each RAAQ Unit was sold at a price of $10.00 per RAAQ Unit, generating gross proceeds of $172,500,000. Each RAAQ Unit consists of one RAAQ Class A Ordinary Share and one-half
of one RAAQ Warrant, with each whole RAAQ Warrant entitling the holder thereof to purchase one RAAQ Class A Ordinary Share for $11.50 per share.
Simultaneously with the sale of the 17,250,000 RAAQ Units in our IPO, we completed the private sale of an aggregate of 5,450,000 Private Placement Warrants to the Sponsor and Cohen and Clear Street at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, the Sponsor purchased 3,725,000 Private Placement Warrants, Cohen purchased 1,466,250 Private Placement Warrants and Clear Street purchased 258,750 Private Placement Warrants.
Upon the closing of the IPO and the sale of the Private Placement Warrants, $172,500,000 was placed in the Trust Account with Efficiency acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to RAAQ to pay its permitted withdrawals, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the Redemption if RAAQ is unable to complete an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), subject to applicable law, or (iii) the redemption of RAAQ Public Shares properly submitted in connection with a shareholder vote to further amend RAAQ’s Cayman Constitutional Documents to (A) modify the substance or timing of RAAQ’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of its RAAQ Public Shares if RAAQ has not consummated an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of its creditors, if any, which could have priority over the claims of RAAQ Public Shareholders.
RAAQ’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until January 30, 2027 to complete an initial business combination.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of the Record Date, there was $    in investments and cash held in the Trust Account.
Fair Market Value of IQM’s Business
RAAQ’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes paid or payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. RAAQ will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The RAAQ Board determined that this test was met in connection with the Business Combination.
Shareholder Approval of Business Combination
If RAAQ seeks shareholder approval in connection with any proposed business combination, as it is doing in connection with the Business Combination, it may only complete such proposed business combination, including the Business Combination, if it receives an ordinary resolution under Cayman Islands law and its Cayman Constitutional Documents, which requires the affirmative vote at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of RAAQ.
Voting Restrictions in Connection with Shareholder Meeting
RAAQ’s Sponsor, directors, executive officers and advisors have entered into a Letter Agreement with RAAQ to vote their shares in favor of the Business Combination Proposal, and RAAQ also expects them to vote their shares in favor of all other Shareholder Proposals being presented at the extraordinary general meeting. Further, concurrently with the execution of the Business Combination Agreement, RAAQ, the Sponsor and the RAAQ Insiders entered into the Sponsor Support Agreement with IQM, pursuant to which the Sponsor and the RAAQ Insiders agreed to vote their shares in favor of the Shareholder Proposals being presented at the extraordinary general meeting.
As of the Record Date, the Sponsor owned approximately  % of the total outstanding RAAQ Ordinary Shares.
Permitted Purchases of Securities
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding RAAQ or its securities, RAAQ’s officers and directors and/or their affiliates may enter into a written plan to purchase RAAQ’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire RAAQ Public Shares, vote their RAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their RAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase RAAQ Public Shares or RAAQ Warrants in such transactions.
The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to IQM following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of RAAQ and IQM securities may be reduced and the number of beneficial holders of RAAQ and IQM securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting RAAQ or IQM directly or by RAAQ’s receipt of redemption requests submitted by shareholders (in the case of RAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates purchase RAAQ Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.
The Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates were to purchase RAAQ Public Shares or RAAQ Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•
this proxy statement/prospectus discloses the possibility that the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates may purchase RAAQ Public Shares or RAAQ Warrants from RAAQ Public Shareholders outside the redemption process, along with the purpose of such purchases;

•
if the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates were to purchase RAAQ Public Shares from RAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

•
this proxy statement/prospectus includes a representation that any additional securities purchased by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•
the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•	the amount of securities purchased outside of the Redemption offer by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•	the purpose of the purchases by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates;

•	the impact, if any, of the purchases by the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•
the identities of the security holders who sold to the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, RAAQ’s or IQM’s directors, managers, officers, advisors and their affiliates; and

•	the number of RAAQ Public Shares for which RAAQ has received redemption requests pursuant to its Redemption offer.
Redemption If No Business Combination
RAAQ has until January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Cayman Constitutional Documents), RAAQ will as promptly as reasonably possible, but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the RAAQ Public Shares at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts not previously released to RAAQ for permitted withdrawals and up to $100,000 of interest to pay liquidation expenses), divided by the number of the RAAQ Public Shares, which redemption will completely extinguish the RAAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the RAAQ Public Shareholders may only receive $10.00 per share, or possibly less, and the RAAQ Warrants will expire without value to the holder. In certain circumstances, the RAAQ Public Shareholders may receive less than $10.00 per share on the Redemption.
The RAAQ Insiders have entered into a Letter Agreement with RAAQ, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if RAAQ fails to complete its initial business combination by January 30, 2027 (or such later date approved at a duly called general meeting). However, if the RAAQ Insiders acquired, or in the future acquires, RAAQ Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such RAAQ Public Shares if RAAQ fails to complete its initial business combination by January 30, 2027 (or such later date approved at a duly called general meeting).
The RAAQ Insiders have also agreed that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of RAAQ’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its RAAQ Public Shares if RAAQ does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless RAAQ provides its RAAQ Public Shareholders with the opportunity to redeem their RAAQ Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable) and not previously released to RAAQ for permitted withdrawals, divided by the number of then issued and outstanding RAAQ Public Shares.
RAAQ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from proceeds held outside the Trust Account, although RAAQ cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, RAAQ may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
Without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by RAAQ Public Shareholders upon RAAQ’s liquidation would be approximately $    as of the Record Date. The proceeds deposited in the Trust Account could, however, become subject to the claims of RAAQ’s creditors who would have higher priority than the claims of RAAQ Public Shareholders. RAAQ cannot assure you that the actual per-share redemption amount received by RAAQ Public Shareholders will not be substantially less than $  . While RAAQ intends to pay such amounts, if any, RAAQ cannot assure you that RAAQ will have funds sufficient to pay or provide for all creditors’ claims.
Although RAAQ seeks, and will continue to seek, to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with RAAQ waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its RAAQ Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RAAQ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, RAAQ management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of RAAQ under the circumstances. Examples of possible instances where RAAQ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, RAAQ’s independent registered public accounting firm, and the underwriters of the IPO have not, and will not, execute agreements with RAAQ waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RAAQ and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to RAAQ if and to the extent any claims by a third party for services rendered or products sold to RAAQ (except for RAAQ’s independent registered public accounting firm), or a prospective target business with which RAAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. However, RAAQ has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and RAAQ believes that the Sponsor’s only assets are securities of RAAQ. Therefore, RAAQ cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for RAAQ’s initial business combination and redemptions could be reduced to less than $10.00 per RAAQ Public Share. In such event, RAAQ may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your RAAQ Public Shares. None of RAAQ’s officers or directors will indemnify RAAQ for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per RAAQ Public Share and (ii) the actual amount per RAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per RAAQ Public Share due to reductions in the value of the trust assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RAAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While RAAQ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to RAAQ, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, RAAQ cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be less than $10.00 per Public Share.
RAAQ seeks, and will seek, to reduce the possibility the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which RAAQ does business execute agreements with RAAQ waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under RAAQ’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.
If RAAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against RAAQ that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of RAAQ’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, RAAQ cannot assure you it will be able to return $10.00 per RAAQ Public Share to its RAAQ Public Shareholders. Additionally, if RAAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against RAAQ that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy, insolvency or other court could seek to recover some or all amounts received by RAAQ’s shareholders. Furthermore, the RAAQ Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and RAAQ to claims of punitive damages, by paying RAAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. RAAQ cannot assure you that claims will not be brought against it for these reasons.
The RAAQ Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our RAAQ Public Shares if we do not complete our initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the RAAQ Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective RAAQ Public Shares for cash in connection with our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event that we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its RAAQ Public Shares for an applicable pro rata share of the Trust Account. Such RAAQ Public Shareholder must have also exercised its redemption rights described above. These provisions of the Cayman Constitutional Documents, like all provisions of the Cayman Constitutional Documents, may be amended with a shareholder vote.
Properties
RAAQ’s executive offices are located at 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542. Our executive offices are provided to us by our Sponsor, and we have agreed to pay our Sponsor up to $20,000 per month for office space, utilities and secretarial and administrative support. RAAQ considers its current office space, combined with the office space otherwise available to its executive officers, adequate for its current operations.

Employees
RAAQ currently has two officers: Peter Ort and Jeff Tuder. These individuals are not obligated to devote any specific number of hours to RAAQ’s matters but they intend to devote as much of their time as they deem necessary to RAAQ’s affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for RAAQ’s initial business combination and the stage of the initial business combination.
Directors and Executive Officers
RAAQ’s directors and executive officers are as follows:

Name	Age	Position
Peter Ort	55	Principal Executive Officer, Co-Chairman and Director
Jeff Tuder	52	Chief Financial Officer, Co-Chairman and Director
Robert Neal	58	Director
Mark Smith	66	Director
Eduardo Munemori	54	Director
Peter Ort
has served as our Principal Executive Officer and as
Co-Chairman
of our board of directors since December 2024. Mr. Ort is a General Partner at Cambium Capital Management LP, a venture capital firm focused on early-stage investments in the advanced computing sector. Mr. Ort is currently a
Co-Chairman
and Principal Executive Officer of Digital Asset Acquisition Corp. (Nasdaq: DAAQ) and the Principal Executive Officer at Space Asset Acquisition Corp (Nasdaq: SAAQ). He is currently an independent director of Concord Acquisition Corp II (NYSE: CNDA) and was previously an independent director of Concord Acquisition Corp and Concord Acquisition Corp III. He previously co-founded
CurAlea Associates LLC, which provides customized software and advisory solutions to wealth and asset managers. Mr. Ort started his career at Goldman Sachs in the Investment Banking Division and became Managing Director and co-head
of the Investment Management Division’s Hedge Fund Strategies Group. Mr. Ort is a member of the board or advisory board of a number of privately held technology companies and is an active investor in early-stage companies and venture capital funds in the digital asset, cryptocurrency, and other sectors. Mr. Ort graduated from Duke University, obtained J.D. and M.B.A. degrees from New York University, is a member of the New York and New Jersey State Bars, and was a Fulbright Scholar in Japan.
Jeff Tuder
has served as our Chief Financial Officer and as
Co-Chairman
of our board of directors since December 2024. Mr. Tuder founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Mr. Tuder is currently a
Co-Chairman
and Chief Financial Officer of Real Asset Acquisition Corp. (Nasdaq: RAAQ) and the Chief Financial Officer of Space Asset Acquisition Corp (Nasdaq: SAAQ). Mr. Tuder is currently CEO of Concord Acquisition Corp II (NYSE: CNDA) and was previously CEO of Concord Acquisition Corp and Concord Acquisition Corp III. Prior to founding Tremson, Mr. Tuder held various investment positions at JHL Capital Group, a multi-strategy hedge fund, KSA Capital Management, a deep value long/short equity fund, and CapitalSource Finance, where he was a Managing Director and Head of its Special Opportunity credit investment business. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, where he underwrote and managed private equity investments for Fortress’ various investment vehicles; Nassau Capital, LLC, which managed the private assets of Princeton University’s Endowment; and ABS Capital Partners, a private equity firm affiliated with Alex. Brown & Sons. Mr. Tuder is currently an Operating Partner at Atlas Merchant Capital, LLC. He is currently chairman of the board of directors and the audit and compensation committees of Inseego Corporation (Nasdaq: INSG) and an independent director of GCT Semiconductor (NYSE: GCTS). Mr. Tuder received a B.A. in English Literature from Yale College.

Robert Neal
has served on our board of directors since April 28, 2025. Mr. Neal has been the portfolio manager of Skellig Capital Management LLC since May 2007. Mr. Neal has also served on the board of directors of Sierra Metals Inc. (TSX: SMT) since June 2022, and served as the head of its compensation committee and on its corporate governance and audit committees.
Mark Smith
 has served on our board of directors since April 28, 2025. Since September 2013, Mr. Smith has been the chief executive officer, and has served on the board of directors of, NioCorp Developments Ltd. (Nasdaq: NB). From April 2015 to September 2019, Mr. Smith has served as President and on the board of directors of Largo Resources Ltd. Mr. Smith has also served on the board of directors of IBC Advanced Alloys Corp. (“IBC”), a leading beryllium and copper advanced alloys company, since May 2016, and as chief executive officer of IBC since July 2020. From October 2008 through December 2012, Mr. Smith served as president and chief executive officer, and served on the board of directors, of Molycorp, Inc., a rare earths producer, where he was instrumentally involved in taking it from a private company to a publicly traded company with a producing mine. Mr. Smith is a Registered Professional Engineer and serves as an active member of the State Bar of California. He received his Bachelor of Science degree in Agricultural Engineering from Colorado State University in 1981 and his Juris Doctor, cum laude, from Western State University, College of Law, in 1990.
Eduardo Munemori
has served on our board of directors since April 28, 2025. Since February 2023, Mr. Munemori has been a director at B2L Ventures. From August 2007 to November 2022, Mr. Munemori was the
co-founder
and chief executive officer at Explora Investimentos Ltda. And chaired its investment committee. From November 2002 to July 2007, he was the co-founder
and
co-portfolio
manager at Constellation Investimentos Ltda. Prior to that, Mr. Munemori was a portfolio manager at Utor Investimentos e Participacoes Ltda. From March 2000 to July 2001. Mr. Munemori was a sell side analyst at Unibanco SA, Banco Pactual SA and Banco Santandar SA from January 1994 to November 1995, November 1995 to February 1998 and March 1999 to March 2000, respectively. In those positions, Mr. Munemori covered Latam TMT and mining sectors.
Prior SPAC Experience
The Sponsor and its affiliates have experience in sponsoring and operating blank check companies as follows:
Members of RAAQ’s board of directors, management team and affiliates of the Sponsor have served as executive officers, directors and/or advisors of Concord Acquisition Corp (“Concord I”), a blank check company that raised $276 million in its initial public offering in December 2020. Concord I terminated its business combination with Circle Internet Financial Limited in December 2022 and redeemed all of its outstanding shares of Class A common stock.
Members of RAAQ’s board of directors and management team have also served as executive officers, directors and/or advisors of Concord Acquisition Corp II (“Concord II”), a blank check company that raised $250 million in its initial public offering in September 2021. On August 26, 2024, Concord II entered into a merger agreement with Events.com, Inc. The company later extended its deadline to complete a business combination to December 31, 2025 and moved its listing to OTCQX under the symbol “CNDA.” As of December 31, 2025, the business combination with Events.com had not closed.
Members of RAAQ’s board of directors and management team have also served as executive officers, directors and/or advisors of Concord Acquisition Corp III (“Concord III”), a blank check company that raised $345 million in its initial public offering in November 2021. On March 26, 2024, Concord III completed its initial business combination with GCT Semiconductor, Inc. and changed its name to GCT Semiconductor Holding, Inc.
Peter Ort, RAAQ’s
Co-Chairman
and Principal Executive Officer, served as an independent director of Concord I, Concord II and Concord III. Mr. Ort also serves as Principal Executive Officer and
Co-Chairman
of Digital Asset Acquisition Corp. and Principal Executive Officer of Space Asset Acquisition Corp.

Jeff Tuder, RAAQ’s
Co-Chairman
and Chief Financial Officer, served as CEO of Concord I, Concord II and Concord III. Mr. Tuder also serves as Chief Financial Officer and
Co-Chairman
of Digital Asset Acquisition Corp. and Chief Financial Officer of Space Asset Acquisition Corp.
Notwithstanding the foregoing descriptions, past performance of the Sponsor, RAAQ’s management team, any of their respective affiliates and any other SPAC they have been involved in is not a guarantee (i) that RAAQ will be able to successfully consummate the Closing into which it has entered; or (ii) that the post-business combination performance of any such combined company will be positive. You should not rely on any positive historical performance records of the Sponsor, RAAQ’s management team, any of their respective affiliates or any other SPAC they have been involved in as indicative of RAAQ’s future performance. RAAQ’s officers and directors may have conflicts of interest with other entities to which they owe fiduciary or contractual obligations with respect to initial business combination opportunities.
Executive and Director Compensation
Except as described herein, none of our executive officers or directors have received any cash compensation for services rendered to us as of the date of this proxy statement/prospectus.
We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial Business Combination, including the following payments, all of which, if made prior to the completion of our initial Business Combination, will be paid from funds held outside the Trust Account or pursuant to permitted withdrawals:

•	Reimbursement for office space and administrative support services made available to us by our Sponsor, in an amount up to $20,000 per month;

•
Payment of consulting, success or finder fees to our officers, independent directors, officers, advisors, consultants or their respective affiliates in connection with and prior to the consummation of our initial Business Combination;

•
We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial Business Combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

•
Repayment of loans which may be made by our Sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of IQM at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

In addition, we have agreed, pursuant to the administrative services and indemnification agreement with our Sponsor relating to the monthly payment for office space and administrative services described above, that we will indemnify our Sponsor from any claims arising out of or relating to the IPO or RAAQ’s operations or conduct of RAAQ’s business or any claim against our Sponsor alleging any expressed or implied management or endorsement by our Sponsor of any of RAAQ’s activities or any express or implied association between our Sponsor and RAAQ or any of its affiliates, which agreement will provide that the indemnified parties cannot access the funds held in our Trust Account.
Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, or another initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination, or another initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may have influenced, or may in the future influence our management’s motivation in identifying or selecting IQM, or another target business, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination, or another initial business combination, was or will be a determining factor in our decision to proceed with the Business Combination or any other potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and RAAQ’s directors, officers, advisors and their affiliates in connection with the Business Combination and related transactions. The amounts below assume that no Private Placement Warrants are forfeited in the Sponsor Forfeiture.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

RAAQ Sponsor LLC	4,240,000 IQM ADSs upon the conversion of 4,240,000 RAAQ Class B Ordinary Shares following the Sponsor Forfeiture.	$25,000.

RAAQ Sponsor LLC	3,750,000 IQM Warrants upon the conversion of 3,750,000 Private Placement Warrants.	$3,750,000.

Independent directors	75,000 IQM ADSs upon the conversion of 75,000 RAAQ Class B Ordinary Shares.	$300.

Advisors	60,000 IQM ADSs upon the conversion of 60,000 RAAQ Class B Ordinary Shares.	$240 (approximately $0.004 per RAAQ Class B Ordinary Share).

RAAQ Sponsor LLC, Officers, Directors, or their respective affiliates	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination.	Expenses incurred in connection with identifying, investigating, negotiating and completing an initial business combination.
Number and Terms of Office of Officers and Directors
The RAAQ Board consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting within one year after our first full fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consists of Mark Smith, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Robert Neal and Eduardo Munemori, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Peter Ort and Jeff Tuder, will expire at the third annual general meeting.
RAAQ’s officers are appointed by the RAAQ Board and serve at the discretion of RAAQ Board, rather than for specific terms of office. The RAAQ Board is authorized to appoint officers as it deems appropriate pursuant to the Cayman Constitutional Documents.

Director Independence
The rules of Nasdaq require that a majority of the RAAQ Board be independent within one year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The RAAQ Board has determined that Mark Smith, Robert Neal and Eduardo Munemori are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. RAAQ’s independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the RAAQ Board of Directors
The RAAQ Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the RAAQ Board and has the composition and responsibilities described below.
Audit Committee
RAAQ has established an audit committee of the board of directors. Mark Smith, Robert Neal and Eduardo Munemori serve as the members of the audit committee, each of whom meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Robert Neal serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the RAAQ Board has determined that Robert Neal qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
RAAQ adopted an audit committee charter, which details the principal functions of the audit committee, including:

•
assisting board oversight of: (1) the integrity of RAAQ’s financial statements; (2) compliance with legal and regulatory requirements; (3) RAAQ’s independent auditor’s qualifications and independence; and (4) the performance of RAAQ’s internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by RAAQ;

•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by RAAQ, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with RAAQ in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss RAAQ’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of RAAQ
”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The RAAQ Board has established a compensation committee of the board of directors. The members of the compensation committee are Robert Neal and Mark Smith, each of whom is an independent director under Nasdaq standards. Robert Neal serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to RAAQ’s chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of RAAQ’s chief executive officer based on such evaluation;

•
reviewing and making recommendations to the RAAQ Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of RAAQ’s other officers;

•	reviewing executive compensation policies and plans;

•	implementing and administering incentive compensation equity-based remuneration plans;

•	assisting management in complying with RAAQ’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees;

•	producing a report on executive compensation to be included in RAAQ’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
RAAQ does not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e) (2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the RAAQ Board. The RAAQ Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Mark Smith, Robert Neal and Eduardo Munemori. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The RAAQ Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual meeting of shareholders (or, if applicable, an extraordinary general meeting). RAAQ shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in the Cayman Constitutional Documents.

RAAQ has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Advisors to the Board of Directors
RAAQ has an advisory board comprised of Jim Cornell, Dan Desjardins, Robert Van Belle, Curtis Weldon, David Moehring and Landon Downs, who has each served since April 30, 2025. Such individuals will assist our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire in an initial business combination, including this Business Combination. The advisors are neither paid nor reimbursed for any out-of-pocket expenses
in connection with the search of acquisition targets before or after the consummation of our initial business combination. We have not currently entered into any formal arrangements or agreements with the members of our advisory board to provide services to us and they will have no fiduciary obligations to present business opportunities to us.
Jim Cornell
has over 37 years of experience in the global nuclear fuel industry. He currently serves as President of NuCore Energy LLC, a company that he founded together with Cadent Energy Partners in 2009. NuCore is a strategic advisory and investment firm with specialized expertise in nuclear fuel marketing and procurement, the evaluation of uranium mining and nuclear service sector investment opportunities, and nuclear project and fuel financing. Jim also served as Vice President and President of Nukem Inc., from 1987 to 2008, during which time he helped build the company into one of the largest international suppliers of nuclear fuel. Under his leadership the company established exclusive supply arrangements with several former Soviet Republics, and organized the Western consortium that negotiated the historic U.S.-Russian HEU Agreement, commonly referred to as the “Megatons to Megawatts” deal. Jim received his Bachelor of Arts degree from Wesleyan University in Middletown, Connecticut and his Master of Business Administration from Cornell University in Ithaca, New York.
Dan Desjardins
is a seasoned Canadian mining executive with over 35 years of executive level operating experience in both open pit and underground operations globally across various resource types including gold, copper/cobalt, iron, silver, zinc and lead among others. Dan has led teams in countries such as Kyrgyzstan, Sierra Leone, Congo Brazzaville, Republic of Congo, Australia, Indonesia, Uganda, Turkey, Canada and the US, having served as COO of Centerra Gold and President of Kumtor Gold, where he successfully orchestrated a turnaround at Central Asia’s largest gold mine, returning $1.3 billion to the parent company. Dan also served as Group Executive for Newmont in Australia, has held directorships for over 20 Newmont companies, including PTNNT in Indonesia and Boddington and KCGM and Australia Gold Refinery in Perth. Dan holds a Master of Science in Mining Economics and an MBA from Curtin University of Technology in Perth, Australia.
Robert Van Belle
serves as the Managing Member of Agentis Capital Advisors, a premier independent boutique providing financial advisory services to infrastructure investors across a diverse range of sectors. With extensive experience in the acquisition, financing, and sale of high-value infrastructure assets, Agentis has established itself as a leader in the digital infrastructure, transportation, energy transition, and social infrastructure markets. Under Robert’s leadership, Agentis Capital Advisors has grown its global footprint, with offices in North America, Europe, and India, and has earned a reputation for excellence by advising on award-winning, market-defining infrastructure transactions. Robert maintains an extensive network of relationships within the infrastructure sector and possesses a keen understanding of market trends and dynamics. Robert previously held positions at Macquarie Capital Markets and the Inter-American Development Bank. He has a Masters of International Relations from the Johns Hopkins University School of Advanced International Studies, and a BA Economics from Calvin University.

Curtis Weldon
 is an American politician and educator. Congressman Weldon served as a Republican member of the U.S. House of Representatives from 1987 to 2007, representing the 7 th
 district of Pennsylvania. Congressman Weldon served as vice-chair of the Armed Services Committee and the House Homeland Security Committee. Congressman Weldon holds a B.A. in Russian Studies from West Chester University.
David Moehring
is
co-founder
and General Partner of Cambium Capital, where he focuses on deal sourcing and diligence, and assisting portfolio companies on business and technical strategy. Prior to Cambium, David was the founding CEO of IonQ, where he led the development of its general-purpose quantum computers and raised over $20 million in venture-capital funding (NEA, GV, AWS). IonQ went public in October 2020 on the NYSE and is valued at $4Bn as of March 2025. Prior to IonQ, David was a Senior Program Manager at the Intelligence Advanced Research Projects Activity (“IARPA”), an organization responsible for leading high-risk, high-payoff research and development relevant to the United States Intelligence Community. David managed a multinational research portfolio of over 50 teams in high-performance and quantum computing and represented IARPA on the US National Strategic Computing Initiative. David held a Top Secret/SCI security clearance before and during his IARPA tenure. Prior to IARPA, David was a Senior Member of Technical Staff at Sandia National Laboratories and an Alexander von Humboldt Postdoctoral Fellow at the Max Planck Institute for Quantum Optics. David received his Bachelor’s Degree in Applied Physics from Purdue University and his Master’s and PhD in Physics from the University of Michigan. David’s professional and personal accolades include the ODNI National Intelligence Integration Professional Award, Sandia Experimental Excellence Award, American Physical Society PhD Thesis Prize, and an NCAA Athletic Golf Scholarship. President Barack Obama awarded David with the 2014 Presidential Early Career Awards for Scientists and Engineers.
Landon Downs
is
co-founder
and Managing Partner of Cambium Capital, where he focuses on deal sourcing and diligence, and assisting portfolio companies on business strategy. He is also co-founder
and former president of 1QBit, a global leader in the development of hardware-agnostic software solutions across quantum, quantum-inspired, and classical computing hardware platforms, including CPUs, GPUs, FPGAs, ASICs, quantum annealers, and gate-model quantum computers. He was also Founding Partner at Agentis Capital, a boutique finance firm that has advised on more than C$125 billion in transactions and provides asset management services to over C$17Bn of assets. Landon’s accomplishments span a diverse range of leadership roles, from venture investing to co-founding
startups, negotiating mergers and acquisitions to advising on some of the largest public-private-partnership infrastructure transactions in Canada. Throughout his career he has advised on the deployment of over C$6 billion of capital. Prior to 1QBit and Agentis, Landon worked at the Macquarie Group in the investment banking division. Landon received a Bachelor of Commerce with distinction from the University of Victoria, is a CFA Charterholder and completed Singularity University’s Executive Program. He participated in the formation of the UN’s AI and Robotics Centre and 1QBit was a World Economic Forum Technology Pioneer. He currently serves as the President and a Director of Acumen Canada (the Canadian arm of Acumen Fund) and has served previously on a variety of non-profit
boards.
Code of Ethics
RAAQ adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics as an exhibit to the registration statement for our IPO. You are able to review this document by accessing our public filings at the SEC’s website at
www.sec.gov
. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website, when available. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	duty to not improperly fetter the exercise of future discretion;

(iv)	duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Cayman Constitutional Documents or alternatively by shareholder approval at general meetings.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.
Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are prescribed by applicable law based on the jurisdiction of such entity’s incorporation, formation or organization.

Individual	Entity	Entity’s Business	Affiliation
Peter Ort	Cambium Capital Management LP	Venture Capital Firm	General Partner

	Concord Acquisition Corp II	Special Purpose Acquisition Company	Director

Individual	Entity	Entity’s Business	Affiliation

	Space Asset Acquisition Corp.	Special Purpose Acquisition Company	Principal Executive Officer

	Digital Asset Acquisition Corp.	Special Purpose Acquisition Company	Principal Executive Officer and Co-Chairman

Jeff Tuder	Tremson Capital Management, LLC	Investment Management	Managing Member

	Inseego Corp.	Mobile/Edge Devices	Director

	Concord Acquisition Corp II	Special Purpose Acquisition Company	Chief Executive Officer

	Space Asset Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer

	GCT Semiconductor, Inc.	4G/5G Fabless Semiconductor	Director

	Digital Asset Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer and Co-Chairman

	Atlas Merchant Capital, LLC	Asset Management	Operating Partner

Robert Neal	Skellig Capital Management	Investment Management	Portfolio Manager

	Sierra Metals Inc.	Mining	Director

Mark Smith	NioCorp Developments Ltd.	Mining	Chief Executive Officer and Director

Eduardo Munemori	B2L Ventures	Venture Capital	Director
The precise duties owed by a director or officer to an entity can vary depending on the law of jurisdiction of the entity’s formation, and in some cases, may be varied by contractual arrangement with the entity and/or its equity holders. However, in general, the typical common law duties owed by a director or officer to an entity are to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director or officer (as applicable) in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director or officer (as applicable) without those skills.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against RAAQ or any members of its management team in their capacity as such, and RAAQ and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
RAAQ has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RAAQ’s annual reports contain consolidated financial statements audited and reported on by RAAQ’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RAAQ
The following discussion and analysis of the financial condition and results of operations of Real Asset Acquisition Corp. (for purposes of this section, “RAAQ,” “we,” “us” and “our”) should be read in conjunction with the audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. RAAQ’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
RAAQ is a blank check company incorporated on December 9, 2024 as a Cayman Islands exempted company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RAAQ has not selected any business combination target other than IQM and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target other than IQM. RAAQ intends to effectuate the Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, the proceeds of the sale of shares in connection with the Business Combination pursuant to forward purchase agreements or backstop agreements, if any, proceeds from the PIPE, shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.
Business Combination with IQM
On February 22, 2026, RAAQ entered into the Business Combination Agreement with IQM, Eclipse QC S.à r.l., and IQM US LLC, pursuant to which and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby, IQM will become a public company with ADSs listed on Nasdaq. As a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, IQM will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement. For a more detailed description of the Business Combination Agreement and related agreements, see the section titled “
The Business Combination Agreement
.”
Results of Operations
RAAQ has neither engaged in any operations nor generated any revenues to date. RAAQ’s only activities for the year ended December 31, 2025 were organizational activities, those necessary to prepare for the IPO, as described below, and, since the completion of the IPO, identifying a target company for its initial business combination and activities in connection with the proposed Business Combination with IQM. RAAQ does not expect to generate any operating revenues until after the completion of the Business Combination. RAAQ generates non-operating
income in the form of interest income on assets held in the Trust Account and on cash equivalents. RAAQ incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2025, RAAQ had net income of $4,249,896, which resulted from earnings and realized gain on cash equivalents held in the Trust Account of $4,606,744 and investment earnings on marketable securities held in the Operating Account of $17,354, offset by general and administrative expenses of $374,202.
For the period from December 9, 2024 (inception) through December 31, 2024, RAAQ had a net loss of $1,087, which resulted from general and administrative expenses.

Through December 31, 2025, RAAQ’s efforts have been limited to organizational activities, activities relating to the IPO, and activities relating to identifying a target company for the Business Combination.
Liquidity, Capital Resources and Going Concern
For the year ended December 31, 2025, net cash used in operating activities was $14,833. Net income of $4,249,896 was adjusted for earnings on marketable securities in the Trust Account of $4,624,457, operating expenses paid from borrowings under RAAQ’s promissory note with the Sponsor of $112,848, and operating expenses paid by the Sponsor from proceeds from the IPO of $267,669. Changes in operating assets and liabilities totaled $8,877, primarily driven by increases in prepaid insurance and other current assets, offset by an increase in accrued expenses and due to related party.
For the period from December 9, 2024 (inception) through December 31, 2024, net cash used in operating activities totaled $0. The net loss of $1,087 was fully offset by $1,087 due to increases in accrued expenses and amounts due to related party.
For the year ended December 31, 2025, net cash used in investing activities was $172,500,000, primarily reflecting cash deposited in the Trust Account.
For the period from December 9, 2024 (inception) through December 31, 2024, net cash used in investing activities was $0.
For the year ended December 31, 2025, net cash provided by financing activities was $173,563,004, which was due to proceeds from the sale of the RAAQ Units, Private Placement Warrants and Public Warrants issued as part of the RAAQ Units.
For the period from December 9, 2024 (inception) through December 31, 2024, net cash provided by financing activities was $0.
The registration statement for the IPO was declared effective on April 28, 2025. On April 30, 2025, RAAQ consummated the IPO of 17,250,000 RAAQ Units, including 2,250,000 RAAQ Units issued pursuant to the exercise of the Underwriters’ over-allotment option in full, generating gross proceeds of $172,500,000. Each RAAQ Unit consists of one RAAQ Class A Ordinary Share and one-half
of one redeemable warrant (the “Public Warrants”), with each whole warrant entitling the holder thereof to purchase one RAAQ Class A Ordinary Share at $11.50 per share.
Simultaneously with the closing of the IPO, RAAQ consummated the sale of 5,450,000 Private Placement Warrants at a price of $1.00 per warrant, generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, (i) the Representative purchased 1,466,250 Private Placement Warrants, (ii) Clear Street purchased 258,750 Private Placement Warrants and (iii) the Sponsor purchased 3,725,000 Private Placement Warrants.
Following the closing of the IPO on April 30, 2025, an amount of $172,500,000 (or $10.00 per RAAQ Unit) from the net proceeds of the sale of the RAAQ Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account.
RAAQ intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the funds held in the Trust Account and not previously released to RAAQ to pay its taxes, to complete the Business Combination. RAAQ may withdraw interest to pay its taxes, if any. RAAQ’s annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. RAAQ expects the interest earned on the amount in the Trust Account will be sufficient to pay its taxes. RAAQ expects the only permitted withdrawals by it out of the funds in the Trust

Account will be income and franchise taxes, if any. To the extent that RAAQ Ordinary Shares or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue growth strategies.
After taking into consideration the consummation of the IPO, RAAQ does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if RAAQ’s estimates of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating and completing an initial business combination, including the Business Combination with IQM, are less than the actual amount necessary to do so, RAAQ may have insufficient funds available to operate its business prior to the Business Combination. Moreover, RAAQ may need to obtain additional financing either to complete the completion of the Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of the Business Combination, in which case RAAQ may issue additional securities or incur debt in connection with such Business Combination.
In connection with RAAQ’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic
205-40,
“
Presentation of Financial Statements — Going Concern
,” RAAQ has determined that the mandatory liquidation raises substantial doubt about its ability to continue as a going concern. Management continues to seek to complete the Business Combination prior to the mandatory liquidation date under the RAAQ Organizational Documents. No adjustments have been made to the carrying amounts of assets or liabilities should RAAQ be required to liquidate after January 30, 2027.
Off-Balance
Sheet Arrangements
As of December 31, 2025, RAAQ did not have any
off-balance
sheet arrangements.
Contractual Obligations
Registration Rights
In connection with the IPO, RAAQ, the holders of the Founder Shares, and the holders of Private Placement Warrants entered into a registration rights agreement (the “IPO Registration Rights Agreement”), pursuant to which such holders have registration rights to require RAAQ to register a sale of any of RAAQ’s securities held by them and any other securities of RAAQ acquired by them prior to the consummation of the Business Combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that RAAQ registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to RAAQ’s completion of the Business Combination. RAAQ will bear the expenses incurred in connection with the filing of any such registration statements.
Promissory Notes - Related Party
On December 11, 2024, the Sponsor agreed to loan RAAQ an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to the RAAQ Promissory Note. The RAAQ Promissory Note is
non-interest
bearing and was payable on the earlier of December 31, 2025 or the date on which RAAQ consummated the IPO. During the year ended December 31, 2025, the balance of the RAAQ Promissory Note was paid in full and borrowings under the note are no longer available.
Underwriting Agreement
RAAQ granted the Underwriters a
45-day
option to purchase up to 2,250,000 additional RAAQ Units to cover over-allotments at the IPO price, less the underwriting commissions. Simultaneously with the closing of the IPO, the Underwriters elected to fully exercise the over-allotment option to purchase the additional 2,250,000 RAAQ Units at a price of $10.00 per RAAQ Unit.

The Underwriters were entitled to (1) an underwriting discount of $0.20 per RAAQ Unit, or $3,450,000 in the aggregate, of which (i) $0.10 per RAAQ Unit was paid to the Underwriters in cash at the closing of the IPO and (ii) $0.10 per RAAQ Unit was used by the Underwriters to purchase Private Placement Warrants, and (2) a deferred fee of $0.40 per RAAQ Unit, or $6,900,000. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that RAAQ completes a Business Combination, subject to the terms of the underwriting agreement, and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of Public Shares in connection with the consummation of a Business Combination.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. RAAQ has not identified any critical accounting estimates.
Recent Accounting Standards
In November 2023, the FASB issued Accounting Standards Update (“ASU”)
2023-07,
Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU
2023-07”).
The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss.
The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by ASC Topic 280, Segment Reporting (“ASC 280”) in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in ASC 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. RAAQ adopted ASU
2023-07
on December 9, 2024, the date of its incorporation.
RAAQ’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

IQM’s BUSINESS
The following discussion reflects the business and activities of the proposed business combination of Real Asset Acquisition Corp. and IQM Finland Oy. Unless the context otherwise requires, references to “IQM,” “we,” “us,” “our,” or the “Company” refer to the combined business and its subsidiaries.
Our Mission
We build world-leading quantum computers for the wellbeing of humankind, now and for the future.
Our collective, team-driven culture is focused on tangible value creation and delivering real systems. We have global ambitions and are committed to technological leadership through rigorous, science-driven innovation and product development. We are delivering real progress toward quantum advantage today, while building the foundation for the long-term transformation of advanced computing through unlocking a wide variety of commercial use cases.
Overview
We are a global leader in superconducting quantum computers. We provide both on-premises
full-stack quantum computers and a cloud platform to access our systems. We partner with a diverse range of customers globally, representing the largest known on-premises
customer base in the quantum computing market. Our customers include leading high-performance computing centers, research laboratories, universities, and enterprises that require full access to quantum hardware and software.
We were founded in 2018 as a
spin-out
from Aalto University in Espoo, Finland, by a group of researchers with extensive experience in quantum computing and the development of quantum research laboratories. From our inception, we have focused on the development of superconducting quantum computers. Our early work included research and development related to qubit reset, readout technologies and thermal management, which are important components in the design and operation of scalable quantum processors. Since then, we have continued to advance our hardware architecture and related technologies, including the development of approaches involving digital-analog quantum computing.
Today, we deliver
on-premises
and cloud offerings via an open and collaborative approach. Our on-premises
products include the IQM Spark, a five-qubit quantum computer designed primarily for education and research environments, and the IQM Radiance, a robust, field-tested quantum platform spanning configurations from approximately 20 to 150 qubits. We are also designing the IQM Halocene, our next-generation
quantum computer designed to scale beyond 150 qubits and support advanced quantum applications. In addition, we make access to our quantum computers available to customers through our IQM Resonance cloud service, as well as through Amazon Web Services’ (“AWS”) Braket. We supplement these offerings with professional services, including training, maintenance and technical support, to empower our customers to turn quantum computing into real-world solutions.
The company is strongly rooted in quantum research and has benefitted from the strong quantum ecosystem in Finland and Europe. In the field of superconducting chip production, we partner with VTT, the technical research center of Finland, and LRZ, a high-performance computing and research infrastructure center in Germany. In the field of high-performance computing, we partner with CSC – IT Center for Science, which runs the Finnish supercomputer LUMI. On the European level, we have benefitted from large research projects like the EU Quantum Flagship or the EU Chips Act as well as from collaborations with other leading universities and research institutions like Technical University Munich, CEA Leti, and Fraunhofer. More recently, we have entered into research partnerships outside Europe, for example with UC Berkeley in the United States and IMRE in Singapore.

We remain in the early stages of our commercial growth and believe there is significant opportunity for further growth. For the years ended December 31, 2025 and 2024, we generated revenue of €31.3 million and €16.4 million, respectively. For the years ended December 31, 2025 and 2024, our net loss was €54.4 million and €54.1 million, respectively. We have incurred significant operating losses since inception, and we expect to continue to incur significant losses for the foreseeable future as we continue to invest in research and development programs and commercial expansion. As of December 31, 2025, we had an accumulated deficit of €232.2 million.
Our business operates as a single operating and reportable segment. This determination is based on how the chief operating decision maker, our Chief Executive Officer, reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources.
Our Industry and Market Opportunity
Classical computing has enabled many of humankind’s most significant advances over the past century, with progress accelerating in recent years, particularly through AI and generative AI. However, this pace is increasingly constrained by fundamental scaling, power, and cost limits due to:

•	the slowing of traditional transistor- and power-scaling trends due to the diminishing benefits of Moore’s Law;

•	persistent classes of problems that remain computationally intractable on classical architectures within practical time and cost limits due to their exponential scaling nature;

•	growing energy and power-density constraints particularly as AI accelerates data-center electricity demand; and

•	rising unit economics at leading-edge silicon nodes, with reported advanced-wafer costs increasing materially.
Quantum computing is one of the potential solutions to these constraints. It leverages principles of quantum mechanics to perform certain computations more efficiently than classical computers and, as a result, has the potential to help address certain scaling, performance, and energy constraints faced by classical computing architecture. Classical computers process information using binary bits that represent either a 0 or a 1. Quantum computers instead use qubits, which can exist in superpositions of multiple states simultaneously and can exhibit quantum entanglement. These properties enable quantum systems to explore certain computational problem spaces in ways that are not feasible using conventional computing architectures.
Quantum computers are generally expected to operate alongside classical computing resources such as central processing units (“CPUs”) and graphics processing units (“GPUs”). In these hybrid architectures, classical systems coordinate computational workflows while quantum processors execute specialized and complex subroutines that are difficult for classical systems. As a result, quantum processors are generally expected to function as specialized accelerators integrated with broader computing environments rather than as replacements for classical computers.
Over the past decade, development of quantum computing technologies has accelerated significantly. Multiple hardware approaches are currently being pursued by industry participants, including superconducting circuits, trapped ions, neutral atoms, photonic systems, and semiconductor spin qubits among others. Each modality presents different trade-offs with respect to qubit coherence, gate speed and fidelity, scalability, system complexity, and manufacturing requirements.
Governments, multinational technology companies, research institutions, and venture-backed companies have made substantial investments in quantum research and development. Governments globally (including the United States, Europe, Asia and elsewhere) have launched national initiatives to support the development of domestic quantum capabilities, with publicly announced government investments totaling $1.8 billion in 2024 and exceeding $10.0 billion in early 2025. Quantum computing company revenues have grown at approximately 40% CAGR, increasing from $200–$250 million in 2021 to $650–$750 million in 2024, and are expected to exceed $1.0 billion in 2025 (according to third-party market data). Continued improvements in qubit performance, system reliability, and error correction are expected to further influence the pace of adoption and the emergence of commercially viable applications.
Market Opportunity
We believe that we are well-positioned to benefit from the development of quantum computing technology. Industry analysts and research organizations have suggested that quantum computing could create significant long-term economic value if scalable and fault-tolerant systems are achieved and broadly adopted. Some studies estimate that quantum computing could generate more than $1 trillion to $2 trillion in cumulative economic value globally over the coming decades through productivity gains, cost reductions, and new capabilities across multiple industries with rapid acceleration expected between
2025-30.
Specifically, the estimated addressable markets for quantum-enabled applications are concentrated in four areas:

•	$400–$600 billion in financial services, including portfolio optimization, credit risk, and financial crime detection;

•	$200–$500 billion in optimization of logistics and supply chains;

•	$150–$600 billion in simulation and discovery applications for materials, chemicals, and pharmaceuticals; and

•	$150–$300 billion in cryptography and cybersecurity; partly of which is expected to be delivered through hybrid, machine-learning–driven workflows.
In the near term, adoption of quantum computing technologies has been concentrated in research institutions, government-supported programs, and HPC centers. This adoption is driven in part by universities seeking access to quantum systems to support talent development, and by national laboratories and HPC operators procuring systems to advance innovation and catalyze local ecosystems. These early deployments are typically oriented toward experimentation, quantum algorithm development, and evaluation of potential use cases. Over time, improvements in hardware performance, advances in quantum error correction, and deeper integration with classical computing infrastructure are expected to support broader enterprise adoption.
The pace and scale of industry growth will depend on several factors, including continued technical progress in hardware and middleware, particularly in error correction; scalable manufacturing capacity leveraging established processes and technologies; the development of useful algorithms and software tools; integration with classical computing infrastructure; and sustained investment from both public and private sectors.
Our Business Strategy
Our goal is to be a global quantum computing leader. We are focused on the following three strategic pillars to achieve our goal.

•
Deliver
best-in-class
quantum computers and solutions.
We seek to deliver robust,
high-performance
quantum computers and related solutions designed to meet the evolving requirements of research institutions, national programs, and enterprise customers. We focus on achieving strong system performance through continued development of quantum processing units (“QPUs”), full-stack system architecture (including quantum error correction), cloud platform and associated applications.

We believe quantum systems set the pace of industry innovation, and that early delivery of advanced systems can enable customers to build capabilities and applications on its platform, potentially creating durable ecosystem and switching-cost advantages. Accordingly, the Company prioritizes execution of its technology roadmap and continued improvement of its quantum computers.

•
Support the development of the quantum ecosystem.
We believe that developing a robust quantum computing ecosystem is critical to unlocking the full potential of quantum technologies, including advancing key components tailored to quantum computers and establishing a resilient supply chain. We therefore work with research institutions, government agencies, industry partners, and other stakeholders to accelerate the development of core components, tools, applications, and infrastructure supporting quantum computing.

Our systems are designed as stable, modular, transparent
(“white-box”),
and scalable platforms that enable partners and customers to collaborate on the development of quantum computing technologies and applications. Through these collaborations, we aim to support co-development
and
co-innovation
with organizations engaged in quantum research and industrial deployment, which can facilitate a feedback loop between customer research and development activities and our ongoing technological innovation.
We also seek to establish ourselves as a trusted partner with neutral sovereignty for national and international quantum initiatives and large enterprises pursuing quantum technology programs to build the ecosystem. In addition, we support ecosystem development through education, collaboration initiatives, and technology tools designed to enable organizations to build internal capabilities in quantum computing. We also believe that maintaining strategic flexibility, including the ability to pursue mergers and acquisitions, may strengthen vertical integration and improve capital efficiency as the quantum computing industry evolves.
We have historically derived, and expect to continue to derive, a significant portion of our revenue from contracts with universities, national research institutions and other public sources, including the European Union’s EuroHPC Joint Undertaking funding program, either directly by us, as part of a consortium or through resellers. For the years ended December 31, 2025 and 2024, respectively, sales to the public sector comprised % and    % of our total revenue, respectively.

•
Accelerate the adoption of quantum computing technologies.
We aim to accelerate adoption by demonstrating repeatable quantum advantage on real-world industry problems and improving system usability to help transition the market from early-stage research adoption to scalable enterprise deployment with greater willingness to pay. We enable organizations to explore and deploy quantum computing solutions through intuitive and accessible user experiences across both on-premises
and cloud-based environments. We believe that seamless integration with existing computing infrastructure and simplified user interfaces can reduce barriers to adoption.

We are also focused on delivering reliable, production-grade quantum computers that are designed to support long-term operational use. As the technology matures, we aim to develop standardized and cost-efficient quantum computing solutions that enable broader adoption across industries. We believe that increasing accessibility to quantum computing tools, education, and collaborative platforms will help organizations develop internal expertise and accelerate the development of practical applications.
As we continue to execute on our strategy, we believe we will benefit from a virtuous cycle in which our quantum computers and solutions provide a reliable, competitive platform for partners and customers, driving adoption of quantum computing technologies, which will further encourage investment in quantum computing and thereby accelerate our product roadmap.
Our Strengths
We organize our competitive strengths around a framework of strategic priorities, referred to as UNITE:

•
U
nlocking Quantum Advantage
: We develop universal, gate-model quantum computers based on the superconducting modality in order to meet the performance and reliability requirements of commercial problem sets. Quantum systems require tight integration across the QPU, control hardware, middleware, and software. Our systems have demonstrated a two-qubit gate fidelity of 99.93%, and our proprietary quantum error correction protocol will require 10x fewer physical qubits per logical qubit than the surface code. Our full-stack, vertically integrated approach enables end-to-end
system optimization by balancing trade-offs across layers to maximize overall performance rather than optimizing components in isolation. We develop hardware-efficient algorithms and system engineering approaches designed to reduce hardware requirements and improve the efficiency of quantum computations. As of    , 2026, our intellectual property portfolio included    active patent families representing    patent applications and    issued patents worldwide. In addition, our intellectual property portfolio includes    trade secrets,    registered utility models,    registered design registrations and    trademark registrations covering our corporate brand, product names and system designs. which we believe represents the largest quantum computing patent portfolio in Europe. These efforts are intended to support our long-term roadmap toward scalable and fault-tolerant quantum computers.

•
N
o. 1 for customers
: We have delivered our full stack, open architecture
on-premises
quantum computers globally to a diverse customer base, including universities, HPC environments, and data centers. We have observed repeat purchases from certain customers as higher-capability systems become available. Our customer delivery includes both installation on customer site and customer services such as maintenance. We also provide access to our quantum computers through our cloud platform. In 2025, IQM generated revenue from 22 unique customers compared to eight unique customers in 2024. IQM’s customers are geographically diverse, coming from countries across Europe, APAC, North America and the Middle East. In each of 2025 and 2024, four customers individually contributed to 10% or more of total revenue during the respective years.

•
I
ndustrial strength
: Our vertically integrated infrastructure, including chip design, fabrication, system assembly, and data center operations allows us to maintain close feedback loops between hardware development, manufacturing, and system deployment. This integrated approach accelerates technology development, improves system reliability, and supports scalable production of quantum computers. We complement our internal infrastructure with a network of technology partners across the value chain, including partners in research and development, system integration, and cloud infrastructure. These partnerships are intended to diversify the supply chain, support system deployment, and enable integration of quantum computers into broader computing environments.

•
T
ransforming to scale
: In addition to financing activities, we are funding our global expansion through commercial growth. Our revenue for the year ended December 31, 2025 was €31.3 million, and we have a strong pipeline of over      million of bookings. While we intend to continue to raise capital, we expect customer adoption to continue to provide significant resources to accelerate the development of our product roadmap.

•
E
mpowering our people
: Our team includes more than 380 employees representing over 55 nationalities, with a significant portion of employees holding advanced degrees in physics, engineering and related technical fields. Our workforce includes physicists, engineers, software developers and semiconductor specialists with experience in quantum computing, cryogenic systems, high-performance computing and related disciplines. We benefit from our presence in Europe, which we believe provides access to a deep and concentrated pool of scientific talent and associated research institutions that are active in quantum technologies.

Our Technology
Superconducting quantum computers represent one of the most widely developed approaches in the industry and are used by several leading technology companies and research institutions. These systems utilize superconducting circuits fabricated using established semiconductor manufacturing techniques and typically operate at commercially available cryogenic temperatures to enable quantum behavior.

We believe superconducting technology offers several advantages, including high-speed quantum gate operations, strong qubit performance including but not limited to error correction result and the ability to manufacture quantum processors using semiconductor fabrication techniques.
We develop quantum processors based on transmon-style superconducting qubits and has created proprietary chip architectures and system designs intended to support improvements in qubit fidelity, system stability, and scalability. These include a hybrid chip architecture which allocates dedicated regions for quantum error-corrected memory and for high-speed logical operations, incorporating multiple connectivity patterns to optimize performance across workload types. In internal demonstrations, we have achieved
2-qubit
fidelity of 99.93%, which it believes is broadly consistent with peer-reported results. We are also developing modular scaling approaches using chiplet-based architectures that allow multiple processor tiles to be connected and operated together.
Our systems are designed with open and modular architectures that allow integration with existing high-performance computing clusters. We believe that such integration is critical for enabling hybrid quantum–classical computing workflows and for supporting real-world computational applications.
Our systems and platforms are designed to provide open access and transparent workflows, rather than a “black box” user experience. We believe this approach supports ecosystem development by enabling partners and customers to contribute to technology improvements, including and not limited to the control stack and middleware, as well as applications and solutions.
Our Products
We offer a portfolio of quantum computers designed for different customer segments’ needs and use cases, including:

•
The IQM Spark system is a five-qubit quantum computer designed primarily for education and research environments. Spark systems are offered at a price point intended to enable universities and research institutions to deploy quantum computing infrastructure for teaching and early-stage experimentation.

•
The IQM Radiance system is designed for high-performance computing centers and is offered as an upgradeable platform, with systems currently spanning configurations from approximately 20 to 150 qubits. Radiance systems are typically deployed within supercomputing environments where quantum processors can operate alongside classical computing resources such as CPUs and GPUs.

•
The IQM Halocene system represents the next generation of our architecture and is designed to scale beyond 150 qubits while incorporating quantum error correction capabilities that are intended to support more advanced quantum applications.

Resonance Cloud Platform
We also offer Quantum as a Service through our Resonance cloud platform, which can be accessed from the IQM portal as well as through third-party cloud platforms such as AWS.
Software
Our software approach emphasizes an open and modular development environment and includes support for open-source frameworks such as Qrisp
™
, which we
co-develop
with research partners to support the broader developer community. Resonance also provides pulse-level access and error mitigation integration, giving full control of quantum error correction stack instead of a black-box
solution to allow ecosystem development.

Our Infrastructure
Our ability to commercialize quantum computers is supported by investments in infrastructure and vertically integrated development capabilities across multiple layers of the quantum computing stack. We use our own proprietary EDA-software to accelerate chip design cycles, reduce costs and support performance optimization. We also operate a quantum chip fabrication facility where superconducting microchips are fabricated, packaged and 3D integrated into quantum processors using
200-millimeter
silicon wafers. We have announced plans to expand our clean room facilities to support increased production capacity and continued development of our quantum processor technology.
In addition to chip fabrication, we operate a system assembly line where fabricated quantum processor chips are integrated into complete quantum computers together with other hardware components. These systems are subsequently delivered to customers, deployed in our own data center environments to support cloud services, or used internally for research and development purposes. We also operate quantum data center infrastructure, including facilities in Munich, Germany, which host quantum systems used for cloud access and system testing.
IQM uses commercially available cryogenic systems to maintain its quantum systems at temperatures in the millikelvin range. We currently have an established strategic relationship with Bluefors, located in Finland, to provide cryogenics systems.
Use of Artificial Intelligence
We use AI tools to support certain internal business operations. These include AI-enabled features incorporated in commercially available third-party software platforms used by our employees for software development, requirements management, code review and general productivity purposes. We also utilise large language models hosted on our own computing infrastructure for selected internal workflows, and have developed certain machine learning models for internal use. We do not currently integrate AI into any of our customer-facing quantum computing products or services. We are also developing AI-integrated capabilities for potential incorporation into our products, though none are currently in production or commercially deployed.
Our Growth Strategy
We aim to achieve our mission of building world-leading quantum computers for the wellbeing of humankind by utilizing the following growth strategies:

•
Continue to invest in research and development and infrastructure expansion.
We intend to continue to invest in research and development and infrastructure expansion in order to support the growth of the quantum computing industry and the execution of our technology roadmap. The development of quantum computers requires significant long-term investment in research, infrastructure and engineering capabilities. Current initiatives include, among other things, the expansion of quantum chip fabrication processes and facilities, increased testing and validation capabilities, continued development of new quantum processor architectures and investments in the infrastructure required to deploy and operate quantum computers at larger scale. These investments are intended to support the advancement of the Company’s quantum computing platform and the deployment of increasingly capable quantum systems.

•
Continue to advance our organizational capabilities.
As part of our evolution into a scaling technology company, we are also investing in the professionalization of our operational processes, internal governance structures and organizational capabilities. These efforts include strengthening our operational and quality standards, derisking our supply chain, expanding program management and delivery capabilities and developing internal systems and processes designed to support larger-scale operations and customer deployments.

•	Consider strategic opportunities. We periodically evaluate strategic opportunities, including partnerships, technology collaborations and potential acquisitions, that may expand our capabilities,

strengthen vertical integration within our technology platform or accelerate the development and commercialization of our quantum computers.

•
Pursue financing and capital allocation strategies that support long-term development.
We believe that sustained investment in technology development, operational capabilities and organizational maturity will be important as quantum computers evolve toward larger-scale architectures and broader commercial adoption. IQM seeks to participate in public funding programs and research grants that support the development of quantum technologies and related infrastructure. We engage with national and international funding initiatives designed to advance quantum computing research and deployment. We believe that participation in such programs can support the development of our technology platform and infrastructure while partially offsetting certain research and development expenditures that might otherwise require shareholder capital.

Competition
The quantum computing industry is characterized by rapid technological innovation, significant research and development requirements, evolving customer needs, and competition across multiple hardware modalities. Participants in the industry include large multinational technology companies, specialized quantum computing companies, government-funded research institutions, and emerging technology startups. Among these participants, some pursue full system delivery, while others focus on specific layers of the quantum computing stack.
Companies developing quantum computers are pursuing a range of hardware approaches, including different qubit modalities (such as superconducting circuits, trapped ions, neutral atoms, photonic systems, and semiconductor spin qubits among others), different computational models (including gate-based, measurement-based,
and annealing architectures), and systems designed for either general-purpose (“universal”) computing or more specialized applications. Each approach exhibits distinct characteristics and trade-offs across potential problem classes and performance metrics
Our current competitors primarily include other quantum computing and large technology companies building superconducting quantum computers, including Google, IBM, Microsoft and Rigetti Computing. We also compete with quantum computing companies utilizing other modalities, including trapped ions (IonQ and Quantinuum), photonics (Xanadu Quantum Technologies), neutral atoms (Pasqal and Atom Computing) and cat qubits (Alice & Bob), in our objective to develop quantum computers that reach quantum advantage.
We believe our primary direct competition is expected to come from other companies developing universal, gate-model quantum computers capable of meeting the performance and reliability requirements needed to address commercial problem sets. Competition is expected to be based on a number of factors, including:

•
technology, such as system performance at both the physical-qubit level (e.g., connectivity, two-qubit
fidelity, and gate speed) and the logical-qubit level (e.g., logical error rates, code distance, and physical-qubit overhead), ease of integration into hybrid infrastructures and workflows, and the pace of innovation,

•
commercial traction and customer experience, including software usability, ability to develop and sustain long-term customer partnerships, quality of end-user
support and service, and brand recognition and trust,

•	manufacturability and scalability of the QPU and integrated system, as well as system bill of materials and total cost of ownership,

•	scaling capability, including access to capital (both private and public) and enterprise-level organizational readiness and operational maturity, and

•	access to critical technical and commercial talent.

Different modalities offer different technical characteristics. Superconducting architectures are designed to support high-speed quantum gate operations and could leverage established semiconductor fabrication processes for chip manufacturing and system integration. Trapped ion systems are known for long qubit coherence times and high gate fidelity but may face challenges related to system scalability. Neutral atom systems allow flexible qubit arrangements and connectivity but require complex optical control systems. Photonic quantum systems use photons as carriers of quantum information and may offer advantages for networking or communication applications. Spin qubits seek to leverage established semiconductor fabrication techniques but remain in very early stages of development.
In addition to hardware development, the quantum computing ecosystem includes companies focused on quantum software, algorithms, and cloud-based access to quantum computing resources. Many industry participants including NVIDIA are developing hybrid computing models that integrate quantum processors with classical computing infrastructure such as HPC systems and cloud platforms.
Our People
As of March 17, 2026, our team included more than 380 employees representing over 55 nationalities, with a significant portion of employees holding advanced degrees in physics, engineering and related technical fields. The distribution of our employee base is heavily weighted towards technology and R&D activities, representing approximately 50% of the total workforce. Approximately 10% of our personnel are dedicated to sales and marketing efforts and approximately 40% of our employees contributing to general, administration and corporate functions or operations. Approximately 66% of our employees are located in Espoo, Finland and 24% of our employees are located in Munich, Germany. Approximately 10% of our employees are based at our regional locations across the world with presences in the United Kingdom, the United States and the Asia-Pacific region, and also across wider Europe.
In some circumstances, we utilize independent consultants and consulting agencies to fulfil certain projects and/or processes where there is only a temporary resourcing demand or specialist assignment. Where we have a strategic and more permanent hiring need in locations where it does not have a legal entity or appropriate personnel infrastructure, we may take advantage of “Employer of Record” agreements.
Our
workforce is united by the following values, which define the principles and behaviors that guide our culture.

•
Collaboration
: We operate through multidisciplinary teams working across functions and geographic locations, reflecting the collaborative nature of quantum computing research and development. Employees are encouraged to contribute their expertise and perspectives, and we frequently work in partnership with customers, research institutions and other collaborators to co-develop
technologies and applications.

•
Trust
: We emphasize trust and transparency in our operations. Employees are encouraged to openly discuss technical challenges and share lessons learned so that teams can improve systems and processes collectively. We also seek to base our technical and operational decisions on scientific evidence, data and engineering principles.

•
Ambition
: We operate in a competitive global technology environment and encourage employees to pursue ambitious objectives in advancing our quantum computing platform. We emphasize initiative, practical execution and continuous improvement as we work to compete with larger technology organizations and develop scalable quantum computers.

There are many workplace initiatives in place to protect the integrity of our company culture, including the Employee Engagement Forum for which employee nominated representatives champion particular themes, meet together and with management periodically to discuss culture related developments, opportunities and challenges.

Intellectual Property
We rely on a combination of patents, trade secrets, trademarks, design rights, domain names, contractual protections and internal governance processes to protect our technology, products and brand. Our intellectual property strategy is intended to protect differentiated aspects of our quantum computing platform, preserve proprietary know-how,
support freedom to operate and limit third parties from using similar inventions in competing products.
Our patent portfolio primarily covers technologies across the quantum computing stack, including QPU design, qubit control and readout mechanisms, fabrication processes, packaging and cryogenic systems, control electronics and system integration technologies. In recent years, we have also increased our patenting activity in middleware and software layers, including areas such as pulse control, auto-calibration, error mitigation, and error correction.
As of    , 2026, our intellectual property portfolio included    active patent families representing    patent applications and    issued patents worldwide. In addition, our intellectual property portfolio includes    trade secrets,    registered utility models,    design registrations and    trademark registrations covering our corporate brand, product names and system designs. We seek patent protection in jurisdictions that are strategically important to our business, including jurisdictions where we expect to have customers, where competitors operate, or where patent enforceability is considered important. Our core filing jurisdictions include the United States and Europe, with selective filings in additional jurisdictions depending on the strategic importance of specific inventions.
Our patent portfolio is detailed in the chart below:

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

1	ADDITIVE CONTROL OF QUBITS FOR ENABLING TIME-DOMAIN AND FREQUENCY-DOMAIN MULTIPLEXING	EP	20155370.8		3862934	Patent application	2/4/2020	2/4/2040	IQM Finland Oy

2	ADDITIVE CONTROL OF QUBITS FOR ENABLING TIME-DOMAIN AND FREQUENCY-DOMAIN MULTIPLEXING	US	16/913,544	12,333,383	US 2021/0241159 A1	Patent	6/26/2020	12/31/2042	IQM Finland Oy

3	Cryogenic integrated circuit, integrated module, and arrangement for producing and detecting excitation and readout signals of qubits	US	17/081,271	12009789	US-2021-0305958-A1	Patent	10/27/2020	3/14/2043	IQM Finland Oy

4	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	CN	202010337051	CN113300129 (B)	CN 113300129 A	Patent	4/23/2020	4/22/2040	IQM Finland Oy

5	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	DE	20158816.7	3869553	3869553	Patent	2/19/2025	2/21/2040	IQM Finland Oy

6	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	EP	20158816.7	3869553	3869553	Patent	2/21/2020	2/21/2040	IQM Finland Oy

7	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	FR	20158816.7	3869553	3869553	Patent	2/21/2020	2/21/2040	IQM Finland Oy

8	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	GB	20158816.7	3869553	3869553	Patent	2/21/2020	2/21/2040	IQM Finland Oy

9	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	TW	110105764		TW202137626 A	Patent application	2/19/2021	2/19/2041	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

10	Airbridge for making connections on superconducting chip, and method for producing superconducting chips with airbridges	US	16/932,350	11,605,586	202100265261 A1	Patent	7/17/2020	9/29/2040	IQM Finland Oy

11	METHOD AND ARRANGEMENT FOR RESETTING QUBITS	US	17/087,901	12,204,995	US-2021-0406750-A1	Patent	11/3/2020	9/14/2043	IQM Finland Oy

12	CONTROL ARRANGEMENT AND METHOD	AU	2021215359		WO 2021/156545	Patent application	9/6/2022		IQM Finland Oy

13	CONTROL ARRANGEMENT AND METHOD	CA	3,170,001		WO 2021/156545	Patent application	8/3/2022		IQM Finland Oy

14	CONTROL ARRANGEMENT AND METHOD	CN	202180013424		CN115176419 (A)	Patent application	8/8/2022		IQM Finland Oy

15	CONTROL ARRANGEMENT AND METHOD	EP	20156207.1	3863178	3863178 A1	Patent	2/7/2020	2/7/2040	IQM Finland Oy

16	CONTROL ARRANGEMENT AND METHOD	EP	25186663.8		EP3863178 (C0)	Patent application	7/1/2025	2/7/2040	IQM Finland Oy

17	CONTROL ARRANGEMENT AND METHOD	HK	42021044383		40055260A	Patent application	12/13/2021		IQM Finland Oy

18	CONTROL ARRANGEMENT AND METHOD	IL	295314	IL295314 (B1)	WO 2021/156545	Patent	8/2/2022	2/4/2041	IQM Finland Oy

19	CONTROL ARRANGEMENT AND METHOD	IN	202217050952		WO 2021/156545	Patent application	9/7/2022		IQM Finland Oy

20	CONTROL ARRANGEMENT AND METHOD	JP	2022-547286	7659567	WO 2021/156545	Patent	8/3/2022	2/4/2041	IQM Finland Oy

21	CONTROL ARRANGEMENT AND METHOD	KR	10-2022-7031139	10-2898984	WO 2021/156545	Patent	9/7/2022	2/4/2041	IQM Finland Oy

22	CONTROL ARRANGEMENT AND METHOD	SG	11202251781E		WO 2021/156545	Patent application	8/2/2022		IQM Finland Oy

23	CONTROL ARRANGEMENT AND METHOD	US	17/797,539	12,088,309	WO 2021/156545	Patent	8/4/2022	4/16/2041	IQM Finland Oy

24	CONTROL ARRANGEMENT AND METHOD	US	18/797,011			Patent application	8/7/2024		IQM Finland Oy

25	SAMPLE CELL FOR HANDLING AND MEASURING SENSITIVE SAMPLES IN LOW TEMPERATURE CONDITIONS	DE	20157942.2	3869179	3869179	Patent	12/10/2024	2/18/2040	IQM Finland Oy

26	SAMPLE CELL FOR HANDLING AND MEASURING SENSITIVE SAMPLES IN LOW TEMPERATURE CONDITIONS	EP	20157942.2	3869179	3869179	Patent	2/18/2020	2/18/2040	IQM Finland Oy

27	SAMPLE CELL FOR HANDLING AND MEASURING SENSITIVE SAMPLES IN LOW TEMPERATURE CONDITIONS	FR	20157942.2	3869179	3869179	Patent	1/6/2025	2/18/2040	IQM Finland Oy

28	SAMPLE CELL FOR HANDLING AND MEASURING SENSITIVE SAMPLES IN LOW TEMPERATURE CONDITIONS	GB	20157942.2	3869179	3869179	Patent	11/12/2024	2/18/2040	IQM Finland Oy

29	SAMPLE CELL FOR HANDLING AND MEASURING SENSITIVE SAMPLES IN LOW TEMPERATURE CONDITIONS	US	16/915,644	12013323	US-2021-0255076-A1	Patent	6/29/2020	9/21/2042	IQM Finland Oy

30	SELECTIVE FREQUENCY SHIFTING OF QUBITS	EP	20173395.3		3907669	Patent application	5/7/2020	5/7/2040	IQM Finland Oy

31	SELECTIVE FREQUENCY SHIFTING OF QUBITS	US	17/104,947	12,451,870	US-2021-0350266-A1	Patent	11/25/2020	4/24/2044	IQM Finland Oy

32	QUBIT RESET	DE	21739412.1	4364053	4364053	Patent application	1/5/2024	6/28/2041	IQM Finland Oy

33	QUBIT RESET	EP	21739412.1	4364053	4364053	Patent	1/5/2024	6/28/2041	IQM Finland Oy

34	QUBIT RESET	FR	21739412.1	4364053	4364053	Patent application	1/5/2024	6/28/2041	IQM Finland Oy

35	QUBIT RESET	GB	21739412.1	4364053	4364053	Patent application	1/5/2024	6/28/2041	IQM Finland Oy

36	QUBIT RESET	TW	111123245		TW202328992 (A)	Patent application	6/22/2022		IQM Finland Oy

37	QUBIT RESET	US	18/563,048		US2024242103 (A1)	Patent application	11/21/2023		IQM Finland Oy

38	Qubit leakage error reduction	EP	20184473.5		3937092	Patent application	7/7/2020	7/7/2040	IQM Finland Oy

39	Qubit leakage error reduction	JP	2022-575445	7730845	WO 2022/008796	Patent	12/7/2022	7/5/2041	IQM Finland Oy

40	Qubit leakage error reduction	US	17/107,262	11,456,741	US-2022-0014192-A1	Patent	11/30/2020	12/24/2040	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

41	Qubit leakage error reduction	EP	20184167.3		3937091	Patent application	7/6/2020	7/6/2040	IQM Finland Oy

42	Qubit leakage error reduction	JP	2022-575446	7777547	WO 2022/008795	Patent	12/7/2022	7/5/2041	IQM Finland Oy

43	Qubit leakage error reductions	US	17/107,068	11469759	US-2022-0006458-A1	Patent	11/30/2020	12/25/2040	IQM Finland Oy

44	QUANTUM-STATE READOUT ARRANGEMENT AND METHOD	US	18/559,664		US2024242102 (A1)	Patent application	11/8/2023		IQM Finland Oy

45	QUANTUM COMPUTING CIRCUIT COMPRISING A PLURALITY OF CHIPS AND METHOD FOR MANUFACTURING THE SAME	DE	20185005.4	3937093	3937093	Patent	11/4/2024	7/9/2040	IQM Finland Oy

46	QUANTUM COMPUTING CIRCUIT COMPRISING A PLURALITY OF CHIPS AND METHOD FOR MANUFACTURING THE SAME	EP	20185005.4	3937093	3937093	Patent	7/9/2020	7/9/2040	IQM Finland Oy

47	QUANTUM COMPUTING CIRCUIT COMPRISING A PLURALITY OF CHIPS AND METHOD FOR MANUFACTURING THE SAME	FR	20185005.4	3937093	3937093	Patent	12/2/2024	7/9/2040	IQM Finland Oy

48	QUANTUM COMPUTING CIRCUIT COMPRISING A PLURALITY OF CHIPS AND METHOD FOR MANUFACTURING THE SAME	GB	20185005.4	3937093	3937093	Patent	7/9/2020	7/9/2040	IQM Finland Oy

49	QUANTUM COMPUTING CIRCUIT COMPRISING A PLURALITY OF CHIPS AND METHOD FOR MANUFACTURING THE SAME	US	17/139,715		US-2022-0012617-A1	Patent application	12/31/2020		IQM Finland Oy

50	QUBIT READOUT	DE	20212481.4	4012626	20212481.4	Patent	12/8/2020	12/8/2040	IQM Finland Oy

51	QUBIT READOUT	EP	20212481.4	4012626	20212481.4	Patent	12/8/2020	12/8/2040	IQM Finland Oy

52	QUBIT READOUT	FR	20212481.4	4012626	20212481.4	Patent	12/8/2020	12/8/2040	IQM Finland Oy

53	QUBIT READOUT	GB	20212481.4	4012626	20212481.4	Patent	12/8/2020	12/8/2040	IQM Finland Oy

54	THREE-DIMENSIONAL SUPERCONDUCTING QUBIT AND A METHOD FOR MANUFACTURING THE SAME	EP	20209130.2	4002227	EP4002227A1	Patent	11/23/2020	11/23/2040	IQM Finland Oy

55	THREE-DIMENSIONAL SUPERCONDUCTING QUBIT AND A METHOD FOR MANUFACTURING THE SAME	IL	303080		303080	Patent application	5/21/2023		IQM Finland Oy

56	THREE-DIMENSIONAL SUPERCONDUCTING QUBIT AND A METHOD FOR MANUFACTURING THE SAME	IN	202337033610			Patent application	5/12/2023		IQM Finland Oy

57	THREE-DIMENSIONAL SUPERCONDUCTING QUBIT AND A METHOD FOR MANUFACTURING THE SAME	SG	11202303408P			Patent application	5/3/2023		IQM Finland Oy

58	THREE-DIMENSIONAL SUPERCONDUCTING QUBIT AND A METHOD FOR MANUFACTURING THE SAME	US	17/495,085	11,907,805	US2022164690 (A1)	Patent	10/6/2021	1/30/2042	IQM Finland Oy

59	Tunable coupler with coupling extension	CA	3,196,631			Patent application	3/23/2023		IQM Finland Oy

60	TUNABLE COUPLER WITH COUPLING EXTENSION	CN	202110109726.9	CN114447554 (B)	CN 114447554 A	Patent	1/27/2021	1/26/2041	IQM Finland Oy

61	TUNABLE COUPLER WITH COUPLING EXTENSION	EP	20204967.2	3992867	3992867	Patent	10/30/2020	10/30/2040	IQM Finland Oy

62	TUNABLE COUPLER WITH COUPLING EXTENSION	EP	25176109.4			Patent application	5/13/2025	10/30/2040	IQM Finland Oy

63	TUNABLE COUPLER WITH COUPLING EXTENSION	GB	20204967.2	3992867	3992867	Patent	10/30/2020	10/30/2040	IQM Finland Oy

64	TUNABLE COUPLER WITH COUPLING EXTENSION	IL	302059			Patent application	4/13/2023		IQM Finland Oy

65	TUNABLE COUPLER WITH COUPLING EXTENSION	IN	202317035498			Patent application	5/22/2023		IQM Finland Oy

66	TUNABLE COUPLER WITH COUPLING EXTENSION	JP	2023-522913			Patent application	4/13/2023		IQM Finland Oy

67	TUNABLE COUPLER WITH COUPLING EXTENSION	KR	10-2023-7016023			Patent application	5/11/2023		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

68	TUNABLE COUPLER WITH COUPLING EXTENSION	PL	20204967.2	3992867	3992867	Patent	10/30/2020	10/30/2040	IQM Finland Oy

69	TUNABLE COUPLER WITH COUPLING EXTENSION	SG	11202302392			Patent application	3/28/2023		IQM Finland Oy

70	TUNABLE COUPLER WITH COUPLING EXTENSION	TW	110140090			Patent application	10/28/2021		IQM Finland Oy

71	TUNABLE COUPLER WITH COUPLING EXTENSION	UP	20204967.2	3992867	3992867	Patent	10/30/2020	10/30/2040	IQM Finland Oy

72	TUNABLE COUPLER WITH COUPLING EXTENSION	US	17/195,165	12,131,225	US2022/0140001A1	Patent	3/8/2021	3/1/2043	IQM Finland Oy

73	TUNABLE COUPLER WITH COUPLING EXTENSION	US	18/898,030			Patent application	9/26/2024		IQM Finland Oy

74	Tunable dissipative circuits, and methods for making a frequency shift at low temperature	US	18/278,216		US 2024135225 A1	Patent application	8/22/2023		IQM Finland Oy

75	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	DE	20213787.3	4012627	EP 4012627 A1	Patent application	12/14/2020	12/14/2040	IQM Finland Oy

76	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	EP	20213787.3	4012627	EP 4012627 A1	Patent	12/14/2020	12/14/2040	IQM Finland Oy

77	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	FR	20213787.3	4012627	EP 4012627 A1	Patent	12/14/2020	12/14/2040	IQM Finland Oy

78	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	GB	20213787.3	4012627	EP 4012627 A1	Patent	12/14/2020	12/14/2040	IQM Finland Oy

79	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	JP	2023-535923	JP7836310 (B2)	JP2024502718 (A)	Patent	6/13/2023	3/26/2026	IQM Finland Oy

80	QUANTUM PROCESSING UNIT COMPRISING ONE OR MORE SUPERCONDUCTING QUBITS BASED ON PHASE-BIASED LINEAR A	US	17/337,137	11,778,928	US 2022/0190027 A1	Patent	6/2/2021	7/2/2041	IQM Finland Oy

81	JOSEPHSON JUNCTION FABRICATION METHOD	CN	202111480648	CN114597307 (B)	CN 114597307 A	Patent	12/6/2021	12/6/2041	IQM Finland Oy

82	JOSEPHSON JUNCTION FABRICATION METHOD	GB	20212122.4	4009387	4009387	Patent	9/8/2023	12/7/2040	IQM Finland Oy

83	JOSEPHSON JUNCTION FABRICATION METHOD	TW	110142395	I804050	202235363	Patent	11/15/2021	11/15/2041	IQM Finland Oy

84	JOSEPHSON JUNCTION FABRICATION METHOD	UP	20212122.4	4009387	4009387	Patent	6/22/2023	12/7/2040	IQM Finland Oy

85	METHOD FOR MANUFACTURING JOSEPHSON JUNCTIONS	US	17/542,110	11621388	US2022181538A1	Patent	12/3/2021	12/3/2041	IQM Finland Oy

86	SUPERCONDUCTING DEVICE	DE	21153383.1	4033553	60 2021 032 662.9	Patent	8/8/2025	1/26/2041	IQM Finland Oy

87	SUPERCONDUCTING DEVICE	EP	21153383.1	4033553	EP 4033553 A1	Patent	1/26/2021	1/26/2041	IQM Finland Oy

88	SUPERCONDUCTING DEVICE	FR	21153383.1	4033553	EP 4033553 A1	Patent	8/1/2025	1/26/2041	IQM Finland Oy

89	SUPERCONDUCTING DEVICE	GB	21153383.1	4033553	EP 4033553 A1	Patent	8/6/2025	1/26/2041	IQM Finland Oy

90	SUPERCONDUCTING DEVICE AND METHODS FOR MANUFACTURING A SUPERCONDUCTING DEVICE	TW	111101322	TWI859495 (B)	TW202245299 (A)	Patent	1/12/2022	1/12/2042	IQM Finland Oy

91	SUPERCONDUCTING DEVICE	US	17/576,538	11,849,651	US2022238781 (A1)	Patent	1/14/2022	1/14/2042	IQM Finland Oy

92	Superconducting circuit with magnetic flux-tunable elements, and methods for minimizing flux cross-talk	DE	21736003.1	4360140		Patent	12/6/2024	6/22/2041	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

93	Superconducting circuit with magnetic flux-tunable elements, and methods for minimizing flux cross-talk	EP	21736003.1	4360140	EP4360140 (A1)	Patent	1/9/2024	6/22/2041	IQM Finland Oy

94	Superconducting circuit with magnetic flux-tunable elements, and methods for minimizing flux cross-talk	FR	21736003.1	4360140		Patent	1/9/2024	6/22/2041	IQM Finland Oy

95	Superconducting circuit with magnetic flux-tunable elements, and methods for minimizing flux cross-talk	GB	21736003.1	4360140		Patent	1/9/2024	6/22/2041	IQM Finland Oy

96	SUPERCONDUCTING CIRCUIT WITH MAGNETIC-FLUX-TUNABLE ELEMENTS, AND METHODS FOR MINIMIZING FLUX CROSSTALK	SG	11202308168T	11202308168T	WO2022269121 A1	Patent	10/26/2023	6/22/2041	IQM Finland Oy

97	SUPERCONDUCTING CIRCUIT WITH MAGNETIC-FLUX-TUNABLE ELEMENTS, AND METHODS FOR MINIMIZING FLUX CROSSTALK	US	18/503,715	11,984,886	US2024072796 (A1)	Patent	11/7/2023	6/22/2041	IQM Finland Oy

98	MICROWAVE POWER SOURCE, AND A METHOD FOR GENERATING MICROWAVE SIGNALS	US	18/288,317	12,362,748		Patent	10/25/2023	6/1/2041	IQM Finland Oy

99	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	CA	3,217,184		CA3217184 (A1)	Patent application	10/18/2023		IQM Finland Oy

100	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	CN	2021800977787		CN117377965 (A)	Patent application	11/2/2023		IQM Finland Oy

101	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	EP	21735339		EP4356308 (A1)	Patent application	1/9/2024		IQM Finland Oy

102	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	IL	308916		IL308916 (A)	Patent application	11/28/2023		IQM Finland Oy

103	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	IN	202447000991		EP4356308 (A1)	Patent application	1/5/2024		IQM Finland Oy

104	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	JP	2023-577313	7738682	JP2024524909 (A)	Patent	12/14/2023	6/16/2041	IQM Finland Oy

105	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	KR	10-2024-7000554		KR20240022542 (A)	Patent application	1/5/2024		IQM Finland Oy

106	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	SG	11202307928S			Patent application	10/18/2023		IQM Finland Oy

107	METHOD AND ARRANGEMENT FOR READING OUT THE STATES OF QUBITS IN A QUANTUM COMPUTING SYSTEM	US	18/559,670		US2024289672 (A1)	Patent application	11/8/2023		IQM Finland Oy

108	Optical drive for qubits	EP	21723788.2		WO2022229492 A1	Patent application	11/21/2023		IQM Finland Oy

109	Optical drive for qubits	US	18/288,139	12,603,710	WO2022229492 A1	Patent	10/24/2023	12/26/2041	IQM Finland Oy

110	ELECTROPLATING FOR VERTICAL INTERCONNECTIONS	CN	202210438549.3		CN115312408A	Patent application	4/21/2022	4/21/2042	IQM Finland Oy

111	ELECTROPLATING FOR VERTICAL INTERCONNECTIONS	EP	22170838.1		4086942	Patent application	4/29/2022	4/29/2042	IQM Finland Oy

112	ELECTROPLATING FOR VERTICAL INTERCONNECTIONS	TW	111115973		202301435	Patent application	4/27/2022	4/27/2042	IQM Finland Oy

113	ELECTROPLATING FOR VERTICAL INTERCONNECTIONS	US	17/734504	12,150,388	US20220359808A1	Patent	5/2/2022	6/21/2042	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

114	SUPERCONDUCTING THROUGH SUBSTRATE VIAS	CN	202210476286.5		CN115312451A	Patent application	4/29/2022	4/29/2042	IQM Finland Oy

115	SUPERCONDUCTING THROUGH SUBSTRATE VIAS	EP	22170866.2	4086940	4086940	Patent	4/29/2022	4/29/2042	IQM Finland Oy

116	SUPERCONDUCTING THROUGH SUBSTRATE VIAS	EP	26152911.9		4719024	Patent application	1/20/2026		IQM Finland Oy

117	SUPERCONDUCTING THROUGH SUBSTRATE VIAS	TW	111116769		202245300	Patent application	5/4/2022	5/4/2042	IQM Finland Oy

118	SUPERCONDUCTING THROUGH SUBSTRATE VIAS	US	17/736567		US20220359415A1	Patent application	5/4/2022		IQM Finland Oy

119	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	CA	3226458		CA3226458 (A1)	Patent application	1/19/2024		IQM Finland Oy

120	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	CN	202180100799		CN117677960 (A)	Patent application	1/19/2024		IQM Finland Oy

121	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	EP	21748903.8	4298877	EP4298877 (A1)	Patent	9/29/2023	7/21/2041	IQM Finland Oy

122	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	EP	24203588.9			Patent application	9/30/2024		IQM Finland Oy

123	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	IL	309929		IL309929 (A)	Patent application	1/3/2024		IQM Finland Oy

124	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	IN	202437010967			Patent application	2/16/2024		IQM Finland Oy

125	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	JP	2024-503842	7676651	JP2024527863 (A)	Patent	1/19/2024	7/21/2041	IQM Finland Oy

126	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	KR	10-2024-7005151			Patent application	2/14/2024		IQM Finland Oy

127	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	PL	21748903.8	4298877		Patent	5/12/2025	7/21/2041	IQM Finland Oy

128	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	SG	11202400069S			Patent application	1/4/2024		IQM Finland Oy

129	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	TW	111127399		TW202324220 (A)	Patent application	7/21/2022		IQM Finland Oy

130	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	US	18/374,867	US11,979,146	US-2024-0030913-A1	Patent	9/29/2023	7/21/2041	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

131	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	US	18/627,943	12,362,749	US2024259021 (A1)	Patent	4/5/2024	7/21/2041	IQM Finland Oy

132	TUNABLE RESONATOR-RESONATOR COUPLING CIRCUIT AND QUANTUM COMPUTING APPARATUS COMPRISING THEREOF	US	19/249,376		US2025323644 (A1)	Patent application	7/10/2025		IQM Finland Oy

133	Apparatus and method for performing digital-analog quantum computation operations and computer program product	EP	21790511.6		EP4409472 (A1)	Patent application	4/17/2024		IQM Finland Oy

134	Apparatus and method for performing digital-analog quantum computation operations and computer program product	US	18/696,796		US2025036998 (A1)	Patent application	3/28/2024		IQM Finland Oy

135	QUBIT CLOCK SIGNAL GENERATION	EP	21734882.0		EP4356518 (A1)	Patent application	1/2/2024		IQM Finland Oy

136	QUBIT CLOCK SIGNAL GENERATION	US	18/560,008	US12401351B2	US2024259002 (A1)	Patent	11/9/2023	6/15/2041	IQM Finland Oy

137	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	CA	3223521		CA3223521 (A1)	Patent application	12/19/2023		IQM Finland Oy

138	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	CN	202180100282		CN117616691 (A)	Patent application	1/5/2024		IQM Finland Oy

139	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	EP	21755797.4		EP4371233 (A1)	Patent application	2/12/2024		IQM Finland Oy

140	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	IN	202417008673		WO2023285727 A1	Patent application	2/8/2024		IQM Finland Oy

141	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	JP	2024-501887	JP7791980	JP2024524686 (A)	Patent	1/12/2024	7/13/2041	IQM Finland Oy

142	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	SG	11202309875V			Patent application	12/22/2023		IQM Finland Oy

143	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	TW	111125949		TW202308305 (A)	Patent application	7/11/2022		IQM Finland Oy

144	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	US	18/576,144	12,556,171	US2024388282 (A1)	Patent	1/3/2024	8/27/2041	IQM Finland Oy

145	APPARATUS, ARRANGEMENT AND METHOD FOR ELECTROMAGNETIC ISOLATION FOR QUANTUM COMPUTING CIRCUIT	US	19/455,036			Patent application	1/21/2026		IQM Finland Oy

146	Quantum computer	EP	21773854.1		EP4402615 (A1)	Patent application	3/12/2024	9/14/2041

147	Quantum computer	JP	2024-514668	7814038	JP2024531988 (A)	Patent	3/5/2024	9/14/2041	IQM Finland Oy

148	Quantum computer	KR	10-2024-7010838		10-2024-0067904	Patent application	3/29/2024	9/14/2041	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

149	Quantum computer	TW	111130028		202312041	Patent application	8/10/2022	8/10/2042

150	Quantum computer	US	18/688227		US 20250131308	Patent application	2/29/2024

151	Characterization of qubit environment	EP	21801152.6		EP4413503 (A1)	Patent application	4/3/2024	10/8/2041	IQM Finland Oy

152	Characterization of qubit environment	US	18/699,086		US2024412093 (A1)	Patent application	4/5/2024		IQM Finland Oy

153	Quantum processing unit, quantum computing system, and method for reading out states of qubits	EP	21811110.2		EP4433956 (A1)	Patent application	6/4/2024		IQM Finland Oy

154	Quantum processing unit, quantum computing system, and method for reading out states of qubits	TW	111143407		TW202328991 (A)	Patent application	11/14/2022		IQM Finland Oy

155	Quantum processing unit, quantum computing system, and method for reading out states of qubits	US	18/710,431		US2025013905 (A1)	Patent application	5/15/2024		IQM Finland Oy

156	Chip fabrication method and product	CN	2021801024105		CN 117999870 A	Patent application	3/15/2024	9/17/2041	IQM Finland Oy

157	Chip fabrication method and product	DE	21786524.5	4316224	4316224	Patent	4/16/2026	9/17/2041	IQM Finland Oy

158	Chip fabrication method and product	EP	21786524.5	4316224	4316224	Patent	10/27/2023	9/17/2041	IQM Finland Oy

159	Chip fabrication method and product	FR	21786524.5	4316224	4316224	Patent	4/17/2026	9/17/2041	IQM Finland Oy

160	Chip fabrication method and product	GB	21786524.5	4316224	4316224	Patent	4/16/2026	9/17/2041	IQM Finland Oy

161	Chip fabrication method and product	JP	2024-510688			Patent application	2/21/2024	9/17/2041	IQM Finland Oy

162	Chip fabrication method and product	KR	10-2024-7010833		10-2024-0065103	Patent application	3/29/2024	9/17/2041	IQM Finland Oy

163	Chip fabrication method and product	TW	111133685		202335241	Patent application	9/6/2022	9/6/2042	IQM Finland Oy

164	CHIP FABRICATION METHOD AND PRODUCT INCLUDING RAISED AND RECESSED ALIGNMENT STRUCTURES	US	18/503,673	12,074,114	US 20240071944 A	Patent	11/7/2023	9/17/2041	IQM Finland Oy

165	CHIP FABRICATION METHOD AND PRODUCT	US	18/772,567			Patent application	7/15/2024		IQM Finland Oy

166	QUBIT THERMAL STATE INITIALISATION	US	18/836,919		WO2023156701 A1	Patent application	2/8/2022		IQM Finland Oy

167	METHOD FOR DETERMINING A CONTROL SEQUENCE FOR QUBIT INTERACTIONS AND RELATED QUANTUM CIRCUIT, QUANTUM DEVICE, AND METHOD FOR SOLVING A PROBLEM	EP	22712016.9		4494048	Patent application	10/4/2024	3/14/2042	IQM Finland Oy

168	METHOD FOR DETERMINING A CONTROL SEQUENCE FOR QUBIT INTERACTIONS AND RELATED QUANTUM CIRCUIT, QUANTUM DEVICE, AND METHOD FOR SOLVING A PROBLEM	JP	2024-550774		JP2025509126 (A)	Patent application	8/27/2024	3/14/2042	IQM Finland Oy

169	METHOD FOR DETERMINING A CONTROL SEQUENCE FOR QUBIT INTERACTIONS AND RELATED QUANTUM CIRCUIT, QUANTUM DEVICE, AND METHOD FOR SOLVING A PROBLEM	US	18/846,123		US 20250200134 A1	Patent application	9/11/2024		IQM Finland Oy

170	ARRANGEMENT FOR QUANTUM COMPUTING	JP	2024-549699		WO 2023161552 A1	Patent application	8/22/2024		IQM Finland Oy

171	Arrangement for quantum computing	TW	112103494		TW202407584 (A)	Patent application	2/1/2023		IQM Finland Oy

172	ARRANGEMENT FOR QUANTUM COMPUTING	US	18/837,702		WO 2023161552 A1	Patent application	8/12/2024		IQM Finland Oy

173	QUANTUM COMPUTING ELEMENT FREQUENCY SHIFTING	EP	22701669.8		WO2023144438 A1	Patent application	8/15/2024		IQM Finland Oy

174	QUANTUM COMPUTING ELEMENT FREQUENCY SHIFTING	JP	2024-543939		WO2023144438 A1	Patent application	7/24/2024		IQM Finland Oy

175	Quantum computing element frequency shifting	TW	111148051		TW202346200 (A)	Patent application	12/14/2022		IQM Finland Oy

176	QUANTUM COMPUTING ELEMENT FREQUENCY SHIFTING	US	18/730,179		WO2023144438 A1	Patent application	7/18/2024		IQM Finland Oy

177	TRANSMISSION LINE IN A SUPERCONDUCTING CIRCUIT	EP	21827608.7		4449550	Patent application	6/24/2024	12/15/2041	IQM Finland Oy

178	TRANSMISSION LINE IN A SUPERCONDUCTING CIRCUIT	JP	2024-535194		2024-543669	Patent application	6/12/2024	12/15/2041	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

179	TRANSMISSION LINE IN A SUPERCONDUCTING CIRCUIT	US	18/716,030		US 20250038387	Patent application	6/3/2024		IQM Finland Oy

180	ARRANGEMENT AND METHOD FOR MAKING A COUPLING TO A QUBIT	EP	22705850.0		WO 2023156702 A1	Patent application	2/16/2022		IQM Finland Oy

181	ARRANGEMENT AND METHOD FOR MAKING A COUPLING TO A QUBIT	JP	2024-548443		WO 2023156702 A1	Patent application	8/15/2024		IQM Finland Oy

182	Arrangement and method for making a coupling to a qubit	TW	112103493			Patent application	2/1/2023		IQM Finland Oy

183	ARRANGEMENT AND METHOD FOR MAKING A COUPLING TO A QUBIT	US	18/836,930		WO 2023156702 A1	Patent application	2/8/2022		IQM Finland Oy

184	Methods and arrangements for optimally designing complex resonator network	EP	22712014.4		WO 2023175227 A1	Patent application	9/24/2024		IQM Finland Oy

185	Methods and arrangements for optimally designing complex resonator network	JP	2024-554941		WO 2023175227 A1	Patent application	9/13/2024		IQM Finland Oy

186	Methods and arrangements for optimally designing complex resonator network	US	18/840,237		WO 2023175227 A1	Patent application	8/21/2024		IQM Finland Oy

187	MULTIPLEXED INPUT IN A QUANTUM COMPUTING CIRCUIT	EP	22777677.0		EP4587972 (A1)	Patent application	2/26/2025	9/14/2042	IQM Finland Oy

188	MULTIPLEXED INPUT IN A QUANTUM COMPUTING CIRCUIT	US	19/110,975		US20260087391 (A1)	Patent application	3/12/2025		IQM Finland Oy

189	QUANTUM PROCESSING UNIT	EP	22382238.8		4246385	Patent application	3/14/2022	3/14/2042	IQM Finland Oy

190	QUANTUM PROCESSING UNIT	US	18/839,666		US2025165837 (A1)	Patent application	8/19/2024		IQM Finland Oy

191	QUANTUM PROCESSING UNIT	EP	22161856.4		4246384	Patent application	3/14/2022	3/14/2042	IQM Finland Oy

192	QUANTUM PROCESSING UNIT	US	18/843,849		US2025190835 (A1)	Patent application	9/4/2024		IQM Finland Oy

193	Arrangement and method for tuning a quantum device	EP	22782557.7		EP4591235 (A1)	Patent application	4/16/2025		IQM Finland Oy

194	Arrangement and method for tuning a quantum device	US	US 19/113,704			Patent application	3/20/2025		IQM Finland Oy

195	QUANTUM COMPUTATION ON A SPECIFIC QPU TOPOLOGY	EP	22161497.7		4242933	Patent application	3/11/2022	3/11/2042	IQM Finland Oy

196	Arrangement for quantum computing	EP	23726543.4		EP4544465 (A1)	Patent application	12/17/2024		IQM Finland Oy

197	Arrangement for quantum computing	US	18/877,131			Patent application	12/19/2024		IQM Finland Oy

198	METHOD AND ARRANGEMENT FOR DRIVING QUBITS	EP	22727363.8		WO 2023227824 A1	Patent application	12/20/2024		IQM Finland Oy

199	METHOD AND ARRANGEMENT FOR DRIVING QUBITS	TW	112114592		TW202411893 (A)	Patent application	4/19/2023		IQM Finland Oy

200	Method and arrangement for driving qubits	US	18/868,507		WO 2023227824 A1	Patent application	11/22/2024		IQM Finland Oy

201	A MULTI-LAYER STRUCTURE, A SUPERCONDUCTING APPARATUS, AND A METHOD FOR MANUFACTURING A SUPERCONDUCTING APPARATUS	EP	23741754.8		EP4736605 (A1)	Patent application	12/11/2025		IQM Finland Oy

202	A MULTI-LAYER STRUCTURE, A SUPERCONDUCTING APPARATUS, AND A METHOD FOR MANUFACTURING A SUPERCONDUCTING APPARATUS	US	US 19/500,436			Patent application	1/8/2026		IQM Finland Oy

203	AC Stark qubit frequency modulation for the reset based on the swap process between the qubit and readout resonator	EP	23727625.8		EP4599368 (A1)	Patent application	4/29/2025		IQM Finland Oy

204	AC Stark qubit frequency modulation for the reset based on the swap process between the qubit and readout resonator	US	19/117,510		US20260127475 (A1)	Patent application	4/1/2025		IQM Finland Oy

205	Methods and arrangements for generating signals with AQFP logic	EP	22777676.2		WO 2024052585 A1	Patent application	3/25/2025		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

206	Methods and arrangements for generating signals with AQFP logic	TW	112127381		TW202431780 (A)	Patent application	7/21/2023		IQM Finland Oy

207	Methods and arrangements for generating signals with AQFP logic	US	US 19/108,293			Patent application	3/3/2025		IQM Finland Oy

208	Resonator	EP	22830575.1		4639682	Patent application	6/19/2025	12/21/2042	IQM Finland Oy

209	Resonator	TW	112146625		TW202427275 (A)	Patent application	11/30/2023	11/30/2043	IQM Finland Oy

210	Resonator	US	19/141,587			Patent application	6/20/2025		IQM Finland Oy

211	Multiplexed readout of qubits	EP	22783529.5		4591236	Patent application	4/14/2025	9/22/2042	IQM Finland Oy

212	Multiplexed readout of qubits	TW	112136015		TW202431150 (A)	Patent application	9/21/2023	9/21/2043	IQM Finland Oy

213	Multiplexed readout of qubits	US	19/112,830			Patent application	3/18/2025		IQM Finland Oy

214	SUPRAJOHTAVIA TYHJIÖSILLOITETTUJA JOSEPHSONIN LIITOKSIA	EP	23198463.4		4344393	Patent application	9/20/2023	9/20/2043	IQM Finland Oy

215	SUPRAJOHTAVIA TYHJIÖSILLOITETTUJA JOSEPHSONIN LIITOKSIA	US	18/371,685		US 20240107899	Patent application	9/22/2023		IQM Finland Oy

216	A STOCHASTIC PROCESSING UNIT, A CLASSICAL PROCESSING UNIT, A HYBRID PROCESSING UNIT, AND A METHOD FOR PERFORMING AT LEAST ONE STOCHASTIC COMPUTATION	EP				Patent application			IQM Finland Oy

217	A STOCHASTIC PROCESSING UNIT, A CLASSICAL PROCESSING UNIT, A HYBRID PROCESSING UNIT, AND A METHOD FOR PERFORMING AT LEAST ONE STOCHASTIC COMPUTATION	PCT	PCT/FI2023/050656		WO 2025/114638 A1	Patent application	11/29/2023		IQM Finland Oy

218	KVANTTIPROSESSIPIIRI, KVANTTITIETOKONESYSTEEMI JA KVANTTITIETOKONEJÄRJESTELY	EP	24222650.4		4583010	Patent application	12/20/2024	12/20/2044	IQM Finland Oy

219	Integrated TSV readout	US	18/999,532			Patent application	12/23/2024		IQM Finland Oy

220	Drive controller for qubit	EP	22826360.4		EP4634835 (A1)	Patent application	7/11/2025		IQM Finland Oy

221	Drive controller for qubit	TW	112148330		TW202441411 (A)	Patent application	12/12/2023		IQM Finland Oy

222	Drive controller for qubit	US	US 19/138,899			Patent application	6/13/2025		IQM Finland Oy

223	FLIP-CHIP BONDING WITH TILT FEEDBACK	EP	22830576.9		4639612	Patent application	6/19/2025	12/21/2042	IQM Finland Oy

224	FLIP-CHIP BONDING WITH TILT FEEDBACK	JP	2025537112		JP2026500675 (A)	Patent application	6/23/2025	12/21/2042	IQM Finland Oy

225	FLIP-CHIP BONDING WITH TILT FEEDBACK	SG	11202504224T			Patent application	6/20/2025	12/21/2042	IQM Finland Oy

226	FLIP-CHIP BONDING WITH TILT FEEDBACK	TW	112142255		TW202427631 (A)	Patent application	11/2/2023	11/2/2043	IQM Finland Oy

227	Flip-chip bonder with tlilting feedback loop	US	19/140,162			Patent application	6/17/2025		IQM Finland Oy

228	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	EP	23705304.6		EP4494049 (A1)	Patent application	10/4/2024	2/2/2043	IQM Finland Oy

229	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	JP	2024-554113		JP2025509459 (A)	Patent application	9/10/2024	2/2/2043	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

230	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	US	18/846,134		US 2025/0238699	Patent application	9/11/2024		IQM Finland Oy

231	A SUPERCONDUCTING DEVICE, A SUPERCONDUCTING APPARATUS, A METHOD FOR MANUFACTURING A SUPERCONDUCTING DEVICE, AND A METHOD FOR MANUFACTURING A SUPERCONDUCTING APPARATUS	EP	23751048.2			Patent application	2/20/2026		IQM Finland Oy

232	A SUPERCONDUCTING DEVICE, A SUPERCONDUCTING APPARATUS, A METHOD FOR MANUFACTURING A SUPERCONDUCTING DEVICE, AND A METHOD FOR MANUFACTURING A SUPERCONDUCTING APPARATUS	US	19/505,930			Patent application	1/27/2026		IQM Finland Oy

233	Multimode enhancement in quantum-information processing	US	19/115,047			Patent application	3/25/2025		IQM Finland Oy

234	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	EP	23706052.0		EP4659152 (A1)	Patent application	8/27/2025	2/2/2043	IQM Finland Oy

235	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	JP	2025-545126		JP2026505191 (A)	Patent application	8/4/2025	2/2/2043	IQM Finland Oy

236	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	KR	10-2025-7027767		10-2025-0145023	Patent application	8/20/2025	2/2/2043	IQM Finland Oy

237	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	SG	11202504642V			Patent application	7/9/2025	2/2/2043	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

238	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	TW	113104189		TW202433345 (A)	Patent application	2/2/2024	2/2/2044	IQM Finland Oy

239	A COMPUTER-IMPLEMENTED METHOD FOR DETERMINING A CONTROL SEQUENCE FOR PERFORMING A SERIES OF QUBIT INTERACTIONS TO SIMULATE A FERMIONIC HAMILTONIAN, A COMPUTER PROGRAM PRODUCT, A QUANTUM CIRCUIT, AND A METHOD FOR DETERMINING A CHARACTERISTIC OF A SYSTEM	US	US 19/152,701			Patent application	7/31/2025		IQM Finland Oy

240	MULTI-QUBIT SUPERCONDUCTING CIRCUITS	EP	23761169.4			Patent application	1/16/2026	8/18/2043	IQM Finland Oy

241	MULTI-QUBIT SUPERCONDUCTING CIRCUITS	US	19/511,825			Patent application	2/17/2026		IQM Finland Oy

242	QUANTUM ENCRYPTION	EP	23768586.2			Patent application	3/19/2026		IQM Finland Oy

243	QUANTUM ENCRYPTION	US	19/517,253			Patent application	3/6/2026		IQM Finland Oy

244	Electrical component	EP	24716432.0		EP4699422 (A1)	Patent application	11/10/2025		IQM Finland Oy

245	Electrical component	US	US 19/472,526			Patent application	10/3/2025		IQM Finland Oy

246	Electrical component	PCT	PCT/FI2024/050140		WO2024218430	Patent application	3/22/2024		IQM Finland Oy

247	JOSEPHSON JUNCTION RESISTANCE TUNING	EP	24729334.3			Patent application	12/11/2025		IQM Finland Oy

248	JOSEPHSON JUNCTION RESISTANCE TUNING	US	US 19/487,779			Patent application	11/23/2025		IQM Finland Oy

249	Methods and arrangements for driving a quantum mechanical system with cumulative inputs	US	19/136,740			Patent application	6/6/2025		IQM Finland Oy

250	METHODS AND ARRANGEMENTS FOR COUPLING A QUANTUM MECHANICAL SYSTEM TO A QUANTUM MECHANICAL ENVIRONMENT	US	19/115,070		US20260099751 (A1)	Patent application	3/25/2025		IQM Finland Oy

251	JOSEPHSONIN LIITOKSEN RESISTANSSIN SÄÄTÖ	EP	24729035.6			Patent application	12/11/2025		IQM Finland Oy

252	JOSEPHSON JUNCTION RESISTANCE TUNING	US	US 19/487,794			Patent application	11/23/2025		IQM Finland Oy

253	COMPONENT WITH TUNABLE CAPACITOR	US	19/469,645			Patent application	9/26/2025		IQM Finland Oy

254	Readout of quantum devices	EP	24703404.4		4655728	Patent application	8/18/2025	1/26/2044	IQM Finland Oy

255	Readout of quantum devices	US	US 19/150,459			Patent application	7/23/2025		IQM Finland Oy

256	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	CN	202480029804.6		CN121195631 (A)	Patent application	10/31/2025	4/16/2044	IQM Finland Oy

257	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	EP	24720546.1		EP4710742 (A1)	Patent application	10/27/2025	4/16/2044	IQM Finland Oy

258	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	JP	2025-559963			Patent application	10/14/2025	4/16/2044	IQM Finland Oy

259	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	KR	10-2025-7035534		10-2025-0168465	Patent application	10/23/2025	4/16/2044	IQM Finland Oy

260	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	SG	11202507069S			Patent application	10/21/2025	4/16/2044	IQM Finland Oy

261	SUPERCONDUCTING HARD-STOPS FOR FLIP CHIP	US	US 19/480,190		WO2024231595	Patent application	10/30/2025		IQM Finland Oy

262	Scaling up co-design platform for QEC and NISQ algorithms	EP	23804952.2		WO2025093134	Patent application	3/31/2026		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

263	Scaling up co-design platform for QEC and NISQ algorithms	JP	PCT/EP2023/080723		WO2025093134	Patent application	11/3/2023		IQM Finland Oy

264	Scaling up co-design platform for QEC and NISQ algorithms	KR	PCT/EP2023/080723		WO2025093134	Patent application	11/3/2023		IQM Finland Oy

265	Scaling up co-design platform for QEC and NISQ algorithms	US	19/585,263		WO2025093134	Patent application	11/3/2023		IQM Finland Oy

266	Scaling up co-design platform for QEC and NISQ algorithms	PC	PCT/EP2023/080723		WO2025093134	Patent application	11/3/2023		IQM Finland Oy

267	COUPLING ARRANGEMENT FOR QUANTUM COMPUTING	EP	23736780.0		WO2024261372	Patent application	1/12/2026		IQM Finland Oy

268	COUPLING ARRANGEMENT FOR QUANTUM COMPUTING	US	19/493,464			Patent application	12/15/2025		IQM Finland Oy

269	Routing signals by circuitry	EP	24724575.6		EP4705951 (A1)	Patent application	11/27/2025	4/29/2044	IQM Finland Oy

270	Routing signals by circuitry	US	19/480,250			Patent application	10/30/2025		IQM Finland Oy

271	Noise-wise twin circuits	EP	23 727 998.9		4713847	Patent application	11/27/2025		IQM Finland Oy

272	Noise-wise twin circuits—NWTC	US	19/485,843		WO 2024/240323	Patent application	11/19/2025		IQM Finland Oy

273	QUANTUM COMPUTING ELEMENT TUNING	EP	23736779.2		EP4732199 (A1)	Patent application	1/9/2026		IQM Finland Oy

274	QUANTUM COMPUTING ELEMENT TUNING	US	19/491,570			Patent application	12/9/2025		IQM Finland Oy

275	DISTRIBUTED GROUNDING FOR CO-PLANAR WAVEGUIDE	EP	24798254.9			Patent application	3/25/2026	10/21/2044	IQM Finland Oy

276	DISTRIBUTED GROUNDING FOR CO-PLANAR WAVEGUIDE	PCT	PCT/FI2024/050562		WO 2025/088247	Patent application	10/21/2024	10/21/2044	IQM Finland Oy

277	ALTERNATING COUPLING ELEMENTS FOR CROSSTALK MITIGATION	EP	23793408.8			Patent application	3/25/2026	10/13/2043	IQM Finland Oy

278	ALTERNATING COUPLING ELEMENTS FOR CROSSTALK MITIGATION	PCT	PCT/FI2023/050588		WO 2025/078710	Patent application	10/13/2023	10/13/2043	IQM Finland Oy

279	QUANTUM PROCESSING UNIT	US	18/593238			Patent application	3/1/2024		IQM Finland Oy

280	Noise Robust Error Mitigation (NREM)	EP	EP 23 726 532.7		4713846	Patent application	11/27/2025		IQM Finland Oy

281	Noise Robust Error Mitigation (NREM)	US	19/485,822		WO 2024/240324	Patent application	11/19/2025		IQM Finland Oy

282	SUPERCONDUCTING CIRCUIT COMPRISING MULTI-RESONATOR STRUCTURES AND QUANTUM COMPUTING SYSTEM	US	19/514,583			Patent application	2/26/2026		IQM Finland Oy

283	SUPERCONDUCTING CIRCUIT COMPRISING MULTI-RESONATOR STRUCTURES AND QUANTUM COMPUTING SYSTEM	PC	PCT/FI2023/050498		WO 2025/046164	Patent application	8/31/2023	8/31/2043	IQM Finland Oy

284	cable holder structure	EP	24752453.1			Patent application	1/20/2026	7/24/2044	IQM Finland Oy

285	cable holder structure	PC	PCT/FI2024/050399		WO 2025/027234	Patent application	7/24/2024		IQM Finland Oy

286	Qubit Routing for Quantum Approximate Optimization Algorithm circuits	EP	24211742.2		EP4553718	Patent application	11/8/2024		IQM Finland Oy

287	Qubit Routing for Quantum Approximate Optimization Algorithm circuits	US	18/941,298			Patent application	11/8/2024		IQM Finland Oy

288	Optimized Multi-Port Stacked Launcher for electric circuits	EP	23794076.2			Patent application	3/30/2026		IQM Finland Oy

289	Optimized Multi-Port Stacked Launcher for electric circuits	PCT	PCT/FI2023/050591		WO2025083319 (A1)	Patent application	10/19/2023		IQM Finland Oy

290	Magnetic metamaterials shielding for superconducting qubits	US	19/527,719		WO2025078002	Patent application	10/4/2026		IQM Finland Oy

291	Magnetic metamaterials shielding for superconducting qubits	PCT	PCT/EP2023/078091		WO2025078002	Patent application	10/10/2023		IQM Finland Oy

292	Multi-core QPU for increased circuit execution throughput	EP	25158240.9		4607414	Patent application	2/17/2025	2/17/2045	IQM Finland Oy

293	Method for suppressing spectral leakage in quantum logic gates—Fourier DRAG	PCT	PCT/EP2023/087427		WO2025131294	Patent application	12/21/2023		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

294	Implementation of problems with closed boundary conditions on a superconducting chip	PCT	PCT/EP2025/060882		WO 2025/228724	Patent application	4/22/2025		IQM Finland Oy

295	A CABLE CONNECTOR ASSEMBLY	PCT	PCT/FI2025/050042		WO2025163247	Patent application	1/29/2025		IQM Finland Oy

296	Low aspect ratio cylindrical shell designs	US	19/527,167			Patent application	4/9/2026		IQM Finland Oy

297	Low aspect ratio cylindrical shell designs	PCT	PCT/EP2024/078599		WO2025078546 (A1)	Patent application	10/10/2024		IQM Finland Oy

298	STACKED CIRCULATORS AND METHOD FOR STACKING CIRCULATORS	KR	10-2026-7013860			Patent application	4/30/2026	10/30/2044	IQM Finland Oy

299	High Density Packing of Circulators for Quantum Computers	US	19/584,513			Patent application	5/4/2026		IQM Finland Oy

300	STACKED CIRCULATORS AND METHOD FOR STACKING CIRCULATORS	PCT	PCT/FI2024/050582		WO2025093817	Patent application	10/30/2024		IQM Finland Oy

301	Scalable qLDPC code construction	EP	23813600.6		WO2025108541 (A1)	Patent application	3/27/2026		IQM Finland Oy

302	Scalable qLDPC code construction	JP	PCT/EP2023/082720		WO2025108541 (A1)	Patent application	11/22/2023		IQM Finland Oy

303	Scalable qLDPC code construction	KR	PCT/EP2023/082720		WO2025108541 (A1)	Patent application	11/22/2023		IQM Finland Oy

304	Scalable qLDPC code construction	PCT	PCT/EP2023/082720		WO2025108541 (A1)	Patent application	11/22/2023		IQM Finland Oy

305	FREQUENCY PLACEMENT OF QUBIT READOUT RESONATORS	EP	24221371.8		4575922	Patent application	12/19/2024	12/19/2044	IQM Finland Oy

306	FREQUENCY PLACEMENT OF QUBIT READOUT RESONATORS	US	18/983,788		2025/0202483	Patent application	12/17/2024		IQM Finland Oy

307	On-resonance parametric gates with reduced leakage by modulation frequency selection	PCT	PCT/EP2025/057188		WO2025195959 (A1)	Patent application	3/20/2025		IQM Finland Oy

308	SWITCHING ELEMENT	PCT	PCT/FI2023/050633		WO 2025104365 A1	Patent application	11/17/2023		IQM Finland Oy

309	PROCESSOR ASSEMBLY, QUANTUM COMPUTING ARRANGEMENT AND METHOD	PCT	PCT/FI2024/050744		2025146519	Patent application	12/31/2024		IQM Finland Oy

310	Scalable estimation of noise coherence	EP	24703697.3		WO2025157414 A1	Patent application	3/27/2026		IQM Finland Oy

311	Scalable estimation of noise coherence	PCT	PCT/EP2024/051822		WO2025157414 A1	Patent application	1/25/2024		IQM Finland Oy

312	FLUX LINE GROUNDING FOR QUANTUM PROCESSOR	EP	25163139.6		4617958	Patent application	3/12/2025	3/12/2045	IQM Finland Oy

313	FLUX LINE GROUNDING FOR QUANTUM PROCESSOR	FI	20245296			Patent application	3/12/2024	3/12/2044	IQM Finland Oy

314	FLUX LINE GROUNDING FOR QUANTUM PROCESSOR	US	19/076,637			Patent application	3/11/2025		IQM Finland Oy

315	Co-design qubit parameter optimization	EP	EP 23193779.8		4517605	Patent application	8/28/2023		IQM Finland Oy

316	Co-design qubit parameter optimization	US	US 19/514,558			Patent application	2/26/2026		IQM Finland Oy

317	Low-impedance cryogenic routing switch	EP	24794485.3		WO 2025109250 A1	Patent application	3/30/2026		IQM Finland Oy

318	Low-impedance cryogenic routing switch	US	PCT/FI2024/050550		WO 2025109250 A1	Patent application	10/15/2024		IQM Finland Oy

319	Low-impedance cryogenic routing switch	PCT	PCT/FI2024/050550		WO 2025109250 A1	Patent application	10/15/2024		IQM Finland Oy

320	Double resonator phase matching in Josephson TWPAs	US	19/016,449			Patent application	1/10/2025		IQM Finland Oy

321	FLUX LINE FOR MANIPULATING QUBIT	PCT	PCT/FI2025/050119		WO2025191211 (A1)	Patent application	3/12/2025	3/12/2045	IQM Finland Oy

322	FLUX LINE GROUNDING FOR QUANTUM PROCESSOR	EP	25163161.0		4617959	Patent application	3/12/2025	3/12/2045	IQM Finland Oy

323	FLUX LINE GROUNDING FOR QUANTUM PROCESSOR	US	19/073,531			Patent application	3/7/2025		IQM Finland Oy

324	ARRANGEMENT FOR QUBIT RESET	EP	25167369.5		EP4629142 (A1)	Patent application	3/31/2025		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

325	ARRANGEMENT FOR QUBIT RESET	US	19/170,360			Patent application	4/4/2025		IQM Finland Oy

326	Superconducting flip-chip architectures for high-distance fermionic encodings.	EP	23962085.9			Patent application	3/25/2026		IQM Finland Oy

327	Superconducting flip-chip architectures for high-distance fermionic encodings.	PC	PCT/FI2023/050727		WO 2025133438 A1	Patent application	12/21/2023		IQM Finland Oy

328	ARRANGEMENT FOR RESONATOR COUPLING AND DECOUPLING	FI	20255409			Patent application	6/2/2025		IQM Finland Oy

329	CZ gate with AC Stark pulsed qubit(s)	PC	PCT/EP2025/055152		WO2025181136 (A1)	Patent application	2/26/2025		IQM Finland Oy

330	Multi-layer Cycle Benchmarking for Efficient Characterization	PC	PCT/EP2025/055151		WO 2025181135 (A1)	Patent application	2/26/2025		IQM Finland Oy

331	Slotted ceramic for Vertical signal delivery	PC	PCT/FI2025/050419			Patent application			IQM Finland Oy

332	Fitting-model-free Error Mitigation	PC	PCT/EP2025/054671		WO2025180967 (A1)	Patent application	2/21/2025		IQM Finland Oy

333	Noise shaping for symmetry-based quantum error reduction techniques	PC	PCT/EP2025/071147		WO 2026/022210 A1	Patent application	7/23/2025		IQM Finland Oy

334	High Density Connector for Superconducting Applications	CN	202380083429.9		120304018	Patent application	6/4/2025	12/11/2043	IQM Finland Oy

335	High Density Connector for Superconducting Applications	EP	23825412.2		4631318	Patent application	6/13/2025	12/11/2043	IQM Finland Oy

336	High Density Connector for Superconducting Applications	JP	2025-533239		JP2026505569 (A)	Patent application	6/6/2025	12/11/2043	IQM Finland Oy

337	High Density Connector for Superconducting Applications	KR	10-2025-7018743		KR20250119552 (A)	Patent application	6/5/2025	12/11/2043	IQM Finland Oy

338	High Density Connector for Superconducting Applications	US	US 19/137,522			Patent application	6/10/2025		IQM Finland Oy

339	CRYOGENIC-COMPATIBLE HERMETIC PACKING FOR SUPERCONDUCTING QUANTUM CHIPS	CN	202380083432.0		120304049	Patent application	6/4/2025	12/11/2043	IQM Finland Oy

340	CRYOGENIC-COMPATIBLE HERMETIC PACKING FOR SUPERCONDUCTING QUANTUM CHIPS	EP	23825413.0		EP4631329 (A1)	Patent application	7/4/2025	12/11/2043	IQM Finland Oy

341	CRYOGENIC-COMPATIBLE HERMETIC PACKING FOR SUPERCONDUCTING QUANTUM CHIPS	JP	2025-533242		JP2025538777 (A	Patent application	6/6/2025	12/11/2043	IQM Finland Oy

342	CRYOGENIC-COMPATIBLE HERMETIC PACKING FOR SUPERCONDUCTING QUANTUM CHIPS	KR	10-2025-7018712		KR20250121005 (A)	Patent application	6/5/2025	12/11/2043	IQM Finland Oy

343	CRYOGENIC-COMPATIBLE HERMETIC PACKING FOR SUPERCONDUCTING QUANTUM CHIPS	US	19/137,059			Patent application	6/9/2025		IQM Finland Oy

344	Million Qubit Wafer Stack architecture	PC	PCT/FI2025/060039		WO2026087823 (A1)	Patent application	10/21/2025		IQM Finland Oy

345	ARRANGEMENT FOR QUANTUM COMPUTING	PC	PCT/FI2025/050312		WO2025262361 (A1)	Patent application	6/12/2025		IQM Finland Oy

346	Quantum Chip and method of performing quantum simulation using the quantum chip	EP	25190076.7		4687081	Patent application	7/17/2025		IQM Finland Oy

347	Quantum chip and method of performing quantum simulation using the quantum chip	US	US 19/287,145			Patent application	7/31/2025		IQM Finland Oy

348	Arrangement for Quantum Computing	PC	PCT/FI2025/050248		WO 2025242960 (A1)	Patent application	5/14/2025		IQM Finland Oy

349	Quantum chip and method of performing quantum computation on said quantum chip	US	US 19/227,938		US 20250371400 A1	Patent application	6/4/2025		IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

350	Dense Hex	PC	PCT/EP2025/065143		WO 2025252648 A1	Patent application	6/2/2025		IQM Finland Oy

351	Superconducting Filament Core Coaxial Cable	EP	25729562.6		4690255	Patent application	7/10/2025	5/23/2045	IQM Finland Oy

352	Superconducting Filament Core Coaxial Cable	JP	2025-89730		JP2025181791 (A)	Patent application	5/29/2025	5/29/2045	IQM Finland Oy

353	Superconducting Filament Core Coaxial Cable	KR	10-2025-0070739		KR20250171187 (A)	Patent application	5/29/2025	5/29/2045	IQM Finland Oy

354	Superconducting Filament Core Coaxial Cable	US	19/220,951			Patent application	5/28/2025		IQM Finland Oy

355	Superconducting Filament Core Coaxial Cable	US	19/265,584			Patent application	7/10/2025		IQM Finland Oy

356	Superconducting Filament Core Coaxial Cable	PC	PCT/FI2025/050274		WO 2025248167 (A1)	Patent application	5/23/2025		IQM Finland Oy

357	Quantum computer-implemented method for solving a partial differential equation	EP	20382822.3		EP3971793	Patent application	9/17/2020		IQM Germany GmbH

358	Quantum computer-implemented method for solving a partial differential equation	US	US18/024,658		WO2022058285	Patent application	3/3/2023		IQM Germany GmbH

359	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	DE	16881324.4	3398213	3398213	Patent application	7/20/2018	12/27/2036	IQM Finland Oy

360	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	EP	16881324.4	3398213	3398213	Patent	7/20/2018	12/27/2036	IQM Finland Oy

361	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	FR	16881324.4	3398213	3398213	Patent application	7/20/2018	12/27/2036	IQM Finland Oy

362	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	GB	16881324.4	3398213	3398213	Patent application	7/20/2018	12/27/2036	IQM Finland Oy

363	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	JP	2018-534097	6964079	JP2019505989 (A)	Patent	6/25/2018	12/27/2036	IQM Finland Oy

364	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	US	16/066,207	11,210,601	US 20200272925	Patent	6/26/2018	2/18/2038	IQM Finland Oy

365	A CIRCUIT ASSEMBLY, A SYSTEM AND A METHOD FOR COOLING QUANTUM ELECTRIC DEVICES	US	17/524,492	11,985,908	US-2022-0138609-A1	Patent	11/11/2021	1/5/2037	IQM Finland Oy

366	CRYOGENIC MICROWAVE ANALYZER	CN	20188015944	CN110383020 (B)	CN 110383020	Patent	9/5/2019	11/21/2038	IQM Finland Oy

367	CRYOGENIC MICROWAVE ANALYZER	DE	18812221.2	3714245	3714245	Patent	11/22/2018	11/22/2038	IQM Finland Oy

368	CRYOGENIC MICROWAVE ANALYZER	FI	20176051	129000		Patent	11/23/2017	11/23/2037	IQM Finland Oy

369	CRYOGENIC MICROWAVE ANALYZER	FR	18812221.2	3714245	3714245	Patent	11/22/2018	11/22/2038	IQM Finland Oy

370	CRYOGENIC MICROWAVE ANALYZER	GB	18812221.2	3714245	3714245	Patent	11/22/2018	11/22/2038	IQM Finland Oy

371	CRYOGENIC MICROWAVE ANALYZER	JP	2020-524100	7253545		Patent	4/28/2020	11/22/2038	IQM Finland Oy

372	CRYOGENIC MICROWAVE ANALYZER	KR	10-2020-7012677	10-2672186		Patent	4/29/2020	11/22/2038	IQM Finland Oy

373	CRYOGENIC MICROWAVE ANALYZER	US	16/766,152	11,442,086	US 20200284825	Patent	5/21/2020	6/22/2039	IQM Finland Oy

374	METHOD AND ARRANGEMENT FOR READING OUT THE STATE OF A QUBIT	CN	201910875482.8	CN111027701B	CN 111027701	Patent	9/17/2019	9/16/2039	IQM Finland Oy

NUMBER	TITLE	COUNTRY	APPLICATION NO	REGISTRATION NO	PUBLICATION NO	CASE TYPE	FILING DATE	EXPIRY DATE	OWNER NAME

375	METHOD AND ARRANGEMENT FOR READING OUT THE STATE OF A QUBIT	EP	19790257		3864585	Patent application	5/6/2021	10/10/2039	IQM Finland Oy

376	METHOD AND ARRANGEMENT FOR READING OUT THE STATE OF A QUBIT	JP	2021-520166	7340876		Patent	4/12/2021	10/10/2039	IQM Finland Oy

377	METHOD AND ARRANGEMENT FOR READING OUT THE STATE OF A QUBIT	KR	2021-7013461	10-2870888	2021-71047	Patent application	5/3/2021	10/10/2039	IQM Finland Oy

378	METHOD AND ARRANGEMENT FOR READING OUT THE STATE OF A QUBIT	US	17/284,390	11,909,395	US-2021-0336621-A1	Patent	4/9/2021	11/1/2040	IQM Finland Oy

379	VECTOR SIGNAL GENERATOR OPERATING ON MICROWAVE FREQUENCIES, AND METHOD FOR GENERATING TIME-CONTROLLE	EP	20712003.1		3939160	Patent application	10/11/2021	3/10/2040	IQM Finland Oy

380	VECTOR SIGNAL GENERATOR OPERATING ON MICROWAVE FREQUENCIES, AND METHOD FOR GENERATING TIME-CONTROLLE	US	17/438,308	12,073,290	US2022188683 (A1)	Patent	9/10/2021	5/19/2041	IQM Finland Oy

381	DETECTOR OF SINGLE MICROWAVE PHOTONS PROPAGATING IN A GUIDE	DE	11826461.3	2619813	2619813	Patent	9/20/2011	9/20/2031	IQM Finland Oy

382	MENETELMÄ JA LAITE YKSITTÄISTEN MIKROAALTOFOTONIEN ILMAISEMISEKSI	FI	20105965	122887		Patent	9/20/2010	9/20/2030	IQM Finland Oy

383	DETECTOR OF SINGLE MICROWAVE PHOTONS PROPAGATING IN A GUIDE	FR	11826461.3	2619813	2619813	Patent	9/20/2011	9/20/2031	IQM Finland Oy

384	DETECTOR OF SINGLE MICROWAVE PHOTONS PROPAGATING IN A GUIDE	GB	11826461.3	2619813	2619813	Patent	9/20/2011	9/20/2031	IQM Finland Oy

385	DETECTOR OF SINGLE MICROWAVE PHOTONS PROPAGATING IN A GUIDE	JP	2013-529689	5973445	JP2013545261 (A)	Patent	5/21/2013	9/20/2031	IQM Finland Oy

386	DETECTOR OF SINGLE MICROWAVE PHOTONS PROPAGATING IN A GUIDE	US	13/823,822	US 9255839 B2	20130281302 A1	Patent	3/15/2013	10/8/2032	IQM Finland Oy
The company also owns 44 unpublished patent (utility) applications spread across the following jurisdictions: 3 European patent applications, 29 Finnish patent applications, 9 PCT patent applications, 2 Taiwanese patent applications and 1 US patent application.
In addition to patents, we rely on trade secrets and confidential information to protect certain aspects of our technology and operations that are not disclosed through patent filings. These trade secrets include proprietary materials and know-how
related to processor design, fabrication processes, simulation models, system configurations, packaging designs, manufacturing processes and other technical information. We maintain internal policies and procedures designed to safeguard this information.
We generally require our employees and consultants to assign intellectual property created in the course of their work to us pursuant to contractual arrangements. We also use contractual provisions in collaboration, supplier and customer agreements to protect our intellectual property and to address ownership and use rights relating to jointly developed technology.
Certain elements of our intellectual property portfolio arise from collaborations with universities, research institutions and other partners. These arrangements may include technology transfer, joint ownership or licensing provisions relating to specific inventions or patent families.

We monitor the intellectual property landscape in the markets in which we operate and periodically conduct intellectual property reviews, including patentability, state-of-the-art
and
freedom-to-operate
analyses in connection with research and development activities and product development. To our knowledge, we possess the intellectual property rights necessary to conduct our business as currently conducted in all material respects.
Regulation
We are subject to United States and international regulations on export controls, dual-use
technologies, and sensitive research. We maintain robust compliance practices for handling classified projects and protected data.
Our operations are subject to various laws and regulations in the jurisdictions in which it operates, including those relating to export controls, dual-use
technologies, data protection, environmental, health and safety matters, and government-funded research activities. In certain circumstances, we may also be subject to regulations relating to national security, defense-related technologies and other sensitive research areas. See “
Risk Factors
” for additional information regarding regulatory risks applicable to our business.
Our Facilities
Our principal executive offices are located in Espoo, Finland, where we lease approximately 7,250 square meters of corporate, research, development and fabrication space under several separate agreements, the last of which expires on December 30, 2030. We lease additional space in Espoo for the production, manufacture and delivery of our quantum computing products, as well as additional space in Munich, Germany. We believe these facilities are adequate to accommodate our current business requirements and anticipate that we will be able to obtain appropriate and additional capacity as needed under commercially reasonable terms.
Legal Proceedings
From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. We are not currently subject to any pending or threatened claims or actions that we believe, if determined adversely to us, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on our business, results of operations, financial condition or cash flows.

IQM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to IQM and its subsidiaries.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “IQM’s Business,” and IQM’s audited consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.
Overview
We are a global leader in superconducting quantum computers. We provide both on-premises
full-stack quantum computers and a cloud platform to access our systems. We partner with a diverse range of customers globally, representing the largest known on-premises
customer base in the quantum computing market. Our customers include leading high-performance computing centers, research laboratories, universities, and enterprises that require full access to quantum hardware and software.
We were founded in 2018 as a
spin-out
from Aalto University in Espoo, Finland, by a group of researchers with extensive experience in quantum computing and the development of quantum research laboratories. From our inception, we have focused on the development of superconducting quantum computers. Our early work included research and development related to qubit reset, readout technologies and thermal management, which are important components in the design and operation of scalable quantum processors. Since then, we have continued to advance our hardware architecture and related technologies, including the development of approaches involving digital-analog quantum computing.
Today, we deliver
on-premises
and cloud offerings via an open and collaborative approach. Our on-premises
products include the IQM Spark, a five-qubit quantum computer designed primarily for education and research environments, and the IQM Radiance, a robust, field-tested quantum platform spanning configurations from approximately 20 to 150 qubits. We are also designing the IQM Halocene, our next-generation
quantum computer designed to scale beyond 150 qubits and support advanced quantum applications. In addition, we make access to our quantum computers available to customers through our IQM Resonance cloud service, as well as through AWS’ Braket. We supplement these offerings with professional services, including training, maintenance and technical support, to empower our customers to turn quantum computing into real-world solutions.
Our business model primarily centers on the sale and installation of on-premises
quantum computing systems as well as cloud-based access to our systems. These core offerings are supplemented with co-development
projects, as well as professional services such as maintenance, support and training services. We differentiate ourselves from other quantum companies through a full-stack, hardware-driven approach combined with an open and modular software architecture. We design, fabricate, and integrate our own superconducting quantum processors, control electronics and software stack, with third party components, including cryogenic systems. This vertical integration enables the delivery of on-premises
quantum computers into supercomputing and research centers, offering customers full control and data sovereignty that is particularly critical for governmental, scientific, defense, and sensitive industrial applications.
We generate revenue primarily from sales of our
on-premises
quantum computer systems, including
co-development
projects, and related professional services such as training, maintenance and technical support. In addition, we generate revenue from cloud-based usage of our quantum computers.
For the years ended December 31, 2025 and 2024, we generated revenue of €31.3 million and €16.4 million, respectively. For the years ended December 31, 2025 and 2024 our net loss was €54.4 million and €54.1 million, respectively. We have incurred significant operating losses since inception, and we expect to continue to incur significant losses for the foreseeable future as we continue to invest in research and development programs and commercial expansion. As of December 31, 2025, we had an accumulated deficit of €232.2 million.
Key Factors Impacting Our Performance
We believe that the performance and future success of our business depend on several factors. While these factors present significant opportunities, they also pose risks and challenges that we must address to improve our results of operations.
Technologically Advanced Product Portfolio
Our success depends in part on our ability to deliver high-performance quantum computers and related solutions designed to meet the evolving requirements of our customers, including research institutions, governments and enterprises. We specialize in building quantum computers for high-performance computing, research applications and industry use-cases,
and our technology focuses on scalable architecture and integrated quantum processors designed for fault-tolerant systems. Our technology roadmap includes advancing qubit fidelity, error correction, and modular designs to enable large-scale quantum systems. We intend to invest heavily in research and development to extend our technology leadership and advance our portfolio of quantum computers.
Expansion of Partnerships
Our success also depends in part on our ability to identify and enter into strategic partnership opportunities to accelerate the development of our technological capabilities and the broader quantum computing ecosystem. To date, we have established partnerships with major research institutions and government agencies across Europe, North America and Asia. We are also working on projects with various industrial partners to develop solutions for quantum-based applications in material science, finance, energy, chemistry, and logistics. We intend to continue to seek new partnership opportunities that we believe accelerate our technology roadmap and growth strategy.
Customer Acquisition and Retention
Our success in achieving our growth objectives will depend on our ability to increase adoption of quantum computing technology and sales of our quantum computers. We believe that we are well-positioned to benefit from the development of quantum computing technology. As adoption of quantum computing technology increases, we believe the intuitive and accessible user experience provided by our quantum computers will enable us to attract new customers and commercial partners. As we execute on our strategy, we believe the reliability and use of our platform will create virtuous network effects, driving adoption of quantum computing technologies, which will further encourage investment in quantum computing and thereby accelerate our product roadmap.

Our ability to attract new and retain existing customers will depend on a number of factors, including the technological capabilities of our quantum computers, the offerings of our competitors and the effectiveness of our go-to-market
and partnership activities. We will need to dedicate significant resources to further develop our commercial and manufacturing capabilities.
Industry Trends
The quantum computing market is projected to grow significantly as industries seek solutions for optimization, material science, and cryptography. To date, we have benefitted from Europe’s strong push for technological sovereignty and quantum investments. However, the industry is characterized by rapid technological development, and global competition from North American and Asian players with larger funding pools poses a risk. Our success will depend on our ability to achieve quantum advantage and demonstrate practical use cases for our quantum computers. Additionally, the demand for talent is increasing as the quantum computing market grows, creating challenges for companies in the industry to attract and retain talent, leading to talent shortages. Classical computing is also advancing technologically, which could delay quantum adoption.
Availability of Capital
The success of our growth strategy is contingent upon significant and sustained capital investment to achieve the necessary technological and commercial scale. We intend to invest significantly to accelerate our technology roadmap and scale our manufacturing processes. Realizing our growth objectives will require material financial commitment to both hardware infrastructure development and the expansion of our scientific and commercial teams to support and service a global customer base. Our ability to secure adequate capital will therefore be critical to achieve our growth objectives and facilitate enterprise adoption of quantum computing.
Macroeconomic Environment
Our results of our operations may vary based on the impact of changes in the global economy. Negative conditions in the general economy in countries where we operate, including conditions resulting from changes in gross domestic product growth, inflation, interest rates, financial and credit market fluctuations, international trade relations and tariffs, pandemics, political turmoil, natural catastrophes, warfare, terrorist attacks, and geopolitical impacts on global supply chains, could negatively affect our business, including progress toward the development of quantum computing. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as this will depend on future developments that are highly uncertain and cannot be predicted. If any such adverse conditions occur, persist and deepen, our customers may slow their spending on quantum computing technology and we may experience a decrease in demand for our products. We may also experience an inability to access additional capital if needed, which could negatively impact our liquidity.
Key Components of Results of Operations
Revenue from Contracts with Customers
We primarily generate revenue from sales of our on-premises quantum computer systems, including co-development
projects, and related professional services such as training, maintenance and technical support. In addition, we generate revenue from cloud-based usage of our quantum computers.
We recognize revenue from sales of customized quantum computer systems over time and recognize at a point in time when control transfers to the customer for standardized products or system sales. Revenue from cloud-based access is recognized based on usage. Revenue from service, maintenance, and technical support is recognized over time on a straight-line basis over the contract term. Training revenue is either recognized as part of performance obligation of a delivery project or as separate performance obligation at point in time when the service is delivered.

We expect revenue to grow as we deliver against both our order backlog and new orders and achieve milestones on our technology roadmap.
Cost of Revenue
Cost of revenue consists primarily of all direct and indirect expenses related to delivering projects, which typically involve the design, fabrication, delivery, and installation of advanced quantum computing systems. The costs are directly linked to the performance obligations under customer contracts. Cost of revenue also includes depreciation and amortization of assets which support the delivery of our projects, as well as costs related to logistics and warranty. In addition, there are allocated overhead costs for corporate functions and related costs such as depreciation, healthcare benefits, training and software.
We expect cost of revenue to increase with growing sales of our quantum computer systems.
Operating Expenses
Selling Expenses
Selling expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits, stock-based compensation and social security for sales and business development personnel, marketing activities, advertising, travel expenses related to sales activities, external agency support, and public engagement initiatives. Selling expenses also include costs related to customer success teams and technical support staff. In addition, a portion of overhead costs are allocated to selling expenses for corporate functions and related costs such as depreciation, healthcare benefits, training and software.
We expect selling expenses to increase due to a scale up in the sales force as well as higher marketing expenses.
General and Administrative
General and administrative expenses primarily consist of personnel-related expenses, including salaries, bonuses, benefits, stock-based compensation and social security for personnel in corporate functions such as finance, legal, human resources, and executive management. Fees for external consultants and professional service providers supporting strategic and compliance-related activities as well as communications and enterprise IT infrastructure costs are also included in general and administrative expenses. There is also a portion of overhead costs allocated to general and administrative expenses for corporate functions and related costs such as depreciation, healthcare benefits, training and software.
We expect general and administrative expenses to increase due to the overall growth of the business.
Research and Development
Research and development expenses relate to the advancement of our quantum computing technologies and system integration capabilities. These include personnel-related expenses, including salaries, bonuses, benefits, stock-based compensation and social security for physicists, engineers, and other technical staff involved in hardware, software, and algorithm development related to our quantum computers. Research and development costs also include expenses for specialized equipment, development software, as well as infrastructure costs such as computer resources, hosting services, and data centers which support these activities. Additionally, a portion of overhead costs are allocated to research and development expenses for corporate functions and related costs such as depreciation, healthcare benefits, training and software.
We expect research and development expenses to increase due to overall growth of the business and progress on our technology roadmap.

Impairment Losses on Financial Assets
Impairment losses on financial assets include the allowance for expected credit losses on trade receivables.
Other Operating Income
Other operating income consists primarily of income from government grants.
Other Operating Expenses
Other operating expenses consist of an impairment loss recognized on property, plant and equipment in 2025.
Result of Operations
Comparison of the Year Ended December 31, 2025, and 2024
The following table sets forth our results of operations for the years presented:

	Year ended December 31,		Change
in EUR thousand	2025	2024	Amount	%
Revenue from contracts with customers	31,333	16,436	14,897	91%
Cost of revenue	(16,350)	(11,353)	(4,997)	44%

Gross profit	14,983	5,083	9,900	195%
Gross margin	48%	31%	—

			—
Selling expenses	(5,879)	(4,451)	(1,428)	32%
General and administrative expenses	(18,475)	(12,401)	(6,074)	49%
Research and development expenses	(50,676)	(42,416)	(8,260)	19%
Impairment losses (including reversals of impairment losses) on financial assets	(182)	19	(201)	NM
Other operating income	3,945	4,130	(186)	(4)%
Other operating expenses	(1,778)	(0)	(1,778)	NM

Operating loss	(58,063)	(50,037)	(8,027)	16%

			—
Finance income	10,220	1,246	8,974	NM
Finance costs	(6,213)	(5,312)	(901)	17%

Loss before income tax	(54,056)	(54,103)	47	0%

			—
Income tax	(333)	(2)	(331)	NM

Loss for the year	(54,389)	(54,105)	(284)	1%

Revenue from Contracts with Customers
Revenue increased by €14.9 million, or 91% year-over-year, to €31.3 million for the year ended December 31, 2025 as compared to €16.4 million for the year ended December 31, 2024. The increase in revenue was primarily driven by the conversion of €18.4 million of year-end
2024 backlog into recognized revenue in 2025 as well as the recognition of €12.9 million from new orders as revenue in 2025.
Revenue from the sale of on-premises quantum computer systems increased by €15.6 million, or 104% to €30.6 million for the year ended December 31, 2025, compared to €15.0 million for the year ended December 31,

2024, driven by the conversion of year-end backlog and recognition of new orders as revenue in 2025 as noted above. Revenue from professional services increased by EUR 0.1 million in 2025 from nil in 2024, driven by increased support services as a result of the increase in hardware sales. Revenue from cloud based usage increased by €0.2 million, or 492%, to €0.3 million for the year ended December 31, 2025 from €48 thousand for the year ended December 31, 2024, driven by increased usage of, and number of subscribers to, our quantum computing platform. Revenue from co-development projects decreased by €1.1 million, or 76%, to €0.3 million for the year ended December 31, 2025 from €1.4 million for the year ended December 31, 2024, due to increased focus on hardware sales.
Cost of Revenue
Cost of revenue increased by €5.0 million, or 44%, to €16.3 million for the year ended December 31, 2025 as compared to €11.4 million for the year ended December 31, 2024. The increase in cost of revenue was primarily driven by an increase in consumption of materials and resources used in production and delivery of our quantum computing systems of €3.7 million.
Operating Expenses
Selling Expenses
Selling expenses increased by €1.4 million, or 32%, to €5.9 million for the year ended December 31, 2025 as compared to €4.5 million for the year ended December 31, 2024. The increase was primarily due to an increase of €1.0 million in personnel-related costs, an increase of €0.1 million in consulting fees, and an increase of €0.1 million in conference expenses, trade shows and other marketing-related events.
General and Administrative Expenses
General and administrative expenses increased by €6.1 million, or 49%, to €18.5 million for the year ended December 31, 2025 as compared to €12.4 million for the year ended December 31, 2024. The increase was primarily due to an increase of €2.5 million in personnel-related costs from expanded headcount and an increase of €1.9 million in consulting and professional fees.
Research and Development Expenses
Research and development expenses increased by €8.3 million, or 19%, to €50.7 million for the year ended December 31, 2025 as compared to €42.4 million for the year ended December 31, 2024. The increase was primarily due to an increase of €6.7 million in personnel-related costs.
Impairment Losses on Financial Assets
Impairment losses on financial assets increased by €0.2 million to €0.2 million for the year ended December 31, 2025 as compared to €19 thousand for the year ended December 31, 2024. The increase was mainly driven by greater expected credit losses due to an increase in trade receivables.
Other Operating Income
Other operating income decreased by €0.2 million, or 4%, to €3.9 million for the year ended December 31, 2025 as compared to €4.1 million for the year ended December 31, 2024. The decrease was mainly driven by lower grant income following the completion of certain R&D funded projects.
Other Operating Expenses
Other operating expenses increased by €1.8 million to €1.8 million for the year ended December 31, 2025 as compared to nil for the year ended December 31, 2024. The increase was mainly driven by the recognition of a €1.7 million impairment of property, plant and equipment relating to hardware that management has deemed to not meet requirements for usage and intends to sell within next 12 months.

Financial Result
Finance Income
Finance income increased by €9.0 million to €10.2 million for the year ended December 31, 2025 as compared to €1.2 million for the year ended December 31, 2024. The increase was largely driven by an increase of €1.9 million in interest income of financial assets measured at amortized cost and an increase of €7.1 million in fair value gains from financial liabilities relating to a derecognition of a derivative financial liability related to the repayment of a convertible loan.
Finance Costs
Finance costs increased by €0.9 million to €6.2 million for the year ended December 31, 2025 as compared to €5.3 million for the year ended December 31, 2024. The increase was largely driven by €4.4 million in early repayment fees for a convertible loan.
Key Operating Metric
In addition to the measures presented in our consolidated financial statements, we use Order Backlog as an indicator of future revenues from existing signed orders. This approach provides management with a transparent bridge from confirmed orders to revenue, linking sales performance with revenue realization, while remaining consistent with the external definition of backlog as confirmed, not yet recognized orders.
We believe this metric provides useful information for the market to understand and evaluate our results of operations in the same manner as our management team.
Order Backlog represents the value of binding customer orders that have been confirmed but not yet recognized as revenue at a point in time. We calculate Order Backlog as the point in time balance of Order Intake less recognized revenue. Order Intake represents the total monetary value of binding customer orders signed during the period, excluding pipeline or expected orders, and reflects new business secured and future revenue generation.
This metric is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with IFRS Accounting Standards, and may differ from similarly titled metrics or measures presented by other companies. Certain judgments and estimates are inherent in our processes to calculate this metric.
The table below sets forth our Order Backlog (movement) as of December 31, 2025 and December 31, 2024.

	Year ended December 31,		Change
in EUR thousand	2025	2024	Amount	%
Order Backlog at the beginning of year	30,132	11,417	18,715	62%

Total Order Intake	68,522	35,150	33,372	49%
Hardware and service	67,597	34,736	32,861	49%
Cloud platform	576	389	187	32%
Other	349	25	324	93%

Total recognized revenue	31,333	16,436	14,897	48%
Hardware and service	30,700	14,962	15,738	51%
Cloud platform	284	48	235	83%
Other	349	1,425	(1,076)	NM

Order Backlog at the end of year	67,321	30,132	37,190	55%

Order Backlog increased €37.2 million as of December 31, 2025. This represented an increase of 55% from the preceding fiscal year. The growth in backlog was driven by rising demand for quantum computing, the acquisition of significant multi-year customer contracts, and the company’s expansion of R&D and production capacity to deliver highly specialized and innovative technologies.
The Group generated revenue from hardware and services primarily from the sale of on-premises quantum computer systems amounting to EUR 30,588 thousand (2024: EUR 14,962 thousand) and from professional services amounting to EUR 112 thousand (2024: EUR nil thousand). Revenue from cloud based usage of the Group’s quantum computing platform amounted to EUR 284 thousand in 2025 (2024: EUR 48 thousand). The category “Other” comprises revenue from co development projects amounting to EUR 349 thousand (2024: EUR 1,425 thousand).
Liquidity and Capital Resources
As of December 31, 2025, we held cash of €146.5 million. We have primarily funded our operations to date through issuances of equity securities, raising net proceeds of €438.2 million, as well as borrowings under debt facilities. Based on current forecasts, management believes our existing resources are sufficient to meet operating and capital expenditure needs for at least the next twelve months from the date of this proxy statement/prospectus. We anticipate that we will meet our long-term cash requirements and obligations through operating cash flows and future equity or debt financings.
We have incurred net losses since inception and experienced negative cash flows from operations. During the years ended December 31, 2025 and 2024, we incurred net losses of €54.4 million and €54.1 million, respectively. As of December 31, 2025, we had an accumulated deficit of €232.2 million. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs.
Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditure as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from cloud-based quantum computer offering and our professional services, we expect to finance our cash needs through public or private equity or debt financings or other capital sources. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, or substantially reduce our development efforts. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “
Risk Factors—Risks Relating to IQM
.”
Loan Agreement with Kreos Capital
We are party to a loan and security agreement (the “Kreos Loan Agreement”) with Kreos Capital VII (UK) Limited (“Kreos”), dated December 23, 2025. The Kreos Loan Agreement provides for a term loan facility of up to €50.0 million aggregate principal amount, to be drawn in two loans: (i) a first loan of €5.0 million, to be drawn in one tranche on or prior to January 15, 2026, and (ii) a second tranche of €45.0 million, to be drawn in one or more tranches on or prior to July 31, 2026. On January 15, 2026, we drew €5.0 million pursuant to the first loan under the Kreos Loan Agreement.
Borrowings under the Kreos Loan Agreement bear interest at a rate 11.0% per annum, and are secured by all movable property capable of being pledged in accordance with the Finnish Business Mortgage Act and the Finnish Business Mortgage Decree. We have agreed to repay the amount borrowed under the Loan Agreement in monthly installments, consisting of an interest-only period ending on December 31, 2026, followed by 30 monthly payments of principal and interest with respect to the outstanding amount under the Loan Agreement, at which time amounts borrowed under the Kreos Loan Agreement will be fully repaid. We may also prepay the amount borrowed under the Kreos Loan Agreement, in whole but not in part, at any time subject to a prepayment fee.
The Kreos Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, transactions with affiliates and dividends and other distributions. As of December 31, 2025, we were in compliance with all covenants in the Kreos Loan Agreement.
In connection with our entry into the Kreos Loan Agreement, we issued warrants (the “Kreos Warrants”) to an affiliate of Kreos to acquire a number of our ordinary shares equal to €5.0 million divided by the applicable subscription price.
Convertible Loan Agreements with Aalto University Foundation SR
We are party to two convertible loan agreements (collectively, the “Aalto Loan Agreements”) with Aalto University Foundation SR (“Aalto”), dated September 14, 2021, pursuant to which we have borrowed an aggregate of €7.8 million. Borrowings under the Aalto Loan Agreements are repayable upon the earlier of (i) the occurrence of specified corporate events, including a listing of our ordinary shares on the Helsinki Stock Exchange or another recognized stock exchange, certain sales of a significant portion of our assets or the liquidation of our company; or (ii) the tenth anniversary of the respective effective date. Borrowings under the Aalto Loan Agreement do not bear contractual interest.
Borrowings under the Aalto Loan Agreement include a contractual conversion feature, pursuant to which Aalto may convert the principal amount outstanding under the Aalto Loan Agreement into a number of our ordinary shares at a predefined conversion price. The conversion feature is accounted for as embedded derivative financial liabilities measured at fair value through profit or loss.
Material Cash Requirements
Our material contractual commitments as of December 31, 2025 primarily relate to purchases of production material, capital expenditures and existing lease commitments. As of December 31, 2025, we have total lease obligations of €16.5 million, with €3.0 million payable within 12 months. Other than lease commitments, capital expenditures and production material purchases, cash requirements for fiscal year 2026 are expected to consist primarily of operating expenses.
Cash Flows
The following table sets forth our cash flows for the period indicated:

	Year ended December 31,
in EUR thousand	2025	2024
Net cash (used in) provided by:
Operating activities	(57,197)	(39,470)
Investing activities	(9,597)	(11,486)
Financing activities	196,149	11,533
Effect of exchange rate changes on cash and cash equivalents	(57)	30

Net increase (decrease) in cash and cash equivalents	129,355	(39,424)
Cash Flows Used in Operating Activities
Net cash used in operating activities during the year ended December 31, 2025 was €57.2 million, resulting primarily from a net loss of €54.4 million, adjusted for non-cash
charges including depreciation and amortization

of €14.8 million, and €1.2 million in gain on sale of property, plant and equipment. These were partially offset by changes in inventories of €7.8 million, €14.1 million in working capital adjustments and other non-cash
items of €0.6 million. Additional adjustments included €6.3 million in share-based payments and €4.2 million in finance cost.
Net cash used in operating activities during the year ended December 31, 2024 was €39.5 million, resulting primarily from a net loss of €54.1 million, adjusted for non-cash
charges including depreciation and amortization of €11.6 million. Changes in working capital reflected cash outflow from inventories of €1.0 million, contract assets of €0.6 million, other assets of €2.3 million, trade payables of €3.7 million, and contract liabilities of €2.9 million. These were partially offset by changes in employee benefits of €0.3 million and other liabilities of €1.5 million. Additional adjustments included €2.6 million in share-based payments, and €4.1 million in finance cost.
Cash Flows Used in Investing Activities
Net cash used in investing activities during the year ended December 31, 2025 was €9.6 million representing additions of €11.5 million in property and equipment primarily related to the development and upgrade of our quantum computing systems. This outflow was partially offset by interest received of €1.9 million.
Net cash used in investing activities during the year ended December 31, 2024 was €11.5 million, primarily due to purchases of property, plant, and equipment totaling €11.5 million.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities during the year ended December 31, 2025 was €196.1 million, primarily reflecting proceeds from equity contributions received of €282.2 million, offset by the repayment of loans of €41.0 million and the repurchase of treasury shares of €29.5 million.
Net cash provided by financing activities during the year ended December 31, 2024 was €11.5 million, primarily driven by proceeds from loans and borrowings of €15.0 million. This inflow was partially offset by repayments of loans and borrowings of €1.0 million, repayments of lease liabilities of €3.5 million, and interest paid of €1.2 million.
Research and Development, Patents and Licenses
For a detailed analysis of research and development policies and costs, see “
IQM’s Business – Intellectual Property
” and discussions elsewhere in this “
IQM Management’s Discussion and Analysis of Financial Condition and Results of Operations
” that summarizes macro trends such as research and development investments.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to various financial risks, such as credit risk, liquidity risk, and market risk, including changes in foreign currency exchange rates and interest rates. We manage these risks on a Group-wide basis, and we set appropriate controls to monitor risks, ensure compliance, and prevent concentration of risks. See Note 9.2.,
Financial risk management
to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for our quantitative and qualitative disclosures about market risk.
Concentration Risk
Agreements which potentially subject us to concentration risk consist principally of four customer agreements. For the year ended December 31, 2025, 29% of our revenue was earned from a single customer,

20% was earned from a second customer and 19% was earned from a third customer. For the year ended December 31, 2024, 23% of our total revenue was earned from a single customer, 19% was earned from a second customer and 11% was earned from a third customer.
Inflation Risk
We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.
Critical Accounting Estimates
Our consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions that affect the reported amounts and related disclosures for the periods presented. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on our financial position or results of operations.
The critical accounting estimates, assumptions and judgments we believe to have the most significant impact on our audited consolidated financial statements are described below. See Note 1.3 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to critical accounting estimates and significant accounting policies.
Revenue Recognition
We generate revenue from sales of
on-premises
quantum computer systems, including
co-development
projects, and corresponding professional services such as training, maintenance and technical support. In addition, we generate revenue from cloud-based usage of IQM quantum computers.
The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. Variable consideration, such as penalties for late delivery, is included in the transaction price only to the extent that it is highly probable that no significant reversal of cumulative revenue will occur. We apply the most likely amount method to estimate variable consideration where applicable.
Revenue from the development, delivery, and installation of customized quantum computer systems is recognized over time using the input method
(cost-to-cost),
as the systems have no alternative use to us and we have an enforceable right to payment for performance completed to date. Under the cost-to-cost
method, revenue is recognized based upon the ratio that incurred costs bear to total estimated contract costs with related cost of revenue recorded as the costs are incurred. Each month management reviews estimated contract costs through a process of aggregating actual costs incurred and estimating additional costs to completion based upon the current available information and status of the contract.
Stock-Based Compensation
We measure our stock-based awards made to employees and service providers based on the estimated fair value of the awards as of the grant date, in accordance with IFRS 2,
Share-based Payment
. Stock-based

compensation expense is recognized over the vesting period and is based on the value of the portion of awards ultimately expected to vest. The expense is adjusted for estimated forfeitures if necessary.
The fair value of stock options is determined using the Black-Scholes option-pricing model. These valuation models incorporate the specific terms of the awards and are applied consistently across grant programs.
The determination of fair value requires the use of assumptions and judgments, including the fair value of our shares (based on the most recent financing rounds), the expected life of the options (linked to vesting and anticipated liquidity events), the expected volatility of comparable companies in the quantum and technology sector, the risk-free interest rate derived from government bonds with similar maturities, and a dividend yield of 0% in line with our dividend policy.
Embedded Derivatives – Conversion Feature in EIB Loan Agreement
Our accounting for embedded derivatives requires significant judgment, particularly in assessing whether such features should be separated from the host contract and in determining their fair value. These judgments materially affect the classification and measurement of financial instruments and the timing of recognition of gains and losses. On February 9, 2022, we entered into a convertible loan agreement with the European Investment Bank (“EIB”) consisting of two tranches of €25.0 million and €10.0 million. The loan bears a fixed interest rate of 5.0% per annum and matures six years after disbursement. The agreement includes a conversion option.
The fair value of the conversion feature is determined in accordance with IFRS 13 Fair Value Measurement using an exit price notion from the perspective of a market participant. In estimating fair value, we apply significant judgment and utilize a Monte Carlo simulation model to capture the complex payoff structure and path-dependent features of the conversion option. The model incorporates key assumptions such as expected share price development, volatility, risk-free interest rates, and credit risk, reflecting the assumptions that market participants would use when pricing the instrument.
The embedded derivative is recognized at fair value of €7.1 million as of December 2024. Since the loan was fully repaid the derivative financial liability was derecognized as of December 2025.
Embedded Derivatives – Conversion Feature in Aalto Loan Agreement
The agreements include a contractual conversion feature granting the lender the right to convert the outstanding principal into ordinary shares at a predefined conversion price.
The fair value measurement of the embedded conversion feature is classified as Level 3 within the fair value hierarchy in accordance with IFRS 13. The valuation is performed using the Black-Scholes option pricing model and incorporates significant unobservable inputs, in particular the underlying share price and expected share price volatility.
The measurement of the embedded conversion feature requires the use of significant estimates and judgments. In particular, management is required to estimate the fair value of the underlying equity, the expected volatility and other valuation parameters that are not directly observable in the market. As of December 31, 2025, a share price of €474.86 and an expected volatility of 102.56% were applied in the valuation and the embedded derivative recognized with a carrying amount of €6.1 million.
Warrants – Kreos Capital Loan Agreement
The measurement of the warrants issued in connection with the Kreos financing arrangement requires the use of significant estimates and judgments. The warrants are classified as derivative financial liabilities and are measured at fair value using the Black-Scholes option pricing model.

The fair value determination is based on significant unobservable inputs, in particular the underlying share price and the expected share price volatility. Given the sensitivity of the valuation to these inputs, the warrants are classified within Level 3 of the fair value hierarchy.
Management is required to estimate these key assumptions, which are not directly observable in the market. Changes in these assumptions may result in material adjustments to the carrying amount of the warrants. As of December 31, 2025, a share price of €474.86 and an expected volatility of 102.56% were applied in the valuation. The warrants were recognized as a derivative financial liability in the amount of €1.5 million. The valuation inputs applied were consistent with those used for the embedded conversion features.
Accounting Policies as a Result of the Pending Transaction
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, RAAQ will be treated as the “acquired” company and IQM will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IQM issuing shares for the net assets of RAAQ, accompanied by a recapitalization. The net assets of RAAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to and following the Business Combination will be those of IQM.
IQM has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to the combined entity immediately after the Closing, applicable to both the “no redemption” and “contractual maximum redemption” scenarios:

•	Under all redemption scenarios, legacy IQM shareholders will have a majority of the voting interest in the combined entity.

•	Effective upon the Closing, the Board of the combined entity will consist of a majority of directors who will be designees of IQM.

•	The executive officers of IQM will become the initial executive officers of the combined entity.

•
Immediately after the Closing, the combined entity’s business will be the continued business of IQM, focusing on its core operations as a developer of superconducting quantum computers. IQM contributes the operating assets, employees, intellectual property, and commercial activities of the combined group.

It has been determined that RAAQ does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of IQM’s equity instruments deemed issued to RAAQ shareholders, over the fair value of identifiable net assets of RAAQ represents a service for listing and is accounted for as a share-based payment which is expensed as incurred.
Recently Issued and Adopted Accounting Standards
A discussion of recent accounting pronouncements is included in Note 15,
New standards and amendments
to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Emerging Growth Company Status
We are an “emerging growth company” as defined in the JOBS Act, and for so long as we are an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and, to the extent we no longer qualify as a foreign private issuer pursuant to which standards we are not required to provide detailed compensation disclosures or file proxy statements, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (iii) the date on which we have, in any three year period, issued more than $1.0 billion in nonconvertible debt securities; or (iv) the date on which we first qualify as a large accelerated filer under the rules of the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The following unaudited pro forma condensed combined financial information and accompanying notes present the historical financial information of RAAQ and IQM adjusted to give effect to the Business Combination, the PIPE Investment, and adjustments for other material events (referred to herein as the “Other Material Events”).
The following unaudited pro forma condensed combined statement of financial position as of December 31, 2025 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of profit and loss for the year ended December 31, 2025 reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined statement of financial position as of December 31, 2025, are assumed to have been made on January 1, 2025, for the purpose of adjusting the unaudited pro forma condensed combined statement of profit and loss.
The following unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination, the PIPE Investment, and the Other Material Events occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Description of the Business Combination Agreement, Sponsor Support Agreement, PIPE Investment, and Related Transactions
Execution of the Business Combination Agreement, Sponsor Support Agreement, and PIPE Subscription Agreements
On February 22, 2026, RAAQ, IQM, LuxCo, and IQM LLC entered into the Business Combination Agreement. Concurrently with the execution and delivery of the Business Combination Agreement, (i) RAAQ, IQM, the Sponsor, and the RAAQ Insiders entered into the Sponsor Support Agreement, and (ii) IQM entered into PIPE Subscription Agreements with institutional and other accredited investors, including certain RAAQ Insiders (the “PIPE Investors”).
Sponsor Support Agreement
Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, effective as of and conditioned upon the Closing, forfeit for no consideration (i) 1,375,000 RAAQ Class B Ordinary Shares, and (ii) up to 3,725,000 RAAQ Warrants held by the Sponsor, with the number of warrants forfeited determined by the amount of remaining trust fund proceeds at Closing, such that (x) if remaining trust fund proceeds are less than or equal to $100.0 million, all such warrants are forfeited, and (y) if remaining trust fund proceeds exceed $100.0 million, the Sponsor retains a number of such warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining trust fund proceeds and the denominator of which is $175.0 million.
PIPE Investment
Pursuant to the PIPE Subscription Agreements, the PIPE Investors have agreed to purchase, concurrently with the Closing, an aggregate of approximately 13.4 million IQM ADSs, each IQM ADS representing one IQM Share, for a purchase price of $10.00 per ADS in a private placement, for an aggregate amount of approximately $134.3 million.

Other Material Events and Background Relevant to Other Material Events
The exercise term of the IQM Series B Warrants was to expire in June 2026. In May 2026, the IQM Series B Warrants were exercised for cash by the holders thereof pursuant to the terms of the warrant agreements, resulting in cash proceeds of €20.5 million ($24.0 million) and the issuance of 43,092 Series B pre-share split preferred shares.
IQM Capital Restructuring (Prior to the Merger Effective Time)
Pursuant to the terms of the Business Combination Agreement, immediately prior to the Merger Effective Time, the IQM Capital Restructuring will be effectuated, causing the following to occur:

(i)	The Conversion of all issued and outstanding IQM preferred shares into pre-share split IQM Shares on a one-for-one basis.

(ii)
The Share Split of each
pre-share
split IQM Share outstanding immediately after the Conversion, with each such share being subdivided into a number of IQM Shares equal to the Share Split Factor. No fractional IQM Shares will be issued; any fractional entitlements will be rounded down to the nearest whole IQM Share.

The Share Split Factor is defined as a number equal to the quotient of (a) 180,000,000 divided by (b) the total number of pre-share
split IQM Shares outstanding immediately after the Conversion and immediately prior to the Merger Effective Time calculated on a fully diluted basis assuming exercise or conversion of all outstanding securities exercisable for, or convertible into, pre-share
split IQM Shares.

(iii)
Each outstanding IQM Option and Kreos Capital warrant issued and outstanding immediately prior to the Share Split will continue as a right to acquire IQM Shares on substantially the same terms and conditions (each a “Continuing Option”), except that: (A) each Continuing Option shall be exercisable for that number of IQM Shares equal to the product of (1) the number of
Pre-Share
Split Shares subject to such IQM Option or Kreos Capital warrant immediately before the Share Split Effective Time multiplied by (2) the Share Split Factor; and (B) the per share exercise price for each IQM Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per
Pre-Share
Split Share of such IQM Option or Kreos Capital warrant immediately before the Share Split Effective Time by (2) the Share Split Factor (rounded up to the nearest whole cent) with the number of IQM Shares subject to such award and the applicable exercise price each adjusted appropriately by reference to the Share Split Factor.

The table below presents the IQM Capital Restructuring consisting of the Conversion and the Share Split that is expected to occur prior to the Merger Effective Time.

	IQM Shares Outstanding as of December 31, 2025	IQM Series B Warrant Exercise and Conversion of Aalto University Convertible Loans	Conversion of Preferred Shares	Total Pre-Share Split IQM Shares
IQM Class A Ordinary Shares	301,837	—	1,354,764	1,656,601
IQM Series Seed Shares	291,090	—	(291,090)	—
IQM Series A1 Shares	117,206	—	(117,206)	—
IQM Series A2 Shares	281,937	—	(281,937)	—
IQM Series B Shares	594,231	70,300	(664,531)	—

Total	1,586,301	70,300	—	1,656,601

Total Pre-Share Split IQM Shares				1,656,601
Share Split Factor (1)				94.13

IQM Shares assumed outstanding immediately prior to Closing				155,931,734

(1)	The Share Split Factor is calculated as follows:

Fully diluted Pre-Share Split Ordinary Shares
Numerator	180,000,000
Denominator:
Fully diluted Pre-Share Split Ordinary Shares:
IQM Shares	1,656,601
IQM Options	245,168
IQM Kreos Capital warrants	10,530

Total fully diluted Pre-Share Split Ordinary Shares	1,912,299

Share Split Factor	94.13

Sponsor Forfeiture and Class B Conversion (Prior to the Merger Effective Time)
Pursuant to the terms of the Business Combination Agreement and Sponsor Support Agreement, immediately prior to the Merger Effective Time, the following will occur:

(i)	the Sponsor will surrender, for no consideration, a certain number of RAAQ Class B Ordinary Shares and RAAQ Warrants in accordance with the terms of the Sponsor Support Agreement,

(ii)	all issued and outstanding RAAQ Class B Ordinary Shares, other than those subject to the Sponsor Forfeiture, will automatically be converted, on a one-for-one basis, into RAAQ Class A Ordinary Shares.

The Merger (At the Merger Effective Time)
Pursuant to the terms of the Business Combination Agreement, at the Merger Effective Time, the following will occur:

(i)
each issued and outstanding RAAQ Unit immediately prior to the Merger Effective Time will be automatically separated into its components of one RAAQ Class A Ordinary Share and one-half
of one warrant to purchase one RAAQ Class A Ordinary Share at a price of $11.50 per share,

(ii)	RAAQ will merge with and into IQM LLC, with IQM LLC continuing as the surviving entity and as a wholly-owned subsidiary of IQM, and

(iii)
each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time will be canceled and converted into the right to receive one newly issued IQM Share in the form of one American Depositary Share (“ADS”). Each IQM ADS represents one ordinary share of IQM, with no nominal value. Upon completion of the Merger and the transactions contemplated by the Business Combination Agreement, IQM LLC will be a wholly owned subsidiary of IQM and former RAAQ shareholders will hold ADSs of IQM.

Warrant Assignment Agreement (At the Merger Effective Time)
Prior to the Closing, IQM, RAAQ, the Existing Warrant Agent, and a successor warrant agent will enter into a Warrant Assignment Agreement pursuant to which RAAQ will assign, and IQM will assume, all rights and obligations under RAAQ’s existing RAAQ Warrant Agreement, the successor warrant agent will be appointed, and the RAAQ Warrant Agreement will be amended and restated to reflect IQM’s assumption of the RAAQ warrants and the change in warrant agent.
Pursuant to the terms of the Warrant Assignment Agreement, all of RAAQ’s rights, interests, and obligations under the RAAQ Warrant Agreement, will be assigned to IQM, and each issued and outstanding RAAQ Warrant will be canceled and exchanged for one newly issued warrant of IQM (each, an “IQM Warrant”). Each IQM Warrant will entitle the holder thereof to purchase one IQM Share, represented by one IQM ADS, at an exercise price of $11.50 per share, on substantially the same terms and conditions as the original RAAQ Warrant.
Additional Information Related to the Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared based on RAAQ and IQM’s historical financial statements as adjusted to give effect to the Business Combination, the PIPE Investment, and the Other Material Events. The unaudited pro forma condensed combined statement of financial position as of December 31, 2025, gives pro forma effect to the Closing as if it had occurred on December 31, 2025. The unaudited pro forma condensed combined statement of profit and loss for the year ended December 31, 2025, reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined statement of financial position as of December 31, 2025, are assumed to have been made on January 1, 2025, for the purpose of adjusting the unaudited pro forma condensed combined statement of profit and loss.
The historical financial information of IQM was derived from the audited consolidated financial statements of IQM as of and for the year ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with IQM’s audited consolidated financial statements and related notes, the section titled
“Management’s Discussion and Analysis of Financial Condition and Results of Operations of IQM”
and other financial information included elsewhere in this proxy statement/prospectus.
The historical financial information of RAAQ was derived from the audited financial statements of RAAQ as of and for the year ended December 31, 2025, which are included elsewhere in this proxy statement/

prospectus. This information should be read together with RAAQ’s audited financial statements and related notes, the section titled
“Management’s Discussion and Analysis of Financial Condition and Results of
Operations of RAAQ”
and other financial information included elsewhere in this proxy statement/prospectus. The audited financial statements of RAAQ as of and for the year ended December 31, 2025, have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. Dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the accounting acquirer, IQM, and the historical financial information of RAAQ has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 3 – IFRS Policy and Presentation Alignment). For purposes of preparing this presentation, the historical statement of financial position of RAAQ has been translated into Euros at the rate in effect on December 31, 2025, of $1.00 to €0.8511; the historical statement of profit and loss of RAAQ for the year ended December 31, 2025, has been translated into Euros using the average exchange rate for the year ended December 31, 2025, of $1.00 to €0.8850.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•	No Redemptions Scenario: This presentation assumes that no RAAQ Shareholders elect to redeem their RAAQ Class A Ordinary Shares at or prior to the consummation of the Business Combination.

•
Contractual Maximum Redemptions Scenario:
In addition to the assumptions described in the “No Redemptions Scenario,” this presentation assumes that there are no redemptions of RAAQ Class A Ordinary Shares prior to the Business Combination’s consummation and that 14,403,230
RAAQ Class A Ordinary Shares eligible for redemption are redeemed upon the consummation of the Business Combination for aggregate cash payments of $147.9 million (€125.9 million), assuming a redemption price of $10.27 (€8.74) per share (based on $177.1 million (€150.8 million) contained in the Trust Account as of December 31, 2025). The “Contractual Maximum Redemptions Scenario” reflects the maximum level of redemptions permitted while still satisfying the closing condition under the Business Combination Agreement that Aggregate Transaction Proceeds equal or exceed the required minimum amount of $150.0 million.

The unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination, the PIPE Investment, and the Other Material Events actually been completed on the assumed date or for the period presented, or which may be realized in the future. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.
Merger Consideration
Pursuant to the terms of the Business Combination Agreement, the consideration to be delivered to the RAAQ Shareholders, consists of IQM Shares, to be delivered in the form of ADSs, together with the assumption and conversion of all outstanding RAAQ Warrants into IQM Warrants exercisable for IQM Shares. At the Merger Effective Time, each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (with the exception of redeeming public shares, SPAC Treasury Shares, and Dissenting SPAC Shares) will be cancelled and automatically converted into the right to receive one newly-issued IQM Share, which will be delivered as one ADS pursuant to the Deposit Agreement. Additionally, at the Merger Effective Time, each outstanding RAAQ Warrant will cease to represent a warrant to purchase RAAQ Class A Ordinary Shares and will be assumed by IQM and converted into an IQM Warrant to purchase one IQM Share, subject to substantially the same terms and conditions as those applicable to the corresponding RAAQ Warrant immediately prior to the Merger Effective Time.

The following table summarizes the pro forma number of IQM Shares (in the form of ADSs) expected to be outstanding immediately following the Closing as depicted in the unaudited pro forma condensed combined financial information under the No Redemptions Scenario and Contractual Maximum Redemptions Scenario.

	Assuming No Redemptions			Assuming Contractual Maximum Redemptions
	Shares		% Ownership	Shares		% Ownership
IQM Share held by IQM shareholders (1)	155,931,734		81.7%	155,931,734		88.4%
IQM Shares held by Public Shareholders	17,250,000	(2)	9.0%	2,846,770	(3)	1.6%
IQM Shares held by RAAQ Insiders (4)	4,375,000		2.3%	4,375,000		2.4%
IQM Shares held by PIPE Investors	13,433,000		7.0%	13,433,000		7.6%

Total IQM Shares	190,989,734		100.0%	176,586,504		100.0%

(1)
Consists of IQM Shares held by IQM shareholders, following the Conversion of the IQM preferred shares and the Share Split. The 155,931,734 IQM Shares are equal to the product of (x) 1,656,601 pre-share
split IQM Shares, which is inclusive of 1,354,764
pre-shares
split ordinary shares from the
one-for-one
conversion of IQM preferred shares, and (y) the Share Split Factor of approximately 94.13. The Share Split Factor is determined as the quotient of (a) 180,000,000 by (b) the 1,912,299 pre-share
split IQM Shares issued and outstanding on a fully diluted basis. The 1,656,601 pre-share split IQM Shares assumes (i) the exercise of the IQM Series B warrants for 43,092 pre-share split IQM Series B Shares which are then converted on a one-for-one basis into pre-share split IQM Shares and (ii) the conversion of the Aalto University Convertible Loans into 27,208 pre-share split IQM Series B Shares which are then converted on a one-for-one basis into pre-share split IQM Shares.

(2)
Consists of, in the No Redemptions Scenario, 17,250,000 shares of RAAQ Class A Ordinary Shares subject to possible redemptions which Public Shareholders elected not to redeem in connection with the Business Combination which will convert on a one-for-one
basis into IQM Shares upon the Closing.

(3)
Consists of, in the Contractual Maximum Redemptions Scenario, 2,846,770 RAAQ Class A Ordinary Shares subject to possible redemption which Public Shareholders elected not to redeem in connection with the Business Combination which will convert on a one-for-one
basis into IQM Shares upon the Closing.

(4)
Consists of (i) 4,240,000 RAAQ Class B Ordinary Shares held by the Sponsor, (ii) 75,000 RAAQ Class B Ordinary Shares held by RAAQ’s independent directors, and (iii) 60,000 RAAQ Class B Ordinary Shares held by RAAQ’s advisors. These 4,375,000 RAAQ Class B Ordinary shares will be automatically converted on a one-for-one basis into RAAQ Class A Ordinary shares immediately prior to the Merger Effective Time. Upon Closing, these 4,375,000 RAAQ Class A Ordinary Shares will be automatically converted into IQM Shares on a one-for-one basis.

Pursuant to the Business Combination Agreement, each holder of IQM Shares will be entitled to one vote per share. The former holders of IQM
Pre-Share
Split Ordinary Shares will have approximately 81.7% and 88.4% of the total voting rights in the No Redemptions Scenario and Contractual Maximum Redemptions Scenario, respectively.
All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section titled
“Frequently Used Terms and Basis of Presentation”
and, with respect to the determination of the assumptions incorporated into the “Contractual Maximum Redemptions Scenario.” Additionally, the relative percentages above assume the Business Combination was consummated on December 31, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, perhaps materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF DECEMBER 31, 2025

						Scenario 1 Assuming No Redemptions							Scenario 2 Assuming Contractual Maximum Redemptions
			Transaction Accounting Adjustments
(In thousands, except for share data)	Real Asset Acquisition Corp. Historical (IFRS) (Note 3)	IQM Finland Oy Historical (IFRS)	Adjustments for Material Events	Notes		PIPE Investment	Notes		Other Transaction Accounting Adjustments	Notes		Pro Forma Balance Sheet	Other Transaction Accounting Adjustments	Notes		Pro Forma Balance Sheet
ASSETS
Non-current assets:
Intangible assets	€—	€920	€—			€—			€—			€920	€—			€920
Property, plant and equipment	—	57,931	—			—			—			57,931	—			57,931
Right-of-use assets	—	10,949	—			—			—			10,949	—			10,949
Financial assets	—	910	—			—			—			910	—			910
Marketable securities held in Trust Account	150,751	—	—			—			(150,751)	4	(a)	—	—			—
Long-term prepaid insurance	18	—	—			—			—			18	—			18

Total non-current assets	150,769	70,710	—			—			(150,751)			70,728	—			70,728

Current assets:
Inventories	—	13,491	—			—			—			13,491	—			13,491
Contract assets	—	7,286	—			—			—			7,286	—			7,286
Trade receivables	—	15,489	—			—			—			15,489	—			15,489
Other financial assets	—	876	—			—			—			876	—			876
Other current assets	38	11,217	—			—			—	4	(e)	11,311	—			11,311
	—	—	—			—			56	4	(n)	—	—			—
Cash and cash equivalents	917	146,544	20,463	4	(aa)	109,222	4	(aaa)	150,751	4	(a)	395,725	4,903	4	(i)	277,309
	—	—	—			—			(5,873)	4	(b)	—	(125,872)	4	(l)	—
	—	—	—			—			—	4	(k)	—	2,553	4	(r)	—
	—	—	—			—			—	4	(e)	—	—			—
	—	—	—			—			(19,916)	4	(g)	—	—			—
	—	—	—			—			(6,383)	4	(c)	—	—			—
Prepaid insurance	56	—	—			—			(56)	4	(n)	—	—			—

Total current assets	1,011	194,903	20,463			109,222			118,579			444,178	(118,416)			325,762

Total assets	€151,780	€265,613	€20,463			€109,222			€(32,172)			€514,906	€(118,416)			€396,490

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)/EQUITY
Equity
Share capital	€—	€3	€—			€—			77	4	(s)	€80	€—			€80
Capital reserves	(4,891)	438,157	20,463	4	(aa)	109,222	4	(aaa)	—	4	(h)	919,803	(125,872)	4	(l)	668,648
	—	—	—			—			150,751	4	(d)	—	4,903	4	(i)	—
	—	—	—			—			—	4	(j)	—	(131,550)	4	(p)	—
	—	—	—			—			192,992	4	(o)	—	1,364	4	(m)	—
	—	—	—			—			13,186	4	(q)	—	—			—
									(77)	4	(s)
Retained earnings	(5,226)	(232,243)	—			—			(6,329)	4	(c)	(456,433)	131,550	4	(p)	(322,330)
	—	—	—			—			—	4	(k)	—	2,553	4	(r)	—
	—	—	—			—			(19,643)	4	(g)	—	—			—
	—	—	—			—			(192,992)	4	(o)	—	—			—
Additional paid-in capital	—	—	—			—			—			—	—			—
Other reserves	—	(16)	—			—			—			(16)	—			(16)
Preferred shares	—	—	—			—			—			—	—			—

					Scenario 1 Assuming No Redemptions						Scenario 2 Assuming Contractual Maximum Redemptions
			Transaction Accounting Adjustments
(In thousands, except for share data)	Real Asset Acquisition Corp. Historical (IFRS) (Note 3)	IQM Finland Oy Historical (IFRS)	Adjustments for Material Events	Notes	PIPE Investment	Notes	Other Transaction Accounting Adjustments	Notes		Pro Forma Balance Sheet	Other Transaction Accounting Adjustments	Notes		Pro Forma Balance Sheet
RAAQ Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding at December 31, 2025 (excluding 17,250,000 Class A ordinary shares subject to possible redemption)	—	—	—		—		—	4	(f)	—	—			—
	—	—	—		—		—	4	(o)	—	—			—
RAAQ Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at December 31, 2025	—	—	—		—		—	4	(f)	—	—			—
	—	—	—		—		—	4	(j)	—	—			—

Total equity	(10,117)	205,901	20,463		109,222		137,965			463,434	(117,052)			346,382

Non-current Liabilities
Loans and borrowings - non-current	—	9,222	—		—		(7,063)	4	(q)	2,159	—			2,159
Lease liabilities	—	12,185	—		—		—			12,185	—			12,185
Employee benefits - non-current	—	14	—		—		—			14	—			14
RAAQ Class A Ordinary Shares subject to possible redemption	150,751	—	—		—		(150,751)	4	(d)	—	—			—
Warrant liabilities	5,153	—	—		—		—			5,153	(1,364)	4	(m)	3,789
Deferred underwriting fee payable	5,873	—	—		—		(5,873)	4	(b)	—	—	4	(i)	—

Total non-current liabilities	161,777	21,421	—		—		(163,687)			19,511	(1,364)			18,147

Current liabilities
Trade payables	—	8,855	—		—		(273)	4	(g)	8,582	—			8,582
Lease liabilities	—	2,475	—		—		—			2,475	—			2,475
Loans and borrowings - current	—	8,525	—		—		(6,123)	4	(q)	2,402	—			2,402
Contract liabilities	—	7,406	—		—		—			7,406	—			7,406
Employee benefits - current	—	5,908	—		—		—			5,908	—			5,908
Other current liabilities	—	5,122	—		—		(54)	4	(c)	5,156	—			5,156
	—	—	—		—		88	4	(n)	—	—			—
Accrued expenses	88	—	—		—		(88)	4	(n)	—	—			—
Due to related party	32	—	—		—		—			32	—			32

Total current liabilities	120	38,291	—		—		(6,450)			31,961	—			31,961

Total liabilities	161,897	59,712	—		—		(170,137)			51,472	(1,364)			50,108

Total liabilities and shareholders’ (deficit)/equity	€151,780	€265,613	€20,463		€109,222		€(32,172)			€514,906	€(118,416)			€396,490

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT AND LOSS FOR THE YEAR ENDED DECEMBER 31, 2025

	Year Ended December 31, 2025	Year Ended December 31, 2025	Scenario 1 Assuming No Redemptions							Scenario 2 Assuming Contractual Maximum Redemptions
(In thousands, except per share and weighted-average share data)	Real Asset Acquisition Corp. Historical (IFRS) (Note 3)	IQM Finland Oy Historical (IFRS)	Adjustments for Material Events	Notes	Other Transaction Accounting Adjustments	Notes		Pro Forma Statement of Operations	Notes	Other Transaction Accounting Adjustments	Notes		Pro Forma Statement of Operations	Notes
Revenue from contracts with customers	€—	€31,333	€—		€—			€31,333		€—			€31,333
Cost of revenue	—	(16,350)	—		—			(16,350)		—			(16,350)

Gross margin	—	14,983	—		—			14,983		—			14,983
Operating expenses:
Selling expenses	—	(5,879)	—		—			(5,879)		—			(5,879)
General and administrative expenses	(331)	(18,475)	—		(6,329)	5	(a)	(44,778)		2,553	5	(l)	(42,225)
	—	—	—		(19,643)	5	(b)	—		—			—
	—	—	—		—	5	(c)	—		—			—
	—	—	—		—	5	(d)	—		—			—
Research and development expenses	—	(50,676)	—		—			(50,676)		—			(50,676)
Impairment losses (including reversals of impairment losses) on financial assets	—	(182)	—		—			(182)		—			(182)
Other operating income	—	3,945	—		—			3,945		—			3,945
Other operating expenses	—	(1,778)	—		(204,546)	5	(g)	(206,324)		131,550	5	(h)	(74,774)

Total operating expenses	(331)	(73,045)	—		(230,518)			(303,894)		134,103			(169,791)

Operating income (loss)	(331)	(58,062)	—		(230,518)			(288,911)		134,103			(154,808)
Other (expense) income:
Finance income	—	10,220	—		(1,130)	5	(k)	9,090		—			9,090
Finance costs	—	(6,213)	—		132	5	(k)	(6,081)		—			(6,081)
Fair value change of financial liabilities at FVTPL	(1,199)	—	—		—			(1,199)		317	5	(i)	(882)
Net earnings on marketable securities held in Trust Account	4,077	—	—		(4,077)	5	(e)	—		—			—
Net earnings on cash equivalents held in Operating Account	15	—	—		—			15		—			15

Total other income (expense), net	2,893	4,007	—		(5,075)			1,825		317			2,142

Loss before income tax	2,562	(54,055)	—		(235,593)			(287,086)		134,420			(152,666)
Income tax	—	(333)	—		6,565	5	(f)	6,232		(603)	5	(j)	5,629

Net income (loss)	€2,562	€(54,388)	€—		€(229,028)			€(280,854)		€133,817			€(147,037)

Weighted-average shares outstanding, RAAQ Class A Ordinary Shares	11,626,027	—	—		—			190,989,734		—			—

	Year Ended December 31, 2025	Year Ended December 31, 2025	Scenario 1 Assuming No Redemptions						Scenario 2 Assuming Contractual Maximum Redemptions
(In thousands, except per share and weighted-average share data)	Real Asset Acquisition Corp. Historical (IFRS) (Note 3)	IQM Finland Oy Historical (IFRS)	Adjustments for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Basic and diluted net income per RAAQ Class A Ordinary Share	€0.15	€—	€—		€—		€—		€—		€—
Basic weighted-average shares outstanding, RAAQ Class B Ordinary Shares	5,505,479	—	—		—		—		—		—
Basic net income per RAAQ Class B Ordinary Share	€0.15	€—	€—		€—		€—		€—		€—
Diluted weighted-average shares outstanding, RAAQ Class B Ordinary Shares	5,565,068	—	—		—		—		—		—
Diluted net income per RAAQ Class B Ordinary Share	€0.15	€—	€—		€—		€—		€—		€—
Weighted-average shares outstanding, IQM Shares - basic and diluted	—	316,617	—		—		190,989,734	5(m)	—		176,586,504	5	(m)
Net loss per share attributable to IQM Shareholders - basic and diluted	€—	€(171.78)	€—		€—		€(1.47)	5(m)	€—		€(0.83)	5	(m)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation
S-X,
as amended by the final rule, Release
No. 33-10786,
Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release
No. 33-10786
replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). RAAQ and IQM management have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of IQM following the Business Combination, the PIPE Investment, and the Other Material Events. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Closing.
The pro forma adjustments reflecting the Business Combination, the PIPE Investment, and the Other Material Events are based on certain currently available information and certain assumptions and methodologies that both RAAQ and IQM believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Both RAAQ and IQM believe that the assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination, the PIPE Investment, and the Other Material Events based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The scenarios presented (the “No Redemptions Scenario” and the “Contractual Maximum Redemptions Scenario”) are for illustrative purposes as RAAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of RAAQ Class A Ordinary Shares subject to possible redemption that will be redeemed in connection with the Closing.
The historical financial statements of IQM have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of the Euro (€). The historical financial statements of RAAQ have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of the United States dollars ($). The financial statements of RAAQ have been translated in Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates (see Note 3 –
IFRS Policy and Presentation Alignment
).

•	At the period end exchange rate as of December 31, 2025, of $1.00 to €0.8511 for the statement of financial position; and

•	the average exchange rate for the period from January 1, 2025, through December 31, 2025, of $1.00 to €0.8850 for the statement of profit and loss for the year ended December 31, 2025.
2. Accounting Treatment for the Transaction
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, RAAQ will be treated as the “acquired” company and IQM will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IQM issuing shares for the net assets of RAAQ, accompanied by a recapitalization. The net assets of RAAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to and following the Business Combination will be those of IQM.

IQM has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to the combined entity immediately after the Closing, applicable to both the No Redemptions Scenario and Contractual Maximum Redemptions Scenario:

•
Under all redemption scenarios, legacy IQM shareholders will have a majority of the voting interest in the combined entity, with between 81.7% and 88.4% of the voting power held by legacy IQM shareholders under the No Redemptions Scenario and the Contractual Maximum Redemptions Scenario, respectively.

•	IQM’s shareholders will hold a majority of the voting power of the combined company under both the No Redemptions Scenario and the Contractual Maximum Redemptions Scenario;

•	IQM’s operations will substantially comprise the ongoing operations of the combined company;

•	IQM’s shareholders will have the ability to nominate the majority of the members of the board of directors of the combined company; and

•	IQM’s senior management will comprise the senior management of the combined company.
It has been determined that RAAQ does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of IQM’s equity instruments deemed issued to RAAQ shareholders, over the fair value of identifiable net assets of RAAQ represents a service for listing and is accounted for as a share-based payment which is expensed as incurred.
3. IFRS Policy and Presentation Alignment
The historical financial information of RAAQ has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align RAAQ’s historical financial information in accordance with the presentation of IQM’s historical financial information.
RAAQ’s historical financial statements have been adjusted to affect IFRS policy, presentation alignment and currency conversion as follows:
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2025

(In thousands, except for share data)	Real Asset Acquisition Corp. Historical U.S. GAAP USD	Currency Adjustment	Real Asset Acquisition Corp. Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Notes	Adjusted Real Asset Acquisition Corp. IFRS EUR
ASSETS
Non-current assets:
Intangible assets	$—	—	€—	€—		€—
Property, plant and equipment	—	—	—	—		—
Right-of-use assets	—	—	—	—		—
Financial assets	—	—	—	—		—
Marketable securities held in Trust Account	177,124	(26,373)	150,751	—		150,751
Long-term prepaid insurance	22	(4)	18	—		18

Total non-current assets	177,146	(26,377)	150,769	—		150,769

(In thousands, except for share data)	Real Asset Acquisition Corp. Historical U.S. GAAP USD	Currency Adjustment	Real Asset Acquisition Corp. Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Notes		Adjusted Real Asset Acquisition Corp. IFRS EUR
Current assets:
Inventories	—	—	—	—			—
Contract assets	—	—	—	—			—
Trade receivables	—	—	—	—			—
Other financial assets	—	—	—	—			—
Prepaid expenses and other current assets	44	(6)	38	—			38
Cash and cash equivalents	1,078	(161)	917	—			917
Prepaid insurance	66	(10)	56	—			56

Total current assets	1,188	(177)	1,011	—			1,011

Total assets	$178,334	(26,554)	€151,780	€—			€151,780

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ (DEFICIT)/EQUITY
Current liabilities:
Trade payables	$—	—	€—	€—			€—
Lease liabilities	—	—	—	—			—
Financial liabilities - current	—	—	—	—			—
Contract liabilities	—	—	—	—			—
Employee benefits - current	—	—	—	—			—
Other current liabilities	—	—	—	—			—
Accrued expenses	103	(15)	88	—			88
Due to related party	38	(6)	32	—			32

Total current liabilities	141	(21)	120	—			120

Net current liabilities	1,047	(156)	891	—			891

Total assets less current liabilities	178,193	(26,533)	151,660	—			151,660

Non-current Liabilities
Financial liabilities - non current	—	—	—	—			—
Lease liabilities	—	—	—	—			—
Employee benefits - non-current	—	—	—	—			—
RAAQ Class A Ordinary Shares subject to possible redemption	—	—	—	150,751	3	(c)	150,751
Warrant liabilities	—	—	—	4,891	3	(a)	5,153
	—	—	—	262	3	(b)	—
Deferred underwriting fee payable	6,900	(1,027)	5,873	—			5,873

Total non-current liabilities	6,900	(1,027)	5,873	155,904			161,777

Net assets/(liabilities)	$171,293	(25,506)	€145,787	€(155,904)			€(10,117)

(In thousands, except for share data)	Real Asset Acquisition Corp. Historical U.S. GAAP USD	Currency Adjustment	Real Asset Acquisition Corp. Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Notes		Adjusted Real Asset Acquisition Corp. IFRS EUR
Temporary equity:
RAAQ Class A Ordinary Shares subject to possible redemption, 17,250,000 shares at a redemption value of $10.27 per share at December 31, 2025	$177,125	(26,374)	€150,751	€(150,751)	3	(c)	€—

Total class A ordinary shares subject to possible redemption	177,125	(26,374)	150,751	(150,751)			—

Shareholders’ (deficit)/equity:
Share capital	—	—	—	—			—
Capital reserves	—	—	—	(4,891)	3	(a)	(4,891)
Accumulated deficit	(5,832)	868	(4,964)	(262)	3	(b)	(5,226)
Other reserves	—	—	—	—			—
Preferred shares	—	—	—	—			—
RAAQ Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding at December 31, 2025 (excluding 17,250,000 Class A ordinary shares subject to possible redemption)	—	—	—	—			—
RAAQ Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at December 31, 2025	—	—	—	—			—

Total shareholders’ (deficit)/equity:	(5,832)	868	(4,964)	(5,153)			(10,117)

Total liabilities, Class A ordinary shares subject to possible redemption , and shareholders’ (deficit)/equity	$178,334	(26,554)	€151,780	€—			€151,780

Pro Forma U.S. GAAP to IFRS Adjustments:

(a)
To reflect the reclassification of RAAQ’s private placement and public warrants from equity classification to liability classification on the condensed combined statement of financial position, resulting from U.S. GAAP to IFRS conversion. The warrants are classified as permanent equity under U.S. GAAP and recorded in permanent equity. Due to the existence of the net share settlement feature, the RAAQ warrants are classified as a financial liability under IFRS pursuant to IAS 32.

(b)
To reflect the fair value adjustment of the RAAQ private placement and public warrants in the amount of €0.3 million ($0.3 million) to bring the warrants to their fair value as of December 31, 2025. The fair value of RAAQ’s public warrants of €3.2 million ($3.7 million) has been determined based on the closing price of €0.37 ($0.43) per RAAQ public warrant as of December 31, 2025. As the RAAQ private placement warrant terms are substantially similar to the RAAQ public warrants, the fair value of RAAQ’s private placement warrants of €2.0 million ($2.3 million) has been determined based on the closing price of €0.37 ($0.43) per public warrant as of December 31, 2025. The RAAQ warrant liabilities are subject to remeasurement at each balance sheet date until such time the warrants are exercised, expire or qualify for equity classification, and any change in fair value will be recognized in the statement of profit and loss.

(c)
To reflect the reclassification of RAAQ’s Class A ordinary shares subject to possible redemption from temporary equity to non-current
liabilities. Under U.S. GAAP, shares of RAAQ’s Class A ordinary shares subject to possible redemption are classified as temporary equity, as RAAQ’s shareholders have a right to require RAAQ to redeem the Class A ordinary shares held by them and RAAQ has an irrevocable obligation to deliver a pro-rata
amount of cash held by it in its trust account for such shares properly redeemed. RAAQ’s Class A ordinary shares subject to possible redemption are classified as financial liabilities under IFRS.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Profit and Loss for the Year Ended December 31, 2025

(In thousands, except per share and weighted-average share data)	Real Asset Acquisition Corp. Historical U.S. GAAP USD	Currency Adjustment	Real Asset Acquisition Corp. Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Notes		Adjusted Real Asset Acquisition Corp. IFRS EUR
Revenue from contracts with customers	$—	—	€—	€—			€—
Cost of revenue	—	—	—	—			—

Gross margin	—	—	—	—			—
Operating expenses:
Selling expenses	—	—	—	—			—
General and administrative expenses	(374)	43	(331)	—			(331)
Research and development expenses	—	—	—	—			—
Impairment losses (including reversals of impairment losses) on financial assets	—	—	—	—			—
Other operating income	—	—	—	—			—
Other operating expenses	—	—	—	—			—

Total operating expenses	(374)	43	(331)	—			(331)

Operating income (loss)	(374)	43	(331)	—			(331)
Other (expense) income:
Finance income	—	—	—	—			—
Finance costs	—	—	—	—			—
Fair value change of financial liabilities at FVTPL	—	—	—	(1,199)	3	(d)	(1,199)
Net earnings on marketable securities held in Trust Account	4,607	(530)	4,077	—			4,077
Net earnings on cash equivalents held in Operating Account	17	(2)	15	—			15

Total other income (expense), net	4,624	(532)	4,092	(1,199)			2,893

Loss before income tax	4,250	(489)	3,761	(1,199)			2,562
Income tax	—	—	—	—			—

Net income (loss)	$4,250	(489)	€3,761	€(1,199)			€2,562

Weighted-average shares outstanding, Class A Ordinary Shares	11,626,027						11,626,027
Basic and diluted net income per Class A Ordinary Share	$0.25						€0.15
Basic weighted-average shares outstanding, Class B Ordinary Shares	5,505,479						5,505,479

(In thousands, except per share and weighted-average share data)	Real Asset Acquisition Corp. Historical U.S. GAAP USD	Currency Adjustment	Real Asset Acquisition Corp. Historical U.S. GAAP EUR	IFRS Conversion Adjustments	Notes	Adjusted Real Asset Acquisition Corp. IFRS EUR
Basic net income per Class B Ordinary Share	$0.25					€0.15
Diluted weighted-average shares outstanding, Class B Ordinary Shares	5,565,068					5,565,068
Diluted net income per Class B Ordinary Share	$0.25					€0.15
Pro Forma U.S. GAAP to IFRS Adjustments:

(d)
To reflect the net €1.2 million ($1.4 million) change in fair value of RAAQ’s public and private placement warrants, assuming that the adjustment in Note 3(a) to reclass the RAAQ warrants to financial liabilities was made on January 1, 2025 for purposes of the unaudited pro forma condensed combined statement of profit and loss.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2025
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Adjustments for Other Material Events:

(aa)
To reflect the exercise of the IQM Series B Warrants subsequent to December 31, 2025 at an exercise price of €474.86 per share ($557.94), resulting in cash proceeds of €20.5 million ($24.0 million) and the issuance of 43,092 Series B pre-share split preferred shares.

Pro Forma Adjustments for PIPE Investment:

(aaa)
Reflects the proceeds of €114.3 million ($134.3 million) received from the issuance and sale of 13,433,000 IQM ADSs, each IQM ADS representing one IQM Share, for a purchase price of €8.51 ($10.00) per ADS, net of placement agent fees of €5.1 million ($6.0 million).

Pro Forma Transaction Accounting Adjustments:

(a)
To reflect, in the No Redemptions Scenario, the release of the cash and investments held in the Trust Account to cash and cash equivalents, assuming no RAAQ Shareholders exercise their right to have their RAAQ Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

(b)	To reflect, in the No Redemptions Scenario, the payment of €5.9 million ($6.9 million) in deferred underwriting commissions upon the Closing.

(c)
To reflect the payment of estimated transaction costs to be incurred by RAAQ of approximately €6.4 million ($7.5 million) primarily related to legal, advisory, accounting, auditing, and printer services. This adjustment includes the reduction of accrued expenses in the amount of €54 thousand ($64 thousand) for transaction costs which were accrued for as of December 31, 2025, and will be paid at Closing. Management evaluated the nature of these costs and determined that the transaction costs would be expensed as incurred as they are not directly attributable to the offering. Accordingly, these costs have been reflected as an increase to accumulated deficit in the unaudited pro forma condensed combined statement of financial position.

(d)
To reflect, in the No Redemptions Scenario, the conversion of all 17,250,000 issued and outstanding RAAQ Class A Ordinary Shares subject to possible redemption immediately prior to the Closing into IQM Shares with no cash redemptions.

The table below presents the calculation demonstrating that the Minimum Cash Condition is satisfied under the No Redemptions Scenario:

	Assuming No Redemptions
(in thousands)	USD	EUR
Minimum Cash Condition:
Cash and investments held in Trust Account as of December 31, 2025	$177,124	€150,751
Minus: Share redemption amount	—	—
Minus: Deferred underwriting commission	(6,900)	(5,873)
Plus: Funds held by SPAC outside of Trust Account	1,078	917
Plus: Aggregate Closing PIPE Proceeds	128,330	109,222
Minus: Unpaid SPAC transaction expenses	(7,500)	(6,383)

Minimum Cash Condition Met	$292,132	€248,634

(e)
To reflect the payment at Closing of the estimated €0 million ($0 million) premium for a prepaid directors’ and officers’ insurance policy for the combined company’s directors and officers. These costs will be finalized and adjusted in a subsequent filing.

(f)	To reflect the conversion of RAAQ Class B Ordinary Shares to RAAQ Class A Ordinary Shares immediately prior to the Closing.

(g)
To reflect the payment of estimated transaction costs to be incurred by IQM of approximately €19.9 million ($23.4 million). These €19.9 million ($23.4 million) of transaction costs, were expensed as incurred as they were not directly attributable to the offering. Of these costs, €0.3 million ($0.3 million) were recognized as trade payables in IQM’s historical balance sheet. As such, the payment of these costs has been reflected as a reduction to trade payables in the amount of €0.3 million ($0.3 million). The remaining €19.6 million ($23.1 million) of transaction costs have been reflected as an increase to accumulated deficit in the unaudited pro forma condensed combined statement of financial position.

(h)
To reflect the automatic conversion of all outstanding IQM preferred shares into IQM Shares on a one-for-one
basis immediately prior to the Closing. The IQM preferred shares have no nominal value and were recorded within capital reserves in IQM’s historical balance sheet, as such the automatic conversion results in a net adjustment within capital reserve of €0.

(i)
To reflect, in the Contractual Maximum Redemptions Scenario, (i) the reversal of the €5.9 million ($6.9 million) payment of deferred underwriting commissions in the No Redemptions Scenario and (ii) the recognition of a €1.0 million ($1.1 million) cash payment in deferred underwriting commissions in the Contractual Maximum Redemptions Scenario. Pursuant to the terms of the underwriting agreement, the deferred underwriting commission will be reduced by €0.34 ($0.40) for each Public Share that Public Shareholders elect to redeem in connection with the Business Combination. The redemption of 14,403,230 Public Shares in the Contractual Maximum Redemptions Scenario result in a reduction of €4.9 million ($5.7 million) from the original deferred underwriting commission payable which is recorded as an increase to capital reserves.

(j)
To reflect, in the No Redemptions Scenario, the forfeiture by the Sponsor for no consideration, pursuant to the terms of the Sponsor Support Agreement, 1,375,000 RAAQ Class B Ordinary Shares. No RAAQ Warrants were forfeited in the No Redemptions Scenario. The number of RAAQ Warrants forfeited is determined by the amount of remaining trust fund proceeds at Closing, such that (x) if remaining trust fund proceeds are less than or equal to €85.1 million ($100 million), all such warrants are forfeited, and (y) if remaining trust fund proceeds exceed €85.1 million ($100 million), the Sponsor retains a number of such warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining trust fund proceeds and the denominator of which is €148.9 million ($175 million). The amount of trust fund proceeds in the No Redemptions Scenario at Closing is €150.8 million ($177.1 million), resulting in 0 RAAQ Warrants forfeited.

In accordance with IAS 1.106(d), transactions with owners in their capacity as owners are presented directly in equity and excluded from profit or loss. The forfeited equity instrument has been derecognized, with a corresponding credit recorded to capital reserves for the RAAQ Class B Ordinary Shares in the amount of €0 thousand ($0 thousand), due to the effect of rounding.

(k)
To reflect the payment at Closing of the estimated €0 million ($0 million) premium for a directors’ and officers’ tail insurance policy. This adjustment is to accumulated deficit because the premium is related to activity prior to the Closing. These costs will be finalized and adjusted in a subsequent filing.

(l)
To reflect, in the Maximum Redemptions Scenario, the assumption that RAAQ’s Public Shareholders exercise their redemption rights with respect to 14,403,230 RAAQ Class A Ordinary Shares subject to possible redemption, which represents the maximum number of shares that may be redeemed while still satisfying the Minimum Cash Condition required pursuant to the Business Combination Agreement, at a redemption price of €8.74 per share ($10.27) per share, or approximately €125.9 million ($147.9 million) in cash.

The table below presents the calculation demonstrating that the Minimum Cash Condition is satisfied under the Maximum Redemptions Scenario:

	Assuming Contractual Maximum Redemptions
(in thousands)	USD	EUR
Minimum Cash Condition:
Cash and investments held in Trust Account as of December 31, 2025	$177,124	€150,751
Minus: Share redemption amount	(147,894)	(125,872)
Minus: Deferred underwriting commission	(1,138)	(970)
Plus: Funds held by SPAC outside of Trust Account	1,078	917
Plus: Aggregate Closing PIPE Proceeds	128,330	109,222
Minus: Unpaid SPAC transaction expenses	(7,500)	(6,383)

Minimum Cash Condition Met	$150,000	€127,665

(m)
To reflect, in the Maximum Redemptions Scenario, the forfeiture of 3,750,000 RAAQ Warrants held by the Sponsor based on the amount of trust fund proceeds in the Maximum Redemptions Scenario at Closing of €19.6 million ($23.0 million). Refer to Note 4(j) for more information on the calculation of RAAQ Warrants to be forfeited. The RAAQ Class B Ordinary Shares are forfeited in both the No Redemptions Scenario and Maximum Redemptions Scenario, and therefore no incremental adjustment was made under the Maximum Redemptions Scenario for the RAAQ Class B Ordinary Share forfeiture.

In accordance with IAS 1.106(d), transactions with owners in their capacity as owners are presented directly in equity and excluded from profit or loss. The forfeited equity instrument has been derecognized, with a corresponding credit recorded to capital reserves for the RAAQ Warrants in the amount of €1.4 million ($1.6 million).

(n)	To reflect the reclassification of certain RAAQ historical balance sheet accounts to align with IQM’s presentation.

(o)
The Business Combination is accounted for under IFRS 2 as RAAQ is not considered to be a business under IFRS 3 as described in “Accounting Treatment for the Transaction.” This entry reflects, in the No Redemptions Scenario, the one-for-one
conversion of RAAQ Class A Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time into IQM ADSs, with each ADS representing one IQM Share.

The difference in the fair value of IQM Shares issued to holders of RAAQ Class A Ordinary Shares in excess of the fair value of net identifiable assets of RAAQ represents a service cost for the listing of IQM Shares and is accounted for as a share-based payment in accordance with IFRS 2. The cost of the services, which is a non-cash
expense, is preliminarily estimated to be €204.5 million ($240.3 million). Refer below for the calculation of the IFRS 2 share-based payment expense:

		Scenario 1 Assuming No Redemptions
	Per Share Value* (at December 31, 2025)	Shares	Fair Value
Public Shareholders	€8.70	17,250,000	€150,045
RAAQ Insiders	8.70	4,375,000	38,055
Redemptions of RAAQ Class A Ordinary Shares	8.70	—	—

		21,625,000	€188,100

Net liabilities of RAAQ (1)			(16,446)

Excess of net liabilities			€204,546

(1)	The net liabilities of RAAQ is calculated as follows:

	Assuming No Redemptions
(in thousands)	USD	EUR
Historical RAAQ IFRS net liabilities
RAAQ IFRS historical net liabilities (see Note 3)	$(11,887)	€(10,117)
Reduction of historical cash from payment of RAAQ transaction costs	(7,500)	(6,383)
Reduction of historical accrued expense from payment of transaction costs	64	54

Historical RAAQ IFRS net liabilities	$(19,323)	€(16,446)

Additionally, this entry reflects the elimination of RAAQ’s historical accumulated deficit of €11.6 million ($13.6 million) consisting of RAAQ’s historical accumulated deficit plus RAAQ’s estimated transaction costs. RAAQ’s accumulated deficit is offset against capital reserves in the unaudited pro forma condensed combined statement of financial position.

(p)
To reflect, in the Contractual Maximum Redemptions Scenario, (i) the reversal of the adjustment to reflect the Business Combination in Note 4(o) in the No Redemptions Scenario, and (ii) to reflect, in the Contractual Maximum Redemptions Scenario, the
one-for-one
conversion of RAAQ Class A Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time into IQM ADSs, with each ADS representing one IQM Share.

The difference in the fair value of IQM Shares issued to holders of RAAQ Class A Ordinary Shares in excess of the fair value of net identifiable assets of RAAQ represents a service cost for the listing of IQM Shares and is accounted for as a share-based payment in accordance with IFRS 2. The cost of the services, which is a non-cash expense, is preliminarily estimated to be €73.0 million ($85.8 million). Refer below for the calculation of the IFRS 2 share-based payment expense:

		Scenario 2 Assuming Maximum Redemptions
	Per Share Value* (at December 31, 2025)	Shares	Fair Value
Public Shareholders	€8.70	17,250,000	€150,045
RAAQ Insiders	8.70	4,375,000	38,055
Redemptions of RAAQ Class A Ordinary Shares	8.70	(14,403,230)	(125,283)

		7,221,770	€62,817

Net liabilities of RAAQ (1)			(10,179)

Excess of net liabilities			€72,996

(1)	The net liabilities of RAAQ is calculated as follows:

	Assuming Contractual Maximum Redemptions
(in thousands)	USD	EUR
Historical RAAQ IFRS net liabilities
RAAQ IFRS historical net liabilities (see Note 3)	$(11,887)	€(10,117)
Reduction of historical cash from payment of RAAQ transaction costs	(7,500)	(6,383)
Reduction of historical accrued expense from payment of transaction costs	64	54
Reduction of historical deferred underwriting fee payable in Contractual Maximum Redemptions Scenario	5,761	4,903
Reduction of historical warrant liability due to Sponsor forfeiture of private placement warrants in Contractual Maximum Redemptions Scenario	1,602	1,364
Reduction of historical marketable securities held in Trust Account in Contractual Maximum Redemptions Scenario	(147,894)	(125,872)
Reduction of historical RAAQ Class A Ordinary Shares subject to possible redemption (financial liability) in Contractual Maximum Redemptions Scenario	147,894	125,872

Historical RAAQ IFRS net liabilities	$(11,960)	€(10,179)

Additionally, to reflect the elimination of RAAQ’s historical accumulated deficit of €11.6 million ($13.6 million) consisting of RAAQ’s historical accumulated deficit plus RAAQ’s estimated transaction costs. RAAQ’s accumulated deficit is offset against capital reserves in the unaudited pro forma condensed combined statement of financial position.

(q)
To reflect the conversion of the Aalto University Convertible Loans into 27,208 pre-share split IQM Series B Shares which are then converted on a one-for-one basis into IQM Shares, which occurred subsequent to December 31, 2025 and prior to the Share Split. The conversion was triggered by the consummation of the Business Combination in accordance with the change of control provisions in the original contractual terms of the instruments. Upon conversion, the carrying amounts of the host convertible loan financial liability of €7.1 million ($8.3 million) and the separated embedded derivative financial liability of €6.1 million ($7.2 million) were derecognized and reclassified to equity. No gain or loss was recognized on conversion as the transaction was completed pursuant to the original terms. The aggregate carrying amount of €13.2 million ($15.5 million) was credited to capital reserves.

(r)
Under the Contractual Maximum Redemption Scenario, reflects a €2.6 million (approximately $3.0 million) reduction in transaction costs in Note 5(g) due to the elimination of certain advisory fees that are calculated on remaining trust fund proceeds, which decline as redemptions increase

(s)
As part of the Business Combination, IQM will become a public limited liability company and adopt the Amended IQM Articles. This pro forma adjustment reflects the resulting increase in share capital to €80 thousand ($94 thousand).

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit and Loss for the Year Ended December 31, 2025
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Transaction Accounting Adjustments:

(a)
To reflect the estimated transaction costs of RAAQ for certain accounting, auditing, and other professional fees expected to be incurred in connection with the Business Combination that were not deemed to be specific incremental costs directly attributable to the offering of securities. This is a non-recurring
item.

(b)
To reflect the estimated transaction costs of IQM for certain accounting, auditing, and other professional fees expected to be incurred in connection with the Business Combination that were not deemed to be specific incremental costs directly attributable to the offering of securities. This is a non-recurring
item.

(c)	To reflect the estimated expense recognized for the directors’ and officers’ tail insurance policy recorded in Note 4(k). These costs will be finalized and adjusted in a subsequent filing.

(d)
To reflect one year of amortization expense for the combined company’s estimated directors’ and officers’ insurance policy recorded in Note 4(e) for the year ended December 31, 2025. These costs will be finalized and adjusted in a subsequent filing.

(e)	To reflect the removal of historical income earned on RAAQ’s trust account as the funds in the trust account will be released at closing.

(f)
To reflect, in the No Redemptions Scenario, the application of the applicable statutory tax rate to the pro forma adjustments included in the unaudited pro forma condensed combined statement of profit and loss. The Finland statutory tax rate of 20% was applied to pro forma adjustments specific IQM, and the United States statutory tax rate of 21% was applied to pro forma adjustments specific to RAAQ.

(g)
The Business Combination is accounted for under IFRS 2, as described above. The adjustment includes the IFRS 2 service cost of €216.8 million ($254.7 million) in the No Redemptions Scenario. This is a nonrecurring item.

(h)
To reflect, in the Contractual Maximum Redemptions Scenario, (i) the reversal in the No Redemptions Scenario in Note 5(g) the IFRS service cost adjustment, and (ii) to reflect, in the Maximum Redemptions Scenario, the IFRS 2 service cost of €210.9 million ($247.8 million). This is a nonrecurring item.

(i)
To reflect, in the Contractual Maximum Redemptions Scenario, the reversal of the change in fair value adjustment of the RAAQ private placement warrants held by the Sponsor in Note 3(d) as the RAAQ private placement warrants held by the Sponsor are forfeited in the Contractual Maximum Redemptions Scenario. Refer to Note 4(m).

(j)
To reflect, in the Contractual Maximum Redemptions Scenario, the application of the applicable United States statutory tax rate of 21% to the pro forma adjustment within Note 5(i) and Note 5(j) included in the unaudited pro forma condensed combined statement of profit and loss.

(k)
To reflect the removal of interest expense and fair value gains from financial liabilities for the Aalto University Convertible Loans in the amount of €1.1 million ($1.3 million) and €0.1 million ($0.1 million), respectively included within IQM’s historical statement of profit and loss for the year ended December 31, 2025. The pro forma adjustment gives effect to the conversion of the Aalto University Convertible Loans (see Note 4(q)) as if it had occurred on January 1, 2025; accordingly, no interest expense or derivative fair value adjustments would have been recorded during the period.

(l)	To reflect, in the Contractual Maximum Redemption Scenario, the reduction of estimated transaction costs in note 4(r).

(m)
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of profit and loss are based upon the number of IQM Shares outstanding upon the Closing of the Business Combination, assuming the Business Combination occurred on January 1, 2025.

Pro forma basic and diluted net loss per share attributable to IQM shareholders is calculated as follows for the year ended December 31, 2025:

	Year Ended December 31, 2025
	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Numerator:
Pro forma net loss	$(280,854,000)	$(147,037,000)

Denominator:
Assume conversion of RAAQ Class A Ordinary Shares subject to possible redemption into IQM Shares effective January 1, 2025 as a result of assuming closing of the Business Combination on January 1, 2025	17,250,000	2,846,770
Assume conversion of RAAQ Class A Ordinary Shares not subject to possible redemption into IQM Shares effective January 1, 2025 as a result of assuming closing of the Business Combination on January 1, 2025	4,375,000	4,375,000
Assume Share Split of IQM Shares effective January 1, 2025 as a result of assuming closing of the Business Combination on January 1, 2025	155,931,734	155,931,734
Assume issuance of IQM Shares to PIPE Investors effective January 1, 2025 as a result of assuming closing of the Business Combination on January 1, 2025	13,433,000	13,433,000

Pro forma weighted-average shares outstanding - basic and diluted	190,989,734	176,586,504

Pro forma net loss per share attributable to IQM Shares - basic and diluted	(1.47)	(0.83)

The following securities were excluded from the computation of pro forma diluted net loss per share attributable to IQM shareholders for the year ended December 31, 2025, because including them would have had an anti-dilutive effect:

	Year Ended December 31, 2025
	Assuming No Redemptions		Assuming Contractual Maximum Redemptions
IQM Shares underlying the RAAQ private placement warrants	5,450,000	(1)	1,725,000	(2)
IQM Shares underlying the RAAQ public warrants (3)	8,625,000		8,625,000
IQM Shares underlying the IQM Options (4)	23,077,060		23,077,060
IQM Shares underlying the IQM Warrants (4)	991,162		991,162

Total anti-dilutive IQM Shares	38,143,222		34,418,222

(1)
Represents, in the No Redemptions Scenario, 5,450,000 RAAQ private placement warrants issued and outstanding immediately prior to the Closing held by the Sponsor and Underwriters which will be assumed by IQM at the Closing and become exercisable for 5,450,000 IQM Shares.

(2)
Represents, in the Contractual Maximum Redemptions Scenario, 1,725,000 RAAQ private placement warrants issued and outstanding immediately prior to the Closing following the forfeiture of 3,725,000 private placement warrants held by the Sponsor in accordance with the Business Combination Agreement and Sponsor Support Agreement. These 1,725,000 RAAQ private placement warrants will be assumed by IQM at the Closing and become exercisable for 1,725,000 IQM Shares.

(3)
Represents 8,625,000 RAAQ public warrants issued and outstanding immediately prior to the Closing held by Public Shareholders which will be assumed by IQM at the Closing and become exercisable for 8,625,000 IQM Shares.

(4)
Represents 23,077,060 and 991,162 IQM Shares underlying the IQM Options and Kreos Capital warrants, respectively, assumed to be outstanding immediately prior to the Closing following the Share Split each exercisable for one IQM Share. Immediately prior to the Share Split, there were 245,168 and 10,530 IQM Shares underlying the IQM Options and Kreos Capital warrants, respectively.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to IQM and its subsidiaries.
Executive Officers and Directors
The following table sets forth certain information with respect to our executive officers and non-employee
directors following the Business Combination, including their ages as of March 15, 2026:

Name	Age	Position
Executive Officers
Jan Goetz	40	Chief Executive Officer
Søren Hein	57	Chief Operating Officer, Deputy Chief Executive Officer
Jan Kürschner	53	Chief Financial Officer
Directors
Sierk Poetting	53	Non-Executive Director, Board Chair
Alex Doll	56	Non-Executive Director
Hannu Martola	62	Non-Executive Director
Juha Vartiainen	47	Global Affairs Officer, Non-Executive Director
Director Nominees
Juho Sarvikas	43	Non-Executive Director Nominee
Jeff Tuder	52	Non-Executive Director Nominee
Unless otherwise indicated, the current business address for our executive officers and non-executive
directors is Keilaniemi 19 D, FI-02150 Espoo, Finland.
Executive Officers
Jan Goetz
co-founded
IQM and has served as our Chief Executive Officer since February 2019. Dr. Goetz also served on the IQM Board from September 2024 to June 2025. From November 2021 to May 2023, Dr. Goetz served on the Board of the European Innovation Council (“EIC”), where he now serves as an EIC Ambassador, and he has also served on the Board of the European Quantum Industry Consortium since June 2021. Dr. Goetz is also a member of the German Federal Economic Senate, an EIC Scaling Club Council member, a member of the Hall of Future, and a Digital Leader and Global Innovator at the World Economic Forum. Dr. Goetz completed his doctorate on superconducting quantum circuits at the Technical University of Munich and subsequently worked as a Marie Curie Fellow at Aalto University in Helsinki, where he holds the title of Docent.
Søren Hein
has served as our Deputy Chief Executive Officer and Chief Operating Officer since January 2026. Mr. Hein also served as Vice Chair of the IQM Board from April 2025 to January 2026. Prior to joining IQM, Dr. Hein served as a Partner at MIG Capital from 2016 to 2025, where he led the firm’s deep tech investment efforts, including leading IQM’s seed round in 2019, and where he currently serves as a Venture Partner. Before joining MIG Capital, Dr. Hein co-founded
Compound Disk Drives, a startup that developed a novel electric motor for hybrid vehicles. Prior to co-founding
Compound Disk Drives, Dr. Hein was a Partner at Doughty Hanson Technology Ventures for ten years. Earlier in his career, Dr. Hein served as Chief Technology Officer of the Wireless Systems business unit at Infineon. Dr. Hein holds a Ph.D. in Electrical Engineering and Computer Science from UC Berkeley and an MBA from INSEAD.
Jan Kürschner
has served as our Chief Financial Officer since April 2025. Prior to joining IQM, Mr. Kürschner held various roles at BioNTech SE, where he served as Senior Vice President Financial BioNTainer & International Integration from January 2023 to May 2024, Senior Vice President Global Financial

Operations from January 2022 to December 2022, and Vice President Global Finance Operations from March 2017 to December 2021. Before that, Mr. Kürschner served as Director of Finance for JenaValve Technology and as Director of Finance Europe at Canadian Solar EMEA GmbH. Mr. Kürschner has also worked as a freelance finance consultant. Mr. Kürschner began his career in auditing roles at Ernst & Young and Arthur Andersen. Mr. Kürschner holds a Diplom-Kaufmann degree in Business Administration from Humboldt-Universität zu Berlin.
Directors
Sierk Poetting
has served as the chair of the IQM Board since January 2022. Dr. Poetting has served as Chief Operating Officer of BioNTech since July 2021, before which he served as Chief Financial Officer starting in September 2014. Prior to joining BioNTech, Dr. Poetting served as Vice President and Chief Financial Officer of the Sandoz Division in North America at Novartis from 2012 to 2014, having held various other roles at Novartis from 2006 to 2012. Earlier in his career, Dr. Poetting was a consultant at McKinsey & Company. Dr. Poetting holds a Master of Science in Optical Sciences from the University of Arizona and a Ph.D. in Physics from Ludwig-Maximilians University in Munich.
Alex Doll
has served on the IQM Board since March 2025. Mr. Doll is a Founder at Ten Eleven Ventures, where he has served as a Managing Member since 2015. In 2002, Mr. Doll co-founded
PGP Corporation, where he served as a founding board member and Chief Financial Officer/Vice President of Business Development. Mr. Doll later served as Chief Operating Officer of PGP Corporation until its acquisition by Symantec in 2010. Following the acquisition, Mr. Doll continued his involvement in the cybersecurity sector as an angel investor, independent director, entrepreneur-in-residence
at Khosla Ventures, and security deal team consultant to private equity firm KKR. Earlier in his career, Mr. Doll worked at Embark (The Princeton Review), PeopleSoft, and OneID, and was an investment banker at Robertson Stephens. Mr. Doll received an MBA from Stanford Graduate School of Business and graduated cum laude from the University of Pennsylvania’s Management & Technology program with a B.S. in Systems Engineering from the Moore School and a B.S. in Finance from the Wharton School.
Hannu Martola
has served on the IQM Board since October 2024. Mr. Martola has served as President and Chief Executive Officer of Detection Technology Plc since 2007 and previously served as a member of its board of directors from 2007 to 2015. Prior to joining Detection Technology, Mr. Martola served as President and Chief Executive Officer of VTI Technologies Oy from 2001 to 2007, having held various management positions there from 1992 to 2000. Mr. Martola has served as a member of the board of Enics AG since 2018, as Chairman of the board of directors of Powernet International Ltd and Powernet Oy since 2012 and as Chairman of the board of directors of Expedir Oy since 1985, in addition to various other prior directorships. Mr. Martola holds a Master of Science in Engineering and an Executive MBA from Aalto University.
Juha Vartiainen
co-founded IQM in 2018 and has served as our Global Affairs Officer since July 2023, having previously served as our Chief Operating Officer from July 2019 to August 2023. Mr. Vartiainen has also served on the IQM Board since July 2024. Before joining IQM, Mr. Vartiainen served as a Senior Software Modeling Engineer at Orion Diagnostica Oy and as a Project Manager at Space Systems Finland Ltd, where he gained extensive experience in software design and implementation for satellite instruments and medical devices, as well as in standardization and technical advising. Mr. Vartiainen holds a Ph.D. in Physics from Teknillinen korkeakoulu-Tekniska högskolan (Helsinki University of Technology).
Director Nominees
Juho Sarvikas
has served as the Chief Executive Officer and as a member of the board of Inseego Corp. since January 2025. Prior to joining Inseego Corp., Mr. Sarvikas served as president of North America for Qualcomm Incorporated, a leading global provider of connected computing technologies, from April 2021 to December 2024. Prior to Qualcomm, Mr. Sarvikas served as Chief Product Officer of HMD Global from

December 2016 to April 2021, and as President North America from May 2020 to April 2021. Before joining HMD Global, he led Nokia’s feature phone business under Microsoft and held various leadership roles at Nokia for eight years prior to Microsoft’s acquisition of its smartphone business. Mr. Sarvikas holds a Master of Science degree in Industrial Engineering from Lappeenranta University of Technology in Finland. Mr. Sarvikas’s substantial experience in the wireless communications industry, gained from senior executive positions at leading global corporations, and his unique understanding of our operations, opportunities and challenges, provide a particularly relevant and informed background for him to serve as a member of the IQM Board.
Jeff Tuder
has served as Chief Financial Officer of Space Asset Acquisition Corp. since September 2025. Mr. Tuder is currently a
Co-Chairman
and Chief Financial Officer of each of Digital Asset Acquisition Corp. (Nasdaq: DAAQ) and Real Asset Acquisition Corp. (Nasdaq: RAAQ), positions he has each held since December 2024. Mr. Tuder founded Tremson Capital Management, LLC in January 2015 to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. In addition, Mr. Tuder was the Chief Executive Officer of each of Concord Acquisition Corp, Concord Acquisition Corp II and Concord Acquisition Corp III from 2021 to 2022, 2022 to present, and 2022 to 2024, respectively. Mr. Tuder has also served on the board of directors of SeaChange International, Inc. from March 2019 to May 2021. In addition, Mr. Tuder has served on the board of directors of Inseego Corporation (NYSE: INSG), since April 2017, where he is Chairman of the board, audit and compensation Committees. Mr. Tuder has also served on the board of directors of GCT Semiconductor (NYSE: GCTS) since March 2023 where he serves on the compensation committee. Mr. Tuder held various investment positions at JHL Capital Group, KSA Capital Management, and CapitalSource Finance. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, Nassau Capital, and ABS Capital Partners. Mr. Tuder is currently an Operating Partner at Atlas Merchant Capital, LLC. Mr. Tuder received a B.A. in English Literature from Yale College. We believe Mr. Tuder is well qualified to serve on the IQM Board because of his extensive public company board and executive experience, as well as his substantial experience in finance and public and private equities.
Family Relationships
There are no family relationships among any of the executive officers or non-executive
directors.
Foreign Private Issuer Exemption
We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the Nasdaq rules, we are permitted to comply with Finnish governance requirements in lieu of the corporate governance requirements of the Nasdaq. Among other things, we intend to take advantage of the following exemptions from the corporate governance requirements of the Nasdaq:

•	Exemption from quorum requirements for shareholder meetings.

•
Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers; and

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans.
We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may, however, in the future decide to opt out of some or all of the other permitted Nasdaq corporate governance rules. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Composition and Independence of Our Board of Directors
Upon the consummation of the Business Combination, our board of directors will consist of      members. Our board of directors has determined that none of     ,      or      has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
In accordance with the Amended IQM Articles, the term of office of our directors expires at the closing of the Annual General Meeting following their election.
Committees of Our Board of Directors
Upon the consummation of the Business Combination, our board of directors will have three standing committees: an audit committee, a nomination committee and a remuneration committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee shall consist of at least three members. Each member of the audit committee must be independent of the Company, and at least one member must be independent of our significant shareholders.
Our audit committee consists of    ,    and    .    serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Finnish Corporate Governance Code issued by the Finnish Securities Market Association, and our board of directors has determined that    is an “audit committee financial expert” as defined by applicable SEC rules. Our board of directors has further determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.
The audit committee’s responsibilities include, but are not limited to:

•	monitoring the financial reporting process;

•	monitoring and assessing the efficiency of the Company’s internal control, any internal audits, and risk management systems;

•	monitoring and evaluating the auditor’s independence, particularly the provision of non-audit services;

•	monitoring the statutory audit of the annual accounts and the consolidated accounts;

•	monitoring the financial statement reporting process;

•	supervising the financial reporting process;

•	monitoring the Company’s related party transactions in accordance with reporting practices; and

•	preparing the proposal for the election of the auditor.
The audit committee convenes at least three times a year prior to the publication of the financial results and more often as necessary, in accordance with a mutually agreed meeting schedule that should be consistent with the Company’s financial reporting.

Remuneration Committee
Our remuneration committee shall consist of at least    members. The majority of the members of the committee shall be independent of the Company.
Our remuneration committee consists of    ,    and    .    serves as the chairperson of the remuneration committee. Under the SEC and Nasdaq rules, there are heightened independence standards for members of the remuneration committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. Although foreign private issuers are not required to meet this heightened standard with respect to all members, as of the date of this prospectus, we have determined that each of    and     meet this heightened standard.
The remuneration committee’s responsibilities include, but are not limited to:

•	preparing and presenting to the board of directors a compensation philosophy that aligns with the Company’s overall strategy, financial performance, and long-term goals;

•	preparing the governing bodies’ remuneration policy and report;

•	presenting the governing bodies’ remuneration policy and report to the general meeting and answering questions about them;

•	reviewing and evaluating executive performance in relation to pre-established goals and metrics, and preparing and reviewing the remuneration of the CEO and other members of the leadership team;

•	planning the remuneration of other staff and organizational development;

•	reviewing and monitoring company-wide long-term incentives including equity plans, and preparing matters related to the Company’s incentive systems;

•	answering questions regarding the report concerning salaries and remuneration at the general meeting;

•
reviewing and monitoring employment agreements, severance arrangements, retirement benefits, and other contractual obligations for executives and key personnel, and ensuring compliance with all applicable employment laws and regulations; and

•
staying informed of relevant regulatory, market, and governance trends related to executive compensation, and ensuring all compensation policies and practices adhere to applicable laws, regulations, and corporate governance standards.

In addition to the tasks mentioned above, the remuneration committee may have other tasks that are appropriate to fulfil the role of the committee.
The chairperson of the remuneration committee, in consultation with the members of the committee, shall determine the schedule and frequency of the meetings of the committee provided that the committee shall meet at least    times a year.
Nomination Committee
The nomination committee shall consist of at least three members. The majority of the members of the committee shall be independent of the Company.
Our nomination committee consists of    ,    and    .    serves as the chairperson of the nomination committee.
The nomination committee’s responsibilities include, but are not limited to:

•	preparing and presenting the proposal to the general meeting on the appointment of the directors to the board;

•	preparing the proposal to the general meeting on matters pertaining to the remuneration of directors;

•	taking care of the diversity and succession planning of the members of the board of directors;

•	preparing the appointment of the CEO, Chief Financial Officer and Chief Operating Officer and succession planning; and

•	monitoring and developing the Company’s organization and personnel matters.
In addition to the tasks mentioned above, the nomination committee may have other tasks that are appropriate to fulfil the role of the committee.
The chairperson of the nomination committee, in consultation with the members of the committee, shall determine the schedule and frequency of the meetings of the committee provided that the committee shall meet at least    times a year.
Compensation of
Non-Executive
Directors and Executive Officers
Compensation of Non-Executive Directors
Pursuant to the Finnish Companies Act, the remuneration payable to the members of the IQM Board is determined at the general meeting of shareholders.
At the annual general meeting of IQM held on May 5, 2025, our shareholders resolved that no remuneration will be paid to the members of the IQM Board for the year ended December 31, 2025. As of December 31, 2025, we had no amounts set aside or accrued to provide pension, retirement or similar benefits to our directors.
Compensation of Executive Officers
The aggregate compensation, including benefits in kind, accrued or paid to our executive officers with respect to the year December 31, 2025, for services in all capacities was €  . The pension benefits of the Executive Officers are determined in accordance with law and customary practice.
Equity Awards
Issued to Executive Officers and Directors
For information regarding the share ownership of our directors and our executive officers, see “
Beneficial Ownership of Securities.
”
Equity Plans
Employee Stock Option Plan I
Our first Employee Stock Option Plan (“ESOP I”) is a program under which participants were granted stock options to acquire class A shares in our company, and was approved by the IQM Board on November 19, 2019 based on the authorization from shareholders at our general meeting held on June 4, 2019. As of December 31, 2025, options to subscribe for up to an aggregate of 23,536 class A shares were outstanding. Eligible participants in ESOP I include our directors, advisors and employees. Options under ESOP I were granted from November 2019 to August 2020. ESOP I is closed for allocation, and no further options may be issued under this program.
The options under ESOP I were granted for no consideration, though grantees must pay the exercise price of such options to acquire their underlying class A shares. The options generally will vest over a four-year period, with 25% vesting on the date of the first anniversary of the grant date, with the remainder vesting in monthly instalments thereafter. The exercise price of the options is €38.65 per class A share. The options granted under ESOP I expire on June 30, 2029 and are not transferrable and may not be pledged. The number of options is subject to customary adjustment for any stock split or combination affecting our ordinary shares. In the event of

(i) IQM listing on Nasdaq Helsinki or another well-known stock exchange; (ii) IQM merging, reorganization, or otherwise disposing of more than 50% of its shares in one transaction; (iii) IQM selling or exchanging all or a significant portion of IQM’s assets; or (iv) IQM’s shareholders selling, exchanging, or otherwise disposing of more than 50% of IQM’s shares in a single transaction, all then-unvested options will automatically vest in their entirety following the completion of such transaction, and the exchange period will be accelerated to begin immediately at completion of such transaction and end 14 days after commencement.
Under ESOP I, the majority of options were transferred to the terms of ESOP III (as described below), except for the exercise price of such options. 6,078 options remain subject to the terms of ESOP I.
Employee Stock Option Plan II
Our second Employee Stock Option Plan (“ESOP II”) is a program under which participants were granted stock options to subscribe for class A shares in our company, and was approved by the IQM Board on March 24, 2021 based on the authorization from our shareholders at our general meeting held on October 28, 2020. As of December 31, 2025, options to purchase up to an aggregate of 45,539 class A shares were outstanding. Eligible participants in ESOP II include our directors, advisors and employees. Options under ESOP II were granted from November 2020 to June 2022. ESOP II is closed for allocation, and no further options may be issued under this program.
The options under ESOP II were granted for no consideration, though grantees must pay the exercise price of such options to acquire their underlying class A shares. The options generally will vest over a four-year period, with 25% vesting on the date of the first anniversary of the grant date, with the remainder vesting in monthly instalments thereafter. The exercise price of the options was set at €289.84 class A share. The options granted under ESOP II expire on February 28, 2031 and are not transferrable and may not be pledged. The number of options is subject to customary adjustment for any stock split or combination affecting our ordinary shares. In the event of (i) IQM merging, reorganizing its operations or otherwise disposing of more than 50% of its shares in one transaction if the stock options are not adopted by the new entity; (ii) IQM’s shareholders selling, exchanging, or otherwise disposing of more than 50% of IQM’s share capital, (iii) IQM selling, exchanging, or exclusively licensing more than 50% of IQM’s assets in a single transaction or (iv) IQM’s listing on Nasdaq Helsinki or another well-known stock exchange, all then unvested options will automatically vest in their entirety following the completion of such transaction. Further, in the event of (iv) described above, the company must redeem all vested ESOP II options for a price equal to the actual value of the ESOP II options. Such value is equal to the agreed IPO valuation of the shares of the company less the agreed strike price. The grantee is required to reinvest the net proceeds received from the redemption of stock options, after deduction of applicable taxes, into shares of the Company issued in connection with the Company’s initial public offering, to the extent determined by the IQM Board.
Under ESOP II, the majority of options were transferred to the terms of ESOP III (as described below), except for the exercise price of such options. 4,942 options remain subject to the terms of ESOP II.
Employee Stock Option Plan III
Our third Employee Stock Option Plan (“ESOP III”) is a program under which participants were granted stock options to subscribe for class A shares in our company, and was approved by the IQM Board on June 29, 2023 based on the authorization from our shareholders at our general meeting held on 13 July, 2022. As of December 31, 2025, options to subscribe for up to an aggregate of 60,128 class A were outstanding, as well as certain options originally granted under ESOP I or ESOP II that were transferred to the terms of ESOP III (except as to strike price), as described above. Eligible participants in ESOP III include our executive officers, employees and consultants. Options under ESOP III were granted from March 2023 to March 2025. ESOP III is closed for allocation, and no further options may be issued under this program.

The options under ESOP III were granted for no consideration, though grantees must pay the exercise price of such options to acquire their underlying class A shares. The options generally will vest over a four-year period, with 25% vesting on the date of the first anniversary of the grant date, with the remainder vesting in monthly instalments thereafter. The exercise price of the options was set at €410.94 per class A share. The options granted under ESOP III expire on July 13, 2036 and are not transferrable and may not be pledged. The number of options is subject to customary adjustment for any stock split or combination affecting our class A shares. In the event of (i) IQM’s shareholders selling, exchanging, or otherwise disposing of more than 50% of the shares and votes of IQM, or IQM merging, reorganizing its operations or otherwise becoming subject to a similar transaction subsequent to which the shareholders will possess less than 50% of the shares and votes of IQM; (ii) IQM selling, exchanging, or exclusively licensing more than 50% of IQM’s assets or (iii) IQM’s listing on a recognized stock exchange (including via SPAC initial public offering), then the IQM Board may resolve to accelerate the vesting of any unvested options under ESOP III.
Employee Stock Option Plan IV
Our fourth Employee Stock Option Plan (“ESOP IV”) is a program under which participants were granted stock options to subscribe for class A shares in our company, and was approved by the IQM Board on October 23, 2025 based on the authorization from our shareholders At our general meeting held on August 7, 2025. As of December 31, 2025, options to subscribe for up to an aggregate of 18,800 class A shares were outstanding. Eligible participants in ESOP IV include our employees, officers, directors, advisors or any other eligible individuals. Options under ESOP IV were granted from October 2025 to     2026.
The options under ESOP IV were granted for no consideration, though grantees must pay the exercise price of such options to subscribe for their underlying class A shares. The options generally will vest over a four-year period, with 25% vesting on the date of the first anniversary of the grant date, with the remainder vesting in monthly instalments thereafter. The exercise price of the options was set at €474.86 per ordinary share. The options granted under ESOP IV expire on October 23, 2039 and are not transferrable and may not be pledged. The number of options is subject to customary adjustment for any stock split or combination affecting our class A shares. In the event of (i) IQM’s shareholders selling, exchanging, or otherwise disposing of more than 50% of the shares and votes of IQM, or IQM merging, reorganizing its operations or otherwise becoming subject to a similar transaction subsequent to which the shareholders will possess less than 50% of the shares and votes; (ii) IQM selling, exchanging, or exclusively licensing more than 50% of IQM’s assets or (iii) IQM’s listing on a recognized stock exchange (including via SPAC initial public offering), then the IQM Board may resolve to accelerate the vesting of any unvested options under ESOP IV.
2026 Long Term Incentive Plan
In connection with the Business Combination, we anticipate adopting the 2026 Long-Term Incentive Plan (the “LTIP”) as a vehicle to attract, retain and motivate selected employees, consultants and directors through the granting of share-based compensation awards and cash-based performance bonus awards. Once the LTIP becomes effective, no further grants will be made under our prior ESOP plans.
Code of Business Conduct and Ethics
We have an effective code of business conduct and ethics (the “Code of Conduct”), which outlines the principles of legal and ethical business conduct under which we do business. The Code of Conduct applies of IQM’s executive officers, non-executive
directors and employees. Following the Closing, the full text of the Code of Conduct will be available on our website.
Insurance and Indemnification
In connection with the Closing, under the Business Combination Agreement we are required to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by RAAQ’s directors’ and officers’ liability insurance policies, including all current and former directors and officers of RAAQ, on terms not less favorable than RAAQ’s current insurance coverage and with insurance carriers having the same or better credit rating. With respect to the RAAQ directors and officers, we must either maintain in effect for six years after the Closing either the existing directors’ and officers’ liability insurance policies for RAAQ or a “tail” directors’ and officers’ liability insurance policy covering such individuals for claims existing or occurring at or prior to the Closing, in each case subject to a maximum annual premium cap of 300% of the aggregate annual premium payable by RAAQ for such insurance for the year ended December 31, 2026 (the “Maximum Annual Premium”). If we are unable to obtain such insurance for an amount less than or equal to the Maximum Annual Premium, we will instead obtain insurance providing as much coverage as is reasonably practicable for an annual premium equal to the Maximum Annual Premium.
The Amended IQM Articles will contain no provisions under which any member of the IQM Board and our Chief Executive Officer or officers is indemnified in any manner against any liability which they may incur in their capacity as such. Article 8 of the Amended IQM Articles will, however, provide that the IQM shareholders will decide at the annual general meeting of shareholders whether to discharge the members of the IQM Board and our Chief Executive Officer from liability.
We maintain liability insurance for members of the IQM Board and certain of our officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

MATERIAL TAX CONSIDERATIONS
The following summary contains a description of certain Finnish and United States federal income tax consequences of the acquisition, ownership, and disposition of IQM ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase IQM ADSs. Prospective investors considering subscribing for IQM ADSs are advised to consult a tax advisor in order to obtain information about Finnish or foreign tax consequences resulting from the acquisition, ownership, and disposition of IQM ADSs. The summary is based upon the tax laws of Finland and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Certain Material Finnish Tax Considerations
The following is a description of the material Finnish income tax and transfer tax consequences. The summary is not exhaustive and does not take into account or deal with the tax laws of any country other than Finland. The following description does not take into account or discuss tax laws of any other country than Finland and does not address tax considerations applicable to shareholders that may be subject to special tax rules relating to, among others, different restructurings of corporations, controlled foreign corporations, non-business
carrying entities, income
tax-exempt
entities or general or limited partnerships. Furthermore, this description does not address Finnish inheritance or gift tax consequences.
This description is based primarily on the following acts:

•	The Finnish Income Tax Act (1535/1992, as amended, the “Income Tax Act”);

•	The Finnish Business Income Tax Act (360/1968, as amended, the “Business Income Tax Act”);

•	The Act on the Taxation of Income of a Person Subject to Limited Tax Liability (627/1978, as amended);

•	The Finnish Tax Prepayment Act (1118/1996, as amended);

•	The Finnish Transfer Tax Act (931/1996, as amended); and

•	The Finnish Act on Tax Assessment (1558/1995, as amended, the “Tax Assessment Act”).
In addition, relevant case law as well as decisions and statements made by the tax authorities in effect and available as at the date of this proxy statement/prospectus have been taken into account. The following description is subject to change, which change could apply retroactively and could, therefore, affect the tax consequences described below.
General on Taxation
Residents and
non-residents
of Finland are treated differently for tax purposes. The worldwide income of persons resident in Finland is subject to taxation in Finland.
Non-residents
are taxed on income from Finnish sources only. Additionally, Finland imposes taxes on non-residents
for income connected with their permanent establishments situated in Finland. However, tax treaties may limit the applicability of Finnish tax legislation and also the right of Finland to tax Finnish source income received by a non-resident.
Generally, a natural person is deemed to be a resident in Finland if such person remains in Finland for a continuous period of more than six months or if the permanent home and abode of such person is in Finland. However, a Finnish national who has moved abroad is considered to be resident in Finland until three years have passed from the end of the year of departure unless it is proven that no substantial ties to Finland existed during the relevant tax year.
Earned income is taxed at progressive rates. At the date of this proxy statement/prospectus, capital income tax rate is 30 percent. In addition, should the amount of capital income received by a Resident Natural Person exceed €30,000 in a calendar year, the capital income tax rate is 34% on the amount that exceeds €30,000. Corporate entities established under the laws of Finland are regarded as residents in Finland and are, therefore, subject to corporate income tax on their worldwide income. In addition, non-residents
are subject to Finnish corporate income tax on their income connected with their permanent establishments situated in Finland. At the date of this proxy statement/prospectus, the corporate income tax rate is 20%.
The following is a summary of certain Finnish tax consequences relating to the purchase, ownership, and disposition of the Company’s shares and IQM ADSs by Finnish resident and non-resident
shareholders.
Taxation of Dividends and Distribution of Funds from Unrestricted Equity Capital
Distribution of funds from the reserve for unrestricted equity (Chapter 13 Section 1 Subsection 1 of the Finnish Companies Act (624/2006, as amended)) by a listed company as referred to in Section 33 a Subsection 2 of the Income Tax Act (“Listed Company”) is taxed as distribution of dividends. Therefore, the following applies also to the distribution of funds from unrestricted equity capital of the Company.
Resident Natural Persons
85% of dividends paid by a Listed Company to a natural person whose underlying assets belong to the business activity of such shareholder is taxable partly as earned income, which is taxed at a progressive rate, and partly as capital income, which is taxed at a rate of 30% (34% on the amount that exceeds €30,000 in a calendar year), and the remaining 15% is tax-exempt.
Distribution of dividends by a Listed Company to Resident Natural Persons is subject to advance tax withholding. At the date of this proxy statement/prospectus, the amount of the advance tax withholding is 25.5% of the amount of dividend paid. The advance tax withheld by the distributing company is credited against the final tax payable by the recipient of the dividend. If a Finnish resident shareholder is holding the assets through a nominee account, the tax is withheld at rate of 50% if a Listed Company or the custodian closest to the recipient of the dividend does not receive or the custodian cannot deliver to the Finnish Tax Administration the identification information on the recipient of the dividend.
Resident Natural Persons must review their
pre-filled
income tax return form to confirm that the amount of dividend income reported is correct. In case the amount of dividend income or withheld tax reported in the pre-filled
income tax return form is incorrect, the Resident Natural Persons must correct these amounts to their tax returns and provide the corrected tax returns to the Finnish tax authorities.
Finnish Limited Liability Companies
Taxation of dividends distributed by a Listed Company depends, among other things, on whether the Finnish company receiving the dividend is a Listed Company or not.
Dividends received by a Listed Company from another Listed Company are generally tax-exempt.
However, in cases where the underlying assets are included in the investment assets of the shareholder, 75% of the dividend is taxable income while the remaining 25% is tax-exempt.
Only banking, insurance and pension institutions may have investment assets.
Dividends received by a
non-listed
Finnish company (i.e., a privately held company) from a Listed Company are taxable income subject to 20% corporate income tax rate. However, in cases where the privately held company directly owns 10% or more of the share capital of the Listed Company distributing the dividend, the dividend received on such shares is tax-exempt,
provided that the underlying assets are not included in the investment assets of the shareholder.

However, tax is withheld at a rate of 50% on dividends that are paid on nominee-registered shares in case the payor of the dividend or the registered custodian does not receive or cannot provide the Finnish Tax Administration with the final recipient information of the beneficiary recipient referred to in the act on assessment procedure, if the dividend recipient is subject to unlimited tax liability in Finland.
Non-Residents
As a general rule,
non-residents
of Finland are subject to Finnish withholding tax on dividends paid by a Finnish company. The withholding tax is withheld by the company distributing the dividend at the time of dividend payment and no other taxes on the dividend are payable in Finland. Generally, the withholding tax rate is 20% for non-resident
corporate entities as income receivers and 30% for all other non-residents
unless the shares are held in a nominee account in which case the applicable tax rate may be 35% as set out below.
Finland has entered into double taxation treaties with several countries pursuant to which the withholding tax rate is reduced on dividends paid to persons entitled to the benefits under such treaties. Under the tax treaty in force between Finland and the U.S. (“Tax Treaty”), dividends paid by a Finnish company to a U.S. tax resident recipient entitled to the benefits under the Tax Treaty are in general subject to a withholding tax at a rate of 15%. For a qualifying shareholder that is a company owning directly at least 10% of the voting stock of the company paying the dividends, the applicable tax rate is 5%. Furthermore, dividends may under certain conditions be exempted from Finnish withholding taxation in case the U.S. resident recipient is a company that has owned shares representing 80% or more of the voting power in the company paying the dividends for a
12-month
period ending on the date on which the entitlement to dividends is determined, or if the recipient is a U.S. resident pension fund fulfilling the criteria set in the Tax Treaty.
When the shares are not held in a nominee account, the reduced withholding rate benefit in an applicable tax treaty will be available if the person beneficially entitled to the dividend has provided a valid tax card or necessary details of its nationality and identity to the company paying the dividend.
In respect of the dividends paid for nominee-registered shares, the tax treaty based withholding tax rate is applied if the payor of the dividend or the custodian closest to the dividend recipient which is registered into the Finnish Tax Administration’s Register of Authorised Intermediaries, as intended in Section 10 d of the Act on the Taxation of Income of a Person Subject to Limited Tax Liability, at the time of dividend distribution has carefully confirmed the state of residence of the dividend recipient and that the tax treaty provisions considering dividends can be applied to the dividend recipient. Instead of the reduced tax treaty rates, withholding tax rate of 35% is applied to dividend paid to nominee-registered shares if the dividend recipient’s identification information is not provided to the dividend distributor or the custodian and the dividend distribution cannot thus be identified and the payor or the registered intermediary cannot therefore provide the identification information on the dividend recipient to the Finnish Tax Administration in their annual information returns. Withholding tax rate of 30% is applied if the dividend recipient can be identified but there is no certainty on the withholding tax rate applicable to the dividend recipient. However, in this case the withholding tax rate is 20% if the dividend recipient is identified as corporation.
Certain Qualifying
Non-Resident
Corporate Entities Residing in EU Member States
Under Finnish tax laws, no withholding tax is levied on dividends paid to foreign corporate entities that reside, and are subject to corporate tax, in an EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU, as amended), and that directly hold at least 10% of the capital in the distributing Finnish company.
Certain
Non-Resident
Corporate Entities Residing Within the EEA
Dividends paid to certain
non-resident
corporate entities residing within the EEA are either fully
tax-exempt
or taxed at a reduced withholding tax rate, depending on how the dividend would be taxed if paid to a corresponding Finnish corporate entity.

In Finland, no withholding tax is levied on dividends paid by a Finnish company to a non-resident
company provided that (i) the company receiving the dividend is resident in a country within the EEA; (ii) Council Directive 2011/16/EU on administrative cooperation in the field of taxation and repealing Directive 77/799/EEC (as amended, the “Mutual Assistance Directive”), or an agreement regarding executive assistance and exchange of information in tax matters within the EEA, is applicable to the home country of the recipient of the dividend; (iii) the company receiving the dividend corresponds to a Finnish corporate entity as defined in Section 33d Subsection 4 of the Income Tax Act or in Section 6a of the Business Income Tax Act; (iv) the dividend would be fully tax-exempt
if paid to such corresponding Finnish company or entity (see “
– Finnish Limited Liability Companies
” above); and (v) the company receiving the dividend provides evidence (in the form of a certificate issued by the home country’s tax authorities) that the paid withholding tax could not de facto be fully credited in the home country pursuant to the applicable double taxation treaty.
In cases where the dividend received by a foreign company fulfilling requirement set forth in point (iii) above and residing within a country fulfilling the requirements set forth in points (i) and (ii) above would be only partially tax-exempt
if paid to a corresponding Finnish entity (see “
– Finnish Limited Liability Companies
” above), the Finnish withholding tax is levied (see “
–
Non-Residents
” above), but the withholding tax rate in respect of such dividends is reduced to 15% (instead of 20%). Therefore, exclusive of entities defined in the Parent Subsidiary Directive that qualify for a tax exemption through the direct ownership of at least 10% of the capital in the distributing Finnish company (see “
– Certain Qualifying
Non-Resident
Corporate Entities Residing in EU Member States
” above), the 15% withholding tax rate is applicable to dividends paid to non-resident
companies fulfilling the requirement set forth in point (iii) above and residing within a country fulfilling the requirements set forth in points (i) and (ii) above if the underlying shares in the Finnish company distributing the dividend belong to the investment assets of the recipient company, or if the recipient is not a Listed Company. Depending on the applicable double taxation treaty, the applicable withholding tax rate can also be less than 15% (see “
–
Non-Residents
” above).
Certain
Non-Resident
Natural Persons Residing Within the EEA
Instead of being subject to withholding tax as described under “
–
Non-residents
” above, dividends paid to
non-resident
natural persons can be, upon request by such
non-resident
natural person, taxed pursuant to the Tax Assessment Act (i.e., taxed similarly to dividends paid to residents of Finland (see “
– Resident Natural Persons
” above) provided, however, that (i) the person receiving the dividend is resident in a country within the EEA; (ii) the Mutual Assistance Directive, or an agreement regarding executive assistance and exchange of information in tax matters within the EEA, is applicable to the home country of the recipient of the dividend; and (iii) the recipient of the dividend provides evidence (in the form of a certificate issued by the home country’s tax authorities) that any paid withholding tax could not de facto be fully credited in the home country pursuant to an applicable double taxation treaty.
Taxation of Capital Gains
Resident Natural Persons
A capital gain or loss arising from the sale of shares that do not belong to the business activity of the shareholder is taxable in Finland as a capital gain or deductible as a capital loss for Resident Natural Persons. At the date of this proxy statement/prospectus, capital gains are taxed at a rate of 30% (34% on the amount that exceeds €30,000 in a calendar year). If the shares belong to the business activity (business income source) of the seller, any gain arising from the sale is deemed to be business income of the seller, which will be divided according to the Income Tax Act to be taxed as earned income at a progressive tax rate and capital income at a rate of 30% (34% on the amount that exceeds €30,000 in a calendar year).
Capital loss arising from the sale of shares that do not belong to the business activity of the shareholder is primarily deductible from the Resident Natural Person’s capital gains and secondarily from other capital income of the same year and during the following five tax years. Capital losses are not taken into account when calculating the capital income deficit for the tax year, and they do not increase the amount of the deficit credit that is deductible from the taxes under the deficit crediting system. The deductibility of losses related to securities included in the seller’s business activity is determined as described under “
– Finnish Limited Liability Companies
” below.
Notwithstanding the above, capital gains arising from the sale of assets that do not belong to the business activity of the shareholder are exempt from tax provided that the proceeds of all assets sold by the Resident Natural Person during the tax year do not, in the aggregate, exceed €1,000 (exclusive of proceeds from the sale of any assets that are tax-exempt
pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if the acquisition cost of all assets sold during the tax year does not, in the aggregate, exceed €1,000 (exclusive of proceeds from the sale of any assets that are tax-exempt
pursuant to Finnish tax laws) and also the proceeds of all assets sold by the Resident Natural Person during the tax year do not, in the aggregate, exceed €1,000.
Any capital gain or loss is calculated by deducting the original acquisition cost and sales related expenses from the sales price. Alternatively, a natural person holding shares that are not included in the business activity of the shareholder may, instead of deducting the actual acquisition costs, choose to apply a presumptive acquisition cost, which is equal to 20% of the sales price, or in the case of shares which have been held for at least ten years, 40% of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any selling expenses are deemed to be included therein and cannot be deducted separately from the sales price.
Resident Natural Persons must report information relating to the sale of the Shares on their income tax return of the tax year concerned.
Finnish Limited Liability Companies
The following applies only to Finnish limited liability companies that are taxed on the basis of the Business Income Tax Act. As a general rule, any capital gains from the sale of shares are regarded as taxable income of a Finnish resident company with the current general corporate tax rate of 20%.
The assets of Finnish resident companies which are taxed according to the Business Income Tax Act may be classified as fixed assets, current assets, investment assets, financial assets, or other assets of a Finnish company (however, only financial, insurance and pension institutions may have investment assets as referred to in this context). The taxation of a disposal of shares and loss of value varies according to the asset type for which the shares qualify.
The sales price of any sale of shares generally is included in the business income of a Finnish company. Correspondingly, the acquisition cost of shares is deductible from business income upon disposal of the shares with the below exemptions on shares belonging to fixed assets or other assets.
An exemption for capital gains on share disposals is available for Finnish companies, provided that certain strictly defined requirements are met. Under this participation exemption, capital gains arising from the sale of shares that are part of the fixed assets of a selling company that is not engaged in private equity activities are not considered taxable business income and, correspondingly, capital losses incurred on the sale of such shares are not tax deductible provided, among other things, that (i) the selling company has directly and continuously for at least one year owned at least 10% of the share capital in the company whose shares are sold and such ownership of the sold shares has ended at the most one year before the sale and the shares sold belong to those shares; (ii) the company whose shares have been sold is not a real estate or residential housing company or a limited liability company whose activities, on a factual basis, mainly consist of ownership or possession of real estate; and (iii) the company whose shares are sold is resident in Finland or is a company located in another EU member state, as further specified in Article 2 of the Parent Subsidiary Directive, or is resident in a country with which Finland has entered into a double taxation treaty that is applicable to dividends.

Tax deductible capital losses pertaining to the sale of shares (other shares than shares sold under the participation exemption) that are part of the fixed assets of the selling company can only be deducted from capital gains arising from the sale of fixed assets shares in the same fiscal year and the subsequent five years. Capital losses pertaining to the sale of shares that are not part of fixed assets are tax deductible from taxable income in the same fiscal year and the subsequent ten years in accordance with the general rules concerning losses carried forward.
The capital loss on shares belonging to other assets of the company are deductible only from capital gains relating to assets belonging to the same asset category during the tax year in question and following five years.
Non-Residents
Non-residents
who are not generally liable for tax in Finland are usually not subject to Finnish taxes on capital gains realized on the sale of shares in a Listed Company, unless the non-resident
taxpayer is deemed to have a permanent establishment in Finland for income tax purposes as referred to in the Income Tax Act and an applicable tax treaty and the shares are considered to be assets of that permanent establishment.
Non-residents
may also be subject to Finnish taxes on capital gains realized on the sale of shares in a Listed Company if the value of such shares derives directly or indirectly from real property located in Finland in any of the preceding 365 days unless applicable tax treaty limits the taxing right of Finland on capital gains.
Finnish Transfer Tax
No transfer tax is payable in Finland on transfers of shares admitted to trading on a public and regularly functioning marketplace and multilateral trading facilities as intended in Act on Trading in Financial Instruments (1070/2017, as amended), where the shares have become subject to public trading based on application or acceptance of a Listed Company and are recorded to book-entry-system provided that the transfer is made against a fixed pecuniary consideration. The transfer tax exemption requires that an investment firm, a foreign investment firm or other party offering investment services, as defined in the Finnish Investment Services Act (747/2012, as amended), is brokering or acting as a party to the transaction, or that the transferee has been approved as a trading party in the market in which the transfer is executed. Further, if the broker or the counterparty to the transaction is not a Finnish investment firm, a Finnish credit institution, or a Finnish branch or office of a foreign investment firm or credit institution, the transfer tax exemption requires that the transferee submits a notification of the transfer to the Finnish tax authorities within two months of the transfer, or that the broker submits an annual declaration regarding the transfer to the Finnish tax authorities as set forth in the Tax Assessment Act.
Certain separately defined transfers, such as those relating to equity investments or distribution of funds or transfers in which consideration comprises in full or in part of work contribution, are not covered by the transfer tax exemption. Additionally, in case law it has been considered that if an incentive scheme remuneration of key persons is paid in cash and the receiver of the remuneration is obliged to purchase shares of the Listed Company with a part of the remuneration, consideration of the share purchase comprises in full or in part of work contribution, and is thus subject to transfer tax.
Neither does the exemption apply to transfers carried out on the basis of an offer made after trading with the securities has ended or before the commencement of trading unless it concerns a share sale of old shares based on a combined purchase and subscription offer directly relating to a share issue carried out in connection with the listing of the shares and provided that subjects to be transferred are specified only after commencement of the trading and that the purchase price corresponds to the price to be paid for the new shares. In addition, the exemption does not apply to transfers carried out in order to fulfil the obligation to redeem minority shares under the Finnish Companies Act.

If the transfer or sale of the shares does not fulfil the above criteria for a tax-exempt
transfer, transfer tax at the rate of 1.5% of the sales price is payable by the purchaser. However, if the purchaser is neither a resident in Finland nor a Finnish branch or office of a foreign credit institution, investment firm, fund management company or EEA alternative investment fund manager, the seller must collect the tax from the purchaser and pay the tax to the Finnish tax authorities. If the broker is a Finnish investment firm or credit institution, or a Finnish branch or office of a foreign investment firm or credit institution, it is liable to collect the transfer tax from the purchaser and pay the tax to the Finnish tax authorities. If neither the purchaser nor the seller is tax resident in Finland or a Finnish branch or office of a foreign credit institution, foreign investment firm, foreign fund management company or EEA alternative investment fund manager, the transfer of shares will be exempt from Finnish transfer tax unless shares in a real estate company are transferred. No transfer tax is collected if the amount of the tax is less than €10.
No Finnish transfer tax is payable in connection with the issuance and subscription of new shares or IQM ADSs.
Certain Material U.S. Federal Income Tax Considerations for U.S. Holders
The following discussion is a summary of the material U.S. federal income tax considerations of the Merger to U.S. Holders (as defined below) of RAAQ Public Shares and/or RAAQ Warrants (together, the “RAAQ Securities”) that participate in the Business Combination. The following discussion also summarizes certain material U.S. federal income tax consequences to U.S. Holders of RAAQ Public Shares that elect to have their RAAQ Public Shares redeemed for cash in connection with the Business Combination, and certain material U.S. federal income tax consequences of such U.S. Holders’ subsequent ownership and disposition of IQM ADSs and/or IQM Warrants (together, the “IQM Securities”) received in the Business Combination. This discussion applies only to U.S. Holders of RAAQ Securities and IQM Securities, as the case may be, that hold such securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of RAAQ Public Shares in connection with the consummation of the Business Combination or the subsequent ownership and disposition of the IQM Securities received in the Business Combination. This discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate and gift tax laws, the alternative minimum tax provisions of the Code or the Medicare tax on net investment income), nor does it address any applicable state, local or non-U.S. tax laws. The tax treatment of transactions other than the Merger and the redemptions of RAAQ Public Shares in connection with the Business Combination, whether occurring at the same time or in connection with such transactions, are not discussed. In addition, the following does not discuss any tax considerations applicable to any holders of IQM interests that were held prior to the closing of the Business Combination, including in the IQM Capital Restructuring. With respect to any discussion describing the tax consequences of owning or disposing of IQM Securities, such discussion is limited to the U.S. Holders who acquired such IQM Securities in the Merger.
This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither RAAQ nor IQM has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions inconsistent with the tax considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances. In addition, it does not address considerations relevant to holders subject to special rules, including, without limitation:

•	persons that are not U.S. Holders;

•	the Sponsor and its direct and indirect owners, the RAAQ Insiders, founders, officers or directors of RAAQ;

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•
persons holding any RAAQ Securities or IQM Securities, as the case may be, as part of a hedge, straddle, constructive sale or other risk reduction strategy, or as part of a conversion transaction or other integrated investment;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to RAAQ Securities or IQM Securities, as the case may be, as a result of such income being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding RAAQ Ordinary Shares or, after the Business Combination, the outstanding IQM Shares;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	persons subject to the “base erosion and anti-abuse” tax;

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received RAAQ Securities or IQM Securities, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

•	pension plans and tax-qualified retirement plans.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds RAAQ Securities and/or IQM Securities, the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the owners in such entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION, THE REDEMPTIONS OF THE RAAQ PUBLIC SHARES, AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF ACQUIRING, HOLDING OR DISPOSING OF IQM SECURITIES FOR ANY PARTICULAR HOLDER DEPENDS ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE AND WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO THEM, IN LIGHT OF THEIR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION, THE REDEMPTIONS OF THE RAAQ PUBLIC SHARES, AND THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING AND/OR DISPOSING OF IQM SECURITIES.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of RAAQ Securities or IQM Securities, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Tax Treatment of the Merger
The U.S. federal income tax treatment of the Business Combination will depend in part on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”).
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties regarding whether certain requirements for such treatment will be satisfied. For example, under the “continuity of business enterprise” requirement under U.S. Treasury Regulations Section 1.368-1(d), the acquiring corporation must either directly or indirectly, through certain controlled corporations, continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as RAAQ, or how redemptions by RAAQ in connection with the Merger (which will not be known until Closing) would impact this analysis. Accordingly, no assurance can be given that the Merger will meet the continuity of business enterprise requirement to qualify as a Reorganization. Moreover, for the Merger to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in RAAQ be preserved in the Merger. If a significant number of RAAQ Shareholders decide to redeem their RAAQ Public Shares, this requirement may not be satisfied, in which case the Merger may not qualify as a Reorganization. The qualification of the Merger as a Reorganization is based on certain facts that will not be known until or following the closing of the Business Combination and the legal uncertainties described above. Due to the absence of guidance regarding the application of these requirements to the particular facts of the Merger, the qualification of the Merger as a Reorganization is subject to significant uncertainty.
Due to the foregoing uncertainties regarding the application of the “continuity of business enterprise” requirement, as well as the “continuity of interest” requirement, legal counsel to RAAQ on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a Reorganization under Section 368(a) of the Code. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a Reorganization, and neither RAAQ nor IQM intends to request a ruling from the IRS or an opinion of counsel regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the Merger will qualify as a Reorganization, that the IRS will not challenge the Merger’s qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.
Tax Consequences of the Business Combination if the Merger Qualifies as a Reorganization
If the Merger qualifies as a Reorganization, subject to the discussion below under the heading “—
Application of the PFIC Rules to the Merger
,” a U.S. Holder generally will not recognize gain or loss if,

pursuant to the Business Combination, the U.S. Holder exchanges RAAQ Public Shares for IQM ADSs or exchanges RAAQ Warrants for IQM Warrants. The aggregate tax basis of the IQM ADSs received by a U.S. Holder in the Business Combination will be equal to the aggregate adjusted tax basis of RAAQ Public Shares surrendered in exchange therefor. The tax basis in the IQM Warrants received by a U.S. Holder in the Merger will be equal to the adjusted tax basis of the RAAQ Warrants exchanged therefor. The holding period of the IQM ADSs received by a U.S. Holder in Merger will include the period during which the RAAQ Public Shares exchanged therefor were held by such U.S. Holder. The holding period of the IQM Warrants received by a U.S. Holder in exchange for RAAQ Warrants in the Merger generally will include the period during which the RAAQ Warrants exchanged therefor were held by such U.S. Holder. U.S. Holders should consult their own tax advisors regarding the allocation of tax basis and holding period among multiple blocks of shares, e.g., shares acquired at different times or for different prices, and among different classes of securities.
Tax Consequences of the Business Combination if the Merger is Treated as a Taxable Transaction
If the Merger does not qualify as a Reorganization, a U.S. Holder of RAAQ Securities generally will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of IQM Securities received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the RAAQ Securities surrendered by such U.S. Holder in the Business Combination. Subject to the PFIC rules described below under “
— Passive Foreign Investment Company Rules,
” any gain or loss so recognized generally will be long-term capital gain or loss if the U.S. Holder had held the RAAQ Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the IQM Securities received in the Business Combination, if any, will not include the holding period for the RAAQ Securities surrendered in exchange therefor and will begin on the day following the Closing Date.
Application of the PFIC Rules to the Merger
Based upon the composition of its income and assets, RAAQ believes that it will likely be considered a PFIC for its current taxable year that will end as a result of the Business Combination. Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants) recognizes gain notwithstanding any other provision of the Code including Section 368(a) of the Code. No final U.S. Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed U.S. Treasury Regulations may require gain recognition to U.S. Holders of RAAQ Public Shares (regardless of whether the Merger qualifies as a Reorganization pursuant to Section 368(a) of the Code) in connection with the Merger if:

(i)	RAAQ was classified as a PFIC at any time during such U.S. Holder’s holding period for such RAAQ Public Shares;

(ii)
the U.S. Holder had not timely made, effective from the first taxable year of its holding period of RAAQ Public Shares during which RAAQ qualified as a PFIC, either (a) a valid election to treat RAAQ as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”) or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such RAAQ Public Shares; and

(iii)	IQM is not classified as a PFIC.
The application of the PFIC rules to RAAQ Warrants is unclear. A proposed U.S. Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a RAAQ Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final U.S. Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed U.S. Treasury Regulations may require gain recognition on the exchange of RAAQ Warrants for IQM Warrants pursuant to the Business Combination Agreement unless IQM is classified as a PFIC.
The tax on any gain recognized due to the application of the PFIC rules, including gain arising if the Merger is a taxable transaction, generally would be imposed based on the Excess Distribution Rules, discussed below under “
— Ownership and Disposition of IQM Securities by U.S. Holders — Passive Foreign Investment Company Rules.
”
It is difficult to predict whether, in what form and with what effective date, final U.S. Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of RAAQ Public Shares that have not made a timely QEF election or a mark-to-market election and U.S. Holders of RAAQ Warrants may, pursuant to the proposed U.S. Treasury Regulations, be subject to taxation under the PFIC rules as a result of the Merger.
THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGER ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC U.S. TREASURY REGULATIONS.
U.S. Holders Exercising Redemption Rights with Respect to RAAQ Public Shares
In the event that a U.S. Holder’s RAAQ Public Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of RAAQ Public Shares treated as held by the U.S. Holder relative to all of the RAAQ Ordinary Shares outstanding, both before and after the redemption. The redemption of RAAQ Public Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in RAAQ, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only RAAQ Ordinary Shares actually owned by such U.S. Holder but also RAAQ Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares actually owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option (including the RAAQ Warrants).
There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the RAAQ Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the RAAQ Ordinary Shares actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and U.S. Treasury Regulations, the attribution of shares owned by certain family members, and the U.S. Holder does not constructively own any other shares.
In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of RAAQ Public Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the RAAQ Public Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.
The redemption of RAAQ Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in RAAQ. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in RAAQ will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate voting interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders of RAAQ Public Shares should consult their own tax advisors as to the tax consequences of redemption.
If the redemption of RAAQ Public Shares qualifies as a sale of stock by a U.S. Holder under Section 302 of the Code, the U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the RAAQ Public Shares redeemed. Subject to the PFIC rules described below under “ —
Passive Foreign Investment Company Rules
,” any gain or loss so recognized generally will be long-term capital gain or loss if the U.S. Holder had held the RAAQ Public Shares for more than one year (or short-term capital gain or loss otherwise). However, as discussed above, it is uncertain whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations.
If the redemption of RAAQ Public Shares does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a distribution under Section 301 of the Code with respect to RAAQ Public Shares, and the tax effects will be as described for distributions on IQM ADSs under “
Dividends and Other Distributions on ADSs
” below; provided however that, because RAAQ believes it is classified as a PFIC, dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed RAAQ Public Shares will be added to the adjusted tax basis in such holder’s remaining RAAQ Public Shares. If there are no remaining RAAQ Public Shares, a U.S. Holder should consult its tax advisors as to the allocation of any remaining basis.
Ownership and Disposition of IQM Securities by U.S. Holders
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an IQM ADS should be treated for U.S. federal income tax purposes as holding the IQM Share represented by the IQM ADS. Accordingly, no gain or loss will be recognized upon an exchange of IQM ADSs for IQM Shares.
Dividends and Other Distributions on IQM ADSs
Subject to the PFIC rules discussed below under the heading
“
— Passive Foreign Investment Company Rules
,” distributions on IQM ADSs generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from IQM’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of IQM’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its IQM ADSs. Any remaining excess will be treated as gain realized on the sale or other disposition of the IQM ADSs and will be treated as described below under the heading
“— Sale, Exchange, Redemption or Other Taxable Disposition of IQM Securities
.” IQM may not determine its earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by IQM will be treated as a dividend.

Dividends paid by IQM to corporate U.S. Holders generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends paid by IQM to non-corporate U.S. Holders may qualify for the lower applicable long-term capital gains rate only if IQM is a “qualified foreign corporation” and other requirements are met. A non-U.S. corporation, such as IQM, will be treated as a “qualified foreign corporation” (i) with respect to dividends paid by such non-U.S. corporation on shares that are readily tradable on an established securities market in the United States or (ii) if such non-U.S. corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program. However, a non-U.S. corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year. The IQM ADSs are expected to be listed on Nasdaq, which is an established securities market for such purposes. There can be no assurance, however, that the IQM ADSs will be considered readily tradeable on an established securities market in later years.
Sale, Exchange, Redemption or Other Taxable Disposition of IQM Securities
Subject to the PFIC rules discussed below under the heading
“
— Passive Foreign Investment Company Rules,
” upon any sale, exchange, redemption or other taxable disposition of the IQM Securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., the sum of the amount of cash and the fair market value of any other property received in such sale, exchange, redemption or other taxable disposition) and (ii) the U.S. Holder’s adjusted tax basis in such IQM Securities. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such IQM Securities exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.
Exercise, Lapse or Redemption of an IQM Warrant
A U.S. Holder generally will not recognize gain or loss upon the acquisition of an IQM Share (represented by an IQM ADS) on the exercise of an IQM Warrant for cash. A U.S. Holder’s tax basis in an IQM ADS received upon exercise of the IQM Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the IQM Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an IQM ADS received upon exercise of an IQM Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the IQM Warrant and will not include the holding period during which the U.S. Holder held the IQM Warrant. If an IQM Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the IQM Warrant.
The tax consequences of a cashless exercise of an IQM Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “—
Passive Foreign Investment Company Rules
,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in IQM ADSs received would equal the holder’s basis in the IQM Warrants exercised therefor. If the cashless exercise is treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the IQM ADSs would be treated as commencing on the date following the date of exercise or on the date of exercise of the IQM Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the IQM Warrants. If the cashless exercise is treated as a recapitalization, the holding period of the IQM ADSs would include the holding period of the IQM Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of IQM Warrants equal to the number of IQM ADSs having a value equal to the exercise price for the total number of IQM Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “
— Passive Foreign Investment Company Rules
,” the U.S. Holder would recognize capital gain or loss with respect to the

IQM Warrants deemed surrendered in an amount equal to the difference between the fair market value of the IQM ADSs that would have been received in a regular exercise of the IQM Warrants deemed surrendered and the U.S. Holder’s tax basis in the IQM Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the IQM ADSs received would equal the sum of the U.S. Holder’s tax basis in the IQM Warrants deemed exercised and the aggregate exercise price of such IQM Warrants. It is unclear whether a U.S. Holder’s holding period for the IQM ADSs would commence on the date following the date of exercise or on the date of exercise of the IQM Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the IQM Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of IQM Warrants.
Subject to the PFIC rules described below under “—
Passive Foreign Investment Company Rules
,” if IQM redeems IQM Warrants for cash pursuant to the redemption provisions of the warrant agreement or if IQM purchases IQM Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under
“
— Sale, Exchange, Redemption or Other Taxable Disposition of IQM Securities
.”
Consistent with the terms of the RAAQ Warrants, the terms of each IQM Warrant provide for an adjustment to the number of IQM ADSs for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable to U.S. Holders of IQM Warrants. However, the U.S. Holders of IQM Warrants would be treated as receiving a constructive distribution from IQM if, for example, the adjustment increases the warrant holder’s proportionate interest in IQM’s assets or earnings and profits (e.g., through an increase in the number of IQM ADSs that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of IQM ADSs that is taxable to the U.S. Holders of such IQM ADSs as a distribution as described above under
“— Dividends and Other Distributions on IQM ADSs
.” Such a constructive distribution to the U.S. Holders of the warrants would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from IQM equal to the fair market value of the increase in the interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of IQM Securities could be materially different from that described above if IQM is treated as a PFIC.
A non-U.S. corporation will be classified as a PFIC if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Based on the composition of the income and assets of IQM and its subsidiaries, IQM believes that it was not classified as a PFIC for the taxable year ended December 31, 2025. However, whether IQM is treated as a PFIC for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurance with respect to IQM’s status as a PFIC for any prior taxable year, the current taxable year or any future taxable year, and IQM’s U.S. counsel expresses no opinion regarding IQM’s PFIC status for any taxable year.

It is not entirely clear how various aspects of the PFIC rules apply to the IQM Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in the U.S. Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final U.S. Treasury Regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed U.S. Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations and the PFIC rules to an investment in the IQM Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the IQM Warrants.
Under the PFIC rules, if IQM is considered a PFIC at any time that a U.S. Holder owns IQM Securities, IQM would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its IQM Securities at their fair market value on the last day of the last taxable year in which IQM is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the IQM Securities with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless IQM subsequently becomes a PFIC.
For each taxable year that IQM is treated as a PFIC with respect to a U.S. Holder’s IQM Securities, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its IQM Securities (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the IQM Securities will be treated as excess distributions. Under these Excess Distribution Rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the IQM Securities;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of IQM’s first taxable year in which IQM is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If IQM is a PFIC, a U.S. Holder of IQM ADSs may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its IQM ADSs only if IQM provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. IQM does not intend to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the IQM ADSs in the event IQM is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.
Alternatively, if IQM is a PFIC and IQM ADSs constitute “marketable stock,” a U.S. Holder may avoid the application of the Excess Distribution Rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such ADSs for the first taxable year in which it holds (or is deemed to hold) IQM ADSs and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its IQM ADSs at the end of such year over its adjusted basis in its IQM ADSs. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its IQM ADSs over the fair market value of its IQM ADSs at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its IQM ADSs will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its IQM ADSs will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to IQM Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which IQM ADSs are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the IQM ADSs cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to IQM ADSs under their particular circumstances.
If IQM is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if IQM receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that IQM will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of IQM Securities are urged to consult their own tax advisors concerning the application of the PFIC rules to IQM Securities under their particular circumstances.
Foreign Financial Asset Reporting
Certain U.S. Holders may be required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds $50,000 at the end of a taxable year or $75,000 at any time during a taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds). RAAQ Securities and IQM Securities are expected to constitute foreign financial assets subject to these requirements unless held in an account at certain financial institutions. U.S. Holders should consult their own tax advisers regarding the application of these and other applicable reporting requirements.
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of RAAQ Public Shares, distributions on the IQM Securities, and the proceeds received on sale or other taxable disposition of the RAAQ Securities or IQM Securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as certain corporations). Backup withholding at the current rate of 24% may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
The preceding discussion of certain material U.S. federal tax considerations is for general information purposes only. It is not tax advice to holders of RAAQ Securities or IQM Securities. Each such holder should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of the Business Combination, the redemption of the RAAQ Public Shares, and holding and disposing of IQM Securities, including the consequences of any proposed change in applicable law.
Cayman Islands Tax Considerations
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the Cayman
Islands government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of the merger consideration by RAAQ shareholders under the terms of the Business Combination Agreement. This is subject to the qualification that (1) Cayman Islands stamp duty may be payable if any original transaction documents, including the Business Combination Agreement, are brought to or executed in the Cayman Islands; and (2) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
Set forth below is a summary of certain information concerning our share capital as well as description of certain provisions of the Amended IQM Articles as they will be in effect after completion of the Business Combination, as well as relevant provisions of the Finnish Limited Liability Companies Act (624/2006, as amended, the “Finnish Companies Act”). The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Amended IQM Articles and applicable Finnish law. This description is qualified by reference to the Amended IQM Articles as will be in effect upon Closing.
In this section, the terms “we,” “our” or “us” refer to IQM following the consummation of the Business Combination. Further, please note that as a holder of IQM ADSs, you will not be treated as one of our shareholders and will not have any shareholder rights.
General
IQM was incorporated pursuant to the laws of Finland in 2018. We are registered in the Finnish Trade Register under business identity code 2912625-6. Our principal executive offices are located on Keilaranta 19, FI-02150 Espoo, Finland and our telephone number at this address is (+358) 505 696 439. As at the date of this Proxy Statement/Prospectus, our legal and commercial name is IQM Finland Oy.
In connection with the Business Combination, we will become a public limited liability company and our legal and commercial name will be      , reflecting the adoption of the Amended IQM Articles in connection with our transition to a publicly listed company.
Unless otherwise indicated, the descriptions set forth below assume IQM has already been converted into a Finnish public limited liability company and that the Amended IQM Articles have become effective in the form attached as
Annex C
to this proxy statement/prospectus.
Share Capital
Share Capital and Shares
Immediately prior to completion of the Business Combination, our registered share capital will be €80,000, represented by    shares, of which    shares have voting rights and 102,700,000 are treasury shares held by us that we cannot vote. We will have one series of shares, which entitles holders to equal rights in our company. Our shares have no nominal or par value and our share capital may be increased or reduced without amending our articles of association. Our share capital is denominated in euros. There is no maximum number of authorized shares.
Upon completion of the Business Combination, we will have one share class. Each IQM Share will entitle a holder to one vote at our general meetings.
Options and Warrants
As at the date of this proxy statement/prospectus, we have    issued and outstanding options and warrants.    of those options and warrants have been issued under our employee stock option programs 1–4 which have been described under section “Management Following the Business Combination” in this proxy statement/prospectus.
On September 14, 2021, we issued 27,208 options to Aalto University Foundation sr (“Aalto University”) as part of the convertible loan agreement between us and Aalto University. The total outstanding loan amount is

€7.9 million. Each option entitles Aalto University to subscribe for one new class E share with the subscription price of €289.84. The convertible loan will either be repaid or converted into our shares in connection with the consummation of the Business Combination.
On March 11, 2025, we issued 43,092 series B warrants in connection with our series B financing round to Suomen Teollisuussijoitus Oy, Ten Eleven Fund III, L.P. and Ten Eleven Fund III-A, L.P.. Each warrant entitles the holder to subscribe for one new class E share with the subscription price of €474.86. The subscription period commenced on March 11, 2025 and expires on June 11, 2026.
On December 23, 2025, we issued 10,530 warrants to Kreos Capital VII Aggregator SCSp (“Kreos SCSp”) in connection with our financing agreement with Kreos. The total principal of the convertible loan is €5,000,000. Each warrant entitles Kreos SCSp to subscribe for one new class E share with a subscription price of €474.86 per share. The subscription period commenced on December 23, 2025, and will expire on December 23, 2035.
Immediately prior to completion of the Business Combination, we will have granted options and warrants, which upon vesting and exercise will lead to an increase in the number of outstanding IQM Shares. Upon completion of the Business Combination, we will have granted total of a maximum of      options (where each option entitles the holder to purchase      new shares upon exercise) and a maximum of      warrants (where each warrant entitles the holder to subscribe for      shares at a subscription price of     , adjustable in certain circumstances under the terms of the warrants).
History of Securities Issuances
From January 1, 2023 through December 31, 2025, the following events have changed the number of our issued and outstanding ordinary shares:

Action	Number of shares	Subscription price	Date

Issuance of shares	15,112 class E shares	€474.86	Board resolved on December 17, 2025 based on general meeting authorisation dated December 12, 2025

Cancellation of shares	15,112 class A shares	N/A	Board resolved on December 17, 2025

Cancellation of shares	17,251 class C shares and 24,334 class D shares	N/A	Board resolved on December 16, 2025

Issuance of shares	251,548 class E shares	€474.86	Board resolved on August 15, 2025 based on general meeting authorisation dated August 7, 2025

Issuance of shares	327,571 class E shares	€474.86	Board resolved on March 11, 2025 based on general meeting authorisation dated March 7, 2025

Issuance of shares	48,324 class D shares Increased to 48,373 class D shares	€410.94
Board resolved on August 31, 2023 based on general meeting authorisation dated June 29, 2023

Regarding the increase in issued amount: Board resolved on October 31, 2023 based on general meeting authorisation dated June 29, 2023

Action	Number of shares	Subscription price	Date

Issuance of shares	7,300 class D shares	€410.94	Board resolved on October 31, 2023 based on general meeting authorisation dated October 31, 2023
Reconciliation of IQM Shares Outstanding
The following table shows the reconciliation of the number of shares issued as of December 31, 2024 and 2025:

	Shares issued at December 31, 2024	Shares issued at December 31, 2025
Class A	316,949	316,949
Class B	291,090	291,090
Class C	134,457	134,457
Class D	306,271	306,271
Class E	—	579,119
Total	1,048,767	1,627,886
Authorization for the Issue of Shares, on the Issue of Options and Other Rights Entitling to Shares and on the Share Repurchase
Upon completion of the Business Combination, the following authorizations granted to the IQM Board by our shareholders will be in effect:

•
On February 27, 2026, the IQM Board was authorized to issue shares and special rights entitling to shares pursuant to Chapter 10, Section 1 of the Finnish Companies Act, in one or several parts, either against payment or without payment. The aggregate number of series A shares to be received based on shares and special rights may not exceed 36,854,993 series A shares. The authorization may be exercised to implement incentive programs, including a new share-based long-term incentive program. The authorization may be used so that the shares and special rights would be issued directly to our employees, management and CEOs and our subsidiaries or to a holding company established separately for the implementation of incentive programs. The authorization may also be used for issuing shares, option rights and other special rights entitling to shares to the members of the IQM Board as remuneration. The IQM Board was authorized to decide on all other matters related to the issuance of shares and special rights entitling to shares, including the right to deviate from the pre-emptive
right of shareholders. The authorization is valid until further notice.

•
On August 7, 2025, our shareholders authorized the IQM Board to issue special rights entitling to A shares pursuant to Chapter 10, Section 1 of the Finnish Companies Act, on the following terms: (i) the maximum number of new class A shares which may be issued by virtue of the special rights is 100,000; (ii) the IQM Board may use the authorization for the purposes of implementing the incentive scheme of the company; (iii) the authorization does not replace previous authorizations given to the IQM Board to issue shares or special rights entitling to shares; and (iv) the IQM Board is entitled to resolve on any other terms and matters relating to the issue of special rights entitling to shares.

•
On February 27, 2026, the IQM Board was authorized to issue new shares and/or convey treasury shares and to issue special rights entitling to shares pursuant to Chapter 10, Section 1 of the Finnish Companies Act in one or more instalments against or without payment, and the issuance of special rights entitling to series A shares referred to in Chapter 10, Section 1 of the Finnish Companies Act by one or several decisions on following terms and conditions. The number of series A shares to be issued pursuant to the authorization and the number of series A shares issued or conveyed by virtue of the authorization to issue special rights entitling to series A shares shall not exceed 37,000,000 shares. The authorization can be used for example for the purposes of our share-based incentive programs, corporate acquisitions, for issuing shares, option rights and other special rights entitling to shares to the members of the IQM Board as remuneration or for other purposes decided by the IQM Board. Pursuant to the authorization, the IQM Board is entitled to decide on the terms of the share issue or conveyance of the treasury shares held by us, including the criteria for determining the subscription price and the final subscription price of the issued or conveyed shares, as well as the approval of share subscriptions, the allocation of issued new shares or treasury shares held by us conveyed, and the final number of shares to be issued or conveyed. Under the authorization, the shares can also be issued or conveyed in a directed issue, in deviation from the shareholder’s pre-emptive
subscription right, for a weighty financial reason for us. The authorization is in effect for five years, i.e. until February 27, 2031.

•
On February 27, 2026, the IQM Board was authorized to repurchase IQM Shares in one or several tranches. Under this authorization, the number of IQM series A shares to be repurchased shall not exceed 25,000,000 shares subject to the provisions of the Finnish Companies Act on the maximum number of IQM shares that we or our subsidiaries may own or pledge. Only our unrestricted equity may be used for repurchasing IQM Shares on the basis of the authorization. Under the authorization, a shareholder may convey shares back to us against or without a payment. IQM Shares can be repurchased at most at the price formed for shares in public trading or at the price otherwise formed on the market on the purchase day. The IQM Board may decides on how IQM Shares will be repurchased, and IQM Shares may be repurchased otherwise than in proportion to the shareholdings of the shareholders (directed repurchase). The authorization is in effect for 18 months, i.e., until August 27, 2027.

Listing
We intend to apply for the listing of the IQM ADSs and IQM Warrants on under the proposed symbols “IQMX” and “IQMX WS,” respectively, to be effective at the consummation of the Business Combination. Prior to completion of the Business Combination, the IQM Shares will be entered into Euroclear Finland Oy’s (“Euroclear”) book-entry securities system and we intend to apply for them to be admitted to trading on Nasdaq Helsinki following the Business Combination under the proposed symbol “IQMX.”
Transfer Agent and Depositary
Upon completion of the Business Combination, the transfer agent for the IQM Shares will be     , the Depositary for the IQM ADSs will be      and the warrant agent for the IQM Warrants will be     .
Articles of Association and Finnish Law
Set forth below is a summary of relevant information concerning our share capital and material provisions of the Amended IQM Articles and applicable Finnish law. This summary does not contain all the information relating to IQM ADSs, IQM Warrants or IQM Shares that may be important to you, and we urge you to read this summary in conjunction with the section “Description of IQM American Depositary Shares” included elsewhere in this proxy statement/prospectus, before deciding to invest in IQM ADSs, IQM Warrants or IQM Shares. This summary does not constitute legal advice regarding those matters and should not be regarded as such. Because such statements are summaries, they do not address all aspects of Finnish law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Finnish law, and they are not intended to be a complete discussion of the respective rights. For a description of matters related to our board of directors and their indemnification, see “Comparison of Shareholders’ Rights”
and
“Management Following the Business Combination.”

Amendment of Articles of Association
According to the Finnish Companies Act, our shareholders holding at least a two-thirds
majority of the votes cast and shares represented at a general meeting of shareholders have the power to amend our articles of association. However, subject to the nature of the matter to be resolved, the provisions of the Finnish Companies Act regarding a qualified majority apply to certain resolutions. For example, resolutions involving amendments to the articles of association that change the respective rights of shareholders holding the same class of shares or increase the redemption rights of a company or its shareholders, would require the consent of all shareholders and if only certain shareholders are affected, would require the consent of all shareholders affected by the amendment in addition to the applicable majority requirement. For further information relating to holders of IQM ADSs, IQM Shares and IQM Warrants, see “
Description of IQM American Depositary Shares
” and “
Comparison of Shareholders’ Rights
”.
Our Shareholders’ Register
Our shares have been entered in dematerialized form into the Finnish book-entry securities system maintained by Euroclear. Companies whose shares are listed on the Nasdaq Helsinki are required to use the Finnish book-entry securities system.
Object of the Company
Upon completion of the Business Combination, our object will be set forth in Section 2 of the Amended IQM Articles and will be to research, develop, manufacture, market, sell, license, and deliver products, software, and services related to quantum computing and related technologies. We may conduct our operations by ourselves or through our subsidiaries. As the parent company, we may manage common tasks of the group such as administration and financing. We may also own and manage shares, other securities and properties, as well as engage in securities trading and investment and financing activities that support our business.
Powers of the Directors
Under Finnish law, resolutions of the Board shall be made by a majority vote. Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his or her actions. Our board of directors may exercise all powers that are not required under the Finnish Companies Act or under the Amended IQM Articles to be exercised or taken by our shareholders. Our Directors shall refrain from taking any part in the consideration of an agreement between the Director and us or third party, or any other issue that may provide any material benefit to him or her, which may be contradictory to our interests. Under Finnish law, there is no age limit requirement for Directors. In addition, under Finnish law, the remuneration of the members of the board of directors is resolved upon by the general meeting of shareholders.
The directors have a general authority to decide on the borrowing of the company. The directors must act with care and diligence to promote the interests of the company. This is generally analyzed through the “business judgment rule”.
Directors are not required to hold any securities in the company. If a Director holds at least 10% of shares or votes, a Director is not deemed independent under the Finnish Corporate Governance Code.
Shareholders’ Meeting and Consents
General Meeting
Pursuant to the Finnish Companies Act, collective resolutions by our shareholders are taken by the annual general meeting of shareholders or an extraordinary general meeting of shareholders. The Finnish Companies Act requires that the annual general meeting of shareholders is held within six months of the end of the financial period. According to the Amended IQM Articles, the annual general meeting of shareholders shall be held within six months of the end of the financial year.

The annual general meeting shall resolve on the adoption of the annual accounts, as well as the consolidated annual accounts, the use of the profit or loss shown on the balance sheet and granting discharge from liability to the members of the board of directors and the chief executive officer. Under the Amended IQM Articles, the annual general meeting shall additionally resolve on the adoption of the remuneration report (the resolution is of advisory nature only) and the election and remuneration of the members of the board of directors and the auditor, and other matters identified in the notice to the meeting. After the completion of the Business Combination we must prepare and present, in accordance with the Finnish Companies Act, to the annual general meeting a remuneration policy for an advisory vote every four years, or when material changes are made to the policy. The remuneration of the board of directors and the chief executive officer shall be based on the latest remuneration policy presented to the general meeting.
A general meeting of shareholders passes resolutions by a simple majority of votes cast, unless a qualified majority has been provided for in our articles of association or required by the Finnish Companies Act, in which case a qualified majority of two-thirds
of votes cast and shares represented at the general meeting of shareholders is in most such cases required. Resolutions that require a qualified majority include amendments of the articles of association, directed share issuances, issuances of options or other special rights entitling to shares, repurchase and redemption of the company’s own shares, in a public limited liability company, directed repurchase of the company’s own shares, mergers, demergers, transfer of domicile and placing the company into liquidation. The Finnish Companies Act prescribes that a qualified minority of all shares
(one-tenth
of all shares or, in certain matters,
one-third
of shares represented at the meeting) may make demands concerning certain matters in a general meeting of shareholders. Such matters include, e.g., (i) the right to postpone adoption of annual accounts and use of profits to a continuation meeting, (ii) supporting a special audit, and (iii) demand a distribution of minority dividend (50% of the profit from the last financial period, but no more than 8% of equity).
Some resolutions require the consent of all affected or all shareholders. Such resolutions are amendments of the articles of association that reduce the shareholder’s right to the profit or the net assets of the company, increase the shareholder’s liability for payments to the company, incorporate a redemption clause or a consent clause into the articles of association, restrict the shareholder’s pre-emptive
right to shares, restrict the right to minority dividend, attach a redemption term to the shareholder’s shares, restrict the company’s right to damages, or alter the balance between the rights carried by shares in the same share class and the change affects the shareholder’s shares. In addition, compulsory redemption of the company’s own shares in proportion other than that of the shares held by the shareholders (directed redemption) and distributing funds otherwise than based on shareholding (directed distribution) requires the consent of all shareholders.
The general meeting of shareholders handles the matters required by the Finnish Companies Act, our articles of association and as presented to it by our board of directors. As a general rule, the general meeting of shareholders is convened by our board of directors. Pursuant to the Finnish Companies Act, extraordinary general meetings in respect of specific matters must be held when considered necessary by the board of directors, or when requested in writing by the auditor of the company or by our shareholders holding at least 10 percent of all of the shares of the company. Under the Finnish Companies Act, a shareholder may submit a written request to our board of directors to include on the agenda for the next general meeting of shareholders any matter falling within the competence of the general meeting of shareholders, provided that the request is submitted in a sufficiently timely manner as would allow it to be included in the notice to the meeting. After the Business Combination, as we will be a listed company, a request submitted at least four weeks prior to giving notice of a meeting shall be considered sufficiently timely. Under the Amended IQM Articles, a shareholder must notify us of their intention to attend the meeting no later than on the date mentioned in the notice to the meeting, which may be no earlier than ten days prior to the meeting.
Quorum and Voting Rights
Under Finnish law, a shareholder may attend and vote at a general meeting of shareholders in person physically, remotely using a remote connection, by way of proxy representation, or by way of advance voting.

Following the Business Combination, each of our shares will confer the right to cast one vote at a general meeting of shareholders. Shareholders, who have been entered in our shareholders’ register maintained by Euroclear eight business days before a general meeting of shareholders (the record date), have the right to attend the general meeting of shareholders. In addition, each shareholder or proxy representative may have an assistant present at the general meeting of shareholders.
A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent a shareholder at a general meeting of shareholders. When a shareholder participates in the general meeting of shareholders by means of several proxy representatives representing the shareholder based on shares at different securities accounts, the proxy will identify which shares are represented in connection with the registration for the general meeting of shareholders.
Nominee registered shareholders can attend and vote at the general meeting of shareholders by instructing their broker or other custodian to register the shareholder in our temporary register of shareholders and give the voting instructions in accordance with the broker’s or custodian’s instructions.
At a general meeting of shareholders, resolutions generally require the approval of the majority of the votes cast. However, subject to the nature of the matter to be resolved, the provisions of the Finnish Companies Act regarding a qualified majority apply to certain resolutions. For example, resolutions involving amendments to the articles of association, share issues without shareholders’
pre-emptive
subscription rights and decisions on mergers or demergers require a qualified majority of at least two-thirds
of the votes cast and of the shares represented at the general meeting of shareholders. In addition, certain resolutions, such as those involving amendments to the articles of association that change the respective rights of shareholders holding the same class of shares or increase the redemption rights of a company or its shareholders, require the consent of all shareholders and if only certain shareholders are affected, require the consent of all shareholders affected by the amendment in addition to the applicable majority requirement. In accordance with Finnish law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders.
Dividends and Other Distributions of Funds
Following the Business Combination, under the Amended IQM Articles each of our shares will confer equal rights to share in the distribution of our funds. Under the Finnish Companies Act, the annual general meeting of shareholders decides on the distribution of dividends, if any, on the basis of the proposal of our board of directors in connection with the adoption of our audited financial statements. Any material changes in a company’s financial situation after the preparation of the financial statements shall be taken into account in the distribution of dividends. Pursuant to the Finnish Companies Act, the distribution of dividends shall be based on the latest adopted and audited financial statements and a company may also pay interim dividends based on the earnings of the current financial year in accordance with the audited financial statements adopted by an extraordinary general meeting of shareholders. A company may distribute only the unrestricted equity less the funds to be left undistributed according to the articles of association, if any. No funds may be distributed if at the time of deciding on the distribution it is known or it should be known that the company is insolvent or that the distribution will result in insolvency. A dividend or other distribution of assets may not exceed the amount proposed or approved by our board of directors. However, if shareholders holding a minimum of one-tenth
of all shares so demand at an annual general meeting of shareholders prior to a decision regarding the use of the profit, and sufficient distributable funds are available, the profit to be distributed shall equal at least half of the profit of the financial year after deduction of items to be left undistributed under the articles of association, if any. According to the Finnish Companies Act, shareholders may not, however, request a distribution of profit exceeding 8% of shareholders’ equity. The dividend for the financial year potentially distributed prior to the annual general meeting shall be deducted from the distributable amount. The payment of dividend requires the approval of the majority of the votes cast at the annual general meeting of shareholders. According to the Finnish Companies Act, the annual general meeting of shareholders may also authorize our board of directors to resolve on the distribution of dividends.

Dividends and other distributions are paid to shareholders or their nominees that are included in our shareholders’ register on the relevant record date. Such register is maintained by Euroclear through the relevant book-entry account operators. Under the Finnish book-entry securities system, dividends are paid by account transfers to the accounts of the shareholders appearing in the register. Dividend entitlements lapse after three years if dividends remain unclaimed for that period, in which case the unclaimed dividends will be retained by us.
Under the Finnish Companies Act, we may acquire or redeem treasury shares. Decisions on the acquisition or redemption of treasury shares must be made by the general meeting of shareholders and require at least two-thirds
of the votes cast as well as of the shares represented at the meeting. The general meeting of shareholders may also authorize our board of directors to decide on acquisition of treasury shares using the unrestricted equity for a specific period of time, which cannot exceed 18 months. Treasury shares may be acquired in a proportion other than that of the shares held by the shareholders only if there is a weighty financial reason for a company to do so. As a general rule, treasury shares may be redeemed in a proportion other than that of the shares held by the shareholders only by the consent of all shareholders. In a public company, the decision to buy back or redeem shares or to accept them as a pledge shall not be made so that the treasury shares in the possession of, or held as pledges by, a company and its subsidiaries would exceed 10% of all shares. Shares held by us or our subsidiaries, if any, are not entitled to participate in the general meeting or to dividend distributions.
Pre-Emptive
Rights
In connection with any offering of shares, the existing shareholders have a pre-emptive
right to subscribe for shares offered in proportion to the amount of shares in their possession. However, a general meeting of shareholders may vote, by a majority of two-thirds
of the votes cast and
two-thirds
of the shares represented at the meeting, to waive this
pre-emptive
right provided that, from the company’s perspective, weighty financial grounds exist.
Foreign Exchange Control
Shares in a Finnish company may be purchased by
non-residents
of Finland without any separate Finnish exchange control consent.
Non-residents
may also receive dividends without separate Finnish exchange control consent, the transfer of assets out of Finland being subject to payment by us of withholding taxes in the absence of an applicable taxation treaty.
Non-Finnish
residents having acquired shares in a Finnish limited liability company may receive shares pursuant to a bonus issue or through participation in a rights issue without separate Finnish exchange control consent. Shares in a Finnish company may be sold in Finland to non-Finnish
residents, and the proceeds of such sale may be transferred out of Finland in any convertible currency. There are no Finnish exchange control regulations restricting the sale of shares in a Finnish company by non-residents
to other
non-residents.
Disclosure of Shareholder Ownership or Voting Power
According to the Finnish Securities Markets Act, a shareholder is required to notify, without undue delay, a Finnish listed company and the Finnish Financial Supervisory Authority when its voting rights in, or its percentage ownership of the total number of shares of such Finnish listed company reaches, exceeds or falls below 5, 10, 15, 20, 25, 30, 50 or 90 percent or two thirds (66.67 percent), calculated in accordance with the Finnish Securities Markets Act (flagging notification). A notification of major holdings must also be made when a shareholder is entitled to acquire, on the basis of a financial instrument, a number of shares that will reach, exceed or fall below the flagging threshold described above or, when the combined ownership share based either on direct holding or holding through financial instruments reaches, exceeds or falls below the flagging threshold described above. In this connection, the definition of financial instrument also refers to such financial instruments the value of which is determined on the basis of the company’s share and which have a similar economic effect as a financial instrument that entitles its holder to receive the company’s shares. A notification of major holdings must be made regardless of whether the underlying asset of the financial instrument will be settled physically or as net cash settlement. The notification must be submitted without an undue delay, however no later than on the following trading day after the shareholder was informed or should have known about such a change in the shareholder’s voting rights or ownership. The shareholder shall be deemed to have been informed of the said transaction no later than two trading days after the transaction. When a listed company has received the above-mentioned information, it must disclose the information in a stock exchange release.
Pursuant to the Regulation ((EU) No. 236/2012, as amended) of the European Parliament and the Council on short selling and certain aspects of credit default swaps, any person that acquires or disposes of a net short position relating to our issued share capital, or by a transaction creating or relating to any financial instrument where the effect or one of the effects of the transaction is to confer a financial advantage on the person entering into that transaction in the event of a decrease in the price of such shares is required to notify the FIN-FSA if, as a result of which such acquisition or disposal his net short position reaches, exceeds or falls below 0.1% of our issued share capital and each 0.1% above that. If the net short position reaches 0.5%, and also at every 0.1% above that, the FIN-FSA will disclose the net short position to the public.
In accordance with U.S. federal securities laws, holders of IQM Shares, IQM Warrants and IQM ADSs will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of IQM Shares, IQM Warrants or IQM ADSs, is the beneficial owners of more than 5% of the outstanding IQM Shares must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of IQM Shares or IQM Shares underlying IQM ADSs or IQM Warrants that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must, within two days of the material change, file an amendment disclosing such change.
Mandatory Tender Offer and
Squeeze-Out
Under the Finnish Securities Markets Act, a shareholder whose voting power exceeds 30% or 50% of the total voting rights in a company shall, within one month, offer to purchase the remaining shares of the company, as well as any other rights entitling to the shares issued by the company, such as subscription rights, convertible bonds or stock options issued by the company. The purchase price shall be the market price of the securities in question. Subject to certain exceptions, the market price is determined on the basis of the highest price paid for the security during the preceding six months by the shareholder or any party in close connection to the shareholder. Subject to certain exceptions, if the shareholder or any related party has not during the six months preceding the offer acquired any securities that are the target for the offer, the market price is determined based on the average of the prices paid for the security in public trading during the preceding three months weighted by the volume of trade.
Under the Finnish Companies Act, a shareholder whose holding exceeds nine-tenths of the total number of shares or voting rights in us has both the right and, upon a request from the minority shareholders, the obligation to purchase all the shares of the minority shareholders for the then current market price. The market price is determined, among other things, on the basis of the recent market price of the shares. The purchase procedure under the Finnish Companies Act differs, and the purchase price may differ, from the purchase procedure and price under the Finnish Securities Markets Act, as discussed above. However, if the threshold of nine-tenths has been exceeded through either a mandatory or a voluntary public offer pursuant to the Finnish Securities Markets Act, the market price under the Finnish Companies Act is deemed to be the price offered in the public offer, unless there are specific reasons to deviate from it.
Monitoring of Foreign Corporate Acquisitions
Under the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended), a notification to the Ministry of Economic Affairs and Employment is required for a non-resident
of Finland,

directly or indirectly, when acquiring
one-tenth
or more of the voting power or corresponding factual influence in a company. The Ministry of Economic Affairs and Employment has to confirm the acquisition unless the acquisition would jeopardize important national interests, in which case the matter is referred to the Council of State. If the company in question is operating in the defense sector, an approval by the Ministry of Economic Affairs and Employment is required before the acquisition is made. These requirements are not applicable if, for instance, the voting power is acquired in a share issue that is proportional to the holder’s ownership of the shares.
Prohibition of Nominee Registered Holdings for the Benefit of Finnish Citizens and Entities
According to Finnish law, Finnish citizens and entities may not hold securities in a Finnish publicly listed company through a nominee, such as a custodian bank. Accordingly, holding of IQM ADSs may not be allowed for Finnish citizens and entities if this would be deemed in effect to constitute prohibited holding of our shares through a nominee.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The following is a summary of comparison of the material differences between the rights and obligations of RAAQ shareholders under the Cayman Constitutional Documents and the Cayman Companies Act and the rights and obligations RAAQ shareholders will have as shareholders of IQM under the Finnish Companies Act and the Amended IQM Articles. This section does not include a complete description of all differences between the current rights of RAAQ shareholders and the rights that RAAQ shareholders will have as IQM shareholders following the consummation of the Business Combination, nor does it include a complete description of the specific rights of these respective holders. Furthermore, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other different rights do not exist. References in this section to the Amended IQM Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the IQM articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of RAAQ and IQM or after the consummation of the Business Combination according to the Finnish Companies Act by IQM shareholders holding at least a two-thirds majority of the votes cast and shares represented at a general meeting of shareholders. If the Amended IQM Articles are further amended, the below summary may cease to accurately reflect the Amended IQM Articles as so amended.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the applicable laws of Finland and the Cayman Islands, the Cayman Constitutional Documents and the Amended IQM Articles.

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Organizational Documents

The rights of RAAQ shareholders are governed by the Cayman Constitutional Documents and the Cayman Companies Act.	The rights of IQM shareholders following the Business Combination will be governed by the Amended IQM Articles and the Finnish Companies Act.

Authorized capital stock

The share capital of RAAQ is $55,500 divided into 500,000,000 Class A ordinary shares of a par value of $0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each.

After the completion of the Business Combination, under the Amended IQM Articles the share capital of IQM will be €80,000 and the total number of shares outstanding will be      shares, provided that there are no redemptions by RAAQ shareholders or further issuance of shares between the date of this proxy statement/prospectus and the completion of the Business Combination.

Preferred Stock/Shares

RAAQ’s authorized preference shares consists of 5,000,000 preference shares of a par value of $0.0001 each. No RAAQ preference shares are currently issued and outstanding.

Subject to applicable law and without prejudice to any rights attached to any existing shares, the directors may allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and
After the completion of the Business Combination, under the Amended IQM Articles, IQM will have a single share class and all IQM’s shares are entitled to equal rights in the company.

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to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act and the Cayman Constitutional Documents) vary such rights.

Voting rights

The Cayman Constitutional Documents provide that, subject to any rights or restrictions attached to any shares, every shareholder present in any manner shall have one vote for every share of which he or she is the holder.

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural
person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

Under the Cayman Constitutional Documents, prior to the consummation of the Business Combination, directors may only be appointed and removed by an ordinary resolution of the holders of RAAQ Class B Ordinary Shares, and for the avoidance of doubt, holders of RAAQ Class A Ordinary Shares have no right to nominate or vote on the appointment or removal of any directors.

Shareholders have as many votes as shares that they own or represent at the general meeting of shareholders.

Shareholders shall exercise their right to vote at a general meeting of shareholders either in person or through a proxy. Under the Amended IQM Articles, as a condition for participating in a general meeting, a shareholder must give advance notice to the company no later than by a given date stated in the notice of the meeting, which shall not be earlier than 10 calendar days before the meeting.

Unless otherwise provided in the Amended IQM Articles or required by the Finnish Companies Act, resolutions by the general meeting of shareholders shall be approved by a simple majority of the votes cast. In case of a tie, the opinion of the chairman shall prevail with the exception of elections, in which the matter shall be resolved by drawing lots.

Voting procedures shall be determined by the chairman of the general meeting of shareholders.

Number and Qualification of Directors

There shall be a board of directors consisting of not less than one person provided, however, that RAAQ may by ordinary resolution increase or reduce the limits in the number of directors.
The EU Directive ((EU) 2022/2381) on improving gender balance among directors of listed companies has been implemented in Finland by amendment to the Finnish Companies Act. The amended rule will require that the underrepresented gender make up at least 40% of the board members as from 30 June 2026. The specific number of underrepresented board members is specified in a table appended to the EU Directive and the Finnish Companies Act. The updated Finnish Corporate Governance Code 2026 includes a corresponding recommendation concerning the balanced representation of women and men in the board of directors, applicable as from 30 June 2026.

Under the Amended IQM Articles, IQM shall have a board of directors consisting of at least three (3) and up to seven (7) ordinary members.

According to the Finnish Companies Act, legal persons, minors, persons under guardianship, persons with restricted legal competence or persons placed in

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bankruptcy cannot act as members of the board of directors. Further, a person may be prohibited from acting as a member of the board of directors if he or she is subject to a business prohibition under the Finnish Act on Business Prohibitions (1059/1985, as amended).

According to the Finnish Companies Act, at least one of the members of the board of directors must reside within the European Economic Area, unless the Finnish Patent and Registration Office grants an exemption regarding this requirement.

Structure of the Board of Directors; Term of Directors; Election of Directors

The RAAQ Board is divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the RAAQ Board. At each annual general meeting, directors are appointed for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, directors appointed to each class hold office until their successors are duly appointed or until their earlier resignation, death or removal.
In accordance with the Finnish Companies Act, the members of the IQM Board receiving the most votes are elected by the general meeting of shareholders. The general meeting may, before the election, decide that a candidate receiving more than half of the votes cast will be elected. The term of office of a new board member commences at the close of the general meeting of shareholders resolving on the election or at a later date resolved by the general meeting of shareholders. Under the Amended IQM Articles, the term of the members of the IQM Board shall continue until the conclusion of the next annual general meeting of shareholders following the election of the member.

Pursuant to the Finnish Companies Act, any member of the IQM Board may be removed at a general meeting of shareholders with a simple majority of the votes cast. Removal of a board member does not require a specific reason or cause. The term of office of a removed member of the IQM Board ends at the close of the general meeting of shareholders resolving on the removal, unless specified otherwise in connection with the removal.

Resignations; Vacancies

The office of a director shall be vacated if:

(a) the director gives notice in writing to RAAQ that he or she resigns from the office of director; or

(b) the director is absent (without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or

(c) the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

Pursuant to the Finnish Companies Act, any member of the board of directors may resign before the end of their term of office. The resignation becomes effective at the earliest once it has been notified to the board of directors, unless the resignation specifies a later effective date or an effective date determined upon the occurrence of a specified event or events.

If there is a
mid-term
vacancy on the board of directors, or if a member of the board of directors loses his or her eligibility to serve on the board of directors and there are no deputy members of the

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(d) the director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that he or she should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Cayman Constitutional Documents or by a resolution in writing signed by all of the other directors.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Cayman Constitutional Documents as the maximum number of directors.
board of directors, the other members must ensure that a successor member is appointed for the remainder of the term. This requires assessing potential candidates and convening a general meeting of shareholders to elect one or more new members to the board of directors to fill the vacancy. If, however, the board of directors constitutes a quorum despite the vacancy, the election may be postponed until the next general meeting of shareholders. The Board has a quorum when more than half of the members of the Board are present. The proportion is calculated based on the number of members that have been elected (and not on the number of remaining board members). Disqualified members are deemed to be absent.

Shareholder Action by Written Consent

Action may be taken by the shareholders by unanimous written resolution.
According to the Finnish Companies Act, IQM shareholders shall exercise their decision-making powers at general meetings of shareholders. IQM shareholders may also unanimously resolve on a matter falling within the competence of the general meeting of shareholders without holding a meeting. The resolution shall be made in writing, dated, numbered and signed. In other respects, the provisions of the Finnish Companies Act applicable to the minutes of the general meeting of shareholders apply to such written resolution. In individual cases, IQM shareholders may also unanimously resolve on matters falling within the general competence of the IQM Board or the chief executive officer.

However, such written resolution shall be void if the resolution could not by law have been made even with the consent of all IQM shareholders.

Quorum

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third
of the issued and outstanding share capital of RAAQ being individuals present in person or by proxy or if a corporation or other non-natural
person by its duly authorized representative or proxy shall be a quorum.
A general meeting of shareholders constitutes a quorum if the general meeting of shareholders has been convened in accordance with the articles of association of IQM and the Finnish Companies Act. Quorum does not require a certain proportion of shareholders to be in attendance or a certain proportion of shares to be represented at the meeting.

A general meeting of shareholders passes resolutions by a simple majority of votes cast, unless a qualified majority has been provided for in the articles of association or required by the Finnish Companies Act, in which case a qualified majority of two-thirds
of votes cast and shares represented at the general

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meeting of shareholders is in most such cases required.

Resolutions that require a qualified majority include amendments of the articles of association, directed share issuances, issuances of options or other special rights entitling to shares, repurchase and redemption of the company’s own shares in public limited liability company, directed repurchase of the company’s own shares, mergers, demergers, transfer of domicile and placing the company into liquidation.

The Finnish Companies Act prescribes that a qualified minority of all shares
(one-tenth
of all shares or, in certain matters,
one-third
of shares represented at the meeting) may make demands concerning certain matters in a general meeting of shareholders. Such matters include, e.g. (i) the right to postpone adoption of annual accounts and use of profits to a continuation meeting, (ii) supporting a special audit, and (iii) demand a distribution of minority dividend (50% of the profit from the last financial period, but no more than 8% of equity).

Some resolutions require the consent of all affected or all shareholders. Such resolutions are amendments of the articles of association that reduce the shareholder’s right to the profit or the net assets of the company, increase the shareholder’s liability for payments to the company, incorporate a redemption clause or a consent clause into the articles of association, restrict the shareholder’s pre-emptive
right to shares, restrict the right to minority dividend, attach a redemption term to the shareholder’s shares, restrict the company’s right to damages, or alter the balance between the rights carried by shares in the same share class and the change affects the shareholder’s shares. In addition, compulsory redemption of the company’s own shares in proportion other than that of the shares held by the shareholders (directed redemption) and distributing funds otherwise than based on shareholding (directed distribution) requires the consent of all shareholders.

Meetings of Shareholders

General meetings of shareholders may be called by the RAAQ Board, the chief executive officer of RAAQ or the chairperson of the RAAQ Board. General meetings may not be called by any other person or persons, including the shareholders of RAAQ.	Pursuant to the Finnish Companies Act, collective resolutions by IQM shareholders are taken by the annual general meeting of shareholders or an extraordinary general meeting of shareholders. The Finnish Companies Act requires that the annual general meeting of shareholders is held within six months of the end of the financial period. According

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Only those matters set forth in the notice of the extraordinary general meeting may be considered or acted upon at such special meeting.

Shareholders seeking to bring business before the annual general meeting (other than nominations of directors) must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 150th day and not later than the close of business on the 90th day prior to the one-year
anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date.

Shareholders seeking to nominate candidates for appointment as directors at the annual general meeting must deliver written notice of intent to make such nomination either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year
anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder’s notice must be received by RAAQ not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date.

In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice of intent to bring business before the annual general to the Amended IQM Articles, the annual general meeting of shareholders shall be held at the latest on June 30. The annual general meeting shall resolve on the adoption of the annual accounts, as well as the consolidated annual accounts, the use of the profit or loss shown on the balance sheet and granting discharge from liability to the members of the board of directors and the chief executive officer. Under the Amended IQM Articles, the annual general meeting shall additionally resolve on the adoption of the remuneration report (the resolution is of advisory nature only) and the election and remuneration of the board members and the auditor, and other matters identified in the notice to the meeting. Pursuant to the Finnish Companies Act, after the completion of the Business Combination, IQM, as a listed company in Finland, will be required to prepare and present to the annual general meeting a remuneration policy for an advisory vote every four years, or when material changes are made to the policy. The remuneration of the board of directors and the managing director shall be based on the latest remuneration policy presented to the general meeting. Pursuant to the Finnish Companies Act, extraordinary general meetings in respect of specific matters must be held when considered necessary by the board of directors, or when requested in writing by the auditor of the company or by IQM shareholders holding at least 10 percent of all of the shares of the company.

A general meeting of shareholders may only consider matters presented in the notice to the general meeting or matters which pursuant to the articles of association have to be considered at the general meeting. The Amended IQM Articles do not contain any specific provisions concerning extraordinary general meetings.

According to the Finnish Companies Act, a general meeting of shareholders must be held at the domicile of the company, unless the articles of association of the company provide otherwise. A general meeting may also be held elsewhere, if there are very serious grounds to hold the meeting at another location.

Provided the articles of association do not include restrictions, the board of directors may opt to offer shareholders, as an alternative to attending the meeting in person, the option of participating in a general meeting using telecommunications connections or other technical means (hybrid meeting).

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meeting or to nominate candidates for appointment as directors at the annual general meeting.

The Amended IQM Articles will provide that general meetings may be held in Helsinki, Finland, in addition to Espoo, Finland, which is the domicile of the company. The board of directors may decide that participation in the meeting is also permitted so that a shareholder exercises their full decision-making power during the meeting using a remote connection and technical means (hybrid meeting). The board of directors may also decide to convene a meeting without a physical venue so that the shareholders exercise their full decision-making power in real time during the meeting using a remote connection and technical means (fully remote meeting).

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

The Amended IQM Articles will provide that the notice of a general meeting must be published on the website of the company no earlier than three (3) months and no later than three (3) weeks prior to the meeting, however, no later than nine (9) days before the record date of the meeting.

According to the Finnish Companies Act, the notice of a general meeting must be published no later than nine (9) days before the record date of the meeting. The record date for companies whose shares are incorporated into the book-entry system is eight (8) business days prior to the meeting.

A notice of a general meeting of shareholders must specify the name of the company, the time and place of the general meeting of shareholders as well as the matters to be addressed at the general meeting of shareholders. A notice of a general meeting of shareholders of a listed company must further specify the conditions under which a shareholder has the right to participate in the general meeting, the conditions under which a shareholder has the right to participate in the general meeting through a proxy representative, the shareholder’s right to present questions, the total number of shares and votes of the company at the time of the notice and the address of the company’s website that contains the statutory information about the general meeting of shareholders.

There are specific requirements in the Finnish Companies Act for the contents of the notice if certain matters are to be addressed, such as directed share issuances, payment of dividend, the directed acquisition or redemption of own shares,

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amendments to the Articles of Association, mergers or demergers.

A matter pertaining to the approval of the financial statements and the use of profits shall be postponed from the annual general meeting to a continuation meeting, if IQM shareholders holding at least 1/10 of all shares so request. The continuation meeting shall be held no earlier than 1 month and no later than 3 months after the annual general meeting. The decision need not be postponed for a second time even if requested.

Notice Requirements for Shareholder Nominations and Other Proposals

Nominations of persons for election to the RAAQ Board and the proposal of business other than nominations to be considered by the shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the RAAQ Board or (ii) by any shareholder of RAAQ who is a shareholder of record at the time of giving notice provided for in the Cayman Constitutional Documents, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Cayman Constitutional Documents. For the avoidance of doubt, the foregoing clause (ii) is the exclusive means for a shareholder to make director nominations and submit other business (other than matters properly included in RAAQ’s notice of meeting of shareholders and proxy statement under Rule
14a-8
under the Exchange Act) before an annual meeting of shareholders.
Pursuant to the Finnish Companies Act, a general meeting of shareholders may only consider matters presented in the agenda contained in the notice to the general meeting or matters which pursuant to the Finnish Companies Act or articles of association shall be considered at the general meeting.

The Finnish Companies Act prescribes that shareholders holding at least one-tenth
of all shares (or a smaller share prescribed in the articles of association) or the auditor of the company may demand in writing that the company convene an extraordinary general meeting of shareholders to address a specified matter. A public limited company (such as IQM after the completion of the Business Combination) shall publish a notice to convene the meeting no later than one month after the receipt of the demand.

An IQM shareholder (irrespective of the number of shares owned) has the right to have a matter falling within the competence of the general meeting of shareholders dealt with by the general meeting (i.e. added to the agenda), if the IQM shareholder so demands in writing from the board of directors well in advance of the meeting, so that the matter can be mentioned in the notice to the general meeting. After the completion of the Business Combination, IQM, as a listed company in Finland, will be subject to the rule pursuant to which the request is always considered to have been made sufficiently in advance if the board of directors receives the request no later than four weeks before the notice of the general meeting of shareholders is sent. IQM shareholders may also present decision proposals to be put to a vote at the general meeting of shareholders concerning matters presented in the agenda contained in the notice of the general meeting.

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Amendment of Certificate of Incorporation/Registered Information

Subject to the Cayman Companies Act, RAAQ may at any time and from time to time by ordinary resolution (the approval of which requires: (i) the affirmative vote of a majority of RAAQ shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter certain provisions of the Cayman Constitutional Documents; provided, however, that a special resolution, requiring the affirmative vote of not less than ninety percent (90%) of the issued and outstanding RAAQ Ordinary Shares is required to amend or repeal certain provisions of the Cayman Constitutional Documents relating to the appointment and removal of directors and the continuation of the company in a jurisdiction outside the Cayman Islands.
Information concerning the incorporation of Finnish companies such as IQM as well as information concerning, among others, IQM’s business ID, corporate form, registered office, address, field of business, financial year, changes to the Articles of Association, share capital, the number of shares and their division among share classes, issuances of shares as well as option rights and other special rights entitling to shares, authorizations of the board of directors to resolve on issuances of shares as well as option rights and other special rights entitling to shares, the board of directors, chief executive officer, auditor, the filing of annual accounts as well as rights of representation are included in an extract from the Finnish Trade Register, which is maintained by the Finnish Patent and Registration Office.

Members of the IQM Board and the chief executive officer of IQM are responsible for notifying any amendments based on, among others, resolutions by the general meeting of shareholders and the IQM Board, as specified in the Finnish Companies Act, to the Finnish Trade Register.

Amendment of Cayman Constitutional Documents/Articles of Association

Subject to the Cayman Companies Act, RAAQ may at any time and from time to time by ordinary resolution (the approval of which requires: (i) the affirmative vote of a majority of RAAQ shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter certain provisions of the Cayman Constitutional Documents; provided, however, that a special resolution, requiring the affirmative vote of not less than ninety percent (90%) of the issued and outstanding RAAQ Ordinary Shares is required to amend or repeal certain provisions of the Cayman Constitutional Documents relating to the appointment and removal of directors and the continuation of the company in a jurisdiction outside the Cayman Islands.	According to the Finnish Companies Act, IQM shareholders holding at least a two-thirds
majority of the votes cast and shares represented at a general meeting of shareholders have the power to amend the Amended IQM Articles. Certain amendments of the Amended IQM Articles, for example the introduction of a redemption clause or a consent clause, are subject to consent by all shareholders.

Limitation on Director Liability

The Cayman Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide	The liability of the members of the IQM Board and the chief executive officer of IQM towards IQM and third parties for violations of their duties or other provisions of the Finnish Companies Act, or the articles of association, is governed by the Finnish Companies Act.

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indemnification against wilful default, wilful neglect, civil fraud or the consequences of committing a crime.

Each member of the IQM Board and the chief executive officer of IQM are liable for any loss caused intentionally or negligently to IQM in violation of the general duty of care while performing their duties (i.e. irrespective of whether any other specific provision of the Finnish Companies Act or the articles of association has been violated).

The liability of a member of the IQM Board and the chief executive officer for loss caused to IQM shareholders or third parties is conditioned upon an intentional or negligent violation of the specific provisions of the Finnish Companies Act or the articles of association. A breach of the general duty of care is insufficient to cause liability towards IQM shareholders or third parties.

If the loss has been caused by another violation of the Finnish Companies Act than merely a violation of the general principles of the Finnish Companies Act (including, among others, the general duty of care), or if the loss has been caused by a breach of the provisions of the articles of association, it shall be deemed to have been caused negligently, unless the person liable can show they have acted with due care (reverse burden of proof). The same applies to losses that have been caused by an act to the benefit of a related party of IQM, as defined in the Finnish Companies Act.

Liability of directors based on the Finnish Companies Act does not exclude liability based on other grounds, such as contractual liability or liability based on breaches of other laws such as environmental legislation or securities legislation.

In addition, individual members of the board of directors may become personally liable for losses caused by acts or omissions that constitute criminal offences under the Finnish Penal Code (39/1889, as amended).

Pursuant to the Finnish Companies Act, an annual general meeting shall resolve on, among others, discharging the members of the board of directors and the chief executive officer from liability for the previous financial year. A decision of the general meeting of shareholders on such discharge from liability shall not be binding, if the general meeting of shareholders has not been provided with essentially correct and adequate information about the decision or measure underlying the liability in damages.

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Under the Finnish Companies Act, it is possible to limit the company’s right to claim damages, inter alia, from members of the board of directors or the chief executive officer by including a specific limitation in the company’s articles of association. The inclusion of such a limitation in the articles of association requires unanimous approval of all shareholders. However, it is not possible to limit the company’s right to claim damages for losses caused either by a breach of a mandatory provision of the Finnish Companies Act or through wilful acts or by gross negligence. The Amended IQM Articles do not contain provisions limiting the company’s right to claim damages from any party.

Indemnification

The Cayman Constitutional Documents provide for indemnification of RAAQ’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, wilful default or wilful neglect.	Finnish legal scholars have held it to be possible for a Finnish company to indemnify, at least to some extent, individual members of its board of directors and the chief executive officer against claims for damages made by shareholders or third parties through limitations introduced in the articles of association, or individual indemnity undertakings. Depending on whether the undertaking is granted to all board members or if the undertaking is comparable to management remuneration, the granting of the indemnification undertaking may have to be resolved by the general meeting. The exact scope of, and prerequisites for such indemnity undertakings under Finnish law is not clear, but they cannot be used to limit IQM’s right to claim damages from the members of its board of directors or the chief executive officer for wilful misconduct or gross negligence. According to the Finnish Companies Act, the right of shareholders or third parties to claim damages cannot be restricted in the articles of association. However, these rules do not prevent a Finnish limited company from taking out a directors and officers liability insurance for the benefit of the members of its board of directors and officers.

Pre-emptive Rights

RAAQ shareholders do not have
pre-emptive
rights. Thus, if additional RAAQ Ordinary Shares are issued, the current holders of RAAQ Ordinary Shares will own a proportionately smaller interest in a larger number of outstanding ordinary shares to the extent that they do not participate in the additional issuance.
Pursuant to the Finnish Companies Act, IQM shareholders have a pre-emptive
subscription right in an issuance of shares, in proportion to the number of the shares they hold. The pre-emptive
subscription right applies both to an issuance of new shares and treasury shares.

A general meeting of shareholders may also resolve on, or authorize the board of directors to resolve on, a

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share issuance in deviation from the
pre-emptive
subscription right (directed share issue), either for the entire issuance of shares or a part thereof. Resolutions on such directed share issue require a weighty financial reason for IQM and the support of a two-thirds’
majority of the votes cast and shares represented at the general meeting of shareholders.

Shares can be issued without consideration (gratuitous share issue). If shares are issued in a directed share issue without consideration, the issue requires that there is an especially weighty financial reason, taking into consideration the interests of the company and its shareholders.

Distributions to Shareholders

Subject to the provisions of the Cayman Constitutional Documents and applicable law, and except as otherwise provided by the rights attached to any RAAQ Ordinary Shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of RAAQ lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of RAAQ, out of the share premium account or as otherwise permitted by law.
Pursuant to the Finnish Companies Act, shareholders’ equity is divided into two categories: restricted equity (consisting of the share capital, fair value reserve and revaluation reserve) and unrestricted equity (consisting of other reserves as well as of the profit from the current and the previous financial periods).

The company may distribute its unrestricted equity to shareholders, subject to two preconditions. First, any distribution of assets must be based on the company’s latest audited and adopted financial statements (balance sheet test), and second, assets may not be distributed if it is known or should be known at the time of the distribution decision that the company is insolvent or the distribution will cause the insolvency of the company (solvency test). Distribution of restricted equity requires (in addition to the above-mentioned preconditions) that the company requests the trade register to publish a public notice to creditors, setting a due date (no earlier than three months after the publishing) for opposing the distribution and creditors of the company do not object to it, or if they do, their claims are decreed by a court to have been satisfied or otherwise secured.

Consolidated accounts have no direct relevance for a distribution of assets which is resolved based on the financial statements of each group company separately.

The annual general meeting of shareholders, on a proposal of the board of directors, may decide to carry over some or all of the profits from the previous financial year, to allocate them to the retained earnings (loss) account or to distribute them to the shareholders as dividend. Moreover, a general

RAAQ	IQM

meeting of shareholders may also decide to distribute assets from the unrestricted equity reserves. In addition, unrestricted equity (whether profits or reserves) may be distributed through repurchase or redemption of the company’s own shares.

Additionally, the general meeting of shareholders may resolve to authorize the board of directors to decide on a distribution of dividends or other distributable funds, up to an amount defined in the authorization. The authorization can be valid up to the beginning of the next annual general meeting of shareholders.

Dividends are generally distributed annually based on the financial statements for the previous financial year, but an interim or special dividend is also possible. Distributions of dividends or other distributable funds shall always be based on the latest audited and adopted financial statements. Hence an extraordinary general meeting held after the annual general meeting may decide on a further distribution of dividends, if there are remaining distributable funds based on the financial statements for the previous financial year, that have not been distributed by the annual general meeting.

Otherwise, the distribution of interim dividends can be made based on audited interim financial statements adopted by an extraordinary general meeting of shareholders.

At least half of the profits for the financial year must be distributed as a minority dividend, if so demanded at the annual general meeting of shareholders by shareholders with at least 10 percent of all the shares in the company before the decision on the disposition of the profits has been made. However, a shareholder may not demand distribution of profits in excess of the amount that can be distributed without the consent of the company’s creditors, nor in excess of 8 percent of the shareholders’ equity of the company.

Any distributions of dividend during the financial year before the annual general meeting of shareholders are subtracted from the amount of the minority dividend.

A general meeting of shareholders may decide to initiate the liquidation of the company by a qualified majority of two-thirds
of the votes cast and shares represented at the general meeting. All shares have an equal right to the company’s assets in the

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company’s liquidation after the claims of the company’s creditors have been satisfied.

Appraisal Rights

Under the Cayman Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.
Under the Finnish Companies Act, shareholders and holders of options or other special rights entitling the holders of shares of a merging company who object to a merger have the right, under certain circumstances, to demand their shares, options or other special rights be redeemed for cash at a fair market value by the acquiring company, unless the terms and conditions of the option or special rights exclude the right of the holders of option or special rights to demand redemption. Unless agreed otherwise between the parties, the fair market value is determined based on the fair value preceding the merger resolution, through statutory arbitration proceedings mandated by the Finnish Companies Act.

A similar right applies in the case of a demerger into a
pre-existing
company, whereby the shareholders, holders of options or other special rights entitling the holders to shares (provided the right to demand redemption has not been excluded in the terms and conditions of the option or special rights) of a demerging company who object to the demerger have the right, under certain circumstances, to have their demerger consideration (i.e., the consideration payable by the pre-existing
acquiring company) redeemed for cash at fair market value by the acquiring company. Unless agreed upon by the acquiring company and the shareholder of the demerging company who has demanded redemption of its shares, the fair market value is determined through arbitration proceedings mandated by the Finnish Companies Act.

Shareholders and holders of option or special rights entitling the holder to shares of a company deciding on a transfer of domicile from Finland to another country, and who object to the transfer, have a similar right to demand their shares, options or other special rights (provided the right to demand redemption has not been excluded in the terms and conditions of the option or special rights) be redeemed for cash at a fair market value by the transferring company. Unless agreed upon by the transferring company and the shareholder who has demanded redemption of its shares, the fair market value is determined through arbitration proceedings mandated by the Finnish Companies Act.

RAAQ	IQM

Under the Finnish Companies Act, a shareholder whose holdings, as calculated in accordance with the Finnish Companies Act, exceed 90 percent of the total number of shares and voting rights in a company has both the right and, upon demand by the minority shareholders, the obligation to purchase all the shares of the minority shareholders for cash at fair price
(squeeze-out).
Unless otherwise agreed upon by such majority shareholder and the minority shareholders whose shares are being redeemed, the fair price is determined based on the value before the initiation of the arbitration proceedings, and through statutory arbitration proceedings mandated by the Finnish Companies Act.

Inspection of Books and Records

Shareholders who are not directors generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.
Under Finnish law, shareholders do not have a general right to inspect the books or records of a company, with the exception of the shareholder registers that are public documents and certain other documents which are required to be made available to shareholders such as audited financial statements and minutes of general meetings.

However, according to the Finnish Companies Act, IQM shareholders may apply to the Finnish Supervisory Agency for an order of a special audit of the administration and accounts of IQM for a given past period or for given measures or circumstances. The proposal for a special audit shall be made either at an annual general meeting, or at an extraordinary general meeting where the matter is to be considered according to the notice of the general meeting. The application may be made, if it is supported by shareholders holding at least 1/10 of all of the shares or at least 1/3 of the shares represented at the relevant general meeting.

The application to the Finnish Supervisory Agency must be filed within 1 month of the general meeting having resolved on the special audit. The application shall, according to the Finnish Companies Act, be approved if there are weighty reasons to carry out a special audit. Finnish legal literature considers that a special audit of a parent company can extend to its subsidiaries if a link to the matters audited in the parent company can be demonstrated. A special auditor appointed to carry out the special audit has the right to receive a fee from IQM. IQM would also be liable for any other expenses arising from the special audit. However, for special reasons, a court could oblige an IQM shareholder who applied for the

RAAQ	IQM
special audit to reimburse IQM for all or part of its costs.

Exclusive Forum

The Cayman Constitutional Documents provide that the Cayman Islands will be the sole and exclusive forum or any claim or dispute arising out of or in connection with the Cayman Constitutional Documents.
The forum for judicial proceedings in civil cases is generally determined by the Finnish Code of Judicial Procedure (4/1734, as amended). According to the Finnish Companies Act, the application of the Finnish Companies Act may also be considered by the district court having jurisdiction over the company’s domicile (specified in the articles of association). For IQM, the general forum for judicial proceedings in civil cases under the Finnish Code of Judicial Procedure and the Finnish Companies Act is the District Court of Helsinki.

In certain civil matters, it is also possible to agree on a forum for disputes between the parties in a separate choice of court agreement. The agreement must be made in writing, and it may refer to a certain question at issue or issues that may arise in the future from a certain legal relationship.

In addition, the Finnish Companies Act contains certain provisions on statutory arbitration proceedings. In a merger, a shareholder in the merging company may at the general meeting that is to decide on the merger demand that his or her shares be redeemed. A holder of options or other special rights entitling to shares in the company has a similar right (provided the right to demand redemption has not been excluded in the terms and conditions of the option or special rights). The acquiring company shall be liable for the payment of the redemption price. If no agreement is reached with the acquiring company on the redemption of shares or on the terms of the redemption, the matter shall be submitted to arbitration in accordance with the provisions of the Finnish Companies Act on the settlement of redemption disputes. In a demerger into an existing company, a shareholder and a holder of options or other special rights entitling to shares in the demerging company has a similar right to redemption, which is also subject to statutory arbitration if no agreement can be reached with the acquiring company. Further, a shareholder whose holding exceeds 90 percent of the total number of shares and voting rights in a company has both the right and, upon demand by the minority shareholders, the obligation to purchase all the shares of the minority shareholders for cash at fair price, such fair price to be determined in statutory arbitration

RAAQ	IQM

proceedings if no agreement can be reached between the parties.

According to the Finnish Arbitration Act (967/1992, as amended), any dispute in a civil or commercial matter which can be settled by agreement between the parties may be referred for final decision to be made by one or more arbitrators in arbitration proceedings. It may also be agreed that disputes which arise in the future from a particular legal relationship specified in the agreement shall be finally decided by one or more arbitrators, unless otherwise provided in statutory law. An arbitration agreement must be concluded in writing.

The Amended IQM Articles contain an arbitration clause, pursuant to which disputes arising from the application of the articles of association shall be finally settled by arbitration in accordance with the rules of the Arbitration Committee of the Central Chamber of Commerce concerning accelerated arbitration. There shall be one (1) arbitrator, and the place of arbitration is Helsinki.

In addition, there are separate forum rules for administrative and criminal proceedings included in the Finnish Criminal Procedure Act (689/1997, as amended) and the Finnish Administrative Judicial Procedure Act (808/2019, as amended).

Repurchases or Redemptions of Shares

Subject to the Cayman Companies Act and applicable rules and regulations, RAAQ may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholders of RAAQ and may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors of RAAQ may agree with the relevant shareholder. The directors of RAAQ may accept the surrender for no consideration of any fully paid share.
According to the Finnish Companies Act, IQM may acquire its own shares, decide to redeem its own shares free of charge or for consideration and accept its own shares as pledge. Resolutions concerning acquisition or redemption of shares in a public limited liability company must be made by the general meeting of shareholders by a qualified majority of two thirds of the votes cast and shares represented at the meeting. The general meeting may also authorize the IQM Board to resolve on the acquisition of IQM Shares. Such authorization may remain in effect for at most 18 months and only the company’s unrestricted equity may be used to acquire such shares based on an authorization.

Own shares may be acquired in a proportion other than that of the shares held by the IQM shareholders (directed acquisition) if there is a weighty financial reason for IQM to do so. A resolution on a directed acquisition or an authorization of the IQM Board to resolve on a directed acquisition requires a two-thirds

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majority of the votes cast and shares represented at a general meeting of shareholders.

Own shares may be compulsorily redeemed in a proportion other than that of the shares held by the IQM shareholders (directed redemption) only with the consent of all IQM shareholders.

The Finnish Companies Act includes specific provisions for redemption proceedings in the context of mergers and demergers as well as redemption of minority shareholders’ shares. Such redemptions are subject to statutory arbitration proceedings in accordance with the Finnish Companies Act.

Stock/Share Transfer Restrictions Applicable to Shareholders

Shares of RAAQ are transferable in the manner prescribed by the Cayman Companies Act and in accordance with any Nasdaq rules and regulations.
According to the Finnish Companies Act, a share may be transferred and acquired without restrictions, unless otherwise provided in the articles of association.

The Amended IQM Articles do not include clauses restricting the shareholders’ right to sell their shares; IQM’s shares will be freely transferable.

Shareholder’s Obligation to Notify Major Holdings

Under the Finnish Securities Market Act, a shareholder will be required to notify, without undue delay, IQM, as a listed company in Finland, and the Finnish Financial Supervisory Authority when its voting rights in, or its percentage ownership of the total number of shares of IQM reaches, exceeds or falls below 5, 10, 15, 20, 25, 30, 50 or 90 percent or two thirds (66.67 percent), calculated in accordance with the Finnish Securities Markets Act (flagging notification). A notification of major holdings must also be made when a shareholder is entitled to acquire, on the basis of a financial instrument, a number of shares that will reach, exceed or fall below the flagging threshold described above or, when the combined ownership share based either on direct holding or holding through financial instruments reaches, exceeds or falls below the flagging threshold described above. In this connection, the definition of financial instrument also refers to such financial instruments the value of which is determined on the basis of the company’s share and which have a similar economic effect as a financial instrument that entitles its holder to receive the company’s shares. A notification of major holdings must be made regardless of whether the underlying asset of the financial instrument will be settled physically or as

RAAQ	IQM
net cash settlement. The notification must be submitted without undue delay, however no later than on the following trading day after the shareholder was informed or should have known about such a change in the shareholder’s voting rights or ownership. The shareholder shall be deemed to have been informed of the said transaction no later than two trading days after the transaction. When a listed company has received the above- mentioned information, it shall disclose the information in a stock exchange release.

Shareholder’s Obligation to Launch a Bid and Right of Squeeze-Out

After the completion of the Business Combination, IQM, as a listed company in Finland, will be subject to the Finnish Securities Markets Act, according to which a shareholder, whose holding increases to more than 30 percent or more than 50 percent of the voting rights attached to shares in a company after the shares or securities entitling to such shares in the company have been entered into public trading on the regulated market, or, by application or consent of the company, on a multilateral trading facility, is obligated to make a public offer for all remaining shares and securities entitling to such shares in the company at fair value (mandatory takeover bid). Under the Finnish Companies Act, a shareholder whose holdings, as calculated in accordance with the Finnish Companies Act, exceed 90 percent of the total number of shares and voting rights in a company has both the right to redeem and, upon demand by the minority shareholders, the obligation to purchase all the shares of the minority shareholders for cash at fair price (right of squeeze-out).
In addition, as described above, a shareholder whose shares may be redeemed in the above-mentioned manner is entitled to demand redemption from the majority shareholder entitled to exercise redemption (right of sell-out).
Detailed rules apply to the calculation of the proportions of shares and votes discussed above.

Shareholder Suits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.
See “
– Limitation on Director Liability
” above for a general discussion on the grounds for liability under the Finnish Companies Act.

One or several shareholders have the right to bring an action in their own name for the benefit of the company for losses caused to the company, if it is probable at the time of filing of the action, that the

RAAQ	IQM

company will not file a claim for damages, and the plaintiff shareholders hold at least 1/10 of all shares in the company, or if it can be demonstrated that the company’s non-enforcement
of the claim for damages would be contrary to the general principle of equal treatment of the shareholders, as stated in the Finnish Companies Act. The shareholders bringing the action shall bear the legal costs themselves, but they have the right to be reimbursed by the company for such costs, in so far as the funds accruing to the company by means of the proceedings will suffice.

A shareholder does not have a direct right to receive compensation for damages caused to the company.

Actions for damages under the Finnish Companies Act must generally be initiated within five years from the end of the accounting period during which the decision leading to the loss was made or when the action leading to the loss was taken. Specific expiration periods apply if the loss is caused by a criminal offence.

If the person liable for damages has been discharged from liability by a decision of the general meeting of shareholders, the shareholders must, as a general rule, bring the action within three months of the resolution on such discharge from liability.

DESCRIPTION OF IQM AMERICAN DEPOSITARY SHARES
American Depositary Shares
 , as Depositary, will register and deliver American Depositary Shares, also referred to as IQM ADSs. Each IQM ADS will represent    IQM Shares (or a right to receive    IQM shares) deposited with     , as custodian for the depositary in Finland. Each IQM ADS will also represent any other securities, cash or other property that may be held by the Depositary. The deposited shares together with any other securities, cash or other property held by the Depositary are referred to as the deposited securities. The Depositary’s office at which the IQM ADSs will be administered, and its principal executive office are located at     .
You may hold IQM ADSs either (A) directly (i) by having an American Depositary Receipt (an “IQM ADR”), which is a certificate evidencing a specific number of IQM ADSs, registered in your name, or (ii) by having uncertificated IQM ADSs registered in your name, or (B) indirectly by holding a security entitlement in IQM ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold IQM ADSs directly, you are a registered IQM ADS holder, also referred to as an ADS holder. This description assumes you are an IQM ADS holder. If you hold the IQM ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of IQM ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated IQM ADSs will receive statements from the Depositary confirming their holdings.
As an IQM ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Finnish law governs shareholder rights. The Depositary will be the holder of the shares underlying your IQM ADSs. As a registered holder of IQM ADSs, you will have ADS holder rights. The Deposit Agreement among us, the Depositary, IQM ADS holders and all other persons indirectly or beneficially holding IQM ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR, which are filed as Exhibit 4.3 and Exhibit 4.4, respectively.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The Depositary has agreed to pay or distribute to IQM ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your IQM ADSs represent.
Cash
. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those IQM ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the IQM ADS holders who have not been paid. It will not invest the foreign currency, and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares
. The Depositary may distribute additional IQM ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole IQM ADSs. It will sell shares which would require it to deliver a fraction of an IQM ADS (or IQM ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional IQM ADSs, the outstanding IQM ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares (or IQM ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.
If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may (i) exercise those rights on behalf of IQM ADS holders, (ii) distribute those rights to IQM ADS holders or (iii) sell those rights and distribute the net proceeds to IQM ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse.
 In that case, you will receive no value for them.
 The Depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the Depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new IQM ADSs representing the new shares, to subscribing IQM ADS holders, but only if IQM ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the Depositary to distribute rights or IQM ADSs or other securities issued on exercise of rights to all or certain IQM ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.
The Depositary will send to IQM ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case IQM ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than IQM ADSs) to IQM ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the Depositary to distribute securities to all or certain IQM ADS holders, and the securities distributed may be subject to restrictions on transfer.
The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any IQM ADS holders. We have no obligation to register IQM ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of IQM ADSs, shares, rights or anything else to IQM ADS holders.
 This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you
.
Deposit, Withdrawal and Cancellation
How are IQM ADSs issued?
The Depositary will deliver IQM ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of IQM ADSs in the names you request and will deliver the IQM ADSs to or upon the order of the person or persons that made the deposit.
How can IQM ADS holders withdraw the deposited securities?
You may surrender your IQM ADSs to the Depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the IQM ADSs to the IQM ADS holder or a person the IQM ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible. However, the Depositary is not required to accept surrender of IQM ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The Depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
When can IQM ADSs be cancelled by the Depositary?
The Depositary may cancel IQM ADSs if there are no underlying deposited securities, or those deposited securities have become apparently worthless or to the extent there are insufficient underlying deposited securities because of an increase in the number of shares represented by one IQM ADS.
How do IQM ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your IQM ADR to the Depositary for the purpose of exchanging your IQM ADR for uncertificated IQM ADSs. The Depositary will cancel that IQM ADR and will send to the IQM ADS holder a statement confirming that the IQM ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated IQM ADSs requesting the exchange of uncertificated IQM ADSs for certificated IQM ADSs, the Depositary will execute and deliver to the IQM ADS holder an IQM ADR evidencing those IQM ADSs.
Voting Rights
How do you vote?
IQM ADS holders may instruct the Depositary how to vote the number of deposited shares their IQM ADSs represent. If we request the Depositary to solicit your voting instructions (and we are not required to do so), the Depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how IQM ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary . The Depositary will try, as far as practical, subject to the laws of Finland and the provisions of our articles of association or similar documents, to vote or to have its agents vote the deposited shares as instructed by IQM ADS holders. If we do not request the Depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the Depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the Depositary as described above, you will not be able to exercise voting rights unless you surrender your IQM ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the Depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote the shares represented by your IQM ADSs. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.
 This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your IQM ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Holders or persons depositing or withdrawing shares, surrendering IQM ADSs, or to whom or from whom IQM ADSs are delivered or cancelled, must pay:	For:
$10.00 (or less) per 100 IQM ADSs (or portion of 100 IQM ADSs)	Issuance of IQM ADSs, including issuances resulting from a distribution of shares or rights or other property or in relation to a change in the number of shares represented by IQM ADSs

Surrender of IQM ADSs for the purpose of withdrawal or cancellation of IQM ADSs, including if the Deposit Agreement terminates or in relation to a change in the number of shares represented by ADSs

$.10 (or less) per IQM ADS	Any cash distribution to IQM ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of IQM ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the Depositary to IQM ADS holders

Fees assessed from time to time, but not exceeding $.10 per IQM ADS during any calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the Deposit Agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian has to pay on any IQM ADSs or shares underlying IQM ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	As necessary
The Depositary collects its fees for delivery and surrender of IQM ADSs directly from investors depositing shares or surrendering IQM ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect fees for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. While aggregate fees for Depositary services will not exceed $.10 per IQM ADS in a calendar year, an investor may be charged more than one such fee in a consecutive
12-month
period. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to IQM ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting
services until its fees for those services are paid.
From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from IQM ADS holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.
The Depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the Depositary. Where the Depositary converts currency itself or through any of its affiliates, the Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to IQM ADS holders, subject to the Depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the Depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to IQM ADS holders, and the Depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the Depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the Depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your IQM ADSs or on the deposited securities represented by any of your IQM ADSs. The Depositary may refuse to register any transfer of your IQM ADSs or allow you to withdraw the deposited securities represented by your IQM ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your IQM ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of IQM ADSs to reflect the sale and pay to IQM ADS holders any proceeds, or send to IQM ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The Depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an IQM ADS holder surrendering IQM ADSs and subject to any conditions or procedures the Depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the Depositary as a holder of deposited securities, the Depositary will call for surrender of a corresponding number of IQM ADSs and distribute the net redemption money to the holders of called IQM ADSs upon surrender of those IQM ADSs.
If there is any change in the deposited securities such as a sub-division,
combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the Depositary will hold those replacement securities as deposited securities under the Deposit Agreement. However, if the Depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to IQM ADS holders or for any other reason, the Depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the IQM ADSs.
If there is a replacement of the deposited securities and the Depositary will continue to hold the replacement securities, the Depositary may distribute new IQM ADSs representing the new deposited securities or ask you to surrender your outstanding IQM ADSs in exchange for new IQM ADSs identifying the new deposited securities.
If there are no deposited securities underlying IQM ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying IQM ADSs have become apparently worthless, the Depositary may call for surrender of those IQM ADSs or cancel those IQM ADSs upon notice to the IQM ADS holders.
Amendment and Termination
How may the Deposit Agreement be amended?
We may agree with the Depositary to amend the Deposit Agreement and the IQM ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of IQM ADS holders, it will not become effective for outstanding IQM ADSs until 30 days after the Depositary notifies IQM ADS holders of the amendment.
 At the time an amendment becomes effective, you are considered, by continuing to hold your IQM ADSs, to agree to the amendment and to be bound by the IQM ADRs and the Deposit Agreement as amended
.
How may the Deposit Agreement be terminated?
The Depositary will initiate termination of the Deposit Agreement if we instruct it to do so. The Depositary may initiate termination of the Deposit Agreement if

•	60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the IQM ADSs from an exchange in the United States on which they were listed and do not list the IQM ADSs on another exchange in the United States or make arrangements for trading of IQM ADSs on the U.S.
over-the-counter
market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the Depositary has reason to believe the IQM ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the IQM ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.
If the Deposit Agreement will terminate, the Depositary will notify IQM ADS holders at least 90 days before the termination date. At any time after the termination date, the Depositary may sell the deposited securities. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the IQM ADS holders that have not surrendered their IQM ADSs. Normally, the Depositary will sell as soon as practicable after the termination date.

After the termination date and before the Depositary sells, IQM ADS holders can still surrender their IQM ADSs and receive delivery of deposited securities, except that the Depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The Depositary will continue to collect distributions on deposited securities, but, after the termination date, the Depositary is not required to register any transfer of IQM ADSs or distribute any dividends or other distributions on deposited securities to IQM ADS holders (until they surrender their IQM ADSs) or give any notices or perform any other duties under the Deposit Agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of IQM ADSs
The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•
are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith, and the Depositary will not be a fiduciary or have any fiduciary duty to holders of IQM ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the Deposit Agreement;

•	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

•
are not liable for the inability of any holder of IQM ADSs to benefit from any distribution on deposited securities that is not made available to holders of IQM ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the IQM ADSs or the Deposit Agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
the Depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by IQM ADS holders as a result of owning or holding IQM ADSs or be liable for the inability or failure of an IQM ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the Depositary will deliver or register a transfer of IQM ADSs, make a distribution on IQM ADSs, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.
The Depositary may refuse to deliver IQM ADSs or register transfers of IQM ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your IQM ADSs
IQM ADS holders have the right to cancel their IQM ADSs and withdraw the underlying shares at any time except:

•
when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to IQM ADSs or to the withdrawal of shares or other deposited securities.
This right of withdrawal may not be limited by any other provision of the Deposit Agreement.
Direct Registration System
In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the IQM ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated IQM ADSs and holding of security entitlements in IQM ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated IQM ADSs, to direct the Depositary to register a transfer of those IQM ADSs to DTC or its nominee and to deliver those IQM ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the IQM ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an IQM ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the IQM ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile system and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.
Shareholder Communications; Inspection of Register of Holders of IQM ADSs
The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of IQM ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the IQM ADSs.

Jury Trial Waiver
The Deposit Agreement provides that, to the extent permitted by law, IQM ADS holders waive the right to a jury trial of any claim they may have against us or the Depositary arising out of or relating to our shares, the IQM ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the Depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.
You will not, by agreeing to the terms of the Deposit Agreement, be deemed to have waived our or the Depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth (i) the beneficial ownership of RAAQ Ordinary Shares as of     , 2026 prior to the Business Combination and (ii) the expected beneficial ownership of IQM Shares immediately following the Business Combination (assuming a No Redemption Scenario and a Maximum Redemptions Scenario as described below) by:

•	each of RAAQ’s current executive officers and directors, and all executive officers and directors of RAAQ as a group, in each case prior to the Business Combination;

•	each person who will become a named executive officer or director of IQM, and all executive officers and directors of IQM as a group, in each case immediately following the Business Combination;

•	each person who is known to be the beneficial owner of more than 5% of (i) RAAQ Class A Ordinary Shares and (ii) RAAQ Class B Ordinary Shares prior to the Business Combination; and

•	each person who is expected to be the beneficial owner of more than 5% of IQM Shares immediately following the Business Combination.
Beneficial ownership is determined according to applicable securities laws, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, RAAQ believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
The Sponsor and RAAQ’s directors, officers, advisors or their affiliates may purchase RAAQ Class A Ordinary Shares or IQM Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and RAAQ’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from RAAQ Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires RAAQ to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of RAAQ Ordinary Shares and the number of beneficial holders of RAAQ’s securities may be reduced, possibly making it difficult for IQM to obtain the quotation, listing or trading of its securities on a national securities exchange.
The beneficial ownership of RAAQ Ordinary Shares prior to the Business Combination is based on      RAAQ Class A Ordinary Shares and      RAAQ Class B Ordinary Shares issued and outstanding as of     , 2026. As of the date of this proxy statement/prospectus, IQM had      ordinary shareholders of record and     preferred shareholders of record located in the United States.
The expected beneficial ownership of the IQM Shares immediately following the Business Combination assumes two scenarios: (i) no RAAQ Class A Ordinary Shares are redeemed (the “No Redemption Scenario”), and (ii) the maximum number of      RAAQ Class A Ordinary Shares are redeemed (the “Maximum Redemptions Scenario”). Based on the foregoing assumptions, and in each case including the      IQM Shares to be issued in connection with the PIPE Financing, we have estimated that there would be      IQM Shares issued and outstanding in the No Redemption Scenario and IQM Shares issued and outstanding in the Maximum Redemptions Scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under “After Business Combination” in the table that follows will be different.

Name and Address of Beneficial Owner				After Business Combination
	Before Business Combination			No Redemption		Maximum Redemption
	RAAQ Class A Shares (#)	RAAQ Class B Shares (#)	Total Voting Power (%)	IQM Shares (#)	Total Voting Power (%)	IQM Shares (#)	Total Voting Power (%)
Directors and Executive Officers of RAAQ Before the Business Combination (1)
Peter Ort (3)	—	5,615,000	24.4%
Jeff Tuder (3)	—	5,615,000	24.4%
Robert Neal	—	25,000	0.1%
Mark Smith	—	25,000	0.1%
Eduardo Munemori	—	25,000	0.1%
All Directors and Officers as a Group	—	5,690,000	24.7%
Directors and Executive Officers of IQM After the Business Combination
Jan Goetz
Søren Hein
Jan Kürschner
Sierk Poetting
Alex Doll
Hannu Martola
Juha Vartiainen
Juho Sarvikas
Jeff Tuder
All Directors and Officers as a Group
Five Percent Holders
RAAQ Sponsor LLC (3)	—	5,615,000	24.4%
Tenor Capital Management Company, L.P. (4)	1,250,000	—	5.4%
Saba Capital Management, L.P. (5)	1,510,059	—	6.6%

(1)	Unless otherwise noted, the business address of each of the following is c/o Real Asset Acquisition Corp., 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542.
(2)
Interests shown consist solely of RAAQ Class B Ordinary Shares. Such shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of the Business Combination, or earlier at the option of the holders thereof, on a one-for-one
basis, subject to adjustment.

(3)
RAAQ Sponsor LLC is the record holder of the shares. Peter Ort and Jeff Tuder are the managing members of RAAQ Sponsor LLC and have voting and investment discretion over the securities held by RAAQ Sponsor LLC.

(4)
According to a Schedule 13G filed with the SEC on May 6, 2025 by Tenor Opportunity Master Fund, Ltd. (the “Master Fund”), Tenor Capital Management Company, L.P. (“Tenor Capital”) and Robin Shah. Tenor Capital serves as the investment manager to the Master Fund. Mr. Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. By virtue of these relationships, Tenor Capital and Mr. Shah may be deemed to have shared voting and dispositive power with respect to the shares owned directly by the Master Fund. The principal business address of the Master Fund, Tenor Capital and Mr. Shah is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

(5)
According to a Schedule 13G/A filed with the SEC on August 14, 2025 filed by Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company and Mr. Boaz R. Weinstein. The principal business address of the foregoing persons is 405 Lexington Avenue, 58th Floor, New York, NY 1017

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RAAQ Relationships and Related Party Transactions
Founder Shares
On December 11, 2024, the Sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2025 and March 2025, the Sponsor transferred 25,000 Founder Shares to each of RAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of RAAQ’s six advisors (for an aggregate of 60,000 Founder Shares) at the same per-share
price that the Sponsor purchased such shares, or approximately $0.004 per share, resulting in the Sponsor holding 5,615,000 Founder Shares.
Private Placement Warrants
Simultaneously with the closing of the RAAQ’s IPO, the Underwriters and the Sponsor purchased an aggregate of 5,450,000 Private Placement Warrants for an aggregate purchase price of $5,450,000, or $1.00 per warrant. Of those 5,450,000 Private Placement Warrants, the Sponsor purchased 3,725,000 Private Placement Warrants, the Representative purchased 1,466,250 Private Placement Warrants and Clear Street purchased 258,750 Private Placement Warrants. The Private Placement Warrants are identical to the RAAQ Public Warrants sold in the IPO, except that, for as long as the Private Placement Warrants are held by the Sponsor, the Underwriters or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Company’s initial Business Combination, (ii) are entitled to registration rights, and (iii) with respect to the Private Placement Warrants held by the Underwriters and/or their designees, will not be exercisable more than five years after the commencement of sales in the IPO. If RAAQ does not complete its initial Business Combination within the required time period, the Private Placement Warrants will expire worthless.
Administrative Services and Indemnification Agreement
RAAQ entered into an administrative services and indemnification agreement with the Sponsor in connection with the IPO. Pursuant to the terms of that agreement, RAAQ agreed to pay the Sponsor up to $20,000 per month for office space and administrative support services provided to RAAQ and members of RAAQ’s management team. Upon completion of the initial Business Combination or a liquidation, RAAQ will cease paying these monthly fees.
In addition, pursuant to such agreement, RAAQ agreed to indemnify the Sponsor and certain related persons from claims arising out of or relating to the IPO, operations or conduct of business (including the Business Combination) on terms customary for RAAQ sponsor indemnification. The indemnified parties have agreed that they will not access funds in the Trust Account for indemnification.
Certain Relationships of Directors and Officers
Certain of RAAQ’s directors and officers are affiliated with the Sponsor and may have interests in the Business Combination different from, or in addition to, those of RAAQ Public Shareholders, including through ownership of Founder Shares and Private Placement Warrants, potential working capital loans and related conversion rights, and rights to indemnification and continued service. The RAAQ Board considered these interests in approving the Business Combination and the related agreements. See the section titled “
Risks Relating to RAAQ and the Business Combination – RAAQ Insiders and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the RAAQ shareholders generally
” for additional information.

Agreements Related to the Business Combination
Sponsor Support Agreement
On February 22, 2026, RAAQ, IQM, and the RAAQ Insiders entered into a support agreement pursuant to which each such insider agreed to, among other things, appear at any meeting of RAAQ shareholders and vote all shares held by such insider in favor of the Business Combination and related proposals or, if there are insufficient votes, in favor of any adjournment to solicit additional proxies. In addition, effective as of and conditioned upon Closing, the Sponsor agreed to (i) forfeit 1,375,000 RAAQ Founder Shares for no consideration and (ii) forfeit up to 3,725,000 RAAQ Warrants held by the Sponsor, with the number of RAAQ Warrants forfeited determined by the amount of remaining Trust Account proceeds at Closing, such that (x) if remaining proceeds are less than or equal to $100,000,000, all such RAAQ Warrants are forfeited, and (y) if remaining proceeds exceed $100,000,000, the Sponsor retains a number of such RAAQ Warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining proceeds and the denominator of which is $175,000,000. The RAAQ Insiders also agreed to transfer restrictions with respect to 70% of the IQM ADSs received at Closing, ending on the earlier of (a) one year after Closing, (b) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for any 20 trading days within a 30 trading day period commencing at least 150 days after Closing, or (c) the completion of a liquidation, merger, share exchange, reorganization or similar transaction.
Shareholder Voting and Support Agreement
On February 22, 2026, IQM, RAAQ and certain shareholders of IQM entered into a shareholder voting and support agreement pursuant to which such shareholders agreed, among other things, to vote in favor of the Business Combination and to certain transfer restrictions prior to Closing.
Lock-Up
Agreements
Prior to Closing, IQM, RAAQ and certain shareholders of IQM will enter into lock-up agreements providing, among other things, that specified percentages of the IQM ADSs held by such holders immediately following Closing will be subject to transfer restrictions for up to one year after Closing, subject to early release upon satisfaction of specified trading price or change-of-control conditions.
Registration Rights Agreement
Prior to the Closing, IQM, the RAAQ Insiders and certain shareholders of IQM will enter into a registration rights agreement, effective upon Closing, pursuant to which IQM will agree to file, within 30 calendar days after Closing, a resale shelf registration statement covering resales by the parties of Registrable Securities, and to use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after filing.
PIPE Subscription Agreements
In connection with the Business Combination, IQM entered into subscription agreements with certain institutional and individual investors, including Peter Ort, the
Co-Chairman
and Principal Executive Officer of RAAQ, pursuant to which such investors agreed to subscribe for IQM securities immediately prior to or concurrently with Closing. The PIPE investors have registration rights pursuant to the terms of the applicable subscription agreements.
IQM’s Procedures for Approval of Related Party Transactions
IQM will adopt a related party transactions policy, to be administered by the IQM Board. IQM’s related parties refer to persons and entities related to the group companies, as defined in the IFRS accounting standards adopted in accordance with the IAS Regulation referred to in Chapter 1, Section 4 d of the Finnish Accounting

Act (1336/1997, as amended). The definition of related parties of IQM is based on the definitions included in the International Accounting Standard – IAS 24 Related Party Disclosures. The Company’s related parties include the members of the Board of Directors, the CEO and the Executive Directors as well as their family members. Related parties also include such companies over which the above-mentioned persons have control.
Related party transaction means an agreement or other legal act entered into between IQM and a related party. As a general principle, transactions with related parties are allowed, provided that they are carried out in accordance with the principles and processes set out in the related party transactions policy. In general, related party transactions shall be made as a part of IQM’s ordinary course of business and carried out on arm’s-length terms. An ordinary transaction carried out on arm’s length terms is not considered a significant related party transaction. The conventionality and market-based execution of transactions shall be evaluated and documented if the ordinary related party transaction is not made on standard terms or at market price, or the value of the transaction exceeds €5,000.
Related party transactions related to IQM’s standard contracts or contracts generally offered to customers and employees within the framework of normal pricing, or related party transactions with a value of less than €5,000, may be approved on a one-over-one basis. Other ordinary related party transactions shall be approved by the CEO unless the transaction is a significant related party transaction or the related party transaction is otherwise unusual or long-lasting. Related party transactions relating to the CEO’s related parties shall be approved by the Chair of the Board of Directors.
A related party transaction that is not party of IQM’s ordinary course of business or is made in deviation from customary commercial terms, is considered a significant related party transaction. In the case of a significant related party transaction, or if the related party transaction relates to IQM’s IPR and/or technology, or is otherwise unusual or long-lasting, the Board of Directors decides on the related party transaction.
IQM reports on related party transactions regularly in its annual financial statements and its notes.
IQM Relationships and Related Party Transactions
Since January 1, 2023, there has not been, nor is there currently proposed, any material transaction or series of similar material transactions to which IQM was or is a party in which any of the members of its board of directors or executive officers, holders that beneficially own, or control or direct, directly or indirectly, more than 10% of any class or series of its outstanding voting securities, any associate or affiliate of any of the foregoing persons, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the director and executive officer compensation and indemnification arrangements described elsewhere in this proxy statement/prospectus and the transactions we describe below.
Series B Financing
On March 26, 2025 the first tranche of IQM’s Series B financing round was issued, in which 327,571 IQM Series B shares were subscribed as part of a total financing volume of EUR 282,177 thousand. The Series B financing included participation from Tofino GmbH, a fund affiliated with IQM Board member Sierk Poetting, Ten Eleven Fund III, L.P. and Ten Eleven Fund III-A, L.P., which are funds affiliated with IQM Board member Alex Doll, as well as funds affiliated with MIG Capital, at which Søren Hein, our current Deputy Chief Executive Officer and Chief Operating Officer, was a Partner at the time of the financing and is currently a Venture Partner. In connection with the Series B first tranche, we issued 43,092 warrants to certain of the Series B investors, including Ten Eleven Fund III, L.P. and Ten Eleven
Fund III-A, L.P.
For more information regarding IQM’s Series B financing, see Note 7 “Equity” in IQM’s financial statements contained in this proxy statement/prospectus.

QuIC Membership Fees
From January 1, 2023 to December 31, 2025, IQM paid an aggregate of EUR 19,150 in membership dues in connection with its membership in the European Quantum Industry Consortium (“QuIC”), a non-profit industry organization on which IQM’s Chief Executive Officer, Jan Goetz, is a member of the governing board.
Employment Agreements and Indemnification
IQM has entered into employment agreements with certain of its executive officers. These agreements contain customary provisions and representations, including confidentiality, non-competition,
non-solicitation
and inventions assignment undertakings by the executive officers and non-executive
directors. The enforceability of the
non-competition
provisions may be limited under applicable law.
IQM maintains liability insurance for its board of directors and certain of its officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.
Employee Stock Option Plans and Long Term Incentive Plan
See “
Management Following the Business Combination — Equity Plans
.”
Other Related Party Transactions
Other than as described above and compensation arrangements described in “
Management Following the Business Combination
”, since January 1, 2023, IQM has not engaged in any transactions with related parties.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION
The RAAQ Units, the RAAQ Public Shares and the RAAQ Public Warrants are each traded on Nasdaq under the symbols “RAAQU,” “RAAQ” and “RAAQW,” respectively.
The closing price of the RAAQ Units, RAAQ Public Shares and RAAQ Public Warrants on February 20, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.61, $10.30 and $0.70, respectively. As of    , 2026, the “Record Date” for the extraordinary general meeting, the most recent closing price for each RAAQ Unit, RAAQ Public Share and RAAQ Public Warrant was $    , $    and $    , respectively.
Holders of the RAAQ Units, RAAQ Public Shares and RAAQ Public Warrants should obtain current market quotations for their securities. The market price of RAAQ’s securities could vary at any time before the Business Combination.
Historical market price information regarding IQM is not provided because there is no public market for their securities.
IQM, which will be the public company after the consummation of the Business Combination, intends to apply to list the IQM ADSs and IQM Warrants on Nasdaq under the symbols “IQMX” and “IQMX WS,” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the IQM ADSs to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. IQM and RAAQ have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement, or IQM and RAAQ may agree to satisfy the Nasdaq listing condition through a listing of IQM ADSs on the New York Stock Exchange rather than Nasdaq. In addition, IQM intends to apply for listing of the IQM Shares on Nasdaq Helsinki following the Business Combination under the proposed symbol “IQMX”.
Holders
As of the Record Date, there were    holders of record of RAAQ Units,    holders of record of RAAQ Public Shares,    holders of record of Founder Shares and    holders of record of RAAQ Warrants. As of     , 2026, there were    holders of record of IQM’s ordinary shares, and    holders of record of IQM’s preferred shares. See “
Beneficial Ownership of Securities
.”
Dividend Policy
RAAQ has not paid any cash dividends on RAAQ Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, IQM has not paid any dividends to its shareholders. Under the provisions of Finnish Companies Act, the amount of dividend that IQM will be permitted to distribute is limited to the amount of distributable funds shown in its latest audited financial statements adopted by the general meeting of shareholders. Funds may be distributed only if it is not known or should not be known at the time of the distribution decision that the Company is insolvent or that the distribution will cause the insolvency of IQM. The general meeting of shareholders resolves on the distribution of dividends in accordance with the proposal for distribution of dividend made by the IQM Board. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of IQM from time to time. IQM currently intends to retain future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends or distribute other unrestricted equity in the foreseeable future.

DISSENTERS’ RIGHTS
Holders of record of RAAQ Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of RAAQ Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its RAAQ Ordinary Shares must give written objection to the Merger to RAAQ prior to the shareholder vote at the extraordinary general meeting to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. RAAQ believes that such fair value would equal the amount that RAAQ shareholders would obtain if they exercised their redemption rights as described herein. A RAAQ shareholder which elects to exercise dissenters’ rights must do so in respect of all of the RAAQ Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is consummated and you become a holder of IQM Shares, you shall be entitled to attend and participate in IQM’s annual meetings of shareholders. If IQM holds a 2027 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which such annual meeting shall be held. As a foreign private issuer, IQM shall not be subject to the SEC’s proxy rules.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with RAAQ’s board of directors, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of RAAQ, at Real Asset Acquisition Corp., 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542. Following the Business Combination, such communications should be sent in care of Keilaranta 19, FI-02150 Espoo, Finland. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.

LEGAL MATTERS
The legality of the IQM Shares offered by this proxy statement/prospectus and certain other Finnish legal matters will be passed upon for IQM by Borenius Attorneys Ltd. Certain legal matters relating to U.S. law will be passed upon for IQM by Cooley LLP, Boston, Massachusetts and for RAAQ by Perkins Coie LLP, New York, New York. Certain Cayman Islands matters will be passed upon for RAAQ by Conyers Dill & Pearman LLP.
EXPERTS
The financial statements of Real Asset Acquisition Corp. as of December 31, 2025 and 2024, and for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as expert in accounting and auditing.
The consolidated financial statements of IQM Finland Oy at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, included in the proxy statement/prospectus of IQM Finland Oy, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, RAAQ and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RAAQ’s annual report to shareholders and RAAQ’s proxy statement. Upon written or oral request, RAAQ shall deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that RAAQ deliver single copies of such documents in the future. Shareholders may notify RAAQ of their requests by calling (609)
924-0759
or writing to RAAQ at its principal executive offices at 174 Nassau Street, Suite 2100, Princeton, New Jersey. Following the Business Combination, such requests should be made by calling      or writing to IQM at Keilaranta 19, FI-02150 Espoo, Finland.

ENFORCEABILITY OF CIVIL LIABILITIES
IQM is a Finnish corporation. Most of its directors and executive officers, including the persons who signed the registration statement of which this proxy statement/prospectus is a part, and certain experts named in this proxy statement/prospectus, reside outside the United States, and all or a substantial portion of IQM’s assets and the assets of those persons are located outside the United States. As a result, it may be difficult for you to serve legal process on IQM or its management or have any of them appear in a U.S. court.
In the Business Combination, RAAQ will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM, referred to herein as the Surviving Company. Most of the directors and executive officers of the Surviving Company’s parent company are expected to reside outside the United States, and all or a substantial portion of the Surviving Company’s assets and the assets of those persons will be located outside the United States. As a result, it may be difficult for you to serve legal process on the Surviving Company or its management or have any of them appear in a U.S. court.

APPRAISAL RIGHTS
Holders of RAAQ Units, RAAQ Warrants and RAAQ Rights do not have appraisal rights in respect to their RAAQ Units, RAAQ Warrants and RAAQ Rights in connection with the Business Combination under the Cayman Companies Act.
However, under Cayman Islands law, holders of record of RAAQ Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their RAAQ Ordinary Shares.
These statutory appraisal rights are separate to and mutually exclusive of the right of RAAQ Public Shareholders to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the Cayman Constitutional Documents. Shareholders who elect to have their RAAQ Public Shares redeemed in accordance with the Cayman Constitutional Documents will not be entitled to exercise statutory dissenter rights under the Cayman Companies Act.
Any RAAQ shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the RAAQ Ordinary Shares that person holds. Shareholders are recommended to seek their own advice on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Cayman Companies Act.
It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the RAAQ Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with the Cayman Constitutional Documents as described herein. Shareholders need not vote against any of the proposals at the extraordinary general meeting of RAAQ in order to exercise their statutory dissenter rights under the Cayman Companies Act.
Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to RAAQ prior to the extraordinary general meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their Redemption rights in accordance with the Cayman Constitutional Documents, which is discussed elsewhere in this proxy statement/prospectus.
At the Merger Effective Time, those shares belonging to dissenting shareholders (“Dissenting Shares”) shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such RAAQ Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s RAAQ Ordinary Shares shall thereupon be deemed to have been converted as of the Merger Effective Time into the right to receive the merger consideration for each RAAQ Ordinary Share. As a result, such shareholder will not receive any cash for their RAAQ Ordinary Shares and will become a shareholder of IQM.
In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no dissent rights shall be available to RAAQ shareholders, including those RAAQ shareholders who have delivered a written objection to the Merger prior to the extraordinary general meeting and followed the process prescribed in Section 238 of the Cayman Companies Act, and each such holder’s RAAQ Ordinary Shares shall thereupon be deemed to have been converted as of the Merger Effective Time into the right to receive the applicable merger consideration.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the IQM Shares will be    , the depositary for the IQM ADSs will be     and the warrant agent for the IQM Warrants will be    .
WHERE YOU CAN FIND MORE INFORMATION
As a foreign private issuer, after the consummation of the Business Combination, IQM shall be required to file its annual report on Form
20-F
with the SEC no later than four months following its fiscal year end. RAAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RAAQ at the SEC web site containing reports, proxy statements and other information at:
http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to RAAQ has been supplied by RAAQ, and all such information relating to IQM has been supplied by IQM. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing RAAQ’s proxy solicitor at the following address, telephone number and email:
Address:
Email:
Phone:
If you are a RAAQ shareholder and would like to request documents, please do so by    , 2026 to receive them before the RAAQ extraordinary general meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.
None of RAAQ or IQM has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS OF RAAQ

Report of Independent Registered Public Accounting Firm (PCAOB ID 100)	F-47
Balance Sheets as of December 31, 2025 and 2024	F-48
Statements of Operations for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-49
Statements of Changes in Stockholders’ Equity (Deficit) for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-50
Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-51
Notes to the Financial Statements	F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of IQM Finland Oy.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of IQM Finland Oy (“the Company”) as of December 31, 2025 and 2024, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AB

We have served as the Company’s auditor since 2025.

Stockholm, Sweden

April 3, 2026

except for Notes 2.3.1, 2.3.2, 4.1 and 14, as to which the date is May 13, 2026

CONSOLIDATED	STATEMENT OF LOSS

in EUR thousand	Notes	2025	2024
Revenue from contracts with customers	4	31,333	16,436
Cost of revenue	5.1	(16,350)	(11,353)

Gross profit		14,983	5,083

Selling expenses	5.1	(5,879)	(4,451)
General and administrative expenses	5.1	(18,475)	(12,401)
Research and development expenses	5.1	(50,676)	(42,416)
Impairment losses (including reversals of impairment losses) on financial assets	8	(182)	19
Other operating income	5.2	3,945	4,130
Other operating expenses		(1,778)	—

Operating loss		(58,063)	(50,037)

Finance income	5.3	10,220	1,246
Finance costs	5.3	(6,213)	(5,312)

Loss before income tax		(54,056)	(54,103)

Income tax	5.4	(333)	(2)

Loss for the year		(54,389)	(54,105)

Attributable to:
Equity holders of the parent	7	(54,389)	(54,105)
Loss per share attributable to the ordinary equity holders of the company:	5.5
Basic loss per share		(171.78)	(170.71)
Diluted loss per share		(171.78)	(170.71)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

in EUR thousand	Notes	2025	2024
Loss for the year		(54,389)	(54,105)

Other comprehensive loss
Items that might be reclassified into P&L
Currency translation of foreign subsidiaries	2.1	(15)	11
Items that will not be reclassified into P&L (net of deferred tax)
Remeasurements of defined benefit plans		4	(5)

Other comprehensive loss for the year, net of deferred tax		(11)	5

Total comprehensive loss for the year		(54,400)	(54,099)

Attributable to:
Equity holders of the parent	7	(54,400)	(54,099)

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

in EUR thousand	Notes	2025	2024
Assets
Non-current assets
Intangible assets	6.1	920	1,078
Property, plant and equipment	6.2	57,931	59,792
Right-of-use assets	6.3	10,949	14,041
Financial assets	8.2	910	1,086

Total non-current assets		70,710	75,997

Current assets
Inventories	6.4	13,491	5,651
Contract assets	4.2	7,286	1,022
Trade receivables	8.1	15,489	2,056
Other financial assets	8.2	876	849
Other current assets	6.5	11,217	4,874
Cash and cash equivalents	8.3	146,544	17,247

Total current assets		194,903	31,699

Total assets		265,613	107,696

in EUR thousand	Notes	2025	2024
Equity and liabilities
Equity
Share capital	7	3	3
Capital reserves	7	438,157	185,590
Retained earnings	7	(232,243)	(177,854)
Other reserves	7	(16)	(5)

Total equity		205,900	7,734

Non-current liabilities
Loans and borrowings	8.5	9,222	61,011
Lease liabilities	6.3	12,185	14,427
Employee benefits	6.6	14	14
Other liabilities	6.10	—	130

Total non-current liabilities		21,420	75,581

Current liabilities
Trade payables	8.4	8,855	4,412
Lease liabilities	6.3	2,475	2,776
Loans and borrowings	8.5	8,525	5,078
Contract liabilities	4.2	7,406	5,172
Employee benefits	6.6	5,908	4,001
Other current liabilities	6.10	5,124	2,942

Total current liabilities		38,292	24,381

Total liabilities		59,713	99,963

Total equity and liabilities		265,613	107,696

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Equity attributable to equity holders of the parent
in EUR thousand	Notes	Share capital	Capital reserves	Retained earnings	Other reserves	Total Equity
As of January 1, 2024		3	182,982	(123,749)	(10)	59,225

Loss for the year		—	—	(54,105)	—	(54,105)
Other comprehensive loss for the year		—	—	—	5	5

Total comprehensive loss		—	—	(54,105)	5	(54,099)

Equity-settled share-based payments	6.7	—	2,608	—	—	2,608

Total contributions and distributions		—	2,608	—	—	2,608

As of December 31, 2024		3	185,590	(177,854)	(5)	7,734

As of January 1, 2025		3	185,590	(177,854)	(5)	7,734

Loss for the year		—	—	(54,389)	—	(54,389)
Other comprehensive loss for the year		—	—	—	(11)	(11)

Total comprehensive loss		—	—	(54,389)	(11)	(54,400)

Capital contribution	7	—	282,177	—	—	282,177
Share Buybacks	7	—	(29,490)	—	—	(29,490)
Transaction costs - net of deferred tax	7	—	(6,392)	—	—	(6,392)
Equity-settled share-based payments	6.7	—	6,272	—	—	6,272

Total contributions and distributions		—	252,567	—	—	252,567

As of December 31, 2025		3	438,157	(232,243)	(16)	205,900

CONSOLIDATED STATEMENT OF CASHFLOWS

in EUR thousand	Notes	2025	2024
Profit (loss) for the year		(54,389)	(54,105)

Adjustments for:
Depreciation expense, amortization and impairment	6.1, 6.2, 6.3	14,818	11,557
Provisions	6.8	39	119
Other adjustments for non-cash items		649	(37)
Gain/Loss on sale of property, plant and equipment		1,198	9
Share-based payments	6.7	6,272	2,608
Finance income/cost	5.3	(4,185)	4,062
Income tax expense	5.4	333	2
Changes in:
Inventories	6.4	(7,788)	(959)
Contract assets	4.2	(6,265)	(641)
Trade receivables	8.1	(13,420)	379
Other financial assets		1,445	2
Other assets	6.5	(6,346)	2,273
Trade payables	8.4	4,520	(3,662)
Contract liabilities	4.2	2,278	(2,869)
Employee benefits	6.6	1,909	334
Other liabilities	6.10	2,014	1,459
Income taxes paid/received	5.4	(277)	(2)

Cashflow from operating activities		(57,197)	(39,470)

Proceeds from disposals of property, plant, and equipment		28	—
Purchases of property, plant and equipment	6.2	(11,536)	(11,501)
Interest received	5.3	1,911	15

Cashflow from investing activities		(9,597)	(11,486)

Proceeds from equity contributions	7	282,177	—
Transaction costs related to equity contributions	7	(6,448)	—
Share buybacks	7	(29,490)	—
Proceeds from loans and borrowings incl. Transaction costs	10	—	14,970
Repayments of loans and borrowings	10	(41,000)	(996)
Repayments of lease liabilities	6.3	(3,556)	(3,521)
Lease incentives received	6.3	824	2,332
Proceeds (payment) of other financial assets	8.2	176	(42)
Interest paid	5.3	(6,534)	(1,210)

Cashflow from financing activities		196,149	11,533

Net increase/(decrease) in cash and cash equivalents		129,355	(39,424)

Cash and cash equivalents at the beginning of year		17,247	56,641
Effects of exchange rate changes on cash and cash equivalents		(57)	30

Cash and cash equivalents at the end of year	8.3	146,544	17,247

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of preparation

1.1.	Reporting entity

These IFRS consolidated financial statements comprise the parent entity and its subsidiaries of the IQM Group (the “Group”, or “IQM” or “IQM Group”), of which IQM Finland Oy (the “Company”) is the parent. The Company is located in Finland and the Company’s address is Keilaranta 19D, 02150 Espoo, Finland.

IQM Finland Oy (“IQM”) is a global leader in the development and commercialization of superconducting quantum computers and related services. Founded in 2018 as a spin-off from Aalto University and VTT Technical Research Centre of Finland, IQM has positioned itself as one of Europe’s leading developers of quantum computing systems. The Group is headquartered in Espoo, Finland, with subsidiaries in Germany, France, Italy, Japan, Poland, Spain, Singapore, and the United States.

1.2.	Basis of accounting

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS® Accounting Standards) as issued by the International Accounting Standards Board (IASB).

The IFRS Consolidated Financial Statements were authorized for issue by the Company’s Board of Directors on April 3, 2026.

The consolidated financial statements are presented in Euro (EUR). Unless otherwise stated, all figures presented herein in EUR are rounded to the nearest thousand EUR. Due to rounding, it is possible that individual figures in these consolidated financial statements do not add up exactly to the totals given and that the percentages shown do not exactly reflect the absolute figures to which they relate.

Unless otherwise stated, the consolidated financial statements have been prepared on a historical cost basis.

The Group’s financial year corresponds to the calendar year and covers the period from January 1 to December 31 of each year. The Group reporting date of December 31 corresponds to the reporting date of the parent company and all subsidiaries.

1.3.	Key estimates and judgments

The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of income, expenses, assets and liabilities, as well as the related disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Estimates and underlying assumptions are reviewed on an ongoing basis. Changes to estimates are recognized prospectively.

1.3.1.	Estimates and Assumptions

The key sources of estimation uncertainty and assumptions made that have a risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below:

•	Share-based payments: Estimation of fair values of the ESOPs granted.

•	Estimation of progress towards completion using the input method (cost-to-cost), affecting the timing and amount of revenue recognized.

•	Estimation of the fair value of embedded derivatives, including the application of valuation techniques and significant assumptions, in particular regarding the expected timing of exercise.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Share-based payments

Equity-settled share-based payment arrangements are recognized at their grant date fair value in the capital reserves. The corresponding expense is recognized over the vesting period as personnel expense. The measurement is based on a Black-Scholes option pricing model using the Company’s equity value based on its most recent financing, the historical share price volatility of a peer group and a risk-free interest rate based on the yield of government bonds as input parameters. The assessment of the relevant transaction date and the expected number of instruments to vest are reviewed based on past experience and other relevant factors, including expectations of future events.

Revenue recognition – measurement of progress towards completion

The Group recognizes revenue from on-premises quantum computer sales over time using the cost-to-cost input method. The percentage of completion is determined as the ratio of costs incurred to date to the total estimated costs to fulfill the contract. Estimating total contract costs requires significant judgment, as it depends on future cost forecasts that are subject to technical risk.

Fair value measurement

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. When using unobservable market parameters, key estimates and assessments need to be determined. IQM regularly reviews significant unobservable inputs and valuation adjustments.

1.3.2.	Judgments

In the process of applying the Group’s accounting policies, management has made the following judgments, which have the most significant effect on the amounts recognized in the consolidated financial statements.

Financial Instruments

The Group has entered into financing arrangements that include prepayment options and conversion features. Determining the appropriate accounting treatment of these features requires significant judgment, in particular in assessing whether the respective features constitute embedded derivatives that are closely related to the host debt instrument in accordance with IFRS 9.

Management applied judgment in assessing whether these prepayment options are closely related to the host debt instrument. This assessment required an evaluation of the contractual prepayment terms, including the relationship between the prepayment amount and the outstanding principal and accrued interest, the existence of compensation for early termination, and the exposure to changes in market interest rates.

Certain financial liabilities include conversion features that allow the lender to convert the outstanding loan amount into equity instruments of the Group. Management exercised judgment in assessing whether these conversion features are closely related to the host debt instrument. In making this assessment, management considered, among other factors, the contractual conversion mechanics, the variability in the number of equity instruments to be issued and the linkage to future financing events or valuation metrics.

Please refer to Note 8 for further information on the accounting treatment of financing arrangement.

2.	Material accounting policies

2.1.	Foreign currency

2.1.1.	Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of the group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate of the transaction date and subsequently at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rates at the date of the transaction. Foreign currency effects are generally recognized in the consolidated statement of profit or loss as part of the financial result.

2.1.2.	Foreign operations

The assets and liabilities of foreign operations are translated into Euros at the exchange rates at the reporting date. Income and expenses of foreign operations are translated into Euros at period specific average exchange rates. Foreign currency differences are recognized in other comprehensive income (OCI) and accumulated in the translation reserve.

2.2.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	in the principal market for the asset or liability; or

•	in the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

2.3.	Revenue from contracts with customers

2.3.1.	Revenue recognition

Revenue is recognized when control of goods or services is transferred to the customer in an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.

Revenue from customized on-premises quantum computer systems is generally recognized over time, as the systems are highly customized, have no alternative use to the Group, and the Group has an enforceable right to payment for performance completed to date. Progress is measured using the cost-to-cost method. The cost-to-cost method is applied as the contracts involve highly customized systems and significant integration activities, for which costs incurred represent the most appropriate measure of progress. The costs incurred are closely aligned with the progress toward completion of the integrated system, as the systems are developed cumulatively, each cost incurred meaningfully contributes to the customer specific configuration and overall completion of the system. Typical contract performance periods range from approximately 12 to 18 months, depending on the complexity and integration requirements of the respective quantum computer system.

Revenue from standardized systems is recognized at a point in time when control transfers to the customer. Depending on the contractual terms of the arrangement, transfer of control is generally evidenced by indicators such as delivery, customer acceptance, and the existence of a present right to payment.

Revenue from co-development projects is generally recognized over time when the customer simultaneously receives and consumes the benefits of the Group’s performance, or when the asset created has no alternative use to the Group and the Group has an enforceable right to payment for performance completed to date. Progress towards complete satisfaction of these performance obligations is measured using the cost-to-cost method.

Revenue from maintenance and technical support is recognized over time on a straight-line basis over the contractual service period, as the customer receives and consumes the benefits of these services evenly over time. Training revenue is either recognized as part of performance obligation of a delivery project or as separate performance obligation at point in time when the service is delivered.

Revenue from cloud-based usage of IQM quantum computers is recognized when the relevant service is delivered to the customer. Each unit of usage is generally considered a distinct service and revenue is recognized as the usage occurs.

2.3.2.	Performance obligations

Projects undertaken by IQM typically involve the design, fabrication, delivery, and installation of advanced, customized quantum computing systems and software. These elements are highly interdependent and cannot be separated from one another from the perspective of the customer, as they form a cohesive output tailored to the customer’s specific requirements. As such, IQM identifies each of the following as a single-performance obligation:

•	customized on-premises quantum computer systems sold under a development, fabrication, delivery, installation and commissioning contract;

•	standardized computer systems sold without significant customization or integration services, and;

•	co-development projects in which the Group develops and delivers a customized on-premises quantum computer system in collaboration with the customer.

In certain cases, contracts may include additional services, such as operational support or maintenance. These ongoing services are evaluated separately to determine whether they represent distinct performance obligations. If the ongoing services are not distinct, they are combined with the initial project phase into a single performance obligation.

Cloud platform usage of quantum computers is recognized on a usage basis. Post installation professional services such as training, maintenance and technical support sold under separate contracts or as separately priced add-ons are accounted for as distinct performance obligations.

2.3.3.	Transaction price

The transaction price for IQM’s customer contracts primarily consists of fixed milestone payments tied to key phases of the project (e.g., the delivery of hardware or software installation). These milestones are pre-defined in the contract and generally linked to measurable deliverables.

Variable consideration, such as penalties for late delivery, is included in the transaction price only to the extent that it is highly probable that no significant reversal of cumulative revenue will occur. IQM applies the most likely amount method to estimate variable consideration where applicable.

The company does not enter into contracts involving significant financing components, non-cash consideration, or significant customer discounts.

2.3.4.	Contract balances

IQM recognizes contract assets for the portion of revenue earned but not yet billed to customers and contract liabilities for advance payments received from customers before the related performance obligations have been met. Contract balances are continuously monitored and presented separately in the statement of financial position.

When a performance obligation is satisfied, any advance payments previously recorded as contract liabilities are recognized as revenue.

2.3.5.	Cost of Revenue

Cost of revenue consists primarily of all direct and indirect expenses related to delivering projects, which typically involve the design, fabrication, delivery, and installation of advanced quantum computing systems. The costs are directly linked to the performance obligations under customer contracts. Cost of revenue also includes depreciation and amortization of assets which support the delivery of our projects, as well as costs related to logistics and warranty. In addition, there are allocated overhead costs for corporate functions and related costs such as depreciation, healthcare benefits, and training. Cost of revenue further comprises expenses for outsourced services and subcontracting directly related to the fulfillment of customer contracts, quality assurance costs, and other directly attributable costs incurred in the manufacturing and delivery of products and services.

2.4.	Intangible assets

2.4.1.	Intangible assets

Following initial recognition, acquired intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any. Cost includes any expenditures that are directly attributable to the acquisition of the asset, including costs incurred to prepare the asset for its intended use.

Intangible assets with limited useful lives are amortized on a straight-line basis over their respective expected useful lives to their estimated residual values and are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization is included in the cost of revenue line item on the consolidated statement of loss. In general, the expected useful life for intangible assets is the following:

Acquired patents	10 years

Amortization methods and useful lives are reviewed at least annually and adjusted prospectively, if appropriate.

2.4.2.	Research and development

Research and development expenses relate to the advancement of our quantum computing technologies and system integration capabilities. These include personnel-related expenses, including salaries, bonuses, benefits , stock-based compensation and social security for physicists, engineers, and other technical staff involved in hardware, software, and algorithm development related to our quantum computers. Research and development costs also include expenses for specialized equipment, development software, as well as infrastructure costs such as computer resources, hosting services, and data centers which support these activities. Additionally, a portion of overhead costs are allocated to research and development expenses for corporate functions.

Research costs are recognized in the consolidated statement of profit or loss as incurred.

The capitalization criteria for development costs in accordance with IAS 38.57 are generally not met. As such, the development costs are recognized in the consolidated statement of profit or loss as incurred.

2.5.	Property, plant and equipment

Machinery and equipment are stated at cost less accumulated depreciation and accumulated impairment. Depreciation of these assets commences when the assets are ready for their intended use. All other repair and maintenance costs are recognized in profit or loss as incurred.

Property, plant and equipment are depreciated on a straight-line basis and is included in the Cost of Revenue line item on the consolidated statement of loss. The following useful lives have been applied:

Building and structures:	10 years
Machinery and equipment:	3 - 10 years
Leasehold improvements:	5 - 10 years
Office and other equipment:	3 - 13 years

An item of property, plant and equipment is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss as other operating income when the asset is derecognized.

The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

2.6.	Leases

2.6.1.	IQM as lessee

The Group leases office premises in several locations. The duration of the contracts varies between 2 years and 10 years. Further, IQM leases vehicles, for which the duration of the contracts is three years. The category “Other assets” mainly includes refrigerator systems, equipment and servers. The duration of the contracts varies between three and six years.

At inception of a contract, the Group assesses whether a contract is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its stand-alone price. This policy applies to lease contracts concerning buildings.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The Group determines its incremental borrowing rate (IBR) by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and the type of asset leased.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability consist of fixed payments that increase annually by a predetermined amount.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in the consolidated statement of profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets and lease liabilities as a separate line item in the statement of financial position.

2.6.2.	Short-term leases and leases of low-value assets

The Group does not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets (e.g., office equipment, e-bikes). The Group recognizes the lease payments associated with these leases as an expense in the consolidated statement of profit or loss on a straight-line basis over the term of the contract.

2.7.	Inventories

Raw materials, work in progress, and finished goods are stated at the lower of cost and net realizable value. Cost comprises direct materials, direct labor, an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on a basis of normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Raw materials are measured at their weighted average cost.

2.8.	Cash and cash equivalents

For the purpose of the presentation in the statement of cashflows, cash and cash equivalents include cash on hand and positive bank balances. Bank overdrafts are shown within borrowings under current financial liabilities in the balance sheet. The Group does not recognize any impairment losses or expected credit losses on bank balances as the credit risk on bank balances measured at amortized cost is insignificant due to its short-term maturity and high external credit rating of the counterparties.

2.9.	Employee benefits

2.9.1.	Short-term employee benefits

Obligations under short-term benefits are recognized as an expense once the employee rendered the corresponding service. If the Group has a legal or constructive obligation to make a payment, it recognizes a liability for the expected amount to be paid, when and only when, a reliable estimate of the obligation can be made.

2.9.2.	Share-based payment

Employees and individuals providing equivalent or similar services are additionally compensated through equity-settled share-based payment arrangements.

For equity-settled awards, the expense is measured based on the grant date fair value of the equity instruments, determined using a suitable valuation technique as explained in Note 6.7.

The resulting costs are recognized over the vesting period in the respective functional expense categories such as selling expenses, research and development or general and administrative expenses alongside a corresponding increase in equity (within other reserves) or liabilities. The cumulative expense recognized at each reporting date reflects the proportion of the vesting period that has elapsed and, for equity-settled transactions, also considers the most accurate estimate of the number of equity instruments expected to be vested.

2.10.	Provisions

The Group recognizes Warranty provisions arising from customer contracts. They are recognized when a present obligation exists, an outflow of resources is probable and the amount can be reliably estimated.

Warranty provisions are measured at management’s best estimate of the expected costs to settle the obligation, based on historical experience and current claim trends. Such warranties do not represent separate performance obligations.

Warranty provisions are expected to be utilized within the next 12 months through the settlement of claims or are reversed once the underlying warranty obligation expires.

2.11.	Financial instruments

2.11.1.	Recognition and initial measurement

The Group recognizes trade receivables when the Group has an unconditional right to consideration. All other financial assets and liabilities are recognized for the first time when the entity becomes a party according to the contractual provisions of the instrument.

A financial asset (except for a trade receivable without financing component) or a financial liability is initially measured at fair value plus or minus – for an item not measured at fair value with changes through profit or loss (FVtPL) – transaction costs that are directly attributable to its acquisition or issue. Trade receivables without a significant financing component are initially measured at their transaction price.

2.11.2.	Classification and subsequent measurement

Financial assets

For initial recognition, financial assets are classified and measured based on the business model (under which the assets are held) and the characteristics of their cashflows.

Financial assets are not reclassified after initial recognition unless the Group changes its business model to manage financial assets.

The Group classifies its financial assets into the following measurement categories:

•	“measured at amortized cost” (AC) and

•	“measured at fair value with changes through profit or loss” (FVtPL).

A financial asset is measured at amortized cost if it meets both of the following conditions:

•	The financial asset is held within a business model whose objective is to hold the financial asset to collect the contractual cashflows, and

•	The contractual terms of the financial asset give rise on specified dates to cashflows that are solely payments of principal and interest on the principal amount outstanding.

A debt instrument is designated at FVtOCI if both of the following conditions are met:

•	The financial asset is held within a business model whose objective is achieved by both collecting contractual cashflows and selling financial assets; and

•	The contractual terms of the financial asset give rise on specified dates to cashflows that are solely payments of principal and interest on the principal amount outstanding.

Trade receivables in the IQM Group are generally allocated to the “held to collect” business model and measured at amortized cost. Within the IQM Group all financial assets that are not measured at amortized cost are measured at FVtPL.

Amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses as well as impairment losses are recognized in the consolidated statement of profit or loss. A gain or loss arising from derecognition is recognized in the consolidated statement of profit or loss.

Financial liabilities

Financial liabilities are classified and measured at amortized cost or at FVtPL. A financial liability is classified at FVtPL if it is classified as held for trading, is a derivative or is designated as such on initial recognition.

At initial recognition IQM assesses whether financial liabilities include any embedded derivatives and whether the embedded derivative must be bifurcated. This is the case if:

•	The economic characteristics and risks of the embedded derivative are not closely related those of the host,

•	A separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and

•	The contract is not measured at FVtPL.

For convertible loans the conversion option is analyzed to assess whether it represents an embedded derivative. IQM assesses each component of the loan agreements separately to determine whether separation is required. In this assessment, the closely related criterion is applied, i.e. whether the economic characteristics and risks of the conversion feature are closely related to those of the host debt contract. If the features are closely related, no separation is required; otherwise, the embedded derivative is separated and accounted for separately.

Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expenses and foreign currency translation effects are recognized in the consolidated statement of profit or loss. Gains or losses arising from derecognition are recognized in the consolidated statement of profit or loss.

Derecognition

The Group derecognizes a financial asset when the contractual rights to receive the cashflows of an asset expire or it transfers the rights to receive the cashflows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred or in which the group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Financial liabilities are derecognized when the contractual obligations are discharged, canceled or expire. The Group also derecognizes a financial liability if its contractual terms are changed, and the cashflows of the adjusted liability differ significantly. In this case a new financial liability based on the adjusted terms is recognized at fair value.

On derecognition of a financial asset or financial liability, the difference between the carrying amount of the settled asset or liability and the consideration paid (including transferred non-cash assets or assumed liabilities) is recognized in the consolidated statement of profit or loss.

2.12.	Income tax

Income tax expense comprises current and deferred taxes.

2.12.1. Current income tax asset / liability

The current tax asset or liability comprises the expected tax receivable or payable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. The current tax payable or receivable is measured using tax rates enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets against current tax liabilities and the current taxes relate to the same taxable entity and the same tax authority.

2.12.2.	Deferred taxes

Applying the liability method of IAS 12, deferred taxes are calculated based on temporary differences between the tax and financial reporting valuation approaches including differences from consolidation, loss and interest carryforwards as well as tax credits. The calculation uses the tax rates that have been enacted or substantively enacted in the period when the asset is realized, or the liability is settled. The amount is calculated on the basis of the tax rates and tax laws applicable as of the reporting date or will be applicable in the near future.

Deferred tax liabilities are recognized for all taxable temporary differences, except for:

•	an asset or liability from a transaction which is not a business combination and at the date of the transaction affects neither the income (loss) for the period nor taxable profit (taxable loss), or

•

all taxable temporary differences associated with investments in subsidiaries, associates, interests in joint ventures, where IQM is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer likely that sufficient taxable earnings will be available against which the deferred tax asset could be offset. Deferred tax assets that are not recognized are reviewed at each reporting date and recognized to the extent to which it has become likely that future taxable earnings will permit the realization of the deferred tax asset. Each uncertain tax treatment is considered individually or together as a group, depending on which approach better predicted the resolution of the uncertainty. The entity uses either the most likely amount or the expected value method to measure such uncertainty. The decision is based on which method better predicts the resolution of the uncertainty.

Deferred taxes relating to items recognized directly in equity are also posted directly in equity. Deferred taxes are recognized either in other comprehensive income or directly in equity, depending on the underlying business transaction involved.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current taxes assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

2.13.	Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attached to the grants and that the grants will be received.

Government grants that are paid as compensation for expenses or losses already incurred or as immediate financial support without any future associated expenses are recognized in the consolidated statement of loss in the period in which the corresponding entitlement arises.

Grants that compensate the Group for expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable.

3.	Operating segments

The Group operates as one operating segment. The Company’s chief operating decision maker (“CODM”) function is the Chief Executive Officer (CEO), who primarily reviews financial information for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM evaluates financial information on a consolidated basis. Since the Group operates as a single operating segment the consolidated loss for the year is the measure of profit or loss used by the CODM to assess performance and allocate resources.

Revenue by geographical areas

Revenue by geographical region can be found in the revenue recognition disclosures in Note 4.1.

Non-current assets by geographical areas

The total of non-current assets other than financial instruments and deferred tax assets, broken down by location of the assets, is shown in the following table:

in EUR thousand	December 31, 2025	December 31, 2024
Non-current assets located in Finland	51,810	57,310
Non-current assets located in Germany	17,977	17,554
Non-current assets located in other countries	13	47

Total	69,800	74,911

The majority of non-current assets located in other countries is in the United States.

Information about major customers

In the reporting period, the Group generated revenues from transactions with a limited number of major customers. Revenues from transactions with a single customer amounting to 10% or more of the Group’s total revenue are disclosed below:

in EUR thousand	2025	2024
Customer 1	6,028	3,171
Customer 2	2,085	1,875
Customer 3	8,973	3,749
Customer 4	6,300	—

Total	23,386	8,794

4.	Revenue from contracts with customers

4.1.	Disaggregation of revenue

IQM disaggregates revenue by geographical area based on the country of domicile of the respective customer. External revenues are attributable to the following countries:

in EUR thousand	2025	2024
Finland	11,473	3,749
Italy	7,316	—
Germany	6,482	9,364
Czech Republic	2,085	1,875
Taiwan	2,030	—
Other	1,946	1,448

Total	31,333	16,436

The Group primarily generates revenue from quantum computer system sales, including co-development projects and professional services such as training, maintenance and technical support. Revenue from the sale of on-premises quantum computer systems amounted to EUR 30,588 thousand (2024: EUR 14,962 thousand), while revenue from professional services amounted to EUR 112 thousand (2024: EUR nil) and revenue from co-development projects amounted to EUR 349 thousand (2024: EUR 1,425 thousand).

In addition, the Group generates revenue from cloud-based usage of IQM quantum computers. The revenue recognized from cloud-based usage amounted to EUR 284 thousand for the year 2025 (2024: 48 thousand).

Revenue recognized over time corresponds to approximately 56% (2024: 92%) of total revenue whereas revenue recognized at point in time accounts for approximately 44% (2024: 8%) of total revenue.

4.2.	Contract balances

The following table provides information about trade receivables, contract assets net of an allowance for expected credit losses and contract liabilities from contracts with customers:

in EUR thousand	December 31, 2025	December 31, 2024
Trade receivables	15,489	2,056
Contract assets	7,286	1,022
Contract liabilities	(7,406)	(5,172)

The amount of EUR 5,172 thousand included in contract liabilities at December 31, 2024 has been recognized as revenue in 2025 (2024: EUR 7,015 thousand).

The transaction price allocated to the remaining performance obligations are expected to be recognized within one year is EUR 32,987 thousand (2024: EUR 14,765 thousand) and more than one year is EUR 34,334 thousand (2024: EUR 15,367 thousand).

4.3.	Order Backlog

The Group calculates Order Backlog as the point in time balance of Order Intake less recognized revenue. Order Intake represents the total monetary value of binding customer orders signed during the period, excluding pipeline or expected orders, and reflects new business secured and future revenue generation.

The table below sets forth our Order Backlog as of December 31, 2025 and December 31, 2024.

in EUR thousand	2025	2024
Order Backlog at the beginning of year	30,132	11,417

Total Order Intake	68,522	35,150
Hardware and service	67,597	34,736
Cloud platform	576	389
Other	349	25

Total recognized revenue	31,333	16,436
Hardware and service	30,700	14,962
Cloud platform	284	48
Other	349	1,425

Order Backlog at the end of year	67,321	30,132

5.	Income and expenses

5.1.	Expenses by nature

in EUR thousand	2025	2024
Personnel expenses	36,095	27,370
Depreciation and amortization	13,163	11,557
Materials and external services	9,505	5,533

The expense recognized in respect of defined contribution plans represents the employer contributions and amounted to EUR 4,430 thousand for the year 2025 (2024: 3,965 thousand).

5.2.	Other operating income

in EUR thousand	2025	2024
Government grants	3,359	3,853
QPU income	298	230
Gain on lease termination	213	—
Other income	74	47

Total	3,945	4,130

In fiscal year 2020, the Group’s Finnish subsidiary received a loan granted by the Finnish Ministry of Finance to assist the Group with regard to the development of R&D projects in the field of quantum computing. The Group recognizes the income from government grants as other operating income in the P&L and does not offset them with the related expenses.

The Group received income by providing QPU chips and related equipment to counterparties for testing purposes over a contractually defined period. Income recognized during the year is presented within other operating income in the period in which it is earned, as it does not constitute revenue from ordinary activities of the Group.

5.3.	Finance result

Finance result includes the following items:

in EUR thousand	2025	2024
Finance income
Financial assets measured at amortized cost
Interest income	1,911	15
Financial assets measured at FVTPL - net change in fair value
Fair Value gains from financial assets	34	38
Financial liabilities measured at FVTPL - net change in fair value
Fair Value gains from financial liabilities	8,275	1,192

Total finance income	10,220	1,246

Finance expense
Financial liabilities measured at amortized cost
Interest expenses from financial liabilities	532	700
Interest on lease liabilities	599	816
Prepayment fees	4,389	—
Other financial expenses	511	258

Financial liabilities measured at FVTPL - net change in fair value
Fair Value losses from financial liabilities	—	3,533

Other cost:
Foreign exchange loss	182	4

Total finance expense	6,213	5,312

5.4.	Income tax

5.4.1.	Amounts recognized in profit or loss

in EUR thousand	2025	2024
Current tax expense

Current year:

Corporate income tax	(277)	(1)

Total current tax expense	(277)	(1)

Origination and reversal of temporary differences	(56)	(1)

Total tax expense	(333)	(2)

5.4.2.	Amounts recognized directly in Equity

in EUR thousand	2025	2024
Deferred tax related to items recognized in Equity during the year:

Deferred tax income on equity issuance transaction cost	(56)	1

Deferred tax charged to Equity	(56)	1

5.4.3.	Income tax reconciliation

in EUR thousand	2025	2024
Profit before tax	(54,056)	(54,103)

At the Group tax rate of 20.00%	(10,811)	(10,821)
Deviation arising from:
Tax rate deviations	(258)	(65)
Non-deductible expenses	993	592
Current-year losses for which no deferred tax asset is recognized	9,837	10,295
Other	56	—

Total income tax	333	2

On 26 June 2025, the German parliament passed a tax reform introducing a gradual reduction of the corporate income tax rate by one percentage point per year starting in 2028. The rate will decrease from 15% to 10% by 2032. The law was approved by the Federal Council on 11 July 2025.

As a result of the tax rate change, a one-off income of EUR 100 thousand was recognized from the recognition of a deferred tax asset. Due to the lack of recoverability, the amount was fully impaired in the same period.

Deferred tax assets and liabilities are measured using the tax rates expected to apply at the time the asset is realized or the liability is settled.

5.5.	Earnings per share

The following table reflects the income and share data used in the basic and diluted EPS calculations:

Earnings per share	2025	2024
Loss for the year (in EUR thousand) attributable to equity holders of the Company	(54,389)	(54,105)
Basic/Diluted weighted average number of ordinary shares outstanding	316,617	316,949

Basic/Diluted loss per share (EUR/share) on total group	(171.78)	(170.71)

Diluted earnings per share (diluted EPS) reflects the effects of all potentially dilutive instruments outstanding during the reporting period. These include, in particular, exercisable share-based payment instruments (ESOPs), convertible debt instruments, preferred shares and outstanding warrants, as these instruments may result in the issuance of ordinary shares upon exercise or conversion.

The dilutive effect of share options and warrants, including Series B warrants is assessed using the treasury stock method, while convertible instruments, including convertible debt and convertible preferred shares, are assessed using the if-converted method. In this context, only instruments for which the vesting period has expired and that are exercisable at the reporting date would be included in the calculation if they were dilutive.

Instrument	Method	2025	2024
Preferred Shares — Series Seed	If-converted	291,090	291,090
Preferred Shares — Series A1	If-converted	117,206	134,457
Preferred Shares — Series A2	If-converted	281,937	306,271
Preferred Shares — Series B	If-converted	594,231	—

Total Preferred Shares		1,284,464	731,818

Exercisable ESOP awards	Treasury stock	52,339	25,286

Series B Warrants (equity-classified)	Treasury stock	43,092	—
Kreos Warrants (liability-classified)	Treasury stock	10,530	—

Total Warrants		53,622	—

Convertible Loan I (Aalto)	If-converted	13,192	13,192
Convertible Loan II (Aalto)	If-converted	14,016	14,016
EIB Loan	If-converted	—	88,082

Total Convertible Loans		27,208	115,290

Total potential ordinary shares		1,417,633	872,394

As the Group reported a net loss for the periods presented, the potential ordinary shares arising from ESOPs, convertible debt instruments and preferred shares were anti-dilutive and therefore excluded from the calculation of diluted EPS. Consequently, diluted earnings per share equals basic earnings per share for the periods presented.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

6.	Non-financial assets and liabilities

6.1.	Intangible assets

The cost of patents remained unchanged at EUR 1,577 thousand as of December 31, 2025 (2024: EUR 1,577 thousand). No additions or disposals were recognized during the reporting periods.

Cumulative amortization and impairment losses amounted to EUR 657 thousand as of December 31, 2025 (2024: EUR 499 thousand). Amortization expense recognized during the financial year amounted to EUR 158 thousand (2024: EUR 158 thousand).

As a result, the carrying amount of patents decreased to EUR 920 thousand as of December 31, 2025 (December 31, 2024: EUR 1,078 thousand; January 1, 2024: EUR 1,235 thousand).

In the fiscal years 2025 and 2024, no impairment losses were recognized.

6.2.	Property, plant and equipment

in EUR thousand	Building and structures	Machinery and equipment	Leasehold improve- ments	Office and other equipment	Advance payments	Total
Cost
As of January 1, 2024	3,956	38,617	6,911	1,913	12,036	63,434

Additions	—	8,489	2,881	131	—	11,501
Disposals	—	(9)	—	—	—	(9)
Other reclassifications	—	8,000	981	—	(8,981)	—

As of December 31, 2024	3,956	55,098	10,773	2,044	3,055	74,926

As of January 1, 2025	3,956	55,098	10,773	2,044	3,055	74,926

Additions	—	6,175	4,545	75	741	11,536
Disposals	—	(682)	—	(2)	(542)	(1,226)
Other reclassifications	—	46	—	—	(1,046)	(1,000)

As of December 31, 2025	3,956	60,636	15,319	2,116	2,209	84,236

in EUR thousand	Building and structures	Machinery and equipment	Leasehold improve- ments	Office and other equipment	Advance payments	Total
Cumulative depreciation and impairment losses
As of January 1, 2024	198	6,127	773	613	—	7,710

Depreciation	396	5,934	744	350	—	7,423

As of December 31, 2024	593	12,061	1,517	963	—	15,134

As of January 1, 2025	593	12,061	1,517	963	—	15,134

Depreciation	396	7,283	1,372	466		9,516
Impairment	—	—	—	—	1,655	1,655

As of December 31, 2025	989	19,344	2,888	1,429	1,655	26,305

in EUR thousand	Building and structures	Machinery and equipment	Leasehold improve- ments	Office and other equipment	Advance payments	Total
Carrying amount
As of January 1, 2024	3,759	32,491	6,139	1,300	12,036	55,723
As of December 31, 2024	3,363	43,037	9,257	1,081	3,055	59,792
As of December 31, 2025	2,967	41,292	12,430	688	554	57,931

As of December 31, 2025 a write down of EUR 1,655 thousand to the lower of its carrying amount and its fair value less cost to sell was recognized in other operating expense. The asset was reclassified from advance payments on property, plant and equipment to other current assets.

At 31 December 2025, the Group had commitments of EUR 7,700 thousands in respect of purchase orders for property, plant and equipment.

6.3.	Leases

6.3.1.	IQM as lessee

Right-of-use assets

The following table discloses the carrying amounts of the lease contracts accounted for as right-of-use assets:

in EUR thousand	December 31, 2025	December 31, 2024
Building and structures	10,935	10,655
Vehicles	11	29
Other assets	4	3,357

Total	10,949	14,041

Additions

in EUR thousand	December 31, 2025	December 31, 2024
Additions	7,138	—

Total	7,138	—

Additions - Building and structures	7,138	—
Additions - Vehicles	—	—
Additions - Other assets	—	—

Total	7,138	—

No new contracts were signed in 2025 that commence in 2026.

Depreciation of right-of-use assets

in EUR thousand	2025	2024
Building and structures	2,229	2,251
Vehicles	19	28
Other assets	1,241	1,697

Total	3,489	3,976

Lease Liabilities

in EUR thousand	December 31, 2025	December 31, 2024
Current	2,475	2,776
Non-current	12,185	14,427

Total	14,660	17,204

For information on the maturity analysis of the lease liability, refer to Note 9.2.2.

Other amounts recognized in the consolidated statement of profit or loss

in EUR thousand	2025	2024
Interest on lease liabilities	599	816
Expenses for short-term leases	59	—

Total	658	816

Total cash outflow for lease payments

in EUR thousand	2025	2024
Cash outflow	4,150	4,331

Total	4,150	4,331

6.4.	Inventories

Inventories include the following items:

in EUR thousand	2025	2024
Raw materials and consumables	12,218	4,945
Work in progress	1,274	706

Total	13,491	5,651

In 2025, inventories of EUR 12,036 thousand (2024: 5,074 thousand) were recognized as an expense during the year and included in cost of revenue.

6.5.	Other current assets

Other assets include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
VAT and sales tax receivables	3,504	515
Grants receivable	1,955	38
Prepaid expenses	1,935	1,623
Deferred financing fees	1,445	—
Hardware refund	1,000	—
Advance payments for inventories	962	2,545
Other	416	152

Total	11,217	4,874

Deferred financing fees amounting to EUR 1,445 thousand as at December 31, 2025 relate to the transaction costs of the Kreos Loan. For detailed information on Kreos Loan terms, refer to Note 8.5.

As of December 31, 2025, a hardware refund asset of EUR 1,000 thousand was recognized for an agreed buyback of a property, plant and equipment item that had not been fully transferred and was previously presented as advance payments on PPE. The asset was measured at the expected reimbursement amount.

6.6.	Employee benefits

Employee benefit liabilities include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Liabilities for vacation	3,213	2,533
Liabilities for bonus	2,105	1,091
Liabilities for personnel expenses	415	377
Other	190	14

Total	5,922	4,015

The line item Other includes a non-material defined benefit obligation in accordance with IAS 19 amounting to EUR 14 thousand as at December 31, 2025 (December 31, 2024: EUR 14 thousand).

6.7.	Share-based payment

IQM has implemented Employee Stock Ownership Plan (ESOP) to provide long-term incentives to its employees & selected service providers. The program was initiated in 2019 and grants share options that entitle participants to acquire IQM shares upon exercise.

The share options are subject to graded vesting: 25% vest one year after the grant date, with the remaining 75% vesting in equal monthly installments (1/48th) over the following three years. Full vesting is conditional upon continuous employment with IQM throughout the vesting period.

The options become exercisable four years after the grant date and can be exercised at latest 14 years after begin of the subscription period.

As of the reporting date, 146,593 share options were outstanding (2024: 121,346 ), with a weighted average remaining contractual life of 12.82 years (2024: 12.77 years) and a weighted average fair value of EUR 181.67 per option (2024: EUR 125.39). Of the outstanding options 1,652 (2024: 1,652) were granted to external service providers.

	2025		2024
	Number of options	Weighted-average exercise price	Number of options	Weighted-average exercise price
As at 1 January	121,346	289.35	104,694	254.05

Granted during the year	34,300	439.40	31,000	410.94
Exercised during the year	—	—	—	—
Forfeited during the year	(9,053)	286.67	(14,348)	270.33

As at 31 December	146,593	325.91	121,346	289.35

Vested and exercisable at 31 December	52,339	175.68	25,286	38.65

The ESOP is classified as an equity-settled share-based payment transaction in accordance with IFRS 2, as it is settled in equity instruments.

The fair value of the share options is determined using a Black-Scholes option pricing model. In accordance with IFRS 2, service conditions are not considered in the fair value measurement but are reflected in the recognition of the expense over the vesting period.

The fair value of the grants is only measured at grant date and is recorded over the vesting period in profit and loss and the capital reserve.

The following parameters were used as basis for the fair value measurement in the reporting periods:

	2025	2024
Fair value at grant date	296.97 - 474.85	187.62 - 297.37
Share price at grant date	410.94 - 474.86	410.94
Exercise price	410.94 - 474.86	410.94
Expected volatility	101.16% - 128.19%	56.97% - 106.33%
Expected life (years)	4.00	4.00
Expected dividend yield	0.00%	0.00%

Risk-free interest rate	2.11% - 2.17%	1.98% - 2.52%

Expected volatility has been based on an evaluation of the historical volatility of peer companies, particularly over the historical period commensurate with the expected term. The expected term of the instruments has been based on the expected transaction date and general option holder behavior.

	Year ended December 31,
(in thousands)	2025	2024
Expense arising from equity-settled share-based payment transactions	6,272	2,608

Total	6,272	2,608

	Year ended December 31,
in EUR thousand	2025	2024
Cost of revenue	3	(4)
Selling expenses	580	295
General and administrative expenses	2,165	549
Research and development expenses	3,524	1,768

Total	6,272	2,608

6.8.	Provisions

Provisions include the following items:

As of December 31, 2024 the provision for warranties amounted to EUR 90 thousand (2023: EUR 60 thousand). During the financial year, additional provisions of EUR 100 thousand (2024: EUR 90 thousand) were recognized reflecting expected warranty obligations arising from products sold during the period. Warranty claims amounting to EUR 90 thousand were reversed (2024: EUR 60 thousand).

As a result, the provision for warranties amounted to EUR 100 thousand as of December 31, 2025. The entire balance is classified as current (2024: EUR 90 thousand), as the expected settlement of warranty obligations is anticipated within twelve months after the reporting date. Non-current provisions amounted to EUR nil thousand (2024: EUR nil thousand).

System sales of IQM by default include one-year warranties. IQM is obligated to repair or replace the hardware if under warranty. Since the warranty lasts for a year, the expected timing of any resulting outflows lies between one and twelve months as of the reporting date.

Uncertainties about the amount and timing of the outflows arise in particular from the fact that it is unknown how many warranty claims will be received. The provision is measured at expected value based on historic data.

As at December 31, 2025, the Group recognized provisions for a legal claim in the amount of EUR 60 thousand (2024: EUR 89 thousand). The amount recognized represents management’s best estimate of the expenditure required to settle the present obligations at the reporting date, taking into account all available information. The Group expects to settle the majority of the provision over the next year.

6.9.	Deferred taxes

6.9.1.	Change in deferred taxes in the balance sheet during the year

				As of December 31, 2025
in EUR thousand	As of January 1, 2025	Recognized in profit or loss	Recognized in equity	Net balance	Deferred tax assets	Deferred tax liabilities
Intangible assets	7,483	493	—	7,976	7,976	—
Right-of-use assets	(3,988)	525	—	(3,463)	—	3,463
Lease liabilities	4,208	(686)	—	3,522	3,522	—
PPE	—	1,322	—	1,322	1,322	—
Revenue recognition	128	(300)	—	(193)	91	283
Financial instruments	2,660	(1,635)	—	1,025	1,256	231
Equity financing	—	—	(56)	—	—	—
Employee Benefits	2	1	—	3	3	—

Tax assets (liabilities) before set-off	10,494	(279)	(56)	10,192	14,169	3,977

Set-off of tax	—	—	—	—	(3,977)	(3,977)

Net tax assets	—	—	—	—	10,192	—

Unrecognized deferred tax assets	(10,494)	279		(10,214)	(10,192)

Net on balance sheet	—	—	(56)	(56)	—	—

				As of December 31, 2024
in EUR thousand	As of January 1, 2024	Recognized in profit or loss	Recognized in equity	Net balance	Deferred tax assets	Deferred tax liabilities
Intangible assets	7,087	396	—	7,483	7,483	—
Right-of-use assets	(4,133)	145	—	(3,988)	—	3,998
Lease liabilities	4,228	(20)	—	4,208	4,208	—
Revenue recognition	—	120	—	128	128	—
Financial instruments	2,173	487	—	2,660	2,882	222
Employee Benefits	—	2		2	2	—

Tax assets (liabilities) before set-off	9,355	1,130	—	10,494	14,703	4,210

Set-off of tax	—	—	—	—	(4,210)	(4,210)

Net tax assets	—	—	—	—	10,493	—

Unrecognized deferred tax assets	(9,355)	(1,130)	—	(10,485)	(10,493)

Net on balance sheet	—	—	—	—	—	—

Deferred tax assets arising from outside basis differences (OBD) are not recognized as the timing of the reversal of the difference can be controlled by IQM and it is likely that the difference will not be reversed in the foreseeable future.

6.9.2.	Tax losses carried forward

As of each reporting date the entities of the IQM group held the following tax loss carry forwards for which no deferred tax asset has been recognized:

in EUR thousand	2025	2024	Expiry
Finland	147,543	97,000	up to 10 years
Germany	12,812	15,215	unlimited
Other	3,851	4,000	various

Total	164,207	116,215

The tax losses included under “Other” primarily relate to France, Spain, USA and Poland. Tax losses in Poland generally expire after 5 years, tax losses in the US, Spain and France do generally not expire. These losses relate to subsidiaries that have a history of losses and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have any taxable temporary difference nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets on the tax losses carried forward.

6.10.	Other liabilities

Other liabilities include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Accrued external services	2,958	572
Withholding tax liabilities	600	456
Rent accrual	516	748
VAT and sales tax liabilities	298	298
Employee benefits accrual	193	87
CIT tax accrual	107	—
Accrued Warranty cost	100	90
Advanced payments QPU income	170	368
Social security liabilities	63	51
Accrued legal costs	60	89
Advanced received related to grants	—	167
Other accrued expenses	58	147

Total	5,124	3,072

7.	Equity

Equity includes the following items:

in EUR	December 31, 2025	December 31, 2024
Share capital	2,500	2,500
Capital reserves	438,156,913	185,590,183
Retained earnings	(232,243,376)	(177,854,225)
Other reserves	(15,871)	(4,783)

Total	205,900,166	7,733,674

Share capital and capital reserves

As at December 31, 2025, the registered share capital of IQM amounted to EUR 2,500 (December 31, 2024: EUR 2,500) and comprises shares with no nominal value.

The respective balance of the capital reserve on the balance sheet dates and the development of the capital reserve in the financial years are shown in the consolidated statement of changes in equity.

The Board of Directors of the Group’s parent company decided, with the authorization of the Annual General Meeting, to arrange a Series B financing round. On March 26, 2025 the first tranche of the series B financing round was issued, in which 327,571 Series B shares of the parent company were subscribed as part of a total financing volume of EUR 282,177 thousand. In connection with the first tranche, certain investors were granted a total amount of 43,092 warrants entitling them to subscribe for additional Series B shares upon exercise.

As the warrants meet the fixed-for-fixed criterion, they are classified as equity instruments. Upon issuance, the warrants were measured at fair value and recognized directly in capital reserve within equity. The warrants were measured at fair value at issuance using the Black-Scholes model, resulting in a total fair value of EUR 12,000 thousand. The inputs used in the Black-Scholes are share price, strike price, expected term, volatility and the risk-free rate. As the warrants were issued in connection with the first tranche of the Series B financing round, they formed part of the total proceeds of EUR 155,550 thousand received in that tranche. Based on a relative fair value allocation of the proceeds, the amount attributable to the warrants was recognized in capital reserve within equity, while the remaining proceeds were allocated to share capital and share premium.

On August 15, 2025 the second tranche of the Series B financing round was issued, in which an additional 251,548 Series B shares of the parent company were subscribed.

In May 2025, the Group repurchased a total of 17,251 Series A1 shares for EUR 507.83 per share and 24,334 Series A2 shares for EUR 561.38 per share from existing shareholders. In December, the Company further repurchased 15,112 common shares for EUR 467.74 per share from several existing shareholders. In connection with this transaction, 15,112 Series B shares were newly issued.

All shares repurchased during the year were subsequently cancelled; accordingly, the Company did not hold any treasury shares as of the reporting date

The consideration paid for the repurchase of the Company’s own equity instruments amounts to EUR 29,490 thousand and was recognized as a deduction from equity. No gain or loss was recognized in profit or loss in respect of the share buybacks.

In connection with the financing round, directly attributable transaction costs of TEUR 6,006 were recognized as a deduction from equity.

The Company’s shares are divided into the following share classes:

Number of shares	Common shares	Seed	Series A1	Series A2	Series B	Total
January 1, 2024	316,949	291,090	134,457	306,271	—	1,048,767
Share Issuance	—	—	—	—	—	—
December 31, 2024	316,949	291,090	134,457	306,271	—	1,048,767
Share Issuance	—	—	—	—	594,231	594,231
Buybacks	(15,112)	—	(17,251)	(24,334)	—	(56,697)

December 31, 2025	301,837	291,090	117,206	281,937	594,231	1,586,301

Certain share classes (Series Seed, Series A1, Series A2, Series B) are legally designated as preferred shares and grant their holders preferential rights compared to common shareholders. In particular, the preferred shares carry liquidation preferences, entitling the holders to receive proceeds prior to common shareholders in the event of a liquidation, sale, or other exit transaction. These instruments qualify as convertible preferred shares, as each preferred share is exercisable into one ordinary share on a 1:1 basis at any time at the holder’s option, with mandatory conversion upon an IPO or similar transaction.

Retained earnings and other reserves

Retained earnings contain earnings of the companies included in these consolidated financial statements including earnings of the current fiscal year, provided these have not been distributed. As of the end of the reporting period, the Group had retained earnings of EUR (232,243) thousand (December 31, 2024: EUR (177,854) thousand).

Other reserves include remeasurement adjustments from defined benefit pension obligations as well as the currency translation reserve resulting from the translation of foreign business operations into Euros.

8.	Financial assets and financial liabilities

This Note provides information about the Group’s financial instruments.

8.1.	Trade receivables

Trade receivables include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Trade receivables	15,647	2,066
Bad debt allowances	(157)	(11)

Total	15,489	2,056

Trade receivables are non-interest bearing and are generally short-term.

8.2.	Financial assets

Financial assets include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Rental security deposit	896	1,086
Short-term investment fund	876	849
Other	14	—

Total	1,785	1,935

Total current	876	849
Total non-current	910	1,086

As of December 31, 2025, the Group holds investments in a short-term investment fund amounting to EUR 876 thousand (December 31, 2024: EUR 849 thousand). The fund is classified as a financial asset at FVtPL.

For detailed information regarding the carrying amounts and fair values of financial instruments, refer to Note 9.3.

8.3.	Cash and cash equivalents

Cash and cash equivalents include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Cash	146,544	17,247

Total	146,544	17,247

8.4.	Trade payables

Trade payables include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Trade payables – invoiced	8,221	1,303
Trade payables – goods received not invoiced	582	3,077
Other	52	32

Total	8,855	4,412

Trade payables are non-interest bearing and are normally settled within a term of 30 days.

Refer to Note 9.1 for the Group’s risk management policies.

8.5.	Financial liabilities

Financial liabilities include the following items:

in EUR thousand	December 31, 2025	December 31, 2024
Convertible loans	7,063	42,506
Financial liabilities from financial institutions	3,115	9,179
Derivative financial liabilities	7,568	14,397
Other	—	5

Total	17,746	66,088

Total current	8,525	5,078
Total non-current	9,222	61,011

For detailed information regarding the carrying amounts and fair values of financial instruments, refer to Note 9.3.

Current financial liabilities comprise the portion of Danske Bank loan agreement due within the next twelve months, as well as the revolving short-term credit facility under the Danske loan agreement that was drawn in 2024.

Convertible loans

As of February 9, 2022, IQM entered into a convertible loan agreement with the European Investment Bank (EIB) comprising two tranches of EUR 25,000 thousand and EUR 10,000 thousand. The loan bears a fixed interest rate of 5.0% p.a. and matures six years after disbursement. The agreement includes a conversion option and a voluntary prepayment option. The agreement is accounted for as a financial liability. The financial liability is initially measured at fair value less transaction costs and subsequently at amortized cost using the effective interest method. The loan agreement includes a separable prepayment option measured at fair value. In December 2025, the option for early repayment was exercised. The full nominal amount, including accrued interest, was repaid. Due to the specific terms of the option, an additional fee of EUR 4,389 thousand was incurred. The negotiated fee is presented under Finance costs.

The conversion option of the lender was accounted for as a separate embedded derivative measured at fair value through profit or loss. Following the full repayment of the underlying loan in December 2025, the embedded derivative was extinguished, resulting in a gain of EUR 7,145 thousand recognized in finance income. No carrying amount remains as at December 31, 2025 (December 31, 2024: EUR 7,145 thousand).

On September 9, 2021, IQM entered into two capital loan agreements with Aalto University Foundation SR for EUR 3,823,500 (Loan 1) and EUR 4,062,500 (Loan 2). Both loans are due upon the earlier of (i) an Exit Event (Listing, Trade Sale, Liquidation) or (ii) the tenth anniversary of the effective date. The loans bear no interest. The convertible loans grant the lender a right to convert the outstanding principal into ordinary shares at a contractually defined conversion price, with a variable number of shares issued upon conversion. The conversion option was accounted for as an embedded derivative financial liability measured at fair value through profit or loss, with a carrying amount of EUR 6,122 thousand as at December 31, 2025 (December 31, 2024: EUR 7,252 thousand).

Danske Bank A/S loan

On June 28, 2021, IQM entered into a loan agreement with Danske Bank A/S for an initial amount of EUR 4,000 thousand. The loan bears interest at 12M EURIBOR +1.75%. Monthly repayments of EUR 83 thousand commenced on June 30, 2022. The loan was initially measured at fair value, which equals the transaction price, less any directly attributable transaction costs. Subsequently, the loan is measured at amortized cost using the effective interest rate method. The portion of the loan due within one year from the reporting date is presented as a short-term loan at amortized cost and since the loan matures on June 27, 2026.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, transactions with affiliates and dividends and other distributions.

Loan from the State Treasury

On September 20, 2020, IQM entered into a loan agreement with the Finnish State Treasury for an initial amount of EUR 2,700 thousand. The loan bears a fixed interest rate of 1.0% p.a. The loan period is 10 years, with annual repayments of EUR 540 thousand commencing on September 20, 2026.

Kreos Loan Agreement

On 23 December 2025, the Group entered into a loan agreement with Kreos Capital VII by BlackRock Investment Management for a total facility amount of EUR 50,000 thousand. The facility consists of two tranches of EUR 5,000 thousand and EUR 45,000 thousand, respectively. As of December 31, 2025, neither tranche had been drawn.

Borrowings under the Loan Agreement bear interest at a rate 11.0% per annum, and are secured by all movable property capable of being pledged in accordance with the Finnish Business Mortgage Act and the Finnish Business Mortgage Decree. The Group has agreed to repay the amount borrowed under the Loan Agreement in monthly installments, consisting of an interest-only period ending on December 31, 2026, followed by 30 monthly payments of principal and interest with respect to the outstanding amount under the Loan Agreement, at which time amounts borrowed under the Loan Agreement will be fully repaid. The Group may also prepay the amount borrowed under the Loan Agreement,in whole but not in part, at any time subject to a prepayment fee.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, transactions with affiliates and dividends and other distributions.

In connection with the conclusion of the loan agreement, the Company granted warrants to the lender. Based on their contractual terms, the warrants do not meet the fixed-for-fixed criterion under IAS 32 and are therefore classified as derivative financial liabilities.The warrants were initially recognized at fair value and are subsequently measured at fair value through profit or loss in accordance with IFRS 9. The fair value of the warrants as at December 31, 2025 amounted to EUR 1,445 thousand. Upon drawdown of the loan the fair value will be accounted for as directly attributable transaction cost and recognized as part of the effective interest rate of the underlying loan. The amount will be amortized over the term of the loan using the effective interest method. The costs were accrued in other assets as of December 31, 2025.

9.	Information on financial instruments

9.1.	Capital management

The Group’s primary objective when managing capital is to ensure sufficient liquidity to support its operations and execute its growth strategy while maintaining its ability to continue as a going concern. Capital is managed with a strong focus on liquidity management and funding flexibility, taking into account the Group’s cash position, forecasted cash outflows and access to equity and debt financing.

The management of IQM reviews the total amount of cash of the Group on a regular basis. As part of this review, the management considers the total cash, the cash outflow, and refinancing activities (via issue of equity or debt). To ensure the Group’s liquidity and the value of its equity to be able optimally set up in case that future opportunities arise.

9.2.	Financial risk management

The Group is exposed to the following risks arising from financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

Although IQM is exposed to market risk such as interest rate and currency risk, these are considered insignificant due to IQM’s capital structure and composition of financial instruments.

IQM’s risk management strategy aims to identify and analyze the risks to which IQM is exposed and to set appropriate controls to monitor risks as well as ensuring compliance with regard to these risks and the prevention of any concentration of risks.

As of December 31, 2025, IQM’s main financial liabilities include trade payables, loans, warrants and lease liabilities. The primary purpose of these financial liabilities is to finance IQM’s operations and provide guarantees to support its operations.

9.2.1.	Credit risk

Credit risk is the risk that a counterparty will not meet its obligation under a financial instrument or customer contract, leading to a financial loss. Credit risk comprises both the direct risk of default as well as the risk of decrease of creditworthiness and concentration risk.

The extent of the credit risk for the Group corresponds to the total amount of trade receivables and contract assets, other financial assets and cash and bank balances. The maximum credit risk in the event of counterparty default is limited to the respective carrying amounts of these financial instruments as of the balance sheet dates presented.

The credit risk associated with financial transactions is managed centrally by the finance department. Within the scope of uniform risk management, counterparty risk is assessed and monitored consistently. The Group’s objective is to minimize the risk of default.

To reduce the risk of a default, financial transactions are carried out exclusively within customer segment- and country-specific, short-term payment deadlines and with banks as well as other partners with preferably, an investment grade rating. Additionally, to monitor the risk of trade receivables defaulting, IQM actively tracks its outstanding invoices on a regular basis.

Besides actively monitoring and managing risks, trade receivables at IQM are deemed to have low credit risk since the financial instruments have a low risk of default as the Group operates in a business-to-business market. Furthermore, based on historical data, the customers of IQM generally have strong capacities to meet their contractual obligation in a timely manner.

Under the simplified approach in accordance with IFRS 9, IQM recognizes lifetime expected credit losses on trade receivables from initial recognition. Impairment losses are assessed and recognized on an individual debtor basis only once a receivable becomes credit-impaired.

To measure expected credit losses, trade receivables were grouped based on common credit risk characteristics and days past due. The expected loss rates are based on the payment profiles of sales over a period of 12 months prior to the relevant reporting dates and the corresponding historical defaults during this period. Expected credit losses are therefore determined on the basis of historical data and a short observation horizon consistent with the Groups payment terms.

The Group considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing securities.

The effect is recognized in profit or loss as impairment losses (including reversals of impairment losses) on financial assets.

The gross carrying amount of the trade receivables by days past due is as follows:

As of December 31, 2025	Current	> 30 days	31 - 60 days	61 - 90 days	> 90 days	Total
Expected credit loss rate	0.45%	1.47%	0.00%	0.56%	0.00%
Gross Trade Receivables as of December 31, 2025	6,722	8,815	—	110	—	15,647
Contract assets	7,322	—	—	—	—	7,322
Expected credit losses	63	130	—	1	—	193

As of December 31, 2024	Current	> 30 days	31 - 60 days	61 - 90 days	> 90 days	Total
Expected credit loss rate	0.02%	1.69%	0.00%	0.00%	0.00%
Gross Trade Receivables as of December 31, 2024	1,457	609	—	—	—	2,066
Contract assets	1,022	—	—	—	—	1,022
Expected credit losses	1	10	—	—	—	11

The specific allowance on trade receivables developed as follows for 2025 and 2024:

in EUR thousand	2025	2024
As of January 1,	11	30

Additions	182	—
Reversal	—	(19)

As of December 31,	193	11

There is also a credit risk regarding cash and bank balances if financial institutions are unable to meet their obligations. Credit risk on cash and bank balances is reduced by having chosen a bank with at least an investment grade credit rating. Based on this, no separate impairment loss is recognized for expected credit losses on cash and bank balances.

As no expected credit losses were recognized cash and cash equivalents, the respective carrying amounts equal the gross carrying amounts and IQM considers them in a single credit risk rating grade.

9.2.2. Liquidity risk

Liquidity risk is the risk that a company will encounter difficulty in meeting its financial obligations. The Group’s approach to liquidity management is to maintain sufficient cash to meet its obligations as they fall due, under both normal and stressed conditions, without incurring unacceptable losses or damage to the Group’s reputation. One of IQM’s key objectives of liquidity management is to ensure that payment is possible at all times. Management continuously monitors the risk of liquidity bottlenecks.

Ultimately, the responsibility for liquidity risk management lies with the Management, which has established an appropriate approach to managing short-, medium- and long-term financing and liquidity requirements. IQM manages liquidity risks by holding appropriate reserves, as well as by monitoring forecasted and actual cashflows and reconciling the maturity profiles of financial assets and liabilities.

The maturity profile of the Group’s financial liabilities based on contractual undiscounted payments is as:

As of December 31, 2025

in EUR thousand	< 1 year	1 to 5 years	> 5 years	Total	Carrying amount
Trade payables	8,855	—	—	8,855	8,855
Lease liabilities	2,973	10,368	3,118	16,458	14,660
Convertible Loans	—	—	7,886	7,886	7,063
Financial liabilities from credit institutions	988	2,215	—	3,203	3,115
Embedded derivative financial liabilities	6,122	—	—	6,122	6,122
Warrants	1,445	—	—	1,445	1,445
Total	20,383	12,582	11,004	43,970	41,260

As of December 31, 2024

in EUR thousand	< 1 year	1 to 5 years	> 5 years	Total	Carrying amount
Trade payables	4,412	—	—	4,412	4,412
Lease liabilities	3,266	11,166	5,304	19,736	17,204
Convertible Loans	—	35,764	7,886	43,650	42,506
Financial liabilities from credit institutions	6,066	3,203	—	9,268	9,184
Embedded derivative financial liabilities	—	14,397	—	14,397	14,397
Total	13,744	64,530	13,190	91,464	87,704

Financial Covenants

Financial covenant conditions relate to IQM’s liquidity level. IQM has committed to lenders and guarantors to hold a minimum amount of cash and cash equivalents. A breach of such covenant conditions may result in an increase in the cost of financing or a release of the guarantee limit and loan facility.

The Group’s borrowings and guarantee facilities include financial covenant conditions. Specifically, the following instruments are subject to covenant compliance:

•	Danske Bank: For details on the loan please refer to Note 8.5.

•	Kreos Loan: For details on the loan please refer to Note 8.5.

Both instruments require the Group to maintain a minimum level of cash and cash equivalents (liquidity covenant). Compliance with the covenant conditions is monitored on an ongoing basis. A breach of the covenant conditions could result in an increase in financing costs or the release of the guarantee facility and loan by the respective lender or guarantor. The terms of the financial covenants are set forth below:

•	Danske Bank loan: Cash and investments minimum EUR 30,000 thousand

•	Kreos loan: Cash minimum EUR 7,500 thousand

As of December 31, 2025, the covenant conditions have not been breached. The Group was in compliance with all applicable financial covenants as of the reporting date. No remediation or waiver was required during the reporting period.

9.2.3. Market risk – interest rate risk

Interest rate risk is the risk that the fair values or future payments of financial instruments will fluctuate due to changes in market interest rates. The Group’s main interest rate risk is attributable to long-term borrowings with variable interest rates (EURIBOR), which expose the Group to cashflow interest rate risk.

The Group´s borrowings and receivables are carried at amortized cost. One loan is affected by changes in market interest rates. It is contractually adjusted to market interest rates on a regular basis (see below) and is therefore exposed to future changes in market interest rates.

The Group’s exposure, as a borrower, to changes in interest rates and to contractual interest rate adjustment terms at the end of the reporting period is as follows:

in EUR thousand	2025	2024
Interest rates - increase by 50 basis points	(5)	(10)
Interest rates - increase by 100 basis points	(10)	(20)
Interest rates - decrease by 50 basis points	5	10
Interest rates - decrease by 100 basis points	10	20

Sensitivity

Profit or loss is sensitive to higher/lower interest income from variable-interest loans as a result of interest rate changes.

in EUR thousand	December 31, 2025	December 31, 2024	January 1, 2024
Variable rate borrowings	417	1,417	2,417
% of total borrowings	1%	4%	6%

9.3.	Carrying amounts and fair values of financial instruments

As of December 31, 2025

in EUR thousand	Category IFRS 9	Carrying amount	Amortized cost (AC)	Fair value (FV)	Fair value level
Assets
Financial assets - non-current
Rental security deposit	AC	896	896	896	2
Other non-current financial assets	AC	14	14	14	2
Financial assets - current
Trade receivables	AC	15,489	15,489	—
Investment fund	FVtPL	876	—	876	2
Cash and Cash equivalents	AC	146,544	146,544	—
Liabilities
Financial liabilities - non-current
Convertible Loans	AC	7,063	7,063	6,215	2
Financial liabilities to credit institutions	AC	2,158	2,158	1,975	2
Financial liabilities - current
Trade Payables	AC	8,855	8,855	—
Financial liabilities from credit institutions	AC	957	957	957	2
Embedded derivative financial liabilities	FVtPL	6,122	—	6,122	3
Warrants	FVtPL	1,445	—	1,445	3

As of December 31, 2024

in EUR thousand	Category IFRS 9	Carrying amount	Amortized cost (AC)	Fair value (FV)	Fair value level
Assets
Financial assets - non-current
Rental security deposit	AC	1,086	1,086	1,086	2
Financial assets - current
Trade receivables	AC	2,056	2,056	—
Investment fund	FVtPL	849	—	849	2
Cash and Cash equivalents	AC	17,247	17,247	—
Liabilities
Financial liabilities - non-current
Convertible Loans	AC	42,506	42,506	37,433	2
Financial liabilities to credit institutions	AC	4,107	4,107	2,866	2
Embedded derivative financial liabilities	FVtPL	14,397	—	14,397	3
Financial liabilities - current
Trade Payables	AC	4,412	4,412	—
Financial liabilities from credit institutions	AC	5,004	5,004	5,004	2

Due to the short-term nature of the Group’s financial instruments, the carrying amounts of the Group’s cash and cash equivalents, trade receivables, trade payables and current financial liabilities from credit institutions are deemed a reasonable approximation of its fair value. The fair value of long-term rental deposits approximates their carrying amount.

The current investment fund is classified as a financial asset at fair value through profit or loss, as it does not meet the solely payments of principal and interest (SPPI) criterion under IFRS 9. Fair value is determined based on observable inputs and the investment is categorized as Level 2 in the fair value hierarchy.

Non-current financial liabilities are assigned to level 2 as the lowest level input that is significant to the fair value measurement is directly or indirectly observable:

The fair values of the non-current financial liabilities to credit institutions and convertible loans were calculated using a discounted cashflow model based on risk-free market interest rates in the form of Finnish government bonds, and a credit risk premium derived from corporate bonds with a corresponding rating and term as IQM. The credit risk of IQM and the credit risk premium resulting therefrom is an unobservable input.

Short-term financial liabilities to credit institutions as at 31 December 2025 comprise the contractual principal repayments due within the next twelve months under the Danske Bank loan and the government loan.

Level 3 Fair Values

The fair values of the embedded derivatives were determined using Level 3 valuation techniques, incorporating assumptions regarding future equity values, conversion probabilities and risk-free market interest rates. Key inputs to the valuation are not observable in the market.

The embedded conversion feature of the Aalto convertible loans is measured at fair value and falls within Level 3 of the fair value hierarchy. The fair value was determined using the Black-Scholes option pricing model. The valuation incorporates significant unobservable inputs, in particular the underlying share price and the expected volatility of the shares, which are therefore classified as Level 3 inputs within the fair value hierarchy. See the inputs used for the respective valuation dates in the table below.

In addition the Kreos warrants are accounted for as a derivative financial liability and were measured at fair value using the Black-Scholes option pricing model. The fair value measurement is based on significant unobservable inputs, most notably the underlying share price and the expected share volatility. Given the materiality of these inputs to the overall valuation, the instrument is classified within Level 3 of the fair value hierarchy. As of December 31, 2025 the inputs used were the same as for the conversion feature (see also table below).

The embedded conversion feature of the EIB Convertible Loan is measured at fair value through profit and loss and falls within Level 3 of the fair value hierarchy. The fair value was determined using a Monte Carlo simulation model, which simulates the development of the Company’s equity value to an assumed exit date of June 30, 2026. The valuation incorporates significant unobservable inputs, in particular the underlying share price and the expected share price volatility, which are therefore classified as Level 3 inputs within the fair value hierarchy. The model is applied separately to each tranche: for Tranche A (EUR 25,000 thousand, disbursed May 2022), the conversion price is fixed following a Qualified Equity Financing (QEF) in July 2022 and equals the QEF share price plus a contractual premium of 5%; for Tranche B (EUR 10,000 thousand, disbursed April 2024), the conversion price was not yet determinable at the reporting date and is derived within the simulation. See the inputs used for the respective valuation dates in the table below.

The significant unobservable inputs applied in all models are the Company’s equity value at the respective reporting dates and the expected volatility of the shares. All inputs are classified as Level 3 within the fair value hierarchy. See the inputs used for the respective valuation dates in the table below.

Date	Share Price	Volatility
December 31, 2023	410.94	93.10%
December 31, 2024	410.94	127.26%
December 31, 2025	474.86	102.56%

The following table presents a reconciliation from the opening balance to the closing balance for recurring fair value measurements categorized within Level 3 of the fair value hierarchy.

in EUR thousand	Embedded derivative financial liabilities	Warrants
As of January 1, 2025	14,397	—

Financial instruments issued during the reporting period	—	1,445
Gain (loss) recognized in finance expense
Net change in fair value (unrealized)	(1,130)	—
Financial instruments derecognized during the reporting period	(7,145)	—

As of December 31, 2025	6,122	1,445

in EUR thousand	Embedded derivative financial liabilities
As of January 1, 2024	12,057

Financial instruments issued during the reporting period	3,438
Gain (loss) recognized in finance expense
Net change in fair value (unrealized)	(1,098)
Financial instruments offset during the reporting period	—

As of December 31, 2024	14,397

If different input factors had been applied in the valuation, a different fair value as of December 31, 2025 would have resulted. These hypothetical variances are presented in the table below.

Conversion feature - Aalto loan:

in EUR thousand	2025	2024
Share price + 10%	(948)	(941)
Share price - 10%	583	928
Expected volatility +10%	(357)	(378)
Expected volatility -10%	374	400

Warrants - Kreos Loan:

in EUR thousand	2025	2024
Share price + 10%	(337)	—
Share price - 10%	313	—
Expected volatility +10%	(133)	—
Expected volatility -10%	134	—

Conversion feature - EIB loan:

in EUR thousand	2025	2024
Share price + 10%	—	(1,643)
Share price - 10%	—	1,547
Expected volatility +10%	—	926
Expected volatility -10%	—	(733)

10.	Notes to the consolidated statement of cashflows

10.1.	Changes in liabilities arising from financing activities

The Group’s financial liabilities have developed as follows:

in EUR thousand	Lease liabilities	Convertible Loans	Financial liabilities from credit institutions	Embedded derivative financial liabilities	Warrants	Other financial liabilities	Total financial liabilities
As of January 1, 2025	17,204	42,506	9,179	14,397	—	5	83,292
Cash-effective changes:
Borrowing	—	—	—	—	—	12	12
Repayment	(3,551)	(35,000)	(6,000)	—	—	(17)	(44,569)
Lease incentives received	824	—	—	—	—	—	824
Interest payment	(599)	(5,361)	(68)	—	—	—	(6,028)
							—
Non-cash changes:							—
New leases	7,138	—	—	—	—	—	7,138
Interest expenses on leases	599	—	—	—	—	—	599
Deferred interests	—	327	—	—	—	—	327
Accrued interest	—	—		—	—	—	—
Prepayment Fees	—	4,389	—	—	—	—	4,389
Interest expenses (accrued interest expense and effects from effective interest rate method)	—	201	4	—	—	—	205
Remeasurement	(6,954)	—	—	(8,275)	1,445	—	(13,784)

As of December 31, 2025	14,660	7,063	3,115	6,122	1,445	—	32,406

in EUR thousand	Lease liabilities	Convertible Loans	Financial liabilities from credit institutions	Embedded derivative financial liabilities	Other financial liabilities	Total financial liabilities
As of January 1, 2024	18,387	32,052	5,107	12,057	—	67,602
Cash-effective changes:
Borrowing	—	10,000	5,000	—	5	15,005
Repayment	(3,515)	—	(1,000)	—	—	(4,515)
Lease incentives received	2,332	—	—	—	—	2,332
Interest payment	(816)	—	(143)	—	—	(960)
Non-cash changes:
Interest expenses on leases	816	—	—	—	—	816
Deferred interests	—	339	68	—	—	407
Accrued interest	—	—	143	—	—	143
Accrued transaction costs	—	(30)	—	—	—	(30)
Interest expenses (accrued interest expense and effects from effective interest rate method)	—	145	4	—	—	150
Remeasurement	—	—	—	2,340	—	2,340

As of December 31, 2024	17,204	42,506	9,179	14,397	5	83,292

11.	Composition of the group

IQM’s subsidiaries as of December 31, 2025, are listed below. Unless otherwise stated, their share capital is composed entirely of common shares held directly by the group, and the ownership percentage corresponds to the group’s voting rights. Each entity’s country of incorporation or registration also serves as its principal place of business.

		% equity interest
Name	Country of incorporation	December 31, 2025	December 31, 2024
IQM Germany GmbH	Germany	100	100
IQM Quantum Computers S.L.	Spain	100	100
IQM France SAS	France	100	100
IQM Singapore PTE. LTD.	Singapore	100	100
IQM US Inc.	United States	100	100
IQM Polska Sp. z o.o.	Poland	100	100
IQM Italy S.R.L.	Italy	100	—
IQM Japan K.K.	Japan	100	—

The Group’s subsidiaries in Italy and Japan were established in October 2025.

12.	Related party transactions

All business transactions, receivables and liabilities with related parties existing at the reporting date result from ordinary business activities.

12.1.	Remuneration key management personnel

The remuneration of key management personnel includes short-term employee benefits and share-based payments.

in EUR thousand	2025	2024
Short-term employee benefits	973	682
Post-Employment Pension and Medical Benefits	161	110
Share-based payment transactions	713	132

Total	1,847	923

Short-term employee benefits includes salary and other non-monetary benefits.

As of December 31, 2025, accrued bonus liabilities amounted to EUR 49 thousand (2024: EUR 37 thousand). The accruals reflect management’s best estimate of the expected payout based on current salary levels and performance assumptions at the reporting date. All accrued amounts are expected to be settled in cash within the following financial year.

Share-based payments include expenses for stock options (see Note 6.7).

12.2.	Other related party transactions

Services received	Transaction values for the year ended 31 December		Balance outstanding for the year ended 31 December
in EUR thousand	2025	2024	2025	2024
Financing by other related parties	41,863	—	—	—
Membership fee	9	9	—	—

Total	41,872	9	—	—

Other related party transactions include Series B investments from funds under control or significant influence of Board members and membership fees.

13.	Contingencies

The Group has issued performance guarantees and advance payment guarantees to customers in connection with ongoing delivery projects totaling EUR 13,325 thousand (2024: EUR 3,228 thousand). These guarantees are typically issued by financial institutions on behalf of the Group and secure the Group’s contractual obligations to deliver quantum computing systems in accordance with agreed specifications and timelines.

The guarantees will expire upon successful completion and acceptance of the respective projects. Management assesses the probability of a claim under these guarantees as not probable.

14.	Events after the reporting date

In December 2025, the Group entered into a long-term loan agreement with Kreos Capital VII (UK) Limited (Kreos). The Loan Agreement provides for a term loan facility of up to EUR 50,000 thousand aggregate principal amount, to be drawn in two loans: (i) a first loan of EUR 5,000 thousand, to be drawn in one tranche on or prior to January 15, 2026,and (ii) a second tranche of EUR 45,000 thousand, to be drawn in one or more tranches on or prior to July 31, 2026. The first tranche, amounting to EUR 5,000 thousand, was drawn on January 15, 2026.

The loan includes a transaction fee of EUR 750 thousand, constituting 1,5% of the total loan facility, payable upon the drawdown of the first drawdown by deducting the amount of the transaction fee from proceeds of the loan amount credited to the account of the Group. Additionally, the loan includes an end of loan payment amounting to 1,25% of the amount drawn down under the relevant tranche.

The Group has agreed to repay the amount borrowed under the Loan Agreement in monthly installments, consisting of an interest-only period ending on December 31, 2026, followed by 30 monthly payments of principal and interest with respect to the outstanding amount under the Loan Agreement, at which time amounts borrowed under the Loan Agreement will be fully repaid. The Group may also prepay the amount borrowed under the Loan Agreement, in whole but not in part, at any time subject to a prepayment fee.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers, dispositions, transactions with affiliates and dividends and other distributions.

On January 26, 2026, the Company announced that Jan Goetz had transitioned from Co-Chief Executive Officer to Chief Executive Officer of the Company to lead the next phase of global growth. All relevant parties made the decision in December 2025. The leadership transition became effective January 1, 2026. Management does not expect the appointment to have a material impact on the Group’s financial position, financial performance or cash flows.

Subsequent to the reporting date, a Luxembourg holding company (LuxCo) (acquired on February 17, 2026) and a U.S. limited liability company (Merger Sub) (incorporated on February 11, 2026) were included in the Group as acquisition vehicles for the intended transaction.

On February 22, 2026, the company entered into a Business Combination Agreement with a Nasdaq-listed special purpose acquisition company (SPAC) named Real Asset Acquisition Corp. (RAAQ). The agreement provides for a business combination transaction pursuant to which the company is expected to become a publicly listed entity following completion of the transaction.

The contemplated transaction is subject to customary closing conditions, including regulatory approvals and shareholder approvals, as well as the satisfaction of other conditions set out in the Business Combination Agreement. The closing date has not yet been determined as of the date of authorization of these consolidated financial statements.

If consummated, the aggregate funds expected to be available to the combined group would primarily consist of the remaining proceeds held in RAAQ’s trust account after giving effect to shareholder redemptions and payment of deferred underwriting commissions, funds held by the SPAC outside the trust account, and proceeds from a private investment in public equity (PIPE), less transaction expenses. The final amount of cash proceeds will depend, among other factors, on the level of redemptions exercised by SPAC shareholders prior to closing.

In May 2026 all outstanding Series B warrants were exercised at a price of EUR 474.86 per warrant by the holders, resulting in aggregate cash proceeds of EUR 20,463 thousand and the issuance of 43,092 Series B preferred shares.

15.	New standards and amendments

New standards not yet adopted and interpretation application of new standards and interpretations

The following standards and interpretations published by the IASB are not yet mandatory. The Group is not applying them early.

Standard	Explanation

IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for annual reporting periods beginning on or after 1 January 2027. The new standard introduces the following key new requirements.

Entities are required to classify all income and expenses into five categories in the statement of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to present a newly-defined operating profit subtotal. Entities’ net profit will not change.

IFRS 18	Management-defined performance measures (MPMs) are disclosed in a single note in the financial statements.

Enhanced guidance is provided on how to group information in the financial statements.

In addition, all entities are required to use the operating profit subtotal as the starting point for the statement of cashflows when presenting operating cashflows under the indirect method.

IQM is assessing the impact of IFRS 18 on its consolidated financial statements but as IFRS 18 is not changing the recognition and measurement requirements it is not expected to have significant impact other than on the presentation of financial information.

IFRS 19 introduces reduced disclosure requirements for eligible entities, while retaining the recognition, measurement and presentation principles of other IFRS accounting standards.

Eligibility is limited to subsidiaries as defined in IFRS 10 that do not have public accountability and whose ultimate or intermediate parent prepares consolidated financial statements in accordance with IFRS that are available for public use.

IFRS 19	IFRS 19 is effective for reporting periods beginning on or after 1 January 2027, with early application permitted.

As the Group’s equity instruments are anticipated to be publicly traded, the Group is not eligible to apply IFRS 19.

Amendments to IFRS 9 & IFRS 7	The amendments clarify the derecognition of financial liabilities, provide additional guidance on the assessment of contractual cash flows of financial assets with ESG-linked and similar features, clarify non-recourse features and contractually linked instruments, and introduce additional disclosure requirements for certain financial instruments.

Standard	Explanation

The amendments are effective for annual reporting periods beginning on or after 1 January 2026. Early adoption is permitted for the classification of financial assets and related disclosures only. The Group does not expect the amendments to have a material impact on its financial statements.

Annual Improvements to IFRS Accounting Standards	The IASB issued several narrow-scope amendments to various IFRS accounting standards, including IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7, aimed at clarifications, simplifications and improvements to consistency.

The amendments are effective for reporting periods beginning on or after 1 January 2026, with early application permitted. The Group does not expect the amendments to have a material impact on its financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Real Asset Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Real Asset Acquisition Corp. as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Real Asset Acquisition Corp. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by October 30, 2026, (or January 30, 2027, if the Company has executed a definitive agreement for an initial business combination within 18 months of the Initial Public Offering), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Real Asset Acquisition Corp. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Real Asset Acquisition Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Real Asset Acquisition Corp.’s auditor since 2025.

New York, NY

March 2, 2026

PCAOB ID Number 100

REAL ASSET ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,077,837	$—
Prepaid insurance	65,625	—
Prepaid expenses and other current assets	44,081	—

Total current assets	1,187,543	—
Deferred offering costs	—	25,000
Marketable securities held in Trust Account	177,124,457	—
Long-term prepaid insurance	21,734	—

TOTAL ASSETS	$178,333,734	$25,000

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$103,059	$766
Due to related party	38,345	321

Total current liabilities	141,404	1,087
Deferred underwriting fee payable	6,900,000	—

Total Liabilities	7,041,404	1,087
Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 17,250,000 and 0 shares at redemption value of $10.27 and $0 per share at December 31, 2025 and 2024, respectively	177,124,457	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024 (excluding 17,250,000 Class A ordinary shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at December 31, 2025 and 2024 (1)	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(5,832,702)	(1,087)

Total Shareholders’ Equity (Deficit)	(5,832,127)	23,913

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)	$178,333,734	$25,000

(1)

At December 31, 2024, included 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

REAL ASSET ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
General and administrative expenses	$374,202	$1,087

Loss from operations	(374,202)	(1,087)
Other income:
Net earnings on marketable securities held in Trust Account	4,606,744	—
Net earnings on cash equivalents held in Operating Account	17,354	—

Net income (loss)	$4,249,896	$(1,087)

Weighted average shares outstanding, Class A ordinary shares	11,626,027	—

Basic and diluted net income (loss) per Class A ordinary share	$0.25	$0.00

Basic weighted average shares outstanding, Class B ordinary shares(1)	5,505,479	5,000,000

Basic net income (loss) per Class B ordinary share	$0.25	$(0.00)

Diluted weighted average shares outstanding, Class B ordinary shares(1)	5,565,068	5,000,000

Diluted net income (loss) per Class B ordinary share	$0.25	$(0.00)

(1)

The calculation of basic and diluted net income (loss) per ordinary share for the year ended December 31, 2025 and for the period from December 9, 2024 (inception) through December 31, 2024 excluded up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

REAL ASSET ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2025

	Class B Ordinary Shares(1)		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance at January 1, 2025	5,750,000	$575	$24,425	$(1,087)	$23,913
Proceeds from sale of Private Placement Warrants, less issuance costs	—	—	5,432,207	—	5,432,207
Proceeds from sale of Public Warrants, less issuance costs	—	—	323,195	—	323,195
Accretion of Class A ordinary shares subject to possible redemption to redemption value	—	—	(5,779,827)	(10,081,511)	(15,861,338)
Net income	—	—	—	4,249,896	4,249,896

Balance at December 31, 2025	5,750,000	$575	$—	$(5,832,702)	$(5,832,127)

FOR THE PERIOD FROM DECEMBER 9, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class B Ordinary Shares(1)		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance at December 9, 2024 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(1,087)	(1,087)

Balance at December 31, 2024	5,750,000	$575	$24,425	$(1,087)	$23,913

(1)

Upon the issuance of Class B Ordinary Shares and at January 1, 2025, included up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

REAL ASSET ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$4,249,896	$(1,087)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Earnings on marketable securities held in Trust Account	(4,624,457)	—
Operating expenses paid via promissory note - related party	112,848	—
Operating costs paid by Sponsor from proceeds	267,669	—
Changes in operating assets and liabilities:
Prepaid insurance	(87,359)	—
Prepaid expenses and other current assets	(44,081)	—
Accrued expenses	102,293	766
Due to related party	38,024	321

Net cash provided by operating activities	14,833	—

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(172,500,000)	—

Net cash used in investing activities	(172,500,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	167,807,602	—
Proceeds from Private Placement Warrants, less issuance costs	5,432,207	—
Proceeds from Public Warrants, less issuance costs	323,195	—

Net cash provided by financing activities	173,563,004	—

Net Change in Cash and Cash Equivalents	1,077,837	—
Cash and Cash Equivalents - Beginning of year	—	—

Cash and Cash Equivalents- End of year	$1,077,837	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred offering cost paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$(25,000)

Deferred underwriting fee payable charged to Class A ordinary share issuance costs	$6,900,000	$—

Underwriting fees paid via the issuance of Private Placement Warrants	$1,725,000

Repayment of promissory note - related party via funds held by Sponsor	$112,848	$—

The accompanying notes are an integral part of these financial statements.

REAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Note 1. Description of Organization, Business Operations and Going Concern

Real Asset Acquisition Corp. (the “Company”) is a blank check company incorporated on December 9, 2024 as a Cayman Islands exempted company. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from December 9, 2024 (inception) through December 31, 2025 relates to the Company’s formation, initial public offering (“Initial Public Offering”), and identifying a target for the Business Combination (defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering and sale of Private Placement Warrants (defined below), as well as cash equivalents held in the Operating account. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “RAAQ Public Shares”), including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ (as defined below) over-allotment option in full, generating gross proceeds of $172,500,000 (see Note 3). Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”), generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, (i) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Representative”), purchased 1,466,250 Private Placement Warrants, (ii) Clear Street LLC (“Clear Street” and together with the Representative, the “Underwriters”) purchased 258,750 Private Placement Warrants and (iii) RAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), purchased 3,725,000 Private Placement Warrants.

Following the closing of the Initial Public Offering on April 30, 2025, an amount of $172,500,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $10,931,479, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,479 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes paid or payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in the Trust Account.

The Company will provide its holders of the outstanding RAAQ Public Shares (the “RAAQ Public Shareholders”) with the opportunity to redeem all or a portion of their RAAQ Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The RAAQ Public Shareholders will be entitled to redeem their RAAQ Public Shares for a pro rata portion of the amount then held in the Trust Account, plus any interest income earned thereon (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay permitted withdrawals). There will be no redemption rights upon completion of a Business Combination with respect to the Company’s warrants. The RAAQ Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any RAAQ Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each RAAQ Public Shareholder may elect to redeem their RAAQ Public Shares irrespective of whether they vote for or against the proposed transaction or whether they do not vote or abstain from voting on the proposed transaction, or whether they were RAAQ Public Shares on the record date for the general meeting held to approve the proposed transaction.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a RAAQ Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the RAAQ Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive redemption rights with respect to any Founder Shares held and any RAAQ Public Shares they may have acquired during or after the Initial Public Offering in connection with the completion of a Business Combination, except that RAAQ Public Shares held by the initial shareholders will be subject to mandatory redemption upon any diminution of the Trust Account in connection with an extension, and such shares will be entitled to redemption at a price equal to the per share redemption value then held in the Trust Account in connection therewith.

The Company will have until October 30, 2026 (or January 30, 2027), 18 months from the closing of the Initial Public Offering (or 21 months from the closing of the Initial Public Offering if the Company has executed a definitive agreement for an initial Business Combination within 18 months of the Initial Public Offering) to complete a Business Combination (the “Completion Period”). However, if the Company anticipates that it may not be able to consummate a Business Combination within the Completion Period, the Company may, but is not obligated to, by resolution of the board if requested by the initial shareholders, extend the period of time to consummate a Business Combination by seeking shareholder approval to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate the initial Business Combination. If the Company seeks shareholder approval for an extension, holders of RAAQ Public Shares will be offered an opportunity to redeem their shares, regardless of whether they abstain, vote for, or against, the Company’s initial Business Combination, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned thereon (which interest shall be net of amounts not previously released to the Company pursuant to permitted withdrawals), divided by the number of then issued and outstanding RAAQ Public Shares, subject to applicable law. For the avoidance of doubt, the time to complete a Business Combination shall not be extended beyond 18 months (or 21 months as discussed above) without a shareholder vote. The Underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the Trust Account assets, in each case less permitted withdrawals and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had a working capital surplus of $1,046,139. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses will be available to the Company for general working capital purposes. At the closing of the Initial Public Offering on April 30, 2025, $1,602,224 of the proceeds was due to the Company to be held by the Sponsor outside of the Trust Account for working capital purposes. On August 14, 2025, the Company received the outstanding balance due from Sponsor, totaling $1,221,440. The amount received reflects the gross balance due, net of general and administrative expenses paid directly by the Sponsor on behalf of the Company.

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company will have until the end of the Completion Period to consummate a Business Combination. If a Business Combination is not consummated by the end of the Completion Period, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 30, 2026 (or January 30, 2027). The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by October 30, 2026 (or January 30, 2027). Therefore, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these financial statements are issued.

Note 2. Summary of significant accounting policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses and disclosure of contingent assets and liabilities during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments, other than those held in the Trust Account, with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash and cash equivalents of $1,077,837 as of December 31, 2025 and $ as of December 31, 2024.

Marketable Securities Held in Trust Account

As of December 31, 2025, marketable securities held in the Trust Account are comprised of U.S. government treasury bills maturing within three months amounting to $177,124,457. As of December 31, 2024, the Company did not hold marketable securities held in the Trust Account.

Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares that were sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such RAAQ Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including Class A ordinary shares that have redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will only redeem its RAAQ Public Shares. However, the threshold in its Amended and Restated Memorandum and Articles of Association would not change the nature of the underlying shares as redeemable and thus the RAAQ Public Shares are required to be presented outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value ($10.27 per share as of December 31, 2025) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

As of December 31, 2025, the Class A ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(345,000)
Issuance costs allocated to Class A ordinary shares	(10,891,881)
Plus:
Accretion of carrying value to redemption value	15,861,338

Class A ordinary shares subject to possible redemption	$177,124,457

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,931,479, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,479 of other offering costs. As such, the Company recorded $10,891,881 of offering costs as a reduction of temporary equity and $39,598 of offering costs as a reduction of permanent equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 or 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United States. As such, the Company’s tax provision was zero for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which at times may exceed the Federal Deposit Insurance Corporation of $250,000. The Company has not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. At December 31, 2025, the calculation of diluted net income per Class A Ordinary Share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 14,075,000 Class A Ordinary Shares, because their exercise is contingent upon future events. As a result, diluted income per Class A ordinary share is the same as basic income per Class A ordinary share.

The following tables reflect the calculation of basic and diluted net income (loss) per share:

	For the Year Ended December 31, 2025		For the Period from December 9, 2024 (inception) through December 31, 2024
	Class A	Class B(1)	Class A	Class B(1)
Basic net income (loss) per share:
Numerator:
Net income (loss)	$2,884,125	$1,365,771	$—	$(1,087)

Denominator:
Weighted Average Ordinary Shares	11,626,027	5,505,479	—	5,000,000

Basic net income (loss) per ordinary share	$0.25	$0.25	$0.00	$(0.00)

	For the Year Ended December 31, 2025		For the Period from December 9, 2024 (inception) through December 31, 2024
	Class A	Class B(1)	Class A	Class B(1)
Diluted net income (loss) per share:
Numerator:
Net income (loss)	$2,874,128	$1,375,768	$—	$(1,087)

Denominator:
Weighted Average Ordinary Shares	11,626,027	5,565,068	—	5,000,000

Diluted net income (loss) per ordinary share	$0.25	$0.25	$0.00	$(0.00)

(1)

Excludes up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the statements of operations.

The Public Warrants and Private Placement Warrants are not precluded from equity classification and were accounted for as such on the date of issuance.

Share-Based Compensation

The Company records share-based compensation in accordance with ASC Topic 718, Compensation-Share Compensation (“ASC 718”). ASC 718 defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss.

The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by ASC Topic 280, Segment Reporting (“ASC 280”), in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in ASC 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 9, 2024, the date of its incorporation. The adoption did not have a material impact on the consolidated financial statements, refer to Note 5, Segment Information.

No other recently issued accounting pronouncements are expected to have a material impact on the Company.

Note 3. Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 Units, including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ over-allotment option in full, generating gross proceeds of $172,500,000. Each Unit consisted of one Class A ordinary share and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).

Note 4. Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 Private Placement Warrants at a price of $1.00 per warrant generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, the Underwriters purchased an aggregate of 1,725,000 Private Placement Warrants and the Sponsor purchased 3,725,000 Private Placement Warrants. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the RAAQ Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5. Segment Information

ASC 280 establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2025	For the Period from December 9, 2025 (inception) through December 31, 2024
Total assets	$178,333,734	$25,000

	For the Year Ended December 31, 2025	For the Period from December 9, 2025 (inception) through December 31, 2024
General and administrative expenses	$374,202	$1,087
Net earnings on marketable securities held in Trust Account	4,606,744	—
Net income (loss)	$4,249,896	$(1,087)

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

The CODM will review net earnings on marketable securities held in Trust Account to measure and monitor shareholder value while maintaining compliance with the trust agreement. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

Note 6. Related Party Transactions

Founder Shares

On December 11, 2024, the Sponsor was issued 5,750,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000 paid to cover certain expenses on behalf of the Company. The Founder Shares included an aggregate of up to 750,000 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the Underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 25% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any RAAQ Public Shares in the Initial Public Offering). On April 30, 2025, the Underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

In January 2025 and March 2025, the Sponsor transferred 25,000 Founder Shares to each of our independent directors (for an aggregate of 75,000 Class B ordinary shares) and 10,000 Founder Shares to each of our advisors (for an aggregate of 60,000 Class B ordinary shares) at the same price that the Sponsor had purchased such shares or approximately $0.004 per share. The Class B ordinary shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination, or at any time prior thereto at the option of the holder thereof, on a one-for-one basis.

The transfer of the Founder Shares to the Company’s advisors and directors is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company determined the conversion of such Class B ordinary shares into Class A ordinary shares upon consummation of the initial Business Combination represents a performance obligation. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature. The condition of the consummation of an initial Business Combination is considered not to be probable and, as such, the Company has not recognized the expense related to the issuance of these shares.

The Founder Shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of Founder Shares have the same shareholder rights as RAAQ Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights, (iii) the Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares and RAAQ Public Shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder Shares and RAAQ Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (1) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s RAAQ Public Shares if the Company has not consummated an initial Business Combination within the Completion Period, (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (3) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Company’s initial Business Combination within the Completion Period, although they will be entitled to liquidating distributions from the

Trust Account with respect to any RAAQ Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (4) vote any Founder Shares held by them and any RAAQ Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) (except with respect to any RAAQ Public Shares which may not be voted in favor of approving the Business Combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto), (iv) the Founder Shares are automatically convertible into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the Company’s initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Amended and Restated Memorandum and Articles of Association, and (v) prior to the closing of the Company’s initial Business Combination, only holders of Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the Underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor and the Underwriters), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Company’s initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Company’s Sponsor or any of its affiliates or to the Company’s officers and directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by RAAQ Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to the Company’s officers and directors and other persons or entities affiliated with the Company’s Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note - Related Party

On December 11, 2024, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2025 or the date on which the Company consummates the Initial Public Offering of its securities. During the year ended December 31, 2025, the balance of the Promissory Note was paid in full to a related entity of the Sponsor, and borrowings under the note are no longer available.

Due to Related Party

The Company’s Sponsor has agreed to initially fund operating expenses related to the Initial Public Offering. These include legal fees, mailing, and shipping expenses. As of December 31, 2025 and 2024, the Company had a total of $38,345 and $321, respectively, outstanding that was due to related party.

Administrative Support Agreement

The Sponsor has agreed, commencing from April 30, 2025, the date of the Initial Public Offering, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space and administrative services, as the Company may require from time to time. The Company has agreed to pay to the Sponsor up to $20,000 per month for these services during the Completion Period. For the year ended December 31, 2025 and the period from December 9, 2024 (inception) through December 31, 2024, the Company incurred $160,000 and $0, respectively, due to the Sponsor for these services, which are included in general and administrative expenses on the accompanying statements of operations. As of December 31, 2025 and 2024, the Company had a total of $20,000 and $0, respectively, of prepayments for services under the administrative support agreement which are included in prepaid expenses and other current assets on the accompanying balance sheets.

Working Capital Loans

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis. If the Company completes the initial Business Combination, the Company will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. There are no such outstanding working capital loans as of December 31, 2025 and 2024.

Note 7. Commitments and Contingencies

Registration and Shareholder Rights Agreement

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into warrants, the Company will be obligated to register up to 12,700,000 Class A ordinary shares and 6,950,000 warrants. The number of Class A ordinary shares includes (i) 5,750,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 5,450,000 Class A ordinary shares underlying the Private Placement Warrants and (iii) 1,500,000 Class A ordinary shares underlying the warrants that may be issued upon conversion of working capital loans. The number of warrants includes up to 5,450,000 Private Placement Warrants and 1,500,000 warrants that may be issued upon the conversion of working capital loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the underwriting agreement, the Sponsor and the executive officers and directors have agreed that, for a period of 180 days from the date of the Initial Public Offering, they will not, without the prior written consent of the Representative, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any units, warrants, ordinary shares or any other securities convertible into, or exercisable or exchangeable for, any units, ordinary shares, Founder Shares or warrants, subject to certain exceptions. The Representative in its discretion may release any of the securities subject to these lock-up agreements at any time without notice, other than in the case of the officers and directors, which shall be with notice. The Sponsor, officers and directors are also subject to separate transfer restrictions on their Founder Shares and Private Placement Warrants pursuant to the letter agreement described herein.

The Company granted the Underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting commissions. On April 30, 2025, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase the additional 2,250,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to (1) an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, of which (i) $0.10 per Unit was paid to the Underwriters in cash at the closing of the Initial Public Offering and (ii) $0.10 per Unit was used by the Underwriters to purchase Private Placement Warrants, and (2) a deferred fee of $0.40 per Unit, or $6,900,000. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of RAAQ Public Shares in connection with the consummation of a Business Combination.

Note 8. Shareholders’ Equity (Deficit)

Preference shares - The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A ordinary shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2025, there were 17,250,000 Class A ordinary shares issued and outstanding, including 17,250,000 Class A ordinary shares subject to possible redemption and classified as temporary equity. As of December 31, 2024, there were no shares of Class A ordinary shares issued and outstanding.

Class B ordinary shares - The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 5,750,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to the closing of the initial Business Combination, only holders of Class B ordinary shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of the initial Business Combination and (ii) will be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). On any other matters submitted to a vote of shareholders prior to or in connection with the completion of the initial Business Combination, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of a Business Combination, and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis (unless otherwise provided in the Business Combination agreement), subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of Class A ordinary shares outstanding after such conversion (not including the Class A ordinary shares underlying the Private Placement Warrants), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants - As of December 31, 2025, there were 14,075,000 warrants issued including 8,625,000 Public Warrants, issued as part of the Units and 5,450,000 Private Placement Warrants. Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of Class A ordinary shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a post-effective amendment to an existing registration statement or a new registration statement covering the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use the Company’s commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

•	in whole and not in part at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering.

The Company accounts for the 14,075,000 warrants issued in connection with the Initial Public Offering (including 8,625,000 Public Warrants and 5,450,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The fair value of the Public Warrants and Private Placement Warrants at issuance was estimated using the Black-Scholes option pricing model, with the following assumptions:

Risk-free interest rate	3.6%
Expected term (years)	2.52
Expected volatility	7.9%
Stock price on valuation date	$10.21
Exercise price	$11.50
Expected dividend	—%
Market pricing adjustment	15.0%

Note 9. Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value as of December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025	December 31, 2024
Marketable securities held in Trust Account	1	$177,124,457	$—

The Company does not have any liabilities that are measured at fair value on a recurring basis.

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review and other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 22, 2026, the Company and IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (“IQM”), IQM US LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IQM, and Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) and a direct wholly owned subsidiary of IQM, entered into a business combination agreement which will result in IQM becoming a public company and listing American Depositary Shares on one of the two leading U.S. stock exchanges.

The transaction is expected to be funded by a combination of the Company’s Trust Account and expected proceeds from a public investment in private equity. The closing of the transaction is expected to occur in the third quarter of 2026 and is subject to approval by the shareholders of the parties and other customary closing conditions, including regulatory approval.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

IQM Finland Oy,

ECLIPSE QC S.à r.l.,

IQM US LLC,

and

Real Asset Acquisition Corp.

dated as of February 22, 2026

A-i

A-ii

A-iii

Exhibits

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Warrant Assignment Agreement
Exhibit E-1	Form of Certificate of Merger
Exhibit E-2	Form of Plan of Merger
Exhibit F	Form of Amended Company Articles of Association
Exhibit G	Form of Voting and Support Agreement
Exhibit H	Form of PIPE Subscription Agreement

INDEX OF DEFINED TERMS

Aalto University Convertible Loans	Section 1.1
Action	Section 1.1
ADS	Section 1.1
ADS Facility	Section 2.5(a)
Affiliate	Section 1.1
Aggregate Closing PIPE Proceeds	Section 1.1
Aggregate Transaction Proceeds	Section 1.1
Agreement	Introduction, Section 1.1
Amended Company Articles of Association	Section 2.1(a)(ii)
Anti-Corruption Laws	Section 1.1
Anti-Money Laundering Laws	Section 1.1
AoA Amendment	Section 2.1(a)(ii)
Audited Financial Statements	Section 3.10(a)
Authorization Notice	Section 2.7(c)
Benefit Plan	Section 1.1
Blue Sky	Section 8.2(a)(i)
Borenius	Section 11.21(b)
Business Combination	Recitals, Section 1.1
Business	Recitals
Business Day	Section 1.1
Cayman Act	Recitals, Section 1.1
Cayman Merger Filing Documents	Section 2.2(b)(ii)
Cayman Registrar	Section 1.1, Section 2.2(b)(ii)
CBA	Section 1.1
Certificate of Merger	Section 1.1, Section 2.2(b)(i)
Change of Control Transaction	Section 1.1
Closing	Section 1.1, Section 2.4(a)
Closing Date	Section 1.1, Section 2.4(a)
Closing Financial Statements	Section 6.6(a)
Code	Section 1.1
Company	Introduction, Section 1.1
Company Acquisition Proposal	Section 1.1
Company Articles of Association	Section 1.1
Company Board Recommendation	Section 8.2(c)(ii)
Company Board	Section 1.1
Company Capital Restructuring	Recitals
Company Change of Control Payment	Section 1.1

A-iv

Company Closing Statement	Section 1.1, Section 2.3(b)
Company Disclosure Letter	Section 1.1, Article III
Company IT Systems	Section 1.1
Company Lease	Section 3.16(c)
Company Licensed Intellectual Property	Section 1.1
Company Material Adverse Effect	Section 1.1
Company Material Lease	Section 3.16(c)
Company Merger Subs	Article V
Company Options	Section 1.1
Company Ordinary Shares	Section 1.1
Company Owned Intellectual Property	Section 1.1
Company Placement Agent Fees	Section 1.1
Company Preferred Shares	Section 1.1
Company Registered Intellectual Property	Section 1.1
Company Related Party Transactions	Section 1.1, Section 3.23(a)
Company Related Party	Section 1.1, Section 3.23(a)
Company Series B Warrants	Section 1.1
Company Shareholder	Section 1.1
Company Shareholders’ Agreements	Section 1.1
Company Shareholders’ Approval	Section 3.5(b)
Company Shareholders’ Meeting	Section 8.2(c)(i)
Company Software	Section 1.1
Company Transaction Expenses	Section 1.1
Company Transaction Proposals	Section 1.1
Company Warrant	Section 2.2(f)(iii)
Competing SPAC	Section 1.1
Confidential Information	Section 11.16
Continuing Option	Section 2.1(a)(iv)
Contract	Section 1.1
Control	Section 1.1
Conversion	Section 2.1(a)(i)
Conyers	Section 11.21(a)
Cooley	Section 11.21(b)
Copyrights	Section 1.1
D&O Indemnified Parties	Section 6.4(a)
D&O Insurance	Section 6.4(b)
D&O Tail	Section 6.4(b)
Deferred Underwriting Commission	Section 1.1
Definitive Company Representations	Section 1.1, Section 4.17
Definitive SPAC Representations	Section 1.1, Section 3.29
Deposit Agreement	Section 1.1, Section 2.5(a)
Depositary Bank	Section 1.1, Section 2.5(a)
Disclosure Letters	Section 1.1
Dissenting SPAC Shareholders	Section 2.7(a)
Dissenting SPAC Shares	Section 2.7(a)
DLLCA	Recitals, Section 1.1
Encumbrance	Section 1.1
Enforceability Exceptions	Section 3.5(a)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ESOP	Section 1.1
Excess SPAC Transaction Expenses	Section 1.1

A-v

Exchange Act	Section 1.1
Exchange Agent Agreement	Section 2.5(b)
Exchange Agent	Section 1.1, Section 2.5(b)
Exercising Warrantholders	Section 2.5(e)
Ex-Im Laws	Section 1.1
Financial Statement Delivery Failure	Section 10.1(i)
Financials Delivery Date	Section 6.6(a)
FinCo Merger Plan	Section 1.1
FinCo Merger	Recitals, Section 1.1
Finnish Companies Act	Recitals, Section 1.1
Form F-4 Filing Date	Section 1.1
Form F-6	Section 2.5(a)
Fraud	Section 1.1
GAAP	Section 1.1
Generative AI Tools	Section 1.1, Section 3.17(m)
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Group	Section 1.1
Group Companies	Section 1.1
Hazardous Substances	Section 1.1
IFRS	Section 1.1
Inbound License	Section 3.15(a)(v)
Indebtedness	Section 1.1
Intellectual Property Rights	Section 1.1
Interim Period	Section 6.1
Investment Company Act	Section 1.1
IPO	Section 1.1
IQM Group	Section 11.21(b)
JOBS Act	Section 1.1, Section 4.13, Section 7.8
Key Material Contract	Section 1.1
Kreos Capital Warrants	Section 1.1
Krogerus	Section 11.21(a)
Law	Section 1.1
Leased Real Property	Section 1.1
Letter of Transmittal	Section 2.5(g)
Liabilities	Section 1.1
Lookback Date	Section 3.12
Loyens	Section 11.21(b)
LTIP	Section 8.4(a)
LuxCo	Introduction
LuxCo Merger	Recitals
Luxembourg Companies Law	Recitals
Made Available	Section 1.1
Marks	Section 1.1
Material Contracts	Section 1.1, Section 3.15(a)
Material Customers	Section 1.1, Section 3.25(a)
Material Permits	Section 1.1, Section 3.7
Material Vendors	Section 1.1, Section 3.25(b)
Maximum Annual Premium	Section 6.4(b)
Merger	Recitals
Merger Consideration	Section 1.1, Section 2.2(f)(ii)
Merger Effective Time	Section 2.2(b)(ii)

A-vi

Merger Sub	Introduction
Merger Sub Share	Section 5.2(a)(i)
Merger Sub Shareholder Approval	Recitals
Misrepresentation	Section 1.1
Most Recent Balance Sheet	Section 1.1
Mourant	Section 11.21(b)
Nasdaq	Section 4.15
NDA	Section 1.1
Non-Party Affiliate	Section 11.19
Non-Redeeming SPAC Shares	Section 1.1
OHSA	Section 3.19(l)
Open Source License	Section 1.1
Ordinary Course	Section 1.1
Organizational Documents	Section 1.1
Outbound License	Section 3.15(a)(v)
Outside Date	Section 10.1(g)
Patents	Section 1.1
Perkins	Section 11.21(a)
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
PIPE Investment	Recitals, Section 1.1
PIPE Investors	Recitals, Section 1.1
PIPE Subscription Agreements	Recitals
Placement Agent Fees	Section 1.1
Plan of Merger	Section 1.1, Section 2.2(b)(ii)
Pre-Share Split Ordinary Shares	Section 1.1
Pre-Share Split Shares	Section 1.1
Privacy Laws	Section 1.1
Privacy Requirements	Section 3.18(a)
Process	Section 1.1
Prohibited Person	Section 1.1
Prospectus Regulation	Section 1.1
Proxy Statement	Section 1.1
Proxy/Registration Statement	Section 8.2(a)(i)
RAAQ Group	Section 11.21(a)
Redeeming SPAC Shares	Section 1.1
Registered Intellectual Property	Section 1.1
Registrable Securities	Section 1.1
Registration Rights Agreement	Recitals
Registration Statement	Section 1.1
Regulatory Approvals	Section 8.1(a)
Related Party	Section 1.1
Remaining Trust Fund Proceeds	Section 1.1, Section 2.4(b)(iv)
Representatives	Section 1.1
Restructuring Documents	Section 8.8
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Security Incident	Section 3.18(b)
Segregated Account	Section 2.4(b)(iv)

A-vii

Share Split	Section 2.1(a)(iii)
Share Split Effective Time	Section 2.1(a)(iv)
Share Split Factor	Section 1.1
Shareholder Litigation	Section 8.6
Shareholder Lock-Up Agreement	Recitals
Software	Section 1.1
SPAC	Introduction
SPAC Accounts Date	Section 1.1
SPAC Acquisition Proposal	Section 1.1
SPAC ADS Recipients	Section 2.5(d)
SPAC Board Recommendation	Section 8.2(b)(ii)
SPAC Charter	Section 1.1
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Conversion	Section 1.1, Section 2.1(c)
SPAC Class B Ordinary Shares	Section 1.1
SPAC Closing Statement	Section 1.1, Section 2.3(a)
SPAC Disclosure Letter	Section 1.1, Article IV
SPAC Financial Statements	Section 4.7(a)
SPAC Insider Letter	Recitals
SPAC Insiders	Recitals
SPAC Material Adverse Effect	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Preference Shares	Section 1.1
SPAC SEC Filings	Section 4.11
SPAC Securities	Section 1.1
SPAC Shareholder	Section 1.1
SPAC Shareholder Redemption Amount	Section 1.1
SPAC Shareholder Redemption Right	Section 1.1
SPAC Shareholder Redemptions	Section 1.1, Section 2.3(a)
SPAC Shareholders’ Approval	Section 1.1
SPAC Shareholders’ Meeting	Section 8.2(b)(i)
SPAC Shares	Section 1.1
SPAC Transaction Expenses	Section 1.1
SPAC Transaction Proposals	Section 1.1
SPAC Treasury Shares	Section 1.1
SPAC Unit	Section 1.1
SPAC Warrant	Section 1.1
Sponsor	Recitals, Section 1.1
Sponsor Support Agreement	Recitals
Standard Inbound Licenses	Section 1.1
Standard Outbound Licenses	Section 1.1
Subsidiary	Section 1.1
Surviving Company	Recitals
Surviving Provisions	Section 10.2
Tax	Section 1.1
Tax Authority	Section 1.1
Tax Contest	Section 1.1
Tax Returns	Section 1.1
Taxes	Section 1.1
Terminating Company Breach	Section 10.1(e)
Terminating SPAC Breach	Section 10.1(f)
Trade Secrets	Section 1.1

A-viii

Transaction Documents	Section 1.1
Transaction Expenses	Section 1.1
Transactions	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
Trust Account	Section 1.1, Section 11.1
Trust Agreement	Section 1.1, Section 4.12
Trustee	Section 1.1, Section 4.12
U.S.	Section 1.1
Unanimous Written Consent	Section 8.2(c)(i)
Union	Section 1.1
Unit Separation	Section 2.2(f)(i)
Voting and Support Agreement	Recitals
Warrant Agent	Section 1.1
Warrant Agreement	Section 1.1
Warrant Assignment Agreement	Recitals
Willful Breach	Section 1.1
Written Objection	Section 2.7(c)

A-ix

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of February 22, 2026 (this “Agreement”), is made and entered into by and among (i) IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), (ii) IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned Subsidiary of the Company (“Merger Sub”), (iii) ECLIPSE QC S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned Subsidiary of the Company (“LuxCo”), and (iv) Real Asset Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Company, Merger Sub, LuxCo and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is engaged in the development of scalable hardware for quantum computers, and adjacent software and services (the “Business”);

WHEREAS, SPAC is a “blank check” company and was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, LuxCo was acquired by the Company for the purpose of effectuating the LuxCo Merger (as defined below);

WHEREAS, Merger Sub is an indirect wholly owned subsidiary of the Company, and was incorporated for the purpose of effectuating the Merger (as defined below);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (i) immediately prior to the Merger Effective Time (as defined below), the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Split (the Conversion, the AoA Amendment and the Share Split are described in Section 2.1(a) and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Share Split and at the Merger Effective Time, SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect and wholly owned Subsidiary of the Company (Merger Sub, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company”), with (a) the Merger to occur upon the terms and subject to the conditions set forth in this Agreement, the Delaware Limited Liability Company Act (the “DLLCA”), Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) and other applicable laws, and (b) the Company Capital Restructuring to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Finnish Limited Liability Companies Act (Fi. osakeyhtiölaki) (624/2006, as amended) (the “Finnish Companies Act”);

WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, RAAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”), and certain directors, officers and advisors of the SPAC that hold SPAC Class B Ordinary Shares (together with the Sponsor, collectively, the “SPAC Insiders”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each SPAC Insider agrees (a) to vote all SPAC Shares held by such SPAC Insider in favor of (i) the Transactions and (ii) the other SPAC Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear and be present at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such SPAC Insider against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other SPAC Transaction Proposal, (e) not to redeem any SPAC Shares held by such SPAC Insider, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of April 28, 2025 (the “SPAC Insider Letter”), other than as contemplated in the Sponsor Support Agreement, (g) not to transfer any SPAC Securities held by such SPAC Insider other than as contemplated therein, (h) to unconditionally and irrevocably waive, and not to exercise, the Sponsor’s dissenters’ rights pursuant to the Cayman Act in respect of all SPAC Shares held by such SPAC Insider with respect to the Merger, to the extent applicable, and (i) to become subject to a lock-up of the Company Ordinary Shares in the form of Company ADSs constituting the Merger Consideration to be received by such SPAC Insider in the Merger for the applicable Lock-Up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions set forth therein;

WHEREAS, the SPAC has received, concurrently with the execution and delivery of this Agreement, a Shareholder Lock-Up Agreement substantially in the form attached hereto as Exhibit B (each, a “Shareholder Lock-Up Agreement”) signed by SPAC, the Company and certain Company Shareholders, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Company Shareholders party thereto agree to a lock-up of the Company Ordinary Shares held by them during the applicable Lock-Up Period (as defined in the Shareholder Lock-Up Agreement), subject to certain exceptions set forth therein;

WHEREAS, in connection with the Merger, the Company, Sponsor, SPAC and certain applicable Company Shareholders agree to enter into a registration rights agreement substantially in the form attached hereto as Exhibit C prior to the Merger, effective upon the Closing (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall grant the Sponsor, certain Affiliates of the SPAC, certain holders of SPAC Ordinary Shares and SPAC Warrants, and certain applicable Company Shareholders, registration rights and commit to file a resale shelf registration statement on Form F-1;

WHEREAS, in connection with the Merger, the Company, SPAC and the Warrant Agent thereunder shall enter into a warrant assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit D (the “Warrant Assignment Agreement”), effective as of the Merger Effective Time (as defined below), pursuant to which SPAC shall assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, which shall amend the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such Warrants to Company Ordinary Shares) and which shall cause each outstanding whole Company Warrant to represent the right to receive, from the Closing, one whole Company Ordinary Share;

WHEREAS, SPAC Board has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Merger and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), and (ii) approved and declared advisable to enter into the Plan of Merger, the Sponsor Support Agreement, the Warrant Assignment Agreement, the Shareholder Lock-Up Agreements, the Registration Rights Agreement, and each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger, the consummation of the Merger and the other Transactions by the shareholders of SPAC, and (d) directed that this Agreement and the Plan of Merger be submitted to the shareholders of SPAC for their approval and authorization;

WHEREAS, LuxCo, as the sole member of Merger Sub has: (i) determined that it is in the best interests of Merger Sub and LuxCo (as sole member of Merger Sub), and declared it advisable, to enter into this Agreement and the Transaction Documents to which Merger Sub is a party, and to consummate the Merger and the other Transactions; and (ii) approved and recommended the adoption and approval of this Agreement by Merger Sub (the “Merger Sub Shareholder Approval”);

WHEREAS, following the Closing, at the election of and in the sole discretion of Company, the Surviving Company may merge with and into LuxCo (the “LuxCo Merger”), with LuxCo surviving the LuxCo Merger as a direct and wholly owned Subsidiary of the Company, and with the LuxCo Merger to occur upon the terms and subject to the conditions set forth in the LuxCo merger plan to be published on the RCS and the RESA (Receuil Electronique des Sociétés et Associations) in Luxembourg and in accordance with articles 1020-1 to 1024-1 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Law”) and the DLLCA;

WHEREAS, following the LuxCo Merger, if any, at the election of and in the sole discretion of the Company, LuxCo may merge with and into the Company (the “FinCo Merger”), with the Company surviving the FinCo Merger, and with the FinCo Merger to occur upon the terms and subject to the conditions set forth in the FinCo Merger Plan and in accordance with articles 1025-1 to 1025-20 of the Luxembourg Companies Law and the Finnish Companies Act;

WHEREAS, the Company Board has unanimously (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Transactions, (ii) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions and (y) approved and declared advisable the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Registration Rights Agreement, each other Transaction Document to which the Company is a party and the execution, delivery and performance thereof, (iii) recommended the approval of the Transactions to the shareholders of the Company, (iv) directed that authorization to issue the Company Ordinary Shares to be deposited for delivery of ADSs constituting the Merger Consideration be submitted to the shareholders of the Company for their approval and authorization and (v) directed that the Transactions and the Company Transaction Proposals, be submitted to the shareholders of the Company for their approval and authorization;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SPAC’s willingness to enter into this Agreement, certain Company Shareholders representing at least two-thirds (2/3) of the issued and outstanding Pre-Share Split Shares, which shall include (i) holders of a majority of the issued and outstanding Series B Preferred Shares and (ii) holders of more than seventy-five percent (75%) of the issued and outstanding Company Preferred Shares are executing a voting and support agreement substantially in the form attached hereto as Exhibit G (a “Voting and Support Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into, or will enter into, subscription agreements with third-party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), substantially in the form attached hereto as Exhibit H (the “PIPE Subscription Agreements”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate number of Company Ordinary Shares (or ADSs, as the case may be), which, for the avoidance of doubt, may be treasury shares held by the Company, as set forth in the Subscription Agreements, at $10.00 per share in exchange for an aggregate purchase price of $134.33 million in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Aalto University Convertible Loans” means the convertible loan agreements dated September 14, 2021, between the Company and Aalto University Foundation sr.

“Action” means any charge, claim, action, complaint, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“ADSs” means American Depositary Shares issued pursuant to the Deposit Agreement, each representing contractual rights with respect to one Company Ordinary Share.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b).

“Aggregate Closing PIPE Proceeds” means an amount equal to (a) the aggregate cash proceeds actually received by the Company in respect of the PIPE Investment, minus (b) any fees paid or payable to the placement agent in connection with the PIPE Investment (the “Placement Agent Fees”).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the Remaining Trust Fund Proceeds (after, for the avoidance of doubt, giving effect to (x) all of the SPAC Shareholder Redemptions and (y) payment from the Trust Account of the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (the “Deferred Underwriting Commission”)), (ii) funds held by SPAC outside of the Trust Account and (iii) the Aggregate Closing PIPE Proceeds, minus (b) without duplication, the SPAC Transaction Expenses; provided that, for purposes of this Aggregate Transaction Proceeds calculation, the SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), as amended, (b) Chapter 16, Sections 13, 14, 14 a and 14 b and Chapter 30, Sections 7, 7 a, 8 and 8 a of the Finnish Criminal Code (39/1889, as amended) (Fi. rikoslaki (39/1889)), (c) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (d) any other applicable anti-bribery or anti-corruption Laws of any jurisdiction related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law targeting the prohibition of money laundering or terrorist financing issued, administered or enforced by any Governmental Authority.

“Benefit Plan” means any compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, individual consulting, severance, termination pay, nonqualified deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance-based incentive awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer or individual service provider of any of the Group Companies or otherwise with respect to which the Company or its Subsidiaries has any liability, in each case other than any such plan, scheme, arrangement or statutory benefit plan that the Company or any of its Subsidiaries are mandated to maintain or contribute to by a Governmental Authority or other Laws.

“Business Combination” has the meaning given in the SPAC Charter.

“Business Day” means a day on which (i) commercial banks are open for business in Finland, New York, U.S., and the Cayman Islands, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) or (ii) the CSD System (as defined in the rules of Euroclear Finland Oy) is open.

“Cayman Act” has the meaning set forth in the Recitals to this Agreement.

“Cayman Registrar” has the meaning set forth in Section 2.2(b)(ii).

“CBA” means any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group.

“Certificate of Merger” has the meaning set forth in Section 2.2(b)(i).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, and (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than five percent (5%) of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than five percent (5%), by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than five percent (5%) of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions; (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than five percent (5%) of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions; or (d) the issuance by the Company of more than five percent (5%) of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), in each case, to the extent (x) expressly permitted under Section 6.1(c) or Section 6.1(i) or (y) with the prior consent of SPAC, if required under Section 6.1(c) or Section 6.1(i), and except (i) the transactions as contemplated in the PIPE Subscription Agreements (whether such agreements are in place as of the date of this Agreement or they are entered into after the date of this Agreement by the Company), (ii) exercises of Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants or Company Options or (iii) as part of a potential dual listing on Nasdaq Helsinki Ltd.

“Company Articles of Association” means the Articles of Association of the Company, in force at the date of this Agreement, as the same may be further amended or restated.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Transaction Document).

“Company Closing Statement” has the meaning set forth in Section 2.3(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers and network equipment and databases (including those that are used to Process data), including any outsourced systems, in each case, to the extent owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or held by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated to be consummated by the Company on the Closing Date in accordance with the terms of this Agreement, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting Finland or the United States, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place where the Company conducts business, of any military or terrorist attack, civil unrest, cyber-attack, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global national, regional, state or location political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in Finland, the United States or any other country or region in the world, or changes in interest rates in Finland, the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change in the quantum computing industry generally, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in Finland, the United States or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Transaction Document or (l) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of SPAC; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Options” means all share options to acquire Pre-Share Split Ordinary Shares granted under the ESOP, whether or not exercisable immediately prior to the Merger Effective Time.

“Company Ordinary Shares” means ordinary shares of the Company, with no nominal value, the rights, preferences, privileges and restrictions of which are set out in the Amended Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Group Company, including Company Registered Intellectual Property.

“Company Preferred Shares” means, collectively, the Company Convertible Series Seed Preferred Shares, Company Convertible Series A-1 Preferred Shares, Company Convertible Series A-2 Preferred Shares and Company Convertible Series B Preferred Shares.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.23.

“Company Related Party Transactions” has the meaning set forth in Section 3.23.

“Company Series B Warrants” means all share options to acquire Pre-Share Split Series B Shares granted under the Series B investment agreement relating to the Company, whether or not exercisable and whether or not issued immediately prior to the Merger Effective Time.

“Company Shareholder” means any holder of any issued and outstanding Pre-Share Split Shares as of any determination time prior to the Share Split or any holder of any issued and outstanding Company Ordinary Shares immediately after the Share Split and immediately prior to the Merger Effective Time.

“Company Shareholders’ Agreements” mean, collectively, the Third Amended and Restated Shareholders’ Agreement in respect of the Company, dated as of March 11, 2025, and the Minority Shareholders’ Agreement, dated March 11, 2025, as they both may be further amended and/or restated from time to time.

“Company Software” means any Software that was authored by or on behalf of any Group Company and embodies any Company Owned Intellectual Property.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (including LuxCo and the Merger Sub, but excluding SPAC prior to the Merger Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by the Company or any of its Subsidiaries or Affiliates, (b) any and all filing fees payable by the Company to the Governmental Authorities in connection with the Transactions and (c) any Placement Agent Fees (x) for which the Company has contracted as of the date of this Agreement, including the Placement Agent Fees pursuant to the Contracts set forth in Section 1.1 of the Company Disclosure Letter, or (y) to the extent payable under a Contract executed by the Company, or otherwise agreed by the Company in writing as being payable by the Company after the date hereof (the “Company Placement Agent Fees”); provided, that SPAC shall not be deemed a Subsidiary of the Company for purposes of this term; and provided, further, that SPAC Transaction Expenses shall not be Company Transaction Expenses.

“Company Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by the Company, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the adoption of the Amended Company Articles of Association, (b) the approval of the Company Capital Restructuring, including the Share Split, (c) the approval of the Transactions, (d) the approval of or authorization to the Company Board for the directed issuance of the Merger Consideration, (e) the approval of or authorization to the Company Board for the assumption of SPAC Warrants to be converted into Company Warrants, (f) the election of directors to the Company Board, if applicable, and (g) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates is necessary in connection with the Company’s application to list and the listing of the Registrable Securities.

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” means in relation to any Person, the possession, directly or indirectly, of the ability to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Definitive Company Representations” has the meaning set forth in Section 4.17.

“Definitive SPAC Representations” has the meaning set forth in Section 3.29.

“Deposit Agreement” means that certain deposit agreement to be entered into by and among the Company, the Depositary Bank and all holders and beneficial holders from time to time of the ADSs, pursuant to which the ADSs to be issued will be issued.

“Depositary Bank” means the depositary bank acting as depositary under the Deposit Agreement.

“Disclosure Letters” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DLLCA” has the meaning set forth in the Recitals.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person, and (b) any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person).

“ESOP” means, collectively, the Employee Stock Option Plans 1-4, as each of them may be amended from time to time.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including but not limited to (1) Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items, (2) the Finnish Act on the Export Control of Dual-Use Items (500/2024) (Fi. laki kaksikäyttötuotteiden vientivalvonnasta (500/2024)), and (3) the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Excess SPAC Transaction Expenses” means the amount, if any, by which the SPAC Transaction Expenses exceed $7,500,000. For purposes of this definition, the term “SPAC Transaction Expenses” shall exclude any Company Placement Agent Fees.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.5(b).

“FinCo Merger” has the meaning set forth in the recitals to this Agreement.

“FinCo Merger Plan” means the merger plan, including the appendices thereto, to be executed by the Company and LuxCo.

“Finnish Companies Act” has the meaning set forth in the Recitals.

“Form F-4 Filing Date” means the date the initial Proxy/Registration Statement is filed with and accepted by the SEC.

“Fraud” means actual and intentional common law fraud under Delaware Law with respect to the making of the Definitive Company Representations or the Definitive SPAC Representations, as applicable.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generative AI Tools” has the meaning set forth in Section 3.17(m).

“Governmental Authority” means the government of any nation, province, state, city, locality, territorial or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Substances” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as and as adopted by the European Union.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property Rights” means all intellectual property rights of every kind and nature, however denominated, throughout the world, including: (a) patents and patent applications, utility models, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part, continuing prosecution applications, provisional applications, and statutory invention registrations, and any patents issuing on any of the foregoing, and any patents or patent applications to which any of the foregoing claims priority, and any counterparts worldwide claiming priority to any of the foregoing, and any reissues, reexaminations, substitutes, renewals, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) rights in trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, sui generis rights in technical databases, technical data, design rights, and mask work rights, whether or not registered or published, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights in confidential information, inventions, and Trade Secrets; (e) Software; (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights; (g) all other intellectual or proprietary rights similar to the foregoing; (h) if applicable, registrations, applications, and renewals for any of the foregoing in (a)-(g); and (i) all causes of action and rights to sue or seek other remedies arising from or relating to any past or ongoing infringement, violation or misappropriation of the foregoing.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means initial public offering.

“JOBS Act” has the meaning set forth in Section 4.13.

“Key Material Contract” means any Material Contract set forth in Section 3.15(a)(i), Section 3.15(a)(vi), Section 3.15(a)(viii), Section 3.15(a)(ix), Section 3.15(a)(xiii), Section 3.15(a)(xv), Section 3.15(a)(xvi) or Section 3.15(a)(xix).

“Kreos Capital Warrants” means all share options to acquire Pre-Share Split Series B Shares granted under the warrant agreement dated December 23, 2025 between the Company and Kreos Capital VII Aggregator SCSp, whether or not exercisable immediately prior to the Merger Effective Time.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means any real property subject to a Company Lease.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided physically or electronically by the Company, its Subsidiary or any of their respective Representatives to SPAC or its Representatives at least two (2) Business Days prior to the date hereof, either by email or through virtual data room.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Material Customers” has the meaning set forth in Section 3.25(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Material Vendors” has the meaning set forth in Section 3.25(b).

“Merger Consideration” has the meaning set forth in Section 2.2(f)(ii).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2024.

“NDA” means the Confidentiality Agreement, dated as of May 22, 2025, between SPAC and the Company.

“Non-Redeeming SPAC Shares” means, without duplication, SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right, excluding (i) Redeeming SPAC Shares and (ii) Dissenting SPAC Shares.

“Open Source License” means any Contract that: (a) licenses Software or other material as “free software” or “open source software”; (b) is, or is substantially similar to, a license currently, previously or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License; or (c) requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form); (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person; or (iv) the grant of any patent or other rights, including non-assertion or patent license obligations.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person and consistent with its past practices.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder); (d) defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property; (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, and (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property; (f) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries in the Ordinary Course; (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any data in the Group Company’s possession, custody or control, that constitutes “personally identifiable information” or “personal data” or similarly defined term under applicable Law.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 2.2(b)(ii) and means the plan of merger in the form attached hereto as Exhibit E-2.

“Pre-Share Split Ordinary Shares” means Class A ordinary shares of the Company, with no nominal value.

“Pre-Share Split Shares” means, collectively, Pre-Share Split Ordinary Shares and Company Preferred Shares.

“Privacy Laws” means any applicable Laws governing the processing of Personal Data, including but not limited to, in each case to the extent applicable to the relevant Personal Data, the General Data Protection Regulation and any European Union member states’ laws and regulations implementing it, including the Finnish Data Protection Act (1050/2018) (Fi. tietosuojalaki (1050/2018)).

“Process” means, with respect to any data or information, or any set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use.

“Prohibited Person” means any Person that is (a) a national or located, organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea, so-called Luhansk People’s Republic, and so-called Donetsk People’s Republic regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including: the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List; the Department of State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union or any of its member states), (c) owned or Controlled fifty percent (50%) or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above, (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above or (e) a Person who is otherwise targeted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the SPAC Transaction Proposals.

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, registered Copyrights, pending applications for registration of Marks, pending applications for registration of Copyrights and Internet domain name registrations.

“Registrable Securities” means (a) the Company Ordinary Shares to be represented by ADSs constituting the Merger Consideration, (b) the Company Ordinary Shares issuable upon exercise of the Company Warrants that would be deposited for delivery of ADSs, (c) and the Company Warrants.

“Registration Statement” means, collectively, a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than ten percent (10%) of the total outstanding share capital of the Company or any of its Subsidiaries or SPAC, as applicable, and/or (b) any director or officer of the Company or any of its Subsidiaries or SPAC, as applicable in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries or SPAC.

“Remaining Trust Fund Proceeds” has the meaning set forth in Section 2.4(b)(iv).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States, (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Split Factor” means a number equal to the quotient of (a) 180,000,000 divided by (b) the total number of Pre-Share Split Ordinary Shares that are issued and outstanding immediately after the Conversion and immediately prior to the Merger Effective Time (on a fully-diluted basis assuming the exercise or conversion of all securities exercisable for, or convertible into, Pre-Share Split Ordinary Shares, including the Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants and Company Options).

“Software” means all computer software (including algorithms, models, compliers and assemblers), data, and databases, together with object code, source code, firmware, and embedded or distributed versions thereof, and documentation related thereto.

“SPAC Accounts Date” means September 30, 2025.

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on April 28, 2025.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class A Ordinary Shares after the Merger Effective Time.

“SPAC Class B Conversion” has the meaning set forth in Section 2.1(c).

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class B Ordinary Shares after the Merger Effective Time.

“SPAC Closing Statement” has the meaning set forth in Section 2.3(a).

“SPAC Disclosure Letter” means the disclosure letter delivered by SPAC to the Company on the date of this Agreement.

“SPAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of the SPAC to consummate the Merger or the other transactions contemplated to be consummated by the SPAC on the Closing Date in accordance with the terms of this Agreement. Notwithstanding the foregoing, none of (a) the amount of SPAC Class A Ordinary Shares redeemed pursuant to the SPAC Shareholder Redemptions, (b) the failure to obtain the SPAC Shareholders’ Approval or (c) the occurrence or pendency of the Outside Date shall be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Ordinary Shares after the Merger Effective Time.

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Preference Shares after the Merger Effective Time.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholder Redemptions” has the meaning set forth in Section 2.3(a).

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the SPAC Transaction Proposals.

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter.

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares.

“SPAC Transaction Expenses” means any out-of-pocket fees, and expenses payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including brokerage fees, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers), expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document, in connection with any non-redemption agreements entered into by the SPAC Insiders, or in connection with the consummation of the transactions contemplated hereby or thereby (including the Underwriting Agreement, but excluding any Company Placement Agent Fee), to the extent unpaid prior to the Closing, (b) any and all filing fees payable by the SPAC to the Governmental Authorities in connection with the Transactions, (c) any amounts outstanding under any working capital loans (excluding, for the avoidance of doubt, any permitted working capital loans that are converted into SPAC Warrants prior to the Closing) and (d) any expense reimbursement, contribution, indemnification payment or other sum payable to the underwriters in the SPAC’s IPO or any of their respective Representatives, excluding, for the avoidance of doubt, the Deferred Underwriting Commission to extent actually paid from the Trust Account. For the avoidance of doubt, any Placement Agent Fees incurred by the SPAC that are not Company Placement Agent Fees shall be SPAC Transaction Expenses.

“SPAC Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by SPAC, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the approval and authorization of this Agreement, the Plan of Merger and the Transactions as a Business Combination, (b) the approval and authorization of the Merger and the Plan of Merger, (c) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (d) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated.

“SPAC Treasury Shares” means any SPAC Shares that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time.

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Standard Inbound Licenses” means the following types of Inbound Licenses: (a) licenses to Software or other materials under an Open Source License; (b) nonexclusive licenses to generally commercially available “off-the-shelf” third-party Software or hosted services that have been licensed to or procured by any Group Company; (c) Inbound Licenses under Contracts that do not materially deviate from one of the Company Group’s standard form agreements; (d) non-exclusive Inbound Licenses to Intellectual Property Rights entered into by the applicable Group Company in the ordinary course of business, and (e) non-exclusive Inbound Licenses that are not reasonably expected to be material to the Business of the Group Companies, taken as a whole.

“Standard Outbound Licenses” means the following types of Outbound Licenses: (a) rights to use confidential information in nondisclosure agreements entered in the ordinary course of business; (b) non-

exclusive Outbound Licenses granted to customers and research collaborators of any of the Group Companies in the ordinary course of business; (c) Outbound Licenses in Contracts with independent contractors and vendors under which Company Owned Intellectual Property is non-exclusively licensed to the vendor or contractor in connection with the vendor’s or contractor’s performance of services for the Group Companies; (d) Outbound Licenses in Contracts that do not materially deviate from one of the Company Group’s standard form agreements; and (e) non-exclusive Outbound Licenses of Company Owned Intellectual Property granted by the applicable Group Company in the ordinary course of business that are not material to the Group Company’s operation of its Business as currently conducted and are incidental to the transaction contemplated in the applicable Contract.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively, and in the case of the Company, shall include the Merger Sub and the Surviving Company.

“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. taxes imposed by any Governmental Authority or statutory insurance contributions paid to insurance institutions, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Returns” means all U.S. federal, state, and local and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms, and information returns with respect to Taxes, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and other inventions, processes, models, methodologies and other information subject to reasonable efforts protecting the confidentiality thereof and deriving economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Registration Rights Agreement, the Cayman Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any PIPE Subscription Agreement), and the expression “Transaction Document” means any one of them.

“Transaction Expenses” means the Company Transaction Expenses and the SPAC Transaction Expenses.

“Transactions” means, collectively, the Company Capital Restructuring, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents (excluding, for the avoidance of doubt, the LuxCo Merger and FinCo Merger).

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes payable pursuant to the Finnish Transfer Tax Act (931/1996) (including any interest or penalty thereto) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 11.1.

“Trust Agreement” has the meaning set forth in Section 4.12.

“Trustee” has the meaning set forth in Section 4.12.

“Union” means any labor union, works council or other similar employee representative body representing employees of the Group Companies.

“U.S.” means the United States of America.

“Warrant Agent” means the warrant agent under the Warrant Assignment Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of April 28, 2025, by and between SPAC and Lucky Lucko, Inc. d/b/a Efficiency.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America. References to “€” or “euro” are to the lawful currency of Finland, Germany and the Grand Duchy of Luxembourg.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under IFRS.

(f) Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Merger Effective Time shall be construed to mean the Surviving Company and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Restructuring of Company’s Share Capital. On the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1(a)):

(i) Conversion of Company Preferred Shares. Each Company Preferred Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into Pre-Share Split Ordinary Shares on a one-for-one basis in accordance with the Company’s Articles of Association (the “Conversion”).

(ii) Organizational Documents of the Company. The Company Articles of Association shall be amended and restated to read in their entirety in the form of articles of association of the Company in the form attached hereto as Exhibit F (the “Amended Company Articles of Association”), and, as so amended and restated, shall be the articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Finnish Companies Act (the “AoA Amendment”).

(iii) Share Split of Pre-Share Split Ordinary Shares. Each Pre-Share Split Ordinary Share that is issued and outstanding immediately after the Conversion and immediately prior to the Merger Effective Time shall be subdivided into a number of Company Ordinary Shares determined by multiplying each such Pre-Share

Split Ordinary Share by the Share Split Factor, and re-designated as Company Ordinary Shares (the “Share Split”), provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share.

(iv) Treatment of Company Options, the Company Series B Warrants and Kreos Capital Warrants. Immediately following the Share Split, each Company Option, Company Series B Warrant and Kreos Capital Warrant outstanding as of the effective time of the Share Split (the “Share Split Effective Time”) will, automatically and without any action on the part of any holder of such Company Option, Company Series B Warrant or Kreos Capital Warrant or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option, Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time (including expiration date and exercise provisions but provided that Company Options granted under the ESOP may be amended to introduce terms and conditions appropriate for publicly traded entities or applicable to the transactions contemplated by this Agreement), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Pre-Share Split Shares subject to such Company Option, Company Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time multiplied by (2) the Share Split Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Pre-Share Split Share of such Company Option, Company Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time by (2) the Share Split Factor (rounded up to the nearest whole cent). On or prior to the Closing Date, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the transactions contemplated under Section 2.1(a) of this Agreement and shall make all such changes or adjustments as necessary or appropriate to (i) the ESOP, terms of the Company Series B Warrants and terms of Kreos Capital Warrants, and (ii) any Contracts evidencing Company Options, Company Series B Warrants and Kreos Capital Warrants.

(b) Surrender of SPAC Class B Ordinary Shares. On the Closing Date, immediately prior to the Merger Effective Time, the Sponsor shall surrender for no consideration, for subsequent cancellation by the SPAC immediately thereafter, certain number of SPAC Class B Ordinary Shares and certain number of SPAC Warrants in accordance with the terms of this Agreement and the Sponsor Support Agreement.

(c) SPAC Class B Conversion. Subject to the surrender and cancellation of certain SPAC Class B Ordinary Shares in accordance with Section 2.1(a)(iv) and immediately prior to the Merger Effective Time, each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time and held by the SPAC Insiders shall automatically be converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter without giving effect to the adjustments set forth in article 17.3 thereof (such automatic conversion, the “SPAC Class B Conversion”) and following such conversion, each such SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such Class B Ordinary Shares.

Section 2.2 The Merger.

(a) The Merger. At the Merger Effective Time, (i) upon the terms and subject to the conditions of this Agreement, and in accordance with the Plan of Merger, the Certificate of Merger and the applicable provisions of the Cayman Act and the DLLCA, SPAC shall, automatically and without any action on the part of any Party, be merged with and into Merger Sub, following which the separate corporate existence of SPAC shall cease and

SPAC shall be struck off the Cayman Islands Register of Companies by the Cayman Registrar, and Merger Sub shall continue as the Surviving Company and as an indirect, wholly-owned subsidiary of the Company, and (ii) upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Finnish Companies Act, the Company shall issue to each SPAC Shareholder (other than any holder of SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) the Merger Consideration, which, for the avoidance of doubt, may consist of treasury shares held by the Company, for each Non-Redeeming SPAC Share held by such SPAC Shareholder. The obligation to issue the Merger Consideration and Company Warrants to the SPAC Shareholders, as set out in this Agreement, rests with Merger Sub but will be fulfilled by the Company on behalf of the Merger Sub, as set out in this Agreement. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Cayman Act and the DLLCA.

(b) Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by:

(i) filing a certificate of merger (a “Certificate of Merger”) in substantially the form attached as Exhibit E-1 with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA, which shall become effective upon the Merger Effective Time (as defined below); and

(ii) executing a plan of merger (a “Plan of Merger”) in substantially the form attached as Exhibit E-2, together with all other documents required by the Cayman Act, including sections 233(9) and 237(7), (8) and (10) thereof, each in form and substance acceptable to the Parties (such documents together with the Plan of Merger, the “Cayman Merger Filing Documents”), and the Parties shall cause the Merger to be consummated by filing the Cayman Merger Filing Documents with, and paying the applicable fees to, the Registrar of Companies in the Cayman Islands (“Cayman Registrar”) in accordance with the provisions of the Cayman Act, together with such other documents or filings as may be requested or required by the Cayman Registrar for the purpose of the Merger. For purposes of this Agreement, the “Merger Effective Time” shall mean the date on which the Plan of Merger is registered by the Cayman Registrar in accordance with section 237(15) of the Cayman Act or on such later date as Merger Sub and SPAC may agree and specify in the Plan of Merger pursuant to the Cayman Act.

(c) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger, and the applicable provisions of the DLLCA and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, the property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of the SPAC and Merger Sub shall immediately vest in the Surviving Company, and all the Contracts, Liabilities, duties and obligations of the SPAC (including all rights and obligations with respect to the Trust Account) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Company shall observe and discharge all covenants, duties and obligations of the SPAC and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

(d) Organizational Documents of the Surviving Company. At the Merger Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended or modified in accordance with its terms and the DLLCA.

(e) Directors and Officers of the Surviving Company. At the Merger Effective Time, the directors and officers of SPAC immediately prior to the Merger Effective Time shall resign and the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

(f) Effect of the Merger on Issued Securities of SPAC. On the terms and subject to the conditions set forth herein, by virtue of the Merger and without any further action on the part of any party or any other Person, the following shall occur:

(i) SPAC Units. At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time, if any, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.2(f)(i).

(ii) SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 2.2(f)(i) and the Company Capital Restructuring, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation, and (y) the SPAC Class A Ordinary Shares issued in connection with the SPAC Class B Conversion) issued and outstanding immediately prior to the Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive from the Exchange Agent, one (1) Company Ordinary Share in the form of one (1) ADS (the “Merger Consideration”). All SPAC Class A Ordinary Shares converted pursuant to this Section 2.2(f)(ii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a SPAC Class A Ordinary Share that, immediately prior to the Merger Effective Time was registered on the register of members of SPAC in uncertificated form, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Each SPAC Shareholder shall be deemed to have subscribed for Merger Consideration to be issued by the Company as provided for by the Finnish Companies Act.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes (x) the SPAC Warrants held by public SPAC warrant holders as a result of the Unit Separation, and (y) the SPAC Warrants held by the Sponsor and the underwriters in the SPAC’s IPO) outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(f)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Treasury Shares, such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi) Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right of such Dissenting

SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Act.

Section 2.3 Closing Statements

(a) On the date of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company a written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemption Rights pursuant to the SPAC Charter (the “SPAC Shareholder Redemptions”); (ii) SPAC’s good faith estimate of the amount of cash that will be in the Trust Account (prior to giving effect to the SPAC Shareholder Redemptions) and all unpaid SPAC Transaction Expenses as of the Closing (which shall include the amounts and wire transfer instructions for the payment thereof); and (iii) the number of SPAC Shares and SPAC Warrants to be outstanding as of immediately prior to the Merger Effective Time and after giving effect to the SPAC Shareholder Redemptions (such written notice of (i), (ii) and (iii), together, the “SPAC Closing Statement”); provided, however, if the Closing does not occur within five (5) Business Days of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company an updated SPAC Closing Statement within five (5) Business Days prior to the Closing Date.

(b) On the date of the SPAC Shareholders’ Meeting, the Company shall provide to SPAC a written notice setting forth the Company’s good faith estimate of: (i) the amount of the Company Transaction Costs and Indebtedness, (ii) the number of Continuing Options, (iii) the Share Split Factor and (iv) the number of Company Ordinary Shares that will be issued and outstanding immediately following the transactions described in Section 2.1(a) (such written notice, the “Company Closing Statement”).

(c) Each of the Company and SPAC will consider in good faith the other party’s comments to the SPAC Closing Statement and the Company Closing Statement set forth on such statements delivered pursuant to the foregoing clauses (a) or (b), as applicable, and if any adjustments are made to the SPAC Transaction Expenses or the Company Transaction Expenses as set forth on such Closing Statements prior to the Closing, such adjusted SPAC Transaction Expenses or Company Transaction Expenses shall thereafter become the SPAC Transaction Expenses or the Company Transaction Expenses, as applicable, for all purposes of this Agreement.

Section 2.4 Closing.

(a) On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures as promptly as practicable in accordance with Section 11.10 on the date that is three (3) Business Days after the first date on which all the conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing (the date upon which the Closing occurs, the “Closing Date”).

(b) Prior to or on the Closing Date,

(i) the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to the Company (which shall also be deemed a delivery to LuxCo and Merger Sub), a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled;

(iii) SPAC shall deliver or cause to be delivered to the Company, evidence of the resignation or removal of all the directors of SPAC as a director on the board of directors of the Surviving Company in accordance with Section 2.2(e), effective as of the Merger Effective Time;

(iv) (x) the Company and SPAC (or the Surviving Company following the Merger) shall (A) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) pay, or cause the Trustee to pay at the direction and on behalf of SPAC (or the Surviving Company following the Merger), by wire transfer of immediately available funds from the Trust Account (1) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (2) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a segregated bank account (the “Segregated Account”) designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement; and (y) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement; and

(v) at the Closing, and immediately following the wire transfer of the Remaining Trust Fund Proceeds to the Segregated Account pursuant to Section 2.4(b)(iv), the Company shall pay or cause to be paid by wire transfer of immediately available funds, subject to Section 11.6, (x) all unpaid SPAC Transaction Expenses, as set forth on the SPAC Closing Statement, and (y) all accrued and unpaid Company Transaction Expense, as set forth on the Company Closing Statement.

Section 2.5 Establishment of ADS Facility; Delivery of Merger Consideration.

(a) Prior to the Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Company Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC, with The Bank of New York Mellon being stipulated to be reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the ADSs, including without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the Merger Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing, together with the Depositary Bank, with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act of the offer and sale of the Company ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.

(b) Prior to the Merger Effective Time, the Company shall appoint a Person authorized to act as an exchange agent in connection with the transactions contemplated by Section 2.2(f)(ii) and Section 2.2(f)(iii), which Person shall be reasonably acceptable to SPAC, (the “Exchange Agent”), and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of (i) exchanging SPAC Ordinary Shares for the Merger Consideration in accordance with the Plan of Merger, Certificate of Merger and this Agreement and (ii) delivering or facilitating the delivery of the Merger Consideration to the SPAC Shareholders in accordance with this Agreement. At or before the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent and/or the Depositary Bank, as applicable, for the benefit of the SPAC Shareholders entitled to receive the Merger Consideration, all resolutions, instructions and evidence of entitlement, and shall take all actions, necessary to establish the ADS Facility in accordance with the terms of this Agreement and cause the issuance and delivery of the applicable number of ADSs constituting the Merger Consideration to the SPAC Shareholders in accordance with the terms of this Agreement, including, but not limited to: (A) obtaining the Company Shareholders’ Approval, and (B) adopting a resolution of the Company Board on the issuance of the Company Ordinary Shares and their deposit with the Depositary Bank for issuance of the Company ADSs constituting the Merger Consideration.

(c) All Merger Consideration to be delivered pursuant to this Agreement shall be ADSs, each representing rights with respect to one (1) Company Ordinary Share. All Merger Consideration delivered to the SPAC Shareholders upon the exchange of SPAC Ordinary Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Ordinary Shares and after the Merger Effective Time, (i) all SPAC Shareholders shall cease to have any rights as shareholders of SPAC other than the right to receive the Merger Consideration and (ii) the register of members of SPAC shall be closed with respect to all SPAC Shares outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any SPAC Shares are presented to the Company, Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

(d) SPAC shall, as promptly as reasonably practicable following SPAC’s receipt of the final determination of such number of Redeeming SPAC Shares from the Trustee, notify the Company in writing of the number of the Redeeming SPAC Shares. As soon as practicable upon receipt of the foregoing notification from SPAC and in any event prior to or at the Merger Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Company Ordinary Shares equal to the aggregate number of ADSs to be issued to the applicable holders of SPAC Shares pursuant to Section 2.2(f)(ii) (such holders, the “SPAC ADS Recipients”), (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Company Ordinary Shares to be represented by the aggregate number of ADSs to be issued for the benefit of the SPAC ADS Recipients, for exchange in accordance with this Article II, and (iii) authorize, instruct and cause the Depositary Bank to register and deliver the Merger Consideration to the Exchange Agent in accordance with this Agreement and the Deposit Agreement.

(e) At or prior to the Merger Effective Time, the Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depositary Bank upon the exercise of such Company Warrants. After the Merger Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company shall, in accordance with the Warrant Assignment Agreement, promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of Company Ordinary Shares underlying such exercised Company Warrants credited as fully paid and free of all Encumbrance, and (ii) instruct the Depositary Bank to register and deliver a number of ADSs equal to the number of Company Ordinary Shares underlying such exercised Company Warrants to the Exercising Warrantholders in accordance with the Warrant Assignment Agreement and the Deposit Agreement.

(f) Each of the SPAC ADS Recipients and Exercising Warrantholders that holds ADSs shall be entitled to receive a book-entry authorization, through the facilities of The Depository Trust Company or its nominee, representing the number of Company ADSs that such holder has the right to receive pursuant to this Agreement, the Warrant Assignment Agreement, and the terms of the Company Warrant, as applicable.

(g) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any SPAC Shareholder delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder whose SPAC Class A Ordinary Shares were converted pursuant to Section 2.2(f)(ii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”) and (B) instructions to effect the surrender of each SPAC Class A Ordinary Share in exchange for the applicable Merger Consideration. Upon proper surrender of a SPAC Class A Ordinary Share to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of SPAC

Class A Ordinary Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the aggregate number of SPAC Class A Ordinary Shares previously held pursuant to Section 2.2(f)(ii). Until surrendered as contemplated by this Section 2.5(g), each SPAC Class A Ordinary Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such SPAC Class A Ordinary Share has the right to receive in respect thereof pursuant to Section 2.2(f)(ii). Notwithstanding anything to the contrary contained herein, (i) any obligation of the Company under this Agreement to deliver ADSs representing Company Ordinary Shares to SPAC Shareholders entitled to receive Merger Consideration shall be satisfied by the Company issuing such Company Ordinary Shares, which, for the avoidance of doubt, may be treasury shares held by the Company to the extent permitted by applicable law and the Deposit Agreement, and shall be deemed to have been satisfied upon delivery of such Company Ordinary Shares to the Depositary Bank together with all instructions necessary to register and deliver the corresponding ADSs to the SPAC Shareholders.

(h) Each SPAC Shareholder shall be entitled to receive its portion of the Merger Consideration pursuant to Section 2.2(f)(ii) (excluding with respect to any SPAC Treasury Shares, Redeeming SPAC Shares and any Dissenting SPAC Shares) upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 2.5(g)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(i) Promptly following the date that is one (1) year after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company by the Exchange Agent without consideration and the unclaimed Merger Consideration shall be held by the Company as treasury shares, and any Person that was a holder of SPAC Shares (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) as of immediately prior to the Merger Effective Time that has not claimed their applicable portion of the Merger Consideration in accordance with this Section 2.5 prior to the date that is one (1) year after the Merger Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from the Company, and the Company shall as soon as practicably reasonable transfer and deliver, such applicable portion of the Merger Consideration without any interest thereupon. Following the date that is ten (10) years after the Merger Effective Time, the Company Board may decide that the rights to the unclaimed Merger Consideration held by the Company as treasury shares have been forfeited. None of SPAC, the Company, the Merger Sub, and the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by the Company.

(j) Notwithstanding anything to the contrary contained herein, no fractional Company Ordinary Share or fractional ADS shall be issued upon the conversion of SPAC Class A Ordinary Shares pursuant to Section 2.2(f)(ii), and each Person who would otherwise be entitled to a fraction of an ADS (after aggregating all fractional shares of Company Ordinary Shares that otherwise would be received by such holder) shall instead be entitled to receive such number of ADSs to which the Person would otherwise be entitled, rounded up or down to the nearest whole ADS.

Section 2.6 Further Assurances. If, at any time after the Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Surviving Company, LuxCo and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.7 Dissenter’s Rights.

(a) Notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, and subject at all times to applicable Law, SPAC Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and enforcement of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Act with respect to such shares) shall be cancelled and cease to exist at the Merger Effective Time and the Dissenting SPAC Shareholders shall not be entitled to receive the applicable Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting SPAC Shares held by them as determined in accordance with the provisions of Section 238 of the Cayman Act. For the avoidance of doubt, the SPAC Shares owned by any SPAC Shareholder who fails to exercise, perfect or who waives, effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Section 238 of the Cayman Act shall not be Dissenting SPAC Shares and shall thereupon be cancelled and cease to exist at the Merger Effective Time, in exchange for the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.2(f)(ii).

(b) Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act which, for the avoidance of doubt, shall remain an obligation of SPAC in accordance with Cayman Islands law. SPAC shall not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned, delayed or denied), make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each a “Written Objection”) in accordance with Section 238(2) of the Cayman Act, SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection.

Section 2.8 Withholding. Each of the parties hereto and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld by the parties hereto (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized and validly existing under the Laws of Finland. The Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(b) True, complete and correct copies of the Company Articles of Association and the Company Shareholders’ Agreements have been Made Available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Company Articles of Association and the Company Shareholders’ Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its articles of association or the Company Shareholders’ Agreements, except where such breach or violation would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.2 Subsidiaries. The legal entity name, jurisdiction of incorporation, formation or organization (as applicable), outstanding Equity Securities and holders of such Equity Securities of each Subsidiary of the Company as of the date of this Agreement are set forth on Schedule 3.2 to the Company Disclosure Letter. Each Subsidiary of the Company has been duly formed or organized, is validly existing under the laws of their jurisdiction of incorporation or organization and has the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not be material to the Group Companies, taken as a whole. True, complete and correct copies of the Organizational Documents of the Subsidiaries of the Company have been Made Available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of each Subsidiary of the Company are in full force and effect, and the each Subsidiary of the Company is not in breach or violation of any provision set forth in its Organizational Documents, except where such breach or violation would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.3 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is EUR 2,500 divided into 1,627,886 shares of which 1,586,301 are outstanding with no nominal value, comprised of

(i) 301,837 Pre-Share Split Ordinary Shares, of which 301,837 are outstanding as of the date of this Agreement, (ii) 291,090 Pre-Share Split Series Seed Shares, of which 291,090 are outstanding as of the date of this Agreement, (iii) 134,457 Pre-Share Split Series A1 Shares, of which 117,206 are outstanding as of the date of this Agreement, (iv) 306,271 Pre-Share Split Series A2 Shares, of which 281,937 are outstanding as of the date of this Agreement, and (v) 594,231 Pre-Share Split Series B Shares, of which 594,231 are outstanding as of the date of this Agreement. Immediately prior to Closing, and subject to the exercise or redemption of any Equity Securities described in Section 3.3(b) below, the authorized share capital of the Company is EUR 80,000 divided into 149,314,569 Company Ordinary Shares, with no nominal value.

(b) As of the date of this Agreement, there are (i) 245,168 Pre-Share Split Ordinary Shares issuable upon the exercise of Company Options, (ii) 27,208 Pre-Share Split Series B Shares issuable upon the exercise of Aalto University Convertible Loans, (iii) 43,092 Pre-Share Split Series B Shares issuable upon the exercise of Company Series B Warrants, and (iv) 10,530 Pre-Share Split Series B Shares issuable upon the exercise of Kreos Capital Warrants, in each case of clauses (ii) and (iv), issued and outstanding as of the date of this Agreement. All Company Options outstanding as of the date of this Agreement are evidenced by award agreements pursuant to the ESOP in substantially the forms previously Made Available to SPAC.

(c) Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and correct list of each holder of Pre-Share Split Shares and the number of Pre-Share Split Shares held by each such holder as of the date hereof. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Pre-Share Split Shares: (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by the Company in compliance with applicable Laws, and all requirements set forth in (x) the Company Articles of Association and the Company Shareholders’ Agreements and (y) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Articles of Association, and the Company Shareholders’ Agreements or any other Contract, in any such case to which the Company is a party or otherwise bound.

(d) Except as otherwise set forth in this Section 3.3(d) or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Pre-Share Split Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the surrender or forfeiture of outstanding shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Pre-Share Split Shares or other Equity Securities of the Company.

Section 3.4 Capitalization of the Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries, to the extent applicable and where required by applicable Laws (i) have been duly authorized and validly issued and allotted, and are, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (x) the Organizational Documents of each such Subsidiary, and (y) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) except as set forth on Section 3.4(a) of the Company Disclosure Letter, are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5 Authorization.

(a) The Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) subject to the Company Shareholders’ Approval having been obtained, consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary (i) to authorize this Agreement and the other Transaction Documents to which the Company is a party and (ii) subject to the Company Shareholders’ Approval having been obtained, to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Company Capital Restructuring, the issuance of the Company Ordinary Shares that constitute Merger Consideration, the termination of the Company Shareholders’ Agreements and the assumption of the SPAC Warrants converted into Company Warrants require approval by a special resolution of the holders of at least two-thirds (2/3) of the issued and outstanding Pre-Share Split Shares, which shall include (x) approval of a majority of the Series B Preferred Shares, (y) more than seventy-five percent (75%) of the issued and outstanding Company Preferred Shares, and (z) solely to the extent the Company Shareholders’ Approval is obtained through a Company Shareholders’ Meeting, the explicit consent of EIC Fund, each of which, being entitled to do so, (A) attended and voted in person or by proxy at a general meeting at which a quorum was present and of which notice specifying the intention to propose the resolution as a special resolution was duly given, pursuant to the terms and subject to the conditions of the Company Articles of Association and applicable Laws or (B) unanimously resolved in writing (the “Company Shareholders’ Approval”).

(c) The Company Shareholders’ Approval constitutes the only votes and approvals of holders of Pre-Share Split Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Closing. The Company Shareholders’ Approval, if and when obtained as contemplated in Section 3.5(b), will have been obtained in compliance with the Company Articles of Association and applicable Laws.

(d) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that the Transactions and the Company Transaction Proposals be submitted to the Company Shareholders for approval and authorization.

Section 3.6 Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (ii) filing of applicable notifications with the Finnish Trade Register maintained by the Finnish Patent and Registration Office regarding the transactions contemplated by this Agreement or by the Transaction Documents, (iii) issuing the Company Ordinary Shares underlying the Company ADSs constituting the Merger Consideration or issuable upon exercise of the Company Warrants in book-entry form in the systems of Euroclear Finland Oy, (iv) pursuant to funding agreements with Governmental Entities, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would be material to the Group Companies, taken as a whole.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Transaction Documents to which the Company is or will be a party and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by this Section 3.6 nor the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Articles of Association or the Company Shareholders’ Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the assets or properties of any Group Company, except, in the case of clauses (ii) through (iv) above, as would not be material to the Group Companies, taken as a whole or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.7 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not be material to the Group Companies, taken as a whole. Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.8 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws. Except as disclosed in Section 3.8 of the Company Disclosure Letter:

(a) To the Company’s knowledge, for the past five (5) years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers, nor any of their employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Prohibited Person or otherwise is engaging or has engaged in dealings with a Prohibited Person in connection with the business of the Company.

(b) For the past five (5) years prior to the date of this Agreement, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five (5) years prior to the date of this Agreement, neither the Group Companies nor, to the Company’s knowledge, any of their directors or officers nor any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws in connection with the business of the Company.

(d) For the past five (5) years prior to the date of this Agreement, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action, by a Governmental Authority, related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

Section 3.9 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) As of the date of this Agreement, no Transfer Taxes will be payable in Finland in connection with the Transactions at Closing.

(h) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Unaudited Financial Statements do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(i) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(j) There are no Encumbrances for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Encumbrances.

(k) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) No Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates).

(m) No written claims have ever been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o) Each Group Company is tax resident only in its country of organization, incorporation or formation, as applicable.

(p) The Company is, and has been since its formation, (i) organized under the Finnish Companies Act and (ii) treated as a foreign corporation for United States federal income tax purposes.

(q) The Company has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. No Group Company (other than IQM US Inc.) is engaged in a trade or business in the United States.

Section 3.10 Financial Statements.

(a) The Company has prepared and delivered to SPAC the audited consolidated financial statements consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Group Companies as of and for the fiscal year ended December 31, 2024 and related notes, accompanied by an audit report of the Company’s independent public accountants (the “Audited Financial Statements”). The Audited Financial Statements have been derived from the books and records of the Group Companies. The Audited Financial Statements have been prepared in all material respects in accordance with FAS (Finnish Accounting Standards) applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto). The Audited Financial Statements fairly present, in all material respects, the financial condition as of the respective dates thereof and the operating results of the Group Companies for the periods covered thereby. The Audited Financial Statements, when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(b) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case in all material respects.

(c) Since the date of the Unaudited Financial Statements and as of the date hereof, to the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.11 Absence of Changes. During the period beginning on January 1, 2025 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as related to the incurrence of Company Transaction Expenses, entry into the PIPE Subscription Agreements or with respect to the Company Capital Restructuring, or as expressly contemplated by this Agreement any other Transaction Document or in connection with the Transactions, the Group Companies have conducted their business in the ordinary course in all material respects.

Section 3.12 Actions. There is (and since January 1, 2024 (the “Lookback Date”), there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole or that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions. Neither the Group Companies nor any of their respective properties or assets are subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.13 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for Liabilities (a) reflected or reserved for in the Audited Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which would not be material to the Group Companies, taken as a whole.

Section 3.14 Products and Services.

(a) Since the Lookback Date, the Group Companies have not manufactured, sold or supplied products or provided services which do not comply in any material respect with any warranties or representations made by any Group Company or with all applicable Laws.

(b) Since the Lookback Date, save for warranty obligations in the ordinary course of business, the Group Companies have not in material respects agreed to take back, replace or make good any defective goods or to rebuild, rectify or repeat any services free of charge or to issue a credit note or to write off or reduce indebtedness in respect of any products or services supplied by the Group Companies.

(c) The Group Companies have not received notice of any material claim which remains outstanding alleging any breach of representation or warranty of any goods, services, work or materials supplied or provided by the Group Companies, nor are there any circumstances which could give rise to any such claim.

Section 3.15 Material Contracts and Commitments.

(a) Section 3.15 of the Company Disclosure Letter sets forth a list of the following Contracts (other than Benefit Plans) to which a Group Company is, as of the date of this Agreement, a party or otherwise bound (each Contract required to be set forth on Section 3.15 of the Company Disclosure Letter, together with each Contract entered into after the date hereof that would have been required to be set forth on Section 3.15(a) of the Company Disclosure Letter if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract (A) in respect of Indebtedness of any Group Company having an outstanding principal amount in excess of $500,000 or (B) pursuant to which an Encumbrance (other than any Permitted Encumbrance) is placed on any assets or properties of any Group Company to secure any Indebtedness having a principal or stated amount in excess of $500,000;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(iv) any (A) joint venture, profit-sharing, legal partnership, co-promotion or commercialization Contract; or (B) collaboration, research and development or other similar Contract entered into outside of the ordinary course of Business;

(v) any Contract (A) pursuant to which any Group Company has granted any third Person a license or covenant not to sue under any of the Company Owned Intellectual Property (an “Outbound License”), other than Standard Outbound Licenses, and (B) pursuant to which any third Person has granted any Group Company a license or covenant not to sue under any of such third Person’s Intellectual Property Rights (an “Inbound License”), other than Standard Inbound Licenses;

(vi) any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the operations of any Group Company, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, the operations of any Group Company, or following the Closing, LuxCo or any of its Affiliates;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the term of the Contract;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x) any Contract required to be disclosed on Section 3.23 of the Company Disclosure Letter;

(xi) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments that in aggregate exceed $1,000,000 based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, or option to purchase any Company Owned Intellectual Property, which individual item of Company Owned Intellectual Property is material to the business of the Group Companies, taken as a whole;

(xii) any agreement for the employment or engagement of any current individual service provider of any Group Company that (A) provides for annual base compensation in excess of $200,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) cannot be terminated by any Group Company without severance or similar separation payments as required by Law on written notice of three (3) months or less;

(xiii) any Contract providing for any Company Change of Control Payment;

(xiv) any CBA;

(xv) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions of inventory made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi) any settlement, coexistence, covenant not to sue, covenant to sue, conciliation or similar Contract (A) the performance of which will or would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xvii) any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business;

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xix) any Contract with any Major Customer or Material Supplier; and

(xx) any Restructuring Document to which the Company is a party or otherwise bound.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparty thereto, subject in each case to the Enforceability Exceptions, and is in full force and effect, (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or material default under, any Material Contract, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Encumbrance, other than Permitted Encumbrances, (iv) the Company has delivered or Made Available to the SPAC true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, subject to any confidentiality restrictions imposed by any Material Contract, and (v) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation or non-renewal of any Material Contract.

(c) Except as otherwise set forth in this Agreement, for purposes of translating an amount denominated in a currency other than U.S. dollars into U.S. dollars as of a specified date, such amount shall be determined using the closing rate for exchanges between such currency and U.S. dollars quoted by Bloomberg for the trading day immediately preceding such date.

Section 3.16 Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the real property and assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.17) owned by it, whether tangible or intangible (including those reflected in the Audited Financial Statements), together with all assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.17) which are, in each case material to the business of the Group Companies taken as a whole, and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each Company Material Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Company’s knowledge, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Material Lease.

(c) No Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $1,000,000 on an annual basis, a “Company Material Lease”). Section 3.16(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Material Lease and the address of the property demised or leased under each such Company Material Lease. True and complete copies of all such Company Leases have been Made Available to SPAC. Except as would not, individually or in the aggregate, reasonably be material to the Group Companies, taken as a whole, (i) each Company Material Lease is in compliance with applicable Laws, and (ii) all Governmental Orders required under applicable Laws in respect of any Company Material Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Material Lease.

Section 3.17 Intellectual Property Rights.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Letter lists, for each such item disclosed (i) the owner(s) of such item, (ii) the jurisdictions in which such item has been issued, registered or filed, (iii) the issuance, registration or application date, as applicable, for such item and (iv) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect: (i) there is no Proceeding pending against any Group Company and there has been no such Proceeding since the Lookback Date, (ii) no Group Company has received any written communications since the Lookback Date, in each case of (i) and (ii), (A) alleging that a Group Company infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (B) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, and (iii) no Group Company has received any written communications since the Lookback Date inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the Business of the Group Companies.

(c) Since the Lookback Date, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except with respect to any such Company Registered Intellectual Property that was no longer deemed material to the Group Companies’ business in the Company’s business judgment. As of the date of this Agreement, the Company has not received written notice of any pending Proceedings challenging the validity or registrability of any of the Company Registered Intellectual Property, including notice of any such litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to such Company Registered Intellectual Property.

(d) Except as provided on Section 3.17(d) of the Company Disclosure Letter, (i) the Group Company solely and exclusively owns all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). For all Patents listed in Section 3.17(a) of the Company Disclosure Letter, each inventor of the Patent has assigned their rights to a Group Company in accordance with applicable laws. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Other than with respect to pending applications, the Company Registered Intellectual Property is subsisting, and to the Company’s knowledge, valid and enforceable. None of the Group Companies are subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation of any material Company Owned Intellectual Property by the Group Companies or that adversely affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(e) No Group Company has used or distributed any Software licensed under any Open Source License, in whole or in part, in any manner that: (i) requires the disclosure or distribution in source code form of any material Company Software (other than the underlying open source Software itself), or (ii) requires the licensing of any material Company Software (other than the underlying open source Software itself) for the purpose of making derivative works.

(f) All employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material

Intellectual Property Right for or on behalf of any Group Company have executed and delivered to a Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies disclosed to such Person by the Group Companies, and (ii) the assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company.

(g) No Contract to which a Group Company is, as of the date of this Agreement, a party or otherwise bound obligates any Group Company to develop any Intellectual Property Rights for any third Person (including any customer or end user) under terms that confer upon such third Person any ownership right, exclusive license, or other exclusive right with respect to any Intellectual Property Rights developed by the Group Companies under such Contract which Intellectual Property Rights are material to the Business of the Group Companies taken as a whole.

(h) To the Company’s knowledge, each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company and that such Group Company intended to maintain as confidential, and, to the Company’s knowledge, each Group Company has not disclosed any material Trade Secrets to any other Person that the Group Company intended to maintain as confidential unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, since the Lookback Date, there has been no violation or unauthorized access to or disclosure of any material Trade Secrets of any Group Company.

(i) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, to the Company’s knowledge, the conduct and operation of the Business of the Group Companies, including the Group Companies’ use and other exploitation of Company Owned Intellectual Property or Company Licensed Intellectual Property in the conduct and operation of the Business as currently conducted, does not infringe, misappropriate or otherwise violate, and since the Lookback Date has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person.

(j) To the Company’s knowledge, since the Lookback Date, no third party is or was infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property in any material respect. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(k) As of the date of this Agreement, except as listed on Section 3.17(k) of the Company Disclosure Letter, none of the Company Owned Intellectual Property has been developed with the assistance or use of any funding from any Governmental Authority, university, college, research institute or other educational institution, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Company Owned Intellectual Property. To the extent any such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to any Company Owned Intellectual Property that is material to the Business of the Group Companies, such rights, title or interest do not materially restrict or impair any Group Company’s ability to conduct or operate the Business as currently conducted.

(l) The Group Companies possess all source code and other documentation and materials necessary to compile and operate the material Company Software or other material proprietary Software that is owned by the Group Companies.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies: (i) use all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable laws; (ii) have not included and do not include any Personal Data or Trade Secrets of the Group Companies in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligation to not use such information, prompts, or services to train the machine learning or algorithm of such tools; and (iii) have not used Generative AI Tools to develop any Company Owned Intellectual Property or other Intellectual Property Rights material to the Business of the Group Companies and that the applicable Group Company intended to maintain as proprietary in a manner that is reasonably expected to materially affect such Group Company’s ownership or rights therein.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the Transactions will result in any (i) Encumbrance on or loss or impairment of any Company Owned Intellectual Property, or (ii) the release, disclosure, or delivery of any source code for any Company Software by or to any escrow agent or other Person

Section 3.18 Data Security.

(a) The Company has, at all applicable times since January 1, 2023 complied in all material respects with all applicable (A) Privacy Laws, (B) Group Company’s written policies and notices regarding Personal Data, and (C) Group Company’s legally binding obligations with respect to Personal Data under any Contracts or industry standards as appropriate to the Company’s business and the nature of the Personal Data Processed to which the relevant Group Company purports to adhere (clauses (A), (B), and (C) collectively, “Privacy Requirements”). Each Group Company has implemented and, in the four (4) years prior to the date of this Agreement, maintained commercially reasonable administrative, technical and organizational safeguards in accordance with industry standards as appropriate to the Company’s business and the nature of the Personal Data Processed designed to protect the confidentiality, integrity and availability of the Personal Data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Each Group Company provides its employees with regular training on privacy and data security matters. Each Group Company has entered into agreements that require that any third party authorized by the relevant Group Company to access, collect or Process Personal Data at its direction and on its behalf has implemented and maintained appropriate administrative, technical and organizational safeguards. To the Company’s knowledge, any third party who has provided Personal Data to the Company or processed Personal Data on its behalf since January 1, 2024, has done so in material compliance with applicable Privacy Laws.

(b) Since January 1, 2023, there have been no (i) breaches of a Group Company’s security that resulted in material unauthorized access to or misuse, disclosure, modification, or destruction of any Personal Data in the possession or control of the Group Companies or used, collected or Processed by or at the direction of and on behalf of the Group Companies, or (ii) a incidents that have resulted in a requirement to provide notice to any Person pursuant to any applicable Privacy Requirements (“Security Incident”). Since January 1, 2023, the Group Companies have not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Group Companies’ Processing of Personal Data or the violation of any applicable Privacy Requirements, nor has any Group Company been charged with the material violation of any applicable Privacy Laws. The Company has, since January 1, 2023, conducted commercially reasonable privacy and security reviews at regular intervals and timely mitigated any critical or high-severity issues or vulnerabilities identified by such reviews.

(c) To the Company’s knowledge, no Group Company is subject to any applicable Privacy Requirements that, following and because of the Closing, would prohibit the relevant Group Company from Processing any Personal Data in substantially the same manner in which the relevant Group Company Processed such Personal Data immediately prior to the Closing. To the Company’s knowledge, the performance of the Transactions by the Group Companies will not violate applicable Privacy Requirements.

(d) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the Business of the relevant Group Company as currently conducted and is able to continue using such Company IT Systems after the Transactions in the same manner as currently used, free from any new restrictions. The relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems. To the Company’s knowledge, all Company IT Systems are (i) free from any unremediated critical or high-severity “Trojan horse,” “ransomware,” or malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in good working condition to perform all material information technology operations reasonably necessary for the operation of the applicable Group Company Business (except for ordinary wear and tear). To the Company’s knowledge, since January 1, 2023, there have not been any material failures or breakdowns of any Company IT Systems that have resulted in material disruption to the Business.

(e) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the Business of the relevant Group Company as currently conducted. The relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems. To the Company’s knowledge, all Company IT Systems are (i) free from any “Trojan horse,” “ransomware,” or other malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in good working condition to perform all material information technology operations reasonably necessary for the operation of the applicable Group Company Business (except for ordinary wear and tear). Since January 1, 2023, there have not been any material defects, failures or breakdowns of any Company IT Systems.

Section 3.19 Labor and Employee Matters.

(a) The Group Companies are and since the Lookback Date have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all applicable laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity and layoffs, terminations, workers’ compensation, pension, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(b) Since the Lookback Date: (i) none of the Group Companies (A) has or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officer, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(c) The Group Companies have in all material respects complied with any applicable CBA.

(d) There have been no events that could cause an increase in the disability pension contribution pension class (Fi. työkyvyttömyyseläkkeen maksuluokka) applied by the Group Companies. The Group Companies have not terminated any employment or director contract for which any Group Company would be obligated to pay the liability component or transition security contribution to the employment fund (Fi. työllisyysrahasto).

(e) Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company.

(f) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, to the Company’s knowledge, no current or former employee or individual independent contractor of any Group Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(g) To the Company’s knowledge, no current employee with aggregate annual compensation in excess of $200,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(h) Since the Lookback Date, the Group Companies have complied with applicable laws related to employee layoffs, reduction-in-force, furlough, temporary layoff, unilateral modification of an essential term in the employment contract, material work schedule change or reduction in hours, or reduction in salary or wages.

(i) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any Liability with respect to any such allegations relating to officers, directors, employees, contractors, or agents of any Group Company.

(j) No audit of a Group Company by a Governmental Authority is being conducted, or, to the Company’s knowledge, is pending, in respect of any foreign workers.

(k) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since the Lookback Date and, to the Company’s knowledge, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

(l) The Company has provided to SPAC all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) of the Group Companies for the period beginning on the Lookback Date and ending on the date of this Agreement. There are no charges pending under OHSA. Each Group Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

Section 3.20 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.20 of the Company Disclosure Letter (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 11.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.21 Environmental Matters.

(a) None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b) Except as would not be material to the Group Companies, taken as a whole:

(i) The Group Companies are (and, since the Lookback Date, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business.

(ii) There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company pursuant to Environmental Laws.

(iii) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law.

(iv) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law.

(c) The Group Companies have Made Available to SPAC copies of all material written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control since the Lookback Date relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been Made Available to SPAC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.23 Transactions with Affiliates.

(a) Section 3.23 of the Company Disclosure Letter sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including Benefit Plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders’ Agreements, (iii) any Transaction Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1 or entered into in accordance with Section 6.1. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company, or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1 or entered into in accordance with Section 6.1). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.23 are referred to herein as “Company Related Party Transactions.”

(b) All Company Related Party Transactions have been entered into on an arm’s length basis.

Section 3.24 Foreign Private Issuer. The Company qualifies as (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 3.25 Major Customers and Major Suppliers.

(a) Section 3.25(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the top ten customers of the Group Companies (the “Material Customers”) based on the gross sales for the fiscal year ended on December 31, 2025.

(b) Section 3.25(b) of the Company Disclosure Letter sets forth a true, complete and correct list of the top ten suppliers of the Group Companies for the fiscal year ended on December 31, 2025 (the “Material Vendors”).

(c) As of the date of this Agreement, (i) (A) no Material Customer has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Customer intends to cease being a customer or materially limit or modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement) and (B) none of the Material Customers is involved in or, to the Company’s knowledge, threatening any material Action against any Group Company or any of their respective businesses and (ii) (A) no Material Vendor has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Vendor intends to cease doing business with or materially limit or modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement) and (B) none of the Material Vendors is involved in or, to the Company’s knowledge, threatening any material Action against any Group Company or any of their respective businesses.

Section 3.26 Insolvency.

(a) None of the Group Companies (i) is insolvent or unable to pay its debts as they fall due, (ii) has stopped or suspended making payments of its debts generally or ceased to carry on all or substantially all of its business, (iii) has entered into any arrangement, compromise or composition with or assignment for the benefit of its creditors generally and (iv) has taken any corporate action or any legal proceedings in respect of a compromise, arrangement or assignment for the benefit of its creditors.

(b) No petition, application, order, resolution or other step has been taken or made for or in respect of (i) the winding-up, dissolution, administration or reorganization of any Group Company, (ii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy or similar officer in respect of any Group Company or any or all of its assets or revenues or (iii) the enforcement of any security over any assets of any Group Company.

(c) No distress, execution, sequestration, attachment or other legal process has been levied, enforced or sued out against any assets of any Group Company which remains undischarged.

(d) No events have occurred, and no circumstances exist, that would entitle any person to present a petition, make an application or give notice for the winding-up, bankruptcy, administration, reorganization or dissolution of any Group Company or for the appointment of a receiver, administrator, administrative receiver, compulsory manager, trustee or similar officer in respect of any Group Company or any or all of its assets or revenues.

Section 3.27 Subsidies and Grants. The Group Companies have not received any governmental subsidies or other form of public financial support, grants, guarantees or benefits which can be reclaimed or be subject to claw-back resulting from the Transactions or on the basis of any facts, matters, occurrences or events relating to the period prior to Closing. The Group Companies have at all times complied with the terms and conditions of the subsidies, grants and other similar benefits received by it. Neither the entering into this Agreement nor the consummation of the Transactions is in violation of any terms and conditions of such subsidies, financial support, grants, guarantees or benefits received or to be received by any Group Company.

Section 3.28 Litigation and Disputes. There is no pending, nor since the Lookback Date has there been any, complaint, claim, action, lawsuit, investigation or legal, administrative, arbitration, court or other proceeding involving any Group Company or affecting any material assets of any Group Company pending, nor is there, to the Company’s knowledge, any threat of such proceedings before or by any arbitration tribunal, court or public authority. There is no outstanding judgment, ruling, arbitral award or other decision (including provisional remedies and injunctions) applicable to any Group Company or otherwise affecting them.

Section 3.29 No Additional Representation or Warranties. Notwithstanding anything contained in this Agreement, the Company has made its own investigation of the SPAC and the Sponsor. The Company acknowledges and agrees that neither the SPAC nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC in Article IV and any Transaction Document or certificate delivered by SPAC pursuant to this Agreement (the “Definitive SPAC Representations”), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the SPAC Disclosure Letter or Made Available to the Company or its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the SPAC, the Sponsor or the SPAC Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV, and the Company is not relying nor has relied upon any of the foregoing (including the completeness or accuracy thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true, correct and complete copy of the SPAC Charter has been Made

Available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2 Capitalization.

(a) Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $55,000 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, of which 17,250,000 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying any outstanding SPAC Units) are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 5,750,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As at the date of this Agreement, 381,141 SPAC Units are issued and outstanding. There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c) As of the date of this Agreement, 14,075,000 SPAC Warrants are issued and outstanding, including (x) 8,625,000 SPAC Warrants that would be issued if all SPAC Units were separated on the date hereof pursuant to Section 2.2(f)(i), and (y) 5,450,000 SPAC Warrants issued to the Sponsor and the underwriters in the SPAC’s IPO in a private placement concurrently with the IPO. Each SPAC Warrant is exercisable to purchase 1 SPAC Class A Ordinary Share at an exercise price of $11.50. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter, this Agreement or as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding Contracts of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Shares.

(d) Except as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege

(whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3 Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4 Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligation under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval and filing of the Cayman Merger Filing Documents with the Cayman Registrar, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party or will be a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the Merger and the Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds (2/3) of the issued and outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.

(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5 Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby (including the Transactions) will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6 Tax Matters.

(a) SPAC has prepared and filed all material Tax Returns required have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and SPAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld, collected and paid to the appropriate Governmental Authority all material amounts is required to have been withheld, collected and paid.

(c) SPAC is not currently the subject of a Tax Contest. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) The unpaid Taxes of SPAC (i) for all periods ending on or before the date of the SPAC Financial Statements do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SPAC Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(h) SPAC is not, and has not been, a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4or corresponding or similar provision of state, local or non-U.S. Tax Law.

(i) There are no Encumbrances for Taxes on any assets of the SPAC or any Equity Securities of SPAC other than Permitted Encumbrances.

(j) SPAC was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(k) SPAC has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return.

(l) No written claims have ever been made by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and SPAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(n) SPAC is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(o) SPAC has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) SPAC has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. SPAC is not engaged in a trade or business in the United States.

(q) SPAC has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

Section 4.7 Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

(d) Since the SPAC Accounts Date, to the knowledge of SPAC, (i) none of the SPAC’s directors has been made aware in writing of (x) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (y) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing SPAC, whether or not employed by SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by SPAC to the SPAC Board or any committee thereof or to any director or officer of SPAC.

Section 4.8 Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.9 Actions. (a) There is no Action pending or, to the knowledge of SPAC, threatened in writing against or affecting SPAC, and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 4.10 of the SPAC Disclosure Letter.

Section 4.11 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.12 Trust Account. As of the date of this Agreement, SPAC has approximately $172,500,000 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 28, 2025, between SPAC and Lucky Lucko, Inc. d/b/a Efficiency, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of Deferred Underwriting Commission or (ii) SPAC Shareholders holding SPAC Ordinary Shares (prior to the Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Permitted Withdrawals (as defined in the SPAC Charter), payment to SPAC Shareholders who have validly exercised their redemption rights, or otherwise pursuant to the SPAC Charter. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Merger Sub with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company on the Closing Date.

Section 4.13 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.14 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) the Contracts disclosed in Section 4.14(c) of the SPAC Disclosure Letter, this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses) and (ii) Contracts with the underwriters of SPAC’s IPO, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $200,000 in the aggregate.

Section 4.15 Nasdaq Quotation. SPAC Class A Ordinary Shares, public SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RAAQ”, “RAAQW” and “RAAQU”, respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.16 SPAC Related Parties. Except as disclosed in the SPAC SEC Filings, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.17 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, each of SPAC and Sponsor has made its own investigation of the Company and its Subsidiaries. SPAC acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company, LuxCo and the Merger Sub in Article III and Article V, as applicable, and any Transaction Document or certificate delivered by Company, LuxCo or Merger Sub pursuant to this Agreement (the “Definitive Company Representations”), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, and neither SPAC nor Sponsor is relying or have relied upon any of the foregoing (including the completeness or accuracy thereof). Notwithstanding anything to the contrary in this Agreement, claims against the Group Companies shall not be limited in any respect in the event of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND LUXCO

Merger Sub and LuxCo (together, the “Company Merger Subs”) hereby represent and warrant to SPAC as of the date of this Agreement as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. LuxCo is a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the Laws of Luxembourg.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization.

(i) As of the date of this Agreement, Merger Sub has issued an indivisible membership interest and the sole Member of Merger Sub owns 100 percent of the issued membership interests in Merger Sub (the “Merger Sub Share”). The Merger Sub Share (A) has been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (B) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of Merger Sub, and (C) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of Merger Sub, or any other Contract, in any such case to which Merger Sub is a party or otherwise bound.

(ii) As of the date of this Agreement, the share capital of LuxCo consists of $17,000, divided into 1,700,000 shares in registered form, having a nominal value of $0.01 each.

(b) No Other Securities. Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of Merger Sub exercisable or exchangeable for shares of Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of Merger Sub, or for the repurchase or redemption by the Merger Sub of shares or other Equity Securities of the Merger Sub or the value of which is determined by reference to shares or other Equity Securities of the Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of the Merger Sub.

(c) Neither Merger Sub nor LuxCo (except for LuxCo’s interest with respect to Merger Sub) owns or controls, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 5.3 Corporate Structure; Subsidiaries. Neither Merger Sub nor LuxCo are obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4 Authorization. Each Company Merger Sub has all requisite limited liability company power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All limited liability company actions on the part of Merger Sub necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Cayman Merger Filing Documents with the Cayman Registrar and the Certificate of Merger with the Delaware Secretary of State. This Agreement and the other Transaction Document to which Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5 Consents; No Conflicts. Assuming the representations and warranties in Article III and Article IV are true and correct, except (a) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of either Company Merger Sub to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of either Company Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which either Company Merger Sub is or will be a party does not, and the consummation by either Company Merger Sub of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article III and Article IV are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (x) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Merger Sub) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of either Company Merger Sub, (iii) any applicable Law, (iv) any Contract to which either Company Merger Sub is a party or by which its assets are bound, or (y) result in the creation of any Encumbrance upon any of the properties or assets of either Company Merger Sub other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of either Company Merger Sub, except in the case of sub-clauses (i), (iii), and (iv) of clause (x) or clause (y) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of either Company Merger Sub to consummate the Transactions.

Section 5.6 Actions. There is no Action pending or threatened in writing against any Company Merger Sub and there is no judgment or award unsatisfied against any Company Merger Sub, nor is there any Governmental Order in effect and binding on any Company Merger Sub or their assets or properties.

Section 5.7 Brokers. Except as set forth in Section 5.7 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Company Merger Sub or any of their respective Affiliates.

Section 5.8 Business Activities. The Company Merger Subs were formed solely for the purpose of effecting the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.9 Entity Classification. Prior to the Closing Date, each of LuxCo and Merger Sub will have elected to be (or will be treated by default as) disregarded as an entity separate from the Company for U.S. federal income tax purposes and will not subsequently change such classification.

Section 5.10 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, the Company Merger Subs have made their own investigation of the SPAC and the Sponsor. The Company Merger Subs acknowledge and agree that neither the SPAC nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond the Definitive SPAC Representations, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the SPAC Disclosure Letter or Made Available to the Company Merger Subs or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of the SPAC, the Sponsor or the SPAC Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV, and the Company is not relying nor has relied upon any of the foregoing (including the completeness or accuracy thereof).

Section 5.11 Clarification. For the avoidance of doubt, each of Merger Sub and LuxCo provides the representations and warranties in this Article V only in relation to itself and not on behalf of the other.

ARTICLE VI

COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by the Transaction Documents (including as expressly contemplated by the Company Capital Restructuring, any PIPE Investment (whether pursuant to subscription agreements in place as of the date of this Agreement or entered into after the date of this Agreement by the Company strictly in accordance with the terms of this Agreement), exercise of Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants or Company Options), (ii) as required by applicable Laws or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the Ordinary Course, (2) shall use commercially reasonable efforts to maintain and preserve intact the Company’s business organization, assets, properties and material business relationships (including those of the Company’s Subsidiaries) taken as a whole, and (3) shall not, and shall cause its Subsidiaries not to:

(a) (i) amend its Articles of Association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in any such case in a principal amount exceeding $500,000, except for borrowings or drawdowns disclosed in Section 6.1(b) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) the grant of awards under the ESOP in the Ordinary Course, (B) the issuance of Pre-Share Split Ordinary Shares upon the exercise of any Company Option outstanding on the date hereof, (C) the issuance of Pre-Share Split Shares upon the exercise of Aalto University Convertible Loans, (D) the issuance of Pre-Share Split Shares upon the exercise of Series B Warrants, (E) the issuance of Pre-Share Split Shares upon the exercise of Kreos Capital Warrants, (F) the issuance of Pre-Share Split Ordinary Shares upon conversion of Company Preferred Shares in accordance with the Company Articles of Association, (G) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly owned Subsidiary of the Company, (H) the issuance of any Equity Securities of the Company pursuant to the PIPE Subscription Agreements or (I) the issuance of any Equity Securities of the Company as part of a potential dual listing on Nasdaq Helsinki Ltd;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property Rights), in any single transaction or series of related transactions, other than (i) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course, (ii) transactions pursuant to Contracts entered into in the Ordinary Course, or (iii) transactions that do not exceed $200,000 individually and $500,000 in the aggregate;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) upon any material Company Owned Intellectual Property, in each case, except for (i) non-exclusive licenses or non-material exclusive licenses under material Company Owned Intellectual Property granted in the Ordinary Course or (ii) the expiration of any Company Registered Intellectual Property at the end of its statutory term;

(f) disclose any material Trade Secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger, consolidation, combination or amalgamation, or contributions to capital, or loans or advances, in any such case, with a value or purchase price in excess of $200,000 individually and $500,000 in the aggregate;

(h) compromise, waive, release, assign, settle or offer or propose to compromise, waive, release, assign or settle any Action by any Governmental Authority or any other third party for an amount in excess of $200,000 individually and $500,000 in the aggregate, or that includes an admission of wrongdoing by, or imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on, any Group Company;

(i) (i) split, combine, subdivide, reclassify its Equity Securities, except for the Share Split or any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 6.1(2)(i) of the Company Disclosure Letter, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities, except for amendments to Company Series B Warrants, Kreos Capital Warrants and the ESOP terms in accordance with Section 2.1(a)(iv);

(j) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) in the Ordinary Course, or (ii) any capital expenditures or obligations or liabilities in an amount not to exceed $300,000 individually and $1,000,000 in the aggregate;

(k) except in the Ordinary Course, (i) enter into any Key Material Contract, (ii) amend any Key Material Contract in any material respect, or (iii) transfer, terminate or waive any rights or entitlement of material value under any Key Material Contract;

(l) make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(m) except in the Ordinary Course or as otherwise contemplated by this Agreement, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (except where this would be in the benefit of the applicable Group Company to prevent a more adverse outcome), or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with IFRS);

(n) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.19 of the Company Disclosure Letter, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries whose total annual compensation opportunity exceeds $125,000, except for bonus (including bonus opportunity) increases, base salary increases or in connection with any promotions, in each case in the Ordinary Course not exceeding $25,000 on an individual basis, (ii) except in the Ordinary Course, grant or announce any cash or equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, (iii) accelerate the time of payment, vesting or funding of any compensation or benefits under any material Benefit Plan due to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, or (iv) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any of its Subsidiaries whose total annual cash compensation exceeds $150,000;

(o) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.19 of the Company Disclosure Letter, or as otherwise required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), provided, that any changes to Benefit Plans in the Ordinary Course due to annual renewals are excepted from this section;

(p) unless required by Law or otherwise in the Ordinary Course, (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(q) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(r) affirmatively waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $125,000) of the Company or any of its Subsidiaries;

(s) engage in new line of business; or

(t) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (s)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2 Access to Information. Upon reasonable prior written notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company or any of its Representatives, (a) result in the disclosure of any Trade Secrets of third parties or violate the terms of any confidentiality, non-disclosure or privacy provisions in any agreement with a third party, (b) result in a violation of applicable Laws, (c) waive the protection of any attorney-client work product or other applicable privilege, (d) require the disclosure of information or materials about the Company’s consideration or valuation of any alternative financings or transactions or (e) subject to Section 6.3, require the disclosure of communications regarding the identity of other Persons that, prior to the date of this Agreement, expressed an interest in acquiring the Company or any Company Acquisition Proposal; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.2. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder). All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 6.3 Acquisition Proposals and Alternative Transactions. The Company shall, and shall cause its Subsidiaries, Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (x) notify SPAC promptly upon receipt by any Group Company of any inquiry, indication of interest, proposal or offer (written or oral) that constitutes, is related to, or could reasonably be expected to lead to, a Company Acquisition Proposal, and to describe the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), and (y) keep SPAC fully informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 6.3, this Agreement shall not prevent the Company or the Company Board from preparing a potential dual listing of the Company on Nasdaq Helsinki Ltd.

Section 6.4 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Laws and its Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Company and the Company shall (i) continue to provide indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the SPAC Charter (other than Article 47.2 of the Charter) in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify this provision in any respect that would materially and adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating, except that in no event shall the Company or the Surviving Company be required to pay an aggregate amount for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2026, as the case may be (the “Maximum Annual Premium”); provided, however, that (i) the Company may cause SPAC to extend coverage under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company shall, and shall cause the Surviving Company to, maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4(b) shall be continued in respect of such claim until the final disposition thereof. If the Company or Surviving Company is unable to obtain the policies for an amount less than or equal to the Maximum Annual Premium, the Company or Surviving Company will instead obtain insurance with as much coverage as reasonably practicable for an annual premium equal to the Maximum Annual Premium. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by the Company and shall not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4(c) shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and the Company and all of their respective successors and assigns. In the event that the Surviving Company, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company or the Company, respectively, shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4(c).

(d) The provisions of Section 6.4(a) through Section 6.4(c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 Notice of Developments. During the Interim Period, the Company, LuxCo and Merger Sub shall promptly (and in any event prior to the Merger Effective Time) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Merger Effective Time) notify the Company, LuxCo and Merger Sub in writing, upon any of the Group Companies, the Merger Sub or SPAC, as applicable, becoming aware (awareness being determined with reference to the Company’s knowledge or the knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6 Financials.

(a) The Company shall use its reasonable best efforts to deliver to SPAC no later than the date set forth on Schedule 6.6(a) of the Company Disclosure Letter (the “Financials Delivery Date”), and the Company shall deliver as promptly as reasonably practicable following the date of this Agreement to SPAC, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of income and profit and loss, and cash flows for the year then ended, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (the “Closing Financial Statements”). Upon delivery of the Closing Financial Statements, the representations and warranties set forth in Section 3.10 shall be deemed to apply to the Closing Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.10 as of the date of this Agreement. The Company shall promptly prepare and deliver any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and profit and loss, and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal period (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions.

(b) The Company and SPAC shall each use its reasonable best efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.7 No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8 Nasdaq Listing. The Company shall use its reasonable best efforts to (and SPAC shall reasonably cooperate in connection therewith): (i) submit an initial listing application to Nasdaq in connection with the Transactions; (ii) satisfy all applicable initial listing standards and requirements of Nasdaq and obtain Nasdaq’s approval of its initial listing application; and (iii) cause the Registrable Securities to be approved for listing on the Nasdaq, subject to official notice of issuance, and (iv) issue the Company Ordinary Shares underlying the Company ADSs constituting the Merger Consideration or issuable upon exercise of the Company Warrants in book-entry form in the systems of Euroclear Finland Oy, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time.

Section 6.9 Post-Closing Directors and Officers of the Company. Subject to the terms of the Amended Company Articles of Association, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board will consist of such number and composition of directors as shall be reasonably determined by the Company in consultation with SPAC; provided, that (i) SPAC shall have the right to designate one (1) director to the Company Board, and (ii) the SPAC and the Company shall agree on one (1) director to the Company Board with relevant semiconductor or quantum computing industry experience, in each case immediately following the Closing and (b) unless the Company is eligible for and elects to follow the home country practice in accordance with the relevant Nasdaq listing rules, the majority of directors shall satisfy the independence requirement and other qualifications for the applicable committee as required by applicable Laws or under the Nasdaq listing rules.

ARTICLE VII

COVENANTS OF SPAC

Section 7.1 Nasdaq Listing. During the Interim Period, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and maintain the listing of the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units on Nasdaq. From the date hereof through the Closing, SPAC shall promptly notify the Company of any communications or correspondence from the Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 7.2 Conduct of Business. Except (i) as expressly contemplated by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws or relevant Governmental Authorities, (iii) as set forth on Section 7.2 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents (including but not limited to entering into any settlement, conciliation or similar Contract that would require any payment from the Trust Account), except as expressly contemplated by the SPAC Transaction Proposals;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course or as otherwise contemplated by this Agreement, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with IFRS);

(e) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a manner that is materially adverse to the SPAC, (iii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations of SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing); provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as expressly provided in the Transaction Documents;

(f) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, other than (i) Indebtedness or other Liabilities expressly set out in Section 7.2(f) of the SPAC Disclosure Letter, or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(g) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(h) (i) issue any Equity Securities, other than the issuance of Equity Securities of SPAC pursuant to this Agreement or any other Transaction Documents, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants, rights of conversion or other equity-based awards or phantom equity;

(i) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC;

(l) amend, modify or waive any terms or rights set forth in any SPAC Warrant, including any amendment, modification or reduction of the exercise price of any SPAC Warrant; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2.

Section 7.3 Access to Information. Upon reasonable prior written notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the SPAC shall, and shall cause, SPAC Insiders and each of its Affiliates and each of its and its Affiliates’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford the Company and its officers, directors, employees and Representatives, following reasonable notice from the Company in accordance with this Section 7.3, in such manner as to not interfere with the normal business operation of the SPAC, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Affiliates, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the SPAC and its Affiliates shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the SPAC or any of its Representatives, (a) result in the disclosure of any Trade Secrets (including Trade Secrets of third parties) or violate the terms of any confidentiality, non-disclosure or privacy provisions in any agreement with a third party, (b) result in a violation of applicable Laws, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) require the disclosure of information or materials about the Company’s consideration or valuation of any alternative financings or transactions; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 7.3. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder). All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 7.4 Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (x) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 7.5 Public Filings of SPAC. From the date of this Agreement through the Closing, SPAC will use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As promptly as practicable after the execution of this Agreement, SPAC shall prepare and file a Current Report on Form 8-K under the Exchange Act to disclose the execution of this Agreement (the form and substance of which shall have been approved by the Company prior to the execution of this Agreement).

Section 7.6 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee, (a) SPAC shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the public SPAC Shareholders pursuant to the SPAC Shareholder Redemptions prior to the Closing in accordance with the terms of the Trust Agreement, (b) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the Deferred Underwriting Commission and (B) immediately thereafter, distribute all remaining amounts then available in the Trust Account to account(s) designated by the SPAC (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.8 Qualification as an Emerging Growth Company. During the Interim Period, SPAC shall: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.9 Resignations. Prior to the Closing, all of the directors and officers of SPAC shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions, or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and Merger Sub shall use reasonable best efforts to obtain the necessary Regulatory Approvals, or cause the expiration or termination of the waiting, notice or review periods required for any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and Merger Sub shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters; provided that, nothing in this Section 8.1(b) obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. To the extent not prohibited by Law, the Company and Merger Sub shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC, the Company or the Merger Sub shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties hereto; provided, further, that none of the Company, the Merger Sub or SPAC shall enter into any agreement with any Governmental Authority with respect to the Transactions which (a) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (b) adds any condition to the consummation of the Transactions, in any such case, unless otherwise required by applicable Laws and with the prior written consent of the other parties hereto. To the extent not prohibited by Law, the Company and the Merger Sub agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Merger Sub agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Merger Sub and the Company shall prepare, and the Company shall file with the SEC, the Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the SPAC Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities and the registration under the Securities Act of the reoffer and sale of the Registrable Securities held by the Sponsor. SPAC, the Merger Sub and the Company each shall use their reasonable best efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Merger Consideration and Company Warrants pursuant to this Agreement. Each of the Company, SPAC and the Merger Sub also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information, respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall, and shall use reasonable best efforts to, within five (5) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, the Merger Sub and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Merger Sub, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC and the Company. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Merger Consideration and Company Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Company. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries (including the Merger Sub) or their respective officers or directors, should be discovered by the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform SPAC. Thereafter, SPAC, the Merger Sub and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Company shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including, if necessary, the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone (as applicable) the SPAC Shareholders’

Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines (following consultation with the Company or SPAC, respectively, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the SPAC Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 9.3(d) will not be satisfied at the Closing or (5) to comply with applicable Law; provided, further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”).

(c) Company Shareholders’ Approval.

(i) (A) Promptly following the execution of this Agreement, and in no event later than thirty (30) calendar days after the date hereof, the Company shall solicit the Company Shareholders’ Approval in the form of an irrevocable unanimous written consent (the “Unanimous Written Consent”) of all the Company Shareholders, or (B) in the event the Unanimous Written Consent is not obtained by the Company within sixty (60) calendar days after the date hereof, the Company shall establish a record date for, duly call and give notice of a meeting of the Company Shareholders (as may be adjourned or postponed from time to time, the “Company Shareholders’ Meeting”) by April 30, 2026 in accordance with the Company Articles of Association and applicable Law for the purpose of voting on the Company Transaction Proposals and obtaining the Company Shareholders’ Approval and such other matters as may be mutually agreed by SPAC and the Company (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Company Transaction Proposals). The Company (x) shall consult with SPAC regarding the record date and the date of the Company Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall adjourn or postpone the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Pre-Share Split Shares including a majority of the Series B Preferred Shares and more than seventy-five percent (75%) of the Company Preferred Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders’ Approval, or (3) to comply with applicable Law; provided, further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not adjourn or postpone on more than two (2) occasions and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) In connection with each of the Unanimous Written Consent and the Company Shareholders’ Meeting, the Company shall send materials to the Company Shareholders which shall seek the Company Shareholders’ Approval and shall include in all such materials it sends to the Company Shareholders in connection with the Unanimous Written Consent and the Company Shareholders’ Meeting a statement to the effect that the Company Board has recommended that the Company Shareholders vote in favor of granting the Company Shareholders’ Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

(d) Information Supplied.

(i) The information supplied or to be supplied by the Group Companies, their Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any of the Group Companies or their respective Affiliates or Representatives. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(ii) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any of the Group Companies or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company shall, and shall cause its Subsidiaries (including Merger Sub) to, and (b) SPAC shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt a new equity incentive plan (the “LTIP”), based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company (provided neither Party will unreasonably withhold, condition or delay its agreement) to be effective upon and following the Closing, with the number of Company Ordinary Shares allocated under the LTIP equal to up to fifteen percent (15%) of the total number of the Company Ordinary Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into Company Ordinary Shares). As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the LTIP. Notwithstanding this Section 8.4(a), if the Company reasonably determines that it would be beneficial to any recipient to grant options pursuant to the LTIP to such recipient prior to the Closing Date (but contingent on the Closing occurring), the parties will discuss in good faith the possibility of doing so and, if the Company reasonably determines to do so, will cooperate in good faith and use their reasonable best efforts to do so.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 8.4(b) are included for the sole benefit of SPAC and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.5 Tax Matters.

(a) Each of SPAC (prior to the Merger Effective Time), Merger Sub, and the Group Companies shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested in writing by each other, in connection with the filing of relevant Tax Returns and the defense of relevant Tax audits or other similar proceedings. Such cooperation shall include retaining and (upon reasonable request) providing (with the right to make copies) records and information reasonably relevant to any such Tax Returns or Tax audits or other similar proceedings, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and, to the extent applicable, upon request of a SPAC Shareholder (at such SPAC Shareholder’s sole cost and expense), using commercially reasonable efforts to (i) determine SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for the taxable year that includes the date hereof and, if different, the Closing Date, (ii) if the Parties determine that SPAC was a PFIC for any such taxable year, provide a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) with respect to SPAC to enable SPAC Shareholders to make and maintain a “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder with respect to SPAC and (iii) provide such information as needed to enable SPAC Shareholders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for the taxable year that includes the date hereof and, if different, the Closing Date, if and as applicable to SPAC Shareholders and with respect to SPAC. Notwithstanding the foregoing, none of Merger Sub, LuxCo or any Group Company shall be required to provide any information (A) that is reasonably deemed confidential or that is (or will be prior to the time reasonably needed for any Tax Return) publicly available or otherwise available to the SPAC or its direct and indirect security holders or (B) without the recipient (on behalf of itself and its direct or indirect owners, as applicable) acknowledging and agreeing (in writing) that all information is being provided on a ‘non-reliance basis’ and that such recipient shall have no claims against the Group Companies, LuxCo, Merger Sub, and their respective Affiliates and agents for any damages (including Tax liabilities) arising from the determinations made and information provided pursuant to this Section 8.5(a), it being understood that (x) such persons shall rely on their own Tax advisors, and shall not rely on any of the Parties or their respective Affiliates or advisors, for any Tax advice and (y) no information made available shall be construed as any representation by any of the Parties or their respective Affiliates or advisors with respect to the Tax treatment of the Transactions or status of the Company as a PFIC or controlled foreign corporation within the meaning of Section 957 of the Code.

(b) All Transfer Taxes will be borne by the party responsible therefor under applicable Law.

(c) All Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) to which SPAC is a party shall be terminated prior to the date hereof.

(d) For U.S. federal income tax purposes, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(e) The Company may propose amendments to the terms of this Agreement that the Company believes could reasonably facilitate the qualification of the Transactions as tax-deferred transactions, without adversely affecting the rights and commercial position of SPAC, the Company, and their respective shareholders. In that case, SPAC shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of SPAC, the Company, and their respective shareholders, the parties shall use reasonable best efforts to effect any such amendments.

(f) It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each Party shall (if required to make any U.S. Tax Return filing) file all United States federal (and applicable U.S. state and local) Tax Returns consistent with, and take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise) unless otherwise required pursuant to applicable Law. Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to avoid taking any action (other than any action contemplated by the Transaction Documents) that to the knowledge of such Party would be reasonably expected to cause the Merger to fail to so qualify. Notwithstanding the foregoing or anything to the contrary set forth herein, none of SPAC or the Group Companies, LuxCo or Merger Sub make any representation regarding whether the Merger will qualify for any potential tax treatment, including as a “reorganization”, tax-deferred transaction, or similar transaction under any applicable Tax laws, including without limitation Section 368 of the Code.

Section 8.6 Shareholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Company’s knowledge or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Merger or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC, at its own cost and expense (which, for avoidance of doubt, will be included in SPAC Transaction Expenses), a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the

Company, at its own cost and expense, a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.7 PIPE Financing. SPAC and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements substantially concurrently with the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to the Company and SPAC, respectively, in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of the Company and SPAC under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Company the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. As promptly as practicable after a Party acquires knowledge thereof, such Party shall give the other Parties written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; or (iii) if such Party does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the PIPE Subscription Agreements. The Company may amend, modify or waive the PIPE Subscription Agreements in its reasonable discretion, except to the extent that any such amendment, modification or waiver would (A) increase conditionality of the relevant subscriber; (B) decrease any subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of the SPAC under any PIPE Subscription Agreement; or (C) modify (including any consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Company Ordinary Shares, ADSs or other Equity Securities of the Company. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Investment.

Section 8.8 Company Capital Restructuring. The Company shall prior to the Closing, take all actions reasonably necessary to effect the Company Capital Restructuring in accordance with this Agreement and shall provide reasonably satisfactory evidence thereof to the other parties. The Company shall provide drafts of all documents related to the Company Capital Restructuring (the “Restructuring Documents”) for SPAC’s review and comment prior to entering into such document (and shall use reasonable best efforts to do so at least five (5) Business Days in advance). The Company may not, without the consent of SPAC, amend or supplement the steps, transactions and filings to be completed in connection with the Company Capital Restructuring. The Company Capital Restructuring will be completed at the sole cost of the Company.

Section 8.9 EU Securities Regulation. During the Interim Period, the Parties shall not make any offer of securities in the European Economic Area in connection with the Transactions other than as may be required to satisfy the free float requirements in connection with a potential dual listing of the Company on Nasdaq Helsinki Ltd or in accordance with the provisions of the Prospectus Regulation providing for an exemption from the obligation to publish a prospectus. In the event that the Parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and do such things that such Party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its Affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

Section 8.10 Termination of Shareholders’ Agreements. Prior to the Closing, the Company shall take all actions necessary to terminate, effective as of and contingent upon the occurrence of the Closing, the Company Shareholders’ Agreements without any further liability or continuing obligation of, or restriction on the Company or any of its Affiliates, other than those obligations that expressly survive pursuant to the terms of the Company Shareholders’ Agreements.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of the Parties. The obligations of each Party to consummate, or cause to be consummated, the Transactions to occur at the Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(b) The Company Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(c) The Merger Sub Shareholder Approval shall have not been withdrawn, revoked, varied or become invalid;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, including the applicable public float requirements under Nasdaq listing rules, and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Ordinary Shares in the form of Company ADSs constituting the Merger Consideration to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance; and

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all Regulatory Approvals required in connection with the Transactions have been obtained from or waived by the relevant Governmental Authority.

Section 9.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3(c) (Capitalization of the Company), Section 3.4(a) (Capitalization of the Subsidiaries), Section 3.5 (Authorization), Section 3.11 (No Company Material Adverse Effect) and Section 3.20 (Brokers) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations contained in Section 3.3(a), Section 3.3(b) and Section 3.3(d) (Capitalization of the Company) shall each be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of the Company, LuxCo and the Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the obligations and covenants of the Company, LuxCo and the Merger Sub as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

(c) There shall have not been a Company Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.3 Conditions to Obligations of the Company, LuxCo and the Merger Sub at Closing. The obligations of the Company, LuxCo and the Merger Sub to consummate, or cause to be consummated, the Transactions to occur at the Closing, are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in the first three sentences of Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.4 (Authorization) and Section 4.10 (Brokers) (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations contained in Section 4.2 (Capitalization) shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time. Each of the other representations and warranties of SPAC contained in this Agreement (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b) Each of the obligations and covenants of SPAC as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

(c) There shall have not been a SPAC Material Adverse Effect following the date of this Agreement that is continuing and uncured; and

(d) The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.

Section 9.4 Frustration of Conditions. None of SPAC, the Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(e) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or the Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Sub then, for a period of up to thirty (30) days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.3(a) or Section 9.3(b) not to be satisfied at the Closing;

(f) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to thirty (30) days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.2(a) or Section 9.2(b) not to be satisfied at the Closing;

(g) by written notice from SPAC or the Company to the other, if the Transactions shall not have been consummated on or prior to the date that is one hundred eighty (180) days following the date of this Agreement (such date, the “Outside Date”); provided, that if the Closing Financial Statements have not been delivered by the Company to SPAC on or before the Financials Delivery Date, the Outside Date shall be automatically extended up to a maximum of one hundred twenty (120) additional days, for each day that elapses between the Financials Delivery Date and the date the Closing Financial Statements are delivered; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Outside Date”;

(h) by written notice from SPAC to the Company if the Company Shareholders’ Approval has not been obtained on or before the date that is two (2) Business Days following the date of the Company Shareholders’ Meeting; or

(i) by written notice from SPAC to the Company, if the Closing Financial Statements have not been delivered by the Company to SPAC on or before the Financials Delivery Date (the “Financial Statement Delivery Failure”), provided that such termination right shall become effective only if the Financial Statement Delivery Failure is not cured within the 30-day period after receipt by the Company of written notice from SPAC of such Financial Statement Delivery Failure, and SPAC shall have the right to terminate this Agreement at any time after such 30-day period until the Company’s delivery of the Closing Financial Statement to SPAC, provided further that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.3(a) or Section 9.3(b) not to be satisfied at the Closing.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the NDA and the agreements contained in this Section 10.2 and Article XI of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in any of the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company, LuxCo and Merger Sub acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on April 30, 2025 (File No.333-284777), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, LuxCo and Merger Sub further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s IPO) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates), LuxCo and Merger Sub hereby waive any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, LuxCo, and Merger Sub), on the one hand, and SPAC, on the other hand, may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Documents in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served: (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (iv) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to SPAC, to:

Real Asset Acquisition Corp.

174 Nassau Street, Suite 2100,

Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036

Attn: Elliott Smith; Gina Eiben

E-mail: [***]

and

Krogerus Attorneys Ltd

Fabianinkatu 9

FI-00130 Helsinki

Finland

Attention: Tom Fagernäs, Paul Raade, Antti Luhtala

Email: [***]

(b)	If to the Company, LuxCo or Merger Sub, to:

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Attention: Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Eric Blanchard; Peter Byrne; David Silverman; Rita Sobral

Email: [***]

and

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Attention: Juha Koponen; Eino Järnroos

E-mail: [***]

Section 11.4 Assignment. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.4 shall be void.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Benefit Plan, and any other benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, the Merger Sub or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or any other benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.19.

Section 11.6 Expenses. Except as set forth in this Section 11.6 or elsewhere in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Merger or any other Transaction is consummated; provided, however, that upon Closing and release of the funds held in the Trust Account to the Surviving Company, Transaction Expenses will be paid from the capital of the Surviving Company; provided, further, that any Excess SPAC Transaction Expenses shall be borne by the Sponsor through (a) the forfeiture of SPAC Class B Ordinary Shares valued at $10.00 per share or (b) cash, at the Sponsor’s election.

Section 11.7 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall be governed by the laws of the Cayman Islands and that the fiduciary duties of the Company Board shall be governed by the laws of Finland).

Section 11.8 Waiver of Trial by Jury. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9 Submission to Jurisdiction. Except as it relates to the Company Capital Restructuring, the LuxCo Merger and the FinCo Merger, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 11.3 shall be effective service of process for any such Proceeding.

Section 11.10 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.11 Company’s Knowledge; Knowledge of SPAC.

(a) For all purposes of this Agreement, the phrase “to the Company’s knowledge” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.11(a) of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Group Companies, as applicable, after reasonable inquiry of their respective direct reports.

(b) For all purposes of this Agreement, the phrase “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.11(b) of the SPAC Disclosure Letter, solely in their respective capacities as directors, officers or employees of SPAC, after reasonable inquiry of their respective direct reports.

For the avoidance of doubt, none of the individuals set forth on Section 11.11 (a) of the Company Disclosure Letter, or Section 11.11(b) of the SPAC Disclosure Letter shall have any personal Liability or obligations regarding such knowledge.

Section 11.12 Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

Section 11.13 Entire Agreement. This Agreement (together with the Disclosure Letters, Exhibits, Schedules or other documents expressly incorporated herein), the NDA and the other Transaction Documents (including any exhibits and schedules attached thereto) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of November 19, 2025).

Section 11.14 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.14 shall be void, ab initio; provided, that any such amendment or waiver may occur after the vote at the SPAC Shareholders’ Meeting so long as such amendment or waiver would not require the further approval of the SPAC Shareholders under applicable Law without such approval having first been obtained; provided, further, that any such amendment or waiver may occur after the Company Shareholders’ Approval so long as such amendment or waiver would not require the further approval of the Company Shareholders under applicable Law without such approval having first been obtained.

Section 11.15 Publicity. None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 11.15, each Party and its Affiliates may (i) make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the NDA without the consent of any other Party, (ii) make public statements with respect to previously announced or disclosed information, (iii) make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the SPAC SEC Filings without the consent of the other Parties; provided, further, that subject to Section 6.2 and this Section 11.15, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and provided, further, that notwithstanding anything to the contrary in this Section 11.15, nothing herein shall modify or affect SPAC’s obligations pursuant to Section 8.2.

Section 11.16 Confidentiality. The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including Nasdaq), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.17 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.18 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 11.18 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.19 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Transaction Document or any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Transaction Document or any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-

Party Affiliate is party to such document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.19.

Section 11.20 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.21 Conflicts and Privilege.

(a) The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “RAAQ Group”), on the one hand, and (y) the Company, the Surviving Company or any member of the IQM Group (as defined below), on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”), Krogerus Attorneys Ltd (“Krogerus”) and Conyers Dill & Pearman LLP (“Conyers”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the RAAQ Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, the Surviving Company, or the Sponsor. The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the RAAQ Group, on the one hand, and Perkins, Krogerus or Conyers, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the RAAQ Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Surviving Company.

(b) The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “IQM Group”), on the one hand, and (y) the Surviving Company or any member of the RAAQ Group, on the other hand, any legal counsel, including Cooley (“Cooley”), Borenius Attorneys Ltd (“Borenius”), Loyens & Loeff Luxembourg SARL (“Loyens”) and Mourant Ozannes (Cayman) LLP (“Mourant”) that represented the Company prior to the Closing may represent any member of the IQM Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and the Surviving Company. The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the IQM Group, on the one hand, and Cooley, Borenius, Loyens or Mourant, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the IQM Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company or the Surviving Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:
Real Asset Acquisition Corp.

By:	/s/ Peter Ort
	Name:	Peter Ort
	Title:	Principal Executive Officer and Co-Chairman

MERGER SUB:
IQM US LLC

By:	/s/ Jan Kürschner
	Name:	Jan Kürschner
	Title:	Manager A of Eclipse QC Sà r.l.

LUXCO:
ECLIPSE QC S.à r.l.

By:	/s/ Jan Kürschner
	Name:	Jan Kürschner
	Title:	Manager A

COMPANY:
IQM Finland Oy

By:	/s/ Jan Goetz
	Name:	Jan Goetz
	Title:	Chief Executive Officer

COMPANY:
IQM Finland Oy

By:	/s/ Sierk Pötting
	Name:	Sierk Pötting
	Title:	Chairman of the Board

[Signature Page to Business Combination Agreement]

EXHIBIT A Form of Sponsor Support Agreement

[Filed Separately]

EXHIBIT B Form of Shareholder Lock-Up Agreement

[Filed Separately]

EXHIBIT C Form of Registration Rights Agreement

[Filed Separately]

EXHIBIT D Form of Warrant Assignment Agreement

[Filed Separately]

EXHIBIT E-1 Form of Certificate of Merger

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

REAL ASSET ACQUISITION CORP.

WITH AND INTO

IQM US LLC

Pursuant to Title 6, Section 18-209(c) of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving Delaware limited liability company is IQM US LLC (“Merger Sub”), and the name of the foreign corporation being merged into the surviving Delaware limited liability company is Real Asset Acquisition Corp., a Cayman Islands exempted company (the “Company”).

SECOND: That the Business Combination Agreement (the “Merger Agreement”), made and entered into as of February 22, 2026, by and among the Company, IQM Finland Oy, Eclipse QC S.à r.l. and Merger Sub setting forth the terms and conditions of the merger of the Company with and into Merger Sub (the “Merger”), has been approved, adopted, certified, executed, and acknowledged by each of the Company, IQM Finland Oy, Eclipse QC S.à r.l. and Merger Sub.

THIRD: That Merger Sub shall be the surviving entity after the Merger (the “Surviving Entity”), which will continue its existence as said Surviving Entity under the name “IQM US LLC” upon the effective date of the Merger.

FOURTH: That an executed copy of the Merger Agreement is on file at Keilaranta 19, 02150 Espoo, Finland, a place of business of the surviving Delaware limited liability company.

FIFTH: That a copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any shareholder of the Company or any member of Merger Sub.

SIXTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said Surviving Entity has caused this certificate to be signed by an authorized person on this [●] day of [●], 2026.

IQM US LLC

By:	Eclipse QC S.à r.l., its sole Member

By:
Name:	Jan Kürschner
Title:	Manager A of Eclipse QC S.à r.l.
Chief Financial Officer of IQM Finland Oy

[Signature page to Certificate of Merger]

EXHIBIT E-2 Form of Plan of Merger

[Filed Separately]

EXHIBIT F Form of Amended Company Articles of Association

[Filed Separately]

EXHIBIT G Form of Voting and Support Agreement

[Filed Separately]

EXHIBIT H Form of PIPE Subscription Agreement

[Filed Separately]

Annex B

FORM OF PLAN OF MERGER

THIS PLAN OF MERGER (this Plan of Merger) is dated [●] 2026 between:

(1)	IQM US LLC, a limited liability company incorporated under the laws of Delaware (Merger Sub); and

(2)	REAL ASSET ACQUISITION CORP., a Cayman Islands exempted company (SPAC).

RECITALS

(A)

The sole member of Merger Sub and the board of directors of SPAC have approved a merger pursuant to which SPAC will merge with and into Merger Sub and cease to exist, with Merger Sub continuing as the surviving company (the Merger).

(B)

The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger, (iii) the provisions of Part 16 of the Cayman Act (defined below), and (iv) the applicable provisions of the DLLCA (defined below).

(C)	The sole member of Merger Sub has authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the DLLCA.

(D)	Each of Merger Sub and SPAC wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Cayman Act.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Merger:

Cayman Act	means the Companies Act (as amended) of the Cayman Islands;

Cayman Registrar	means the Registrar of Companies in the Cayman Islands;

Constituent Company	means each of Merger Sub and SPAC and Constituent Companies shall be construed accordingly;

Contracts	has the meaning given to that term in the Merger Agreement;

DLLCA	means the Delaware Limited Liability Company Act;

Liabilities	has the meaning given to that term in the Merger Agreement;

Merger Agreement	means the business combination agreement dated February 22, 2026 between, among others, Merger Sub and SPAC in the form annexed at Schedule 1 to this Plan of Merger;

Merger Effective Time	means the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Cayman Act or such later date as the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Cayman Act;

SPAC Class A Ordinary Shares	means Class A ordinary shares of SPAC of par value of US$0.0001 each; and

SPAC Class B Ordinary Shares	means Class B ordinary shares of SPAC of par value of US$0.0001 each.

1.2	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)

A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3	Schedule

The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.

2.	PLAN OF MERGER

2.1	Company Details

(a)	The constituent companies (as defined in the Cayman Act) to the Merger are Merger Sub and SPAC.

(b)	The surviving company (as defined in the Cayman Act) is Merger Sub, which shall continue to be named IQM US LLC at the Merger Effective Time.

(c)

The registered office of Merger Sub is at the offices of United Corporate Services, Inc., 800 North State Street, Suite 304, Dover, Kent County, Delaware 19901. The registered office of SPAC is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI -1111, Cayman Islands. Following the Merger Effective Time, the registered office of Merger Sub will continue to be at the offices of United Corporate Services, Inc., 800 North State Street, Suite 304, Dover, Kent County, Delaware 19901.

(d)	Immediately prior to the Merger Effective Time:

(i)	the sole Member (as defined in the limited liability company agreement of Merger Sub in the form attached at Schedule 2) of Merger Sub owns 100% of the membership interests in Merger Sub; and

(ii)

the authorised share capital of SPAC is [US$55,500 divided into: (1) 500,000,000 SPAC Class A Ordinary Shares, of which [●] SPAC Class A Ordinary Shares are issued and outstanding, (2) 50,000,000 SPAC Class B Ordinary Shares of US$0.0001 par value each, none of which are issued and outstanding, and (3) 5,000,000 preference shares of US$0.0001 par value each, none of which are issued and outstanding.]

(e)

At the Merger Effective Time, all outstanding membership interests in the Merger Sub shall remain outstanding and the sole Member of Merger Sub shall continue to own 100% of the membership interests in the Merger Sub.

2.2	Merger Effective Time

The Merger shall be effective at the Merger Effective Time.

2.3	Terms and Conditions of the Merger

(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property, as applicable, are set out in Merger Agreement.

(b)	At the Merger Effective Time, all outstanding membership interests of Merger Sub shall remain outstanding and continue to represent 100% of the outstanding membership interests of Merger Sub.

(c)

At the Merger Effective Time, the rights and restrictions attaching to the membership interests in Merger Sub shall be as set out in the limited liability company agreement of Merger Sub in the form attached at Schedule 2.

2.4	Limited liability company agreement of Merger Sub

The limited liability company agreement of Merger Sub immediately prior to the Merger, in the form attached at Schedule 2, shall continue to be its limited liability company agreement after the Merger.

2.5	Property

At the Merger Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities privileges, powers and franchises of each of the Constituent Companies shall immediately vest in Merger Sub, and all the Contracts, Liabilities, duties and obligations of SPAC (including all rights and obligations with respect to the Trust Account (as defined in the Merger Agreement)) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of Merger Sub, and Merger Sub shall execute any agreements and shall take such further actions, as any party may reasonably request to confirm that Merger Sub shall observe and discharge all covenants, duties and obligations of the Constituent Companies to be performed after the Merger Effective Time.

2.6	Sole member of Merger Sub

The name and address of the sole member of Merger Sub shall be as follows:

Name	Address
Eclipse QC S.à r.l.	16, rue Eugène Ruppert, L - 2453 Luxembourg, Grand Duchy of Luxembourg

2.7	Directors’ Benefits

No amounts or benefits will be paid or payable to any director or equivalent officer of either of the Constituent Companies consequent upon the Merger.

2.8	Secured Creditors

(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	SPAC has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	APPROVAL AND AUTHORISATION

3.1	This Plan of Merger has been approved by the board of directors or the sole member (as applicable) of each Constituent Company pursuant to section 237(7) of the Cayman Act.

3.2

This Plan of Merger has been authorised by special resolution (or equivalent) of the sole member or the shareholders (as applicable) of each Constituent Company pursuant to section 237(7) of the Cayman Act.

4.	AMENDMENT AND TERMINATION

4.1	At any time prior to the Merger Effective Time, this Plan of Merger may be amended by the sole member of Merger Sub and the board of directors of SPAC, to:

(a)	change the name of Merger Sub;

(b)

change the Merger Effective Time, provided that the new Merger Effective Time shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Cayman Registrar in accordance with section 234 of the Cayman Act; or

(c)

to make any other change to the Plan of Merger which the sole member of Merger Sub and the board of directors of SPAC consider, in their sole discretion, to be necessary or advisable in connection with the Merger.

4.2

At any time prior to the Merger Effective Time, this Plan of Merger may be terminated by the sole member of Merger Sub and the board of directors of SPAC, provided that such termination is in accordance with section 10.1 of the Merger Agreement.

4.3

If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Cayman Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Cayman Registrar in accordance with sections 235(2) and 235(4) of the Cayman Act and shall distribute copies of such notice in accordance with section 235(3) of the Cayman Act.

5.	COUNTERPARTS

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (including in PDF format) or by any other electronic means shall have the same effect as delivery of an originally executed counterpart of this Plan of Merger.

6.	GOVERNING LAW AND JURISDICTION

This Plan of Merger and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of the Cayman Islands. The courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Plan of Merger.

[The signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED	)
for and on behalf of	)
IQM US LLC acting by:	)
	)	Name:
	)	Position: Sole member
)

SIGNED	)
for and on behalf of	)
REAL ASSET ACQUISITION CORP. acting by:	)
	)	Name:
	)	Position: Director
)

Annex C

FORM OF AMENDED COMPANY ARTICLES OF ASSOCIATION

IQM Finland Oyj – Articles of Association

1§	Name and Domicile

The name of the company is IQM Finland Oyj and in English, IQM Finland Plc. The domicile of the company is Espoo.

2§	Field of activity

The object of the company is to research, develop, manufacture, market, sell, license, and deliver products, software, and services related to quantum computing and related technologies. The company may conduct its operations by itself or through its subsidiaries. As the parent company, the company may manage common tasks of the group such as administration and financing. The company may also own and manage shares, other securities and properties, as well as engage in securities trading and investment and financing activities that support the company’s business.

3§	Board of Directors

The company has a Board of Directors comprising of at least three (3) and up to seven (7) ordinary members, who shall be elected by the General Meeting. The term of office of the Board members expires at the closing of the Annual General Meeting following their election.

4§	CEO

The company has a CEO appointed by the Board of Directors.

5§	Representing the company

In addition to the Board of Directors, the company is represented by the Chair of the Board of Directors and the CEO, each alone, and by members of the Board of Directors, two (2) together. The Board of Directors may also authorize a named individual to represent the company, alone or together with another individual. The Board of Directors decides on the granting of procuration rights of the company.

6§	Auditor

The company shall have one (1) auditor that shall be an auditing firm approved by the Finnish Patent and Registration Office. The term of the office of the auditor shall expire at the closing of the Annual General Meeting following their election.

7§	Invitation to the General Meeting

The invitation to the General Meeting shall be delivered by publishing the notice on the company’s website no earlier than three (3) months and no later than three (3) weeks prior to the meeting, however, no later than nine (9) days before the record date of the meeting.

The Board of Directors may decide that participation in the meeting is also permitted so that a shareholder exercises their full decision-making power during the meeting using a remote connection and technical means.

The Board of Directors may also decide to convene a meeting without a physical venue so that the shareholders exercise their full decision-making power in real time during the meeting using a remote connection and technical means.

C-1

In order to be entitled to attend and exercise their right to speak at the meeting, a shareholder must notify the company of its attendance by the date specified in the invitation, which date may not be earlier than ten (10) days prior to the meeting.

In addition to the domicile of the company, meetings may be held in Helsinki.

8§	The Annual General Meeting

The Annual General Meeting shall be held annually on the date determined by the Board of Directors within six months of the end of the financial year.

At the Annual General Meeting, the following shall be presented:

1. the financial statements, which include the consolidated financial statements, and the annual report,

2. the auditor’s report, decided:

3. the adoption of the financial statements, which in the parent company also includes the adoption of the consolidated financial statements,

4. the use of the profit shown on the balance sheet,

5. the discharge from liability of the members of the Board of Directors and the CEO,

6. the remuneration policy, when necessary,

7. the approval of the remuneration report,

8. the number of the members of the Board of Directors and their remuneration,

9. the remuneration of the auditor and the sustainability reporting assurance provider, elected:

10. the members of the Board of Directors,

11. the auditor, and discussed:

12. other matters potentially included in the invitation to the Annual General Meeting.

9§	Book-entry securities system

The shares of the company belong to the book-entry securities system after the expiry of the registration period decided by the Board of Directors.

10§	Financial period

The financial period of the company is the calendar year.

C-2

Annex D

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2026, by and among IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), Real Asset Acquisition Corp., a Cayman Islands exempted company (“SPAC”), RAAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”), and certain shareholders of SPAC set forth on Schedule A hereto (together with the Sponsor, collectively, the “SPAC Insiders” and each, a “SPAC Insider”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Business Combination Agreement, dated February 22, 2026 (the “Business Combination Agreement”), entered into by and among the Company, IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned subsidiary of the Company (“LuxCo”), and SPAC, pursuant to which, among other things, SPAC will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect and wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, each SPAC Insider is, as of the date of this Agreement, the sole beneficial and legal owner (other than with respect to the Owned Shares of Sponsor, of which the individuals specified in the note to Schedule A may be deemed to have shared beneficial ownership) of (a) the number of SPAC Class B Ordinary Shares and (b) the number of SPAC Class A Ordinary Shares underlying SPAC Warrants, in each case, set forth opposite such SPAC Insider’s name on Schedule A hereto (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Owned Shares” of such SPAC Insider; and the Owned Shares and any other SPAC Shares (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by such SPAC Insider after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such SPAC Insider); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, the Company and SPAC have requested that each SPAC Insider enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of SPAC Insiders

Each SPAC Insider hereby represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization. Such SPAC Insider, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted.

1.2 Due Authorization. Such SPAC Insider, if an entity, has all requisite corporate power and authority, and if an individual, has full legal capacity, right and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such SPAC Insider is an entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of such SPAC Insider is necessary to authorize the execution and delivery of this Agreement or such SPAC Insider’s performance hereunder. This Agreement has been duly and validly executed and delivered by such SPAC Insider and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such SPAC Insider, enforceable against such SPAC Insider in accordance with its terms, subject to the Enforceability Exceptions.

1.3 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of such SPAC Insider is required to be obtained or made in connection with the execution, delivery or performance by such SPAC Insider of this Agreement or the consummation by such SPAC Insider of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such SPAC Insider of its obligations under this Agreement.

1.4 No-Conflict. The execution, delivery and performance by such SPAC Insider of this Agreement does not and will not (a) if such SPAC Insider is an entity, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of such SPAC Insider, (b) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such SPAC Insider or any of its (or his or her) properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such SPAC Insider is a party, or (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of such SPAC Insider, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such SPAC Insider of its (or his or her) obligations under this Agreement.

1.5 Subject Shares. Subject to any Transfer permitted under Section 2.2, such SPAC Insider is the sole legal and beneficial owner of its (or his or her) Subject Shares (other than with respect to the Subject Shares of Sponsor, of which the individuals specified in the note to Schedule A may be deemed to have shared beneficial ownership), and all such Subject Shares are owned by such SPAC Insider free and clear of all Encumbrances, other than Encumbrances pursuant to this Agreement, the other Transaction Documents, the SPAC Charter, the SPAC Insider Letter, or any applicable securities Laws. Such SPAC Insider does not legally or beneficially own any shares (or any securities convertible into or exercisable or exchangeable for shares) of SPAC other than the Subject Shares. Such SPAC Insider has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by (a) this Agreement, and (b) the SPAC Insider Letter.

1.6 Acknowledgement. Such SPAC Insider understands and acknowledges that each of the Company and SPAC is entering into the Business Combination Agreement in reliance upon such SPAC Insider’s execution and delivery of this Agreement. Such SPAC Insider has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

1.7 Absence of Litigation. With respect to such SPAC Insider, as of the date hereof, there is no Action pending against, or, to the knowledge of such SPAC Insider, threatened against, such SPAC Insider or any of such SPAC Insider’s properties or assets (including such SPAC Insider’s Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such SPAC Insider to perform its (or his or her) obligations hereunder or to consummate the transactions contemplated hereby.

1.8 Adequate Information. Such SPAC Insider is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement, and has independently and without reliance upon SPAC or the Company and based on such information as such SPAC Insider has deemed appropriate, made its (or his or her) own analysis and decision to enter into this Agreement. Such SPAC Insider acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Business Combination Agreement. Such SPAC Insider acknowledges that the agreements contained herein with respect to the Subject Shares held by such SPAC Insider are irrevocable and shall only terminate pursuant to Section 2.6 hereof.

1.9 Additional Representations and Warranties of Individual SPAC Insider. Such SPAC Insider, if an individual, (a) is not a minor, and is of full age and sound mind; and (b) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE II

Agreement to Vote; Certain Other Covenants of SPAC Insiders

Each SPAC Insider covenants and agrees during the term of this Agreement as follows:

2.1 Agreement to Vote.

(a) In Favor of the Merger. At any meeting of SPAC Shareholders called to seek the SPAC Shareholders’ Approval, including any extraordinary general meeting of SPAC, or at any adjournment thereof, or in connection with any written resolution or consent of SPAC Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Transaction Proposals and any other transactions contemplated by the Business Combination Agreement and any other Transaction Documents, such SPAC Insider shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by proxy, class vote and/or written resolution or consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholders’ Approval or, if there are insufficient votes in favor of granting the SPAC Shareholders’ Approval, in favor of the adjournment of such meeting of SPAC Shareholders to a later date.

(b) Against Other Transactions. At any meeting of SPAC Shareholders or at any adjournment thereof, or in connection with any written resolution or consent of SPAC Shareholders or in any other circumstances upon which such SPAC Insider’s vote, consent or other approval is sought, such SPAC Insider shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote (or cause to be voted) the Subject Shares (including by proxy, withholding class vote and/or written resolution or consent, if applicable) against (A) any business combination agreement, merger agreement or merger, scheme of arrangement, business combination, consolidation, combination, sale of substantially all of its assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any Equity Securities of SPAC (other than the Business Combination Agreement, the Merger and the Transactions), (B) other than in connection with the Transactions, any SPAC Acquisition Proposal, (C) allowing SPAC to execute or enter into, any agreement related to a SPAC Acquisition Proposal, and (D) entering into any agreement, or agreement in principle requiring SPAC to impede, abandon, terminate or fail to consummate the transactions contemplated by the Business Combination Agreement or breach its obligations thereunder, which, in each of cases (B) and (D) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document, the Merger or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c) Revoke Other Proxies; No Voting Trusts. Such SPAC Insider hereby agrees in connection with the Transactions, it shall (i) revoke any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement, and (ii) not to deposit any Subject Shares in a voting trust or subject any Subject Shares or, if applicable, options to any arrangement or agreement with respect to the voting of such Subject Shares. Such SPAC Insider further represents and warrants that (i) any proxies or powers of attorney heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, (ii) such revocable proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the SPAC Insider Letter, and (iii) the donee(s) of such revocable proxies or powers of attorney have been notified of, and have acknowledged, the revocation by such SPAC Insider of such revocable proxies or powers of attorney.

(d) Irrevocable Proxy and Power of Attorney. Such SPAC Insider hereby unconditionally and irrevocably grants to, and appoints, in the event that such SPAC Insider shall for whatever reason fail to perform any of its obligations under Section 2.1(a), the Company and any individual designated in writing by the Company, and each of them individually, as such SPAC Insider’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such SPAC Insider, to vote the Subject Shares, or grant a written resolution, consent or approval in respect of the Subject Shares, in a manner consistent with Section 2.1(a). Such SPAC Insider agrees to execute such documents or certificates evidencing such proxy or power of attorney as the Company may reasonably request. Such SPAC Insider understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon such SPAC Insider’s execution and delivery of this Agreement. Such SPAC Insider hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 2.1(d) are given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney are given to secure a proprietary interest or the performance of obligations owed to the Company and may under no circumstances be revoked. Such SPAC Insider hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. The irrevocable proxy and power of attorney granted hereunder shall be valid until the termination of this Agreement in accordance with its terms. Without limiting the foregoing, the irrevocable proxy and power of attorney granted hereunder shall not be revoked by the death, incapacity or bankruptcy of such SPAC Insider, or if such SPAC Insider is a body corporate, by its winding-up or dissolution.

2.2 No Transfer. From the date of this Agreement until the date of termination of this Agreement, such SPAC Insider shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, mortgage, charge, assign by way of security, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Business Combination Agreement, other Transaction Documents or any existing voting arrangements expressly set forth in the SPAC Insider Letter, (iii) take any action that would reasonably be expected to make any representation or warranty of such SPAC Insider herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling any SPAC Insider from performing its (or his or her) obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, such SPAC Insider may make Transfers of the Subject Shares (A) pursuant to this Agreement, (B) upon the consent of the Company and SPAC, (C) between SPAC Insider and any of its Affiliates (and any of SPAC Insider’s and its Affiliates’ respective executive officers and directors) (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as SPAC Insider was with respect to such transferred Subject Shares), and (D) by virtue of SPAC Insider’s Organizational Documents upon liquidation or dissolution of such SPAC Insider, so long as, in each case of clauses (A) through (D), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such SPAC Insider’s obligations under this Agreement and the Business Combination Agreement is not relinquished or prior to and as a condition to the effectiveness of any such Transfer (provided that such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such SPAC Insider was with respect to such transferred Subject Shares); provided, further, that in the case of clause (D), the transferee will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Proxy/Registration Statement being declared effective under the Securities Act. Each SPAC Insider acknowledges that any action attempted to be taken in violation of the preceding sentence shall be null and void. Each SPAC Insider agrees with, and covenants to, the Company and SPAC that such SPAC Insider shall not request SPAC to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares in violation of this Section 2.2.

2.3 Waiver of Dissenters’ Rights. Such SPAC Insider hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the Merger and the Business Combination Agreement.

2.4 No Redemption. Such SPAC Insider irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such SPAC Insider shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by such SPAC Insider, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions.

2.5 New Shares. In the event that (i) prior to the Closing (a) any SPAC Shares or other securities are issued or otherwise issued to such SPAC Insider, including, without limitation, pursuant to any share dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any share subdivision, recapitalization, consolidation, exchange of shares or the like, (b) such SPAC Insider acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options or warrants, settlement of restricted share units or capitalization of working capital loans, or (c) such SPAC Insider acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (collectively, the “New Securities”), or (ii) in connection with or following the Closing, the SPAC Insider receives any ADSs in respect of any of the Subject Shares or New Securities (the “Subject ADSs”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities and Subject ADSs (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

2.6 SPAC Insider Letter. Each of the SPAC Insiders and SPAC hereby agree that (a) from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the SPAC Insider Letter, except as otherwise provided for under this Agreement, the Business Combination Agreement or any other Transaction Document or with the prior written consent of the Company; and (b) the Lock-Up Restrictions (as defined below) shall supersede the lock-up provisions contained in the SPAC Insider Letter.

2.7 Termination. This Agreement shall terminate upon the earlier of:

(a) the Closing, provided, however, that upon such termination, (i) Section 2.3, Section 2.5, Section 2.6, Section 3.2, Section 3.5, Section 3.7, Section 3.9, Section 3.10, Section 3.11 and Section 3.12 shall survive indefinitely; and (ii) Section 2.12 and Section 3.1 shall survive until the date on which none of the Company, any SPAC Insider or any holder of a Locked-Up Share (as defined below) has any rights or obligations hereunder; and

(b) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

2.8 Waiver of Anti-Dilution Protection. Such SPAC Insider hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Charter) pursuant to and in compliance with Article 17.3 of the SPAC Charter in connection with the Transactions.

2.9 Acquisition Proposals; Confidentiality. Such SPAC Insider shall be bound by and comply with Sections 7.3 (Acquisition Proposals and Alternative Transactions), 11.14 (Publicity) and 11.15 (Confidentiality) of the Business Combination Agreement (and any relevant definitions contained in any such sections) as if (a) such SPAC Insider was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to “SPAC” contained in Section 7.3 of the Business Combination Agreement (other than for purposes of the definition of “SPAC Acquisition Proposal”) and “Affiliates” in Section 11.15 of the Business Combination Agreement shall also refer to such SPAC Insider.

2.10 Consent to Disclosure. Such SPAC Insider consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the Business Combination Agreement or this Agreement, such SPAC Insider’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of such SPAC Insider’s commitments and obligations under this Agreement, and such SPAC Insider acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such SPAC Insider agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such SPAC Insider shall become aware that any such information shall have become false or misleading in any material respect.

2.11 Sponsor Forfeiture.

(a) The Sponsor agrees that, effective as of and conditioned upon the Closing, (i) the Sponsor shall irrevocably forfeit and surrender to SPAC 1,375,000 SPAC Class B Ordinary Shares, together with all Company Ordinary Shares issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Forfeited Shares”), (ii) the Sponsor shall cause all right, title and interest in and to such Forfeited Shares to be transferred to SPAC without consideration, (iii) the Sponsor shall not have any rights with respect to such Forfeited Shares, and (iv) such Forfeited Shares shall thereupon be cancelled by SPAC and no longer outstanding. SPAC is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to terminate and cancel any Forfeited Shares that have been forfeited as provided in this Section 2.11.

(b) The Sponsor further agrees that, effective as of and conditioned upon the Closing, the Sponsor shall irrevocably forfeit and surrender to SPAC up to 3,725,000 SPAC Warrants held by the Sponsor, together with all Company Shares issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Surrendered Warrants”), as follows:

(i) If the Remaining Trust Fund Proceeds at the Closing (after, for the avoidance of doubt, giving effect to the SPAC Shareholder Redemptions) is less than or equal to $100,000,000.00, all Surrendered Warrants shall be forfeited by the Sponsor.

(ii) If the Remaining Trust Fund Proceeds at the Closing (after, for the avoidance of doubt, giving effect to the SPAC Shareholder Redemptions) is greater than $100,000,000.00, the Sponsor shall retain a number of Surrendered Warrants equal to (A) 3,725,000 multiplied by (B) a fraction, the numerator of which is the Remaining Trust Funds Proceeds and the denominator of which is $175,000,000.00.

2.12 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), such SPAC Insider agrees not to, without the prior written consent of the Company Board, Transfer:

(i) any Locked-Up Shares (as defined below) held by it. The foregoing limitations shall remain in full force and effect for a period beginning on the Closing Date and ending on the earliest of (i) the date that is twelve (12) months from the Closing Date, (ii) the date on which the Trading Price of an ADS equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period commencing at least one hundred and fifty (150) days after the Closing Date and (iii) the date on which the Company completes a Change of Control Transaction (such period, the “Share Lock-Up Period”) with respect to all the Locked-Up Shares. For purposes of this Section 2.13, “Locked-Up Shares” means, with respect to each SPAC Insider, 70% of the Company ADSs held by such SPAC Insider immediately after the Merger Effective Time. For the avoidance of doubt, the Locked-Up Shares exclude any Company Warrants held by the SPAC Insiders or any Company Ordinary Shares acquired by such SPAC Insider upon the conversion, exercise or exchange of the Company Warrants; and

(ii) any Company Warrants held by each SPAC Insider immediately after the Merger Effective Time and any Company Ordinary Shares acquired by such SPAC Insider upon the conversion, exercise or exchange of the Company Warrants (together with the Locked-Up Shares, the “Locked-Up Securities”) until thirty (30) days after the Closing Date (the “Warrants Lock-up Period”, and together with the Share Lock-Up Period, the “Lock-Up Period”).

(b) The restrictions set forth in Section 2.12(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii) in the case of an individual, Transfers (A) pursuant to a bona fide gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization or (B) for estate planning purposes;

(iii) in the case of an individual, Transfers by will, testamentary documents or virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;

(v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s Organizational Documents upon dissolution of the entity;

(viii) pledges, mortgages or charges of any Locked-Up Securities to a financial institution that create a mere security interest in such Locked-Up Securities pursuant to a bona fide loan or indebtedness transaction so long as the applicable SPAC Insider continues to control the exercise of the voting rights of such pledged, mortgaged or charged Locked-Up Securities as well as any foreclosures on such pledged, mortgaged or charged Locked-Up Securities; and provided, that during the Lock-Up Period, such financial institution shall not be permitted to foreclose upon such Locked-Up Securities or otherwise be entitled to enforce its rights or remedies with respect to the Locked-Up Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Locked-Up Securities;

(ix) Transfers of any Company ADSs acquired as part of the PIPE Financing;

(x) transactions relating to Company ADSs or other securities convertible into or exercisable or exchangeable for Company ADSs acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi) the exercise of any options or warrants to purchase Company ADSs (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), provided that any Company Ordinary Shares received upon such exercise shall be subject to the terms of this Agreement (other than any Company Ordinary Shares acquired by such SPAC Insider upon the conversion, exercise or exchange of the Company Warrants);

(xii) Transfers to the Company to satisfy Tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii) Transfers to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;

(xiv) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Securities shall be made by any SPAC Insider pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(xv) Transfers into any pro rata redemption or share buyback offer by the Company or its affiliates which is made on identical terms to all of the Company’s shareholders and/or ADSs (or any securities convertible into or exercisable or exchangeable for ADSs);

(xvi) Transfers made in connection with a liquidation, merger, share exchange, reorganization, tender offer approved by the Company Board or a duly authorized committee thereof or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(xvii) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i) through (vii) and clause (ix);

provided, however, that in the case of clauses (i)-(iii) and (v)-(viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, (it being understood that any references to “immediate family” in this agreement shall continue to expressly refer only to the immediate family of the initial Shareholder and not to the immediate family of the permitted transferee), agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, (A) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; (B) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act; and (C) “Trading Day” shall mean any day on which the Company ADSs are actually traded on the principal securities exchange or securities market on which Company ADSs are then traded.

(c) For the avoidance of doubt, such SPAC Insider shall retain all of its rights as a securityholder of the Company during the applicable Lock-Up Period, including the right to vote any Locked-Up Securities or receive any dividends or distributions thereon.

(d) For the avoidance of doubt, the Lock-Up Restrictions do not apply to any SPAC Shares or ADSs (or any securities convertible into or exercisable or exchangeable for SPAC Shares or ADSs) acquired by the SPAC Insider’s immediate family or affiliate otherwise than from the SPAC Insider.

(e) In furtherance of the foregoing, the Company, and any duly appointed transfer issuer for the registration or transfer of the Locked-Up Securities, are hereby authorized to (i) decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions, and (ii) take any and all action the Company and any duly appointed issuer agent deems desirable in order to give effect to this Agreement, including the registration of transfer restrictions in the book-entry system of Euroclear Finland Oy.

ARTICLE III

General Provisions

3.1 [Reserved].

3.2 Notice. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the Company and SPAC in accordance with Section 11.3 of the Business Combination Agreement and to each SPAC Insider at the address set forth below (or at such other address for a party as shall be specified by like notice). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five days after posting.

If to Sponsor or any other SPAC insider:

RAAQ Sponsor LLC

c/o Real Asset Acquisition Corp.

174 Nassau Street, Suite 2100

Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036

Attention: Elliott Smith; Gina Eiben

E-mail: [***]

3.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its (or his or her) obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Shares or Free Securities shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

3.5 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

3.6 CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE CONVENIENT OR APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 3.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.6.

3.7 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 2.6, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not allege, and each party hereby waives the defense, that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.7 shall not be required to provide any bond or other security in connection with any such injunction.

3.8 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

3.9 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders or shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, representatives or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder or shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for fraud committed by such party.

3.10 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no SPAC Insider makes any agreement or understanding herein in any capacity other than in such SPAC Insider’s capacity as a record holder and beneficial owner of the Subject Shares, and not in such SPAC Insider’s capacity as a director, officer or employee of SPAC or the Sponsor, and (b) nothing herein will be construed to limit or affect any action or inaction by such SPAC Insider or any representative of such SPAC Insider serving as a member of the board of directors of SPAC or the Sponsor or as an officer, employee or fiduciary of SPAC or the Sponsor, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of SPAC or the Sponsor.

3.11 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to such SPAC Insider, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SPAC or exercise any power or authority to direct any SPAC Insider in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares. Except as otherwise expressly provided in Section 1, no SPAC Insider shall be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) its written consent to any other matters presented to the shareholders of SPAC.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

IQM Finland Oy

By:	/s/ Jan Goetz
Name:	Jan Goetz
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Real Asset Acquisitions Corp.

By:	/s/ Peter Ort
Name:	Peter Ort
Title:	Principal Executive Officer and Co-Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

RAAQ Sponsor LLC

By:	/s/ Peter Ort
Name:	Peter Ort
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Peter Ort

/s/ Peter Ort
Name: Peter Ort

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Jeff Tuder

/s/ Jeff Tuder
Name: Jeff Tuder

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Robert Neal

/s/ Robert Neal
Name: Robert Neal

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Mark Smith

/s/ Mark Smith
Name: Mark Smith

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Eduardo Munemori

/s/ Eduardo Munemori
Name: Eduardo Munemori

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Jim Cornell

/s/ Jim Cornell
Name: Jim Cornell

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Dan Desjardins

/s/ Dan Desjardins
Name: Dan Desjardins

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Robert Van Belle

/s/ Robert Van Belle
Name: Robert Van Belle

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Curtis Weldon

/s/ Curtis Weldon
Name: Curtis Weldon

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

David Moehring

/s/ David Moehring
Name: David Moehring

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Landon Down

/s/ Landon Down
Name: Landon Down

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

SPAC INSIDERS

SPAC Insider (Legal Name)	SPAC Class B Ordinary Shares (Number)	SPAC Class A Ordinary Shares Underlying SPAC Warrants (Number)
RAAQ Sponsor LLC c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	5,615,000	3,725,000

Peter Ort c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	—	—

Jeff Tuder c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	—	—

Robert Neal c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	25,000	—

Mark Smith c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	25,000	—

Eduardo Munemori c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	25,000	—

Jim Cornell c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

Dan Desjardins c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

Robert Van Belle c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

Curtis Weldon c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

SPAC Insider (Legal Name)	SPAC Class B Ordinary Shares (Number)	SPAC Class A Ordinary Shares Underlying SPAC Warrants (Number)

David Moehring c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

Landon Down c/o Real Asset Acquisition Corp. 174 Nassau Street, Suite 2100 Princeton, NJ 08542	10,000	—

Annex E

FORM OF SHAREHOLDER LOCK-UP AGREEMENT

This SHAREHOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2026, by and among IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), Real Asset Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and the shareholder of the Company set forth on Schedule A hereto (the “Shareholder”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in that certain Business Combination Agreement, dated February 22, 2026 (the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), entered into by and among the Company, SPAC, IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), and Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned Subsidiary of the Company (“LuxCo”), pursuant to which, among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect and wholly owned subsidiary of the Company (the “Merger”) and (ii) immediately prior to the effective time of the Merger, the Company will effect the Company Capital Restructuring;

WHEREAS, the Shareholder is, as of the date of this Agreement, the sole beneficial and legal owner of such number of Pre-Share Split Shares (or any securities convertible into or exercisable or exchangeable for Pre-Share Split Shares) set forth opposite the Shareholder’s name on Schedule A hereto (the “Owned Shares” of the Shareholder; and the Owned Shares and any other Pre-Share Split Shares or Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Pre-Share Split Shares or Company Ordinary Shares) acquired by the Shareholder after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of the Shareholder); and

WHEREAS, in order to induce SPAC and the Company to proceed with the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Company and SPAC have requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization. The Shareholder, if an entity, is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted.

1.2 Due Authorization. The Shareholder, if an entity, has all requisite corporate power and authority, and if an individual, has full legal capacity, right and authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Shareholder is an entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate or equivalent proceeding on the part of the Shareholder is necessary to authorize the execution and delivery of this Agreement or the Shareholder’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

1.3 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of other parties hereto contained in this Agreement, no consent of or with any Governmental Authority on the part of the Shareholder is required to be obtained or made in connection with the execution, delivery or performance by the Shareholder of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Shareholder of its obligations under this Agreement.

1.4 No-Conflict. The execution, delivery and performance by the Shareholder of this Agreement do not and will not (a) if the Shareholder is an entity, contravene or conflict with or violate any provision of, or result in the breach of the Organizational Documents of the Shareholder, (b) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to the Shareholder or any of the Shareholder’s properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, or (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Shareholder, except in the case of each of clauses (b) through (d) that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Shareholder of the Shareholder’s obligations under this Agreement.

1.5 Subject Shares. The Shareholder is the sole legal and beneficial owner of the Shareholder’s Subject Shares, and all such Subject Shares are owned by the Shareholder free and clear of all Encumbrances, other than Encumbrances pursuant to this Agreement, the other Transaction Documents, the Company Articles of Association, the Company Shareholders’ Agreements, or any applicable securities Laws. The Shareholder does not legally or beneficially own any shares (or any securities convertible into or exercisable or exchangeable for shares) of the Company other than the Subject Shares.

1.6 Acknowledgement. The Shareholder has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

1.7 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Shareholder, threatened against, the Shareholder or any of the Shareholder’s properties or assets (including the Shareholder’s Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

1.8 Adequate Information. The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement, and has independently and without reliance upon SPAC or the Company and based on such information as the Shareholder has deemed appropriate, made its (or his or her) own analysis and decision to enter into this Agreement. The Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, with respect to this Agreement, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Business Combination Agreement, it being acknowledged that the Company has made representations and warranties in connection with those certain Transaction Documents, to which the Shareholder is a party, entered substantially concurrently herewith. The Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Shareholder are irrevocable and shall only terminate pursuant to Section 2.4 hereof.

1.9 Additional Representations and Warranties of Individual Shareholder. The Shareholder, if an individual, (a) is not a minor, and is of full age and sound mind; and (b) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks of the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE II

Agreement Not to Transfer; Certain Other Covenants of the Shareholder

The Shareholder covenants and agrees during the term of this Agreement as follows:

2.1 No Transfer. From the date of this Agreement until the date of termination of this Agreement, the Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, mortgage, charge, assign by way of security, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (other than any Subject Shares issued to Shareholder in the PIPE Financing), whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, “Transfer”), (ii) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in the Business Combination Agreement or other Transaction Documents, (iii) take any action that would reasonably be expected to make any representation or warranty of the Shareholder herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling the Shareholder from performing its (or his or her) obligations hereunder, or (iv) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the Shareholder may make Transfers of the Subject Shares (A) pursuant to this Agreement, (B) prior to the Closing, upon the consent of the Company and SPAC, and following the Closing, upon the consent of the Company Board, and (C) if the Shareholder is an entity, by virtue of the Shareholder’s Organizational Documents upon liquidation or dissolution of the Shareholder, so long as, in each case of clauses (A) through (C), the power to fulfill the Shareholder’s obligations under this Agreement and the Business Combination Agreement is not relinquished and prior to and as a condition to the effectiveness of any such Transfer, such transferee shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC prior to the Closing, and to the Company Board following the Closing, agreeing to be bound by this Agreement to the same extent as the Shareholder was with respect to such transferred Subject Shares. Any action attempted to be taken in violation of the preceding sentence will be null and void. The Shareholder agrees with, and covenants to, the Company and SPAC that the Shareholder shall not request the Company to register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares in violation of this Section 2.1.

2.2 New Shares. In the event that (i) prior to the Closing (a) any Pre-Share Split Shares or other securities of the Company are issued to the Shareholder, including, without limitation, pursuant to the Company Capital Restructuring or any other share dividend or distribution, or any change in any of the Pre-Share Split Shares or other share capital of the Company by reason of any share subdivision, recapitalization, consolidation, exchange of shares or the like, or (b) the Shareholder acquires legal or beneficial ownership of any Pre-Share Split Shares and/or Company Ordinary Shares after the date of this Agreement, including upon exercise of Company Options or Company Series B Warrants (collectively, the “New Securities”), or (ii) in connection with or following the Closing, the Shareholder receives any ADSs in respect of any of the Subject Shares or New Securities (the “Subject ADSs”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities and Subject ADSs (including all such dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

2.3 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the Lock-Up Period (as defined below), the Shareholder agrees not to Transfer any Locked-Up Securities (as defined below) held by the Shareholder. The foregoing limitations shall remain in full force and effect from the date of this Agreement until the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) the date on which the last sale price of the ADSs equals or exceeds $12.00 per ADS (as adjusted for share sub-divisions, share dividends, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing, or (y) the date on which the Company completes a Change of Control Transaction (such period, the “Lock-Up Period”) with respect to all the Locked-Up Securities. For purposes of this Section 2.3, “Locked-Up Securities” means any Subject Shares held by the Shareholder or issued to Shareholder in connection with the Business Combination, other than any Subject Shares issued to Shareholder in the PIPE Financing. For purposes of this Section 2.3, “Trading Day” shall mean any day on which the ADSs are actually traded on the principal securities exchange or securities market on which the ADSs are then traded.

(b) The restrictions set forth in Section 2.3(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an entity, Transfers to (A) such entity’s officers, directors or members or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii) in the case of an individual, Transfers (A) pursuant to a bona fide gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization or (B) for estate planning purposes;

(iii) in the case of an individual, Transfers by will, testamentary documents or virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;

(v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s Organizational Documents upon dissolution of the entity;

(viii) pledges of Locked-Up Securities to a financial institution that create a mere security interest in such Locked-Up Securities pursuant to a bona fide loan or indebtedness transaction so long as Shareholder continues to control the exercise of voting rights of such pledged Locked-Up Securities as well as any foreclosures on such pledged Locked-Up Securities, and provided further, that during the Lock-Up Period such financial institution shall not be permitted to foreclose upon such Locked-Up Securities or otherwise be entitled to enforce its rights or remedies with respect to the Locked-Up Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Locked-Up Securities;

(ix) transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(x) the exercise of any options or warrants to purchase Pre-Share Split Shares or Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), provided that any Company Ordinary Shares received upon such exercise shall be subject to the terms of this Agreement;

(xi) Transfers to satisfy Tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xii) Transfers to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;

(xiii) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Securities shall be made by the Shareholder pursuant to such Trading Plan during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period;

(xiv) Transfers into any pro rata redemption or share buyback offer by the Company or its affiliates which is made on identical terms to all of the Company’s shareholders and/or Pre-Share Split Shares or Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Pre-Share Split Shares or Company Ordinary Shares); and

(xv) Transfers made in connection with a liquidation, merger, share exchange, reorganization, tender offer approved by the Company Board or a duly authorized committee thereof or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

provided, however, that in the case of clauses (i)-(iii) and (v)-(viii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in this agreement shall continue to expressly refer only to the immediate family of the initial Shareholder and not to the immediate family of the permitted transferee), agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, (A) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and (B) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

(c) For the avoidance of doubt, the Shareholder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Securities or receive any dividends or distributions thereon.

(d) For the avoidance of doubt, the Lock-Up Restrictions do not apply to any Pre-Share Split Shares or Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Pre-Share Split Shares or Company Ordinary Shares) acquired by the Shareholder’s immediate family or affiliate otherwise than from the Shareholder.

(e) In furtherance of the foregoing, the Company, and any duly appointed transfer agent (or equivalent) for the registration or transfer of the Locked-Up Securities, are hereby authorized to (i) decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions, and (ii) take any and all action the Company and any duly appointed transfer agent (or equivalent) deems desirable in order to give effect to this Agreement, including the registration of transfer restrictions in the book-entry system of Euroclear Finland Oy.

2.4 Termination. This Agreement shall terminate upon the earlier of (i) the date on which Shareholder no longer holds Locked Up-Securities, (ii) the date the Lock-Up Period is no longer in effect, and (iii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

2.5 Existing Shareholders Agreement. The Shareholder and the Company hereby agrees that, in accordance with the terms thereof, (i) the Company Shareholders’ Agreements, (ii) any rights of such Shareholder under the Company Shareholders’ Agreements and (iii) any rights under any other agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders, shall be terminated effective as of the Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of the Shareholder or the Company, and neither the Company, the Shareholder, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations thereunder and the Shareholder and the Company hereby releases in full any and all claims with respect thereto with effect on and from the Merger Effective Time. Notwithstanding the foregoing, the termination of the Company Shareholders’ Agreements does not release any party from any liability under any obligation pursuant to the Company Shareholders’ Agreements, which at the time thereof has already fallen due for performance or any prior breach of the Company Shareholders’ Agreements. The Company Shareholders’ Agreements remain binding after the termination with respect to all parties to the extent the context so requires in order to safeguard the rights of the parties and the exercise of the provisions agreed upon in the Company Shareholders’ Agreements. In particular, the sections regarding intellectual property rights, confidentiality, non-competition and non-solicitation, and certain other provisions survive the termination of the Company Shareholders’ Agreements. The confidentiality obligations survive the termination of the Company Shareholders’ Agreements for a period of 24 months, while the non-competition and non-solicitation obligation survives the termination for a period of 12 months.

ARTICLE III

General Provisions

3.1 [Reserved].

3.2 Notice. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the Company and SPAC in accordance with Section 11.3 of the Business Combination

Agreement and to the Shareholder at the address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting.

3.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, except that, for the avoidance of doubt, in connection with a Transfer of any Subject Shares in accordance with the terms of this Agreement, transferee to whom such Subject Shares are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided, that no such assignment shall relieve the assigning party of its (or his or her) obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Subject Shares shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

3.5 Governing Law. This Agreement is governed by and construed in accordance with the laws of Finland without regard to its principles of private international law or conflict of laws rules.

3.6 CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY. ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY THEREOF, SHALL BE FINALLY SETTLED BY ARBITRATION IN ACCORDANCE WITH THE ARBITRATION RULES OF THE FINLAND CHAMBER OF COMMERCE BY ONE ARBITRATOR. THE SEAT OF ARBITRATION SHALL BE HELSINKI, FINLAND. THE LANGUAGE OF THE ARBITRATION SHALL BE ENGLISH.

3.7 Enforcement. The Shareholder agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Shareholder does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Shareholder acknowledges and agrees that (i) the Company and SPAC shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 2.4, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. The Shareholder agrees that it will not allege and hereby waives the defense, that the Company or SPAC have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Shareholder acknowledges and agrees that the Company and SPAC shall not be required to provide any bond or other security in connection with any such injunction.

3.8 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

3.9 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders or shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, representatives or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder or shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for fraud committed by such party.

3.10 Shareholder Release. The Shareholder, on the Shareholder’s own behalf and on behalf of each of the Shareholder’s Affiliates and each of the Shareholder’s and the Shareholder’s Affiliates’ successors, assigns and executors (each, a “Shareholder Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, SPAC, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Shareholder Releasee”), from (x) any and all obligations or duties the Company, SPAC or any of their respective Subsidiaries has prior to or as of the Merger Effective Time to such Shareholder Releasor or (y) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Shareholder Releasor has prior to or as of the Merger Effective Time, against any Shareholder Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time, in each case solely to the extent that it arises out of, or is related to, (A) such Shareholder Releasor’s ownership of equity or debt interests in the Company prior to the Merger Effective Time (including any and all claims such Shareholder Releasor may have against the Shareholder Releasees in such Shareholder Releasor’s capacity as a securityholder or a debtholder of the Company) and (B) the organization, management or operation of the businesses of the Company relating to any matter, occurrence, action, failure to act, omission or activity prior to the Merger Effective Time, in each case, solely in such Shareholder Releasor’s capacity as an equity or debt securityholder; provided, however, that nothing contained in this Section 3.10 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Business Combination Agreement, the other Transaction Documents (including the relevant Voting and Support Agreement) or the Company Articles of Association, (ii) for indemnification or contribution, in any Shareholder Releasor’s capacity as an officer or director of the Company, (iii) arising under any then-existing insurance policy of the Company, (iv) for any claim for fraud, or (v) that are preserved pursuant to Section 2.5 of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

IQM Finland Oy

By:
Name:
Title:

[Signature Page to Shareholder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

Real Asset Acquisition Corp.

By:
Name:
Title:

[Signature Page to Shareholder Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

[Shareholder]

By:
Name:
Title:

[Signature Page to Shareholder Lock-Up Agreement]

Annex F

FORM OF SHAREHOLDER VOTING AND SUPPORT AGREEMENT

This Shareholder Voting and Support Agreement (this “Agreement”) is entered into as of February 22, 2026, by and among Real Asset Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), the Person set forth on the signature page hereto (the “Company Shareholder”), and IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholder is the holder of record of such number of shares of such classes or series of Company Pre-Share Split Shares as are indicated opposite such Company Shareholder’s name on Schedule I hereto (all such Pre-Share Split Shares of the Company, together with (i) any Pre-Share Split Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Shareholder during the period from the date hereof through the Expiration Time (as defined below) and (ii) solely with respect to Section 1.4, any Pre-Share Split Shares for which the Company Shareholder has been appointed or designated by any other Company Shareholder as such Company Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Company Shareholder are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of the Company ( “Merger Sub”), Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and direct, wholly owned subsidiary of the Company (“LuxCo”, and together with Merger Sub, “Merger Subs”) and the Company, are entering into a Business Combination Agreement (as amended or supplemented, from time to time, the “Business Combination Agreement”), substantially in the form attached hereto;

WHEREAS, pursuant to the terms of the Business Combination Agreement, among other transactions, (i) prior to Merger Effective Time, the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Split (the Conversion, the AoA Amendment and the Share Split each as defined in the Business Combination Agreement and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Share Split and at the Merger Effective Time, SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect and wholly owned Subsidiary of the Company and with (a) the Merger occurring upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Delaware Limited Liability Company Act, Part 16 of the Companies Act (As Revised) of the Cayman Islands and other applicable laws and (b) the Company Capital Restructuring occurring upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Finnish Limited Liability Companies Act (Fi. osakeyhtiölaki) (624/2006, as amended) (the “Finnish Companies Act”); and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and the Transaction Documents and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHAREHOLDER VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Shareholder shall be bound by and comply with Sections 11.14 (Publicity) and 11.15 (Confidentiality) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in each sentence of Section 11.14 of the Business Combination Agreement and the first reference to the Company contained in Section 11.15 of the Business Combination Agreement also referred to the Company Shareholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Company Shareholder and any Affiliate of the Company Shareholder (each such Transfer, a “Permitted Transfer”), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to SPAC a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer that is not a Permitted Transfer under this Section 1.2 shall not relieve the Company Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Shareholder’s Subject Shares shall be null and void.

Section 1.3 New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to the Company Shareholder pursuant to any dividend, share split, recapitalization, reclassification, combination or exchange of Subject Shares, exercise of Company options, conversion of Company Preferred Shares or otherwise, (b) the Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) the Company Shareholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Shares”), then such New Shares acquired or purchased by the Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Shareholder as of the date hereof.

Section 1.4 Company Shareholder Undertakings.

(a) Hereafter until the Expiration Time, the Company Shareholder hereby unconditionally and irrevocably agrees that, (x) at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and (y) in any action by written consent of the shareholders of the Company distributed by the Company Board or otherwise undertaken in respect of or as contemplated by the Business Combination Agreement, the Transaction Documents or the Transactions and delivered or otherwise made available to

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shareholders of the Company, the Company Shareholder shall, (X) if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and (Y) the Company Shareholder shall vote or provide written consent (or cause to be voted or consent provided), as applicable, in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i) to approve and adopt the Business Combination Agreement, the other Transaction Documents and the Transactions (and any actions required in furtherance thereof);

(ii) in any other circumstances upon which a consent, waiver or other approval is required under the Company Shareholders’ Agreements or under any agreements between the Company and its shareholders or otherwise sought with respect to the Business Combination Agreement, the Transaction Documents or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Shareholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than in connection with the Business Combination Agreement and the Transactions);

(iv) against any change in the business, management or Company Board that would or would reasonably be expected to prevent the Company from consummating the Transactions; and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in any of the conditions set forth in Article 9 of the Business Combination Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of shares or securities convertible into shares of, the Company.

(b) The Company Shareholder hereby irrevocably appoints the CEO, CFO or Secretary of the Company as the Company Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Company Shareholder, (i) to attend on behalf of the Company Shareholder any meeting of the shareholders of the Company with respect to the matters described in Section 1.4(a), (ii) to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the shareholders of the Company and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, the Subject Shares on the matters specified in, and in accordance and consistent with, Section 1.4(a) in connection with any meeting of the shareholders of the Company or any action by written consent by the shareholders of the Company, in each case, in the event that the Company Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1.4(a).

(c) The Company Shareholder hereby affirms that the proxy granted by the Company Shareholder pursuant to Section 1.4(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for SPAC entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The vote or consent of the proxyholder in accordance with Section 1.4(b) and with respect to the matters described in Section 1.4(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by the Company Shareholder of the Subject Shares (or any other Person with the power to vote or provide consent with respect to

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the Subject Shares) with respect to the matters described in Section 1.4(a). The proxyholder may not exercise the proxy granted pursuant to Section 1.4(b) on any matter except for those matters described in Section 1.4(a).

(d) The Company Shareholder hereby expressly covenants and agrees that, with respect to any Subject Shares for which the Company Shareholder has been appointed as agent, attorney-in-fact, or proxy of any other Company Shareholder (as defined in the Business Combination Agreement), the Company Shareholder shall vote, or cause to be voted, all such Subject Shares in accordance with the terms and conditions of this Agreement.

The Company Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

For the avoidance of doubt, nothing in this Agreement shall require the Company Shareholder to vote in any manner with respect to any amendment to the Business Combination Agreement that is not consented to by the Company Shareholder that reduces the amount or changes the form of, the Company Ordinary Shares to be held by the Company Shareholder as of the Closing, pursuant to the Business Combination Agreement as in effect on the date hereof. Except as expressly set forth in this Article I, the Company Shareholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the shareholders of the Company.

Section 1.5 Company Preferred Shares. To the extent the Company Shareholder is a holder of Company Preferred Shares, the Company Shareholder hereby agrees, acknowledges and consents, immediately prior to the Closing and subject to the consummation of the Transactions, and without any further action on the part of the Company Shareholder, the Company or any other shareholder of the Company, to have each Company Preferred Share convert automatically into Company Ordinary Shares on a one-for-one basis (the “Conversion”).

Section 1.6 Further Assurances. The Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by SPAC or the Company to support the Merger, the Company Capital Restructuring, the Business Combination Agreement, any other Transaction Documents and any of the Transactions, including, without limitation, (i) any applicable Transaction Documents, (ii) any additional instrument of conversion required to effect the Conversion (or other similar documentation reasonably requested by SPAC or the Company), (iii) any actions contemplated by the Unanimous Written Consent presented to the Company Shareholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7 No Inconsistent Agreement. The Company Shareholder hereby represents and covenants that the Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Shareholder’s obligations hereunder.

Section 1.8 Waiver of Notice Rights. The Company Shareholder hereby waives any and all notice rights with respect to the Transactions under the Company Shareholders’ Agreements.

Section 1.9 Waiver of Dissenters’ Rights. The Company Shareholder hereby waives and agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the Finnish Companies Act, at any time with respect to the Business Combination Agreement, the other Transaction Documents and the Transactions.

Section 1.10 No Challenges. The Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Merger Subs, the Company or any of their

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respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Shareholder from enforcing the Company Shareholder’s rights under this Agreement and the other Transaction Documents entered into by the Company Shareholder in connection herewith.

Section 1.11 Consent to Disclosure. The Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC), as required by applicable securities Laws, of the Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Section 1.12 Company Shareholder’s Capacity. All agreements and understandings made herein shall be made solely in the Company Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. Nothing contained in this Agreement shall prevent, limit or affect the Shareholder or any other Person, as applicable, from exercising his or her fiduciary duties as a director or officer of the Company pursuant to applicable Law, and the restrictions set forth in this Agreement shall only apply to the Shareholder in its capacity as a Company Shareholder.

Section 1.13 Company Obligation. The Company shall promptly (i) notify SPAC in writing of any breach or threatened breach by the Company Shareholder of this Agreement of which the Company becomes aware, and (ii) use its reasonable best efforts to specifically enforce the obligations of the Company Stockholder hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Shareholders. The Company Shareholder represents and warrants as of the date hereof to SPAC and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Shareholder) as follows:

(a) Organization; Due Authorization. If the Company Shareholder is not an individual, it is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Shareholder. If the Company Shareholder is an individual, the Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Shareholder, enforceable against the Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Shareholder.

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(b) Ownership. The Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Articles of Association, (iii) the Company Shareholders’ Agreements; (iv) the Business Combination Agreement; or (v) any applicable securities Laws. The Company Shareholder’s Subject Shares are the only shares in the Company owned of record or beneficially by the Company Shareholder on the date of this Agreement, and none of the Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder and in the Company Shareholders’ Agreements. Other than as set forth on Schedule I, the Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by the Company Shareholder does not, and the performance by the Company Shareholder of his, her or its obligations hereunder will not, (i) if the Company Shareholder is not an individual, conflict with or result in a violation of the Organizational Documents of the Company Shareholder; (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Shareholder or the Company Shareholder’s Subject Shares); (iii) result in a violation of applicable Law applicable to the Company Shareholder; or (iv) result in the creation or imposition of any Lien on the Subject Shares, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Shareholder of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Company Shareholder, or to the knowledge of the Company Shareholder threatened against the Company Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement, or seeks to prevent, enjoin or materially delay the performance by the Company Shareholder of its, his or her obligations under this Agreement.

(e) Adequate Information. The Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC or the Company and based on such information as the Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty with respect to this Agreement, whether express or implied, of any kind or character except as expressly set forth in this Agreement, it being acknowledged that the Company has made representations and warranties in connection with those certain Transaction Documents, to which the Company Shareholder is a party, entered substantially concurrently herewith. The Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Shareholder are irrevocable.

(f) Brokerage Fees. Except as described on Schedule 3.20 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Shareholder, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgment. The Company Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon the Company Shareholder’s execution and delivery of this Agreement.

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ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of SPAC, the Company and the Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Business Combination Agreement, whether or not the Transactions are consummated; provided, however, that upon Closing and release of the funds held in the Trust Account to the Surviving Company, Transaction Expenses will be paid from the capital of the Surviving Company.

Section 3.3 Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall be governed by the laws of the Cayman Islands and that the fiduciary duties of the Company Board shall be governed by the laws of Finland).

Section 3.4 Jurisdiction. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.4. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 3.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the

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event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.7 Amendment;Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and, to the extent such amendment, supplement, modification or waiver is materially adverse to the Company Shareholder, the Company Shareholder.

Section 3.8 Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Company Shareholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Company Shareholder.

Section 3.9 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

a)	If to SPAC:

Real Asset Acquisition Corp.

174 Nassau Street, Suite 2100,

Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

with a copy to (which shall not constitute notice):

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036

Attention:

Email: Elliott Smith

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and

Krogerus Attorneys Ltd.

Fabianinkatu 9

FI-00130 Helsinki

Finland

Attention:   Tom Fagernäs, Paul Raade, Antti Luhtala

Email:     [***]

b)	If to the Company, LuxCo or Merger Sub:

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Attention:   Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel

E-mail:    [***]

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention:   Eric Blanchard; Peter Byrne; David Silverman; Rita Sobral

Email:     [***]

and

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Attention:   Juha Koponen; Eino Järnroos

E-mail:    [***]

c)	If to the Company Shareholder:

To the Company Shareholder’s address set forth on the signature page hereto with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention:   Eric Blanchard; Peter Byrne; David Silverman; Rita Sobral

Email:     [***]

and

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Attention:   Juha Koponen; Eino Järnroos

E-mail:    [***]

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Section 3.10 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Company Shareholder, SPAC, and the Company have each caused this Shareholder Voting and Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDER:

[SHAREHOLDER]

By:
Name:

Address for Notices:

With copies to:

[Signature Page to Shareholder Voting and Support Agreement]

SPAC:

REAL ASSET ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Shareholder Voting and Support Agreement]

COMPANY:

IQM Finland Oy

By:
Name:
Title:

[Signature Page to Shareholder Voting and Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder Voting and Support Agreement, dated as of [●], 2026 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Real Asset Acquisition Corp., a Cayman Islands exempted company, IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland, and [    ]. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and the “Company Shareholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Shareholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2026

By:
Name:
Title:

Address for Notices:

With copies to:

Annex G-1

FORM OF SUBSCRIPTION AGREEMENT

February 22, 2026

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Real Asset Acquisition Corp., a Cayman Islands exempted company (“RAAQ”), IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), IQM US LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company (“Merger Sub”) and Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and direct, wholly owned subsidiary of the Company (“LuxCo”), in connection with that certain Business Combination Agreement by and among RAAQ, the Company, Merger Sub and LuxCo, dated as of February 22, 2026 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), the Company is seeking commitments to purchase ordinary shares of the Company, no nominal value (the “Ordinary Shares”), for a purchase price of $10.00 per Ordinary Share (the “Purchase Price”), in a private placement to be consummated by the Company prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In accordance with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”) and in accordance with the Transaction Agreement, among other matters, (i) RAAQ will merge with and into Merger Sub, with Merger Sub being treated as the “surviving entity” as an indirect and wholly owned subsidiary of the Company; (ii) after the Transaction Closing, Merger Sub will merge with and into LuxCo, with LuxCo being treated as the “surviving entity” as a direct and wholly owned subsidiary of the Company; (iii) after the Transaction Closing, LuxCo will merge with and into the Company, with the Company being treated as the “surviving entity”; and (iv) American Depositary Shares, each representing ownership of one Ordinary Share (“ADSs”), will be listed for trading on the Nasdaq Global Market or New York Stock Exchange (the “U.S. Exchange”). In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”) and the Company agree in this subscription agreement (the “Subscription Agreement”) as follows:

1. Subscription.

(a) As of the date hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Ordinary Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”), at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company. If this Subscription Agreement is terminated in accordance with the terms hereof, Subscriber and each beneficial purchaser, if any, for whom Subscriber is acting as agent or trustee, understands that any funds, certified checks, or bank drafts delivered by Subscriber representing the Purchase Price for the Shares will be promptly returned to Subscriber without deduction, and this Subscription Agreement shall have no force or effect.

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(b) Notwithstanding anything to the contrary contained in this Subscription Agreement, if, after the date of this Subscription Agreement, Subscriber acquires ownership of SPAC Class A Ordinary Shares (as defined in the Transaction Agreement) in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such SPAC Class A Ordinary Shares in connection with any redemption conducted by RAAQ in accordance with the SPAC Charter (as defined in the Transaction Agreement) in conjunction with the Transaction Closing (the “Redemption”)) prior to the extraordinary general meeting to approve the Transaction and Subscriber does not redeem or convert such SPAC Class A Ordinary Shares in connection with the Redemption (including revoking or reversing any previously submitted redemption demand made with respect to such SPAC Class A Ordinary Shares) (any such SPAC Class A Ordinary Shares that are exchanged for Ordinary Shares pursuant to the Transaction, “Non-Redeemed Shares”), and Subscriber notifies the Company in writing at least two (2) business days prior to the anticipated Closing Date (as defined below) that it wishes to apply a specified number of such Non-Redeemed Shares to reduce the number of Shares it is required to purchase hereunder (the “Reduction Right” and such number of Non-Redeemed Shares, the “Reduction Shares”), the number of Shares for which Subscriber is obligated and has the right to purchase under this Subscription Agreement will be reduced by the number of Reduction Shares and the Purchase Price shall accordingly be reduced by an amount equal to the product of the number of Reduction Shares and $10.00; provided, that (i) promptly upon the Company’s request, Subscriber shall provide the Company with documentary evidence reasonably requested by the Company to evidence such Reduction Shares and (ii) the Subscriber agrees that with respect to any such Reduction Shares, it will (A) not sell or otherwise transfer such Reduction Shares prior to the consummation of the Transaction, (B) not vote any Reduction Shares in favor of approving the Transaction and instead submit a proxy abstaining from voting thereon, and (C) to the extent it has the right to have any of its Reduction Shares redeemed for cash in connection with the consummation of the Transaction, not exercise any such redemption rights.

2. Closing; Delivery of Shares.

(a) The closing of the issuance and sale of the Shares contemplated hereby (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing.

(b) The Company shall provide written notice (via email) to Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to be completed on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven (7) business days after the date of the Closing Notice, which Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third-party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two (2) business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by the Company), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by the Company and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against the issuance of and delivery to Subscriber (or its nominee in accordance with its delivery instructions) of the Shares, or to a custodian designated by the Subscriber, as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under U.S. state or federal securities laws or those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, the Company shall deliver (or cause the delivery of) the Shares in book-entry form, to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

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(d) As soon as is reasonably practicable following the Transaction Closing, the Company shall cause a sponsored American depositary receipt facility to be established with a reputable bank (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the ADSs.

(e) If Subscriber at any time prior to or as at the Transaction Closing submits a written request to the Company to that effect, the Company shall, as soon as reasonably practicable following the Transaction Closing, make an initial deposit of the Shares with the Depositary Bank in the name of Subscriber. Following such initial deposit by the Company (as applicable), Subscriber shall have the option, at its own expense, to withdraw and deposit its Shares with the Depositary Bank in exchange for ADSs. In connection with such initial deposit of the Ordinary Shares with the Depositary Bank and any subsequent withdrawal or deposit, the Subscriber shall provide to the Company and the Depositary Bank the following documents:

(i) Information required by the Company in connection with its instruction letter to the Depositary Bank, including applicable tax IDs or social security numbers;

(ii) Forms W-8 or W-9, as applicable;

(iii) Any information required under the “know your customer” policies of the Depositary Bank, the Company or any of their respective agents; and

(iv) Any other information and documentation reasonably requested by the Company and the Depositary Bank.

(f) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 7 below. If (i) this Subscription Agreement is terminated according to its terms prior to the Closing or (ii) the Closing Date does not occur within two (2) business day after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, and in either case, any funds have already been sent by Subscriber to the Escrow Account, then the Company shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two (2) business days after such termination or, in the case of the preceding clause (ii), seven (7) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such two (2) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith).

(g) Simultaneously with the execution and delivery of this Subscription Agreement, each Subscriber shall deliver to the Company a duly completed and executed U.S. Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

3. Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares, or ADSs, for offering or sale or trading in the United States, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

G-1-3

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct and complete in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Transaction Agreement), which representations and warranties shall be true and correct and complete in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct and complete in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the U.S. Exchange and any stockholder approval required by applicable rules and regulations of the U.S. Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made;

(iv) there has not occurred any Material Adverse Effect since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

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(v) the ADSs shall have been approved for listing on the U.S. Exchange, subject to official notice of issuance.

4. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company is a limited liability company (Fi. osakeyhtiö), duly organized and validly existing under the laws of Finland. The Company has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on the Company.

(b) All corporate actions required to be taken by the Company’s board of directors and shareholder(s) in order (i) to authorize the Company to enter into this Subscription Agreement and the Transaction Agreement has been taken, and (ii) to issue the Shares at the Closing as of the Closing Date, will have been taken, in each case, by the Company’s board of directors and/or shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares or the ADSs will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s articles of association (as in effect at such time of issuance), applicable law or any contract or agreement to which the Company is a party.

(d) As of the date hereof, the Company’s authorized share capital is EUR 2,500 divided into 1,627,886 shares of which 1,586,301 are outstanding with no nominal value, comprised of (i) 301,837 Ordinary Shares, of which 301,837 are outstanding, (ii) 291,090 series seed preferred shares, of which 291,090 are outstanding, (iii) 134,457 series A1 preferred shares, of which 117,206 are outstanding, (iv) 306,271 series A2 preferred shares, of which 281,937 are outstanding, and (v) 594,231 series B preferred shares, of which 594,231 are outstanding. All of the Company’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Finnish Limited Liability Companies Act (Fi. osakeyhtiölaki) (624/2006, as amended) (the “Finnish Companies Act”), the articles of association of the Company (as may be amended) or any contract or agreement to which the Company is a party. None of the outstanding Ordinary Shares of the Company have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any equity interests in the Company or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company or its affiliates is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Shares.

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(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 5 in all material respects, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by the Company of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of the U.S. Exchange, and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a Material Adverse Effect on the Company or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect on the Company.

(f) Other than with J.P. Morgan Securities LLC and TD Securities (USA) LLC, in their capacity as placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in the Company).

(g) The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 in all material respects, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, Finnish Securities Markets Act (Fi. arvopaperimarkkinalaki) (746/2012, as amended) (the “FSMA”) or Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”).

(i) On or after the date hereof, the Company or its affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Ordinary Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, the Company has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price, and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment.

(j) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially affect the validity of the Shares

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or the legal authority or ability of the Company to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over the Company, pending, or, to the knowledge of the Company, threatened in writing against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(k) The Company is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws or the Finnish Companies Act, (iii) the filings required in accordance with Section 6, (iv) consents or notices required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by the U.S. Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that the Company reasonably expects to receive on or prior to the Closing), in each case, other than those the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(l) Neither the Company nor any person acting on its behalf has, directly or indirectly, at any time within the past 30 calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on its behalf (other than the Placement Agents and their respective persons acting on their behalf in such capacity), has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

(m) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company.

(n) The Company is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(o) Upon consummation of the Transaction, it is intended that the ADSs will be registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be listed for trading on the U.S. Exchange, and the ADSs will be approved for listing on the U.S. Exchange, subject to official notice of issuance.

(p) Neither the Company nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person or (iii) is engaged, or has plans to engage, or will be engaged at or

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immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

(q) The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

5. Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to the Company as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (A) (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9) and (12) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto and (ii) a “qualified investor” as defined under Article 2 of the EU Prospectus Regulation, and (B) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

(ii) Applicable to non-U.S. investors (including Finnish investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is a “qualified investor” as defined under Article 2 of the EU Prospectus Regulation. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under the FSMA or the EU Prospectus Regulation. Subscriber acknowledges and agrees that Shares sold to Subscribers that are U.S. investors shall be sold pursuant to an exemption from registration under the Securities Act may not be resold, transferred, pledged or otherwise disposed of by such Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing to Subscribers that are U.S. investors may contain a legend or restrictive notation to such effect. Subscriber acknowledges that such Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). Subscriber acknowledges and agrees that such Shares, until registered under an effective registration statement, will be subject to transfer restrictions (regardless of whether or not the shares contain a restrictive legend) and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in such Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of such Shares. Subscriber understands that the Offering of the Shares hereunder meets the exemptions from filing

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under FINRA Rule 5123(b)(1)(C) or (J). Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understands that the Offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(c) If, in the future, the Subscriber decides to offer, resell, pledge or otherwise transfer the Shares, or any economic interest therein, Subscriber acknowledges and agrees that such Shares or any economic interest therein may be offered, sold, pledged or otherwise transferred only: (i) in compliance with Regulation S under the Securities Act; (ii) to a person whom the beneficial owner and/or any person acting on its behalf reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act; or (iii) in accordance with Rule 144 (if available), in each case in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. The Subscriber (i) understands that none of the Company, the Placement Agents, any of their affiliates or other persons acting on their behalf makes any representation to the Subscriber as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Shares and (ii) agrees to notify any transferee to whom the Subscriber subsequently offers, sells, pledges or otherwise transfers any of the Shares pursuant to Rule 144A of the restrictions on transfer set forth in this Section 5(c). The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber, e.g., in connection with a bona fide margin agreement, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with such pledge of Shares by the Subscriber.

(d) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from the Company. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by the Company, RAAQ, the Placement Agents or their respective officers or directors or other Representatives (as defined below), or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(e) Neither the Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program, or any similar list of sanctioned persons administered by the European Union or the United Kingdom (collectively, “Sanctions Lists”), (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons that are named on the Sanctions Lists, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North

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Korea, and the Crimea, Donetsk, Luhansk and Zaporizhzhia regions of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Subscriber”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the Sanctions Lists. To the extent required, it maintains procedures that it reasonably believes to be in compliance with sanctions programs administered by the United States, the European Union and the United Kingdom, and it shall comply with such sanctions programs to which it is legally subject and with which it is legally obligated to comply. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Subscriber.

(f) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received and reviewed (to the extent that Subscriber deems it necessary) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of RAAQ, dated as of April 30, 2025 (File No. 333-284777) (the “IPO Prospectus”), (ii) each SEC Report filed by RAAQ with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by the Company (the “Investor Presentation”). Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges and agrees that neither Placement Agent nor any of their respective affiliates have provided Subscriber with any information, recommendation or advice with respect to the Shares nor is such information, recommendation or advice necessary or desired. Neither Placement Agent nor any of their respective affiliates have made or makes any representation as to the Company or the quality of the Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or any Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company. In connection with the issuance of the Share to Subscriber, Subscriber agrees and acknowledges that the Placement Agents are acting as the Company’s placement agent in connection with the transactions contemplated by this Agreement and neither of the Placement Agents nor any of their respective affiliates have acted as a financial advisor or fiduciary to Subscriber. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents or any of their respective affiliates or any of their control persons, officers, directors and employees, in making its investment or decision to invest in the Company, provided that such acknowledgment shall not limit any rights of the Subscriber in respect of a fraudulent statement, representation or warranty. Subscriber has conducted its own investigation of the Company and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, RAAQ, the Placement Agents or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this

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Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by the Company to the extent that Subscriber deems it necessary. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(g) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and the Company, RAAQ or the Placement Agents, or a representative of the Company, RAAQ or the Placement Agents, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, RAAQ or the Placement Agent, or a representative of the foregoing. Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to the Company’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Subscriber has a pre-existing relationship with the Company, RAAQ or one or more of their respective affiliates or advisors, including the Placement Agents. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(h) Subscriber acknowledges that (i) the Placement Agents, RAAQ or the Company and their respective Representatives hereafter may come into possession of, information regarding the Company that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, provided, however, that the foregoing shall not limit any claims Subscriber may have against the Company or RAAQ for fraud, willful misconduct, or intentional misrepresentation, and (iii) none of the Placement Agents, RAAQ nor the Company shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against Placement Agents, RAAQ and/or the Company, to the extent permitted by law and subject to the foregoing carve-out, with respect to the nondisclosure of the Excluded Information (save for any fraudulent non-disclosure of the Excluded Information).

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are consistent with its financial needs, objectives and condition, (ii) comply and are consistent with the relevant investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not materially violate or constitute a default under Subscriber’s organizational or constituent documents or under any applicable law, rule, regulation, agreement or other obligation by which Subscriber is bound in any material respects and (v) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. Subscriber will not look to the Placement Agents for all or part of any such loss or losses Subscriber may suffer, provided, however, that the foregoing shall not limit any claims Subscriber may have against the Company or RAAQ for fraud,

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willful misconduct, or intentional misrepresentation. Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no immediate need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists. Subscriber further acknowledges that it has not relied (and disclaims reliance) on any statements or other information provided by or on behalf of any Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, RAAQ, the Transaction Agreement, this Subscription Agreement or the transactions contemplated under this Subscription Agreement or the Transaction Agreement, the Shares or the offer and sale of the Shares, provided that such acknowledgment shall not limit any rights of the Subscriber in respect of a fraudulent statement or fraudulent provision of information. Subscriber agrees that none of the Placement Agents, their respective affiliates or any of their control persons, officers, directors or employees, shall be liable (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such person or entity), whether in contract, tort or otherwise, or have any liability or obligation to Subscriber, or any person claiming through Subscriber, pursuant to this Agreement or related to the private placement of the Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted by any of them in connection with Subscriber’s purchase of the Shares other than in case of fraud, fraudulent misrepresentation or willful misconduct by Placement Agents, their respective affiliates or any of their control persons, officers, directors or employees.

(k) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from the Company, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

(l) Subscriber understands and agrees that no federal, state, or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents. Subscriber acknowledges that none of the Placement Agents has prepared any of the Disclosure Documents.

(m) If an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing (or the equivalent thereof if and to the extent that “good standing” is not recognized under the laws of such jurisdiction) under the laws of its jurisdiction of incorporation or formation. Subscriber has the power and authority to enter into, deliver and perform Subscriber’s obligations under this Subscription Agreement.

(n) The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, in any material respects, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement, whether original, electronic, or transmitted

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electronically, is valid and binding, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and, upon its due execution by the parties hereto, this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(o) (1) Subscriber is not, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers are not, a “covered person” as described in Rule 506(d)(1) under the Securities Act, or (2) if Subscriber, and to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers, are a covered person, none of them are subject to any Disqualification Events, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject the Company to any Disqualification Event.

(p) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(q) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to the Company pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(r) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(s) If, solely for purposes of clause (i) below, Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and (ii) the acquisition and holding of the Shares by Subscriber or any affiliate thereof will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or any applicable similar law.

(t) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

(u) Subscriber acknowledges that J.P. Morgan Securities LLC is acting as financial advisor to the Company in connection with the Transaction. Subscriber further acknowledges that no Placement Agent is acting as an underwriter or will otherwise be construed as a fiduciary for Subscriber in connection with the Transaction.

(v) Subscriber is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than

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binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

(w) Notwithstanding anything to the contrary herein, nothing in this Subscription Agreement shall prohibit Subscriber from (i) entering into hedging transactions with respect to the securities of the Company or RAAQ, including, but not limited to, purchasing put options, entering into swap agreements, or engaging in short sales with respect to any securities other than the securities to be acquired in this Offering, or (ii) lending any securities to third parties, provided that Subscriber shall remain obligated to deliver the Aggregate Purchase Price and consummate the Closing in accordance with the terms hereof.

6. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement (the “Registration Statement”) registering the resale of ADSs (“Registrable ADSs”) representing the Shares (“Registrable Shares”) that are not eligible for resale without an effective registration statement covering the resale of such Shares (or corresponding ADSs) or without an available exemption from registration under the Securities Act allowing the resale of such Shares (or corresponding ADSs) without limitation, and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. For the avoidance of doubt, all Shares issued and sold to U.S. Subscribers pursuant to this Agreement shall be Registrable Shares. The Company will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Registrable ADSs until the earliest of (i) two years from the issuance of the Registrable Shares, (ii) the date on which Subscriber ceases to hold the Registrable Shares (or corresponding Registrable ADSs) covered by such Registration Statement, or (iii) the first date on which Subscriber can sell all of its Registrable Shares (or corresponding Registrable ADSs) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell Registrable Shares (or corresponding Registrable ADSs) pursuant to the Registration Statement or Rule 144 under the Securities Act (when resales under Rule 144 under the Securities Act become available with respect to the Shares), as applicable, qualify Registrable ADSs for listing on the applicable stock exchange on which the ADSs are then listed, and update or amend the Registration Statement as necessary to include the Registrable ADSs. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of securities of the Company to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above. The Company’s obligations to include the Registrable ADSs in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of Registrable ADSs as shall be reasonably requested by the Company to effect the registration of the resale of Registrable ADSs, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (or corresponding Registrable ADSs). If the SEC prevents the Company from including any or all of the Registrable ADSs proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company securities by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of the Company securities which is equal to the maximum number of securities as is permitted by the SEC and (B) the number of the Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the

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Company shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register Registrable ADSs not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 6. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline shall not otherwise relieve the Company of its obligations to cause the Company to file the Registration Statement or effect the registration of Registrable ADSs set forth in this Section 6. For as long as Subscriber holds Registrable Shares issued pursuant to this Subscription Agreement (or in the case of Registrable ADSs, issued in exchange of Registrable Shares issued pursuant this this Subscription Agreement), the Company will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as the Company remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Registrable Shares (or corresponding Registrable ADSs) pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) During a period of 90 days from the effective date of the Registration Statement, the Company will not issue any equity securities other than (i) any Ordinary Shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the effective date of the Registration Statement, (ii) any Ordinary Shares issued or options to purchase Ordinary Shares or other equity awards covering Ordinary Shares granted pursuant to employee benefit plans of the Company, (iii) any Ordinary Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan, (iv) the filing of a registration statement on Form S-8 or any successor form thereto with respect to the registration of securities to be offered under any employee benefit or equity incentive plans of the Company, (v) the issuance of Ordinary Shares, equity awards or securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with (A) the acquisition of the securities, business, property or other assets of another person or pursuant to any employee benefit plan assumed in connection with any such acquisition, (B) joint ventures, (C) commercial relationships, or (vi) other strategic transactions with a bona fide business purpose, including a potential listing on Nasdaq Helsinki Ltd, provided that the aggregate number of Ordinary Shares, equity awards and Ordinary Shares issuable upon the conversion, exercise or exchange of securities (on an as converted or as exercised basis, as the case may be) issued pursuant to this clause (vi) shall not exceed 10% of the total number of Ordinary Shares issued and outstanding on the effective date of the Registration Statement. For purposes of this Section 6(b), references to Ordinary Shares shall be deemed to include ADSs representing such Ordinary Shares.

(c) The Company shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within five (5) business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable ADSs included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause

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(iv), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of Registrable ADSs included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of Registrable ADSs as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of Registrable ADSs under the Registration Statement until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or destroy all copies of the prospectus covering Registrable ADSs in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering Registrable ADSs shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, the Company agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the

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resale of any Registrable Shares or Registrable ADSs (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Shares or Registrable ADSs s (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned). The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

(g) If the Company files the Registration Statement without affording Subscriber the opportunity to review and comment on the same as required by Section 6(a) herein or the Company subsequently withdraws the filing of the Registration Statement for reasons other than at the request of Subscriber to withdraw the Registration Statement, the Company shall be deemed to have not satisfied this clause (i) as of the filing date), or (ii) a Registration Statement registering for resale all of the Shares included in such Registration Statement is not declared effective by the SEC by the Filing Deadline of the initial Registration Statement filed pursuant to this Subscription Agreement becomes effective, or (iii) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Shares included in such Registration Statement, or Subscriber is otherwise not permitted to utilize the prospectus therein to resell such Shares, except as permitted by Section 6(d) hereof (any such failure or breach being referred to as an “Event,” and for purposes of clauses (i) and (ii), the date on which such Event occurs, and for purpose of clause (iii) the date on which the suspension of the prospectus exceeds the time permitted under Section 6(d) hereof, being referred to as an “Event Date”), then, in addition to any other rights Subscriber may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to Subscriber an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by Subscriber pursuant to this Subscription Agreement. The parties agree that the maximum aggregate liquidated damages payable to Subscriber under this Subscription Agreement shall be 10.0% of the aggregate purchase price paid by Subscriber pursuant to this Subscription Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section 6(g) in full within five days after the date payable, the Company will pay interest thereon at a rate of 15.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to Subscriber, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

(h) To the extent Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Registrable Shares or Registrable ADSs, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling

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shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by Company Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Shares or Registrable ADSs (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, in each case to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 6(h) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Shares or Registrable ADSs giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (save for any obligations of the Company in respect of the return of any monies paid by the Subscriber in connection herewith), upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) the Company to Subscriber or (y) Subscriber to the Company, if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Outside Date (as defined in the Business Combination Agreement); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 7 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by Subscriber to the Company for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

8. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus (to the extent Subscriber deems it necessary) and understands that RAAQ has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain private placements occurring simultaneously with its IPO (including interest accrued from time to time thereon) for the benefit of RAAQ’s public shareholders (the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, RAAQ may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of RAAQ’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”), (b) to the Public Shareholders if RAAQ fails to consummate a Business Combination within 18 months after the closing of its IPO (or 21 months after the closing of its IPO if RAAQ has executed a definitive agreement for a Business Combination within 18 months after the closing of its IPO), subject to extension by amendment to RAAQ’s organizational documents (the “Completion Window”), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and up to $100,000 in liquidation and dissolution expenses, (d) as

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directed by RAAQ after or concurrently with the consummation of a Business Combination or (e) to the Public Shareholders in the event they elect to redeem and properly submit their shares in connection with a shareholder vote to amend RAAQ’s organizational documents to modify (A) the substance or timing of RAAQ’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of its public shares if RAAQ has not consummated a Business Combination within the Completion Window or (B) any other material provisions relating to shareholder rights or pre-Business Combination activity. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, Subscriber and its affiliates may have in respect of any SPAC Class A Ordinary Shares (as defined in the Transaction Agreement) held by them or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of RAAQ’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with RAAQ or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and RAAQ to induce the Company to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, RAAQ or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company, RAAQ or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behaves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio.

(b) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to the Company promptly upon such request, it being understood by Subscriber that the Company may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by the Company to evaluate Subscriber’s eligibility or the Company determines that Subscriber is not eligible. The Company agrees to keep any such additional information confidential (except as may be required by applicable law or administrative or legal proceeding). On or prior to the Closing Date, the Company and

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Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(c) Subscriber acknowledges that the Company, RAAQ, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing Date. Subscriber agrees that the purchase by Subscriber of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase, unless such acknowledgments, understandings, agreements, representations and warranties herein have been given as of a certain date. Each of the Company and Subscriber acknowledges and agrees that RAAQ and each Placement Agent are third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 4 and Subscriber contained in Section 5 of this Subscription Agreement and its express rights set forth in Section 9, and that RAAQ is otherwise an express third-party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if it was an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Each of the Company, RAAQ, and each Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (which may be given via email by authorized Representatives) (such consent not to be unreasonably withheld or delayed).

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by the Company of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Subscriber (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). The Company shall notify Subscriber of any such amendments, modifications, waivers or terminations. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder. Section 4, Section 5, Section 9(c) and this Section 9(f) may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agents without the written consent of each Placement Agent.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and Subscriber in connection with the Offering).

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(h) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (A) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (B) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (C) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(m) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email by authorized Representatives of the Subscriber), the Company will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to the Company’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, the Company shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by the Company or Current Report on Form 8-K filed by RAAQ with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by the Company or RAAQ with the SEC, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, or under the U.S. Exchange.

(n) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding

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arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 9(o). Nothing in this Section 9(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by email, absent affirmative receipt of an automated notice of delivery failure from the recipient’s email server, during regular business hours of the recipient or, if delivered outside of regular business hours, the following business day, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

IQM Finland Oy

Keilaranta 19 D

FI-02150 Espoo

Finland

Attention: Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Finland

Attention: Juha Koponen; Eino Järnroos

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Eric Blanchard and Peter Byrne

Email: [***]

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with a copy (which shall not constitute notice) to:

Real Asset Acquisition Corp

174 Nassau Street

Suite 2100

Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

22nd Floor

New York, New York 10036

Attention: Elliott Smith

Email: [***]

with a copy (which shall not constitute notice) to:

Krogerus Attorneys Ltd

Fabianinkatu 9

00130 Helsinki

Finland

Attention: Tom Fagernäs

Email: [***]

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(p) From and after the date hereof, the Company shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding the Company, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. The Company hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, the Company, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof), in each case, as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that the Company believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, the Company shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI. The Company covenants and agrees that it shall, prior to or concurrently with the Transaction Closing, file or cause to be filed such reports or documents with the SEC as shall be necessary to publicly disclose, to the extent legally permissible, any MNPI previously provided to Subscriber or its representatives by the Company or its representatives in connection with the transactions contemplated hereby.

(q) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the

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context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (A) “trading day” shall mean any day on which the U.S. Exchange is open for trading; (B) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in (i) New York, New York and (ii) Helsinki, Finland are required or are authorized to close for business (excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in such locations are generally open for use by customers on such day); (C) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (D) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of RAAQ prior to the closing of a Business Combination will include RAAQ’s sponsor, RAAQ Sponsor LLC, a Delaware limited liability company.

(r) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

10. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, RAAQ or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. For administrative convenience only, each Subscriber and its respective counsel have chosen to communicate with the Company through the legal counsel of a Placement Agent. The legal counsel of each Placement Agent does not represent any of the Subscribers and only represents such Placement Agent. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IQM FINLAND OY

By:
Name:
Title:

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:

Email:

Telephone:

Subscription Amount:

Number of Shares:

Subscriber status (mark one): ☐ U.S. investor ☐ Non-U.S. investor (including Finnish investors)

EIN Number or Finnish business ID:

If you have a Finnish book-entry account:

Book-entry account number: (35 digits, starting “APKE”)

Account operator: (The operator holding your shares in custody, e.g. your bank)

If you don’t have a Finnish book-entry account

Foreign Custody Account Number: (Custody account number defined by your foreign custody operator)

Foreign Custody: (Name and BIC) (The foreign custody operator holding your shares in custody, e.g. your bank)

Foreign Custody’s contact details: (e-mail and phone)

EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “institutional accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

(i)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

(iv)	An insurance company as defined in Section 2(13) of the Exchange Act;

(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(vii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

(viii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(ix)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(x)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(xi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(xii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

(xiii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xiv)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xiii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xv)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

(xvi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xvii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xviii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xvii) above.

Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Corporation	☐	Limited Partnership
☐	Revocable Trust	☐	General Partnership
☐	Other Type of Trust (indicate type):	☐	Limited Liability Company
☐	Other (indicate form of organization):

Indicate the approximate date Subscriber entity was formed:    .

Initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

   True    False If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

SUBSCRIBER

[NAME OF SUBSCRIBER]

By:
Name:
Title:

Date:

Annex G-2

FORM OF INDIVIDUAL SUBSCRIPTION AGREEMENT

February 22, 2026

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Real Asset Acquisition Corp., a Cayman Islands exempted company (“RAAQ”), IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), IQM US LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company (“Merger Sub”) and Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and direct, wholly owned subsidiary of the Company (“LuxCo”), in connection with that certain Business Combination Agreement by and among RAAQ, the Company, Merger Sub and LuxCo, dated as of February 22, 2026 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), the Company is seeking commitments to purchase ordinary shares of the Company, no nominal value (the “Ordinary Shares”), for a purchase price of $10.00 per Ordinary Share (the “Purchase Price”), in a private placement to be consummated by the Company prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In accordance with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”) and in accordance with the Transaction Agreement, among other matters, (i) RAAQ will merge with and into Merger Sub, with Merger Sub being treated as the “surviving entity” as an indirect and wholly owned subsidiary of the Company; (ii) after the Transaction Closing, Merger Sub will merge with and into LuxCo, with LuxCo being treated as the “surviving entity” as a direct and wholly owned subsidiary of the Company; (iii) after the Transaction Closing, LuxCo will merge with and into the Company, with the Company being treated as the “surviving entity”; and (iv) American Depositary Shares, each representing ownership of one Ordinary Share (“ADSs”), will be listed for trading on the Nasdaq Global Market or New York Stock Exchange (the “U.S. Exchange”). In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”) and the Company agree in this subscription agreement (the “Subscription Agreement”) as follows:

1. Subscription.

(a) As of the date hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Ordinary Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”), at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that the Company reserves the right to accept or reject Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company. If this Subscription Agreement is terminated in accordance with the terms hereof, Subscriber and each beneficial purchaser, if any, for whom Subscriber is acting as agent or trustee, understands that any funds, certified checks, or bank drafts delivered by Subscriber representing the Purchase Price for the Shares will be promptly returned to Subscriber without deduction, and this Subscription Agreement shall have no force or effect.

G-2-1

(b) Notwithstanding anything to the contrary contained in this Subscription Agreement, if, after the date of this Subscription Agreement, Subscriber acquires ownership of SPAC Class A Ordinary Shares (as defined in the Transaction Agreement) in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such SPAC Class A Ordinary Shares in connection with any redemption conducted by RAAQ in accordance with the SPAC Charter (as defined in the Transaction Agreement) in conjunction with the Transaction Closing (the “Redemption”)) prior to the extraordinary general meeting to approve the Transaction and Subscriber does not redeem or convert such SPAC Class A Ordinary Shares in connection with the Redemption (including revoking or reversing any previously submitted redemption demand made with respect to such SPAC Class A Ordinary Shares) (any such SPAC Class A Ordinary Shares that are exchanged for Ordinary Shares pursuant to the Transaction, “Non-Redeemed Shares”), and Subscriber notifies the Company in writing at least two (2) business days prior to the anticipated Closing Date (as defined below) that it wishes to apply a specified number of such Non-Redeemed Shares to reduce the number of Shares it is required to purchase hereunder (the “Reduction Right” and such number of Non-Redeemed Shares, the “Reduction Shares”), the number of Shares for which Subscriber is obligated and has the right to purchase under this Subscription Agreement will be reduced by the number of Reduction Shares and the Purchase Price shall accordingly be reduced by an amount equal to the product of the number of Reduction Shares and $10.00; provided, that (i) promptly upon the Company’s request, Subscriber shall provide the Company with documentary evidence reasonably requested by the Company to evidence such Reduction Shares and (ii) the Subscriber agrees that with respect to any such Reduction Shares, it will (A) not sell or otherwise transfer such Reduction Shares prior to the consummation of the Transaction, (B) not vote any Reduction Shares in favor of approving the Transaction and instead submit a proxy abstaining from voting thereon, and (C) to the extent it has the right to have any of its Reduction Shares redeemed for cash in connection with the consummation of the Transaction, not exercise any such redemption rights.

2. Closing; Delivery of Shares.

(a) The closing of the issuance and sale of the Shares contemplated hereby (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing.

(b) The Company shall provide written notice (via email) to Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to be completed on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven (7) business days after the date of the Closing Notice, which Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third-party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two (2) business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by the Company), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by the Company and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against the issuance of and delivery to Subscriber (or its nominee in accordance with its delivery instructions) of the Shares, or to a custodian designated by the Subscriber, as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under U.S. state or federal securities laws or those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, the Company shall deliver (or cause the delivery of) the Shares in book-entry form, to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

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(d) As soon as is reasonably practicable following the Transaction Closing, the Company shall cause a sponsored American depositary receipt facility to be established with a reputable bank (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the ADSs.

(e) If Subscriber at any time prior to or as at the Transaction Closing submits a written request to the Company to that effect, the Company shall, as soon as reasonably practicable following the Transaction Closing, make an initial deposit of the Shares with the Depositary Bank in the name of Subscriber. Following such initial deposit by the Company (as applicable), Subscriber shall have the option, at its own expense, to withdraw and deposit its Shares with the Depositary Bank in exchange for ADSs. In connection with such initial deposit of the Ordinary Shares with the Depositary Bank and any subsequent withdrawal or deposit, the Subscriber shall provide to the Company and the Depositary Bank the following documents:

(i) Information required by the Company in connection with its instruction letter to the Depositary Bank, including applicable tax IDs or social security numbers;

(ii) Forms W-8 or W-9, as applicable;

(iii) Any information required under the “know your customer” policies of the Depositary Bank, the Company or any of their respective agents; and

(iv) Any other information and documentation reasonably requested by the Company and the Depositary Bank.

(f) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 7 below. If (i) this Subscription Agreement is terminated according to its terms prior to the Closing or (ii) the Closing Date does not occur within two (2) business day after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, and in either case, any funds have already been sent by Subscriber to the Escrow Account, then the Company shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two (2) business days after such termination or, in the case of the preceding clause (ii), seven (7) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such two (2) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith).

(g) Simultaneously with the execution and delivery of this Subscription Agreement, each Subscriber shall deliver to the Company a duly completed and executed U.S. Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

3. Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares, or ADSs, for offering or sale or trading in the United States, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

G-2-3

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct and complete in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Transaction Agreement), which representations and warranties shall be true and correct and complete in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct and complete in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct and complete in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the U.S. Exchange and any stockholder approval required by applicable rules and regulations of the U.S. Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made;

(iv) there has not occurred any Material Adverse Effect since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

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(v) the ADSs shall have been approved for listing on the U.S. Exchange, subject to official notice of issuance.

4. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company is a limited liability company (Fi. osakeyhtiö), duly organized and validly existing under the laws of Finland. The Company has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on the Company.

(b) All corporate actions required to be taken by the Company’s board of directors and shareholder(s) in order (i) to authorize the Company to enter into this Subscription Agreement and the Transaction Agreement has been taken, and (ii) to issue the Shares at the Closing as of the Closing Date, will have been taken, in each case, by the Company’s board of directors and/or shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares or the ADSs will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s articles of association (as in effect at such time of issuance), applicable law or any contract or agreement to which the Company is a party.

(d) As of the date hereof, the Company’s authorized share capital is EUR 2,500 divided into 1,627,301 shares of which 1,586,301 are outstanding with no nominal value, comprised of (i) 301,837 Ordinary Shares, of which 301,837 are outstanding, (ii) 291,090 series seed preferred shares, of which 291,090 are outstanding, (iii) 134,457 series A1 preferred shares, of which 117,206 are outstanding, (iv) 306,271 series A2 preferred shares, of which 281,937 are outstanding, and (v) 594,231 series B preferred shares, of which 594,231 are outstanding. All of the Company’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Finnish Limited Liability Companies Act (Fi. osakeyhtiölaki) (624/2006, as amended) (the “Finnish Companies Act”), the articles of association of the Company (as may be amended) or any contract or agreement to which the Company is a party. None of the outstanding Ordinary Shares of the Company have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any equity interests in the Company or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which the Company or its affiliates is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Shares.

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(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 5 in all material respects, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by the Company of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of the U.S. Exchange, and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a Material Adverse Effect on the Company or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect on the Company.

(f) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in the Company).

(g) The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 in all material respects, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, Finnish Securities Markets Act (Fi. arvopaperimarkkinalaki) (746/2012, as amended) (the “FSMA”) or Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”).

(i) On or after the date hereof, the Company or its affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Ordinary Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, the Company has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price, and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment.

(j) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit,

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claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over the Company, pending, or, to the knowledge of the Company, threatened in writing against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

(k) The Company is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws or the Finnish Companies Act, (iii) the filings required in accordance with Section 6, (iv) consents or notices required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by the U.S. Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that the Company reasonably expects to receive on or prior to the Closing), in each case, other than those the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(l) Neither the Company nor any person acting on its behalf has, directly or indirectly, at any time within the past 30 calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on its behalf (other than the Placement Agents and their respective persons acting on their behalf in such capacity), has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

(m) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company.

(n) The Company is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on the Company. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(o) Upon consummation of the Transaction, it is intended that the ADSs will be registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be listed for trading on the U.S. Exchange, and the ADSs will be approved for listing on the U.S. Exchange, subject to official notice of issuance.

(p) Neither the Company nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

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(q) The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

5. Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to the Company as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (A) (i) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto and (ii) a “qualified investor” as defined under Article 2 of the EU Prospectus Regulation, and (B) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(ii) Applicable to non-U.S. investors (including Finnish investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is a “qualified investor” as defined under Article 2 of the EU Prospectus Regulation. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under the FSMA or the EU Prospectus Regulation. Subscriber acknowledges and agrees that Shares sold to Subscribers that are U.S. investors shall be sold pursuant to an exemption from registration under the Securities Act may not be resold, transferred, pledged or otherwise disposed of by such Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing to Subscribers that are U.S. investors may contain a legend or restrictive notation to such effect. Subscriber acknowledges that such Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). Subscriber acknowledges and agrees that such Shares, until registered under an effective registration statement, will be subject to transfer restrictions (regardless of whether or not the shares contain a restrictive legend) and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in such Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of such Shares. Subscriber understands that the Offering of the Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understands that the

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Offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(c) If, in the future, the Subscriber decides to offer, resell, pledge or otherwise transfer the Shares, or any economic interest therein, Subscriber acknowledges and agrees that such Shares or any economic interest therein may be offered, sold, pledged or otherwise transferred only: (i) in compliance with Regulation S under the Securities Act; (ii) to a person whom the beneficial owner and/or any person acting on its behalf reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act; or (iii) in accordance with Rule 144 (if available), in each case in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. The Subscriber (i) understands that none of the Company or any of its affiliates or other persons acting on their behalf makes any representation to the Subscriber as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Shares and (ii) agrees to notify any transferee to whom the Subscriber subsequently offers, sells, pledges or otherwise transfers any of the Shares pursuant to Rule 144A of the restrictions on transfer set forth in this Section 5(c). The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber, e.g., in connection with a bona fide margin agreement, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with such pledge of Shares by the Subscriber.

(d) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from the Company. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by the Company, RAAQ or their respective officers or directors or other Representatives (as defined below), or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(e) Neither the Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program, or any similar list of sanctioned persons administered by the European Union or the United Kingdom (collectively, “Sanctions Lists”), (ii) directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, one or more persons that are named on the Sanctions Lists, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, and the Crimea, Donetsk, Luhansk and Zaporizhzhia regions of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Subscriber”). Subscriber agrees to provide law enforcement agencies, if

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requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the Sanctions Lists. To the extent required, it maintains procedures that it reasonably believes to be in compliance with sanctions programs administered by the United States, the European Union and the United Kingdom, and it shall comply with such sanctions programs to which it is legally subject and with which it is legally obligated to comply. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Subscriber.

(f) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received and reviewed (to the extent that Subscriber deems it necessary) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of RAAQ, dated as of April 30, 2025 (File No. 333-284777) (the “IPO Prospectus”), (ii) each SEC Report filed by RAAQ with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by the Company (the “Investor Presentation”). Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has conducted its own investigation of the Company and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, RAAQ, or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by the Company to the extent that Subscriber deems it necessary. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(g) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and the Company or RAAQ, or a representative of the Company or RAAQ, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or RAAQ, or a representative of the foregoing. Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to the Company’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Subscriber has a pre-existing relationship with the Company, RAAQ or one or more of their respective affiliates or advisors. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

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(h) Subscriber acknowledges that (i) RAAQ or the Company and their respective Representatives hereafter may come into possession of, information regarding the Company that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, provided, however, that the foregoing shall not limit any claims Subscriber may have against the Company or RAAQ for fraud, willful misconduct, or intentional misrepresentation, and (iii) none of RAAQ nor the Company shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against RAAQ and/or the Company, to the extent permitted by law and subject to the foregoing carve-out, with respect to the nondisclosure of the Excluded Information (save for any fraudulent non-disclosure of the Excluded Information).

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are consistent with its financial needs, objectives and condition, (ii) comply and are consistent with the relevant investment policies, guidelines and other restrictions applicable to Subscriber and (iii) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. Subscriber acknowledges that each of J.P. Morgan Securities LLC and TD Securities (USA) LLC, in their capacity as placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), are acting in connection with the purchase of Ordinary Shares by certain Other Subscribers that qualify as “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D under the Securities Act. Subscriber further acknowledges that none of the Placement Agents or any of their respective affiliates is acting as placement agent to Subscriber and that no solicitation or recommendation of any type has been made by any Placement Agent to Subscriber, provided, however, that the foregoing shall not limit any claims Subscriber may have against the Company or RAAQ for fraud, willful misconduct, or intentional misrepresentation. Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no immediate need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists.

(k) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from the Company, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

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(l) Subscriber understands and agrees that no federal, state, or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents.

(m) [Reserved.]

(n) The execution, delivery and performance by Subscriber of this Subscription Agreement will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, in any material respects, to which Subscriber is a party or by which Subscriber is bound. The signature on this Subscription Agreement, whether original, electronic, or transmitted electronically, is valid and binding, and the signatory has legal competence and capacity to execute the same, and, upon its due execution by the parties hereto, this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(o) The Subscriber is not (1) a “covered person” as described in Rule 506(d)(1) under the Securities Act, or (2) subject to any Disqualification Events, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether it is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject the Company to any Disqualification Event.

(p) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(q) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to the Company pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(r) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(s) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

(t) Subscriber has had no contact with any Placement Agent with respect to the Shares.

(u) Subscriber is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

(v) Notwithstanding anything to the contrary herein, nothing in this Subscription Agreement shall prohibit Subscriber from (i) entering into hedging transactions with respect to the securities of the Company or RAAQ, including, but not limited to, purchasing put options, entering into swap agreements, or engaging in short sales with respect to any securities other than the securities to be acquired in this Offering, or (ii) lending any securities to third parties, provided that Subscriber shall remain obligated to deliver the Aggregate Purchase Price and consummate the Closing in accordance with the terms hereof.

(w) Subscriber acknowledges and agrees that it has not received any recommendation with respect to the Shares or the Transaction from the Placement Agents and thus will not be deemed to form a relationship with the Placement Agents in connection with its purchase of the Shares that would require the Placement Agents to treat Subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the

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Exchange Act. Accordingly, Subscriber acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to its purchase of the Shares.

6. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement (the “Registration Statement”) registering the resale of ADSs (“Registrable ADSs”) representing the Shares (“Registrable Shares”) that are not eligible for resale without an effective registration statement covering the resale of such Shares (or corresponding ADSs) or without an available exemption from registration under the Securities Act allowing the resale of such Shares (or corresponding ADSs) without limitation, and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. For the avoidance of doubt, all Shares issued and sold to U.S. Subscribers pursuant to this Agreement shall be Registrable Shares. The Company will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Registrable ADSs until the earliest of (i) two years from the issuance of the Registrable Shares, (ii) the date on which Subscriber ceases to hold the Registrable Shares (or corresponding Registrable ADSs) covered by such Registration Statement, or (iii) the first date on which Subscriber can sell all of its Registrable Shares (or corresponding Registrable ADSs) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell Registrable Shares (or corresponding Registrable ADSs) pursuant to the Registration Statement or Rule 144 under the Securities Act (when resales under Rule 144 under the Securities Act become available with respect to the Shares), as applicable, qualify Registrable ADSs for listing on the applicable stock exchange on which the ADSs are then listed, and update or amend the Registration Statement as necessary to include the Registrable ADSs. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of securities of the Company to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above. The Company’s obligations to include the Registrable ADSs in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of Registrable ADSs as shall be reasonably requested by the Company to effect the registration of the resale of Registrable ADSs, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares (or corresponding Registrable ADSs). If the SEC prevents the Company from including any or all of the Registrable ADSs proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company securities by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of the Company securities which is equal to the maximum number of securities as is permitted by the SEC and (B) the number of the Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register Registrable ADSs not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 6. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the

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Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline shall not otherwise relieve the Company of its obligations to cause the Company to file the Registration Statement or effect the registration of Registrable ADSs set forth in this Section 6. For as long as Subscriber holds Registrable Shares issued pursuant to this Subscription Agreement (or in the case of Registrable ADSs, issued in exchange of Registrable Shares issued pursuant this this Subscription Agreement), the Company will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as the Company remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Registrable Shares (or corresponding Registrable ADSs) pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) During a period of 90 days from the effective date of the Registration Statement, the Company will not issue any equity securities other than (i) any Ordinary Shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the effective date of the Registration Statement, (ii) any Ordinary Shares issued or options to purchase Ordinary Shares or other equity awards covering Ordinary Shares granted pursuant to employee benefit plans of the Company, (iii) any Ordinary Shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan, (iv) the filing of a registration statement on Form S-8 or any successor form thereto with respect to the registration of securities to be offered under any employee benefit or equity incentive plans of the Company, (v) the issuance of Ordinary Shares, equity awards or securities convertible into or exercisable or exchangeable for Ordinary Shares in connection with (A) the acquisition of the securities, business, property or other assets of another person or pursuant to any employee benefit plan assumed in connection with any such acquisition, (B) joint ventures, (C) commercial relationships, or (vi) other strategic transactions with a bona fide business purpose, including a potential listing on Nasdaq Helsinki Ltd, provided that the aggregate number of Ordinary Shares, equity awards and Ordinary Shares issuable upon the conversion, exercise or exchange of securities (on an as converted or as exercised basis, as the case may be) issued pursuant to this clause (vi) shall not exceed 10% of the total number of Ordinary Shares issued and outstanding on the effective date of the Registration Statement. For purposes of this Section 6(b), references to Ordinary Shares shall be deemed to include ADSs representing such Ordinary Shares.

(c) The Company shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within five (5) business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable ADSs included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of Registrable ADSs included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(d) The Company may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of Registrable ADSs as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of Registrable ADSs under the Registration Statement until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or destroy all copies of the prospectus covering Registrable ADSs in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering Registrable ADSs shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, the Company agrees to indemnify and hold Subscriber and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Registrable Shares or Registrable ADSs (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Shares or Registrable ADSs s (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or

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(ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned). The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

(g) If the Company files the Registration Statement without affording Subscriber the opportunity to review and comment on the same as required by Section 6(a) herein or the Company subsequently withdraws the filing of the Registration Statement for reasons other than at the request of Subscriber to withdraw the Registration Statement, the Company shall be deemed to have not satisfied this clause (i) as of the filing date), or (ii) a Registration Statement registering for resale all of the Shares included in such Registration Statement is not declared effective by the SEC by the Filing Deadline of the initial Registration Statement filed pursuant to this Subscription Agreement becomes effective, or (iii) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Shares included in such Registration Statement, or Subscriber is otherwise not permitted to utilize the prospectus therein to resell such Shares, except as permitted by Section 6(d) hereof (any such failure or breach being referred to as an “Event,” and for purposes of clauses (i) and (ii), the date on which such Event occurs, and for purpose of clause (iii) the date on which the suspension of the prospectus exceeds the time permitted under Section 6(d) hereof, being referred to as an “Event Date”), then, in addition to any other rights Subscriber may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to Subscriber an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate purchase price paid by Subscriber pursuant to this Subscription Agreement. The parties agree that the maximum aggregate liquidated damages payable to Subscriber under this Subscription Agreement shall be 10.0% of the aggregate purchase price paid by Subscriber pursuant to this Subscription Agreement. If the Company fails to pay any partial liquidated damages pursuant to this Section 6(g) in full within five days after the date payable, the Company will pay interest thereon at a rate of 15.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to Subscriber, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

(h) To the extent Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Registrable Shares or Registrable ADSs, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by Company Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers

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the Registrable Shares or Registrable ADSs (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, in each case to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 6(h) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Shares or Registrable ADSs giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (save for any obligations of the Company in respect of the return of any monies paid by the Subscriber in connection herewith), upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) the Company to Subscriber or (y) Subscriber to the Company, if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Outside Date (as defined in the Business Combination Agreement); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 7 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by Subscriber to the Company for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three (3) business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

8. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus (to the extent Subscriber deems it necessary) and understands that RAAQ has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain private placements occurring simultaneously with its IPO (including interest accrued from time to time thereon) for the benefit of RAAQ’s public shareholders (the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, RAAQ may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of RAAQ’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”), (b) to the Public Shareholders if RAAQ fails to consummate a Business Combination within 18 months after the closing of its IPO (or 21 months after the closing of its IPO if RAAQ has executed a definitive agreement for a Business Combination within 18 months after the closing of its IPO), subject to extension by amendment to RAAQ’s organizational documents (the “Completion Window”), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and up to $100,000 in liquidation and dissolution expenses, (d) as directed by RAAQ after or concurrently with the consummation of a Business Combination or (e) to the Public Shareholders in the event they elect to redeem and properly submit their shares in connection with a shareholder vote to amend RAAQ’s organizational documents to modify (A) the substance or timing of RAAQ’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of its public shares if RAAQ has not consummated a Business Combination within the Completion Window or (B) any other material provisions relating to shareholder rights or pre-Business Combination activity. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf

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of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, Subscriber and its affiliates may have in respect of any SPAC Class A Ordinary Shares (as defined in the Transaction Agreement) held by them or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of RAAQ’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with RAAQ or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and RAAQ to induce the Company to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, RAAQ or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company, RAAQ or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behaves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio.

(b) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to the Company promptly upon such request, it being understood by Subscriber that the Company may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by the Company to evaluate Subscriber’s eligibility or the Company determines that Subscriber is not eligible. The Company agrees to keep any such additional information confidential (except as may be required by applicable law or administrative or legal proceeding). On or prior to the Closing Date, the Company and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(c) Subscriber acknowledges that the Company, RAAQ and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify

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the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing Date. Subscriber agrees that the purchase by Subscriber of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase, unless such acknowledgments, understandings, agreements, representations and warranties herein have been given as of a certain date. Each of the Company and Subscriber acknowledges and agrees that RAAQ is a third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4 and Subscriber contained in Section 5 of this Subscription Agreement and its express rights set forth in Section 9, and that RAAQ is otherwise an express third-party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if it was an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, the Company agrees to promptly notify Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Each of the Company and RAAQ is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (which may be given via email by authorized Representatives) (such consent not to be unreasonably withheld or delayed).

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by the Company of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Subscriber (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). The Company shall notify Subscriber of any such amendments, modifications, waivers or terminations. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and Subscriber in connection with the Offering).

(h) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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(j) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (A) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (B) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (C) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(m) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email by authorized Representatives of the Subscriber), the Company will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to the Company’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, the Company shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by the Company or Current Report on Form 8-K filed by RAAQ with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by the Company or RAAQ with the SEC, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, or under the U.S. Exchange.

(n) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 9(o). Nothing in this Section 9(n) shall affect the right of any

G-2-20

party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(o) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by email, absent affirmative receipt of an automated notice of delivery failure from the recipient’s email server, during regular business hours of the recipient or, if delivered outside of regular business hours, the following business day, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

IQM Finland Oy

Keilaranta 19 D

FI-02150 Espoo

Finland

Attention: Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Finland

Attention: Juha Koponen; Eino Järnroos

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Eric Blanchard and Peter Byrne

Email: [***]

with a copy (which shall not constitute notice) to:

Real Asset Acquisition Corp

174 Nassau Street

Suite 2100

Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

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with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

22nd Floor

New York, New York 10036

Attention: Elliott Smith

Email: [***]

with a copy (which shall not constitute notice) to:

Krogerus Attorneys Ltd

Fabianinkatu 9

00130 Helsinki

Finland

Attention: Tom Fagernäs

Email: [***]

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(p) From and after the date hereof, the Company shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding the Company, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. The Company hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, the Company, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof), in each case, as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that the Company believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, the Company shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI. The Company covenants and agrees that it shall, prior to or concurrently with the Transaction Closing, file or cause to be filed such reports or documents with the SEC as shall be necessary to publicly disclose, to the extent legally permissible, any MNPI previously provided to Subscriber or its representatives by the Company or its representatives in connection with the transactions contemplated hereby.

(q) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (A) “trading day” shall mean any day on which the U.S. Exchange is open for trading; (B) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking

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institutions in (i) New York, New York and (ii) Helsinki, Finland are required or are authorized to close for business (excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in such locations are generally open for use by customers on such day); (C) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (D) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of RAAQ prior to the closing of a Business Combination will include RAAQ’s sponsor, RAAQ Sponsor LLC, a Delaware limited liability company.

(r) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

10. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, RAAQ or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IQM FINLAND OY
By:
Name:
Title:

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Subscriber:

Address for Notice to Subscriber:

Attention:

Email:

Telephone:

Subscription Amount:

Number of Shares:

Subscriber status (mark one): ☐ U.S. investor ☐ Non-U.S. investor (including Finnish investors)

EIN Number or Finnish business ID:

If you have a Finnish book-entry account:

Book-entry account number: (35 digits, starting “APKE”)

Account operator: (The operator holding your shares in custody, e.g. your bank)

If you don’t have a Finnish book-entry account

Foreign Custody Account Number: (Custody account number defined by your foreign custody operator)

Foreign Custody: (Name and BIC) (The foreign custody operator holding your shares in custody, e.g. your bank)

Foreign Custody’s contact details: (e-mail and phone)

EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

(ii)	A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(iii)	A director or executive officer of the Company;

(iv)

A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

(v)	A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

(ix)	An insurance company as defined in Section 2(13) of the Exchange Act;

(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

(xviii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xix)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xiii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xxiii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xvii) above.

Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):
☐	Other (indicate form of organization):

If Subscriber is not an individual, indicate the approximate date Subscriber entity was formed:    .

If Subscriber is not an individual, initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

True
False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:

Subscriber Name:

By:
Signatory Name:
Date:

Annex H

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of [•], 2026, is made and entered into by and among:

(i) IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (“Company”);

(ii) RAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”); and

(iii) other undersigned parties listed to the signature page hereto, including certain shareholders of Company, as set forth on Schedule A hereto (the “Legacy Company Equityholders”), certain former shareholders of SPAC (the “Legacy SPAC Shareholders”) and certain former warrantholders of SPAC (the “Legacy SPAC Warrantholders” and, together with the Sponsor and the Legacy SPAC Shareholders, the “Legacy SPAC Equityholders”) (each such party, together with the Sponsor, the Legacy Company Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively the “Holders”).

RECITALS

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement (the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) entered into on February 22, 2026, by and among the Company, IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L—2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned subsidiary of the Company (“LuxCo”), and Real Asset Acquisition Corp., a Cayman Islands exempted company (“SPAC”), pursuant to which, among other things, SPAC will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect and wholly owned subsidiary of the Company (the “Merger”)(the closing of the Merger, the “Closing”);

WHEREAS, pursuant to the terms and provisions of the Business Combination Agreement, prior to the Merger Effective Time, Company will have undertaken the Share Split whereby, among other things, Pre-Share Split Ordinary Shares held by the Legacy Company Equityholders will be reclassified into ordinary shares, with no nominal value, of the Company (the “Company Ordinary Shares”);

WHEREAS, following the Closing, the Holders will hold certain number of Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) and a certain number of Company Warrants;

WHEREAS, SPAC and the Legacy SPAC Equityholders are parties to that certain Registration Rights Agreement, dated April 28, 2025 (the “Prior Agreement”), and being all of the parties to the Prior Agreement, desire to terminate the Prior Agreement to provide for the terms and conditions included herein; and

WHEREAS, at the Closing, SPAC, the Company and the Holders desire to enter into this Agreement on the date hereof, to be effective upon the Closing, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall have the meaning given in the Business Combination Agreement.

“Agreement” shall have the meaning given in the Preamble hereto.

“Amended Company Articles of Association” shall mean the amended Articles of Association in the form attached to the Business Combination Agreement as Exhibit F.

“Board” shall mean the board of directors of the Company.

“Blackout Period” shall have the meaning given in Section 3.4.2.

“Block Trade” shall mean an offering and/or sale of Registrable Securities yielding aggregate gross proceeds in excess of $20 million by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in Finland and New York City are generally open for normal business.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company ADSs” means American Depositary Shares of the Company issued pursuant to the Depositary Agreement, each representing the right to one Company Ordinary Share.

“Company Ordinary Shares” shall have the meaning given in the Recitals hereto and having the rights and being subject to the restrictions, set out in the Amended Company Articles of Association.

“Company Warrant” shall have the meaning given in the Business Combination Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Depositary Agreement” shall have the meaning given in Section 3.1.18.

“Depositary” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, arbitral panel, court or tribunal, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” and “Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Legacy Company Equityholders” shall have the meaning given in the Preamble hereto.

“Legacy SPAC Equityholders” shall have the meaning given in the Preamble hereto.

“Legacy SPAC Shareholders” shall have the meaning given in the Preamble hereto.

“Legacy SPAC Warrantholders” shall have the meaning given in the Preamble hereto.

“Lock-up Period” shall (i) with respect to the Legacy Company Equityholders, have the meaning given in the applicable Shareholder Lock-Up Agreement, (ii) with respect to the Sponsor and the Legacy SPAC Shareholders, have the meaning given in the Sponsor Support Agreement and (iii) with respect to the Legacy SPAC Warrantholders, mean the Private Placement Warrant Lockup Period.

“LuxCo” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lockup Period pursuant to the Shareholder Lock-Up Agreements or the Sponsor Support Agreement, as applicable, to which such Holder is a party, and, solely with respect to the Legacy SPAC Warrantholders, the Private Placement Purchase Agreement, dated April 28, 2025, by and between SPAC and such Legacy SPAC Warrantholders.

“Person” shall have the meaning given in the Business Combination Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Warrant Lock-up Period” shall mean, with respect to the Company Warrants held by the Legacy SPAC Warrantholders and the Company Ordinary Shares issued or issuable upon exercise of the Company Warrants held by such Legacy SPAC Warrantholders, the period ending 30 days after the Closing.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Company Ordinary Shares or Company Warrants held by a Holder at the Closing (including any Company Ordinary Shares issued in connection with the Share Split, or issued or issuable in connection with the Merger pursuant to the terms of the Business Combination Agreement), (b) any Company Ordinary Shares issued or issuable upon the conversion or exchange of any other class of Company Ordinary Shares following the Closing in accordance with the Amended Company Articles of Association, (c) any Company Ordinary Shares that may be acquired by Holders upon the exercise of a Company Warrant, (d) any Company Ordinary Shares or Company Warrants held by the Holders (including any Company Ordinary Shares issued or issuable upon the exercise of any such Company Warrant held by the Holders)

otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other Company Ordinary Shares issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security upon the earliest to occur of: (A) the transfer of such security by a Holder to any Person other than (i) a Permitted Transferee or (ii) another Holder or an Affiliate or equityholder of such other Holder; (B) the time at which such security ceases to be outstanding; (C) upon the sale of such security to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (D) the time at which such security may be sold in a single transaction without volume, manner-of-sale or other restrictions under Rule 144 or Regulation S. All references to “Company Ordinary Shares” in this definition shall include Company Ordinary Shares represented by Company ADSs.

“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) relating to the Registrable Securities and any national securities exchange on which the Company ADSs are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) reasonable fees and expenses of legal counsel in connection with an Underwritten Offering (not to exceed $50,000 without the consent of the Company); and

(G) American Depository issuance fees.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement. The term Registration Statement shall include any registration statement on Form F-6, or any successor form, necessary to register Company ADSs issued in accordance with the Depositary Agreement).

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“SEC Guidance” shall have the meaning given in Section 2.1.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Share Split” shall have the meaning given in the Business Combination Agreement.

“Shareholder Lock-Up Agreement” shall have the meaning given in the Business Combination Agreement.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“SPAC” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” shall have the meaning given in the Business Combination Agreement.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall use commercially reasonable efforts to file within 30 calendar days of the Closing Date, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Shelf are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. The Company shall use commercially reasonable efforts to cause such Shelf to be declared effective as soon as practicable thereafter. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Shelf Registration on Form F-3 (the “Form F-3 Shelf” and, together with the Form F-1 Shelf, a “Shelf”) as soon as practicable after the Company is eligible to use Form F-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date), and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof, provided, however, that the Company shall only be required to cause such Registrable Securities to be covered twice per calendar year for any Holder.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Holder (being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or Other Coordinated Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by all Holders selling any Registrable Securities in such offering with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”); and under no circumstances shall the Company be obligated to effect more than an aggregate of two Underwritten Shelf Takedowns in any calendar year. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten days prior to the public announcement of such

Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Such Demanding Holders shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Takedown.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities that the Company desires to sell and all other Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities proposed to be sold by Company or by other holders of Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown, and such Underwritten Shelf Takedown shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form F-3 or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (“SEC Guidance”), including without limitation, the publicly available Commission or staff guidance (including Compliance and Disclosure Interpretations). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company advocated with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission, and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that, if after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 or Form S-4 (or other similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder;

(b) if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than the Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if reasonably requested with prior written notice by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Company Ordinary Shares (including Company Ordinary Shares represented by Company ADSs) (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriters, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement, in the event the managing Underwriters otherwise agree by written consent or under Rule 10b5-1 trading plans (or similar plan) in effect prior to such 90-day period. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either the lesser of (x) $10 million and (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block

Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures, in accordance with Sections 3.1.11 and 3.1.12.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Company shall have the right to consent to the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks), which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Underwritten Shelf Takedown, the Company shall use commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5.0%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case, as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (except as otherwise set forth herein) in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the placement agent(s), sales agent(s), or Underwriter(s) may reasonably request and as are customarily included in such opinions;

3.1.13 in the event of any Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter(s), sales agent(s) or placement agent(s) of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $30 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering;

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration; and

3.1.17 assist the Depositary in maintaining an effective registration of the Company ADSs on Form F-6 in accordance with the Depositary Agreement (the “Depositary Agreement”) and cooperate with the Depositary in filing amendments or supplements to such Form F-6 as may be necessary to permit the Holders to exercise their rights hereunder with respect to their Company ADSs representing Registrable Securities then outstanding, in accordance with the rights of the Holders under this Agreement and the Depositary Agreement.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. All Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the

Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or Other Coordinated Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be materially detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”); provided, that no Blackout Period shall exceed more than 30 consecutive days after the request of the Holders is given. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 (a) During the period starting with the date 15 Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 60 consecutive calendar days and not more than twice during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Regulation S promulgated under the Securities Act (or any successor rule then in effect), including by causing its counsel to promptly provide any legal opinions requested by the transfer agent or warrant agent. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal.

3.6.1 On the Closing Date, the Company shall cause the transfer agent to (a) remove any restrictive legends (including any electronic transfer restrictions) from all Registrable Securities that are not Locked-up Securities (as such term is defined in the Sponsor Support Agreement) issued and sold to the Legacy SPAC Equityholders pursuant to the Registration Statement on Form F-4 filed by the Company in connection with the Business Combination and (b) provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal. Notwithstanding the foregoing, the Company shall not be required to remove (and may maintain or re-apply) any restrictive legend on Registrable Securities held by any Holder who is, on the Closing Date, an affiliate of the Company, to the extent such legend is required under applicable securities laws.

3.6.2 Upon the written request of any Holder in connection with a bona fide sale of Registrable Securities pursuant to an effective Registration Statement, and promptly following the effectiveness of the Shelf filed in accordance with Section 2.1.1, the Company shall, within two (2) Business Days, cause the transfer agent or warrant agent to remove any restrictive legends (including any electronic transfer restrictions) from such Registrable Securities being sold by such Holder in connection with such sale and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

3.6.3 Following the termination of the applicable Lock-up Period, the Company shall cause the transfer agent or warrant agent to remove any legends, marks, stop-transfer instructions or other similar notations pertaining to such lock-up arrangements from the Company Ordinary Shares (including Company Ordinary Shares represented by ADSs) and/or Company Warrants, as applicable, that are subject to such sale.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction of the Company in connection therewith.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service, in each case with a copy sent by e-mail to such Holder, or (iii) by transmission by electronic mail. Any notice or communication under this Agreement must be addressed, if to the Company, to Keilaranta 19, 02150, Espoo, Finland, Attention: Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel, with a copy (which will not constitute notice) to Cooley LLP, 55 Hudson Yards, New York, New York 10001, Attention: Eric Blanchard, Peter Byrne, David Silverman and Rita Sobral, and if to any Holder, at such Holder’s address and e-mail address as set forth in the Company’s books and records. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the Company notice in the manner herein set forth.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Permitted Transferees to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Permitted Transferee agrees to become bound by the terms and provisions of this Agreement.

5.2.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4 Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby (including the Mergers) are consummated as originally contemplated to the greatest extent possible.

5.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated herein, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

5.7 CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.7. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

5.8 Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) such parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.8 shall not be required to provide any bond or other security in connection with any such injunction.

5.9 Amendments and Modifications. Upon the written consent of (a) the Company, (b) Sponsor, and (c) the Holders holding a majority of the voting power of the then-outstanding Registrable Securities then held by all Holders in the aggregate, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.10 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of SPAC or the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.11 Term. This Agreement shall be effective from and after the Closing Date and shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.12 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company or such other requesting Holder the total number of Registrable Securities held by such Holder in order for the Company or a requesting Holder to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

IQM Finland Oy

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

RAAQ Sponsor LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[ ]
By:
Name:

[Signature Page to Registration Rights Agreement]

Annex I

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of [●], 2026 (the “Effective Date”), is made by and between IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), Real Asset Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), Lucky Lucko, Inc. d/b/a Efficiency, a Delaware corporation (“Efficiency”) and [Warrant Agent], a [●] (in such capacity, the “Warrant Agent,” and also referred to herein as the “Transfer Agent”).

WHEREAS, SPAC and Efficiency are parties to that certain Warrant Agreement, dated as of April 28, 2025 (the “Existing Warrant Agreement”);

WHEREAS as of the date hereof, SPAC has issued (i) 8,625,000 warrants as part of the units offered in its initial public offering (the “Public Warrants”), (ii) 3,725,000 warrants, bearing the legend set forth in Exhibit B hereto, to RAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), in a concurrent private placement pursuant to that certain Private Placement Warrants Purchase Agreement dated as of April 28, 2025 (the “Sponsor Private Placement Warrants”), and (iii) an aggregate of 1,725,000 warrants, bearing the legend set forth in Exhibit B hereto, to Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen & Co.”) and Clear Street LLC (together with Cohen & Co., the “Underwriters”), pursuant to that certain Private Placement Warrants Purchase Agreement dated as of April 28, 2025 (together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”), in each case, on the terms and conditions set forth in the Existing Warrant Agreement, with each Public Warrant and Private Placement Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share, par value $0.0001 per share (each a “SPAC Class A Ordinary Share,” and collectively the “SPAC Class A Ordinary Shares”);

WHEREAS, on February 22, 2026, SPAC, the Company, and IQM US LLC, a Delaware limited liability company (“Merger Sub”) and Eclipse QC S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 16, rue Eugène Ruppert, L – 2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned subsidiary of the Company (“LuxCo”), entered into a business combination agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), among other things, (i) SPAC will merge with and into Merger Sub, with Merger Sub surviving as an indirect wholly owned subsidiary of the Company (the “Merger”) and (ii) the shareholders of SPAC will receive Ordinary Shares of the Company, no nominal value (the “Ordinary Shares”), in exchange for their SPAC Class A Ordinary Shares;

WHEREAS, the Ordinary Shares issued to SPAC shareholders will be represented by American Depositary Shares (“ADSs”), which are issuable under the Deposit Agreement dated as of [●], 2026 (the “Deposit Agreement”) among the Company, [●], as the depositary bank acting as depositary under the Deposit Agreement, and all Owners and Holders (each as defined in the Deposit Agreement) from time to time of the ADSs issued thereunder, with each ADS representing one Ordinary Share;

WHEREAS, upon consummation of the Merger, as provided in the Business Combination Agreement and Section 4.4 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of Ordinary Shares represented by ADSs equal to the number of SPAC Class A Ordinary Shares for which such warrants were exercisable immediately prior to the Merger, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company pursuant to this Agreement;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and Efficiency may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined below) for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the prospectus (the “Prospectus”) included with the Registration Statement on Form S-1 (File No. 333-284777) filed by SPAC with the Securities and Exchange Commission (the “Commission”), (ii) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 of the Existing Warrant Agreement or (iii) adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders thereunder;

WHEREAS, the Depositary has filed with the Commission a Registration Statement on Form F-6, File No. 333-[●] (the “ADS Registration Statement”) for the registration under the Securities Act of the ADSs that may be issued in exchange for Ordinary Shares issued in the Business Combination and the Ordinary Shares underlying the Warrants, and the ADS Registration Statement was declared effective on [●], 2026.

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1. Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing.

1.2. Appointment of Successor Warrant Agent and Transfer Agent. The Company hereby appoints [●] to serve as successor Warrant Agent and Transfer Agent under the Existing Warrant Agreement and Efficiency hereby assigns, and [●] hereby agrees to accept and assume, effective as of the Closing, all of Efficiency’s rights, interests and obligations in, and under the Existing Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent. Unless the context otherwise requires, from and after the Closing, any references in the Existing Warrant Agreement and the Warrants to the “Warrant Agent” or “Transfer Agent” shall mean [●]. Any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Existing Warrant Agent pursuant to Section 9.2 shall be delivered to:

[WARRANT AGENT]

[ADDRESS]

Attention: [●]

1.3. Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement and the Public Warrants and Private Placement Warrants issued thereunder in accordance with Section 9.8 of the Existing Warrant Agreement, in its entirety in the form of this Agreement as of the Closing.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall initially be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2. Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system, in each case as determined by the Board of Directors of the Company (the “Board”) or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3. Effect of Countersignature. Except with respect to uncertificated Warrants, as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4. Registration.

2.4.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance of the Warrants and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.

2.4.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5. [Reserved].

2.6. Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number of Warrants to be issued to such holder.

2.7. Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) may not (including the Ordinary Shares (and ADSs representing the Ordinary Shares) issued upon exercise of such warrants) be transferred, assigned or sold until thirty (30) days after the Effective Date, and (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof; provided, however, that the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members, partners, officers or directors of the Sponsor or its affiliates, any affiliate or family member of any of the Sponsor’s officers or directors, or any employees of such affiliates;

(b) in the case of an individual, by (i) gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization or (ii) for estate planning purposes;

(c) in the case of an individual, by will, testamentary documents or virtue of the laws of descent and distribution upon death of such person;

(d) in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;

(e) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; and

(f) in the event that the Company completes a liquidation, merger, tender offer, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their ADSs (and underlying Ordinary Shares) for cash, securities or other property; provided, however, that, in the case of clauses (a) through (e), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement dated April 28, 2025, by and among SPAC, the Sponsor and certain officers and directors of SPAC. In addition, the Ordinary Shares (and ADSs representing the Ordinary Shares) issued upon exercise of the

Private Placement Warrants may not be transferred, assigned or sold until thirty (30) days after the Effective Date, except to Permitted Transferees.

2.8. [Reserved].

2.9. [Reserved].

3. Terms and Exercise of Warrants.

3.1. Warrant Price. Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Ordinary Share, to be delivered by the Warrant Agent in the form of ADS, at the price of $11.50 per ADS, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1, and only whole Warrants are exercisable. The term “Warrant Price” as used in this Agreement shall mean the price per ADS (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which the ADSs may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen (15) Business Days (as defined below) unless otherwise required by the SEC, any national securities exchange on which the Warrants are listed or applicable law; provided, that the Company shall provide at least five (5) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants. For the purpose of this Agreement, a “Business Day” shall mean a day, other than a Saturday, Sunday or public or federal holiday, on which banks in Finland and New York City are generally open for normal business.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the Effective Date and terminating at the earliest to occur of: (x) at 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, (y) the liquidation of the Company, and (z) other than with respect to the Private Placement Warrants, at 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that (i) the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available, and (ii) the Private Placement Warrants held by the Underwriters and their respective Permitted Transferees will not be exercisable after April 28, 2030 in accordance with FINRA Rule 5110(g)(A). Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to the Private Placement Warrants) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than with respect to the Private Placement Warrants) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company will provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be applied consistently to all the Warrants.

3.3. Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, including without limitation, subsection 3.3.5, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase

(“Election to Purchase”) ADSs pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each ADS as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the ADS and the issuance of such ADS, as follows:

(a) in lawful money of the United States, by good certified check or good bank draft payable to the Warrant Agent or by wire transfer of immediately available funds;

(b) in the event of redemption pursuant to Section 6 hereof in which the Company’s management has elected to require all holders of Public Warrants to exercise such Public Warrants on a “cashless basis,” by surrendering the Public Warrants for that number of ADSs equal to the quotient obtained by dividing (x) the product of the number of ADSs underlying the Public Warrants, multiplied by the excess of the “Fair Market Value” (defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average last reported sale price of the ADSs for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to holders of the Public Warrants pursuant to Section 6 hereof;

(c) with respect to any Private Placement Warrant exercised on a cashless basis, by surrendering the Warrants for that number of ADSs equal to the quotient obtained by dividing (x) the product of the number of ADSs underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value,” as defined in this subsection 3.3.1(c) over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the ADSs for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent; or

(d) on a cashless basis as provided in Section 7.4 hereof.

3.3.2 Issuance of ADSs. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue the Ordinary Shares underlying such Warrant to the Depositary for deposit in accordance with the Deposit Agreement, and the Depositary shall issue the corresponding ADSs, which the Warrant Agent shall cause to be delivered to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of ADSs to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of ADSs as to which such Warrant shall not have been exercised. The Company shall maintain an effective Deposit Agreement with the Depositary and shall use commercially reasonable efforts to ensure that the Ordinary Shares underlying the Warrants are eligible for deposit into the Company’s ADR facility so that ADSs may be issued and delivered upon a valid exercise of Warrants in accordance with this Agreement. Notwithstanding the foregoing, in no event shall the Company be required to net cash settle the Warrant Exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Ordinary Shares and the Warrant Agent shall not be obligated to issue ADSs upon exercise of a Warrant unless the ADSs (or underlying Ordinary Shares) issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3 Valid Issuance. All ADSs and Ordinary Shares underlying the ADSs issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable and the Ordinary Shares shall be duly authorized and eligible for deposit into the Company’s ADR facility in accordance with the Deposit Agreement.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate for ADSs is issued shall for all purposes be deemed to have become the holder of record of such ADSs on the date of delivery of such certificate in the case of a certificated Warrant or on the date of which the book-entry position was recorded on the person in whose name the book-entry position was issued.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which Holder or its affiliates is a member, to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, shall include the number of Ordinary Shares underlying ADSs issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares underlying ADSs that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the SEC. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by a holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. To the extent that a holder makes the election described in this subsection 3.3.5, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, unless such holder provides to the Warrant Agent in its Election to Purchase, a certification that, upon after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which a holder or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the Ordinary Shares outstanding immediately after giving effect to such exercise as determined in accordance with this subsection 3.3.5. For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F or Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 6-K or Form 8-K (in each case as applicable), or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1. Share Capitalizations.

4.1.1 Split-Ups. If after the Effective Date, and subject to the provisions of Section 4.7 below, the number of issued and outstanding Ordinary Shares is increased by a split-up of Ordinary Shares or other similar event, so that the shareholders have a pre-emptive subscription right, then, on the effective date of such share capitalization, split-up or similar event, the number of ADSs issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all holders of the Ordinary Shares entitling holders to purchase Ordinary Shares in accordance with their pre-emptive subscription rights at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the ADSs as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of ADSs issuable on exercise of each Warrant) does not exceed $0.50 but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

4.2. Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.7 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of ADSs issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3. Adjustments in Warrant Price.

4.3.1 Whenever the number of ADSs purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of ADSs purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number ADSs so purchasable immediately thereafter.

4.3.2 [Reserved].

4.4. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1.1 or Section 4.2 hereof), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the Ordinary Shares of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of a demerger of the Company, or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the ADSs immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation or demerger, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation, merger or demerger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for under applicable law or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule) ) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K (or Form 8-K, if applicable) filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.

If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, demergers, sales or other transfers.

4.5. [Reserved].

4.6. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of ADSs issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of ADSs purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of Ordinary Shares issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to one percent (1%) or more of the number of Ordinary Shares issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least one percent (1%) in the number of Ordinary Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7. No Fractional ADSs. Notwithstanding any provision contained in this Agreement to the contrary, the Warrant Agent shall not issue fractional ADSs upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an ADS, the Warrant Agent shall, upon such exercise, round down to the nearest whole number the number of ADSs to be issued to such holder.

4.8. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of ADSs as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9. Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.10. [Reserved].

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, either in certificated form or in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent will not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6. [Reserved].

6. Redemption.

6.1. Redemption of Warrants. All but not less than all of the outstanding Public Warrants may be redeemed for cash, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Public Warrant (“Redemption Price”), provided that the last reported sale price of the ADSs equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) (the “Redemption Trigger Price”), on each of twenty (20) trading days within any thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third (3rd) trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the ADSs (and underlying Ordinary Shares) issuable upon exercise of the Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection

3.3.1(b) hereof and such cashless exercise is exempt from registration under the Securities Act; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of ADSs upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3. Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Public Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price.

6.4. Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in Section 6 hereof shall not apply to the Private Placement Warrants.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meeting or the appointment of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Ordinary Shares. The Company will at all times reserve and keep available in treasury a number of Ordinary Shares, and maintain a resolution (whether by its general meeting of shareholders or its Board of Directors pursuant to an authorization granted by its general meeting of shareholders) providing for the delivery of the Ordinary Shares upon the exercise of Warrants, that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of ADSs (and underlying Ordinary Shares); Cashless Exercise at Company’s Option.

7.4.1 Registration of ADSs (and underlying Ordinary Shares). The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement registering, under the Securities Act, the issuance of the Ordinary Shares represented by ADSs issuable upon exercise of the Warrants

(the “Ordinary Share Registration Statement” and, together with the ADS Registration Statement, the “Registration Statement”). If at any time while any Warrants remain outstanding, the outstanding number of ADSs registered on the ADS Registration Statement is not sufficient to cover such delivery of the ADSs issuable upon exercise of the Warrants, then the Company will register, or cause the Depositary to register, on Form F-6 such additional ADSs as is necessary to cover the delivery of such ADSs upon the deposit of the Ordinary Shares into the Company’s ADR facility. The Company shall use its commercially reasonable efforts to cause the Registration Statements to become effective and to maintain the effectiveness of each Registration Statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such Registration Statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such Registration Statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective Registration Statement covering the issuance of the ADSs (and underlying Ordinary Shares) issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” pursuant to subsection 3.3.1, by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of ADSs equal to the quotient obtained by dividing (x) the product of the number of ADSs underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 7.4.1, over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the average last reported sale price of the ADSs for the ten (10) trading day period ending on the third trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the ADSs issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the ADSs are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the ADSs (or underlying Ordinary Shares) issuable upon exercise of the Public Warrants, notwithstanding anything in this Agreement to the contrary or (ii) if the Company does not so elect, the Company agrees to use its commercially reasonable efforts to register or qualify for sale the ADSs (and underlying Ordinary Shares) issuable upon exercise of the Public Warrants under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. Subject to subsection 3.3.1, the Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of ADSs upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such ADSs or Ordinary Shares.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the ADSs not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, or Chairman of the

Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any ADSs to be issued pursuant to this Agreement or any Warrant or as to whether any ADSs shall, when issued, be valid and fully paid and non-assessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of ADSs through the exercise of the Warrants.

8.6. [Reserved].

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Attention: Mark Falcon, General Counsel

E-mail: [***]

with a copy to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Eric Blanchard; Peter Byrne; David Silverman; Rita Sobral

E-mail: [***]

and

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Attention: Juha Koponen; Eino Järnroos

E-mail: [***]

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

[Warrant Agent]

[Address]

9.3. Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Agreement. If any action, the subject matter of which is within the scope of the forum provisions of this Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6. Counterparts: Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein, (ii) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of at least a majority of the then outstanding Public Warrants. Notwithstanding the foregoing, (a) any amendment to the terms of the Private Placement Warrants shall only require the consent of the Company and the holders of a majority of the Private Placement Warrants, (b) the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders, and (c) the Company may in its sole discretion and at any time allow or require the exercise of the Warrants on a “cashless basis” without the consent of any registered holders.

9.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IQM FINLAND OY

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REAL ASSET ACQUISITION CORP.

By:
Name:	Peter Ort
Title:	Principal Executive Officer and Co-Chairman

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[WARRANT AGENT], as Warrant Agent

By:
Name:

Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE

EXERCISE PERIOD PROVIDED FOR IN THE WARRANT

AGREEMENT DESCRIBED BELOW

IQM FINLAND OY[J]

a [public] limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [●], or registered assigns, is the registered holder of warrants evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase American Depositary Shares (“ADSs”) of IQM Finland Oy[j], a [public] limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), with each ADS representing one Ordinary Share, no nominal value per share (the “Ordinary Shares”) of the Company. Each Warrant entitles the holder, upon exercise during the Exercise Period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable ADSs as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in US dollars, by bank wire or certified check (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one ADS representing one fully paid and non-assessable Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per ADS for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

[Exhibit A]

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

IQM FINLAND OY[J]

By:

Name:

Title:

[WARRANT AGENT], as Warrant Agent

By:

Name:

Title:

[Exhibit A]

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [●] ADSs representing Ordinary Shares and are issued or to be issued pursuant to a Warrant Assignment, Assumption and Amendment Agreement dated as of [●], 2026 (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to [Warrant Agent], a [ ], as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the ADSs (and underlying Ordinary Shares) to be issued upon exercise is effective under the Securities Act of 1933, as amended, and (ii) a prospectus thereunder relating to the ADSs (and underlying Ordinary Shares) is current, except through “cashless exercise” as provided for in the Warrant Agreement. In addition, and notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, to the extent that the holder of a Warrant has delivered a notice contemplated by subsection 3.5.5 of the Warrant Agreement, neither the Company nor the Warrant Agent shall issue to a holder, and a holder may not acquire, any right it might have to acquire, a number of Ordinary Shares upon exercise of any Warrant to the extent that, upon such exercise, the number of Ordinary Shares then beneficially owned by a holder would exceed the Maximum Percentage of Ordinary Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5. of the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of ADSs (and underlying Ordinary Shares) issuable upon the exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an ADS, the Company shall, upon exercise, round down to the nearest whole number of ADSs to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [●] ADSs representing Ordinary Shares and herewith tenders payment for such ADSs to the order of IQM Finland Oy (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such ADSs be registered in the name of [●] whose address is [●] and that such ADSs be delivered to whose address is [●]. If said number of ADSs is less than all of the ADSs purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such ADSs be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required a cashless exercise pursuant to Section 6.1 of the Warrant Agreement, the number of ADSs that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) or Section 6.1 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of ADSs that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement, as applicable.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of ADSs that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of ADSs that this Warrant is exercisable for would be determined in accordance with the relevant Section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive ADSs. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such ADSs be registered in the name of, whose address is and that such Warrant Certificate be delivered to [●], whose address is [●].

[To be included in any Election to Purchase of a holder who has provided the notice set forth in subsection 3.3.5 of the Warrant Agreement.

By signing this Election to Purchase, the undersigned hereby certifies that upon after giving effect to such exercise, the undersigned (together with such person’s affiliates) or any “group” of which holder or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the Ordinary Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5 of the Warrant Agreement.]

[Signature Page Follows]

Date:
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG IQM FINLAND OY (THE “COMPANY”), REAL ASSET ACQUISITION CORP. AND THE OTHER PARTIES THERETO (THE “LETTER AGREEMENT”), THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE OF THE EFFECTIVE DATE (AS DEFINED IN THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE LETTER AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND ADSS (AND UNDERLYING ORDINARY SHARES) OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

NO. [●] WARRANT

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED     , 2026

PROSPECTUS FOR     IQM SHARES REPRESENTED BY IQM ADSs

OF

IQM FINLAND OY (For reoffer)

This prospectus covers the resale by the Selling Shareholders (including its transferees, donees, pledgees, and other successors-in-interest) named in this prospectus (the “Selling Shareholders”) of an aggregate of      IQM Shares represented by IQM ADSs to be received by such Selling Shareholders in the Business Combination (as defined below) (collectively, the “Resale Securities”). Each of the Selling Shareholders is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Shareholders may sell all, some or none of the Resale Securities. IQM will not receive any proceeds from any such offer or sale by the Selling Shareholders. IQM will bear all costs, expenses, and fees in connection with the registration of the Resale Securities. Each of the Selling Shareholders will bear all commissions and discounts, if any, attributable to its sales.

The IQM Shares represented by IQM ADSs that are being registered for resale would constitute approximately  % of the issued and outstanding IQM Shares (including through ownership of IQM ADSs), representing  % of the total voting power of the IQM Shares that will be outstanding following the completion of the Business Combination in the no redemption scenario. The Selling Shareholders may offer, sell or distribute all or a portion of the Resale Securities publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Shareholders may sell the Resale Securities in the section titled “Plan of Distribution.” For more information about potential dilution relating to the potential sale of the Resale Securities, see “Risk Factors — Risks Relating to Being a Public Company, Ownership of Our Securities and Other General Matters — Sales of our securities, or the perception of such sales, by us or holders of our securities in the public market or otherwise could cause the market price for our securities to decline, and even in such case, certain holders of our securities may still have an incentive to sell our securities.”

The IQM Shares represented by IQM ADSs being registered for resale were initially purchased by RAAQ Sponsor LLC (“Sponsor”) in the form of Class B ordinary shares, par value $0.0001 per share (“RAAQ Class B Ordinary Shares”), of Real Asset Acquisition Corp., a Cayman Islands exempted company (“RAAQ”), for an aggregate price of $25,000, in a private placement that occurred prior to the closing of RAAQ’s IPO. As described in more detail below, in connection with the Merger (as defined below), the RAAQ Class B Ordinary Shares held by the Selling Shareholders will be exchanged for the right to receive one IQM ADS, with each IQM ADS representing one IQM Share.

On February 22, 2026, RAAQ entered into that certain Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with IQM Finland Oy, a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (“IQM”), IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned subsidiary of IQM (“Merger Sub”), and ECLIPSE QC S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct, wholly owned subsidiary of IQM. A copy of the Business Combination Agreement is

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attached to the accompanying proxy statement/prospectus as Annex A. Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, (i) IQM will effectuate certain internal capital restructuring steps (the “IQM Capital Restructuring”) immediately prior to the effective time of the Merger (as defined below) (the “Merger Effective Time”), and (ii) promptly thereafter, RAAQ will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of IQM (collectively, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus.

In connection with the Merger: (i) immediately prior to the Merger Effective Time, all issued and outstanding RAAQ Class B Ordinary Shares, other than those subject to the Sponsor Forfeiture (as described below) will automatically be converted, on a one-for-one basis, into Class A ordinary shares of RAAQ, par value $0.0001 per share (“RAAQ Class A Ordinary Shares”), in accordance with the terms of RAAQ’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (“Cayman Constitutional Documents”); (ii) each issued and outstanding unit of RAAQ immediately prior to the Merger Effective Time will be automatically separated (the “Unit Separation”) into its components of one RAAQ Class A Ordinary Share and one-half of one warrant to purchase one RAAQ Class A Ordinary Share at a price of $11.50 per share (the “RAAQ Public Warrants”); (iii) immediately following the Unit Separation and the IQM Capital Restructuring, each RAAQ Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including those issued in connection with the RAAQ Class B Conversion (as defined below)) will automatically be cancelled in exchange for the right to receive one American depositary share of IQM (each, an “IQM ADS”), with each IQM ADS representing one ordinary share of IQM, with no nominal value (each, an “IQM Share”) (such IQM ADSs, the “Merger Consideration”); and (iv) each warrant of RAAQ (including the RAAQ Public Warrants and Private Placement Warrants issued by RAAQ, collectively referred to herein as the “RAAQ Warrants”) outstanding immediately prior to the Merger Effective Time will be assumed by IQM and become a warrant to purchase one IQM Share represented by one IQM ADS (each, an “IQM Warrant”) at an exercise price of $11.50 per share.

Concurrently with the execution of the Business Combination Agreement, IQM entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) with institutional and other accredited investors, including certain RAAQ Insiders (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, substantially concurrently with the Closing, an aggregate of approximately 13.4 million IQM Shares, including in the form of IQM ADSs (collectively, the “PIPE Shares”), for a purchase price of $10.00 per PIPE Share in a private placement, for an aggregate amount of approximately $134 million (the “PIPE Investment Amount”).

Prior to the Merger Effective Time, IQM will establish and sponsor an American depositary share (ADS) facility with     , in its capacity as depositary for the IQM ADSs (the “Depositary”) and cause a registration statement on Form F-6 to be filed with the SEC for the issuance of the IQM ADSs.

At or prior to the Merger Effective Time, IQM will (i) allot and issue to the Depositary (or its custodian) such number of IQM Shares as are necessary to deliver the IQM ADSs constituting the Merger Consideration to the shareholders of RAAQ entitled thereto, and (ii) instruct the Depositary to issue and distribute the IQM ADSs to the shareholders of RAAQ entitled thereto, in each case in accordance with the Business Combination Agreement. Additionally, after the Closing, IQM will allot and issue IQM Shares for deposit with the Depositary for delivery as IQM ADSs upon exercise of IQM Warrants by the holders thereof.

Concurrently with the execution and delivery of the Business Combination Agreement, RAAQ, IQM and the RAAQ Insiders entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, each RAAQ Insider, among other things, agreed to vote or cause to be voted the RAAQ Ordinary Shares held by such RAAQ Insider in favor of the RAAQ Shareholders’ Approval (as defined herein). In addition,

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effective as of and conditioned upon the Closing, the Sponsor agreed to forfeit (i) 1,375,000 Founder Shares for no consideration and (ii) up to 3,725,000 Private Placement Warrants held by the Sponsor, with the number of Private Placement Warrants forfeited determined by the amount of remaining Trust Account proceeds at Closing, such that (x) if remaining proceeds are less than or equal to $100,000,000, all such RAAQ Warrants are forfeited, and (y) if remaining proceeds exceed $100,000,000, the Sponsor retains a number of such RAAQ Warrants equal to 3,725,000 multiplied by a fraction, the numerator of which is the remaining proceeds and the denominator of which is $175,000,000 (such forfeitures, the “Sponsor Forfeitures”). The RAAQ Insiders also agreed to transfer restrictions with respect to 70% of the IQM ADSs received at Closing, ending on the earlier of (a) one year after Closing, (b) the date on which the last sale price of IQM ADSs equals or exceeds $12.00 per IQM ADS for any 20 trading days within a 30 trading day period commencing at least 150 days after Closing, or (c) the completion of a liquidation, merger, share exchange, reorganization or similar transaction.

The RAAQ Units, RAAQ Class A Ordinary Shares, and RAAQ Warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAAQU,” “RAAQ” and “RAAQW,” respectively. Although IQM is not currently a public reporting company, following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus is a part and the Closing, IQM will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). IQM intends to apply for the listing of the IQM ADSs and IQM Warrants on      under the proposed symbols “    ” and “    ,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation to the Business Combination that IQM ADSs and IQM Warrants to be issued in connection with the Transactions are approved for listing on      (subject to official notice of issuance) (the “Listing Condition”). While trading on      is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that IQM’s securities will be listed on      or that a viable and active trading market will develop. In addition, IQM intends to apply for listing of the IQM Shares on Nasdaq Helsinki following the Business Combination under the proposed symbol     . In the event that the Listing Condition is waived in accordance with the terms of the Business Combination Agreement and such listings are not approved, there may be lack of liquidity available to holders of IQM ADSs, IQM Shares and IQM Warrants, and an active trading market of IQM ADSs, IQM Shares and IQM Warrants may not develop immediately upon the consummation of the Business Combination. See “Risk Factors — Risks Relating to Being a Public Company, Ownership of Our Securities and Other General Matters — The market price of our ADSs or public warrants may be volatile, which could cause the value of your investment to decline.”

IQM is an “emerging growth company” under applicable U.S. federal securities laws and is eligible for reduced public company reporting requirements. IQM is also a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, is exempt from certain disclosure requirements applicable to companies organized within the United States. In addition, as a foreign private issuer, IQM is permitted to follow the corporate governance practices of its home country, Finland, in lieu of the corporate governance standards of applicable to U.S. domestic companies. See “Summary of the Proxy Statement/Prospectus — Implications of Being an Emerging Growth Company” and “Summary of the Proxy Statement/Prospectus — Implications of Being a Foreign Private Issuer” for additional information.

Investing in the IQM Shares represented by IQM ADSs involves a high degree of risk. More information about RAAQ, IQM, and the Business Combination is contained in the accompanying prospectus. RAAQ and IQM encourage you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed in the section titled “Risk Factors” starting on page    of the accompanying proxy statement/prospectus.

This resale prospectus is dated    , 2026.

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NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE SECURITIES TO BE RESOLD BY THE SELLING SHAREHOLDERS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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SELLING SHAREHOLDERS

This section is part of the “resale prospectus” pertaining to the registration under the Securities Act of the resale by the Selling Shareholders of      IQM Shares represented by IQM ADSs. Each of the Selling Shareholders may sell all, some or none of such IQM Shares represented by IQM ADSs it holds. IQM will not receive any proceeds from any such offer or sale by the Selling Shareholders.

The table below sets forth the name of the Selling Shareholders and the aggregate number of IQM Shares represented by IQM ADSs that the Selling Shareholders may offer for sale pursuant to this prospectus. Percentages assume the no redemption scenario. For more information, see “Beneficial Ownership of Securities.”

Because the Selling Shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the IQM Shares represented by IQM ADSs covered by this prospectus, IQM cannot determine the number of such securities that will be sold, transferred or otherwise disposed of by the Selling Shareholders or the amount or percentage of securities that will be beneficially held by the Selling Shareholders upon termination of the resale.

Registration of the resale of IQM Shares represented by IQM ADSs does not mean that such securities necessarily will be offered or sold. IQM will not receive any proceeds from any such offer or sale by the Selling Shareholders, but will receive proceeds to the extent that the IQM Warrants are exercised for cash.

	Securities Owned Before the Offering		Securities to be Sold in The Offering	Securities Owned After the Offering
Name of Selling Shareholder	IQM Shares	Percentage of Class	IQM Shares	IQM Shares	Percentage of Class
RAAQ Sponsor LLC(1)
Peter Ort
Jeff Tuder
Robert Neal
Mark Smith
Eduardo Munemori
Jim Cornell
Dan Desjardins
Robert Van Belle
Curtis Weldon
David Moehring
Landon Downs

Total

(1)

The Sponsor was formed prior to the RAAQ IPO for the purpose of acting as the sponsor of RAAQ. Peter Ort and Jeff Tuder are the managing members of RAAQ Sponsor LLC and have voting and investment discretion over the securities held by RAAQ Sponsor LLC. Mr. Ort is the Co-Chairman and Principal Executive Officer of RAAQ prior to the Business Combination and is expected to become a director of IQM at the Closing. Mr. Tuder is the Co-Chairman and Chief Financial Officer of RAAQ prior to the Business Combination and is expected to become a non-executive director of IQM at the Closing. The business address of the Sponsor is c/o Real Asset Acquisition Corp., 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of the IQM Shares represented by IQM ADSs being offered under this resale prospectus on any stock exchange, market or trading facility on which such securities are traded or in private transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	coverage of short sales made after the date that the registration statement of which this resale prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with any of the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The IQM Shares represented by IQM ADSs may also be sold, under Rule 144 under the Securities Act, if available for the Selling Shareholders, rather than under this resale prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

Each of the Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

In addition, any of the Selling Shareholders may elect to make an in-kind distribution of securities to its members pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of IQM (or to the extent otherwise required by law), IQM may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

If broker-dealers are used in the sale of the IQM Shares represented by IQM ADSs offered under this resale prospectus, the Selling Shareholders will sell such IQM Shares represented by IQM ADSs to such broker-dealers as principals. They may then resell the IQM Shares represented by IQM ADSs to the public at varying prices determined by the broker-dealers at the time of resale. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this resale prospectus are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the

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Securities Act. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discount under the Securities Act. To the extent that broker-dealers are used in the sale of the IQM Shares represented by IQM ADSs offered under this resale prospectus, any such broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this resale prospectus unless and until IQM sets forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this resale prospectus or, if required, in a replacement resale prospectus included in a post-effective amendment to the registration statement of which this resale prospectus is a part. Because the Selling Shareholders is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this resale prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Any FINRA member firm participating in the resale, on behalf of Selling Shareholders, of the securities on a principal or agency basis shall satisfy the filing and disclosure requirements of Rule 5110 and NASD Notice to Members 88-101, and shall not receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by the Selling Shareholders.

If any of the IQM Shares represented by IQM ADSs offered for sale pursuant to this resale prospectus are transferred other than pursuant to a sale under this resale prospectus, then subsequent holders could not use this resale prospectus until a post-effective amendment or prospectus supplement, is filed, naming such holders. IQM offers no assurance as to whether the Selling Shareholders will sell all or any portion of the shares offered under this resale prospectus.

IQM has agreed to pay all fees and expenses it incurs incident to the registration of the shares being offered under this resale prospectus. However, the Selling Shareholders and subsequent purchaser is responsible for paying any discount, and similar selling expenses it incurs.

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Finnish legal scholars have held it to be possible for a Finnish company to indemnify, at least to some extent, individual members of its board of directors and the chief executive officer against claims for damages made by shareholders or third parties through limitations introduced in the articles of association, or individual indemnity undertakings. Depending on whether the undertaking is granted to all board members or if the undertaking is comparable to management remuneration, the granting of the indemnification undertaking may have to be resolved by the general meeting. The exact scope of, and prerequisites for such indemnity undertakings under Finnish law is not clear, but they cannot be used to limit IQM’s right to claim damages from the members of its board of directors or the chief executive officer for wilful misconduct or gross negligence. According to the Finnish Companies Act, the right of shareholders or third parties to claim damages cannot be restricted in the articles of association. However, these rules do not prevent a Finnish limited company from taking out a directors and officers liability insurance for the benefit of the members of its board of directors and officers.

The Amended IQM Articles contain no provisions under which any member of the board of directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such. Article 8 of the Amended IQM Articles, however, provides inter alia, that “at the Annual General Meeting, the following shall be … decided: … the discharge from liability of the members of the Board of Directors and the CEO”.

We maintain liability insurance for our board of directors and certain of our officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of February 22, 2026, by and among RAAQ, IQM, Merger Sub and LuxCo. (included as Annex A to the proxy statement/prospectus).

2.2	Form of Plan of Merger (included as Annex B to the proxy statement/prospectus)

3.1*	Articles of Association of IQM Finland Oy in effect prior to the Closing

3.2	Form of Amended IQM Articles (included as Annex C to the proxy statement/prospectus)

3.3	Amended and Restated Memorandum and Articles of Association of RAAQ (incorporated by reference to Exhibit 3.1 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

4.1*	Specimen Class A Ordinary Share Certificate of IQM

4.2*	Specimen IQM Warrant Certificate of IQM

4.3*	Deposit Agreement

4.4*	Form of American Depositary Receipt

4.5	Specimen Certificate of RAAQ Unit (incorporated by reference to Exhibit 4.1 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

4.6	Specimen Certificate of RAAQ Class A Ordinary Share (incorporated by reference to Exhibit 4.2 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

Exhibit Number	Description

4.7	Specimen Certificate of RAAQ Warrant (incorporated by reference to Exhibit 4.3 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

4.8	Warrant Agreement, dated April 28, 2025, by and between RAAQ and Lucky Lucko, Inc. d/b/a/ Efficiency, as warrant agent (incorporated by reference to Exhibit 4.1 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

4.9*	Warrant Agreement by and among IQM and Kreos Capital VII Aggregator scsp, dated December 23, 2025.

4.10	Form of Warrant Assignment Agreement, by and among RAAQ, IQM, the Existing Warrant Agent and the New Warrant Agent (incorporated by reference to Exhibit 10.7 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex I to the proxy statement/prospectus).

5.1*	Opinion of Borenius Attorneys Ltd. as to validity of Ordinary Shares of IQM

5.2*	Opinion of Cooley LLP as to the warrants of IQM

10.1	Sponsor Support Agreement, dated as of February 22, 2026, by and among RAAQ, Sponsor, IQM and RAAQ Insiders (incorporated by reference to Exhibit 10.4 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex D to the proxy statement/prospectus).

10.2	Form of IQM Shareholder Lock-up Agreement, by and among RAAQ, IQM and certain shareholders of IQM (incorporated by reference to Exhibit 10.4 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex E to the proxy statement/prospectus) .

10.3	Form of IQM Shareholder Voting Support Agreement, by and between RAAQ, IQM and certain shareholders of IQM (incorporated by reference to Exhibit 10.4 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex F to the proxy statement/prospectus).

10.4	Investment Management Trust Agreement, dated April 28, 2025, by and between RAAQ Efficiency, as trustee (incorporated by reference to Exhibit 10.2 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.5	Registration Rights Agreement, dated April 28, 2025, by and among the RAAQ, Sponsor, and the other holders party thereto (incorporated by reference to Exhibit 10.3 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.6	Private Placement Warrants Purchase Agreement, dated April 28, 2025, by and between RAAQ and Sponsor (incorporated by reference to Exhibit 10.4 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.7	Private Placement Warrants Purchase Agreement, dated April 28, 2025, by and between RAAQ, Cohen and Clear Street (incorporated by reference to Exhibit 10.5 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.8	Letter Agreement, dated April 28, 2025, by and among RAAQ, Sponsor and each of the executive officers and directors of RAAQ (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.9	Administrative Services Agreement, dated April 28, 2025, by and between RAAQ and Sponsor (incorporated by reference to Exhibit 10.6 to RAAQ’s Current Report on Form 8-K (File No. 001-42613), filed with the SEC on May 1, 2025).

10.10	Promissory Note, dated December 11, 2024, issued to Sponsor (incorporated by reference to Exhibit 10.7 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

10.11	Securities Subscription Agreement, dated December 11, 2024, between Sponsor and RAAQ (incorporated by reference to Exhibit 10.8 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

Exhibit Number	Description

10.12	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to RAAQ’s Registration Statement on Form S-1 (File No. 333-284777), filed with the SEC on April 23, 2025).

10.13	Form of Subscription Agreement (Institutions), by and between IQM and PIPE Investors (incorporated by reference to Exhibit 10.4 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex G-1 to the proxy statement/prospectus).

10.14	Form of Subscription Agreement (Individuals), by and between IQM and PIPE Investors (incorporated by reference to Exhibit 10.5 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex G-2 to the proxy statement/prospectus).

10.15	Form of Registration Rights Agreement, by and among RAAQ, the RAAQ Insiders, IQM and certain shareholders of IQM (incorporated by reference to Exhibit 10.6 of RAAQ’s Current Report on Form 8-K filed with the SEC on February 23, 2026) (included as Annex H to the proxy statement/prospectus).

10.16†††*	Form of IQM 2026 Long Term Incentive Plan

10.17†††*	IQM Employee Stock Option Plan I

10.18†††*	IQM Employee Stock Option Plan II

10.19†††*	IQM Employee Stock Option Plan III

10.20†††*	IQM Employee Stock Option Plan IV

10.21*	Loan and Security Agreement by and among IQM and Kreos Capital VII (UK) Limited, dated December 23, 2025.

10.22*	Lease Agreement by and between Julius Tallberg-Kiinteistöt Oyj as the Landlord and IQM Finland Oy as the Tenant regarding premises at Sinimäentie 6 C, 02360 Espoo, dated January 29, 2025

21.1*	List of subsidiaries of IQM

23.1	Consent of Ernst & Young AB, independent registered accounting firm for IQM

23.2	Consent of WithumSmith+Brown, P.C., independent registered accounting firm for RAAQ

23.3*	Consent of Borenius Attorneys Ltd. (included in Exhibit 5.1)

23.4*	Consent of Cooley LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

99.1*	Form of Proxy Card

99.2	Consent of Sierk Poetting to be named as a director

99.3	Consent of Alex Doll to be named as a director

99.4	Consent of Hannu Martola to be named as a director

99.5	Consent of Juha Vartiainen to be named as a director

99.6	Consent of Juho Sarvikas to be named as a director

99.7	Consent of Jeff Tuder to be named as a director

107	Filing Fee Table

*	To be filed by amendment.
†

Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

††

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

†††	Indicates a management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Espoo, Finland, on May 13, 2026.

IQM Finland Oy

By:	/s/ Jan Goetz
Name:	Jan Goetz
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jan Goetz and Jan Kürschner as an attorney-in-fact with full power of substitution for him in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent will do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jan Goetz	Chief Executive Officer	May 13, 2026
Jan Goetz	(Principal Executive Officer)

/s/ Jan Kürschner	Chief Financial Officer	May 13, 2026
Jan Kürschner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sierk Poetting	Director	May 13, 2026
Sierk Poetting	(Chairman)

/s/ Alex Doll	Director	May 13, 2026
Alex Doll

/s/ Hannu Martola	Director	May 13, 2026
Hannu Martola

/s/ Juha Vartiainen	Director	May 13, 2026
Juha Vartiainen

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized U.S. representative of IQM Finland Oy, has signed this registration statement in the city of Munich, Germany on May 13, 2026.

IQM US, INC.

By:	/s/ Jan Kürschner
Name:	Jan Kürschner
Title:	Chief Financial Officer